Exhibit 99.1

Palladium Holdings Pty Ltd Scheme Booklet For the proposed acquisition of Palladium Holdings Pty Ltd ACN 640 464 197 (Palladium) by Palladium Global Corporation (the Bidder), a Subsidiary of Global Infrastructure Solutions Inc. (GISI) by way of scheme of arrangement. VOTE IN FAVOUR THE PALLADIUM BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOUR OF THE SCHEME RESOLUTION TO IMPLEMENT THE SCHEME IN THE ABSENCE OF A SUPERIOR PROPOSAL. THE INDEPENDENT EXPERT HAS ALSO CONCLUDED THAT THE SCHEME IS FAIR AND REASONABLE AND IN THE BEST INTERESTS OF THE PALLADIUM SHAREHOLDERS. A Notice of Scheme Meeting is included as Annexure F to this Scheme Booklet, and a Proxy Form for the Scheme Meetings accompanies this Scheme Booklet. The Scheme Meeting is scheduled to be held at 10:00am (Brisbane, Queensland AEST) on 6 May 2022 at Level 7, 307 Queen Street, Brisbane, Queensland 4000. This Scheme Booklet is an important document and requires your immediate attention. You should read it in its entirety, and consider its contents carefully, before deciding whether to vote in favour of the Scheme Resolution to Implement the Scheme. If you are in any doubt about what you should do, you should consult with a financial, legal, taxation or other professional adviser. If you have any questions in relation to this Scheme Booklet or the Scheme, please contact Riley Bristow, Corporate Legal Counsel on +61 7 3025 8508, Monday to Friday between 9:00am to 6:00pm (Brisbane, Queensland AEST) or Gillie Slater, General Counsel on +44 7557 387 565, Monday to Friday between 9:00am to 6:00pm (London, United Kingdom GMT).

1 Contents 1 Letter from the Chairman of Palladium .................................................................................. 5 2 Letter from the Chairman of GISI ........................................................................................... 9 3 Timetable and key dates ...................................................................................................... 10 4 Actions for Palladium Shareholders ..................................................................................... 11 5 Frequently asked questions ................................................................................................. 14 6 Key considerations relevant to your vote ............................................................................. 25 7 Overview of the Scheme ...................................................................................................... 29 8 Overview of Palladium ......................................................................................................... 37 9 Overview of GISI .................................................................................................................. 59 10 Overview of the Merged Group ............................................................................................ 80 11 Taxation implications ........................................................................................................... 95 12 Risk factors ........................................................................................................................ 100 13 Foreign Shareholders ........................................................................................................ 112 14 Additional information ........................................................................................................ 117 15 Glossary ............................................................................................................................. 125 Annexure A – Independent Expert’s Report ................................................................................... 136 Annexure B – Scheme Implementation Agreement ....................................................................... 137 Annexure C – Scheme .................................................................................................................... 138 Annexure D – Deed Poll ................................................................................................................. 139 Annexure E – Deed of Covenant .................................................................................................... 140 Annexure F – Notice of Scheme Meeting ....................................................................................... 141 Annexure G – Body Corporate Representative Form .................................................................... 146 Annexure H – GISI Constituent Documents and GISI Stockholders Agreement ........................... 148 Annexure I – PGHI Constituent Documents and PGHI Stockholders Agreement ......................... 149 Annexure J – Merged Group corporate governance summary ...................................................... 150 Annexure K – Rights and liabilities attaching to PGHI Shares and GISI Shares ........................... 153 Annexure L – PIC Agreement ......................................................................................................... 162 Annexure M – Minimum Hold Period Deed Poll ............................................................................. 163

2 Important notices General This Scheme Booklet is important and requires your immediate attention. You should read this Scheme Booklet in full before making any decision as to how to vote at the Scheme Meeting. This Scheme Booklet provides Palladium’s Shareholders with information about the proposed acquisition of Palladium by the Bidder, a Subsidiary of GISI. Nature of this Scheme Booklet This Scheme Booklet includes the explanatory statement for the Scheme required by sub-section 412(1) of the Corporations Act. This Scheme Booklet does not constitute or contain an offer to Palladium Shareholders, or a solicitation of an offer from Palladium Shareholders, in any jurisdiction. This Scheme Booklet is not a disclosure document required by Chapter 6D of the Corporations Act. Sub-section 708(17) of the Corporations Act provides that Chapter 6D of the Corporations Act does not apply in relation to arrangements under Part 5.1 of the Corporations Act approved at a meeting held as a result of an order under sub-section 411(1) of the Corporations Act. Instead, Palladium Shareholders asked to vote on an arrangement at such a meeting must be provided with an explanatory statement as referred to above. ASIC A copy of this Scheme Booklet has been registered by ASIC for the purposes of sub- section 412(6) of the Corporations Act. ASIC has been given the opportunity to comment on this Scheme Booklet in accordance with sub-section 411(2) of the Corporations Act. Neither ASIC, nor any of its officers, takes any responsibility for the contents of this Scheme Booklet. ASIC has been requested to provide a statement, in accordance with sub-section 411(17)(b) of the Corporations Act, that it has no objection to the Scheme. If ASIC provides that statement, it will be produced to the Court at the time of the Second Court Hearing to approve the Scheme. Important notice associated with Court order under sub-section 411(1) of the Corporations Act The fact that, under sub-section 411(1) of the Corporations Act, the Court has ordered that the Scheme Meeting be convened and has approved the explanatory statement required to accompany the Notice of Scheme Meeting does not mean that the Court: has formed any view as to the merits of the proposed Scheme or as to how Palladium Shareholders should vote (on this matter Palladium Shareholders must reach their own conclusion); has prepared, or is responsible for the content of, the explanatory statement; or has approved or will approve the terms of the Scheme. Notice of Scheme Meeting The Notice of Scheme Meeting is set out in Annexure F. Notice of Second Court Hearing At the Second Court Hearing, the Court will consider whether to approve the Scheme following the vote at the Scheme Meeting. Any Palladium Shareholder may appear at the Second Court Hearing, expected to be held at 10.15 am (Sydney time) on 16 May 2022 at the Federal Court of Australia in Sydney. Any Palladium Shareholder who wishes to oppose approval of the Scheme at the Second Court Hearing may do so by filing with the Court and serving on Palladium a notice of appearance in the prescribed form together with any affidavit that the Palladium Shareholder proposes to rely on. Defined terms Capitalised terms used in this Scheme Booklet are defined in Section 15.1 of this Scheme Booklet. Section 15.2 of this Scheme Booklet also sets out some rules of interpretation which apply to this Scheme Booklet. Some of the documents reproduced in the annexures to this Scheme Booklet have their own defined terms, which are sometimes different from those set out in Section 15.1. No investment advice This Scheme Booklet has been prepared without reference to the investment objectives, financial and tax situation or particular needs of any Palladium Shareholder or any other person. The information and recommendations contained in this Scheme Booklet do not constitute, and should

3 not be taken as, financial product advice. The Palladium Board encourages you to seek independent financial and tax advice before making any investment decision and any decision as to whether or not to vote in favour of the Scheme. This Scheme Booklet should be read in its entirety before making a decision on whether or not to vote in favour of the Scheme. In particular, it is important that you consider the potential risks if the Scheme does not proceed, as set out in Section 12 of this Scheme Booklet, and the views of the Independent Expert set out in the Independent Expert's Report contained in Annexure A. If you are in doubt as to the course you should follow, you should consult your legal, financial, tax or other professional adviser. Forward looking statements Some of the statements appearing in this Scheme Booklet (including in the Independent Expert's Report) may be in the nature of forward looking statements. Forward looking statements or statements of intent in relation to future events in this Scheme Booklet (including in the Independent Expert's Report) should not be taken to be forecasts or predictions that those events will occur. Forward looking statements generally may be identified by the use of forward looking words such as 'believe', 'aim', 'expect', 'anticipate', 'intending', 'foreseeing', 'likely', 'should', 'planned', 'may', 'estimate', 'potential', or other similar words. Similarly, statements that describe the objectives, plans, goals, intentions or expectations of Palladium, PGHI, the Bidder, GISI or the Merged Group are or may be forward looking statements. You should be aware that such statements are only opinions and are subject to inherent risks and uncertainties. Those risks and uncertainties include factors and risks specific to Palladium, PGHI or GISI, and/or the industries in which they operate, as well as general economic conditions, prevailing exchange rates and interest rates and conditions in financial markets. Actual events or results may differ materially from the events or results expressed or implied in any forward looking statement and deviations are both normal and to be expected. Neither Palladium, PGHI, the Bidder nor GISI, nor any of their respective affiliates, officers, directors, employees or Advisers or any person named in this Scheme Booklet or involved in the preparation of this Scheme Booklet makes any representation or warranty (either express or implied) as to the accuracy or likelihood of fulfilment of any forward looking statement, or any events or results expressed or implied in any forward looking statement. Accordingly, you are cautioned not to place undue reliance on those statements. The forward looking statements in this Scheme Booklet reflect views held only at the date of this Scheme Booklet. Subject to any continuing obligations under the Corporations Act, Palladium, PGHI, the Bidder and GISI, and their respective officers, directors, employees and Advisers, disclaim any obligation or undertaking to distribute after the date of this Scheme Booklet any updates or revisions to any forward looking statements to reflect (a) any change in expectations in relation to such statements; or (b) any change in events, conditions or circumstances on which any such statement is based. Responsibility statement Palladium has prepared, and is responsible for, the Palladium Information. Neither PGHI, the Bidder, GISI nor any of its Subsidiaries, nor any of their respective, directors, officers, employees or Advisers assumes any responsibility for the accuracy or completeness of such information. PGHI, the Bidder and GISI have prepared, and are responsible for, the GISI Information. Neither Palladium nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Advisers assumes any responsibility for the accuracy or completeness of such information. Ernst & Young Strategy and Transactions Limited has prepared the Independent Expert’s Report (as set out in Annexure A of this Scheme Booklet) and takes responsibility for that report. Neither Palladium, PGHI, the Bidder nor GISI nor any of their respective Subsidiaries, directors, officers, employees or Advisers assumes any responsibility for the accuracy or completeness of the information contained in the Independent Expert's Report. No consenting party has withdrawn their consent to be named before the date of this Scheme Booklet. Foreign jurisdictions The release, publication or distribution of this Scheme Booklet in jurisdictions other than Australia may be restricted by law or regulation in such other jurisdictions and persons outside of Australia who come into possession of this Scheme Booklet should seek advice on and observe any such restrictions. Any failure to comply with such restrictions may constitute a violation of applicable laws or regulations. This Scheme Booklet has been prepared in accordance with Australian law and the information contained in this Scheme Booklet may not be the same as that which would have been disclosed if this Scheme Booklet had been

4 prepared in accordance with the laws and regulations outside Australia. It is important that shareholders who are not Australian resident taxpayers or who are liable for tax outside Australia seek specific taxation advice in relation to the Australian and overseas tax consequences of the Schemes. Section 13 of the Scheme Booklet provides further information as to the Palladium Shareholders who are Foreign Shareholders. Charts and diagrams Any diagrams, charts, graphs or tables appearing in this Scheme Booklet are illustrative only and may not be drawn to scale. Unless stated otherwise, all data contained in diagrams, charts, graphs and tables is based on information available as at 31 January 2022. Any discrepancies in any chart, graph or table between totals and sums of amounts presented or listed therein or to previously published financial figures are due to rounding. Timetable and dates All times and dates referred to in this Scheme Booklet are times and dates in Brisbane, Queensland, Australia, unless otherwise indicated. All times and dates relating to the Implementation of the Scheme referred to in this Scheme Booklet may change and, among other things, are subject to all necessary approvals from Government Agencies. Tax implications of the Scheme If the Scheme becomes Effective, there will be tax consequences for the Scheme Shareholders which may include tax being payable. For further detail regarding general Australia tax consequences of the Scheme, refer to Section 11. The tax treatment may vary depending on the nature and characteristics of Palladium Shareholders and their specific circumstances. Accordingly, Palladium Shareholders should seek professional tax advice in relation to their particular circumstances. Privacy Palladium may collect personal information in the process of Implementing the Scheme. The type of information that it may collect about you includes your name, contact details and information on your shareholding in Palladium and the names of persons appointed by you to act as a proxy, attorney or corporate representative at the Scheme Meeting as relevant to you. The collection of some of this information is required or authorised by the Corporations Act. The primary purpose of the collection of personal information is to assist Palladium, PGHI, the Bidder and GISI to conduct the Scheme Meeting and Implement the Scheme, including to provide the Scheme Consideration. Without this information, Palladium, PGHI, the Bidder and GISI may be hindered in their ability to issue this Scheme Booklet and Implement the Scheme, including to provide the Scheme Consideration. Personal information of the type described above may be disclosed to the PGHI and GISI's share registries (to enable the provision of the Scheme Consideration), third party service providers (including print and mail service providers and parties otherwise involved in the conduct of the Scheme Meeting), authorised securities brokers, professional Advisers, Related Bodies Corporate of Palladium, Government Agencies, and also where disclosure is otherwise required or allowed by law. Palladium Shareholders who are individuals and the other individuals in respect of whom personal information is collected as outlined above have certain rights to access the personal information collected in relation to them. If you would like to obtain details of the information about you held by Palladium in connection with Palladium Shares, please contact Palladium by email at companysecretary@thepalladiumgroup.com. Palladium Shareholders who appoint an individual as their proxy, attorney or corporate representative to vote at the Scheme Meeting should ensure that they inform such an individual of the matters outlined above. Further information about how Palladium collects, uses and discloses personal information is contained in our Privacy Policy on the Palladium website located at https://thepalladiumgroup.com/privacy. Date of Scheme Booklet This Scheme Booklet is dated 6 April 2022.

Section 1 – Letter from the Chairman of Palladium 5 1 Letter from the Chairman of Palladium Dear Palladium Shareholder, On behalf of the Palladium Board, I am pleased to provide you with this Scheme Booklet in relation to the proposed acquisition of Palladium Holdings Pty Ltd (Palladium) by Palladium Global Corporation (the Bidder), a Subsidiary of Global Infrastructure Solutions Inc. (GISI) (the Transaction). The Transaction is to be completed via a scheme of arrangement (the Scheme). The purpose of this Scheme Booklet is to provide you with information to assist in making your determination as to how to vote at the Scheme Meeting. Overview of the Scheme Under the Scheme, the Bidder proposes to acquire all the shares in Palladium for a mix of cash, PGHI Shares and GISI Shares. If the Scheme is approved by the Palladium Shareholders and Implemented, the Bidder, a Subsidiary of GISI (and also a Subsidiary of PGHI), will acquire all of your Palladium Shares. For each Palladium Share held at the Record Date you will receive the Scheme Consideration which is comprised of three components: Cash Consideration of USD$51.13; scrip consideration of 0.4088 New GISI Shares (representing Class A common stock in the capital of GISI); and scrip consideration of 1 New PGHI Share (representing an indirect interest retained in Palladium via PGHI, a new Delaware incorporated holding company approximately equivalent to 20% of your current shareholding). The Scheme can only proceed if, among other conditions, the Requisite Majority of Palladium Shareholders approve it. This requires more than 50% of shareholders present and voting, and at least 75% of votes cast, at the Scheme Meeting to be in favour of the Scheme. The Scheme subsequently also requires Court approval. Reasons why you may consider voting in favour of the Scheme The Palladium Board considers that Palladium Shareholders may consider voting in favour of the Scheme for the following reasons: The Palladium Board unanimously recommends that you vote in favour of the Scheme Resolution at the Scheme Meeting, in the absence of a Superior Proposal; The Independent Expert has concluded that the Scheme is fair and reasonable and therefore is in the best interests of Palladium Shareholders; Retaining an indirect interest in Palladium as part of the Scrip Consideration provides the opportunity to maintain an interest in the future growth strategy of Palladium; Receiving PGHI Shares and GISI Shares as part of the Scrip Consideration provides Palladium Shareholders with the opportunity to become shareholders in a leading services platform and share the proposed benefits created by the Scheme; The Scheme provides a liquidity mechanism for Palladium Shareholders; No Superior Proposal has emerged as at the date of this Scheme Booklet; and No brokerage or duty.

Section 1 – Letter from the Chairman of Palladium 6 Please refer to Section 6.1 for further detail. We are appreciative of our shareholders who have supported the company to date. Importantly, this Transaction enables all Palladium Shareholders to realise an attractive Scheme Consideration in the near term (subject to the Scheme becoming Effective), as well as ongoing participation as a shareholder in PGHI and GISI. The Palladium Board entered into a Scheme Implementation Agreement with GISI after an extensive global search for a new cornerstone shareholder to support the next phase of growth. GISI was selected as an experienced and well capitalised partner with a strong cultural and strategic fit with Palladium. Importantly, GISI shares our vision and is focused on enabling Palladium to grow and increase our global impact. GISI is also partly employee owned, similar to Palladium. The principle of employee ownership is reflected in the Scheme Consideration and the corporate structure of both PGHI and GISI, enabling continued employee ownership going forward. Reasons why you may consider voting against the Scheme: Despite the recommendations of the Palladium Board, there are also reasons why Palladium Shareholders may consider voting against the Scheme: You may wish to maintain your current direct investment in Palladium only or may wish to not have exposure to GISI’s business, portfolio or risk profile; You may disagree with the Palladium Board’s unanimous recommendation or the Independent Expert’s conclusion; The tax consequences of the Scheme may not be suitable for you or be otherwise adverse; You may believe that there is potential for a Superior Proposal to be made in the foreseeable future; or You may disagree with the liquidity arrangements proposed by the Scheme. Please refer to Section 6.2 for further detail. Palladium Board recommendation The Palladium Board unanimously recommends that you vote in favour of the Scheme in the absence of a Superior Proposal. Each Palladium Director intends to vote all the Palladium Shares held or controlled by them in favour of the Scheme in the absence of a Superior Proposal. As at the date of this Scheme Booklet, the Palladium Directors hold in aggregate a Relevant Interest in approximately 56.7% of all Palladium Shares on issue. In forming its recommendation, the Palladium Board considered the advantages and disadvantages of the Scheme proceeding. A summary of the reasons you may wish to consider in determining whether to vote in favour of, or against, the Scheme is set out in Sections 6.1 and 6.2 respectively. When considering the recommendation of the Palladium Board to vote in favour of the Scheme, which appears a number of times throughout this Scheme Booklet, Palladium Shareholders should have regard to the personal interests of the Palladium Directors as detailed in Section 10.4 of this Scheme Booklet, namely that the Palladium Directors will each become directors of PGHI from Implementation. Palladium Shareholders should also consider Palladium Directors Christopher Hirst’s and my additional personal interests as New PIC Shareholders in the PIC Transaction which are set out in further detail in Section 8.18. The Palladium Board considers that, despite their incoming director appointments and, in Mr. Hirst’s and my case, our involvement in the PIC Transaction, it is appropriate for each of them to make a voting recommendation on the Scheme given their roles in the operation and management of Palladium and that Palladium Shareholders would wish to know their views in relation to the Scheme as the only Palladium Board members.

Section 1 – Letter from the Chairman of Palladium 7 PIC Transaction In considering whether or not to vote in favour of the Scheme, Palladium Shareholders should have regard to the interests of the New PIC Shareholders (who are a number of the existing Palladium Shareholders) as detailed in Section 8.18 (which sets out the New PIC Shareholders’ relevant shareholdings in PIC and the rationale and material terms of the PIC Agreement). The PIC Transaction has been implemented to satisfy the condition precedent under clause 3.1(1)(d)(iv) of the Scheme Implementation Agreement, in circumstances where that condition may not otherwise have been satisfied within the timetable set for Implementation of the Scheme. The Palladium Board considers that it is appropriate for each New PIC Shareholder to vote on the Scheme Resolution as the PIC Transaction does not provide any economic benefit to the New PIC shareholders and, indeed, the participation of the New PIC Shareholders in the PIC Transaction enabled the PIC Transaction to occur which enhances the likelihood of the Scheme being Implemented. Risks The Palladium Board considers that it is appropriate for Palladium Shareholders, in considering the Scheme, to be aware that there are a number of general risk factors as well as risks specific to Palladium and GISI and/or the industries in which it operates which could materially adversely affect the future operating and financial performance of Palladium, PGHI and GISI or the value of Palladium, PGHI and GISI. Section 12 outlines the risk factors relating to Palladium, PGHI and GISI and, if the Scheme proceeds, the Merged Group. These risks include risks relating to: the Merged Group operating risks (Section 12.2); PGHI Shares and GISI Shares (Section 12.3); the Scheme and the creation of the Merged Group specifically (Section 12.4); the Merged Group generally (Section 12.5); and the position if the Scheme does not proceed (Section 12.6). If the Scheme is Implemented, there is no guarantee that PGHI and GISI will pay or declare any dividends following Implementation of the Scheme. Under the PGHI Constituent Documents and the GISI Constituent Documents, the PGHI Board and GISI Board have the flexibility to not declare or pay any dividends (which is similar to the situation currently applying to Palladium). The payment of dividends is subject to the terms of GISI’s financing arrangements (See Section 9.10), applicable laws and future funding needs of PGHI and GISI. Independent Expert’s Report Palladium appointed Ernst & Young Strategy and Transactions Limited (Independent Expert) to prepare an Independent Expert’s Report assessing the merits of the Transaction, including an opinion as to whether the Scheme is fair and reasonable and therefore is in the best interests of Palladium Shareholders. The Independent Expert’s opinion is that the Scheme is fair and reasonable and therefore is in the best interests of Palladium Shareholders. In assessing “fairness” the Independent Expert assessed the value of a Palladium Share on a controlling basis as between AUD$78.06 and AUD$89.45 per Palladium Share. The Independent Expert has assessed the implied value of the Scheme Consideration which Scheme Shareholders will receive to be in the range of between AUD$99.36 and AUD$103.09 per Palladium Share, which is above the Independent Expert’s assessed valuation range of Palladium Shares. In assessing “reasonableness” the Independent Expert has considered the advantages, disadvantages and other factors that Palladium Shareholders should consider in forming their view as to whether or not to vote in favour of the Scheme Resolution required to effect the Scheme. The

Section 1 – Letter from the Chairman of Palladium 8 Independent Expert has determined that the potential advantages of the Scheme outweigh the potential disadvantages to Palladium Shareholders as a whole and, in the Independent Expert’s opinion, the Scheme is fair and reasonable and therefore in the best interests of Palladium Shareholders. The Independent Expert considered the PIC Transaction under which 100% of the shares in Palladium Impact Capital Limited (PIC) were transferred from Palladium Group Holdings Limited (PGHL) to eight Palladium Shareholders, being the ‘New PIC Shareholders’ (in satisfaction of the condition precedent under clause 3.1(1)(d)(iv) of the Scheme Implementation Agreement). In relation to the PIC Transaction, the Independent Expert noted that no economic benefit is being transferred from PGHL to the New PIC Shareholders nor is any cash being transferred to PGHL given the consideration is deferred. In other words, Palladium will retain its economic interest in PIC. A copy of the Independent Expert’s Report is included in Annexure A. The Palladium Board encourages you to read this report in its entirety. Action required Your vote is important regardless of how many shares you own in Palladium and I encourage you to vote on the Scheme at the Scheme Meeting. The Scheme Meeting will be held at Level 7, 307 Queen Street, Brisbane, Queensland at 10:00am (Brisbane, Queensland AEST) on 6 May 2022. If you wish the Scheme to proceed, it is important that you vote in favour of the Scheme Resolution. Information on how to vote on the Scheme is set out in the “How to vote” section of this Scheme Booklet (Section 4.3). The Scheme can only be Implemented if approved by Palladium Shareholders by the Requisite Majority at the Scheme Meeting and by the Court. Conditions Precedent to the Scheme proceeding The Scheme is subject to the approval of Palladium Shareholders and the Court. It also remains subject to a number of other Conditions Precedent, including regulatory approvals as set out in Section 7.6. Further information This Scheme Booklet sets out important information regarding the Scheme, including the reasons for the Palladium Directors’ recommendation and the Independent Expert’s Report. It also sets out reasons why you may wish to vote against the Scheme. If you have any questions in relation to this Scheme Booklet or the Scheme, please contact Riley Bristow, Corporate Legal Counsel on +61 7 3025 8508, Monday to Friday between 9:00am to 6:00pm (Brisbane, Queensland AEST) or Gillie Slater, General Counsel on +44 7557 387 565, Monday to Friday between 9:00am to 6:00pm (London, United Kingdom GMT). You are also encouraged to consult with a financial, legal, taxation or other professional advisor as appropriate. Thank you for your support of Palladium. Yours sincerely Kim Bredhauer Chair On behalf of Palladium Board

Section 2 – Letter from the Chairman of GISI 9 2 Letter from the Chairman of GISI Dear Palladium Shareholders, The Global Infrastructure Solutions Inc. (GISI) Board, together with the Palladium Board, is very pleased to provide you with the opportunity to participate in the combination of GISI and Palladium so that Palladium can accelerate realisation of its strategic vision with GISI as its partner. GISI is a leading employee-owned construction management and engineering and consulting firm, founded in 2016 by a group of experienced engineering and construction executives. Our family of diversified businesses serve clients throughout the United States, Canada, the U.K., and Ireland. Our construction services platform is STO Building Group Inc., and our general engineering and consulting services platform is Global Engineering & Consulting LLC. GISI invests in companies that seek accelerated growth, smooth ownership transition, diversification, and the opportunity for broad employee ownership, all while maintaining their legacies, brands, and self-management of their businesses. Since our founding, our family of companies has grown from a staff of approximately 1,500 to over 5,000. GISI’s mission is to empower our employees by enabling ownership, providing an atmosphere for growth synergies among its family members, and providing the necessary resources for such growth. GISI’s two platforms today deliver client services in physical infrastructure. Palladium will expand the opportunities for our clients by providing services that result in positive impacts on social infrastructure. As the line blurs between physical and social infrastructure and our clients need both, it is clear the combination of our businesses will be a unique offering for our clients. GISI embraces the importance of Palladium’s work to create a better world, and we look forward to Palladium joining the GISI family of companies The Palladium Board has unanimously recommended that you vote in favour of the Scheme, and each Palladium Director intends to vote in favour of the Scheme in respect of their holdings of Palladium Shares and any proxies placed at their discretion, in each case in the absence of a Superior Proposal. In addition, the Independent Expert has concluded that the Scheme is in the best interests of Palladium Shareholders, as set forth in its report. This Scheme Booklet provides you with important information in relation to the Scheme. Your vote is important to ensure that the Scheme is successful. On behalf of the GISI Board, I encourage you to vote in favour of the Scheme at the Scheme Meeting and look forward to welcoming you as a shareholder of the Merged Group following successful Implementation of the Scheme. Yours sincerely, Richard G. Newman Executive Chair, Global Infrastructure Solutions Inc.

Section 3 – Timetable and key dates 10 3 Timetable and key dates Event Time and date Date of this Scheme Booklet 6 April 2022 Scheme Meeting Proxy Forms Latest time and date for receipt of Proxy Forms (including proxies lodged via email) for the Scheme Meeting 10:00am (Brisbane time), 4 May 2022 Scheme Meeting Record Date Time and date for determining eligibility to vote at the Scheme Meeting 7:00pm (Brisbane time), on 4 May 2022 Scheme Meeting To be held at Level 7, 307 Queen Street, Brisbane, Queensland 4000 10.00am (Brisbane time), on 6 May 2022 If the Scheme is approved by the Requisite Majority of Palladium Shareholders at the Scheme Meeting Second Court Date For approval of the Scheme 10:15am (Sydney time), on 16 May 2022 Effective Date The date on which the Scheme becomes Effective and is binding on Scheme Shareholders Court order lodged with ASIC 17 May 2022 Record Date The date for determining entitlements to the Scheme Consideration 24 May 2022 Implementation Date Scheme Shareholders will receive the Scheme Consideration on the Implementation Date 31 May 2022 All times and dates in the above timetable, unless otherwise indicated, are references to the times and dates in Brisbane, Queensland, Australia and all such times and dates are subject to change. Palladium may vary any or all of these dates and times. Certain times and dates are conditional on the approval of the Scheme by Palladium Shareholders and by the Court. Any changes to times and dates will be announced by Palladium to Palladium Shareholders by email to the email address provided by the Palladium Shareholders to Palladium and noted on the Palladium Shareholder Portal (SharePoint) at https://palladiumgroup.sharepoint.com/Shareholders/SitePages/Home.aspx.

Section 4 – Actions for Palladium Shareholders 11 4 Actions for Palladium Shareholders 4.1 Carefully read this Scheme Booklet This Scheme Booklet contains information that is material to your decision whether or not to approve the Scheme by voting in favour of the Scheme Resolution. Accordingly, you should read this Scheme Booklet in its entirety before making a decision on how to vote on the Scheme Resolution. If you are in any doubt as to what you should do, you should also consult your legal, financial, tax or other professional adviser. Answers to some common questions are contained in Section 5 of this Scheme Booklet titled ‘Frequently asked questions’. If you have any additional questions about the Scheme Booklet please contact Riley Bristow, Corporate Legal Counsel on +61 7 3025 8508, Monday to Friday between 9:00am to 6:00pm (Brisbane, Queensland AEST) or Gillie Slater, General Counsel on +44 7557 387 565, Monday to Friday between 9:00am to 6:00pm (London, United Kingdom GMT). 4.2 Scheme Meeting Details The Court has ordered Palladium to convene the Scheme Meeting at which Palladium Shareholders will be asked to consider the Scheme. The details of the Scheme Meeting are as follows: Date: 6 May 2022 Time: 10.00 am (Brisbane time) Location: Level 7, 307 Queen Street, Brisbane, Queensland 4000 If you are a Palladium Shareholder at 7:00pm (Brisbane time) on 4 May 2022 (the Scheme Meeting Record Date), you are entitled to vote on the Scheme Resolution at the Scheme Meeting by attending and participating in the Scheme Meeting. Please monitor Palladium’s Shareholder Portal (SharePoint) at https://palladiumgroup.sharepoint.com/Shareholders/SitePages/Home.aspx where updates will be provided if it becomes necessary or appropriate to make alternative arrangements for the holding or conduct of the Scheme Meeting. In any event, updates will also be announced by Palladium to Palladium Shareholders by email to the email address provided by the Palladium Shareholders to Palladium. The Scheme Meeting may also be postponed or adjourned, including if satisfaction of a Condition Precedent is delayed. Any such postponement or adjournment will be announced by Palladium to Palladium Shareholders by email to the email address provided by the Palladium Shareholders to Palladium and noted on the Palladium Shareholder Portal (SharePoint) at https://palladiumgroup.sharepoint.com/Shareholders/SitePages/Home.aspx. The terms of the Scheme Resolution to be considered at the Scheme Meeting are contained in the Notice of Scheme Meeting in Annexure F of this Scheme Booklet. In order to proceed, the Scheme Resolution must be passed by the Requisite Majority of Palladium Shareholders present and voting at the Scheme Meeting (either in person or by proxy, attorney or, in the case of corporate Palladium Shareholders, corporate representative) being: a majority in number (more than 50%) of Palladium Shareholders; and at least 75% of the total number of votes cast on the Scheme Resolution at the Scheme Meeting by Palladium Shareholders. You are encouraged to vote by attending the Scheme Meeting or alternatively by appointing a proxy by completing and submitting the Proxy Form in accordance with the instructions on that form.

Section 4 – Actions for Palladium Shareholders 12 Voting is not compulsory. However, the Palladium Board of Directors unanimously recommend that Palladium Shareholders vote in favour of the Scheme in the absence of a Superior Proposal. If the Scheme Resolution is passed at the Scheme Meeting, Palladium will apply to the Court to approve the Scheme. 4.3 Voting Voting by poll Voting at the Scheme Meeting will be conducted by way of a poll. Palladium Shareholders will have one vote for each Palladium Share owned. Entitlement to vote Each Palladium Shareholder who is registered on the Palladium Share Register as the holder of a Palladium Share at 7:00pm (Brisbane time) on 4 May 2022, may vote at the Scheme Meeting, in person, by proxy, by attorney or, in the case of corporate Palladium Shareholders, by corporate representative. How to vote Each Palladium Shareholder who is entitled to vote can vote at the Scheme Meeting: in person, by attending the Scheme Meeting; by appointing a proxy to attend and vote on your behalf; by attorney; or in the case of a corporate shareholder, by corporate representative. Voting in person To vote in person at the Scheme Meeting, you must attend the Scheme Meeting. A Palladium Shareholder who wishes to attend and vote at the Scheme Meeting in person will be admitted to that meeting and given a voting card upon disclosure of their name and address at the point of entry to that meeting. Appointing a proxy If you are unable to, or do not wish to, attend the Scheme Meeting in person, you are encouraged to lodge a directed proxy vote by completing and submitting the Proxy Form in accordance with the instructions given on that form. A Palladium Shareholder who is entitled to cast two (2) or more votes may appoint two (2) proxies and may specify the proportion or number of votes each proxy is appointed to exercise. If no proportion or number is specified, each proxy may exercise half of the Palladium Shareholder’s votes. Proxy Forms, and any power of attorney (or authority) under which the Proxy Form is signed, must be hand delivered to Palladium’s registered office, mailed to Palladium’s postal address, or emailed to the email address specified below and received at least 48 hours prior to the time of the Scheme Meeting. Palladium (hand deliveries): Level 7, 307 Queen Street, Brisbane QLD 4000, Australia Palladium postal address: GPO Box 449, Brisbane QLD 4000, Australia Email for lodgement: companysecretary@thepalladiumgroup.com

Section 4 – Actions for Palladium Shareholders 13 The Proxy Form has been enclosed with the Notice of Scheme Meeting at Annexure F. To obtain a separate copy of the Proxy Form visit the Palladium Shareholder Portal (SharePoint) at https://palladiumgroup.sharepoint.com/Shareholders/SitePages/Home.aspx. Please read all instructions carefully before completing the Proxy Form. For further information on proxy voting, refer to the detailed instructions contained on the Proxy Form. Appointing an attorney Your attorney may attend the Scheme Meeting at which you are entitled to attend and vote and vote on your behalf. If you wish to vote by attorney at the Scheme Meeting, you must, if you have not already presented an appropriate power of attorney for notation, deliver to Palladium the original or certified copy of the power of attorney by email, post or by hand delivery, to the address as specified above, so that it is received before the meeting commences. Appointing a corporate representative A corporate shareholder, or body corporate appointed as a proxy, may appoint an individual as its representative to attend the Scheme Meeting and vote on its behalf. The appointment must comply with the Corporations Act. An authorised body corporate representative will be admitted to that meeting upon providing written evidence of their appointment including any authority under which it is signed, their name and address and the identity of their appointer. The Body Corporate Representative Form has been enclosed at Annexure G. To obtain a separate copy of the Body Corporate Representative Form visit the Palladium Shareholder Portal (SharePoint) at https://palladiumgroup.sharepoint.com/Shareholders/SitePages/Home.aspx. Please read all instructions carefully before completing the Body Corporate Representative Form. The Body Corporate Representative Form must be hand delivered to Palladium’s registered office, mailed to Palladium’s postal address, or emailed to the email address as specified above and received before the Scheme Meeting commences.

Section 5 – Frequently asked questions 14 5 Frequently asked questions Question Response Section Reference A. General What is a scheme of arrangement? A scheme of arrangement is a statutory arrangement facilitated by Part 5.1 of the Corporations Act between a company and its shareholders. Schemes are commonly used to effect the acquisition of shares in a target company or the merger of two companies. Schemes must be approved by a Requisite Majority of shareholders and the Court in order to become binding on the target company’s shareholders. N/A What is the Scheme I am being asked to consider? Palladium Shareholders are being asked to consider the proposed scheme of arrangement under which it is proposed that the Bidder will acquire 100% of the outstanding shares in Palladium, in return for which each Scheme Shareholder will receive the Scheme Consideration, being cash, New PGHI Shares and New GISI Shares, on the Implementation Date. If the Scheme is Implemented, Palladium Shareholders will collectively retain 20% indirect ownership of Palladium as they will be issued with 20% ownership in PGHI as part of the Scheme Consideration (through the New PGHI Shares). The Scheme requires approval by the Requisite Majority of Palladium Shareholders at the Scheme Meeting and approval by the Court at the Second Court Hearing in order to become Effective. A copy of the Scheme is contained in Annexure C. Section 7 Annexure C What is the Scheme Implementation Agreement and is it binding on me? The Scheme Implementation Agreement contains various undertakings by Palladium, PGHI, the Bidder and GISI to pursue and progress the Scheme. The key terms of the Scheme Implementation Agreement are summarised in Section 14.1. The Scheme Implementation Agreement is binding on Palladium, PGHI, the Bidder and GISI only and not on Palladium Shareholders. The Scheme will only become binding on Palladium Shareholders if and when the Scheme becomes Effective which will only occur if the Scheme is approved by the Requisite Majority of Palladium Shareholders at the Scheme Meeting, approved by the Court at the Second Court Hearing and a copy of the Court orders are lodged with ASIC. Annexure B Section 14.1 What should I do? The Palladium Board unanimously recommends that Palladium Shareholders vote in favour of the Scheme, in the absence of a Superior Proposal. Palladium Shareholders should read this Scheme Booklet carefully and in its entirety. Palladium Shareholders may also choose to consult independent financial, legal, taxation or other professional advisors as appropriate in relation to any of the information contained in this Scheme Booklet. Based on this Scheme Booklet and any independent advice you may receive, you should determine how you wish to vote on the Scheme. You are able to vote by attending the Scheme Meeting, or by appointing a Section 4.3 and Annexure F

Section 5 – Frequently asked questions 15 Question Response Section Reference proxy, attorney or, in the case of corporate Palladium Shareholders, a corporate representative, to vote on your behalf. Please refer to Section 4.3 and Annexure F for further information on how to vote on the Scheme. Who is the Bidder? The Bidder is an unlisted U.S. company, incorporated in the State of Delaware, on 15 March 2022 for the purposes of the Scheme. The Bidder is a Subsidiary of PGHI and GISI. The Bidder does not conduct business and does not own any assets or have any liabilities other than in connection with its incorporation, the entry into the Scheme Implementation Agreement and other Transaction documents in connection with the Scheme and the taking of such other actions as are necessary to facilitate the Implementation of the Scheme. Section 9.4 Who is PGHI? PGHI is an unlisted U.S. company, incorporated in the State of Delaware, on 7 February 2022 for the purposes of the Scheme. PGHI is a Subsidiary of GISI. PGHI does not conduct business and does not own any assets or have any liabilities other than in connection with its incorporation, the entry into the Scheme Implementation Agreement and other Transaction documents in connection with the Scheme and the taking of such other actions as are necessary to facilitate the Implementation of the Scheme. Section 9.4 Who is GISI? GISI is the parent company of the GISI Group. GISI’s business currently consists of two major platforms, being STO Building Group, a leading New York-based construction management firm, and Global Engineering and Consulting Services that was launched through the merger with LiRo Engineers, Inc. and affiliated entities. The GISI Group is composed of subsidiary legal entities that constitute its family of 13 partner company brands. Section 9 Who is entitled to participate in the Scheme? Persons who hold Palladium Shares on the Record Date can participate in the Scheme. Section 4.3 B. Scheme process What does the Palladium Board of Directors recommend? The Palladium Board unanimously recommends that Palladium Shareholders vote in favour of the Scheme, in the absence of a Superior Proposal. Each Palladium Director intends to vote any Palladium Shares held or individually controlled by them in favour of the Scheme at the Scheme Meeting, in the absence of a Superior Proposal. Section 7.8 What is the Independent Expert’s opinion? Palladium commissioned the Independent Expert, Ernst & Young Strategy and Transactions Limited, to prepare an Independent Expert’s Report in relation to the Scheme. The Independent Expert has concluded that the Scheme is fair and reasonable and in the best interests of Palladium Shareholders. A complete copy of the Independent Expert’s Report is contained in Annexure A. Section 7.9 Annexure A Why you may consider voting in favour of the Scheme In considering the Scheme, the Palladium Directors identified a number of benefits for Palladium Shareholders that could flow from the Scheme becoming Implemented. These benefits include: Section 6.1

Section 5 – Frequently asked questions 16 Question Response Section Reference 1. The Palladium Board unanimously recommends that you vote in favour of the Scheme at the Scheme Meeting, in the absence of a Superior Proposal; 2. The Independent Expert has concluded that the Scheme is fair and reasonable and therefore is in the best interests of Palladium Shareholders; 3. Retaining an indirect interest in Palladium as part of Scrip Consideration provides the opportunity to maintain an interest in the future growth strategy of Palladium; 4. Receiving PGHI Shares and GISI Shares as part of the Scrip Consideration provides Palladium Shareholders with the opportunity to become shareholders in a leading services platform and share the proposed benefits created by the Scheme; 5. The Scheme provides a liquidity mechanism for Palladium Shareholders; 6. No Superior Proposal has emerged as at the date of this Scheme Booklet; and 7. No brokerage or duty. Further detail is provided in Section 6.1. Why you may consider voting against the Scheme In considering the Scheme, the Palladium Directors acknowledge there may be potential disadvantages for Palladium Shareholders. These potential disadvantages include: 1. You may wish to maintain your current direct investment in Palladium only or may wish to not have exposure to GISI’s business, portfolio or risk profile; 2. You may disagree with the Palladium Board’s unanimous recommendation or the Independent Expert’s conclusion; 3. The tax consequences of the Scheme may not be suitable for you or be otherwise adverse; 4. You may believe that there is potential for a Superior Proposal to be made in the foreseeable future; or 5. You may disagree with the liquidity arrangements proposed by the Scheme. Further detail is provided in Section 6.2. Section 6.2 C. Consideration What will I receive if the Scheme is Implemented? If the Scheme is Implemented, it is intended that you will receive the Scheme Consideration comprising: USD$51.13 in cash; 1 New PGHI Share; and 0.4088 of a New GISI Share, Section 7.2

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Section 5 – Frequently asked questions

Question	Response	Section Reference
	for each Palladium Share you hold on the Record Date.	
What are PGHI Shares and GISI Shares, and what are the differences between holding them and holding shares in an Australian company?	PGHI Shares are shares of common stock in PGHI, a U.S. company incorporated in the state of Delaware. GISI Shares are shares of Class A common stock in GISI, a U.S. company incorporated in the state of Delaware. Upon Implementation, GISI, the parent entity of the GISI Group, will indirectly own 80% of all the PGHI Shares, and the remaining 20% of the PGHI Shares will be owned by the Scheme Shareholders. Upon receipt of the Scheme Consideration, Scheme Shareholders will cease to be shareholders in an Australian company and become shareholders in 2 U.S. corporations, PGHI and GISI, which were incorporated in Delaware, United States. The rights, privileges and preferences attaching to PGHI Shares and GISI Shares held by the Scheme Shareholders will therefore be governed by Delaware law (including the Delaware General Corporation Law) and other applicable U.S. laws and their respective certificate of incorporation and bylaws, and their respective stockholders' agreements. The rights and liabilities attaching to PGHI Shares and GISI Shares are discussed in Section 10.6 and Annexure K of this Scheme Booklet. Annexure K also provides a comparison between the rights attaching to the PGHI Shares and GISI Shares on the one hand and the rights attaching to Palladium Shares on the other hand.	Sections 7.4 and 10.6 and Annexure H, Annexure I and Annexure K.
How can I exit my holdings in GISI Shares and PGHI Shares received under the Scheme?	The GISI Stockholders Agreement and the PGHI Stockholders Agreement provide a put option right for the Scheme Shareholder who receives GISI Shares and PGHI Shares in the Scheme to sell a portion of their GISI Shares and PGHI Shares to GISI or PGHI (as applicable) each year, subject to certain exceptions. The put option right in connection with the New GISI Shares and New PGHI Shares is only exercisable after the expiration of a 12-month period from the date of issue of the Scrip Consideration (the **Minimum Hold Period**). It should be noted that transfers of GISI Shares and PGHI Shares are otherwise restricted under the GISI Stockholders Agreement and PGHI Stockholders Agreement (as applicable), except for transfers to permitted transferees and in accordance with wills, trusts and similar instruments, or otherwise called by GISI or PGHI (as applicable) based on the call right of GISI and PGHI (as applicable). Under the GISI Stockholders Agreement, a transferee must qualify as an "accredited investor" to be a "permitted transferee" in case of any transfer to affiliates, to members of a transferor's immediate family and in accordance with wills, trusts or retirement accounts. Please refer to Annexure K for a summary of the transfer restrictions, put options and the call rights in the GISI Stockholders Agreement and the PGHI Stockholders Agreement.	Sections 10.6,7.12, Annexure K, and Annexure M
I am a foreign Palladium Shareholder; how will I be treated under the Scheme?	All Palladium Shareholders are entitled to participate in the Scheme. Foreign Shareholders will participate on the same basis as the Palladium Shareholders and will receive the Scheme Consideration if the Scheme is Implemented. Foreign Shareholders should carefully consider Section 13 which sets out certain disclaimers relating to the Scheme depending on your country of residence.	Section 13
Can I choose to keep my	No. If the Scheme is Implemented, your Palladium Shares will be transferred to the Bidder and you will receive the Scheme Consideration.	Section 7.13

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Section 5 – Frequently asked questions 18 Question Response Section Reference Palladium Shares? Provided that the Scheme Resolution is passed by the Requisite Majority of Palladium Shareholders at the Scheme Meeting, the Scheme is approved by the Court at the Second Court Hearing and the Scheme becomes Effective, this will occur even if you did not vote on the Scheme or if you voted against the Scheme Resolution. Can I sell my Palladium Shares? No. Now that the procedure for the Scheme is underway there can be no trading in Palladium Shares until the process is completed. N/A Can I choose to receive only cash for my Palladium Shares? No. There is no option for Palladium Shareholders to elect to receive all cash in place of the Scheme Consideration (which is a combination of cash and new shares). On the Implementation Date, Scheme Shareholders will receive the Scheme Consideration comprising: USD$51.13 in cash; 1 New PGHI Share; and 0.4088 of a New GISI Share, for each Palladium Share you hold on the Record Date. Section 7.2 When will I receive the Scheme Consideration? If the Scheme becomes Effective, the Scheme Consideration will be provided to you on the Implementation Date currently expected to be 31 May 2022. If the Scheme Meeting is adjourned, or the Effective Date is otherwise delayed, the provision of the Scheme Consideration will also be delayed. Section 7.2 How will I be paid the Cash Consideration? The Cash Consideration will be paid in U.S. Dollars to Scheme Shareholders by electronic funds transfer into the bank account previously nominated by you to receive Palladium dividends. To the extent this bank account is not suitable to receive the Cash Consideration in U.S. Dollars, you can arrange with your bank an appropriate account to receive the Cash Consideration in U.S. Dollars. You are entitled to change the details of the bank account to receive the Cash Consideration by giving written notice to companysecretary@thepalladiumgroup.com at any time before the Record Date. If you do not nominate a bank account, payment will be made by sending a U.S. Dollar cheque, by pre-paid post to your Registered Address. Section 7.3 Why am I being paid the Cash Consideration in USD? GISI, as a US-based corporation, is offering a USD price for the Cash Consideration to Palladium Shareholders under the Transaction and there is no AUD alternative. While Palladium is an Australian incorporated company, the majority of Palladium Shares are in fact held by shareholders in other countries. You should ensure you nominate a bank account which is appropriate to receive the Cash Consideration in U.S. Dollars. In the event you are paid the Cash Consideration into a non-USD denominated bank account then the proceeds may be automatically converted into the specific currency of your nominated bank account and which may expose you to bank fees and foreign currency exchange rate risks (see Section 7.3 for further detail). You should consult with your bank, financial advisor or Section 7.3

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Section 5 – Frequently asked questions

Question	Response	Section Reference
	accountant as appropriate on the most efficient mechanism to receive the Cash Consideration.	
Will I have to pay brokerage?	You will not have to pay brokerage on the transfer of your Palladium Shares or the receipt of Scrip Consideration or Cash Consideration under the Scheme.	Section 7.15
How is the Cash Consideration being funded?	The maximum Cash Consideration payable by the Bidder in accordance with the Scheme is USD$224,066,897. The Cash Consideration will be funded by GISI with cash on hand and financing is not a condition to the Scheme.	Section 9.17
D. The Scheme Meeting		
What is the Scheme Meeting?	The Scheme Meeting is a meeting of Palladium Shareholders to consider and vote on the Scheme. The terms of the Scheme Resolution to be considered at the Scheme Meeting are contained in the Notice of Scheme Meeting in Annexure F of this Scheme Booklet.	Section 4.2 Annexure F
Who can vote at the Scheme Meeting?	Palladium Shareholders who are registered on the Palladium Share Register at **7.00pm (Brisbane time)** on **4 May 2022** will be entitled to vote at the Scheme Meeting.	Section 4.3
When and where will the Scheme Meeting be held?	The Scheme Meeting is scheduled to be held at **10:00am (Brisbane time)** on **6 May 2022** at Level 7, 307 Queen Street, Brisbane, Queensland 4000.	Section 4.2
How do I vote at the Scheme Meeting?	Each Palladium Shareholder who is entitled to vote can vote in person at the Scheme Meeting or appoint a proxy, attorney or, in the case of a corporate Palladium Shareholder, by corporate representative to attend and vote on your behalf at the Scheme Meeting.	Section 4.3 Annexure F
What choices do I have as a Palladium Shareholder?	As a Palladium Shareholder you have the following choices in relation to the Scheme: • vote in favour of the Scheme Resolution at the Scheme Meeting; • vote against the Scheme Resolution at the Scheme Meeting; or • do nothing.	For key considerations that may be relevant to your vote, see Section 6
What vote is required to approve the Scheme?	For the Scheme to proceed, the Scheme Resolution must be approved by the Requisite Majority of Palladium Shareholders present and voting at the Scheme Meeting (in person or by proxy, attorney or corporate representative), which is: • a majority in number (more than 50%) of Palladium Shareholders; and • at least 75% of the total number of votes cast on the Scheme Resolution at the Scheme Meeting. The Court has the discretion to waive the first of these two requirements, if it considers it appropriate to do so.	Section 7.7 Annexure F

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Section 5 – Frequently asked questions

Question	Response	Section Reference
What if I do not vote at the Scheme Meeting or do not vote in favour of the Scheme Resolution?	If you do not vote at the Scheme Meeting or do not vote in favour of the Scheme Resolution, then the Scheme may not be approved or Implemented. However, if the Scheme is approved by the Requisite Majority of Palladium Shareholders at the Scheme Meeting, then subject to the other Conditions Precedent being satisfied or waived and the Scheme becoming Effective, the Scheme will be Implemented. In that case, it will be binding on all Scheme Shareholders, including those who voted against the Scheme or did not vote.	Sections 7.13 and 7.14
Is voting compulsory?	No. Voting is not compulsory. However, the Palladium Directors believe that the Scheme is important for all Palladium Shareholders and the Palladium Directors unanimously recommend that you vote in favour of the Scheme in the absence of a Superior Proposal.	Annexure F
When will the result of the Scheme Meeting be known?	The result of the Scheme Meeting will be available shortly after the conclusion of the meeting and will be announced to Palladium Shareholders by email to the email address provided by the Palladium Shareholders to Palladium and noted on the Palladium Shareholder Portal (SharePoint) at https://palladiumgroup.sharepoint.com/Shareholders/SitePages/Home.aspx. Even if the Scheme Resolution is passed by the Requisite Majority of Palladium Shareholders at the Scheme Meeting, then subject to the other Conditions Precedent being satisfied or waived, the Scheme will not become Effective unless and until: • it is approved by the Court at the Second Court Hearing; and • the Court order is lodged with ASIC.	N/A
E. Implementation of the Scheme		
What will happen to Palladium if the Scheme becomes Effective and is Implemented?	If the Scheme is Implemented, the Bidder will acquire all of the Palladium Shares and Palladium will become a Subsidiary of GISI. As described elsewhere, however, Palladium Shareholders will continue to directly hold 20% of PGHI which holds 100% of the shares in the Bidder.	Section 7.13
Are there any conditions to be satisfied?	There are Conditions Precedent that will need to be satisfied or waived (where capable of waiver) before Palladium may apply to the Court for an order approving the Scheme and before the Scheme can then become Effective. The Conditions Precedent to the Scheme are summarised in Section 7.6 and set out in clause 3.1 of the Scheme Implementation Agreement. As at the date of this Scheme Booklet, the Palladium Directors are not aware of any reason why the Conditions Precedent should not be satisfied or waived (where capable of waiver).	Section 7.6
What is the PIC Transaction?	On 1 April 2022, PGHL and the New PIC Shareholders entered into the PIC Agreement under which 100% of the shares in PIC were transferred from PGHL to the New PIC Shareholders. By virtue of the PIC Transaction, the condition precedent in clause 3.1(1)(d)(iv) of the Scheme Implementation Agreement was satisfied.	Sections 7.6 and 8.18

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Section 5 – Frequently asked questions 21 Question Response Section Reference The New PIC Shareholders’ relevant shareholdings in PIC and the rationale and material terms of the PIC Agreement are set out in Section 8.18. What happens if the Scheme does not proceed? If the Scheme is not approved at the Scheme Meeting, or another condition to the Scheme is not satisfied or waived (where capable of waiver), the Scheme will not be Implemented. If the Scheme is not Implemented, Scheme Shareholders will not receive the Scheme Consideration but will retain their Palladium Shares. In these circumstances, Palladium will, in the absence of another proposal, continue to operate as a standalone company and you will continue to hold your Palladium Shares and continue to be exposed to risks and opportunities associated with your investment in Palladium. Section 7.14 F. Tax implications of the Scheme What are the Australian tax implications of the Scheme for Palladium Shareholders? A summary of the general Australian income tax, stamp duty and GST consequences for Palladium Shareholders who participate in the Scheme is set out in Section 11. Each Palladium Shareholder’s tax position will depend on their particular circumstances. Palladium Shareholders are urged to consult their own professional tax advisers as to the specific tax consequences to them of the Scheme, including the applicability and effect of income tax and other tax laws in their particular circumstances. Section 11 Am I entitled to scrip-for-scrip CGT roll-over relief? A summary of the scrip-for-scrip roll-over relief consequences for Australian income tax purposes is set out in Section 11.2. Palladium Shareholders who would otherwise make a capital gain for Australian income tax purposes on disposal of their Palladium Shares under the Scheme may choose scrip-for-scrip roll-over relief to the extent that the capital gain made on the disposal of their Palladium Shares is attributable to the receipt of New PGHI Shares. Scrip-for-scrip roll-over relief will not be available to Palladium Shareholders to the extent a capital gain made for Australian income tax purposes on the disposal of their Palladium Shares is attributable to the receipt of the Cash Consideration or New GISI Shares. Further, scrip-for- scrip roll-over relief will not be available where Palladium Shareholders make a capital loss for Australian income tax purposes on the disposal of their Palladium Shares. Section 11.2 G. Further questions Do I have to give any warranties in relation to my Palladium Shares? Yes, but limited to title and capacity only. An attractive feature of the Transaction is that you will not be required to provide a full suite of warranties in relation to your Palladium Shares. Section 7.11 When will the Scheme become Effective? If the Conditions Precedent are satisfied or (where applicable) waived and the Scheme is approved by the Requisite Majority of Palladium Shareholders at the Scheme Meeting, Palladium will apply to the Court to approve the Scheme at the Second Court Hearing. The Scheme will become Effective on the date on which the Court order approving the Scheme is lodged with ASIC. The Scheme is expected to Section 7.13

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Section 5 – Frequently asked questions

Question	Response	Section Reference
	become Effective on the Second Court Date or the Business Day following the Second Court Date.	
What happens if the Scheme is not Implemented?	If the Scheme is not Implemented: • you will not receive the Scheme Consideration; • you will retain your Palladium Shares; and • Palladium will continue to operate as a standalone entity.	Section 7.14
What happens if a Competing Proposal is proposed?	If a Competing Proposal is proposed to the Palladium Board prior to the Second Court Date, the Palladium Board will carefully consider the proposal and determine whether it is a Superior Proposal. Under the Scheme Implementation Agreement, Palladium must notify GISI of any Competing Proposal and its terms.	Section 14.1
Under what circumstances is a break fee payable?	Under the Scheme Implementation Agreement: • Palladium must pay GISI a Palladium Break Fee of USD$3,700,000 if certain specified events occur. • GISI must pay Palladium a GISI Break Fee of USD$3,700,000 if certain specified events occur. No Palladium Break Fee is payable if the Scheme does not proceed solely as a result of the Requisite Majority of Palladium Shareholders failing to approve the Scheme at the Scheme Meeting by the Requisite Majority. See Section 14.1 for a more detailed explanation of the circumstances in which a Palladium Break Fee or GISI Break Fee is payable.	Section 14.1
Who can I contact if I have further questions in relation to this Scheme Booklet or the Scheme?	If you have any further questions about this Scheme Booklet or the Scheme, you should: • seek independent legal, financial, tax or other professional advice; and • contact Riley Bristow, Corporate Legal Counsel on +61 7 3025 8508, Monday to Friday between 9:00am to 6:00pm (Brisbane, Queensland AEST) or Gillie Slater, General Counsel on +44 7557 387 565, Monday to Friday between 9:00am to 6:00pm (London, United Kingdom GMT).	N/A
H. Merged Group		
What is the Merged Group?	If the Scheme is Implemented, GISI will become the parent company of the Merged Group. Palladium and all of its Subsidiaries will become Subsidiaries of the Bidder, a newly incorporated indirect Subsidiary of GISI. Merged Group therefore is the combination of the GISI Group and the Palladium Group, as comprised by GISI and its Subsidiaries following Implementation of the Scheme.	Section 10
What are GISI's intentions in relation to the Merged Group if the Scheme proceeds?	• Palladium's corporate headquarters will remain in Brisbane, Australia, and its personnel organisational structure will also be unchanged. Palladium will be the foundation of GISI's third platform to provide social infrastructure program management and other sustainability, impact and "environmental, social, and governance" (**ESG**) services to GISI's clientele globally, and will be overseen by GISI in the same relatively autonomous fashion	Section 10.5

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Section 5 – Frequently asked questions 23 Question Response Section Reference as GISI’s other two (Construction Management and GECS) platforms. All administrative support functions will continue as they do today. As a member of the Merged Group, Palladium will continue to operate and conduct business in substantially the same fashion as it does today. The Merged Group will conduct a review of its operations and whilst the operations of Palladium post Implementation are not expected to change materially, final decisions regarding the employee requirements of the Merged Group will be made as part of the integration process and are subject to review. All Palladium employees will receive prior service credit for any future changes to benefit and other programs with such requirements. All of Palladium’s brand and corporate names will remain unchanged post Implementation. GISI and Palladium management will collaborate to develop appropriate short-term and long-term incentive arrangements for Palladium employees. Palladium’s existing equity-based employee incentive plans will no longer be applicable following Implementation of the Scheme. Upon Implementation of the Scheme, any outstanding Bonus Unit awards of Palladium and its Subsidiaries held by employees will be treated as vested. Who will the directors of GISI be? The directors of GISI will remain the same following Implementation, being: Richard G. Newman – Executive Chair; John M. Dionisio – Executive Vice Chair; Richard G. Newman, Jr – President, Director and Chief Executive Officer; Vanessa C.L. Chang – Director; William D. Jones – Director; William F. Murdy – Director; Stewart A. Resnick – Director; Jonathan Rosenthal – Director; and Anthony C.K. Shum – Director. Sections 9.5 and 10.3 Who will the senior management of GISI be? The senior management of GISI will remain the same following Implementation, namely: Jeffrey M. Kissel – Executive Vice Chair; Richard C. Lee – Executive Vice President, Chief Financial Officer; John M. Dionisio, Jr – Managing Director; Deborah S. Butera – General Counsel and Secretary; Eric Chen – Executive Vice President; Robert E. Sterzenbach – Corporate Controller and Treasurer; and Alex Kwan – Chief Executive Officer of GISI Asia. Sections 9.5 and 10.3

Section 5 – Frequently asked questions 24 Question Response Section Reference Who will the directors of PGHI be? The current PGHI directors are: Jeffrey M. Kissel – Director and President; Richard C. Lee – Director; and Deborah S. Butera – Director and Secretary. After Implementation, the PGHI Board will be expanded to six directors and they will be: Christopher Hirst – Director, Chief Executive Officer of Palladium; Kim Bredhauer - Director; Vanessa Wallace – Independent director; Jane A. Chmielinski – Independent director; Richard G. Newman, Jr. - Director; and Anthony C.K. Shum - Director. Within the first 6 months of Implementation, GISI intends to appoint a seventh director to bring additional diversity and qualifications to the PGHI Board. Sections 9.5 and 10.3 Who will the senior management of Palladium be? There will be no changes in the senior management team and so the existing Palladium team will continue in the current roles. Section 10.3 Who will be the substantial shareholders of GISI? As of 31 January 2022, there were five substantial holders who each held directly, or indirectly via a trust or company the holder controls, more than 5% of the outstanding GISI Shares. Four of such substantial holders are GISI directors. Section 9.12

Section 6 – Key considerations relevant to your vote 25 6 Key considerations relevant to your vote 6.1 Reasons to vote in favour of the Scheme The Palladium Board unanimously recommends that you vote in favour of the Scheme Resolution at the Scheme Meeting, in the absence of a Superior Proposal The Palladium Board unanimously recommends that you vote in favour of the Scheme Resolution at the Scheme Meeting, in the absence of a Superior Proposal. Each Palladium Director intends to vote all the Palladium Shares held or controlled by them in favour of the Scheme in the absence of a Superior Proposal. As at the date of this Scheme Booklet, the Palladium Directors hold in aggregate a Relevant Interest in approximately 56.7% of all Palladium Shares on issue. In forming its recommendation, the Palladium Board have considered the advantages and disadvantages of the Scheme proceeding as set out in this Section 6. When considering the recommendation of the Palladium Board to vote in favour of the Scheme, Palladium Shareholders should have regard to the personal interests of the Palladium Directors as detailed in Section 10.4 of this Scheme Booklet, namely that the Palladium Directors will each become directors of PGHI from Implementation. Palladium Shareholders should also consider Palladium Directors Christopher Hirst and Kim Bredhauer’s additional personal interests as New PIC Shareholders in the PIC Transaction which are set out in further detail in Section 8.18. The Palladium Board considers that, despite their incoming director appointments and, in Mr. Hirst and Mr. Bredhauer’s case, their involvement in the PIC Transaction, it is appropriate for each of them to make a voting recommendation on the Scheme given their roles in the operation and management of Palladium and that Palladium Shareholders would wish to know their views in relation to the Scheme as the only Palladium Board members. The Independent Expert has concluded that the Scheme is fair and reasonable and therefore is in the best interests of Palladium Shareholders Palladium appointed Ernst & Young Strategy and Transactions Limited (Independent Expert) to prepare an Independent Expert’s Report assessing the merits of the Transaction, including an opinion as to whether the Scheme is fair and reasonable and therefore is in the best interests of Palladium Shareholders. The Independent Expert’s opinion is that the Scheme is fair and reasonable and therefore is in the best interests of Palladium Shareholders. In assessing “fairness” the Independent Expert assessed the value of a Palladium Share on a controlling basis as between AUD$78.06 and AUD$89.45 per Palladium Share. The Independent Expert has assessed the implied value of the Scheme Consideration which Scheme Shareholders will receive to be in the range of between AUD$99.36 and AUD$103.09 per Palladium Share, which is above the Independent Expert’s assessed valuation range of Palladium Shares. In assessing “reasonableness” the Independent Expert has considered the advantages, disadvantages and other factors that Palladium Shareholders should consider in forming their view as to whether or not to vote in favour of the Scheme Resolution required to effect the Scheme. The Independent Expert has determined that the potential advantages of the Scheme outweigh the potential disadvantages to Palladium Shareholders as a whole and, in the Independent Expert’s opinion, the Scheme is fair and reasonable and therefore in the best interests of Palladium Shareholders. The Independent Expert considered the PIC Transaction under which 100% of the shares in Palladium Impact Capital Limited (PIC) were transferred from Palladium Group Holdings

Section 6 – Key considerations relevant to your vote 26 Limited (PGHL) to eight Palladium Shareholders, being the ‘New PIC Shareholders’ (in satisfaction of the condition precedent under clause 3.1(1)(d)(iv) of the Scheme Implementation Agreement). In relation to the PIC Transaction, the Independent Expert noted that no economic benefit is being transferred from PGHL to the New PIC Shareholders nor is any cash being transferred to PGHL given the consideration is deferred. In other words, Palladium will retain its economic interest in PIC. The Independent Expert’s Report is included as Annexure A to this Scheme Booklet. The Palladium Board encourages you to read this report in its entirety. Retaining a indirect interest in Palladium as part of the Scrip Consideration provides the opportunity to maintain an interest in the future growth strategy of Palladium The Scheme offers Palladium Shareholders the opportunity to retain an aggregate 20% indirect interest in Palladium through the New PGHI Shares. This may be attractive to shareholders who believe in the future growth strategy of Palladium and wish to participate in the potential future upside of the investment. This is not without risk. The risks and uncertainties are discussed further in Section 12. Receiving PGHI Shares and GISI Shares as part of the Scrip Consideration provides Palladium Shareholders with the opportunity to become shareholders in a leading services platform and share the proposed benefits created by the Scheme Founded in 2016, GISI is an employee-owned diversified engineering, construction management, and consulting businesses that serves clients throughout the United States, Canada, the U.K., and Ireland. In its construction services business, GISI primarily manages the construction of buildings and interiors for a broad range of customers. GISI’s general engineering and consulting services business primarily serves public sector clientele on projects in the transportation and broader infrastructure market. The Scheme Consideration structure provides an opportunity for Palladium Shareholders to share in any future upside and combination benefits with GISI. Upon receiving PGHI Shares and GISI Shares, Palladium Shareholders will be offered ongoing exposure to the GISI business, which is a larger and diversified company with strong strategic and cultural alignment to Palladium. Further information on GISI and the Merged Group can be found in Sections 9 and 10 respectively. Importantly, you are encouraged to read the general and specific risks set out at Section 12. The Scheme provides a liquidity mechanism for Palladium Shareholders The Scheme provides an opportunity for Scheme Shareholders to receive Cash Consideration as part of the Scheme Consideration. This may be attractive for Scheme Shareholders who would like to realise part of their investment now but still remain invested in the business for future growth. The Scheme also provides an ongoing liquidity mechanism for Palladium Shareholders to sell their New PGHI Shares and New GISI Shares, subject to the Minimum Hold Period (being 12 months from the date of issue of the New PGHI Shares and New GISI Shares) during which period the transfer of those shares is restricted. Under the proposed structure Palladium Shareholders will no longer be able to trade shares amongst themselves but will benefit from being able to, after the Minimum Hold Period: sell all or any portion of their GISI Shares to GISI each year based on a valuation determined by the GISI Board and subject to certain restrictions; or sell all or any portion of their PGHI Shares to PGHI each year based on a valuation determined by PGHI Board and subject to certain restrictions. The proposed liquidity mechanism is viewed as beneficial for Palladium Shareholders that have faced challenges in selling shares under Palladium’s existing share trading

Section 6 – Key considerations relevant to your vote 27 arrangements. Further information on the PGHI and GISI Share trading arrangements is set out in Annexure K. No Superior Proposal has emerged as at the date of this Scheme Booklet As of the date of this Scheme Booklet, no Superior Proposal has emerged and the Palladium Board is not aware of any Superior Proposal that is likely to emerge. No brokerage or duty In addition, the Palladium Board notes that no brokerage or duty is payable by you on the transfer of your Palladium Shares or the receipt of Scrip Consideration and Cash Consideration under the Scheme. 6.2 Reasons to not vote in favour of the Scheme You may wish to maintain your current direct investment in Palladium only or may wish to not have exposure to GISI’s business, portfolio or risk profile Scheme Shareholders will be issued PGHI and GISI Shares as part of the Scheme Consideration and will have exposure to GISI’s diverse business portfolio. Palladium Shareholders may wish to keep their Palladium Shares and preserve their investment in Palladium or find that the risk and investment profile of GISI may not be consistent with their investment profile or preferences. Section 9 summarises the business operations and strategy of GISI. You should read that section to understand what additional industries and businesses you will be exposed to if you become a shareholder of PGHI and GISI on Implementation of the Scheme. Additionally, there are a number of risks specific to GISI and the industry in which it operates and risks specific to PGHI and GISI Shares which are set out in Sections 12.2 and 12.3. Palladium Shareholders should consider these risks before deciding whether to vote in favour of the Scheme. Further information about the Merged Group is set out in Section 10. You may disagree with the Palladium Board's unanimous recommendation or the Independent Expert’s conclusion You may disagree with the conclusion of the Independent Expert, who has determined that the Scheme is fair and reasonable and therefore is in the best interests of Palladium Shareholders. You may also disagree with the Palladium Board, who have unanimously recommended that Palladium Shareholders vote in favour of the Scheme in the absence of a Superior Proposal. You may believe that the Scheme is not in the best interests of Palladium Shareholders or not in your individual interest. The tax consequences of the Scheme may not be suitable for you or be otherwise adverse Implementation of the Scheme may have different tax consequences for different Palladium Shareholders. The tax treatment may vary depending on the nature and specific circumstances of each Palladium Shareholder. A general guide to the Australian taxation implications of the Scheme is set out in Section 11. This guide is expressed in general terms only and Palladium Shareholders should seek professional taxation advice regarding the tax consequences applicable to their own circumstances.

Section 6 – Key considerations relevant to your vote 28 You may believe that there is potential for a Superior Proposal to be made in the foreseeable future Palladium Shareholders may consider that a Superior Proposal with better long-term prospects for Palladium may emerge in the future. If the Scheme is Implemented, existing Palladium Shareholders will not benefit from any such Superior Proposal. As of the date of this Scheme Booklet, no Superior Proposal has emerged. The Scheme Implementation Agreement prohibits Palladium from soliciting or negotiating a Competing Proposal. Palladium is also required to notify GISI of the receipt of any Competing Proposal and its terms. You may disagree with the liquidity arrangements proposed by the Scheme The Scheme allows Palladium Shareholders to sell GISI Shares to GISI based on a valuation determined by the GISI Board and to sell PGHI Shares to PGHI based on a valuation determined by the PGHI Board and subject to certain restrictions, subject to the Minimum Hold Period (being 12 months from the date of issue of the New PGHI Shares and New GISI Shares) during which period the transfer of those shares is restricted. Palladium Shareholders may disagree with this liquidity mechanism proposed by the Scheme. Palladium Shareholders should consider the rights and liabilities related to the New PGHI Shares and New GISI Shares as set out in Section 10.6 and Annexure K. 6.3 Other key considerations in relation to voting on Scheme The Scheme may be Implemented even if you do not vote or you vote against the Scheme Resolution at the Scheme Meeting You should note that regardless of whether you do not vote or you vote against the Scheme, the Scheme Resolution may still be Implemented if the Requisite Majority of Palladium Shareholders and the Court approve the Scheme and the other Conditions Precedent have been satisfied or waived. If this occurs, all Scheme Shareholders will receive the Scheme Consideration. Break Fee The parties will incur significant costs, including significant opportunity costs, if the Scheme is not Implemented. A break fee may be payable in certain circumstances by Palladium to GISI or by GISI to Palladium to account for such costs. The GISI Break Fee and Palladium Break Fee is USD$3.7 million and is an amount to compensate either Palladium or GISI for any advisory and professional services costs, costs of management and directors’ time, other reasonable out of pocket expenses, reasonable opportunity costs incurred in pursuing the Transaction or not engaging in alternative transactions or other strategic initiatives, damage to reputation associated with a failed transaction and the implication of that damage on its business, losses incurred in connection with the Transaction and any breach of the Scheme Implementation Agreement, including breach of a PGHI Warranty, Bidder Warranty, GISI Warranty or Palladium Warranty (as applicable). Please see Section 14.1 for further information regarding the GISI Break Fee and the Palladium Break Fee, including the circumstances in which GISI or Palladium must pay their break fees.

Section 7 – Overview of the Scheme 29 7 Overview of the Scheme 7.1 Background to the Scheme On 8 January 2022, Palladium entered into the Scheme Implementation Agreement with GISI, in relation to the acquisition by GISI of Palladium, by way of a scheme of arrangement under Part 5.1 of the Corporations Act. The acquisition is structured such that Scheme Shareholders will retain an aggregate 20% indirect ownership interest in the Palladium business. To achieve this, under the proposed Scheme, the Bidder, a Subsidiary of GISI, will acquire all of the shares in Palladium. GISI will (indirectly) hold 80%, and Scheme Shareholders will hold 20%, of the shares in PGHI which in turn holds 100% of the shares in the Bidder. A brief summary of the Scheme Implementation Agreement is included in Section 14.1 of this Scheme Booklet. A copy of the Scheme Implementation Agreement (as amended and restated but excluding annexures) is included in this Scheme Booklet at Annexure B. This Section 7 contains an overview of the Scheme. If the Scheme becomes Effective and the Scheme is Implemented, upon Implementation: Palladium will become a wholly owned Subsidiary of the Bidder, which is a wholly-owned Subsidiary of PGHI; Scheme Shareholders will be paid in aggregate USD$224,066,897; 20% of the shares in PGHI will be issued to Scheme Shareholders, which means that GISI will hold (indirectly) in aggregate 80% of the shares in PGHI and Scheme Shareholders will hold the remaining 20% in aggregate; and New GISI Shares will be issued to Scheme Shareholders such that, as at 31 December 2021, the Existing GISI Shareholders would have held in aggregate approximately 94% of the shares in GISI and Scheme Shareholders would have held approximately 6% of the shares in GISI. The following diagram shows the ownership structure of GISI, the Bidder, PGHI and Palladium as if the Scheme had occurred at 31 December 2021:

Section 7 – Overview of the Scheme


Existing GISI Shareholders
94%
GISI
(Global Infrastructure Solutions Inc.)
100%
Existing Palladium Shareholders
6%
PGHI Holding Company
(Palladium Global Credit Inc.)
80%
20%
PGHI
(Palladium Global Holdings Inc.)
100%
Bidder
(Palladium Global Corporation.)
100%
Palladium
(Palladium Holdings Pty Ltd)

7.2 Scheme Consideration

The Scheme Consideration to be provided to Scheme Shareholders is a combination of cash (**Cash Consideration**) and shares in both PGHI and GISI (**Scrip Consideration**).

A breakdown of the Scheme Consideration is set out below:

- **Cash Consideration**

  Scheme Shareholders will be paid USD$51.13 cash for each Palladium Share they hold at the Record Date.

- **Scrip Consideration**

  – *New PGHI Shares*

    Scheme Shareholders will receive 1 New PGHI Share for each Palladium Share they hold at the Record Date.

  – *New GISI Shares*

    Scheme Shareholders will receive 0.4088 of a New GISI Share for each Palladium Share they hold at the Record Date.

As the New PGHI Shares and New GISI Shares issued to Scheme Shareholders under the Scheme are the same type and class of PGHI Shares and GISI Shares that will exist on the Implementation Date, such shares issued to Scheme Shareholders will rank equally in all respects with all existing PGHI Shares and GISI Shares, respectively, on issue as at that date. The rights and liabilities attached to the New PGHI Shares and the New GISI Shares are described in Section 10.6 and Annexure K.

7.3 Provision of the Cash Consideration

If the Scheme becomes Effective, it is intended that the Cash Consideration will be paid by the Bidder to Scheme Shareholders on the Implementation Date, currently expected to be 31 May 2022. The Cash Consideration will be paid in U.S. Dollars to Scheme Shareholders by electronic funds transfer into the bank account previously nominated by them to receive Palladium dividends. To the extent this bank account is not suitable to receive the Cash Consideration in U.S. Dollars, Palladium

30

Section 7 – Overview of the Scheme 31 Shareholders can arrange with their bank an appropriate account to receive the Cash Consideration in U.S. Dollars. In the event a Palladium Shareholder is paid the Cash Consideration into a non-USD denominated bank account then the proceeds may be automatically converted into the specific currency of the nominated bank account and therefore those shareholders will be exposed to foreign currency exchange rate risk on that conversion. Those Palladium Shareholders will also be responsible for the payment of any local bank charges, fees, and any other costs associated with the payment of the Cash Consideration into a non-USD denominated bank account. Palladium Shareholders should consult with their bank, financial advisor or accountant as appropriate on the most efficient mechanism to receive the Cash Consideration. Scheme Shareholders are entitled to change the details of the bank account to receive the Cash Consideration by giving written notice to companysecretary@thepalladiumgroup.com at any time before the Record Date. If no bank account has been nominated, payment will be made by sending a U.S. Dollar cheque, by pre-paid post to the relevant Palladium Shareholder’s Registered Address. 7.4 Provision of the Scrip Consideration New PGHI Shares and New GISI Shares to be issued as Scrip Consideration to Scheme Shareholders under the Scheme will also be issued on the Implementation Date. Statements of account detailing the issue of New PGHI Shares and/or New GISI Shares are expected to be despatched to the Registered Addresses of the Scheme Shareholders within two Business Days after the Implementation Date (or such other date after the Implementation Date as PGHI, the Bidder, GISI and Palladium agree to in writing). 7.5 Fractional entitlements and shareholding splitting or division Where the calculation of the Scrip Consideration to be issued to a particular Scheme Shareholder would result in the Scheme Shareholder becoming entitled to a fraction of a New GISI Share, the fractional entitlement will be rounded down to the nearest whole number of New GISI Shares. If PGHI or GISI is of the opinion, formed reasonably, that several Scheme Shareholders, each of which holds a holding of Palladium Shares which results in a fractional entitlement to New PGHI Shares or New GISI Shares (as relevant) have, before the Record Date, been party to a shareholding splitting or division in an attempt to obtain an advantage by reference to the rounding provided for in the calculation of each Scheme Shareholder’s entitlement to the Scrip Consideration, PGHI or GISI may direct that Palladium give notice to those Scheme Shareholders: setting out the names and Registered Addresses of all of them; stating that opinion; and attributing to one of them specifically identified in the notice the Palladium Shares held by all of them, and, after the notice has been so given, the Scheme Shareholder specifically identified in the notice shall, for the purposes of this Scheme, be taken to hold all those Palladium Shares and each of the other Scheme Shareholders whose names are set out in the notice shall, for the purposes of this Scheme, be taken to hold no Palladium Shares. 7.6 Conditions Precedent to Implementation Overview As at the date of this Scheme Booklet, the Implementation of the Scheme is still subject to a number of Conditions Precedent, including: Regulatory approvals: o (FIRB) before the Delivery Time on the Second Court Date, the Treasurer of the Commonwealth of Australia either:

Section 7 – Overview of the Scheme 32 .. provides a no objections notice under the FATA in relation to the Transaction; or .. is precluded by the passage of time from making any order or decision under the FATA in respect of the Transaction; o (ASIC) before the Delivery Time on the Second Court Date, ASIC issues or provides its consent, or other authorisation, which Palladium and the Bidder agree (acting reasonably) is necessary or desirable, to Implement the Scheme and no such consent or authorisation has expired, been withdrawn or revoked before the Delivery Time on the Second Court Date; and o (HSR Act) before the Delivery Time on the Second Court Date, all applicable waiting periods (and any extensions thereof) under the HSR Act have expired or otherwise terminated; Restraints: there is no action by any court of competent jurisdiction or Government Agency which would prevent the Implementation of the Scheme by the Delivery Time on the Second Court Date; GISI Prescribed Occurrence: no GISI Prescribed Occurrence occurs between 8 January 2022 and the Delivery Time on the Second Court Date; GISI Material Adverse Change: no GISI Material Adverse Change occurs between 8 January 2022 and the Delivery Time on the Second Court Date; PGHI, Bidder and GISI warranties: at the Delivery Time on the Second Court Date: o each PGHI Warranty, Bidder Warranty and GISI Warranty is true and correct at the time they were given; and o there are no breaches of any PGHI Warranties, Bidder Warranties and GISI Warranties which will have or is reasonably likely to have a material adverse effect; Palladium Prescribed Occurrence: no Palladium Prescribed Occurrence occurs between 8 January 2022 and the Delivery Time on the Second Court Date; Palladium Material Adverse Change: no Palladium Material Adverse Change occurs between 8 January 2022 and the Delivery Time on the Second Court Date; Palladium warranties: each Palladium Scheme Warranty is true and correct as at the Delivery Time on the Second Court Date; No change of recommendation: none of the Palladium Directors change, qualify or withdraw their unanimous recommendation to Palladium Shareholders to vote in favour of the Scheme (unless such change, qualification or withdrawal is a result of the Court finding that it would be inappropriate for the Palladium Directors to provide such recommendation) between 8 January 2022 and the Delivery Time on the Second Court Date; W&I Insurance Policy: the Bidder taking out a W&I Insurance Policy before 30 April 2022; Key Employee retention: Christopher Hirst and Katherine Topping, together with 80% of the remaining Key Employees, must remain employed by Palladium, and no notice has been given to terminate such employment, immediately before the Delivery Time on the Second Court Date;

Section 7 – Overview of the Scheme 33 Palladium Shareholder approval: approval of the Scheme by the Requisite Majority of Palladium Shareholders at the Scheme Meeting; Court approval: approval of the Scheme by the Court and any alterations made or required by the Court are acceptable to Palladium and the Bidder (acting reasonably); and Kuwait Operations: Palladium Group (Kuwait) Management Consulting WLL ownership being restructured to comply with local law requirements to the Bidder’s reasonable satisfaction, by the Delivery Time on the Second Court Date. The Conditions Precedent are set out in full in clause 3.1 of the Scheme Implementation Agreement, a copy of which is included at Annexure B (without annexures). The Scheme will not proceed unless all the Conditions Precedent are satisfied or (where applicable) waived in accordance with the Scheme Implementation Agreement. Status of Conditions Precedent As at the date of this Scheme Booklet, the following Conditions Precedent have been satisfied or waived: Expert opinion: the Independent Expert concludes in the Independent Expert’s Report that the Scheme is in the best interests of Palladium Shareholders before the time the Scheme Booklet is registered with ASIC; Deed of Covenant: GISI and each of the Restrained Parties entered into their respective Deeds of Covenant on 25 February 2022; Key client consents: Palladium has obtained the written consent of the Key Consent Clients to the change of Control of the Palladium Group under the Scheme; and Foreign regulatory approval: o (BEIS approval) The Secretary of State for Business, Energy and Industrial Strategy of the United Kingdom (SoS) advised by notification dated 17 March 2022 that the SoS will be taking no further action in relation to the Transaction (in satisfaction of one of the foreign regulatory approvals required to be obtained under clause 3.1(1)(c) of the Scheme Implementation Agreement). o FCA approval: on 1 April 2022, the condition precedent under clause 3.1(1)(d)(iv) of the Scheme Implementation Agreement was satisfied by virtue of the transfer of shares in PIC to the New PIC Shareholders on the terms and conditions set out in the PIC Agreement (see Section 8.18 for further detail on the PIC Transaction). As at the date of this Scheme Booklet, PGHI, the Bidder and GISI have an ongoing application for regulatory approval with FIRB in connection with Implementation of the Scheme. In addition, none of the Palladium Directors are aware of any circumstances which would cause any Condition Precedent not to be satisfied. Palladium will make an announcement by email to Palladium Shareholders and note on the Palladium Shareholder Portal (SharePoint) at https://palladiumgroup.sharepoint.com/Shareholders/SitePages/Home.aspx as and when the Conditions Precedent are satisfied or waived.

Section 7 – Overview of the Scheme 34 7.7 Scheme Meeting At the First Court Hearing on 6 April 2022, the Court made the requisite orders that the Scheme Meeting be convened and that this Scheme Booklet be despatched to Palladium Shareholders. The terms of the Scheme Resolution to be considered at the Scheme Meeting are contained in the Notice of Scheme Meeting in Annexure F of this Scheme Booklet. The Requisite Majority of Palladium Shareholders present and voting at the Scheme Meeting (either by proxy, attorney or, in the case of corporate Palladium Shareholders, corporate representative) necessary to approve the Scheme are: a majority in number (more than 50%) of Palladium Shareholders; and at least 75% of the total number of votes cast on the Scheme Resolution at the Scheme Meeting by Palladium Shareholders. The Court has the discretion to waive the first of these two requirements if it considers it appropriate to do so. 7.8 Recommendation of Directors The Directors unanimously recommend that Palladium Shareholders vote in favour of the Scheme, in the absence of a Superior Proposal. In considering whether to vote in favour of the Scheme, the Directors encourage you to: carefully read all of this Scheme Booklet (including the Independent Expert’s Report); have regard to your individual risk profile, portfolio strategy, tax position and financial circumstances; and obtain advice from your legal, financial, tax or other professional advisers on the effect of the Scheme becoming Effective. Each Palladium Director intends to vote, or procure the voting of, any Palladium Shares held or individually controlled by them in favour of the Scheme at the Scheme Meeting to be held at 10:00am (Brisbane time) on 6 May 2022 at Level 7, 307 Queen Street, Brisbane QLD 4000, Australia, in the absence of a Superior Proposal. Each Palladium Director’s Relevant Interests are disclosed in Section 8.16 of this Scheme Booklet. 7.9 Independent Expert’s conclusion Palladium engaged Ernst & Young Strategy and Transactions Limited as Independent Expert to consider whether the Scheme is in the best interest of Palladium Shareholders. The Independent Expert has concluded that the Scheme is fair and reasonable and in the best interests of the Palladium Shareholders. The Independent Expert’s Report is contained in Annexure A. 7.10 Court approval Palladium will apply to the Court for an order approving the Scheme if: the Scheme is approved by the Requisite Majority of Palladium Shareholders at the Scheme Meeting; and all Conditions Precedent (except Court approval of the Scheme) have been satisfied or (where applicable) waived. Any Palladium Shareholder will be able to appear at the Second Court Hearing, expected to be held at 10.15 am (Sydney time) on 16 May 2022 at the Federal Court of Australia in Sydney.

Section 7 – Overview of the Scheme 35 7.11 Warranties given by Scheme Shareholders Under the Scheme, each Scheme Shareholder is deemed to have authorised Palladium as its attorney and agent to warrant to the Bidder on the Implementation Date, that: all their Scheme Shares (including any rights and entitlements attaching to those Scheme Shares) transferred to the Bidder under the Scheme will, as at the date of the transfer, be fully paid and free from all Encumbrances; and they have full power and capacity to sell and to transfer their Scheme Shares (including any rights and entitlements attaching to those Scheme Shares) to the Bidder under the Scheme. 7.12 Minimum Hold Period Under the Scheme, each Scheme Shareholder agrees to have authorised Palladium as its attorney and agent for the purpose of executing the Mininmum Hold Period Deed Poll, under which each Scheme Shareholder covenants in favour of GISI that it will not take any steps to request GISI to purchase any of its New GISI Shares pursuant to section 5.1 of the GISI Stockholders Agreement, including by submitting a put notice, prior to the expiration of the Minimum Hold Period (being 12 months from the date of the issue of the New GISI Shares). 7.13 Implementation of the Scheme Consequences of approving the Scheme If the Scheme is approved by the Requisite Majority of Palladium Shareholders at the Scheme Meeting, approved by the Court at the Second Court Hearing, and the Conditions Precedent in relation to the Scheme outlined in Section 7.6 of this Scheme Booklet are satisfied or waived (as appropriate), then Palladium will lodge the Court order approving the Scheme with ASIC. As a consequence (on the basis of the current indicative timetable): the Scheme will become Effective on the Effective Date (17 May 2022); and on the Implementation Date (31 May 2022), if you were a Palladium Shareholder at the Record Date, the Bidder, PGHI and GISI will provide the Scheme Consideration under the Scheme to you as a Scheme Shareholder. 7.14 Consequences if the Scheme does not proceed If the Scheme is not Implemented: Palladium Shareholders will continue to hold Palladium Shares and will continue to be exposed to general risks as well as risks specific to Palladium and its business, including relevant risks as set out in Section 12 of this Scheme Booklet; Palladium Shareholders will not receive the Scheme Consideration; and depending on the reasons why the Scheme does not proceed, Palladium or the Bidder may be liable to pay the Palladium Break Fee or GISI Break Fee respectively. Information on the Palladium Break Fee and GISI Break Fee is set out in Section 14.1. If the Scheme is not Implemented, and in the absence of a Superior Proposal, Palladium will continue as a standalone entity. If the Scheme is not Implemented, the advantages of the Scheme described in Section 6.1 of this Scheme Booklet will not be realised and the potential disadvantages and risks of the Scheme described in Section 6.2 and Section 12 of this Scheme Booklet will not arise.

Section 7 – Overview of the Scheme 36 7.15 No brokerage You will not have to pay brokerage on the transfer of your Palladium Shares or the receipt of Scrip Consideration or Cash Consideration under the Scheme.

Section 8 – Overview of Palladium 37 8 Overview of Palladium 8.1 Introduction Palladium is a proprietary company incorporated in Australia. Palladium's core business is as a managing contractor responsible for implementing projects in the international development (Official Development Assistance (ODA)) market, mainly on behalf of donor governments and institutions. Its core competency is advisory services and program management in emerging markets with particular expertise in economic development and trade; public policy and governance; supply chain management; crisis planning and administration; workforce development and education; health systems; agriculture and food security; environment and natural resource protection; and emergency response and logistics. Management consulting, advisory and training services in the discipline of strategy execution and impact investment complement the core activities and amplify the impact delivered to public and private sector clients. Palladium’s core program management clients are the Australian Government (Department of Foreign Affairs and Trade (DFAT)), the United States Government (United States Agency for International Development (USAID)) and the United Kingdom Government (Foreign, Commonwealth and Development Office (FCDO)). Palladium segments its operations by three key regions: Asia Pacific (APAC), Americas, and Europe, Middle East and Africa (EMEA) and refers to each region as Partnerships. 8.2 History In 1965 Sir William Gunn established Gunn Rural Agri. The company's main services were farmland management services and rural development. The company changed ownership throughout the decades; in 1977 three partners bought the business and renamed it GRM International; in 1993 the Packer Family (Consolidated Press Holdings) took over and then in 2009 management and two independent directors, executed a management buyout (MBO). Following the MBO, the company made several acquisitions to further expand its service offerings and build capability in key jurisdictions. The material acquisitions were as follows: In 2011 GRM International merged with a global health consulting group based in the US, Futures Group, to become GRM Futures Group. This strategic merger brought growth and an integrated multisectoral approach to development. The merger allowed the company to win projects that neither individual entity would have been able to execute on its own and also expand GRM's client base to include USAID. In 2013-14 GRM Futures Group acquired the IDL Group, a UK based development consultancy firm to boost its ability to meet the needs of clients by gaining experience and expertise in forestry and environmental consulting. It also allowed GRM Futures Group to leverage the reputation that the IDL Group had established in its market, particularly with the UK Department for International Development, the predecessor to FCDO. In 2015 GRM made a number of acquisitions to broaden its offerings and improve relationships with its key customers, particularly in the US and Australia. That same year it consolidated all the legacy brands under one unified brand, Palladium. The acquisitions included: Palladium Group, a firm engaged in providing strategy execution, project management, financial analysis, and training and consulting services. This acquisition involved the two acquisitions, one from a US private equity firm (US and Australian operations). The other from an MBO group (EMEA operation).

Section 8 – Overview of Palladium 38 Development and Training Services, Inc (dTs), a US based company engaged in social and economic development consulting and providing project management services predominately for the US government. CARANA, a US-based company which designs and implements economic development strategies for governments, companies and donor organisations. CARANA's history of harnessing commercial expertise to address social issues matched Palladium's desire to bridge the gap between the private and public sectors to better serve the interests of both. HK Logistics, an Australian based international supplier of services providing assistance in the fields of logistics, procurement and project management to both the public and private sectors. Its main competitive advantage is its expertise and ability to reach people and markets in seemingly impossible remote environments, particularly in difficult situations such as post-disaster or conflict. In September 2018, Palladium acquired Enclude Holding BV and its subsidiaries (Enclude}, an impact investing and international development advisory firm based in the US, UK and the Netherlands. The acquisition complemented Palladium's strategy to build innovative finance capabilities in impact investments and transaction advisory services. The capital advisory business of Enclude has since been rebranded and trades under the name Palladium Impact Capital. In July 2020, Palladium acquired a minority equity position in Bamboo Capital Partners S.A (Bamboo), a Luxembourg-based asset management firm focused on investing in businesses that serve the needs of low- and middle-income populations. The partnership enabled Palladium to expedite its ambitions within the impact investment industry, offering both advisory services through Palladium Impact Capital, and asset management services through Bamboo. Until July 2022, Palladium retains an option to acquire further equity in Bamboo, taking it up to a 20% holding. If that option is exercised, there are further rights to acquire some or all of the remainder of the shares. In August 2020 Palladium’s shareholders voted to recapitalise the company by means of a scheme of arrangement. The rationale for the scheme of arrangement was to leverage the company’s low gearing levels to create a liquidity event that enables the capital table to be refreshed, and an exit opportunity for external shareholders, and significant shareholders who have held shares since the management buyout in 2009. 8.3 Services Palladium segments its business by major geographic region and each of the regions provides a range of services to its clients. These services are outlined below. Program management Palladium provides program management services across a range of sectors including health, education, governance, and economic development. Its three largest public sector clients are DFAT, FCDO, and USAID. Collectively, these clients accounted for 78% of project income in FY21. More recently, Palladium has managed contracts on behalf of the Saudi Arabian Government and has been involved in other Middle Eastern opportunities, as well as contracts with other national government departments in the United States, United Kingdom, and Australia. An example of a program management project is the Nigeria Maternal and Child Health Program, which Palladium performed on behalf of the UK Government. The partnership was over five years with £122,846,038m invested to improve the delivery of health services. Consulting Palladium’s consulting offering assists public and private sector clients to execute strategies and solve problems using best practice frameworks, including several proprietary tools. It

Section 8 – Overview of Palladium

operates primarily in EMEA and the Americas and services a range of organisations – private companies, governments, and parastatals. Palladium's activities are focused on strategy and operations management consulting.

Palladium's objective is to become regarded as the pioneer in systematically developing and implementing positive impact solutions to address complex socio-economic problems, where 'positive impact' means the intentional creation of enduring social and economic value.

Palladium is building on its capabilities by focusing on the design and implementation of positive impact solutions for different kinds of clients (governments, private sector, and other stakeholders), encompassing all phases, from strategy design to implementation.

- **Emergency response and logistics**

  Palladium provides humanitarian emergency response services in post-disaster, post-conflict environments, and remote environments on behalf of governments, non-governmental organisations, and businesses. It draws on its extensive experience to be able to access seemingly impossible environments and establish professional logistic and support services. This includes options for the design, build and operation of camps, logistic bases, and discrete logistics capabilities. Palladium develops the supply chain networks that deliver required goods and people directly to these project sites.

  This offering is complementary to Palladium's broader business, and it often leverages this capability to win tenders by offering a full solution in house.

- **Impact Investing**

  Impact investing mobilises private capital to invest in opportunities that deliver positive social impact while generating financial returns. Palladium provides capital advisory services through Palladium Impact Capital and asset management services through its partnership with Bamboo Capital Partners.

8.4 Key Clients

Palladium classifies its clients into two types, 'donor' and 'other'. 'Donor' clients are the government agencies investing in foreign aid projects globally. 'Other' clients include other government departments and private sector clients.

DFAT, FCDO and USAID are the government agencies responsible for implementing the ODA programs of Australia, the United Kingdom and the United States respectively.

Figure 1 sets out the revenue and project income by the key clients over the past three years.

Figure 1 Revenue and Project Income by client FY19, FY20 and FY21


Revenue By Client
A$ Millions
300.0
200.0
100.0
0.0
FY19
FY20
FY21
DFAT
FCDO
USAID
Other
PI By Client
A$ Millions
60
40
20
0
FY19
FY20
FY21
DFAT
FCDO
USAID
Other

39

Section 8 – Overview of Palladium 40 Palladium currently holds a top five market position in the US, UK, and APAC international development market. Whilst the company has a lower market share in the US, Palladium has made acquisitions and achieved strong organic growth to gain greater market share. Palladium has opportunities to diversify and service other aid donors but historically has focused on growth opportunities within its core clients. Part of its current growth strategy is to diversify its core into new areas and clients. Palladium’s approach is to respond opportunistically when a program closely aligns with a country and sector where it has a strong market presence. Australian Department of Foreign Affairs and Trade (DFAT) DFAT is the department of the Government of Australia responsible for foreign policy, foreign relations, foreign aid, consular services, and trade and investment. Palladium has been working with DFAT for over 20 years. The Australian aid spending profile matches well with Palladium’s expertise and the company is well-represented in all categories. Palladium is actively pursuing new opportunities outside its core sectors with DFAT (education, justice and governance and economic growth) to help diversify its international development portfolio, including health and infrastructure. DFAT has the highest level of S&P and Moody’s ratings, AAA and Aaa respectively. Refer to Section 8.5 for additional details on DFAT. United Kingdom Foreign, Commonwealth & Development Office (FCDO) FCDO is a UK Government department responsible for administering overseas aid to promote sustainable development and eliminate world poverty. Palladium has been working with FCDO and its predecessor, the Department for International Development (DFID), for over 15 years. With several non-core (to EMEA) sectors, like education, receiving significant funding by FCDO, Palladium is well placed to gain further market share due to its global expertise and the size of its operations. The UK Government’s ‘Portfolio Quality Index’, which measures the quality of delivery, ranks Palladium above average and its ‘trust scores’, determined by FCDO in May 2021, are amongst the highest of its supply base. Furthermore, FCDO has classified its suppliers into three categories (gold, silver and bronze), considering key factors such as business criticality, risk profile, the volume and complexity of funding agreements and level of government. As at the date of this Scheme Booklet, Palladium is rated ‘gold’, the highest rating. FCDO has an AA S&P rating and an Aa3 Moody’s rating. Refer to Section 8.5 for additional details on FCDO. United States Agency for International Development (USAID) USAID is the world’s largest bilateral foreign aid donor and is the lead agency for implementing the United States ODA. Through Futures Group, Palladium has been working with USAID for more than 20 years. The Americas partnership continues its efforts to support USAID efforts to develop co- creation mechanisms and co-investment mechanisms. Palladium featured heavily in USAID’s own global training of USAID officers regarding uses of blended finance, working with local capital markets for development and innovative products. USAID has an AA+ S&P rating and Aaa Moody’s rating. Refer to Section 8.5 for additional details on USAID.

Section 8 – Overview of Palladium 41 8.5 Industry Background International Development The majority of Palladium’s contracts for international development and aid programs are awarded by FCDO, USAID and DFAT. These three agencies deliver aid programs through private contractors, multilateral and United Nations agencies, not-for-profit organisations, or by recipient governments (budget support). The proportion spent through contractors is influenced by government political orientations and changing fashions in aid delivery. UK Government Foreign Aid The UK Government spent £14.5bn on Official Development Assistance (ODA) in 2020, a figure which was tied to 0.7% of gross national income (GNI) by law.1 The UK reduced its legislated target to 0.5% of GNI starting in the 2021 budget. In 2020, 73.7% of this total was spent by FCDO, whilst the remainder was delivered through other government departments.2 Prior to 2020, the Department for International Development (DFID) was the primary administrator of UK foreign aid; however, in September 2020 DFID was merged with the Foreign and Commonwealth Office (FCO) to create the FCDO, which now oversees the UK ODA budget. The proportion of FCDO funding spent via contracts with the private sector was 11% in 2020.3 85% of FCDO’s FY19/20 funding was spent through the top 30 contractors though there is focus on diversifying the supply base and increasing spend with SMEs.4 The geographic focus is on Sub-Saharan Africa, the Sahel and fragile and conflict-affected states with some renewed interest in the Asia Pacific region. The technical focus remains on humanitarian response; health, considering COVID-19; girls’ education as per the Conservative Party manifesto; trade and private sector investment in the wake of Brexit; and climate change in line with the UK Government’s net-zero commitment.5 The graph below outlines the total spend on ODA by the UK from 2000 to 2020.6 1 Source: Statistics on International Development (GOV.UK) 2 Source: Statistics on International Development (GOV.UK) 3 Source: Statistics on International Development (GOV.UK) 4 Source: FCDO Annual Procurement and Commercial Report (GOV.UK); Contracts Finder Service (GOV.UK) 5 Source: OECD; Statistics on International Development (GOV.UK) 6 Source: OECD 0 5000 10000 15000 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 UK ODA ( £ millions)

Section 8 – Overview of Palladium

Based on 2019/2020 procurement spend, Palladium was the second largest FCDO supplier.[7]

Top 10 Supplier	2019/2020 Procurement Spend (£mm including fund values)
PWC	154.6
Palladium	89.7
Mott Macdonald Ltd	86.1
Crown Agents	83.8
DAI Europe	82.7
Oxford Policy Management	55.2
IMC Worldwide Ltd	47.2
Marie Stopes International	34.7
IMA World Health	26.5
British Council	20.9

- **United States Government Foreign Aid**

The US spent USD$35.1 billion in ODA in 2020.[8] While the US is the world's largest foreign-aid provider on an aggregate-dollar basis, which it administers principally through USAID, its contribution as a percentage of GNI remains well below the UN target of 0.7% of GNI. US foreign aid is seen as a key component of US national security and is often correlated to instances of global conflict.

Over the last five years, US ODA spending remained relatively stable. The presidential election transition in 2020 created significant delays in USAID procurement. However, the Biden administration has been focused on strengthening the country's foreign aid, an example of which was elevating the USAID Administrator to become a standing member of the National Security Council.

The graph below outlines the total spend on official development assistance by the US Government from 2000 to 2020.[9]


US ODA (US$ billions)
0
5
10
15
20
25
30
35
40
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020

[7] FCDO Annual Procurement and Commercial Report (GOV.UK)
[8] Source: OECD
[9] Source: OECD

42

Section 8 – Overview of Palladium 43 Table 1 USAID Top 10 Contractors10 USAID contract awards (USD$ millions) 2020 2019 1 Chemonics 2,050 1,500 2 DAI Global 504 414 3 Tetra Tech 277 300 4 Abt Associates 263 237 5 Palladium International 122 126 6 Creative Associates 119 110 7 Deloitte 118 77 8 MSH 93 39 9 Social Solutions Int’l 93 80 10 Kenya Medical Supplies 90 84 Australian Government Foreign Aid Australia provided AU$4.0 billion in ODA 2019-2020 with the majority being invested in the Asia and Pacific regions.11 The top three aid recipient countries are Papua New Guinea, Indonesia, and the Solomon Islands. All three countries are priority countries for Palladium and the Palladium Group is currently engaged in each. The graph below outlines the total spend on official development assistance by the Australian Government from 2000 to 2020.12 Australian foreign aid funding peaked in 2014- 2015 at AU$5.1 billion. The 2021-22 Australian ODA budget delivers on the commitments in Partnerships for Recovery – the Australian government’s strategy for delivering support in the wake of the COVID-19 pandemic, with the focus remaining on health security, stability, and economic recovery in the Pacific and Southeast Asia.13 Papua New Guinea, Indonesia and the Solomon Islands remain the top three recipient countries for Australian Aid based on the 2021-22 budget estimates.14 10 Source: NGO Financial Newsletter, October 2020 issue 11 Source: https://devpolicy.org/aidtracker/trends/ 12 Source: https://devpolicy.org/aidtracker/trends/ 13 Source: https://www.dfat.gov.au/about-us/corporate/portfolio-budget-statements/budget-highlights-2021-22 14 Source: https://www.dfat.gov.au/sites/default/files/pbs-2021-22-aid-budget-summary.pdf 0 1000 2000 3000 4000 5000 Australian ODA (AU$ millions)

Section 8 – Overview of Palladium 44 DFAT remains committed to the use of private contractors in the implementation of development programs oversees, seeing them as integral to the delivery of Australia’s aid program. 15 Non-Donor Service Areas Government Services Palladium has been providing services to Middle Eastern governments for decades, in particular the Kingdom of Saudi Arabia, United Arab Emirates, and Kuwait. These countries have significant reliance on contractors to deliver projects, and there is a well-established market for advisory services in which track record and relationships are critical, both of which Palladium possesses. Governments across the region are investing heavily in reducing dependency on oil revenues for economic growth and require consultants to help in diversification. Key areas of service opportunity include economic development policy, sustainability, and infrastructure development.16 A more recent priority for Palladium is broadening its service relationships to other departments within the governments of Australia, United Kingdom, and United States. Each of these governments have enacted significant economic recovery packages due to the COVID-19 pandemic, and the associated priorities have created further demand for contracted services in areas like health, employment and education. Palladium has experience in these areas and has been successful in various tender processes because of its past performance with these governments as well as its innovative proposal approaches. Commercial Consulting Services Between 2016 and 2019, global aggregate private investment drove demand for management consulting services, especially in emerging economies. The COVID-19 pandemic in 2020 affected virtually all global sectors. However, even as these sectors were badly affected, demand for management consultants still existed from these sectors in relation to issues such as cost-reduction strategies and digitization. As economies and businesses continue to recover, demand for management consulting services is expected to follow.17 A key trend that has been accentuated by the COVID-19 pandemic is sustainability, in which organisations desire to align and contribute to positive impact objectives such as the United Nations Sustainable Development Goals (SDGs). The top-tier management consulting firms are now including specialised SDG offerings. While these firms have created this offering, Dalberg, M. Porter’s FGV, and Palladium are the few firms that specialise in implementation of the SDGs. However out of the three, only Palladium has the capability to lead large scale implementations given its global presence and large-scale team. FGV and Dalberg are increasingly focusing on the strategy and governance piece, while Palladium is working with clients and institutions to also implement the programs on the ground. Impact Investment The impact investment market is estimated to be approximately USD$715 billion in assets.18 More broadly, the capital market for “environmental, social, and governance” investments may reach more than USD$50 trillion by 2025.19 Palladium has been organically developing an impact investment business since 2014. Palladium acquired the Enclude group of companies and made an investment in Bamboo Capital Partners to further scale this fledgling business through the ability to offer regulated capital advisory and asset management services. While this business still represents an immaterial portion of Palladium’s overall revenue, several key project wins have been achieved for clients such as 15 Source: https://www.dfat.gov.au/aid/who-we-work-with/Pages/who-we-work-with 16 Source: Global Research ‘The GCC Consulting Market 2020’ 17 Source: https://www.ibisworld.com/global/market-research-reports/global-management-consultants-industry/ 18 Source: Global Impact Investment Network 19 Source: Bloomberg

Section 8 – Overview of Palladium 45 the Islamic Development Bank, and continued engagements from longstanding clients such as BRAC are helping to create a positive trajectory in line with broader industry growth and reinforce the company’s brand for innovation and thought leadership within its core markets. Competitors Whilst the aid-funded business sector is traditionally single-donor-focused, with companies mainly competing to service the needs of their home government, a growing number of successful businesses are emerging with global presence – notable examples include Palladium, DAI, ABT Associates and Tetra Tech. With this, the process of global industry consolidation is taking place, with these companies often acquiring smaller players in each jurisdiction. Palladium’s major competitors are DAI, Tetra Tech, Adam Smith International, Cardno and Chemonics International Inc. DAI DAI is a global development company which was incorporated in 1970 as Development Alternatives, Inc. Its stated mission is to make a lasting difference in the world by helping people improve their lives. Since incorporation, the company has worked in more than 150 countries tackling social and economic development problems caused by inefficient markets, ineffective governance, and instability. DAI works with a wide range of clients, including national and local governments, bilateral and multilateral donors, private corporations, and philanthropies.20 Tetra Tech Tetra Tech is a NASDAQ-listed global provider of consulting and engineering services to government and commercial clients. The company was founded in 1966 and has 20,000 associates located in 450 offices worldwide. Tetra Tech is organised into two major business groups; the Government Services Group (GSG) and the Commercial/International Services Group (CIG). GSG deals with a broad range of U.S. government clients (federal, state, and local) and all activities with development agencies, while CIG works with commercial and international clients.21 Adam Smith International (ASI) ASI is a global advisory company that has operated in over 100 countries worldwide with current active projects in 50 countries. The company works with governments, international organisations, companies, and foundations to develop strategies and evaluate programs which are addressing global challenges. ASI is owned and operated by its employees and is a certified B Corp. ASI provides services in areas including but not limited to climate change, education, governance, inclusive markets, public financial management and infrastructure.22 Cardno Cardno is an ASX-listed company founded in 1945. Following the spin-off of its North American and Asia Pacific engineering and environment services divisions in October 2021, Cardno now predominantly operates through its international development and Latin America businesses. The company’s stated mission is to be leaders in improving the physical and social environment for people around the world.23 20 Source: DAI website https://www.dai.com/who-we-are/history 21 Source: Tetra Tech website https://www.tetratech.com/en/about 22 Source: Adam Smith International website https://adamsmithinternational.com/who-we-are/ 23 Source: Cardno website https://www.cardno.com/about-us/our-vision-purpose-and-values/

Section 8 – Overview of Palladium 46 Chemonics Chemonics was founded in Washington DC in 1975 and has worked in more than 150 countries to help clients, partners and beneficiaries deal with the world’s challenges. Chemonics currently has a global network of more than 5,000 specialists, in more than 70 countries around the world working in a variety of technical areas including but not limited to agriculture and food security, democracy and governance, economic growth and trade, health, supply chain management and education.24 8.6 Palladium’s strategy Palladium’s vision is to be a global leader in the development and delivery of positive impact solutions, which are defined as solutions that create both enduring economic and enduring social value. As an organisation, Palladium is committed to pursuing both commercial growth and social progress, with the improvement of global wellbeing included as one of the company’s key strategic objectives, alongside the growth of its core and emerging businesses. Palladium’s growth strategy for its core business aims to ensure it continues to win work with its existing core bilateral donor clients (e.g. USAID, FCDO, DFAT) as well as exploring the viability of work with new donors, whether bilateral or multilateral. The Palladium Group’s emerging business strategy involves marketing its capability as an expert in areas such as complex program management, procurement and logistics, consulting and impact investment to increase revenue arising from non-donor clients across a range of sectors including government, investors and the private sector. Palladium has achieved several non-donor wins, which includes a large contract for the United Kingdom Department of Work and Pensions on the Commercial Agreement for the provision of Employment and Health related services, as well as a number of smaller contracts across the United Kingdom, United States, Australia and Middle East. 8.7 Palladium’s Board and key management personnel The Palladium Board comprises the following directors: Name Position Kim Bredhauer Chair Christopher Hirst Director Vanessa Wallace Non-executive Director Biographical details in relation to each of the directors are set out on Palladium’s website at https://thepalladiumgroup.com/about. Palladium’s corporate leadership team is comprised of the following individuals: Name Position Christopher Hirst Chief Executive Officer Katy Topping Chief Financial Officer Christopher Lee Managing Director, Strategy & Corporate Development Christopher Nicholls Managing Director, Organizational Effectiveness Jose Maria Ortiz Managing Director, Impact Investment & Business Growth Rosanna Duncan Chief Diversity Officer Gillie Slater General Counsel 24 Source: Chemonics website https://www.chemonics.com/who-we-are/

Section 8 – Overview of Palladium

Biographical details in relation to the corporate leadership team are set out on Palladium's website at https://thepalladiumgroup.com/about.

Palladium regional leadership is comprised of the following individuals:

Name	Position
Maria Martinkov	Managing Partner, Americas
Ricardo Michel	Managing Partner, Americas
Alonzo Fulgham	Interim Managing Partner, Americas
Rhys Morris	Managing Partner, EMEA
Sinead Magill	Managing Partner, EMEA
Ron Erasmus	Managing Partner, APAC
Nicola Follis	Managing Partner, APAC
Ruth Berg	Partner, Americas
Farley Cleghorn	Global Head, Health Practice
Eduardo Tugendhat	Director, Thought Leadership
Abdullah Alnabhan	Regional Director, Middle East

Biographical details in relation to each of these regional leadership team members are set out on Palladium's website at https://thepalladiumgroup.com/about.

8.8 Capital structure

As at the date of this Scheme Booklet, Palladium has the following equity securities on issue:

Type of security	Number
Ordinary shares	4,382,298

Based on the Independent Expert's valuation of the Scheme Consideration of between AUD$99.36 and AUD$103.09 per Palladium Share, Palladium has an equity value of between AUD$435,425,129 and AUD$451,771,101.

8.9 Palladium substantial shareholders

As at the date of this Scheme Booklet, the substantial holders of Palladium Shares (holding an interest of more than 2.5%) are:

Substantial holder	Palladium Shares held / controlled	% of Palladium Shares
Kim Bredhauer	1,665,771	38.01%
Christopher Hirst	808,258	18.44%
Christine Purdy	425,000	9.70%
Jose Maria Ortiz	203,087	4.63%
Lars (Niklas) Enander	116,500	2.66%
Donald McGinness	112,000	2.56%

8.10 Employee Variable Incentive Plan

The current Employee Variable Incentive Plan was established in fiscal year 2021 and provides eligible employees with the opportunity to participate in the commercial performance of Palladium. It assists in attracting, motivating and retaining the service of eligible employees to promote the long-term success of Palladium. Under the Employee Variable Incentive Plan, eligible employees may receive cash payments, or a mix of cash payments and Bonus Units. Bonus Units are not Palladium Shares but are a mechanism for eligible employees to participate in Palladium's commercial performance. Bonus Units fluctuate with the value of Palladium Shares and attract quarterly cash payments matching any dividends paid to Palladium Shareholders. Bonus Unit holders are not Palladium Shareholders and Bonus Units do not confer the rights or obligations of Palladium Shares.

47

Section 8 – Overview of Palladium 48 8.11 Palladium Group structure As at the date of this Scheme Booklet, the Palladium structure (excluding dormant entities) is set out below: Subsidiaries and branches which are wholly owned by the Palladium Group Entity name Country of incorporation CARANA Corporation USA Enclude UK Limited UK HK Global Services (SI) Limited (Solomon Islands) Solomon Islands HK Logistics Pty Ltd Australia Palladium Bangladesh Limited Bangladesh Palladium Brasil Consultoria de Programas Ltda Brazil Palladium Burkina Faso SARL Burkina Faso Palladium (Cambodia) Limited Cambodia Palladium Colombia S.A.S. Colombia Palladium Consulting Jamaica Limited Jamaica Palladium Consulting Pty Limited Australia Palladium Development and Consultancy Kenya Limited Kenya Palladium Enterprises Limited UK Palladium Europe BV Netherlands Palladium Global Management LLC USA Palladium Global Management LLC – Ethiopia Project Office Ethiopia Palladium Global Management LLC – Peru Branch Peru Palladium Global Management LLC – Tajikistan Branch Tajikistan Palladium Global Pty Ltd Australia Palladium Global Pty Ltd (Ghana branch) Ghana Palladium Global Pty Ltd (Nepal Branch) Nepal Palladium Global Pty Ltd - Philippines Representative Office Philippines Palladium Global Pty Ltd – Thailand Representative Office Thailand Palladium Group Lebanon SARL Lebanon Palladium Group (M) Ltd. Malawi Palladium Group (Tanzania) Limited Tanzania Palladium Group (U) Limited Uganda Palladium Group Consulting (Fiji) Pte Ltd Fiji Palladium Group Global LLC USA Palladium Group Guatemala Asesores y Compania Limited Guatemala Palladium Group Holdings Limited UK Palladium Group Holdings LLC USA Palladium Group Holdings Pty Ltd Australia Palladium Group Holdings/Jordan Jordan Palladium Group Liberia Limited Liberia Palladium Group Madagascar SARL Madagascar Palladium Group Mali SARL Mali Palladium Group Management Pty Ltd Australia Palladium Group Pte Ltd Singapore

Section 8 – Overview of Palladium 49 Subsidiaries and branches which are wholly owned by the Palladium Group Entity name Country of incorporation Palladium Group SL (Private) Limited Sri Lanka Palladium Group SST Pty Ltd Australia Palladium Holdings Pty Ltd Australia Palladium Impact Capital (US) Ltd (formerly Enclude Ltd) USA Palladium Infrastructure Pty Ltd Australia Palladium International Development Nigeria Limited Nigeria Palladium International Limited UK Palladium International LLC USA Palladium International LLC (Macedonia Branch) Macedonia Palladium International LLC (Kyrgyz Republic Branch) Kyrgyzstan Palladium International LLC (Kazakhstan Branch) Kazakhstan Palladium International LLC (Uzbekistan Branch) Uzbekistan Palladium International LLC (El Salvador) El Salvador Palladium International Pty Ltd Australia Palladium International Pty Ltd (Abu Dhabi branch) UAE Palladium International Pty Ltd (Dubai branch) UAE Palladium Myanmar Ltd Myanmar Palladium PNG Limited PNG Palladium Q Limited LLC Qatar Palladium Rwanda Limited Rwanda Palladium Senegal SARL Senegal Palladium Southmed SL Spain Palladium UK Ltd UK Palladium, Unipessoal, Lda Timor Leste PT Palladium International Indonesia Indonesia Palladium ZA Proprietary Limited South Africa Scope Global Pty Ltd Australia PT Scope Global Nusantara Indonesia Subsidiaries in which the Palladium Group owns a majority interest Entity name Country of incorporation P2 Infrastructure Pty Ltd (50% interest held) Australia Palladium Consulting India Private Limited India Palladium Egypt Consulting LLC Egypt Palladium Haiti Limited S.A. Haiti Palladium Limited Saudi Arabia Palladium Pakistan (Private) Limited Pakistan Palladium Group (Kuwait) Management Consulting WLL Kuwait

Section 8 – Overview of Palladium 50 Entities in which the Palladium Group owns a minority interest Entity name Country of incorporation Bamboo Capital Partners Luxembourg The Palladium Group International Zim (Private) Limited Zimbabwe 8.12 Recent Palladium Share price history The Palladium Board sets a Palladium Share price at intervals in accordance with the Palladium constitution, but this Palladium Share price is indicative only so far as Palladium Shareholders are concerned and Palladium Shareholders are permitted to agree their own terms for the sale and purchase of their Palladium Shares. An internal share sale process is governed by the Palladium constitution whereby existing Palladium Shareholders can offer to buy and sell Palladium Shares to another Palladium Shareholder (and in other limited circumstances) with approval from the Palladium Board. Figure 2 (below) outlines the Palladium Share price history. As set out below, the Palladium Share price is only indicative for Palladium Shareholders, but the indicative Palladium Share price has been used for internal Bonus Unit activities. Figure 2 represents the historical value of Palladium Shares since implementing the prior scheme of arrangement undertaken by Palladium in 2020 and is not an indication or guide on the current Palladium Share price. Figure 2 Palladium Share price History (in AU$) For more detail regarding the value of your Palladium Shares, please see the Independent Expert’s Report at Annexure A. Palladium has no information that any Palladium Shares have been sold in the 6 months immediately before the date of this Scheme Booklet. 8.13 Historical Financial Information Basis of Preparation This section sets out historical financial information of Palladium for the years ended 30 June 2019, 30 June 2020 and 30 June 2021. The financial information in this section is presented in an abbreviated form for the purpose of this Scheme Booklet. It does not contain all the disclosures, presentations, statements or comparatives that are usually provided in an annual report prepared in accordance with the Corporations Act. This Section should therefore be read in conjunction with the audited financial statements. Palladium’s historical financial information has been prepared in accordance with the recognition and measurement principles of AAS (including the Australian Accounting $0.00 $10.00 $20.00 $30.00 $40.00 $50.00 Prior Scheme 2Q-21 3Q-21 4Q-21 1Q-22 Share Price in AU$

Section 8 – Overview of Palladium

Interpretations), issued by the AASB which are consistent with International Financial Reporting Standards and interpretations issued by the International Accounting Standards Board.

Further detail on Palladium's financial performance and financial statements can be found in the 'Shareholders Reports' section of the Palladium Shareholder Portal (SharePoint) at https://palladiumgroup.sharepoint.com/Shareholders/SitePages/Home.aspx.

A number of figures, amounts, percentages, prices, calculations of value and fractions are subject to the effect of rounding. Accordingly totals in tables and commentary may not add due to rounding.

- **Explanation of certain non-IFRS financial measures**

  Palladium uses certain measures to manage and report on its businesses that are not recognised under AAS or International Financial Reporting Standards (**IFRS**). These measures are collectively referred to as non-IFRS financial measures pursuant to Regulatory Guide 230 'Disclosing non-IFRS financial information' published by ASIC. Palladium management uses these non-IFRS financial measures to evaluate the performance and profitability of the overall business. The principal non-IFRS financial measure is as follows:

  - EBITDA is reported earnings including significant items before the following:
    - interest income or expense;
    - depreciation and amortisation;
    - impairment expense;
    - income tax expense; and
    - certain extraordinary expenses not representative of ongoing operations.
  - Project Income is reported earnings including significant items before the following:
    - interest income or expense;
    - depreciation and amortisation;
    - impairment expense;
    - indirect business expenses;
    - income tax expense; and
    - certain extraordinary expenses not representative of ongoing operations.

- **Palladium's Historical Income Statements**

Consolidated Statement of Profit and Loss (AU$ millions)	30-Jun-21	30-Jun-20	30-Jun-19
Revenue from continuing operations	667.5	607.8	539.0
Direct project expenses	(530.1)	(479.4)	(429.4)
Project Income (Gross margin)	137.3	128.4	109.6
Other income	1.0	0.1	0.3
Foreign exchange gain/(loss)	0.1	(0.2)	(0.5)

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Section 8 – Overview of Palladium 52 Consolidated Statement of Profit and Loss (AU$ millions) 30-Jun-21 30-Jun-20 30-Jun-19 Salaries, wages and employee benefits expenses (64.9) (68.4) (53.4) Operating lease and rental expenses (1.8) (1.2) (5.4) Insurance expenses (1.0) (0.9) (1.1) Bank fee and option expenses (0.9) (0.7) (0.7) Information technology and communication expenses (2.3) (2.9) (1.9) Professional fees (8.4) (8.0) (9.3) Travel and accommodation expenses (0.6) (3.1) (3.2) Impairment expense - - (1.5) Depreciation and amortisation (5.6) (8.8) (5.9) Finance costs (4.4) (1.2) (2.3) Bad and doubtful debts expenses (3.4) (0.3) (1.9) Other indirect taxes - (4.2) (1.6) Other operating expenses (3.9) (2.6) (6.6) Profit before income tax 41.2 26.1 14.7 Income tax benefit/(expense) (8.3) (5.6) (6.0) Net profit for the year 32.9 20.5 8.7 Palladium’s Historical Statement of Financial Position Consolidated Statement of Financial Position (AU$ millions) At 30-Jun-21 At 30-Jun-20 At 30-Jun-19 ASSETS Current assets Cash and cash equivalents 8.0 30.6 14.1 Trade and other receivables 75.8 72.3 80.9 Accrued income 43.2 20.6 21.9 Financial assets - - 0.2 Other current assets 9.6 10.8 9.1 Total current assets 136.7 134.3 126.2 Non-current assets Right-of-Use Assets 12.0 14.7 - Property, plant and equipment 0.5 1.7 3.4 Deferred tax assets 8.0 6.7 5.4 Goodwill and intangible assets 42.3 45.6 49.4 Other non-current assets 1.6 1.7 1.4 Investments 1.8 - - Total non-current assets 66.1 70.4 59.6 - - - Total assets 202.7 204.6 185.8 LIABILITIES Current liabilities Trade and other payables 71.5 54.5 53.9 Deferred income 25.1 25.5 15.0 Current tax liabilities 11.6 10.6 8.3 Borrowings 19.7 0.4 18.2 Lease liabilities 4.1 3.5 - Provision for employee benefits 22.9 22.7 16.2 Total current liabilities 155.0 117.1 111.7

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Consolidated Statement of Financial Position (AU$ millions)	At 30-Jun-21	At 30-Jun-20	At 30-Jun-19
Non-current liabilities			
Borrowings	53.1	-	15.4
Lease liabilities	10.5	13.4	-
Provision for employee benefits	5.9	5.9	3.9
Deferred tax liabilities	0.6	0.4	1.0
Other liabilities	-	0.6	2.3
Total non-current liabilities	70.1	20.3	22.6
Total liabilities	225.0	137.4	134.2
Net assets	(22.3)	67.2	51.6
EQUITY			
Issued capital	78.6	24.1	22.2
Reserves	(6.1)	(5.2)	(3.1)
Continuation accounting reserve	(167.8)		
Retained earnings	70.6	45.6	29.3
Equity attributable to Parent interest	(24.7)	64.5	48.5
Equity attributable to non-controlling interest	2.4	2.7	3.1
Total equity	(22.3)	67.2	51.6

- **Palladium's Consolidated Statement of Cash Flows**

Consolidated Statement of Cash Flows (AU$ millions)	30-Jun-21	30-Jun-20	30-Jun-19
Cash flows from operating activities			
Receipts from operating activities	692.6	651.4	571.6
Payments to suppliers and employees	(656.1)	(582.5)	(534.7)
Interest received	0.1	0.1	0.1
Dividends received	0.1	-	-
Interest paid	(4.4)	(0.6)	(2.3)
Income tax refund (paid)	0.7	(9.4)	(1.6)
Net cash from operating activities	32.9	59.1	33.1
Cash flows from investing activities			
Proceeds from sale of PPE	0.1	-	0.0
Purchase of PPE	(1.1)	(0.3)	(1.4)
Payments for restructure transaction	(115.0)	-	-
Purchase of software and IP	-	(0.1)	(1.3)
Payments of deferred consideration	-	(0.2)	(1.2)
Payments relating to investment transactions	(1.8)	-	-
Net cash acquired from business combination	-	-	0.7
Receipts/(payments) from derivative transactions	-	0.2	(0.2)
Receipts/(payments) from loan advances	-	0.5	(0.0)
Net cash used in investing activities	(117.8)	0.1	(3.3)
Cash flows from financing activities			
Acquisition of treasury shares	-	(0.4)	(1.9)
Share buy-back	-	-	(3.8)
Net proceeds (repayment) of borrowings	72.3	(30.9)	(3.4)
Payments for lease liabilities	(3.3)	(4.0)	-
Dividends paid	(6.6)	(4.7)	(12.4)
Net cash used in financing activities	62.4	(40.1)	(21.5)
Net increase / (decrease) in cash and cash equivalents	(22.5)	19.1	8.3
Cash and cash equivalents at the beginning of the financial year	30.6	11.3	2.8

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Consolidated Statement of Cash Flows (AU$ millions)	30-Jun-21	30-Jun-20	30-Jun-19
Effects of exchange rate changes on cash and cash equivalents	(0.1)	0.1	0.2
Cash and cash equivalents at the end of the financial year	8.0	30.6	11.3

- **Management commentary on Palladium historical financial information**

  Palladium reported gross revenue of approximately AU$539 million, AU$608 million, and AU$667 million in FY19, FY20, and FY21, respectively. Despite the COVID-19 pandemic and changing economic context, growth was achieved by continued success in winning work from Palladium's core clients, and through successful expansion into new client markets.

  This growth was principally driven by donor work on behalf of USAID and FCDO (including DFID and FCO prior to their merger to become the FCDO). A notable example of Palladium's traction into new client markets is Palladium's successful bid to deliver the UK Department of Work and Pensions (DWP) funded Restart Program, which is designed to support the long-term unemployed in the UK in their return to the workforce.

  Palladium reported growth in net profit after tax (NPAT) from approximately AU$9 million to AU$34 million between FY19 and FY21. Our earnings primarily increased due to greater revenues and improved profitability, with Palladium's improved profitability principally reflecting Palladium's operating costs growing at a slower rate than gross revenues.

8.14 Material changes in Palladium's financial position.

Other than:

- payment of dividends:
  - in quarter 1 (1 July 2021 to 30 September 2021), AU$0.42 per Palladium Share;
  - in quarter 2 (1 October 2021 to 31 December 2021), AU$0.42 per Palladium Share;
  - Total AU$0.84 per Palladium Share;
- accumulation of earnings in the normal course of trading;
- as at 31 January 2022, Palladium's net cash (including project cash) was AU$19.1 million and net bank debt (including project cash) was AU$61.7 million; and
- as disclosed in this Scheme Booklet,

within the knowledge of the Palladium Directors, the financial position of Palladium has not materially changed since 30 June 2021, being the date of Palladium's last balance sheet laid before the company in a general meeting or sent to Palladium Shareholders in accordance with section 314 or 317 of the Corporations Act.

8.15 Effects of COVID-19 on Palladium

Palladium has not seen or expects to see any material adverse changes as a result of COVID-19 pandemic. While some existing projects have been impacted, there have also been a number of new opportunities that the company is currently tendering for and some contracts that have been won. This includes the company's emergency response and logistics offering that has seen an increase in revenue in these areas.

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Section 8 – Overview of Palladium

Despite this Palladium understands the need for risk mitigation and has implemented various strategies to ensure the business is able to withstand any negative changes, such as frequent review of planned staff utilisation, and close monitoring of any potential impact to milestone achievement.

8.16 Interests of Palladium Directors

- **Interests of Palladium Directors in marketable securities of Palladium**

  The following table shows the marketable securities of Palladium held by, or on behalf of, each Palladium Director as at the date of this Scheme Booklet:

Palladium Director	Palladium Shares	% of Palladium Shares
Kim Bredhauer	1,665,771	38.01%
Christopher Hirst	808,258	18.44%
Vanessa Wallace	11,430	0.26%

- **Interests of Palladium Directors in marketable securities of PGHI, GISI or the Bidder**

  There are no marketable securities of PGHI, GISI or the Bidder held by, or on behalf of, any Palladium Director as at the date of this Scheme Booklet.

8.17 Palladium's Directors' intentions for the business

The Corporations Act requires a statement by the Palladium Directors of their intentions regarding Palladium's business. If the Scheme is Implemented, the existing Palladium Directors will resign from the Board of Palladium and the Palladium Board will be reconstituted in accordance with the instructions of Bidder after the Implementation Date. Accordingly, it is not possible for the Palladium Directors to provide a statement of their intentions after the Scheme is Implemented regarding:

- the continuation of the business of Palladium or how Palladium's existing business will be conducted;
- any major changes, if any, to be made to the business of Palladium; or
- any future employment of the present employees of Palladium.

The Palladium Directors have been advised that the intentions of the Merged Group with respect to these matters are set out in Section 10.5.

If the Scheme is not Implemented, the Palladium Directors intend to continue to operate in the ordinary course of the business of Palladium.

8.18 PIC Transaction

- On 1 April 2022, Palladium Group Holdings Limited (**PGHL**), a subsidiary of Palladium, and the New PIC Shareholders entered into the PIC Agreement under which 100% of the shares in Palladium Impact Capital Limited (PIC) were transferred from PGHL to eight Palladium Shareholders (being the 'New PIC Shareholders'), in satisfaction of the condition precedent under clause 3.1(1)(d)(iv) of the Scheme Implementation Agreement (the **PIC Transaction**).
- The rationale for undertaking the PIC Transaction was to remove PIC from the Palladium Group so that the Scheme could proceed to Implementation without the requirement for the Bidder to obtain FCA approval to acquire Palladium. Palladium and GISI were concerned about the potential for significant delays in the FCA approval process which might have resulted in FCA approval of the acquisition by the Bidder of Palladium not being obtained within the timetable set for Implementation of the Scheme. The transfer of PIC to the New PIC Shareholders satisfied the condition precedent under clause 3.1(1)(d)(iv) of the Scheme Implementation Agreement (relating to FCA approval). It is intended that the New PIC Shareholders will only hold their shares in PIC for an interim period (during which they will receive no economic benefit from holding shares in PIC) and that 100% of the shares in PIC

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will be transferred back to PGHL after Implementation, once GISI obtains FCA approval for that to occur. Such transfer will take place at the same purchase price paid by the New PIC Shareholders under the PIC Agreement (being GBP£66.134 per PIC share).

- Post-completion of the PIC Transaction and as at the date of this Scheme Booklet, the shares in PIC are owned as follows:

New PIC Shareholder	% of PIC shares held/controlled	Number of PIC shares
Kim Bredhauer	29%	2,465 Ordinary shares
Christopher Hirst	19%	1,615 Ordinary shares
Gillie Slater	9%	765 Ordinary shares
Sinead Magill	9%	765 Ordinary shares
Rhys Morris	9%	765 Ordinary shares
Jose Maria Ortiz	9%	765 Ordinary shares
Katy Topping	8%	680 Ordinary shares
Ron Erasmus	8%	680 Ordinary shares
Total	**100%**	**8,500 Ordinary shares**

- Under the PIC Agreement it was agreed:
  - 100% of the shares in PIC would be transferred from PGHL to the New PIC Shareholders at a purchase price of GBP£66.134 per PIC share. The payment of such purchase price will be deferred until 31 December 2022. The payment obligation:
    - if the FCA approval is obtained, will be forgiven in consideration of the New PIC Shareholders transferring all the PIC shares back to PGHL upon the FCA approval; or
    - if PIC is to be liquidated either due to the FCA approval not being obtained or as elected by PGHL, will be forgiven on the earlier of such election or 31 December 2022 in consideration of (i) the transfer of the PIC business (including any assets or other rights owned by PIC) to PGHL or its nominated affiliates, and (ii) the payment of any proceeds received by the New PIC Shareholders to PGHL;
  - Post-completion of the PIC Transaction:
    - PIC will continue to operate in the ordinary course with PGHL continuing (or procuring that a member of the Palladium Group will continue) to:
      - provide working capital to PIC;
      - provide all other services to PIC to enable it to operate the business in the ordinary course;
      - maintain PIC's license issued by the FCA; and
      - fulfil PIC's obligations under client contracts;
    - The directors of PIC (being Steven van Weede, Charles Middleton and Kim Bredhauer) will maintain their positions on the PIC Board;
    - The New PIC Shareholders will not be eligible for any PIC dividends, distributions of capital or any other similar entitlements in respect of their PIC shares;

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Section 8 – Overview of Palladium 57 o PGHL will indemnify each of the New PIC Shareholders in connection with acquiring and holding the PIC shares, except where the New PIC Shareholder has engaged in wilful misconduct or fraud; o The transfer of 100% of PIC back to PGHL after Implementation (at which time PGHL will be a Subsidiary of GISI) will require FCA approval. PIC, PGHI, the Bidder and GISI will use reasonable endeavours to obtain such FCA approval before 31 December 2022 (the Long Stop Date); o Once such FCA approval is obtained, the New PIC Shareholders are required to transfer their PIC shares back to PGHL at the same purchase price paid by the New PIC Shareholders under the PIC Agreement (being GBP£66.134 per PIC share); o Transfers of PIC shares by the New PIC Shareholders will be prohibited, except when transferring their shares back to PGHL, following FCA approval; o If such FCA approval is not obtained by the Long Stop Date then the parties will take steps to cancel PIC’s FCA license, transfer all of PIC business (including all assets and other rights owned by PIC) to PGHL or its nominated affiliates and PIC will be wound up or deregistered (the Liquidation Plan), PGHL is also entitled to proceed with the Liquidation Plan on its election; o If the parties proceed with the Liquidation Plan, payment of the deferred purchase price agreed under the PIC Agreement (being GBP£66.134 per PIC share) will be forgiven and any proceeds from the liquidation of PIC will be paid to PGHL; and o All transaction costs for the Liquidation Plan will be borne by the Bidder. Palladium Shareholders should have regard to the above matters when considering Mr. Hirst’s and Mr. Bredhauer’s recommendation on the Scheme in their capacity as Palladium Directors, which appears a number of times throughout this Scheme Booklet. Mr. Hirst and Mr. Bredhauer consider that despite their interests in the PIC Transaction, it is appropriate for each of them to make a voting recommendation on the Scheme given each of Mr. Hirst’s and Mr. Bredhauer’s roles in the operation and management of Palladium and that Palladium Shareholders would wish to know their views in relation to the Scheme as key Palladium Board members. In considering whether or not to vote in favour of the Scheme, Palladium Shareholders should have regard to the interests of the New PIC Shareholders (who are a number of the existing Palladium Shareholders) as set out above. The PIC Transaction has been implemented to satisfy the condition precedent under clause 3.1(1)(d)(iv) of the Scheme Implementation Agreement, in circumstances where that condition may not otherwise have been satisfied within the timetable set for Implementation of the Scheme. The Palladium Board considers that it is appropriate for each New PIC Shareholder to vote on the Scheme Resolution as the PIC Transaction does not provide any economic benefit to the New PIC shareholders and, indeed, the participation of the New PIC Shareholders in the PIC Transaction enabled the PIC Transaction to occur which enhances the likelihood of the Scheme being Implemented. 8.19 Publicly available information Palladium is required to lodge various documents with ASIC. Copies of documents lodged with ASIC in relation to Palladium may be obtained from, or inspected at, an ASIC office. The following documents are available from Palladium (free of charge to Palladium Shareholders): this Scheme Booklet (via the Palladium Shareholder Portal (SharePoint) at https://palladiumgroup.sharepoint.com/Shareholders/SitePages/Home.aspx); and

Section 8 – Overview of Palladium 58 the 2021 Palladium Annual Report (being Palladium's annual financial report for the financial year ended 30 June 2021).

Section 9 – Overview of GISI 59 9 Overview of GISI In accordance with the responsibility statement in the "Important Notices" section of this Scheme Booklet, GISI, the Bidder and PGHI have been solely responsible for preparing the information in this Section 9. 9.1 History GISI was founded in 2016 by a group of experienced engineering & construction (E&C) executives, including Richard G. Newman and John M. Dionisio, who each served as Chairman, President and/or Chief Executive Officer of AECOM at various times from 1990 through to 2015. In forming GISI, the goal was to create a scalable and diverse platform of engineering, construction management and program management firms that facilitate ownership transition for high quality firms, allowing them to take advantage of GISI's industry experience, access to capital, and expertise in strategic growth and employee ownership. GISI invests in companies in the construction management and engineering and consulting, and program management industries that seek smooth ownership transition, diversification, and the opportunity for broad employee ownership, all while maintaining their legacies, brands, and self- management of their businesses. Over time, GISI intends to diversify into other geographies, markets and services, including the business that Palladium conducts. GISI's construction services platform (Construction Services) commenced operations on 1 January 2017 with its investment (together with management) in what is today STO Building Group (STOBG), a leading New York-based construction management firm. STOBG, formerly known as Structure Tone Organization, just celebrated its 50th anniversary. Since 2017, STOBG has merged with six strong regional businesses and expanded their service capabilities and geographic footprint. Another critical component of GISI's strategy was to diversify through a second platform to complement Construction Services. GISI accomplished this by launching its Global Engineering and Consulting Services (GECS) business in October 2020 through the merger with LiRo Engineers, Inc. and affiliated entities (collectively, the LiRo Group). Since inception, GISI has used its liquidity including internally generated cash flow, and equity to merge with seven successful regional companies. 9.2 Business overview General GISI operates as a group of diversified engineering, construction management, program management, and consulting businesses that serves clients throughout the United States, Canada, the U.K., and Ireland. GISI is licensed to operate in more than 40 states in the U.S. GISI believes in a principled business approach where employees, stockholders and clients are treated with mutual respect and trust. This approach, together with offering ownership to all employees, help create successful mergers, a more engaged team of employees, and higher quality results for GISI customers. GISI proactively invests in its employees, encourages innovation, empowers operating subsidiary leadership and learning, and is dedicated to a safe and healthy workplace. GISI maintains each merger partner’s brand identity to support and preserve local and regional relationships, while also demonstrating GISI's commitment to the communities in which GISI operates. GISI’s group of companies consists of thirteen operating units, each with their own brand. GISI operates through two primary business platforms: construction services, branded as STOBG, and general engineering and consulting services, branded as GECS. Each of these platforms focuses on specific segments of the E&C market, with different customers and services provided.

Section 9 – Overview of GISI 60 Construction Services Construction Services is a full-service platform providing clients from multiple sectors and project types with services spanning the full life cycle of a construction project from site evaluation, preconstruction, and construction management to commissioning, close-out and post-completion maintenance, and is ranked #2 in ENR’s 2021 Top 100 Construction Management At-Risk Firms. STOBG primarily manages the construction of buildings (core and shell) and interiors for commercial, institutional, and light industrial customers. Clients engage STOBG to procure and manage the services of a broad range of subcontractors, each of which is responsible for a specific scope of work on a project. STOBG is compensated by its customers for delivering projects on time, within expected costs while allocating project risk, including the risk for changes in cost and schedule, between the customer and the subcontractors in a transparent partnership consistent with GISI's mission and core values. In 2021, GISI's three largest construction end markets were corporate interiors, industrial (including distribution), and healthcare. STOBG also offers clients expertise in sustainability and wellness, an increasingly critical element of its value proposition, especially as healthy buildings, environmental compatibility and post COVID-19 pandemic response become top priorities for many clients. STOBG has approximately 265 LEED-certified professionals who have worked on hundreds of LEED-certified award-winning projects. It also works closely with clients to advance their goals in construction waste management, minimizing their carbon footprint, and delivering the highest standards in indoor air quality. As a result, STOBG has been consistently regarded as a top-ranking green contractor by Engineering News Record (ENR). A major reason for the Transaction is that the merger with Palladium will advance GISI's ability to offer services to clients that have a positive social impact. STOBG manages construction projects with contract values in excess of US$1 billion and completion times up to three years. More typically, however, STOBG works on smaller projects with contract values of less than US$5 million. STOBG's “client first” philosophy and longstanding relationships with core customers are primary drivers of its success. Clients of STOBG are principally in the private sector. We intend over time to broaden GISI's presence with public and institutional sector clients by leveraging GECS’s public sector customer base. STOBG primarily focuses on low-risk cost plus fee contracts, where STOBG is paid a negotiated fixed rate and reimbursed for approved project costs and the client bears cost and schedule risk. STOBG also performs work on a guaranteed maximum price basis, where a client reimburses for actual cost plus a fee up to maximum aggregate agreed upon price. STOBG selectively performs under lump sum contracts, predominantly for smaller projects and offers to do this as a convenience to clients to conclude larger projects once costs and timing are generally known. General Engineering & Consulting Services The large majority of GECS revenues comes from construction management for fee and resident engineering and inspection services. Other services include environmental, mechanical, civil structural, utility, and telecommunications engineering and construction management for fee. These services are provided to clients in New York and other Northeastern U.S. states. The GECS business principally serves public sector clientele on projects in the transportation infrastructure markets, including highway, bridge, rail, transit, and aviation. Today, the LiRo Group services marquee public agencies in the New York Tri-State area. Revenue at the GECS business is largely based on cost reimbursable and time and materials contracts, where GECS bears no project execution or completion risk. While the GECS platform is currently a much smaller portion of GISI’s business than Construction Services, GISI intends to focus on investing in organic and acquisitive growth for this new platform to expand its service offerings and geographic footprint. Where

Section 9 – Overview of GISI 61 advantageous, GISI will combine the resources of the GECS and Construction Services platforms to jointly pursue public sector facilities projects in social infrastructure (e.g., educational, medical, judicial, and other similar public) facilities. Geographic Footprint In 2021, GISI's operating businesses are in the three largest geographic regions, the Northeast, West and Mountain West regions of the U.S. GISI directly serves clients in major metropolitan areas across the U.S., Canada, the U.K. and Ireland. In locations where it does not have a construction capability, GISI works with “alliance partners” who are local construction firms, with whom there are pre-established teaming arrangements and who meet rigorous quality assurance and other prequalification requirements, to construct projects for valued clients. In addition, GISI also forms local partnerships to team on specific projects. Impact of COVID-19 pandemic GISI's business was significantly impacted by the COVID-19 pandemic. In the second quarter of 2020, the spread of the virus and the resulting implementation of government and/or customer lockdown orders slowed work activity significantly, principally in the Northeast and the greater San Francisco Bay area. In contrast, most of the job sites in other geographic regions were deemed “essential” or otherwise permitted to remain active. Overall, more than half of GISI's projects were suspended because of government-mandated measures or customer requests during the second quarter and as a result, GISI's revenues were lower. For the remainder of 2020, most of the businesses recovered as the economy reopened, albeit subject to renewed slowdowns when the pandemic experienced a second surge in the fourth quarter. Further pandemic impacts were mitigated by GISI's expanding geographic footprint and cost reduction initiatives. In 2021, the pandemic (in particular the “Delta” variant) continued to impact GISI’s business to a lesser extent, but most notably in San Francisco, London, Dublin, and Toronto, where GISI experienced continued government-mandated restrictions. For most of 2021, those restrictions have been rescinded and those markets have reopened. The recent emergence, however, of the “Omicron” variant in the U.S. and abroad has continued to impact GISI's markets with near term project scheduling challenges caused by a combination of various factors, including supply chain disruptions, labour shortages, reassessments by owners of their space requirements, and certain government mandates related to work force vaccination, testing requirements, and quarantine periods for those infected. GISI's markets may continue to be adversely impacted by these conditions. Although this business disruption is expected to be temporary, significant uncertainty exists concerning the magnitude, duration and impacts of the COVID-19 pandemic, including with respect to the effects on GISI's customers and customer demand for its services. Accordingly, GISI's results of operations for future periods could continue to be adversely impacted. 9.3 Strategy Focus on continued diversification Diversification is a key element of GISI’s strategy. As the pie charts below illustrate, at its inception in January 2017, GISI was primarily an interiors construction firm with the vast majority (82%) of its revenues in the Northeastern U.S. GISI has since achieved significantly greater diversification by end markets and geographies in the intervening four years (e.g., Northeastern U.S. constituted only 45% of 2021 revenues).

Section 9 – Overview of GISI 62 2017 Revenue by Geography 2021 Revenue by Geography 2017 Revenue by End Markets 2021 Revenue by End Markets Within construction management, STOBG will continue to diversify by focusing on higher growth markets such as data centres and other mission critical facilities; industrial, including warehousing and manufacturing facilities; education; health care; public sector, including courthouse and public safety facilities; and public transportation and other infrastructure. Similarly, with the addition of the GECS platform, GISI has started diversifying into the public sector markets and will continue to expand this platform. Public sector work, in comparison to private sector markets, is typically less volatile and has longer cycles. GISI believes that the GECS platform will benefit from a renewed and greater effort by the U.S. federal government on funding transportation and other infrastructure improvements, as most recently exemplified by the enactment of the Infrastructure Investment and Jobs Act (IIJA), a US$1.2 trillion commitment to renewing U.S. physical and social infrastructure. In 2021, the predominant portion of GECS revenues were generated from public sector infrastructure clients. The Transaction is the latest example of GISI’s diversification strategy. GISI’s two platforms today meet client physical infrastructure needs. As the third platform, Palladium will expand opportunities for GISI clients by providing services that result in positive impacts in social infrastructure programs. As the line between physical and social infrastructure blurs, the addition of Palladium to the GISI family will be a unique offering to enable clients to meet their physical and social infrastructure needs.

Section 9 – Overview of GISI 63 Pursue accretive merger opportunities Since GISI's merger with STOBG in January 2017, GISI has completed seven follow-on mergers, including Layton Construction Company, LLC (Layton) in 2019, the LiRo Group in 2020, and RC Andersen in 2021. These mergers have enabled GISI to strategically diversify the business and accelerate its growth. GISI has a unique approach to mergers and acquisitions process that is designed to align incentives and enhance performance of the combined business. This approach begins with the identification and due diligence of potential merger partners and carries through well beyond Implementation of the Transaction. GISI identifies businesses that have longevity and strong reputations in the markets they serve. These businesses are typically privately- owned, strong regional service providers with second- or third-generation management teams. GISI looks for merger partners that share similar corporate values and have a strong desire to stay on after Implementation and to continue running operations. GISI does not manage day-to-day operations, but rather provides strategic guidance, industry expertise and capital and other resources. GISI's mergers are structured with a significant portion of consideration in the form of GISI Shares. Once a merger is completed, GISI shares best practices that can be leveraged across the broader group of businesses and encourage collaboration across the platform. In addition, GISI provides merger partners value-added expertise in growth strategies, better access to capital, insurance and bonding, and opportunity for employee equity ownership. As a result, GISI believes that it is often preferred to other potential merger partners. Accelerate revenue growth through cross selling Instead of focusing on cost reductions post-completion, GISI prioritizes collaboration and cross-selling among various businesses. One of the attractions for potential merger partners to join GISI is the ability to sell professional services to their customers in end markets and geographies where they may otherwise be unable to do so. For example, Layton has expanded its relationship with clients such as Amazon by offering the ability to execute on projects outside its pre-merger geographic presence in such areas as Canada and Texas. Another attraction is the ability of new merger partners to offer technical services of other GISI family members that it previously could not offer on its own. Prudent Risk Management and Mitigation GISI’s operating subsidiaries takes a conservative, process-oriented approach to minimizing financial risk tied to any specific project through contract structuring and strict approval requirements. They also have a rigorous subcontractor management frameworks through which each subcontractor must undergo an extensive pre-qualification process that is renewed annually. Continue to advance employee ownership Employee ownership is one of GISI's core values and strategies. Employee stockholders act like owners as their interests are strongly aligned. As of 31 January 2022, GISI and its operating units enjoyed the services of 5,069 employees, approximately 33% of whom are GISI Shareholders. The ability to offer employee ownership is a key proposition in GISI's employee recruiting and retention efforts as well as merger activities, as many potential partner firms have limited or no employee ownership opportunity prior to joining GISI. 9.4 GISI Group structure GISI is the parent company of the GISI Group. As described above, GISI’s business currently consists of two major platforms (STOBG and GECS) composed of subsidiary legal entities that constitute its family of 13 partner company brands. The following diagram shows (at a high-level) the structure of GISI Group as at the date of this Scheme Booklet:

Section 9 – Overview of GISI 64 Overview of PGHI Holding Company PGHI Holding Company is an unlisted U.S. company, incorporated in the State of Delaware, on 7 February 2022 for the purposes of owning PGHI. Among other things, PGHI Holding Company will likely become a loan party under GISI’s revolving and term loan credit facilities, and pledge as security the shares it owns in PGHI. Accordingly, PGHI Holding Company and its Subsidiaries will become subject to the applicable terms and conditions of the GISI Credit Agreement and Bond Indenture along with related documents, as provided to Palladium. PGHI Holding Company is not expected to conduct business operations and, except as noted herein, is not expected to own any assets or have any liabilities other than in connection with its incorporation and the taking of such other actions as are necessary to facilitate the Implementation of the Scheme. PGHI Holding Company is currently a directly owned Subsidiary of GISI. Overview of PGHI PGHI is an unlisted U.S. company, incorporated in the State of Delaware, on 7 February 2022 for the purposes of the Scheme. PGHI does not conduct business and does not own any assets or have any liabilities other than in connection with its incorporation, the entry into the Scheme Implementation Agreement and other transaction documents in connection with the Scheme and the taking of such other actions as are necessary to facilitate the Implementation of the Scheme. Upon Implementation, PGHI will indirectly own Palladium via the Bidder, a directly owned Subsidiary of PGHI. PGHI, through PGHI Holding Company, is currently an indirect Subsidiary of GISI and after Implementation will be owned 80% (indirectly) by GISI (the remaining 20% then being owned by the former Palladium shareholders). It is through their 20% ownership of PGHI that Scheme Shareholders will retain a 20% continuing indirect interest in Palladium. Overview of the Bidder The Bidder is an unlisted U.S. company incorporated in the State of Delaware on 15 March 2022 for the purposes of the Scheme. The Bidder is a Subsidiary of PGHI and GISI. The Bidder does not conduct business and does not own any assets or have any liabilities other than in connection with its incorporation, the entry into the Scheme Implementation Agreement and other transaction documents in connection with the Scheme and the taking

Section 9 – Overview of GISI 65 of such other actions as are necessary to facilitate the Implementation of the Scheme. Upon Implementation, the Bidder will own Palladium directly. 9.5 Board and senior management for GISI and PGHI Directors of GISI As at the date of this Scheme Booklet, the directors of GISI are the following persons: Name and position Biographical details Richard G. Newman GISI Board Executive Chair Mr. Newman led the launch of AECOM as an independent company in 1990, served as CEO through 2005, and as Executive Chairman and/or Director to March 2015. During his tenure, he led growth and diversification activities that extended AECOM’s geographic reach around the world and significantly broadened its business lines. After retiring from AECOM, Mr. Newman co-founded GISI in 2016 and he has continued to serve as GISI’s Executive Chair. John M. Dionisio GISI Board Executive Vice Chair Mr. Dionisio has served as AECOM Executive Chairman, President and CEO to March 2016. As executive chairman, he oversaw the acquisition of URS and Hunt Construction, increasing revenue from US$8 billion to US$19 billion and total staff to more than 95,000. As president and CEO, AECOM tripled its revenue to US$8 billion and doubled its workforce, while expanding its service offerings and geographic reach. In 2007, he oversaw the company’s initial public offering (IPO) on the New York Stock Exchange (NYSE), one of the largest engineering industry IPOs of all time. This included the successful merger and acquisition of more than 10 companies. Together with Richard Newman, Mr. Dionisio co- founded GISI and serves as its Executive Vice Chair. He also serves on various corporate boards. Vanessa C.L. Chang GISI Director Ms. Chang has extensive experience in accounting and financial reporting, executive compensation, capital markets, and corporate governance matters acquired during her career and service on other public and private company boards. She has served as an Independent Director of Sykes Enterprises [NASDAQ: SYKE] since March 2016 where she Chairs the Nominating & Governance Committee and is a member of its Audit Committee; an independent Director of Transocean Ltd. [NYSE: RIG] since May 2012 and currently Chairs its Audit Committee and is a member of its Compensation Committee; and an Independent Director of Edison International [NYSE: EIX] since April 2007, where she chairs the Compensation Committee and is a member of its Nominating & Governance Committee. Since March 2000, Ms. Chang has served as a director or trustee of 16 funds advised by the Capital Group and its subsidiaries, nine of which are members of the American Funds family and seven of which are members of Capital Group's Private Client Services. Ms. Chang is Chair of GISI’s Audit & Finance Committee of the Board. William D. Jones GISI Director Mr. Jones is President and Chief Executive Officer of CityLink Investment Corporation, a commercial real estate company he formed in 1994 that has earned national acclaim for developing complex private and public urban projects. He also served as President and CEO of City Scene Management Company from 2001 through 2018. Prior to that, Mr. Jones served as Investment Manager of certain Prudential real estate subsidiaries and as General Manager/ Senior Asset Manager overseeing more than 2 million square feet of office, retail, industrial and multi-family properties spread across three states. Earlier in his career, he became the youngest city council member of a major American city and also served as Deputy Mayor. Mr. Jones is the lead independent director of

Section 9 – Overview of GISI 66 Name and position Biographical details Sempra Energy [NYSE: SRE], a Fortune 500 energy services holding company where he chairs its nominating/corporate governance committee and is a member of its compensation and executive committees. Mr. Jones also is an independent director and board chair of certain funds managed by the Capital Group with net assets in excess of US$500 billion. He is a former chair of the audit and nominating/governance committees and led the joint chairs committee on nominating/governance for the overall American Funds complex. Mr. Jones was elected as an independent director of Biogen [NASDAQ: BIIB] in June 2021. He is a member of the UC San Diego. Foundation Board of Trustees, a member of the Investment/Finance Committee and a member of the UC San Diego Real Estate Advisory Council. Mr. Jones has served as a Director of the San Francisco Federal Bank (Los Angeles Branch Board) and is a chairman of the Federal Reserve Bank (Los Angeles Branch Board). Mr. Jones is Chair of GISI’s Compensation & Organization Committee of the Board and is the independent director responsible for liaising with GISI’s outside stock valuation firm. William F. Murdy GISI Director Mr. Murdy served as Chairman and CEO of Comfort Systems USA from the time he joined the company in 2000 until he stepped down as CEO in 2012 and Chairman in 2014, creating more than US$1 billion of enterprise value over 10 years. He also serves on various public boards, including LSB Industries and Vectrus, and formerly UIL and Kaiser Aluminium. Mr. Murdy is the GISI Board’s lead director. Richard G. Newman, Jr. GISI President and CEO, GISI Director, STOBG Director Mr. Newman joined GISI as President in April 2018, after having served as the President & CEO of Lowe – Real Estate. He has experience in commercial, multi-family, hotel & resort, institutional, and mixed-use development and investment projects. His responsibilities included development and construction management projects of over US$2 billion and over US$4 billion of assets under management. Stewart A. Resnick GISI Director Mr. Resnick is Chairman and President of The Wonderful Company, a privately held, US$4.8 billion global enterprise committed to harvesting, processing and marketing healthy products. Its iconic brands include Wonderful Pistachios, Wonderful Halos, POM Wonderful, FIJI Water, JUSTIN and Landmark Wines, and Teleflora. He believes in giving back to the communities in which his employees live and work through extensive community development efforts, comprehensive employee health and wellness programs, and robust educational initiatives. He sits on the Board of Trustees for Caltech, the J. Paul Getty Trust, Bard College and Conservation International. Jonathan Rosenthal GISI Director Mr. Rosenthal is Managing Partner of Saybrook Capital, LLC, having joined the firm shortly after its inception in 1990. He brings three decades of experience in complex financings and restructurings as an advisor, operator, and investor on behalf of financial institutions, bondholders, private equity investors, and on his own account in public and private enterprises. He has had leadership roles in some of the largest and most complex restructurings in history, including Pacific Gas and Electric, United Airlines, and Foster Wheeler, a US$4 billion engineering and construction company. He serves on the boards of Accretive Solutions, Taylored Services, and Total Transportation Services, Bankruptcy Management Solutions, and AGY. Anthony C.K. Shum GISI Director Mr. Shum is an engineering and construction industry leader in the Asia Pacific region. His career spans over 40 years and includes extensive experience in senior executive roles in developing and managing businesses in design, build, finance, operation and maintenance for the

Section 9 – Overview of GISI 67 Name and position Biographical details infrastructure, building and environmental markets, and in mergers and acquisitions. Mr. Shum is Chair of GISI’s Nominating, Environmental, Social, Governance Committee of the Board. Senior management of GISI As at the date of this Scheme Booklet, the non-director senior management of GISI are the following persons: Name and position Biographical details Jeffrey M. Kissel GISI Executive Vice Chair Mr. Kissel most recently served as CEO of HawaiiGAS from 2007-2013, where he led the company to become one of the 100 largest gas utilities in the nation, developed clean and renewable sources of energy, and produced record growth and earnings. He has served as a Director and Audit Chair for banks and other NYSE companies and held varied financial executive positions in publicly traded companies since 1974. Mr. Kissel co-founded GISI in 2016 and served as its CFO through March 2022. Richard C. Lee GISI Executive Vice President and CFO; STOBG Director Mr. Lee brings to GISI and its partner firms more than twenty-eight years of experience in public accounting working on domestic and cross border mergers and acquisitions – with corporate, private equity and infrastructure investors. He was a partner at KPMG LLP and previously a partner at Arthur Anderson LLP. He is responsible for managing key elements of GISI strategic planning, mergers and acquisitions programs and developing improved systems for accounting and financial reporting capabilities. He also works with partner firms, subsidiaries and outside consultants to assure that accounting best practices are being used across all platforms, and serves on the STOBG board of directors where he is a member of the Audit Committee. Deborah S. Butera GISI General Counsel and Secretary Ms. Butera joined GISI in October 2021 as General Counsel. In this role, she is responsible for managing the corporate legal strategy to facilitate business activities and compliance. Ms. Butera also serves as corporate secretary and has oversight of all legal affairs for GISI. She brings to GISI over ten years of General Counsel experience in publicly traded and privately held company settings and over 22 years of experience advising engineering and construction industry participants. Most recently, she served as Senior Vice President, General Counsel & Secretary at Kleinfelder and Kratos Defense & Security Solutions. John M. Dionisio Jr. GISI – Managing Director, Corporate and Strategic Development Mr. Dionisio’s role focuses on corporate and strategic development initiatives both from an M&A and organic growth perspective. Additionally, he spearheads GISI’s approach to technology- based innovation investments as well as ESG. Prior to joining GISI, John was a founding member and partner of Meridiam SAS, a Paris- based investor and asset manager specializing in sustainable infrastructure development that has over US$15bn of assets under management. Robert E. Sterzenbach GISI Corporate Mr. Sterzenbach brings to GISI 30 years of extensive experience in international finance and operations providing financial compliance, strategy development and implementation, as well as acquisitions and commercial real estate development with public and private companies throughout the United States, Australia and the Asia-Pacific region. Prior to joining GISI, he served as the Chief Financial Officer of HawaiiGas, a

Section 9 – Overview of GISI 68 Name and position Biographical details Controller and Treasurer gas energy manufacturing and distribution company providing services to customers throughout the state of Hawaii. There, he restructured all reporting and compliance activities, lead refinancing and lender relationships, implemented raw materials hedging programs and developed programs to improve EBITDA 300% during his tenure. Alex Kwan GISI Asia CEO Mr. Kwan is responsible for GISI’s activities in Asia and a member of GISI Asia’s Board. Prior to joining GISI, Alex was the Executive Director (Engineering & Technology) of the Airport Authority Hong Kong from 2017 to early 2020. In addition to delivering annual capital work investment of about US$1 billion and maintenance expenditure of US$150 million, he was responsible for applying innovation and technology to advance Hong Kong International Airport’s smart airport vision. Some notable innovations Mr Kwan has brought into practice include digital twin, big data analytics, internet of things, enterprise 5G network and autonomous vehicles. His autonomous Electric Tractor project put HK International Airport as the world first’s airport with driverless vehicles in full operation. Directors and senior management of PGHI As at the date of this Scheme Booklet, the directors and senior management of PGHI are the following persons: Name and position Biographical details Jeffrey M. Kissel Director and President of PGHI See the second table in Section 9.5. Richard C. Lee Director of PGHI See the second table in Section 9.5. Deborah S. Butera Director and Secretary of PGHI See the second table in Section 9.5. 9.6 Interests of GISI's directors and senior management As of 31 January 2022, the directors and senior management of GISI collectively own 12.1 million shares, or 37%, of the outstanding securities in GISI on a fully diluted basis, after giving effect to presumed vesting of RSUs and PRSUs.

Section 9 – Overview of GISI 69 Each existing director of GISI received as at 31 January 2022 in fees and other compensation in his or her capacity as a director of GISI as set out in the table below: As PGHI is a newly formed entity, no fees or other compensation has been paid to the directors of PGHI as of the date of this Scheme Booklet. 9.7 Historical Financial Information Basis of preparation The following information is derived from the consolidated financial statements of GISI and its Subsidiaries, which comprise the consolidated balance sheets at 31 December 2021 and 2020, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years ended 31 December 2021 (the GISI Audited Financials). The financial information is presented in a summary form and consequently does not contain all of the disclosures that are usually provided in financial statements prepared under accounting standards generally accepted in the United States of America or an annual report prepared in accordance with the Corporations Act. The GISI Audited Financials were prepared in accordance with accounting principles generally accepted in the United States and the independent auditor, Grassi & Co., CPAs, P.C. has issued an unqualified audit opinion. GISI’s significant accounting policies are discussed further below at the end of this section. Set out below is a summary of GISI's historical consolidated income statements for the financial years ended 31 December 2019, 2020 and 2021, extracted from the GISI Audited Financials. Year Ended Year Ended Year Ended (USD $ in millions) 31 December, 2021 31 December 2020 31 December 2019 Revenues 8,780 7,677 5,248 Cost of revenue 8,320 7,346 4,997 Gross profit 460 331 251 Operating expenses 368 257 194 Income from operations 92 74 57 Other expense, net (21) (10) (4) Income before provision for income taxes 71 64 53

Section 9 – Overview of GISI 70 Provision for income taxes 18 11 20 Net income 53 53 33 Non-controlling interest 9 8 6 Net income attributable to GISI 44 45 27 GISI’s Historical Statement of Financial Position Set out below is a summary of GISI's historical consolidated balance sheet (i.e., statement of financial position) as at 31 December 2020 and 2021, extracted from the Audited Financials. 31 December 31 December (USD $ in millions) 2021 2020 Cash and cash equivalents 879 512 Contract receivables, net 1,957 1,729 Other current assets 309 238 Total Current Assets 3,145 2,479 Goodwill and intangible assets 555 605 Other non-current assets 137 129 Total Non-Current Assets 692 733 TOTAL ASSETS 3,837 3,212 Accounts payable 2,168 2,009 Other current liabilities 488 448 Total Current Liabilities 2,656 2,457 Long-term debt 526 175 Other non-current liabilities 167 156 Total Non-Current Liabilities 693 331 TOTAL EQUITY 488 424 TOTAL LIABILITIES AND EQUITY 3,837 3,212 GISI’s Historical Statement of Cash Flows Set out below is a summary of GISI's historical consolidated statements of cash flows for the financial years ended 31 December 2019, 2020 and 2021, extracted from the Audited Financials. Year Ended Year Ended Year Ended (USD $ in millions) 31 December 2021 31 December 2020 31 December 2019 Net cash provided by operating activities 97 398 75 Net cash used in investing activities (47) (123) (134) Net cash provided by (used in) financing activities 317 (125) 91 Net increase in cash and cash equivalents 367 150 32 Cash and cash equivalents, beginning of year 512 362 330 Cash and cash equivalents, end of year 879 512 362

Section 9 – Overview of GISI 71 Management discussion and analysis of GISI's historical financial information Results of Operations For the year ended 31 December 2021, GISI's gross profit and income from operations increased by 39% and 23%, respectively, from the prior year, on revenue of US$8.780 million representing growth of 14% from the prior year. GISI's growth and improvement in GISI's gross and operating margins was due in part to the continuing recovery of GISI's existing operations from the impacts of the pandemic as well as results from GISI's business combinations. GISI's results are indicative of continuing market demand for warehouse space and data centres that support growth in ecommerce and new technologies, partially offset by the impact of the pandemic mentioned above. GISI's income before provision for income taxes and net income grew at lower rates of 12% and 1%, respectively, from the prior year, as a result of increases in income taxes due to GISI's higher earnings and financing costs due to the issuance of US$400 million of the Senior Notes in June 2021. For the year ended 31 December 2020, GISI's gross profit, income from operations, and income before provision for income taxes increased by 32%, 30%, and 21%, respectively, from the prior year, on revenue of US$7.677 million representing growth of 46% from the prior year. GISI's growth was driven by GISI's business combinations, partially offset by operating challenges in GISI's existing operations from the impacts of the COVID-19 pandemic. The impacts of the COVID-19 pandemic also adversely impacted GISI's margins compared to the prior year. GISI's net income grew at a higher rate of 62% from the prior year, as a result of a decrease in income taxes due to higher tax-deductible expenses for equity awards granted under GISI's stock incentive plan. On 31 December 2021 and 2020, GISI's backlog was US$14.4 billion and US$12.2 billion, respectively. The increase in GISI's backlog is primarily as a result of bookings in excess of revenue recognised during the periods and partly related to GISI's 2021 Business combination. GISI also monitors its book-to-burn ratio, because it reflects a measure of GISI's project pipeline and conversion. GISI refers to additions to its backlog as “bookings,” and the completion (or “run-off”) of backlog as revenue is recognised as “burn.” During the years ended 31 December 2021, 2020, and 2019, GISI's book-to-burn ratio of 1.18x, 1.22x, and 1.11x, respectively, reflects sustained organic growth in bookings in excess of burn across GISI's more diversified business over the periods. See further below in this section for accounting policy for backlog. Liquidity and Cash Flows For the years ended 31 December 2021, 2020, and 2019, we generated US$97 million, US$398 million, and US$75 million of cash from operating activities. The changes in cash provided by operating activities were primarily due to the differences in timing of payments to GISI's subcontractors and collections from GISI's clients, which is also impacted by project milestones. GISI's operating cashflow for the year ended 31 December 2020 was favourably impacted by the receipt of customer payments prior to year-end and adversely impacted for the year ended 31 December 2021 by subcontractor payments of funds using such receipts. For the years ended 31 December 2021, 2020, and 2019, cash flows used in investing activities of US$47 million, US$123 million, and US$134 million, respectively, were primarily a result of net outflows for business combinations, partially offset by proceeds from the sale of short-term investments. For the years ended 31 December 2021, 2020, and 2019, cash flows provided by (used in) financing activities of US$317 million, (US$125) million, and US$91 million, respectively, were principally from the proceeds of GISI's Senior Notes (as defined below) offering in 2021, capital redemptions and debt repayments in 2020, and net debt borrowings in 2019. In each year, capital contributions or employee stock purchases resulted in additional source of cash and dividends and share redemptions to shareholders were additional use of cash.

Section 9 – Overview of GISI 72 Critical Accounting Policies and Estimates The preparation of GISI's consolidated financial statements requires management to make estimates and judgments that affect the amounts reported in the financial statements and accompanying notes. GISI bases its estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions and judgments and uncertainties, and potentially could result in materially different results under different conditions. GISI's critical accounting policies and estimates are discussed below. These estimates and polices are consistent with the estimates and accounting policies followed by the businesses we own and operate. Revenue and Profit Recognition GISI recognises revenues pursuant to Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC 606), which requires an entity to recognise revenue following the pattern in which it transfers promised goods or services to the client in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. GISI recognises revenues on its contracts over time, as we satisfy GISI's performance obligations under the contracts. GISI's customers typically own or lease the asset under construction, and GISI's performance creates or enhances the asset to GISI's customers’ specifications. GISI recognises revenue using the percentage of completion method, under which a portion of the total revenue under a contract is recognised equal to the percentage calculated by dividing incurred costs by estimated total costs. Because we almost always act as a principal in GISI's contracts, gross revenues that are recognised include the revenues relating to services provided by GISI's subcontractors. GISI is considered the principal because we control the contractually specified goods and services before they are transferred to the customer. The use of the percentage of completion method to recognise revenue involves significant estimates and judgments about the status of each contract, the expected costs to complete the contract, and whether the total revenues under the contract will be collected from the customer. In addition, we must evaluate whether two or more contracts, with the same customer, should be combined and accounted for as a single contract and whether a single or combined contract should be accounted for as more than one performance obligation. This evaluation requires significant judgment and could materially change the amount of revenue and profit recorded in each period. The nature of GISI's contracts gives rise to several types of variabilities, including claims, bonuses, incentives, and/or liquidated or other damages. GISI includes additional revenue for variable consideration, such as the monetary value of change orders, in GISI's contract estimates when we believe we have an enforceable right to the revenue, we can estimate reliably the related amount and we have a high level of confidence that we will not reverse a significant amount of cumulative revenue recognised when the uncertainty associated with the variable consideration is resolved. Depending on the circumstances of each contract, we estimate the amount using the expected value (i.e., the sum of a probability-weighted amount) or the most likely amount method, whichever is expected to better predict the amount. These estimates are based on GISI's assessment of legal enforceability, GISI's performance, and all information (historical, current, and forecasted) that is reasonably available to us. For the majority of GISI's contracts, upon completion and final acceptance of the services that we were contracted to perform, we receive GISI's final payment upon completion of the necessary contract closing documents, and GISI's obligations to the customer are complete at that point. The accuracy of GISI's revenues and profit recognition in a given period depends on the accuracy of GISI's estimates of the revenues and costs to finish uncompleted contracts. When we use the percentage of completion method to estimate the amount of revenue that we recognise on contracts in progress, we must carefully analyse each contract and its underlying costs, including dialogues with GISI's subcontractors with respect to their expectations on their portions of the contract. Because GISI's projects can be highly complex, in almost every case, the profit margin estimates for a contract will either increase or decrease to some extent from the amount originally estimated at the inception of the contract. Since we

Section 9 – Overview of GISI 73 typically have a large number of active, diverse projects of varying size and complexity, these changes in estimates often offset each other without materially impacting GISI's overall profitability. The accuracy of GISI's revenue and profit recognition in a given period depends on the accuracy of GISI's estimates of the cost to complete each project. Cost estimates for all of GISI's projects use a detailed approach, and we believe GISI's experience allows it to create materially reliable estimates. Counterparty performance risk, however, is inherent in GISI's contracts. A failure of GISI's subcontractors, suppliers, and or clients to fulfil their obligations under GISI's contracts would impact the reliability of GISI's estimates. For example, contracts with GISI's subcontractors and suppliers are typically on a lump-sum basis, which mitigates GISI's exposure to factors such as: changes in costs of labour and/or materials; the availability and skill level of workers in the geographic location of the project; and a change in the availability and proximity of equipment and materials. Furthermore, contracts with GISI's customers are predominantly on a cost-plus fee basis which mitigates GISI's financial risk for costs incurred on agreed scopes of work. There are a number of additional factors that can contribute to changes in estimates of contract cost and profitability. The most significant of these include: the completeness and accuracy of the original bid; costs associated with scope changes; extended overhead and other costs due to owner, weather, and other delays; changes in productivity expectations; site conditions that differ from those assumed in the original bid; GISI's ability to fully and promptly recover on affirmative claims and back charges for additional contract costs; adequacy, and cost, of insurance coverages in place; and the customer’s ability to properly administer the contract. The foregoing factors, as well as the stage of completion of contracts in process, may cause fluctuations in gross profit between periods. However, due to the large number of contracts and the diversity of GISI's project portfolio, volatility in any single or group of projects is not expected to materially affect GISI's gross margin. Retainage Retainage represents amounts GISI's customers withhold from GISI's billings until work is substantially complete, until certain milestones are met, or both, in order to ensure that we satisfy GISI's obligations under the contract. Under the typical contract provisions for GISI, payment of retainage is only subject to the passage of time, so we include unbilled retainage in contract receivables during the performance on contracts even though the amount may be subject to refund in the future. Contract retentions are generally due within 30 days after completion of the project and any contractual audits and acceptance by the owner. Where the contract provides for guaranteed retainage provisions, such retainage is generally due within one year of completion and acceptance of the project. Backlog Backlog is a leading indicator of GISI's future revenues. “Backlog” is the total dollar amount of revenues expected to be earned in the future as a result of performing work under contracts that we have been awarded. GISI generally includes the contract value of a project in backlog at the time of award if we believe project execution (and, therefore, contract execution) and funding are probable. Backlog does not include the value of change orders unless authorised by the client. Consistent with industry practice, substantially all of GISI's contracts are subject to cancellation or termination at the option of the customer. While management uses all information available to determine backlog, at any given time GISI's backlog is subject to

Section 9 – Overview of GISI 74 changes in the scope of services to be provided as well as increases or decreases in costs relating to the contracts included therein. Impairment Test for Intangible Assets During the quarter ended 30 September 2021, we adopted ASU No. 2021-03, Intangibles - Goodwill and Other (Topic 350): Accounting Alternative for Evaluating Triggering Events. In accordance with this guidance, we evaluate the facts and circumstances as of the end of each reporting period to determine whether a triggering event exists and, if so, whether it is more likely than not that goodwill is impaired. GISI continues to monitor other intangible assets for impairments during the period. On and during the year ended 31 December 2021, we did not identify any triggering events that would indicate impairment of goodwill and other intangible assets. Goodwill is recorded when the amount paid exceeds the fair value of the identifiable net assets of the businesses we acquired. In order to reduce the cost and complexities associated with assessing GISI's goodwill for impairment, in accordance with FASB ASC Subtopic 350-20-35- 63, we elected to amortise goodwill on a straight-line basis over a useful life of 10 years. GISI's goodwill balances were US$257 million and US$391 million on 31 December 2021 and 2020, respectively. Intangible assets on 31 December 2021 and 2020 consist of: (i) trademarks of US$81 million and US$60 million, respectively, which are amortised over periods ranging from 10 years to 15 years; (ii) customer relationships of US$166 million and US$111 million, respectively, which are amortised over periods ranging from 15 years to 19 years; and (iii) contract intangibles of US$51 million and US$43 million, respectively, which are amortised over periods ranging from 6 months to 5 years. Valuation approaches used to test GISI's intangible assets for impairment contain uncertainty regarding the estimates used. One of the largest uncertainties relates to projection of GISI's future revenues and profitability, which management expects to increase in the upcoming years. There are a number of other uncertainties with respect to GISI's future financial performance that could impact estimated future cash flows. Insurance Reserves GISI purchases commercial insurance policies to cover various risks and accrue for the estimated ultimate liability for incurred losses, both reported and unreported, based on historic trends, modified, if necessary, by recent events. Adjustments to GISI's insurance accruals, based on actual experience or changes in loss assumptions are reflected in the accounting period in which they are identified and known. On 31 December 2021 and 2020, GISI's insurance reserves in noncurrent liabilities were US$115 million and US$118 million, respectively. Changes to GISI's insurance estimates have not been material during the year ended 31 December 2021. Income Taxes GISI's provision for income taxes consists of taxes currently due as well as deferred taxes relating to the differences between the amounts we recognise for financial reporting and tax for various assets and liabilities. The provision for income taxes encompasses federal, state, and local taxes. The deferred tax asset or liability, as applicable, represents the future tax consequences of those differences, which will either be deductible or taxable when the asset or liability is recovered or settled. GISI evaluates the recoverability of deferred tax assets and record a valuation allowance when it is more likely than not that some portion or all of GISI's deferred tax assets will not be realised. To assess this likelihood, we use historical three-year results of operations, estimates and judgments regarding GISI's future taxable income, and consider the jurisdiction in which the taxable income is generated to determine whether a valuation allowance is required. Such evidence can include GISI's current financial position, results of operations, actual and forecasted results, the reversal of deferred tax liabilities, tax planning

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Section 9 – Overview of GISI

strategies, and the current and forecasted business economics of GISI's industry. Additionally, we record uncertain tax positions at their net recognizable amount, based on the amount that management deems is more likely than not to be sustained upon ultimate settlement with the Tax Authorities in jurisdictions in which we operate.

On the basis of GISI's evaluations, on 31 December 2021 and 2020, no valuation allowance was recorded on GISI's net deferred tax assets, and we had no material uncertain tax positions. If GISI's estimates or assumptions regarding GISI's current and deferred tax items are inaccurate or are modified, these changes could have potentially material impacts on GISI's earnings.

9.8 Material changes in GISI's financial position since the last accounts

To the knowledge of GISI, and other than as disclosed in this Scheme Booklet, GISI's financial position has not materially changed since 31 December 2021, being the date of the last GISI audited financial statements.

9.9 Dividend policy and history and dividend reinvestment plan

Dividends are paid in U.S. Dollars if and when declared by the GISI Board. Dividends are non-cumulative. A dividend of US$0.90 per GISI Share and Exchangeable Shares was declared in December 2021, payable to stockholders of record as of 31 December 2021. The table below sets out the historic dividends declared by the GISI Board for the past three financial years.

2019	2020	2021
US$0.55	US$0.75	US$0.90
Payable to stockholders of record as of 31 December 2019	Payable to stockholders of record as of 31 December 2020	Payable to stockholders of record as of 31 December 2021

Payment of dividends is subject to the provisions of GISI's loan restrictions and Delaware law, and there can be no assurance that GISI can or will continue to pay dividends in the future. GISI Shareholders outside of the United States are responsible for the cost of currency conversion, and bank and other charges applicable to the receipt and conversion, if any, to other currencies, and an investment in GISI Shares involves foreign currency risk. Currently, there is no dividend reinvestment plan in place.

9.10 Financing

- Senior Secured Credit Facility

  On 1 June 2021, GISI entered into a five-year syndicated credit facility (**SCF**) with a group of nine banks. The SCF includes term loans of US$150 million (the **Term Loans**) and a revolving line of credit of up to US$250 million (the **Revolving Credit Facility**). The SCF amended and extended GISI's existing syndicated credit facility and the Term Loan proceeds were used to refinance GISI's existing senior secured Term Loans. GISI is a co-borrower with a Canadian subsidiary, and its obligations under the SCF are guaranteed by certain of GISI's subsidiaries and are secured by (a) substantially all the assets of GISI and certain subsidiaries that are guarantors and (b) a pledge of the equity in certain subsidiaries.

  Borrowings under the SCF will bear interest at a rate equal to either, at GISI's option (i) the base rate plus an applicable margin ranging from 0.50% to 1.50% or (ii) LIBOR plus an applicable margin ranging from 1.50% to 2.50%. GISI pays a commitment fee for the unused portion of the Revolving Credit Facility ranging from 0.20% to 0.40% per annum, and on the face amount of any letters of credit issued under the Revolving Credit Facility ranging from 1.50% to 2.50% per annum depending on its net leverage ratio.

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Section 9 – Overview of GISI 76 The SCF is subject to certain affirmative and negative covenants, including the consolidated net leverage ratio and the consolidated fixed charge coverage ratio. As of 31 December 2021, GISI was in compliance with all SCF covenants. 5.625% Senior Notes due 2029 On 1 June 2021, GISI completed a private placement offering of US$400 million aggregate principal amount of unsecured 5.625% Senior Notes due 1 June 2029 (the Senior Notes) and GISI intends to use the proceeds for general corporate purposes, including funding future organic growth and growth through acquisitions. At any time prior to 1 June 2024, GISI may redeem the Senior Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Senior Notes redeemed, plus any accrued and unpaid interest, plus a specified “make-whole” premium. At any time prior to 1 June 2024, GISI may redeem up to 40% of the original aggregate principal amount of the Senior Notes with the net cash proceeds from certain equity offerings at the redemption price of 105.625% plus any accrued and unpaid interest. At any time on or after 1 June 2024, GISI may redeem the Senior Notes, in whole or in part, at the redemption prices of 102.813% and 101.406% for the years commencing 1 June 2024 and 2025, respectively, and 100.0% commencing 1 June 2026 and thereafter, plus any accrued and unpaid interest. The indenture pursuant to which the Senior Notes were issued contains customary events of default, including, among other things, payment default, failure to provide notices thereunder and provisions related to bankruptcy events. The indenture also contains customary negative covenants. GISI was in compliance with the covenants relating to the Senior Notes as of 31 December 2021. 9.11 Capital structure The table below presents the outstanding GISI Shares adjusted for the effects of dilutive instruments issued by GISI (in millions). GISI Shares (in millions) As of 31 December 2021 As of 31 December 2020 GISI Shares Issued 32.9 30.6 GISI Shares Held in Treasury (4.4) (3.3) GISI Shares outstanding 28.5 27.3 Exchangeable Shares (A) 0.6 0.6 Deferred Stock Units 0.1 - RSUs 2.5 2.8 Fully diluted shares 31.7 30.7 PRSUs 1.1 1.3 Fully diluted shares (incl. PRSU’s) (B) 32.8 32.0 Note A: As of 31 December 2021, a Canadian Subsidiary of GISI has 627,988 common shares with an exchange feature (Exchangeable Shares) issued and outstanding. The Exchangeable Shares can be exchanged for GISI Shares at the option of the holder, on a one-for-one basis. Note B: GISI’s GAAP audited financial statements do not include shares that are issuable on vesting of PRSUs in the fully diluted share calculation,but this row reflects shares issuable upon vesting of outstanding PRSUs on a one-for-one basis.

Section 9 – Overview of GISI 77 9.12 GISI substantial shareholders As of 31 January 2022, the substantial holders of GISI Shares (holding an interest of more than 5%) are: Substantial holder % of GISI Shares held/controlled Stewart A. Resnick (A) 18.41% David S. Layton (B) 7.32% Richard G. (Rick) Newman, Jr. (C) 6.51% Anthony C.K. Shum (D) 5.19% John M. Dionisio (E) 5.18% Note A: Mr. Resnick is a director of GISI. His shares are held indirectly via a company controlled by Mr. Resnick. Note B: Mr. Layton is a director of STOBG. Note C: Mr. Newman is a director and the CEO of GISI. His shares are held indirectly via trusts controlled by Mr. Newman. Note D: Mr. Shum is a director of GISI. His shares are held directly and indirectly via a company controlled by Mr. Shum. Note E: Mr. Dionisio is a director and the Executive Vice Chair of GISI. 9.13 Employee incentive schemes GISI operates a short-term incentive plan and a long-term incentive plan under which equity rights are offered to directors, officers, and employees of GISI and its subsidiaries as an incentive and award. GISI also operates an employee share program under which employees can purchase GISI Shares and are generally eligible to receive a 20% match on the amount of their purchase. For example, if an employee purchases shares for US$1,000, he or she receives additional shares valued at US$200, for a total of US$1,200 or 120% of the purchased amount of shares. The purpose of these plans is to promote the success of GISI and the interests of its stockholders to attract, motivate, retain, and reward certain officers, employees, directors, and other eligible persons and to further link the interests of award recipients with those of GISI's stockholders. 9.14 Recent GISI share price performance The GISI Board set the new share price of the securities of US$41.68 per share as of 31 December 2021. This share price applies to all share purchases and repurchases made on and after 7 January 2022, when the Blackout Period ended, and will be in effect until the GISI Board sets a revised share price. The GISI Board, in setting the latest share price, follows a procedure of soliciting an independent valuation analysis from a recognised valuation firm, and then reviewing the result in the context of current operations and market conditions. This valuation process has remained in effect since GISI's inception. The latest share price reflects both continued solid operating results, and the benefits of diversification. The share price is updated on a semi-annual basis (i.e. each 30 June and 31 December). The share price is established using commonly accepted valuation methodologies, including (i) the discounted value of publicly traded comparable companies, (ii) recent comparable company sale transaction metrics, and (iii) discounted cash flow analysis in determining enterprise value which is then adjusted further for indebtedness, securities outstanding and issued and other factors. The graph below shows GISI’s share price since inception. Past performance is no guarantee of future results, and GISI cannot offer any assurance as to future share price appreciation, if any, and Palladium Shareholders should consider the possibility of a loss in part or all of their investment in GISI Shares.

Section 9 – Overview of GISI


Historical Share Price Performance
$50.00
$40.00
$30.00
$20.00
$10.00
$0.00
$12.00
$15.90
$18.04
$20.79
$21.90
$26.62
$28.16
$31.31
$33.56
$36.48
$41.68
1/31/2017
8/24/2017
4/4/2018
8/31/2018
12/31/2018
7/2/2019
12/31/2019
6/30/2020
12/31/20
6/30/21
12/31/21

- *GISI Board adopts new share valuations semi-annually based on an independent third party using commonly accepted valuation methodologies.*
- *In the past, GISI Board has approved cash dividends of approximately 2% of share value a year.*
- *There is no assurance that dividends will be paid in the future.*

No PGHI Shares were sold in the 3 months immediately before the date of this Scheme Booklet.

The directors of GISI have no information in relation to any GISI Shares that have been sold in the 3 months immediately before the date of this Scheme Booklet.

9.15 Litigation

GISI is subject to various pending and threatened legal and administrative proceedings and claims arising in the normal course of business. It is not possible to predict the outcome of the pending actions and, as with any litigation, it is possible that some of these actions could be decided unfavourably to GISI. While any litigation contains an element of uncertainty, GISI management, in consultation with external counsel, believe that the outcome of such proceedings or claims will not have a material adverse effect overall on GISI's consolidated financial position, liquidity or results of operations.

9.16 Industry Background

GISI operates in the multi-faceted construction and infrastructure markets that includes many regional, national and international companies. The predominant portion of GISI's business operates in the construction sector, which has performed at record levels over the past year. According to FMI consulting, a U.S.-based industry consulting firm, construction spending increased approximately 6% in 2020 and 3% in 2021 and is expected to remain at healthy levels in the coming five years. GISI's STOBG operates in the non-residential building segment, including the industrial market. This subsegment is expected to benefit from economic forces in warehousing demand driven by rapidly rising e-commerce sales and data centre demand by increasing big data and internet-of-things investments. Market research indicates global warehousing and storage market to grow at a compound annual growth rate, or CAGR, of 4.5% from 2020 to 2026, while global data centre construction is projected to grow at a CAGR of 4.8% between 2021 and 2026.

GISI, through its GECS platform, provides engineering and construction management services in U.S. infrastructure. It is well-known that the U.S. is in sore need of substantial investment to maintain, update and upgrade its infrastructure. According to the 2017 ASCE Infrastructure Report Card, the U.S. was projected to under-invest in infrastructure by US$2 trillion during the 10-year period from 2016 to 2025. According to the Council on Foreign Relations, by 2040, the U.S. infrastructure investment gap will cross US$3 trillion, most notably in road infrastructure.

The enactment of the IIJA is the first step in addressing this underinvestment. IIJA is expected to provide over US$1.2 trillion in total infrastructure spending, including over US$10 billion of spending initiatives in New York State, where GISI currently performs most of its infrastructure projects. GISI

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Section 9 – Overview of GISI 79 expects a wide variety of project types, including roads, water systems, resiliency projects, municipal transit networks, schools, fibre networks, and airports, to be the main beneficiaries of this program. In addition to the increased infrastructure spending in the U.S., the COP26, (the United Nations Climate Change Conference of October to November 2021) agreement also signals the potential for mitigation solutions for the effects of global climate change. With more than 100 countries committing to reducing methane emissions by 30% by 2023, GISI will have increased opportunities to provide infrastructure support to meet those goals, which range from embodied carbon initiatives to reduce construction emissions to energy efficiency building conversions. GISI provides some services that in this respect and increasing such capabilities is a key area of focus. The COVID-19 pandemic has impacted infrastructure spending across many end markets, especially the commercial construction market, where many people are working from home instead of in the office. As the global economy starts to recover from the pandemic, GISI expects construction activity to recover as commercial office demand starts to rise. According to FMI consulting, U.S. non- residential building demand is expected to grow at CAGR of 0.7% from 2020 to 2024. GISI’ is a leader in the construction management industry, being ranked #2 by ENR’s 2021 specialty contractor rankings. Before GISI's October 2020 merger with the LiRo Group, its GECS business was ranked #16 on ENR’s 2020 rankings of construction management firms. 9.17 Funding arrangements for the Cash Consideration The Scheme Consideration is comprised of the Cash Consideration of USD$51.13 per Palladium Share, for 4,382,298 Palladium Shares and the maximum Cash Consideration payable by the Bidder in accordance with the Scheme is US$224,066,897. The Cash Consideration will be funded by GISI with cash on hand and financing is not a condition to the Scheme. 9.18 Relevant Interests and dealings in Palladium securities As at the date of this Scheme Booklet, none of GISI or GISI Group members or any of their respective associates, nor any of the officers or directors of GISI, has any Relevant Interest in any Palladium Shares or other Palladium securities or any voting power in Palladium. Except for the consideration to be provided under the Scheme and as described in this Scheme Booklet, none of GISI or GISI Group members or any of their respective associates has provided or agreed to provide consideration for any Palladium Shares or other Palladium securities under any transaction during the period of four months before the date of this Scheme Booklet. 9.19 No pre-transaction benefits During the four months before the date of this Scheme Booklet, none of GISI, or GISI Group members or any of their respective associates have given or offered to give or agreed to give a benefit to another person where the benefit was likely to induce the other person or an associate to: vote in favour of the Scheme; or dispose of the Palladium Shares, where the benefit was not offered to all Palladium Shareholders.

Section 10 – Overview of the Merged Group 80 10 Overview of the Merged Group In accordance with the responsibility statement in the "Important Notices" section of this Scheme Booklet, GISI, the Bidder and PGHI have sole responsibility for preparing the information contained in this Section 10 subject to Palladium taking responsibility for the information which it has provided to GISI for the purposes of preparing information on the Merged Group. It is important that you consider the risk factors that could affect the Merged Group as explained in Section 12, as well as the potential benefits and other key considerations of the merger, outlined in Section 6 and this Section 10. 10.1 Overview of the Merged Group After Implementation, Palladium will continue to conduct its business as presently conducted, and GISI has agreed to support Palladium’s current strategic growth objectives and initiatives. The parties will explore cross selling synergies, including: Introducing Palladium to GISI large corporate clients in North America to meet such clients’ climate, sustainability, impact, and other ESG needs; Palladium accessing GISI construction management, engineering and other technical services to expand its service offerings in the infrastructure market; and Leveraging Palladium’s geographic footprint in more than 90 countries globally to expand the geographic reach of other GISI companies. Both firms will collaborate on organic and merger-related growth initiatives, and GISI will offer share ownership opportunities to Palladium staff, as it has done in previous mergers. 10.2 Rationale for the proposed acquisition of Palladium An important fundamental GISI strategy is diversification – by geographies in which GISI operates, technical services GISI provides, and end markets that GISI serves. GISI has established a leading presence in the construction management space and a strong presence in engineering and consulting services, both for physical infrastructure. An area that offers significant opportunities for GISI is in the adjacency of providing social infrastructure program management. As the line blurs between physical and social infrastructure, and as GISI's existing clientele seek social infrastructure solutions, GISI was attracted by the opportunity posed by Palladium. Scheme Shareholders already know that Palladium has been in business for 55 years, has a strong and stable management team, is in the top 5 providers in its sector, and is highly profitable. Palladium and Scheme Shareholders, however, will benefit from the proposed merger in several ways. First, Palladium will have access to substantially increased amounts of capital that will accelerate realisation of its strategic objectives. Second, the value proposition Palladium can offer its clients will be enhanced as it will be able to provide greater physical infrastructure as well as social infrastructure execution capabilities. Third, gaining access to and cross selling to GISI clientele will expand Palladium’s revenue and relationship opportunities, particularly with US-based Fortune 500 companies with increasing ESG priorities and spending allocations. Importantly, Palladium’s business is familiar to GISI leadership, since its key executives (while at AECOM) operated and grew two important businesses in the sector, PADCO and The Services Group, Inc. (now known together as DT Global). Given the current legislative and political environment not just in the U.S. but also in the G20 and beyond, the demand for ODA service delivery capability appears to be substantial. The melding of physical and social infrastructure noted above means that Palladium’s service offerings has the potential to become an important part of the infrastructure business model providing both stand alone and synergistic growth opportunities for decades. This market also may be counter-cyclical to the commercial economy since government impact spending programs are not only multiyear, but

Section 10 – Overview of the Merged Group 81 also have the potential to accelerate during recessionary periods to offset the effect of adverse economic conditions in the commercial marketplace. By operating in more than 90 countries, Palladium accelerates GISI’s geographic expansion objectives. Palladium benefits by having a geographic network into which GISI’s physical infrastructure capabilities can be exported, thereby meeting more needs of Palladium clients. GISI had already targeted expansion into the Asia Pacific region as a top priority and has executed a non- binding letter of intent to merge with an Asia-based engineering consultancy. There is no assurance the merger transaction will close. 10.3 Directors and senior management of the Merged Group following Implementation The directors and senior management of GISI will remain the same following Implementation (refer to details in Section 9.5 above). Following Implementation, current Palladium senior management (refer to details in Section 8.7 above) will continue in their current roles and remits, and its day-to-day operations will remain substantially unchanged; however Palladium’s Chief Executive Officer, Christopher Hirst will report to the PGHI Board. He will also provide financial and operational reports to the GISI Board, just as the leadership of GISI’s operating units do. Following Implementation, the directors of PGHI are proposed to be: Name and position Biographical details Christopher Hirst PGHI Director, Chief Executive Officer of Palladium Mr. Hirst is Managing Director and Chief Executive Officer at Palladium. He has been with Palladium for over twenty years. Prior to his role as CEO, Mr. Hirst served as Managing Director of Strategy and Corporate Development, which included identifying, analysing and capturing new business opportunities globally; Mergers and Acquisitions; and Impact Investing Asset Management and Advisory services. He oversaw Palladium's Middle East division and was seconded as the Chief Executive Officer and Board Director of the Abu Dhabi Government's Farmers Service Centre (ADFSC). Mr. Hirst has held senior management roles on numerous projects around the world as well as in Australia, the United States, Zimbabwe, and Papua New Guinea. Kim Bredhauer PGHI Director Mr. Bredhauer is the Chairman of Palladium and has been with the company for 40 years, including as Chief Executive Officer and Managing Director from 2000-2018. In his career with Palladium, he has worked in more than 45 countries across numerous commercial and development projects. He has held roles at all levels from Economist and Project Manager to Regional Manager, CEO, and now Chairman, all the while working to foster and facilitate the active participation of private sector businesses, government agencies, NGOs and community stakeholders in international development projects. Mr. Bredhauer has driven Palladium to expand its services, refocusing and rebranding the company as a leader in positive impact. Palladium’s success in bringing together private and public actors and expanding the base of financing avenues to achieve sustainable positive impact is a direct result of his strategic vision. Vanessa Wallace Independent director of PGHI Ms. Wallace is a global, commercial, outcome-focused Non-Executive Director and Chair, start-up investor and corporate advisor, with over a decade of board experience in a range of corporate settings. Ms. Wallace was the first Australian partner at Booz Allen Hamilton/Booz &

Section 10 – Overview of the Merged Group 82 Name and position Biographical details Company, where she worked for over 25 years, and was the first woman to co-lead the Strategy and Japanese consulting business for the firm and was a member of the Global Board. She has lived and worked across Asia and founded the program Women-in-Action to develop and support the career pathways of women leaders in corporate Japan. As well as her vast experience in consulting, Ms. Wallace was Chair of AMP Capital, a leading investment house in the global infrastructure and property sectors, investing in assets across Australia, the UK and the United States and started her career with Schroders Investment Management. Jane A. Chmielinski Independent director of PGHI Ms. Chmielinkski brings more than 32 years of experience in professional services and infrastructure and has held various directorship roles and positions with the corporate board. She served as Chief Operating Officer of AECOM, DMJM & Harris and was responsible for the strategy, development, implementation, and management of projects in the private equity and public sphere, including the successful integration of the One AECOM brand and expansion of the America's Transportation Division within AECOM. In her role with AECOM, she successfully delivered services to 150 countries. Ms. Chmielinkski is well versed in cross jurisdictional projects and has held various directorship roles with Cianbro, Structure Tone and STV Inc. with offices in the United States, Canada, UK and Ireland. Richard G. Newman, Jr. Director of PGHI, President, CEO and Director of GISI, Director of STOBG See the second table above in Section 9.5. Anthony C.K. Shum Director of PGHI, Director of GISI See the second table above in Section 9.5. Within the first 6 months of Implementation, GISI intends to appoint a seventh director to bring additional diversity and qualifications to the PGHI Board. 10.4 Remuneration of Palladium Directors as directors of PGHI The current Palladium Directors, being Christopher Hirst, Kim Bredhauer and Vanessa Wallace, will become directors of PGHI. Mr. Hirst will not be receiving any remuneration for his role as director of PGHI. He will remain in his current position as Chief Executive Officer of the Palladium Group on the remuneration and other terms as currently apply to him. Mr. Bredhauer and Ms. Wallace will be appointed as directors of PGHI and will each be paid USD$60,000 per annum for that role. Palladium Shareholders should have regard to the above matters when considering the Palladium Board’s recommendation on the Scheme, which appears throughout this Scheme Booklet. The Palladium Directors consider that despite their incoming director appointments to the PGHI Board, it is appropriate for each of them to make a voting recommendation on the Scheme given each of Mr. Hirst, Mr. Bredhauer and Ms. Wallace’s roles in the operation and management of Palladium and that Palladium Shareholders would wish to know their views in relation to the Scheme as the only Palladium Board members.

Section 10 – Overview of the Merged Group 83 10.5 Merged Group's intentions if the Scheme is Implemented Corporate structure and headquarters of the Merged Group Palladium’s corporate headquarters will remain in Brisbane, Australia, and its personnel organisational structure will also be unchanged. Palladium will be the foundation of GISI’s third platform to provide social infrastructure and related program management services to GISI’s clientele globally and will be overseen by GISI in the same relatively autonomous fashion as GISI’s other two (Construction Management and GECS) platforms. All administrative support functions will continue as they do today. The following diagram shows (at a high-level) the organisational structure of the Merged Group immediately following Implementation. Operations and continuation of business of the Merged Group As a member of the Merged Group, Palladium will continue to operate and conduct business in substantially the same fashion as it does today. For example, Palladium’s: business development, marketing and project management functions; financial reporting, payroll, project management, HRIS, and other ERP and IT systems; revolving line of credit, insurance and bonding programs; and employee retirement, medical and other welfare programs and policies, will all remain unchanged after Implementation. Palladium and GISI will collaborate to jointly analyse and agree future changes that are in the best interests of the Merged Group. Employees of the Merged Group The Merged Group will conduct a review of its operations and whilst the operations of Palladium post Implementation are not expected to change materially, final decisions regarding the employee requirements of the Merged Group will be made as part of the integration process and are subject to review. All Palladium employees will receive prior service credit for any future changes to benefit and other programs with such requirements. Mer ger s Completed Since 2017 North America, UK & Ireland Construction Services Construction Management No Civil Infrastructure Work Minimize Self-Perform Construction Global Engineering & Consulting Services (GECS) Global PM/ CM for Fee Focus on Public Sector Engineering, Planning & Design Global Sustainability & Impact Global Program Management International Development Programs Strategy Execution & Impact Investment Definitive Agr eement

Section 10 – Overview of the Merged Group 84 Talent recruitment and retention is a key GISI priority. GISI invests in employee training and development and looks forward to continuing and augmenting Palladium’s programs in this regard. GISI and Palladium management will collaborate to identify cross-training, global staff mobility, and other similar programs to be implemented post-Implementation. As previously indicated, employee ownership is a key element of GISI’s strategy, and it is examining ways in which it can offer share ownership to Palladium employees globally post- Implementation in compliance with local laws and regulations. Corporate matters in relation to Palladium All of Palladium’s brand and corporate names will remain unchanged post Implementation. GISI is of the view that Palladium enjoys strong brand / name recognition and, if anything, looks forward to investing to strengthen the brand. Dividend policy of the Merged Group GISI’s dividend policy targets an annual cash dividend of 2.0 – 2.5% of share value. There is no assurance that GISI will continue to pay dividends post-Implementation. The Scheme Shareholders, who as part of the Scheme Consideration receive the Scrip Consideration, will receive USD$ dividends on the same basis as GISI’s other shareholders if and to the extent such dividends are declared and payable. Future dividends are subject to compliance with GISI’s debt covenants and Delaware law. Dividends may vary, or not be declared or paid at all, depending on GISI’s financial position and economic and other conditions. PGHI will not have a dividend policy in place. Payment of dividends, if any, by PGHI would be subject to Delaware law and any financial arrangements of PGHI, and at the discretion of the board of PGHI, and is dependent on PGHI's financial situation from time to time. There is no assurance that PGHI can or will pay dividends in the future. Corporate governance of the Merged Group The GISI Board and PGHI Board will be responsible for the overall corporate governance of GISI and PGHI, respectively, and will be accountable for monitoring business affairs and strategic direction, establishing policies and overseeing the operational and financial position and performance of GISI and PGHI (as applicable). The GISI Board and PGHI Board will seek to ensure that the Merged Group is properly managed to protect and enhance shareholder interests within an appropriate framework of risk assessment and management, and that the directors, officers, employees and consultants of the Merged Group operate in an appropriate environment of corporate governance. GISI and PGHI have prepared a summary in Annexure J of the corporate governance rules applicable to GISI and PGHI respectively based on their organisational documents, including their respective Stockholders’ Agreements attached to this Scheme Booklet at Annexure H to Annexure I. Employee incentive plan of the Merged Group A key element of GISI’s proposed acquisition of Palladium is the retention and incentivisation of Palladium’s employees. Accordingly, appropriate short-term and long-term incentive arrangements for Palladium employees are a priority for GISI to establish effective upon Implementation, and GISI and Palladium management will collaborate to develop such arrangements.

Section 10 – Overview of the Merged Group 85 10.6 Rights and liabilities of holders of GISI Shares and PGHI Shares General PGHI Shares and GISI Shares issued as consideration under the Scheme will be fully paid and rank equally with existing PGHI Shares and GISI Shares, respectively (as applicable). The Scheme effectively redomiciles Palladium from Australia to the U.S. As PGHI and GISI were incorporated in Delaware, United States, former Palladium shareholder rights will be governed by U.S. Delaware law, i.e., the rights, privileges and preferences attaching to PGHI Shares and GISI Shares will be governed by Delaware law (including the Delaware General Corporation Law) and other applicable U.S. laws and their respective certificates of incorporation, the bylaws and their respective stockholders agreement (see details below). Set out in Annexure K is a summary of the main rights and liabilities attaching to ownership of PGHI Shares and GISI Shares under Delaware law, the PGHI Constituent Documents, GISI Constituent Documents and their respective stockholders agreements attached to this Scheme Booklet in Annexure H and Annexure I, together with a comparison of the rights and liabilities attaching to PGHI Shares and GISI Shares and to Palladium Shares at Annexure K. The summary in Annexure K is not exhaustive nor is it a definitive statement of the rights and liabilities attaching to the PGHI Shares, GISI Shares or Palladium Shares. Stockholders Agreement Following Implementation, Scheme Shareholders will become a party to the GISI Stockholders Agreement and the PGHI Stockholders Agreement and will make certain representations and warranties necessary for compliance with applicable securities laws under those agreements. All GISI Shares and PGHI Shares outstanding currently or in the future are subject to the GISI Stockholders Agreement and PGHI Stockholders Agreement respectively, whether acquired before or after signing the relevant stockholders agreement. The GISI Stockholders Agreement may be amended in the future firstly with the approval and recommendation from the GISI Board, and then with the written consent of, or the affirmative vote by, the holders of at least sixty-six and two-thirds percent (66.67%) of the then outstanding shares of the common stock of GISI (except for administrative amendments and amendments and waivers to Article 9 Registration Rights, which can be adopted by the GISI Board and do not require stockholder approval), and any such amendment will be binding on all GISI Shareholders. The Scheme Shareholders should carefully read and understand the GISI Stockholders Agreement attached to this Scheme Booklet in Annexure H. The PGHI Stockholders Agreement may be amended in the future with the written consent of, or the affirmative vote by, each of: (a) GISI; (b) PGHI; and (c) the Scheme Shareholders holding a majority of the then outstanding Common Stock held by all Scheme Shareholders at such time. The PGHI Stockholders Agreement may be amended with respect to any administrative matter of the PGHI Board without the approval of the Scheme Shareholders. The Scheme Shareholders should carefully read and understand the PGHI Stockholders Agreement attached to this Scheme Booklet in Annexure I. Shareholders put options The GISI Stockholders Agreement provides the right for GISI Shareholders to sell a portion of their GISI Shares to GISI each year, subject to certain exceptions. Each of the GISI Shareholders may, after the Minimum Hold Period (being 12 months from the date of the issue of the New GISI Shares during which period the transfer of the New GISI Shares is restricted), sell, at any time during a calendar year (other than during designated Blackout Periods), such GISI Shareholder’s GISI Shares to GISI for cash up to the greater of (i) US$2,000,000 and (ii) 20% of such GISI Shareholder’s total shares (the Cash Redemption Amount), and GISI must repurchase such shares for cash at the fair market value (as determined by an independent financial advisor or investment bank and approved by the GISI Board) in effect on the date the shares are tendered for repurchase.

Section 10 – Overview of the Merged Group 86 With respect to any shares tendered in excess of the Cash Redemption Amount, GISI is obligated to repurchase such shares, but not in cash. If GISI elects not to pay cash for any amount tendered in excess of the Cash Redemption Amount (the Above Threshold Redemption Amount), GISI must pay any portion of the Above Threshold Redemption Amount that is not paid in cash through an instalment payment agreement, promissory note, or a combination thereof as specified in the stockholder’s put notice. If GISI pays by an instalment payment agreement or a promissory note, the payments will be received by the stockholder over a period of five years. GISI is not required to repurchase stock pursuant to these provisions of the Stockholders Agreement if GISI is prohibited from repurchasing its stock pursuant to any law, including the Delaware General Corporation Law, or any debt instrument. The PGHI Stockholders Agreement provides a similar right for Scheme Shareholders who receive PGHI Shares on Implementation to sell, after the Minimum Hold Period (being 12 months from the date of issue of the New PGHI Shares during which period the transfer of the New PGHI Shares is restricted), a portion of their New PGHI Shares to PGHI each year, subject to certain exceptions. See further details in Annexure K. 10.7 Merged Group financing arrangements GISI intends to offer an additional US$300 million 10-year senior unsecured notes pursuant to Section 144A of the US Securities Act 1933. The terms and conditions, including covenants, are expected to be substantially the same as those that govern the 5.625% senior unsecured notes due 2029 that were issued in June 2021. See Section 9.10. There can be no assurance that the offering will be completed on these terms, or at all. GISI may additionally seek to amend its current credit facility. As noted above at 10.5, Palladium will continue its revolving line of credit from Implementation. 10.8 Capital Structure of the Merged Group The proposed capital structure of GISI upon Implementation is as follows: GISI Shares (in millions) As of 31 December 2021 To be issued as part of Scrip Consideration Immediately following Implementation (C) GISI Shares Issued 32.9 32.9 GISI Shares Held in Treasury (4.4) 1.8 (2.6) GISI Shares outstanding 28.5 1.8 30.3 Exchangeable Shares (A) 0.6 0.6 Deferred Stock Units 0.1 0.1 RSUs 2.5 2.5 Fully diluted shares 31.7 1.8 33.5 PRSUs 1.1 1.1 Fully diluted shares (incl. PRSU’s) (B) 32.8 1.8 34.6 Note A: As of 31 December 2021, a Canadian Subsidiary of GISI has 627,988 Exchangeable Shares issued and outstanding. The Exchangeable Shares can be exchanged for GISI Shares at the option of the holder, on a one-for-one basis.

Section 10 – Overview of the Merged Group 87 Note B: GISI’s GAAP audited financial statements do not include shares that are issuable on vesting of PRSUs in the fully diluted share calculation, but this row reflects shares issuable upon vesting of outstanding PRSUs on a one-for-one basis. Note C: The calculation here is indicative only, and does not take into consideration any potential issuance of any securities between 31 December 2021 and the Implementation Date by GISI which cannot be ascertained as of the date of this Scheme Booklet. The proposed capital structure of PGHI upon Implementation is as follows: PGHI Shares held by Immediately prior to Implementation To be issued/cancelled on the Implementation Date Immediately following Implementation % % % PGHI Holding Company 17,529,193 99.99% (1) (A) - 17,529,192 80% Jeffrey M. Kissel 1 0.01% (1) (B) - - - Scheme Shareholders 0 0% 4,382,298 - 4,382,298 20% Total 17,529,194 100% - - 21,911,490 100% Note A: one PGHI Share held by PGHI Holding Company will be cancelled immediately following the issue of New PGHI Shares on the Implementation Date. Note B: the one PGHI Share held by Mr. Jeffrey Kissel will be cancelled immediately following the issue of New PGHI Shares on the Implementation Date. 10.9 Pro-forma historical financial information of the Merged Group Overview of historical financial profile of the Merged Group The Merged Group Pro Forma Historical Financial Information set out in this Section has been prepared to illustrate the: historical income statements for the years ended 31 December 2019, 31 December 2020 and 31 December 2021 (Merged Group Pro Forma Historical Income Statements); historical statement of financial position as at 31 December 2021 (Merged Group Pro Forma Historical Statement of Financial Position); historical statements of cash flow for the years ended 31 December 2019, 31 December 2020 and 31 December 2021 (Merged Group Pro Forma Historical Cash Flows), and the presentation of each of the statements above include the PGHI pro forma information and the consolidated Merged Group pro forma information (together, the Merged Group Pro Forma Historical Financial Information). The Merged Group Pro Forma Historical Financial Information should be read together with the: basis of preparation as set out in this Section; potential risks set out in Section 12; and

Section 10 – Overview of the Merged Group 88 other information contained in this Scheme Booklet. Basis of preparation The Merged Group Pro Forma Historical Financial Information set out in this Section has been prepared in order to give Palladium Shareholders an indication of the financial performance, financial position and cash flows of PGHI and the Merged Group as if the Scheme had been Implemented from 1 January 2019 in respect of the financial performance and cash flows and 31 December 2021 in respect of the financial position (the most recent audited financial statements of the GISI). It does not reflect the actual financial performance, financial position or cash flows of PGHI and the Merged Group at the time of Implementation. It has been prepared for illustrative purposes only for the purpose of this Scheme Booklet. The Merged Group Pro Forma Historical Financial Information presented in this Section is based on the: Palladium Group Historical Financial Information, as at and for the years ended 30 June 2019, 30 June 2020 and 30 June 2021 (Presented in Section 8); GISI Historical Financial Information, as at and for the years ended 31 December 2019, 31 December 2020 and 31 December 2021 (Presented in Section 9); and pro forma adjustments described in this Section 10 (Pro Forma Adjustments). The historical financial information presented in this Section 10 has been derived from the audited consolidated financial statements of Palladium Group for the financial years ended 30 June 2019, 30 June 2020 and 30 June 2021 and from the audited consolidated financial statements of GISI for the financial years ended 31 December 2019, 31 December 2020 and 31 December 2021. The consolidated financial statements of Palladium Group were audited in accordance with AAS. The auditor issued unqualified audit opinions on each of these financial statements. The consolidated financial statements of GISI were audited in accordance with auditing standards generally accepted in the United States of America. The auditor issued unqualified audit opinions on each of these financial statements. The Merged Group Pro Forma Historical Financial Information has been prepared in accordance with the recognition and measurement principles contained in US GAAP, which are generally consistent with International Financial Reporting Standards, other than as outlined in this document. The historical financial information of Palladium Group and GISI has been prepared in accordance with the significant accounting policies described in their respective financial statements. In preparing the Merged Group Pro Forma Historical Financial Information, Palladium and GISI have has undertaken a review to identify significant accounting policy differences where the impact is potentially material to the Merged Group. Based on the high level review undertaken, no significant differences in accounting policies that would materially impact the reported net profit of the Merged Group were noted, other than the policy for the amortisation of goodwill as noted below. Under US GAAP, in accordance with FASB ASC Subtopic 350-20-35-63, GISI elected to amortise goodwill on an entity wide basis over a useful life of 10 years. Under IFRS, goodwill is not amortised, but is tested annually for impairment. A pro forma adjustment has been recognised in the Merged Group Pro Forma Historical Financial Information to reflect the amortisation of goodwill arising from the Scheme over an estimated useful life of 10 years, consistent with that policy adopted by GISI.

Section 10 – Overview of the Merged Group 89 The assessment of differences between IFRS and US GAAP is based on Palladium and GISI’s best estimates which remain subject to change as additional information becomes available and further consideration of potential differences is undertaken. Basis of consolidation On Implementation of the Scheme, GISI will gain control over Palladium and therefore GISI is required to recognise the identifiable net assets of Palladium at fair value on the date of acquisition within the PGHI and the Merged Group Pro Forma Historical Statement of Financial Position. Any excess between the fair value of the consideration paid and the fair value of the identifiable net tangible and intangible assets is recognised as goodwill. Preliminary purchase price accounting GISI has not finalised the identification and valuation of Palladium’s assets and liabilities, as this purchase price accounting will take place after Implementation of the Scheme. For the purpose of preparing the PGHI and the Merged Group Pro Forma Historical Statement of Financial Position, it has been assumed that the historical carrying value of assets and liabilities is equal to their fair value and that there will be no additional separately identifiable intangible assets, such that the residual is recognised entirely in goodwill for the purposes of this Scheme Booklet. As outlined above, the goodwill is amortised over a period of 10 years. As the purchase price accounting has not been finalised, additional amortisation in relation to identified finite life intangible assets (with estimated useful life of less than 10 years) may arise which has not been reflected in the PGHI and the Merged Group Pro Forma Historical Income Statement. The quantum of any additional amortisation will depend on the incremental fair value allocated and the useful lives ascribed to the identifiable intangible assets as part of the final purchase price allocation. Presentation The Merged Group Pro Forma Historical Financial Information: is provided for illustrative purposes only; is presented in a summary form and consequently does not contain all of the presentation and disclosures that are usually provided in financial statements prepared in accordance with US GAAP or the Corporations Act; and has been prepared on the basis that the Bidder, being a direct Subsidiary of PGHI and an indirect Subsidiary of GISI is the acquiring entity for accounting purposes. Pro Forma Adjustments have been made to reflect the estimated financial impacts of the combination of Palladium and GISI. The Merged Group Pro Forma Historical Financial Information presented in this Section does not purport to reflect the likely actual or prospective reported financial performance, financial position or cash flows of the Merged Group. It is likely that actual financial performance, financial position and cash flows in future periods will differ from the Merged Group Pro Forma Historical Financial Information presented in this Section, and those differences may be material. The factors which may impact the actual financial performance, financial position or cash flows of the Merged Group include but are not limited to: trading of Palladium and GISI after 30 June 2021 and 31 December 2021 respectively, which is not reflected in the historical financial information of Palladium, or GISI; the ultimate timing of Implementation of the Scheme to combine Palladium and GISI;

Section 10 – Overview of the Merged Group 90 finalisation of the purchase price accounting, including determining appropriate purchase price adjustments and, value of the assets acquired and liabilities assumed.. This may include the allocation of purchase price notionally attributed to goodwill in this Section ultimately being attributed to intangibles with shorter amortisation periods on completion of the purchase price accounting adjustments, the amortisation of which could adversely impact reported earnings of the Merged Group; and the ultimate timing and realisation of anticipated synergies and business improvements (and associated costs) arising from the combination of Palladium and GISI, which have not been reflected in the pro forma financial information. The pro forma adjustments are based upon currently available information and certain assumptions that Palladium and GISI believe are reasonable. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the Merged Group Pro Forma Historical Financial Information. The actual adjustments to PGHI and GISI’s financial statements will depend upon a number of factors and additional information that will be available on or after the Implementation of the Scheme. Accordingly, the actual adjustments that will appear in GISI’s financial statements will differ from these pro forma adjustments and those differences may be material. GISI prepares its financial statements on the basis of a financial year ended 31 December and its functional and reporting currency is US$. The financial statements of the Palladium Group have historically been prepared on the basis of a financial year ended 30 June and are reported in AU$. The Merged Group Pro Forma Historical Financial Information is presented in US$, and unless otherwise noted, is rounded to the nearest US$ million dollars. The financial information of Palladium has been converted at the rates outlined in the pro forma adjustments. For the purposes of the Merged Group Pro Forma Historical Financial Information, as GISI and Palladium have different financial year ends and are only audited on an annual basis, financial information for Palladium’s most recently completed financial year (being 30 June 2021) has been combined with GISI financial information for the financial year ended 31 December 2021 (being GISI’s most recent financial year end). The Merged Group Pro Forma Historical Financial Information should therefore be considered illustrative only. Standards issued but not yet effective During the financial year ended 30 June 2020, Palladium Group adopted AAS, AASB 16 Leases, which adopts single lessee accounting model and requires a lessee to recognise the majority of its operating leases on the balance sheet, recognising a “right of use” asset (ROU) of approximately AU$15 million and corresponding lease liability, with the amortisation of the ROU asset recognised on the income statement. Under U.S. GAAP, FASB ASU No. 2016-02, Leases (Topic 842) requires a lessee to recognise assets and liabilities for leases with lease terms of more than 12 months and is effective for annual reporting periods beginning after 15 December 2021. Upon adoption of ASU 2016-02, GISI expects to record ROU assets and corresponding liabilities of approximately US$125 million. GISI does not expect the adoption of ASU 2016-02 to have a material impact on its consolidated statements of operations, liquidity, or debt covenant compliance under its current agreements. As the Palladium's ROU asset and liability and corresponding amortisation is not material to GISI, no pro forma adjustment has been made to remove the impact of Palladium Group adopting AASB 16. Merged Group Pro Forma Historical Income Statements This Section outlines the Merged Group Pro Forma Historical Income Statements for FY19, FY20 and FY21 as though the Scheme was Implemented on 1 January 2019.

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Pro Forma Consolidated Income Statement (FY19)

(USD $ in millions)	Palladium [a]	PGHI Adjustments	PGHI	GISI	Consolidation Eliminations	Merged Group Pro forma
Revenues	386	-	386	5,248	-	5,634
Cost of revenue	307	-	307	4,997	-	5,304
Gross profit	79	-	79	251	-	330
Operating expenses	68	42	110 [b]	194		304
Income from Operations	11	(42)	(31)	57	-	26
Other income (expenses), net	-	-	-	(4)	-	(4)
Income before provision for income taxes	11	(42)	(31)	53	-	22
Provision for income taxes	5	-	(5) [c]	20	-	25
Net income	6	(25)	(36)	33	-	(3)
Non-controlling interest	-	-	-	6	(7) [d]	(1)
Net income attributable to GISI	6	(42)	(36)	27	7	(2)

Pro Forma Consolidated Income Statement (FY20)

(USD $ in millions)	Palladium [a]	PGHI Adjustments	PGHI	GISI	Consolidation Eliminations	Merged Group Pro forma
Revenues	408	-	408	7,677	-	8,085
Cost of revenue	322	-	322	7,346	-	7,668
Gross profit	86	-	86	331	-	417
Operating expenses	69	42	111 [b]	257	-	368
Income from Operations	17	(42)	(25)	74	-	49
Other income (expenses), net	-	-	-	(10)	-	(10)
Income before provision for income taxes	17	(42)	(25)	64	-	39
Provision for income taxes	4	-	4 [c]	11	-	15
Net income	13	(42)	(29)	53	-	24
Non-controlling interest	-	-	-	8	(6) [d]	2
Net income attributable to GISI	13	(42)	(29)	45	6	22

Pro Forma Consolidated Income Statement (FY21)

(USD $ in millions)	Palladium[a]	PGHI Adjustments	PGHI	GISI	Consolidation Eliminations	Merged Group Pro forma
Revenues	498	-	498	8,780	-	9,278
Cost of revenue	396	-	396	8,320	-	8,716
Gross profit	102	-	102	460	-	562
Operating expenses	72	42	114 [b]	368	-	482
Income from Operations	30	(42)	(12)	92	-	80
Other income (expenses), net	1	-	1	(21)	-	(20)
Income before provision for income taxes	31	(42)	(11)	71	-	60
Provision for income taxes	6	-	6 [c]	18	-	24
Net income	25	(42)	(17)	53	-	36
Non-controlling interest	-	-	-	9	(3) [d]	6

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Net income attributable to GISI	25	(42)	(17)	44	3	30

Notes to the Pro-forma Merged Group income statement:

(a) Palladium's financial information has been translated at a USD/AUD foreign exchange rate of AU$1.0 to US$0.72, AU$1.00 to US$0.67, and AU$1.00 to US$0.75 for the years ended 30 June 30, 2019, 30 June 2020, and 30 June 2021, respectively.

(b) Represents the amortisation of goodwill of US$423 million amortised over 10 years in accordance with FASB ASC Subtopic 350-20-35-63. The difference between the Scheme Consideration and the net assets of Palladium has been allocated entirely to goodwill of US$423 million. See further discussion on the Merged Group pro forma historical statement of financial position below.

(c) For the Merged Group, the tax provision reflects the combination of Palladium and GISI's historical tax recorded for each year.

(d) Represents the 20% non-controlling interest share of PGHI's net income (loss).

- **Merged Group pro forma historical statement of financial position**

This Section outlines the PGHI and the Merged Group Pro Forma Historical Statement of Financial Position as at 31 December 2021 as though the Scheme was Implemented on 31 December 2021, which represents the aggregation of the most recent audited financial statements of each GISI (31 December 2021) and Palladium (30 June 2021).

As indicated above, if the Scheme is Implemented, GISI will acquire Palladium in return for the Scheme Consideration comprising of US$51.13 of cash and will issue 0.4088 of a New GISI Share and 1 New PGHI Share to Scheme Shareholders for every Palladium Share held at the Record Date.

The Merged Group Pro Forma Historical Statement of Financial Position has been prepared in accordance with the acquisition accounting principles as set out in Accounting Standards Codification 805, Business Combinations (**ASC 805**) under US GAAP. The Bidder will be treated as the acquirer for accounting purposes and will record the assets acquired, including identifiable intangible assets, and the liabilities assumed from the Palladium Group at their respective estimated fair values at the Implementation Date of the Scheme on the basis of provisional amounts as noted below:

– The initial acquisition by the Bidder of the outstanding shares of Palladium for US$224 million, funded by cash reserves of GISI;

– Share based Scheme Consideration of US$150 million, comprised of 1,791,483 New GISI Shares of US$75 million and 4,382,298 New PGHI Shares of US$75 million issued to Scheme Shareholders (collectively the Scheme Consideration).

– Net assets of Palladium as at 30 June 2021 of a deficit of US$17 million; and

– The difference between the Scheme Consideration and the net assets of Palladium has been allocated entirely to goodwill of US$423 million.

Combined Group Pro Forma Historical Statement of Financial Position (FY21)

(USD $ in millions)	Palladium (a)	PGHI Adjustments	PGHI		GISI	Purchase Accounting		Consolidation Eliminations		Merged Group Pro forma
Cash and cash equivalents (b)	6	-	6		879	(224)	(d)	-		661
Contract receivables, net	57	-	57		1,957	-		-		2,014
Other current assets	40	-	40		309	-		-		349
Total Current Assets	103	-	103		3,145	(224)		-		3,024
Goodwill and intangible assets	32	391	423	(c)	555	-		-		978
Other non-current assets	17	-	17		137	374	(d)	(374)	(e)	154

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Total Non-Current Assets	49	391	440		692	374		(374)		1,132
TOTAL ASSETS	152	391	543		3,837	150		(374)		4,156
Accounts payable	54	-	54		2,168	-		-		2,222
Other current liabilities	62	-	62		488	-		-		550
Total Current Liabilities	116	-	116		2,656	-		-		2,772
Long-term debt	40	-	40		526	-		-		566
Other non-current liabilities	13	-	13		167	-		-		180
Total Non-Current Liabilities	53	-	53		693	-		-		746
TOTAL EQUITY	(17)	391	374	(c)	488	150	(d)	(374)	(e)	638
TOTAL LIABILITIES AND EQUITY	152	391	543		3,837	150		(374)		4,156

Notes to the Pro forma Merged Group balance sheet:

(a) Palladium's financial information has been translated at a USD/AUD foreign exchange rate of AU$1.00 to US$0.75 at 30 June 2021.

(b) The pro forma cash balance has not been adjusted for non-recurring transaction costs of approximately US$12.6 million incurred in connection with Scheme.

(c) The net adjustment of US$391 million represents: (i) the excess of total Scheme Consideration over the net tangible book value as of 30 June 2021 totalling US$423 million of goodwill; and (ii) the write-off of existing goodwill and intangible assets of US$32 million at Palladium.

(d) Represents investment in PGHI comprising US$224 million of cash and US$75 million of stock consideration of the Transaction for 80% of Palladium. The remaining US$75 million represents the portion related to the 20% non-controlling interest, which is consolidated in GISI's financial statements.

(e) Elimination of investment in Palladium (100%) and the equity in Palladium (100%) upon consolidation.

- **Merged Group Pro forma historical statements of cash flows**

  This Section outlines the Merged Group Pro Forma Historical Cash Flows for FY19, FY20 and FY21 and as though the Scheme was Implemented on 1 January 2019.

Pro Forma Consolidated Income Statement (FY19)

(USD $ in millions)	Palladium(a)	PGHI	GISI	Merged Group Pro-forma
Net Cash Provided by Operating Activities	24	24	75	99
Net Cash Used in Investing Activities	(2)	(2)	(134)	(136)
Net Cash Provided by (Used in) Financing Activities	(16)	(16)	91	75
Net Increase in Cash and Cash Equivalents	6	6	32	38
Cash and Cash Equivalents, Beginning of Year	2	2	330	332
Cash and Cash Equivalents, End of Year	8	8	362	370

Pro Forma Consolidated Income Statement (FY20)

(USD $ in millions)	Palladium (a)	PGHI	GISI	Merged Group Pro-forma
Net Cash Provided by Operating Activities	40	40	398	438
Net Cash Used in Investing Activities	-	-	(123)	(123)
Net Cash Provided by (Used in) Financing Activities	(27)	(27)	(125)	(152)
Net Increase in Cash and Cash Equivalents	13	13	150	163
Cash and Cash Equivalents, Beginning of Year	7	7	362	369
Cash and Cash Equivalents, End of Year	20	20	512	532

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Section 10 – Overview of the Merged Group 94 Pro Forma Consolidated Income Statement (FY21) Merged Group (USD $ in millions) Palladium (a) PGHI GISI Pro-forma Net Cash Provided by Operating Activities 25 25 97 122 Net Cash Used in Investing Activities (88) (88) (47) (135) Net Cash Provided by (Used in) Financing Activities 46 46 317 363 Net Increase in Cash and Cash Equivalents (17) (17) 367 350 Cash and Cash Equivalents, Beginning of Year 23 23 512 535 Cash and Cash Equivalents, End of Year 6 6 879 885 Notes to the Pro-forma Merged Group cash flow statement: (a) Palladium’s financial information has been translated at a USD/AUD foreign exchange rate of AU$1.0 to US$0.72, AU$1.00 to US$0.67, and AU$1.00 to US$0.75 for the years ended 30 June 30, 2019, 30 June 2020, and 30 June 2021, respectively.

Section 11 – Taxation implications 95 11 Taxation implications 11.1 Introduction The information contained within this Section 11 is of a general nature only. It does not constitute specific tax advice and should not be relied upon as such. Tax effects to Palladium Shareholders may vary according to the taxpayer’s own circumstances. We therefore strongly recommend that Palladium Shareholders obtain their own independent taxation advice and assurance as to whether the opinions expressed in this summary are appropriate for their own particular circumstances and whether the views in this summary are current law at the time of participation in the Scheme. This summary, prepared by PricewaterhouseCoopers who is the income tax advisor to Palladium in relation to the Scheme, comments on the general Australian taxation position of individual and corporate resident and non-resident Palladium Shareholders in relation to the Scheme. In preparing the Australian income tax comments in this summary, PricewaterhouseCoopers has relied upon certain facts and assertions made by the Palladium Directors, set out in the Scheme Booklet that have not been independently reviewed or verified by PricewaterhouseCoopers. This summary is based on provisions of the ITAA 1936 and the ITAA 1997 (together, the Tax Acts) public taxation rulings and available case law current as at the date of this Scheme Booklet. Palladium Shareholders should be aware that any changes (with either prospective or retrospective effect) to the Tax Acts, the interpretation thereof and public taxation rulings may affect the tax treatment of the Scheme as described in this summary. The law is complex and subject to change periodically as is its interpretation by the courts and the ATO. Palladium has not sought to have an opinion ruled upon by the ATO and therefore there is a risk that the ATO may not agree with this summary or aspects of it. This summary has been prepared on the basis that the Palladium Directors are of the view that the Palladium Shares are not: taxable Australian property by reason of the fact that Palladium’s underlying value is not principally derived from Australian real property; or subject to deferred taxation under Division 83A of the ITAA 1997 or former Division 13A of Part III of the ITAA 1936. The following summary is intended for Palladium Shareholders that hold their Palladium Shares on capital account for income tax purposes (namely their Palladium Shares are capital gains tax (CGT) assets for income tax purposes and acquired them after 19 September 1985). This summary does not address the position of Palladium Shareholders who: hold their Palladium Shares as a revenue asset (e.g. trading entities or entities who acquired their Palladium Shares for the purpose of resale at a profit) or as trading stock for Australian income tax purposes; are subject to the provisions in Division 230 of the ITAA 1997 in relation to gains or losses on the Palladium Shares; are temporary residents for the purposes of Australian income tax law; are non-residents of Australia for Australian income tax purposes that hold their Palladium Shares in carrying on a business at or through a permanent establishment in Australia; or are financial institutions, insurance companies, partnerships, tax exempt organisations, dealers in securities or Palladium Shareholders who changed their tax residency while holding the Palladium Shares and are subject to special tax rules.

Section 11 – Taxation implications 96 Palladium Shareholders that are tax residents of a country other than Australia (whether or not they are also residents, or are temporary residents, of Australia for income tax purposes) should take into account the tax consequences of the Scheme under the laws of their country of residence, as well as under Australian law. If the Scheme is Implemented, the Bidder will acquire 100% of the shares in Palladium. In consideration, Palladium Shareholders will receive the Scheme Consideration. For each Palladium Share held at the Record Date, Palladium Shareholders will be entitled to receive: Cash Consideration of USD$51.13; Scrip Consideration of: 0.4088 New GISI Shares (representing Class A common stock in the capital of GISI); and 1 New PGHI Share (representing an interest retained in Palladium via a new Delaware incorporated holding company approximately equivalent to 20% of your current shareholding). 11.2 Australian income tax consequences of the Scheme – Australian tax resident Palladium Shareholders Disposal of Palladium Shares A disposal of a Palladium Share under the terms of the Scheme will give rise to a CGT event for Australian CGT purposes. This CGT event will occur on the Implementation Date. A capital gain will arise to a Palladium Shareholder where the capital proceeds received from the disposal of a Palladium Share is greater than the cost base of that share for CGT purposes (subject to the application of roll-over relief discussed below). A capital loss will arise if the capital proceeds from the disposal of a Palladium Share is less than the reduced cost base of that share for CGT purposes. Any capital gain or capital loss realised by a Palladium Shareholder must be included in the calculation of their net capital gain or net capital loss for the relevant income year. A Palladium Shareholder’s net capital gain or net capital loss is calculated under a method statement which takes into account any other capital gains or capital losses that the Palladium Shareholder may have realised in that income year, any available net capital losses from prior income years and any relevant adjustments for discount capital gains or other reductions. A net capital gain (if any) will be included in the Palladium Shareholder’s assessable income. Capital losses may be carried forward and offset against future taxable capital gains, although the utilisation of capital losses by certain entities is subject to the satisfaction of loss utilisation rules. A capital loss can only be offset against capital gains. Specific CGT roll-over provisions may be relevant to the Scheme. These provisions are outlined below. Capital proceeds for CGT purposes The capital proceeds for CGT purposes from the disposal of Palladium Shares under the Scheme should be the market value of the Scheme Consideration received by each Palladium Shareholder on the Implementation Date. CGT cost base Generally, the CGT cost base of a Palladium Share should include the amount paid to acquire the Palladium Share and the market value of any property given to acquire the Palladium Share, plus any incidental capital costs of acquisition and disposal. The cost base

Section 11 – Taxation implications 97 of each Palladium Share will depend on the individual circumstances of each Palladium Shareholder. Palladium Shares acquired in different transactions may have different cost bases and reduced cost bases and therefore capital gains may arise in respect of some Palladium Shares, while capital losses may arise in respect of other Palladium Shares. CGT discount A CGT discount may be available to reduce any capital gain realised by a Palladium Shareholder on the disposal of Palladium Shares. If the Palladium Share has been held for at least 12 months, a Palladium Shareholder may, after offsetting capital losses, be able to discount the resulting capital gain by one half in the case of an individual or trust, or one third in the case of a complying superannuation entity. Palladium Shareholders who are either a company or who dispose of Palladium Shares within 12 months of acquiring them for CGT purposes or dispose of them under an agreement entered into within 12 months of acquiring the Palladium Shares, will not be eligible for the CGT discount. Scrip-for-scrip roll-over relief Palladium Shareholders who would otherwise make a capital gain on disposal of their Palladium Shares under the Scheme may choose scrip-for-scrip roll-over relief on the portion of any resulting capital gain that is attributable to the receipt of New PGHI Shares. Scrip-for-scrip roll-over relief will not be available to Palladium Shareholders to the extent a capital gain made on the disposal of their Palladium Shares is attributable to the receipt of Cash Consideration or New GISI Shares. The consequence of electing for partial roll-over relief to apply is that the portion of the capital gain that is attributable to the disposal of Palladium Shares in exchange for the receipt of New PGHI Shares, will be disregarded. The existing tax cost base of the Palladium Shares disposed of must be reasonably apportioned to the New PGHI Shares received as part of the Scheme Consideration. Palladium Shareholders are not able to choose scrip-for-scrip roll-over if they made a capital loss on the disposal of their Palladium Shares but may be eligible to use such capital losses in the calculation of their net capital gain or net capital loss for the income year. The choice to adopt scrip-for-scrip roll-over relief is required to be made before lodgement of the Palladium Shareholder’s income tax return for year ended 30 June 2022. The way in which the Palladium Shareholder prepares its income tax return is sufficient evidence of the making of the choice. Palladium Shareholders who do not choose to obtain the scrip-for-scrip roll-over relief will be required to include any capital gain made (or will bring to account any capital loss) in the calculation of their net capital gain or net capital loss for the income year on the disposal of the Palladium Shares. It is recommended that Palladium Shareholders consult their tax agent to ensure that their income tax returns are prepared in the manner appropriate to their choice, where applicable, and their personal circumstances. 11.3 Australian income tax consequences of the Scheme – Non-resident Palladium Shareholders Calculation of capital gain or capital loss Palladium Shareholders who are not residents of Australia for income tax purposes and do not hold their Palladium Shares through a permanent establishment in Australia should be

Section 11 – Taxation implications 98 able to disregard any capital gain or capital loss that would otherwise arise from the disposal of their Palladium Shares. While Australian tax law applies in certain circumstances to tax a non-resident on the disposal of interests in an Australian company, this will only occur where the shareholder, together with their associates, own at least 10% of the Australian company and more than 50% of the market value of the company’s underlying assets is referrable to direct or indirect interests in Australian real property. The Palladium Directors are of the view that, as at the date of this Scheme Booklet, the interests Palladium holds in real property does not exceed 50% of the value of Palladium’s total assets and the Palladium Directors expect that this will remain the position as at the Implementation Date. If that does remain the position at the Implementation Date, these provisions will not apply. Non-resident shareholders should also consider the taxation implications of the disposal of their Palladium Shares in their territory of residence Foreign resident capital gains withholding (FRCGW) The FRCGW regime can impose a 12.5% 'withholding' obligation (calculated by reference to the purchase price) on the purchasers of certain assets (including shares which are 'indirect Australian real property interests' as defined in the Tax Acts) in certain circumstances. On the basis that less than 50% of the market value of Palladium's assets is attributable to direct and indirect interests in 'taxable Australian real property' (as defined in the Tax Acts), the FRCGW regime should not apply to the Bidder's acquisition of Palladium Shares from a Palladium Shareholder. 11.4 Certain Australian income tax implications from holding and dealing in New PGHI Shares or New GISI Shares The following comments only apply to holders of New PGHI Shares or New GISI Shares who are residents of Australia for Australian income tax purposes and hold their New PGHI Shares or New GISI Shares on capital account for Australian income tax purposes. The following comments only consider the Australian income tax treatment for these shareholders in relation to: dividends paid in respect of the New PGHI Shares or New GISI Shares; and future disposal of the New PGHI Shares or New GISI Shares. We strongly recommend holders of New PGHI Shares or New GISI Shares to seek their own independent tax advice in relation to the Australian and foreign taxation implications of holding New PGHI Shares or New GISI Shares reflecting their own circumstances. Dividends received by holder of New GISI Shares or New PGHI Shares Holders of New PGHI Shares or New GISI Shares may receive dividends from PGHI or GISI. Holders of New PGHI Shares or New GISI Shares that are Australian tax residents should be assessed on the amount of the dividends received. Any franking credits generated by the Merged Group in Australia will not be able to be distributed to holders of New PGHI Shares or New GISI Shares. A foreign income tax offset (FITO) may be available with respect to any foreign dividend withholding tax paid by PGHI or GISI. A FITO may reduce the amount of Australian tax payable on income after available deductions. Holders of New PGHI Shares or New GISI Shares should seek their own independent tax advice with respect to the availability and calculation of any FITO.

Section 11 – Taxation implications 99 Future disposal of New PGHI Shares or New GISI Shares Where a holder of New PGHI Shares or New GISI Shares sells, transfers or otherwise disposes of the New PGHI Shares or New GISI Shares to a third party, this should give rise to a CGT event for the holder of the shares. The holder should realise a capital gain to the extent that the capital proceeds in respect of the CGT event exceed their cost base in the New PGHI Shares or New GISI Shares. The holder should realise a capital loss to the extent that their reduced cost base in the New PGHI Shares or New GISI Shares exceeds the capital proceeds in respect of the CGT event. A CGT discount may be available to reduce any capital gain realised by a holder of New PGHI Shares or New GISI Shares on the disposal of their New PGHI Shares or New GISI Shares. If the New PGHI Shares or New GISI Shares have been held for at least 12 months, a holder of New PGHI Shares or New GISI Shares may, after offsetting capital losses, be able to discount the resulting capital gain by one half in the case of an individual or trust, or one third in the case of a complying superannuation entity. Holders of New PGHI Shares or New GISI Shares who are either a company or who dispose of New PGHI Shares or New GISI Shares within 12 months of acquiring them for CGT purposes or dispose of them under an agreement entered into within 12 months of acquiring New PGHI Shares or New GISI Shares, will not be eligible for the CGT discount. Where scrip-for-scrip roll-over relief applied to the exchange of the Palladium Shares for New PGHI Shares, the New PGHI Shares will be treated for CGT discount purposes as having been acquired on the same date as the original Palladium Shares. Where a capital loss arises on disposal of the New PGHI Shares or New GISI Shares, that loss cannot be offset against ordinary income and must be offset against other capital gains arising in the same year or future income years. To the extent that the holder of the New PGHI Shares claimed scrip-for-scrip roll-over relied on the original exchange of the Palladium Shares for New PGHI Shares, the cost base and reduced cost base for those New PGHI Shares should reflect the appropriate portion of the cost base and reduced cost base of the Palladium Shares. Holders who dispose of their New PGHI Shares or New GISI Shares may be eligible for a FITO in the calculation of their Australian income tax liability for foreign tax arising on the disposal. A FITO may reduce the amount of Australian tax payable on income after available deductions. Holders of New PGHI Shares or New GISI Shares should seek their own independent tax advice with respect to any foreign tax implications arising on the disposal of the shares and the availability and calculation of any FITO. 11.5 Stamp duty There will not be stamp duty (including landholder duty) payable by Palladium Shareholders on the disposal of their Palladium Shares under the Scheme. 11.6 Goods and services tax No GST will be payable by Palladium Shareholders on the disposal of Palladium Shares under the Scheme. The acquisition and disposal of shares in a company is a financial supply which is an input taxed supply and therefore not subject to GST. The acquisition of shares in a company is also not a creditable acquisition for GST purposes. GST may be imposed on taxable supplies (if any) obtained by Palladium Shareholders from third party supplies (such as legal advisors) in connection with the Scheme and those suppliers may ‘gross up’ their invoice for GST. The entitlement of a Palladium Shareholder to claim input tax credits for the GST gross up on these acquisitions (if any) may be restricted. GST registered Palladium Shareholders should seek their own professional tax advice in this regard.

Section 12 – Risk factors 100 12 Risk factors 12.1 Introduction The Scheme presents a number of potential risks that Palladium Shareholders should be aware of and consider when deciding how to vote on the Scheme. Palladium Shareholders are currently exposed to various risks as a result of their investment in Palladium. If the Scheme proceeds, Palladium will merge its business operations with that of GISI, and Palladium Shareholders who are eligible to participate in the Scheme, being the Scheme Shareholders, will receive shares in PGHI and GISI. As a consequence, Scheme Shareholders who receive shares in PGHI and GISI will be exposed to certain additional risks relating to the integration of Palladium and GISI (and their respective corporate groups), many of which will be beyond the control of the Merged Group. In a number of cases, those risks are different from, additional to or greater than, those faced by Palladium Shareholders currently. This Section 12 discusses the risk factors relating to Palladium, PGHI and GISI, if the Scheme proceeds, the Merged Group. These risks include risks relating to: Merged Group operating risks (Section 12.2); PGHI Shares and GISI Shares (Section 12.3) the Scheme and the creation of the Merged Group (Section 12.4); the Merged Group generally (Section 12.5); and the position if the Scheme does not proceed (Section 12.6). Qualifications and limitations This Section 12 provides a summary of some of the key risks, although it does not contain a complete and exhaustive list, of investment in the Merged Group. There may be additional risks and uncertainties not currently known to Palladium or GISI which may also have a material adverse effect on the financial and operational performance now or in the future of Palladium, GISI or the Merged Group. While Palladium, GISI and the Merged Group have in place a number of strategies to minimise the exposure to, and mitigate the effects of, some risks, there can be no assurance that such arrangements will protect Palladium, GISI and the Merged Group fully. In addition, certain risks will remain outside of the control of each of Palladium, GISI, the Merged Group and their respective management and directors, and cannot be mitigated. While the Palladium Directors recommend that Palladium Shareholders vote in favour of the Scheme in the absence of a Superior Proposal, this Scheme Booklet does not take into account the investment objectives, financial situation, or the particular needs or risk profiles of individual Palladium Shareholders. You should carefully consider the risks outlined below, as well as the other information contained in this Scheme Booklet and your individual circumstances, and seek independent professional advice before deciding whether to vote in favour on the Scheme. 12.2 Merged Group operating risks In considering the Scheme, you should be aware that there are several risks specific to Palladium and GISI and the industries in which they operate respectively, which could materially and adversely affect the future operating performance of the Merged Group. The following risks are relevant to each of GISI and Palladium as standalone entities, unless otherwise identified. Accordingly, they will also be relevant to the Merged Group after Implementation of the Scheme.

Section 12 – Risk factors 101 Talent attraction and retention The successful operation of Palladium is also dependent on Palladium's ability to attract and retain key employees. A failure to appropriately recruit and retain employees may adversely affect Palladium's ability to develop and implement business strategies and could materially adversely affect Palladium's business, operating and financial performance. Similarly, the Merged Group’s success will depend on the ability, experience and service of its management team and personnel. The inability to attract and retain highly qualified staff could impede the Merged Group’s ability to secure and complete engagements and maintain or expand client relationships. Reliance on subcontractors GISI acts as a construction manager and therefore is typically at-risk for the performance of its subcontractors. If any key subcontractors do not execute well on a job or experience financial difficulty this could impair GISI's ability to provide services to clients and in turn, adversely affect its financial performance. The COVID-19 pandemic has caused significant financial stress on smaller, less well capitalised subcontractors. The subcontractors' financial distress or failure would require GISI to find suitable replacements. If GISI is unable to hire qualified subcontractors or find qualified suppliers, the ability to successfully complete a project could be impaired. In instances where there is reliance on a single contracted supplier or subcontractor or a small number of suppliers or subcontractors, if a subcontractor or supplier were to fail, there can be no assurance that the marketplace can provide a suitable replacement on a timely basis or at the costs GISI had originally reflected in the project budget. This risk also applies to the Palladium business, although probably to a less significant degree. Misconduct Misconduct, fraud, non-compliance with applicable laws and regulations, or other improper activities by one or more employees, subcontractors or partners could have a significant negative impact on the Merged Group’s business and reputation. Both GISI and Palladium have implemented procedures to eliminate inconsistencies and to upgrade compliance overall. While the Merged Group will take precautions to prevent and detect such misconduct precautions may not be effective and are subject to inherent limitations, including human error and fraud. The failure to comply with applicable laws or regulations or acts of misconduct could subject the Merged Group to fines and penalties, harm its reputation, damage relationships with customers, reduce revenue, hinder its financial performance and results or condition, and subject it to criminal and civil enforcement actions under any number of applicable statutes including, but not limited to, the United States Foreign Corrupt Practices Act, the Canadian Corruption of Foreign Public Officials Act, and the UK Bribery Act, and possible suspension or debarment. Workplace health and safety Specific clients of GISI require certain safety criteria to be in place to be eligible to bid on contracts. By extension, GISI may be responsible for safety on project sites where contract incentives (or penalties) are tied to project safety experience. Similarly, Palladium’s employees work across many countries and undertake work in environments where risk of personal injury is present. If GISI, Palladium or others working at such sites, fail to implement safety procedures or if the procedures implemented are ineffective, employees and others may become injured, disabled, or even lose their lives, the completion or

Section 12 – Risk factors 102 commencement of projects may be delayed. The Merged Group may be exposed to investigations, fines, penalties, adverse publicity, claims and litigation. Implementing acceptable health, safety and environmental procedures, client contracts or regulations also extends to the Merged Group. Unsafe work sites have the potential to increase employee turnover, the cost of a project whilst adversely affecting clients’ willingness to award the Merged Group with future work. Other risks include raised operating and insurance costs. Acquisition risk The Merged Group has in the past and may, in the future, merge with or acquire additional businesses as a key part of its growth strategy. Integrating the operations of merged or acquired businesses successfully or otherwise realising any of the anticipated benefits of mergers or acquisitions, including anticipated additional revenue and profit, involves a number of challenges. The Merged Group may encounter unexpected difficulties or incur unexpected costs, including diversion of management attention from ongoing business concerns to integration matters. Acquired businesses may have liabilities or adverse operating issues that are not discovered through due diligence prior to the acquisition. In particular, to the extent that prior owners of any acquired businesses or properties failed to comply with or otherwise violated applicable laws or regulations or failed to fulfil their contractual obligations, the Merged Group, as the successor owner, may be financially responsible for these violations and failures. In addition, if acquisitions are financed with GISI or PGHI's equity, existing PGHI Shareholders or GISI Shareholders would be diluted, which could affect the market price of the stock. Future diversification or growth As part of its growth strategy, the Merged Group will pursue strategic acquisitions, which will be dependent upon several factors, including the ability to identify acceptable acquisition candidates, consummate acquisitions on favourable terms, successfully integrate acquired businesses and obtain financing to support growth. The acquisitions market has become increasingly competitive, and the Merged Group may not be successful in consummating other acquisitions, and any acquisitions consummated may not produce the anticipated benefits or may have adverse effects on the business and financial results, including cash flows. In addition, if the Merged Group fails to successfully implement strategies for future growth, including developing current business opportunities, it may not be able to grow or retain its competitive advantage. Changes in market demand As discussed below in Section 12.4, the COVID-19 pandemic and its various variations has impacted the global economy and the business of both Palladium and GISI. One consequence of the COVID-19 pandemic was the work from home phenomenon which impacted office space demand. There are continuing uncertainties in the interiors market in large urban centres in which GISI generated 27% of its revenues in 2021. Many large corporate tenants are reassessing their approach and are considering the option of secondary geographic markets with satellite offices. This includes evaluating sites to accommodate staff who live close to such satellite offices. Specifically, GISI are seeing new designs with lower density to address the safety concerns of proximity. In addition, GISI anticipates an increased spending in technology to support a more integrated approach to remote working and increased on-site safety to include new or modified building HVAC systems, minimising the circulation of airborne viruses or bacteria. As a result of the ongoing uncertainty, vacancy rates remain elevated in many of the large metropolitan areas that GISI work in. Lessors are also offering increased concessions to increase leasing activity. GISI expects this trend to continue, albeit in a moderated fashion in 2022. Overall, lower activity and continuing uncertainty as to tenants’ reassessment of their

Section 12 – Risk factors 103 office portfolios will remain in effect for some time which may impact GISI's interiors business and overall performance of the Merged Group. Supply chain and labour shortage risk The global economy has been experiencing supply chain constraints, labour shortages and inflation, including inflating impacting wages and employee benefits. These conditions have increased the costs for materials, other goods and labour. This pressure, combined with tightening labour markets resulting from elevated resignation rates among U.S. workers could increase the cost and difficulty of recruiting and retaining employees which could negatively impact the Merged Group's operations and financial results. In addition rising inflation, interest rates and construction costs could reduce the demand for GISI's services. The Merged Group will bear all of the risk of rising inflation with respect to those contracts that limit their ability to adjust prices. As the Merged Group's revenues are earned from such contracts, inflation may have an impact on the results of the Merged Group's operations in the future. The increases in inflation, interest rates or construction costs could have a material adverse effect on the business, financial condition and results of operations. Competition risks The industries in which GISI and Palladium operate are highly competitive. These markets are fragmented and competition with a large number of regional, national and international companies is common. Such competitors may have greater financial and other resources while others are smaller and more specialized. The extent of competition varies according to the particular markets, services offered, and geographic area. Therefore the technical and professional aspects of some of the Merged Group’s services generally do not require large upfront capital expenditures and provide limited barriers against new competitors. Demand for the Merged Group’s services is cyclical and may be vulnerable to sudden economic downturns, interest rate fluctuations and reductions in government and private industry budgets, spending priorities or actual spending that result in clients delaying, curtailing, or cancelling proposed and existing projects. Where economies are weakening, clients may demand more favourable pricing or other terms while their ability to pay invoices or to pay them in a timely manner may be adversely affected. If economic conditions remain uncertain and/or weaken, revenue and profitability could be adversely affected. Further, many of Palladium’s competitors have been acquired by large international companies. The introduction of powerful new competitors may impact Palladium and the Merged Group's ability to tender new work. Failure to retain existing clients or win new contracts The awarding and timing of projects is unpredictable and outside of the Merged Group’s control. Awards and expansions of existing projects involve complex and lengthy negotiations as well as a competitive bidding process. The Merged Group may not win contracts and bids due to price, a client’s perception of the relative performance capability of the Merged Group, and/or perceived technology advantages held by others. Many competitors may be more inclined to take greater or unusual risks or accept proposed terms and conditions in a contract that the Merged Group might find unacceptable. As a significant portion of revenue is generated from large projects, results of operations can fluctuate depending on whether and when large project awards occur and the commencement and progress of work under large contracts already awarded. As a result, the Merged Group is subject to the risk of losing new awards to competitors or the risk that revenue may not be derived from awarded projects as quickly as anticipated. Uncertain economic and political conditions may make it difficult for clients, vendors and / or the Merged Group to accurately forecast and plan future business activities. Government clients may have budget constraints that prohibit proposed funding and existing proposals.

Section 12 – Risk factors 104 The UK and USA have recently made significant changes in foreign policy, including the UK’s exit from the EU and the USA’s change in approach to trade and defence. There is a potential that changes to foreign policy in Australia and overseas may lead to a reduction in ODA. Australia continues to reduce its ODA assistance in the face of repeated budget deficits. Contract risks - underestimated contract costs or resources Some construction management contracts undertaken by GISI are performed under a lump sum or guaranteed maximum price contract. The price of which includes a cap on the client’s total liability. There is a risk that costs associated with the GISI project end up exceeding the contractually agreed price or client cap. The total cost of executing a project may vary from GISI's original projections as a result of poor performance, defaults by third parties (contractors and suppliers), incorrect assumptions related to productivity, scheduling estimates or future economic conditions, unanticipated technical problem or changes in the project execution plan, inaccurate representations of site conditions. These risks are exacerbated by the length of time between signing a contract and completing the project as many larger projects with price exposure are long-term and can subject GISI to delay penalties. Palladium competitively tenders for international development contracts. If a contract is won, there are strict conditions and payment outcomes on project delivery. There is a risk that estimated pricing may be incorrectly estimated, and contract margins would be lower than expected as a result. There is also risk that the contracts may be terminated early by the sponsor. Any failure to accurately estimate costs or the resources and technology needed to perform the contracts or to effectively manage and control costs during the performance of work could result in reduced profits or in losses. More generally, any increased or unexpected costs or unanticipated delays in connection with the performance of these contracts, including costs and delays caused by contractual disputes or other factors outside of the Merged Group's control, could make these contracts less profitable or unprofitable. Contract risks - extra or change order work GISI contracts generally require prior written authorisation to perform extra, or change order, work, industry practice often dictates performing such work even without written authorisation in order to adhere to scheduling or other project delivery requirements. As well, “change directive” provisions in GISI contracts may enable the client to direct GISI to perform such work without agreement on terms and conditions, including pricing. This may result in disputes or claims over whether the work performed is beyond the scope of work directed by the customer and/or exceeds the price the customer is willing to pay for the work performed. To the extent GISI does not recover such costs for this work or there are delays in the recovery of these costs, GISI's working capital, financial results or condition could be adversely impacted. Contract risks - unfavourable terms The contracts entered into by the Merged Group may contain provisions that are unfavourable, permitting clients to, among other things, suspend performance or terminate or modify contracts partially or completely at any time prior to Implementation. The government contracts relating to task and delivery order are incrementally funded as appropriated funds become available. Any reduction of such funding can result in contract options not being exercised and works on existing contracts being curtailed, result in a material adverse effect on the business of the Merged Group, results of operations and financial condition. Most government contracts may be modified, curtailed or terminated by the government either at its discretion or upon the default of the contractor. If the government terminates a

Section 12 – Risk factors 105 contract at its discretion, then the Merged Group would be typically able to recover only costs incurred or committed, settlement expenses and profit on work completed prior to termination, preventing it from recognising all potential revenue and profits from that contract. If a government terminates a contract due to default, the Merged Group could be liable for excess costs incurred by the government in obtaining services from another source. Industrial relations and unions A number of employees of GISI are members of unions. GISI is required to contribute to a number of multiemployer defined benefit pension plans under the terms of collective- bargaining agreements. Funding requirements for multiemployer pension plans are subject to the outcome of future union negotiations and the funded status of the plans. Therefore there are no assurances that such funding requirements will not increase materially in the future. In addition, a contributor to a multiemployer pension plan is liable, upon withdrawal from a plan, for its proportionate share of the plan’s underfunded vested liability. GISI may be required to make withdrawal liability payments that may be material, which is also an additional risk to the Merged Group. A significant portion of GISI's workforce are union employees covered by collective bargaining agreements, strikes, work stoppages, other labour disputes. An inability to renew the collective bargaining agreements or on competitive terms could have a significant impact on GISI's operations and financial results. Government clients A majority of Palladium's revenues are with such public sector ODA clients as USAID (US); FCDO (UK); and DFAT (Australia), and other public sector agencies globally. With the creation of its GECS platform in October 2020, GISI similarly started providing engineering and consulting services to US state and local infrastructure agencies. Most government contracts are subject to the government’s budgetary approval process. In addition, public-supported financing such as state and local municipal bonds may be only partially raised to support existing infrastructure projects. As a result, at the beginning of a program, the related contract is only partially funded, and additional funding is normally committed only as appropriations are made in each fiscal year. These appropriations, and the timing of payment of appropriated amounts, may be influenced by, among other things, the state of the economy, a government shutdown, competing priorities for appropriation, changes in administration or control of legislatures and the timing and amount of tax receipts and the overall level of government expenditures. If appropriations are not made in subsequent years on the Merged Group’s government contracts, then it will not realise all potential revenue and profit from that contract. Additionally, the government is typically entitled to terminate contracts at its convenience. Government contracts are awarded through a regulated procurement process. Some government agencies award contracts based on a low-price, technically acceptable criteria emphasising price over the aforementioned qualitative factors. As a result, the Merged Group’s profit margins on such contracts may be reduced and may require it to make sustained efforts to reduce costs in order to realise revenues and profits. 12.3 Specific risks relating to GISI Shares and PGHI Shares Liquidity risks Buying back by GISI is the only source of liquidity for GISI Shareholders. GISI Shareholders may not sell their shares to any other person or entity. While GISI Shareholders have flexibility as to the time and amount of tenders of GISI Shares for repurchase by GISI, they must still abide by restrictions under Delaware law (as described below) and under GISI's debt agreements in repurchasing such shares. Therefore, there can be no assurance that GISI will be able to repurchase shares tendered for repurchase as desired by the tendering shareholder.

Section 12 – Risk factors 106 There are a number of requirements a shareholder of GISI must adhere to for the repurchase of common stock, including the value of GISI Shares tendered, the manner in which the stockholder elects to tender shares, whether GISI deems necessary to conserve cash to fund ongoing operations or satisfy other cash needs. GISI could repurchase by means of a five-year promissory note and/or instalment repurchase method unless the stockholder specifies otherwise. Any Scheme Shareholder must hold the shares constituting their Scrip Consideration for at least one year before tendering for repurchase and thereafter may sell such shares only in accordance with the provisions of the Stockholders Agreement. The liquidity provisions for holders of PGHI Shares are very similar to those for GISI Shareholders. See further details in Annexure K. Foreign Currency Risk The value of GISI Shares, the holding company of the Merged Group, and dividends paid thereon, are denominated in U.S. Dollars. Thus, net repurchase proceeds and dividends owed to non-U.S. stockholders will be paid in U.S. Dollars and then such non-U.S. stockholders will have to convert such payment into local currency. Non-U.S. shareholders are accordingly exposed to foreign currency exchange rate risk and fluctuations in the value of local currency relative to the U.S. Dollar which may reduce the value, in the local currency of the investment in GISI Shares. Non-U.S. stockholders are also responsible for the payment of all local bank charges, fees, and any other costs associated with the deposit or conversion of all payments, dividends or other receipts in U.S. currency. In addition, given that Palladium transacts in several foreign currencies (AUD, USD, GBP and Euro), the Merged Group may, from time to time, hedge foreign denominated earnings. The volatility of international currencies adds to the unpredictability of foreign market transactions and may adversely impact sales or costs denominated in a foreign currency. Dilution In the future, GISI and/or PGHI may issue additional securities, including additional RSUs, PRSUs, shares of common stock or other securities. Such additional securities issuances, including those resulting from future acquisitions, may result in the dilution of the stockholder's ownership interests. Tax A change to the current tax regime may affect GISI, Palladium or the Merged Group, and Scheme Shareholders. Any changes to the current rate of company income tax may impact shareholder returns. In addition, any change in tax rules and tax arrangements could have an adverse effect on the level of dividend franking and shareholder returns. Personal tax liabilities are the responsibility of each individual Scheme Shareholder. GISI, Palladium and the Merged Group are not responsible for tax or penalties incurred by Scheme Shareholders. Dividend risks As Delaware corporations, GISI and PGHI pay dividends or repurchase GISI Shares and PGHI Shares (as applicable) only out of “surplus” or, if there is no surplus, out of net profits for the then-current or preceding year. Surplus is generally defined under Delaware law as total assets, less total liabilities and share capital. GISI is also subject to covenants in its debt agreements pertaining to payments of dividends. GISI and PGHI therefore cannot assure any stockholder that they will be able to make any specified level of cash distributions, and as a result, the stockholder may not receive any dividend payments. Enforcement of Legal Rights by Non-U.S. Stockholders GISI, PGHI and most of their respective directors and officers are in the United States, and, as a result, it may not be possible for a non-U.S. stockholder to satisfy a judgment against GISI, PGHI or such persons outside the United States or to enforce a judgement obtained in non-U.S. courts against GISI, PGHI or such persons outside of the United States.

Section 12 – Risk factors 107 Drag along rights Pursuant to the GISI Stockholders Agreement, if holders of at least 66.67% of GISI's outstanding securities, on a fully diluted basis, agree to a sale transaction that is subject to approval by GISI Shareholders, the stockholder must also vote in favour of the sale transaction and, if applicable, agree to sell all securities in such sale transaction even if against such transaction. A sale transaction includes the sale of 50% or more of GISI's assets, a merger, consolidation or recapitalisation of GISI (other than a transaction in which GISI Shareholders immediately prior to such transaction continue to hold 50% or more of the voting power of GISI’s equity securities after the transaction), or a sale of more than 50% of the voting power of GISI's equity securities to a third-party investor. As a result of this “drag along” right, the stockholder may be required to sell its securities at a time or price not desired. In the PGHI Stockholders Agreement, if PGHI Holding Company with a collective ownership percentage of more than 66-2/3% of PGHI Shares, determines to accept any offer from one or more third party investors as part of a sale transaction or determine to vote in favour of a sale transaction, and such sale is conditioned upon the acquisition from, or approval by, the stockholders, each stockholder will be required to sell all of its securities and vote in favour of the sale transaction. All rollover stockholders are subject to the same terms and conditions of such sale and otherwise treated in accordance with the certificate of incorporation of PGHI. In addition, any sale transaction structured as a merger or consolidation, each stockholder waives any dissenter’s rights, appraisal rights or similar rights and all stockholders will be required to take all necessary and desirable actions with the consummation of the sale transaction. If PGHI Holding Company intends to effect a drag-along sale within 3 years of the Implementation Date, the Rollover Stockholders must be provided with an option to accept consideration only in cash, and must not be required to accept any other form of consideration without prior agreement. 12.4 Specific risks relating to the Scheme and the creation of the Merged Group Approvals delayed or not obtained As set out in Section 7.6, the Scheme is subject to a number of Conditions Precedent, including the key client consents and the receipt of foreign and domestic regulatory approvals (including Court approval and any approvals from ASIC, FIRB and certain other foreign regulatory bodies which are necessary to Implement the Scheme). There is a risk that the key clients may not consent. In addition, the Court approval or the foreign and domestic regulatory approvals may not be obtained or may be obtained subject to conditions that Palladium and/or the Bidder, PGHI and GISI may not be prepared to accept (acting reasonably), or may be delayed. Expected benefits of the Scheme If some or all benefits of the combination of GISI and Palladium are not achieved, the business, financial condition and results of operations of the Merged Group could be materially and adversely affected. Integration issues, including in relation to the realisation of synergies The long-term success of the Merged Group will depend on, amongst other things, the success of the intended combination of the respective strengths of the Palladium and GISI businesses. There is a risk that Implementation of the Scheme may not result in the full realisation of the expected revenue synergies due to various factors including unexpected delays, challenges, liabilities and costs in relation to but not limited to integrating operating and management systems (information technology, information or accounting systems), loss of key personnel or customers of the Merged Group.

Section 12 – Risk factors 108 If the integration is not achieved in an orderly manner, the expected revenue synergies and benefits may be achieved in part and adversely impact the Merged Group's financial performance and position, including future prospects. Potential liabilities Implementation of the Scheme and integration of GISI with Palladium may pose risks including write-offs or restructuring charges, unanticipated costs and loss of key employees. There is no assurance that the integration will be accomplished effectively or in a timely manner. The Implementation of the Scheme may include potential tax liabilities that may exist or arise in connection with the Implementation of the Scheme, some of which may be unknown. Although GISI and its advisers have conducted due diligence on the operations of Palladium, there can be no guarantee that GISI is aware of all liabilities. These liabilities and any additional risks and uncertainties related to the Scheme not currently known to GISI or that GISI may currently deem immaterial or unlikely to occur could negatively impact the Merged Group's business, financial condition and results of operations. Change of control Upon Implementation, a change of control in Palladium will occur. It is possible that material contracts to which Palladium is a party may be subject to pre- emptive rights, review or termination upon this change of control. While Palladium is not aware of any counterparty that may wish to terminate a material contract, should any such contracts be terminated, Palladium, and therefore the Merged Group, would lose the benefit of the contract and may be unable to obtain similar terms upon entry into replacement contracts (should such replacement contracts be available). 12.5 General risks relating to the Merged Group Pandemic and other public health risks (COVID-19) There are risks related to health epidemics and other outbreaks including the COVID-19 in 2020. Since the first quarter of 2020, the spread of COVID-19 has caused widespread closures of workplaces and sites, schools, travel / leisure venues and other areas of public gathering. For the impact of COVID-19 on the respective businesses of Palladium and GISI, please see Sections 8.15 and 9.2. The effects of the COVID-19 pandemic and the responses thereto are complex and rapidly evolving, and the extent to which the pandemic impacts the business, financial condition and results of operations, including the duration and magnitude of such impacts, will depend on numerous evolving factors that the Merged Group may not be able to accurately predict or assess, including the development and success of vaccines and mutations of COVID-19. Cybersecurity and privacy risks The Merged Group will continue to dedicate significant resources in the future to prevent, or remediate the impact of, or further mitigate the risk of, cyber-attacks, exploits or security flaws. Any successful cyber-attack could result in the criminal, or otherwise illegitimate use of, confidential data, including employee or client or other third-party data for which the Merged Group is responsible for safekeeping. Such an attack could adversely affect the Merged Group’s operations, reputation and financial results or condition. If it is unable to maintain such systems continually and adequately, to scale and add software and hardware, to effectively upgrade the systems and network infrastructure, to maintain key information technology personnel, and take other steps to improve the efficiency of and protect the systems, the systems could be interrupted or delayed, which could adversely affect the business, financial results of operations, reputation and client relationships.

Section 12 – Risk factors 109 The Merged Group uses third-party software and services to support the delivery of professional services to clients such as design, collaboration, and project management, and to support various accounting and financial information systems. It cannot control their actions. Any technology services provided by a third-party, including contractors, business partners, vendors and other third parties, may be subject to breakdowns, disruption in information and communication services, inability to handle current or higher volumes, cyber-attacks, security and data breaches. The resulting consequences could include a loss of critical data, a delay in operations or an unintentional disclosure of confidential information. Any privacy or data security breaches or the Merged Group's failure to protect private or confidential client information could also result in breaches of Merged Group obligations under its contractual arrangements and applicable laws and breaches of obligations under privacy laws to notify individuals and the Australian Information Commission (or other regulatory authority). Indebtedness of the Merged Group The Merged Group have, will be able to, and may, incur additional indebtedness in the future, subject to the limitations contained in the agreements governing such indebtedness. The Merged Group’s indebtedness could have important consequences. Although the agreements that govern the Merged Group’s indebtedness contain restrictions on the incurrence or amount of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be significant. These restrictions also will not prevent the Merged Group from incurring obligations that do not constitute indebtedness. GISI intends to issue US$300 million additional 10 year senior unsecured notes. The increased debt will increase the risk that the Merged Group may not be able to meet all its debt obligations. In the ordinary course of business, Palladium is also occasionally required to provide guarantees, performance bonds, or letters of credit to clients as security in relation to the completion of projects. The provision of guarantees may increase the potential liabilities of the Merged Group. Regulatory and compliance risks Both GISI and Palladium are subject to a variety of regulations and standards. GISI's business model includes a range of business operating units and jurisdictions, each with its own set of rules and regulations. GISI engages in engineering and construction activities for large complex facilities where design, construction or systems failures can result in substantial injury or damage to clients or to third parties. Palladium has operations in multiple jurisdictions, and its business is also subject to regulations governing international development assistance. Additional or more prescriptive regulations and standards adopted, or changes to such regulations or standards to which GISI or Palladium is subject to in the future could materially increase costs and noncompliance with laws and regulations. This could significantly impact on the results of the Merged Group. Further, any breach of any laws or regulations applicable to GISI or Palladium may result in the imposition of conditions, fines and penalties, or prosecution or other sanctions on the Merged Group. Litigation risks Any litigation dispute has the potential to increase business costs, damage business relationships and have an adverse effect on the financial performance and industry standing of Palladium.

Section 12 – Risk factors 110 The Merged Group can be subject to a variety of legal or regulatory proceedings, liability claims or contract disputes in all jurisdictions in which work is performed. In addition, the nature of the business results in clients, subcontractors and suppliers occasionally presenting claims for recovery of costs incurred in excess of what was expected to incur, or for which the Merged Group believes is not contractually owed. Members of the Merged Group have been and may in the future be named as a defendant in legal proceedings where parties may make a claim for damages or other remedies with respect to projects or other matters, including stockholder litigation. During times of economic uncertainty, claim frequencies and amounts tend to increase. In proceedings where it is determined that the Merged Group does have liability, the loss may not be covered by insurance or, if covered, the dollar amount of these liabilities may exceed the policy limits. In addition, even where insurance is maintained for such exposure, the policies have deductibles resulting in assuming “first dollar” exposure to the Merged Group for a layer of coverage with respect to any such claims. Professional liability coverage is on a “claims-made and reported” basis covering only claims actually made during the policy period currently in effect. Any liability not covered by insurance, in excess of the insurance limits or, if covered by insurance but subject to a high deductible, could result in a material loss, and materially reduce the cash available for operations. Internal control and financial reporting Neither Palladium nor GISI is today, nor post-Implementation will be, a public reporting company, and therefore it will not be subject to corporate governance or internal controls requirements that arise under the U.S. Securities Exchange Act of 1934, as amended, the regulations thereunder, comparable laws and regulations of other countries in which the Merged Group conducts business, or the listing rules of the various global securities exchanges. Brand and reputation Palladium and the GISI Group have maintained a reputation for procurements with various major government clients. A failure to maintain high quality standards of service, could impact the Merged Group's reputation. If any third parties including joint venture partners or subcontractors of any Merged Group entity do not comply with regulations or accepted practices, this could affect the Merged Group's reputation equally. In addition, the construction services industry is highly schedule driven and any failure to meet the schedule requirements could adversely affect the reputation and/or expose the Merged Group to financial liability, including liquidated damages and liability for the customer's costs. Failure to comply with laws and regulations and maintenance of an effective system of internal controls or provision of accurate and timely financial information could also damage the Merged Group's reputation and standing in the industry. Any consequential negative publicity or publicity relating to litigious matters may reduce the demand for the Merged Group's services. This may adversely affect the future retention of contracts and clients. Force majeure events Events may occur globally, in the jurisdictions where the Merged Group has operations, which could impact upon the global economy, the operations of the Merged Group and the financial performance of the Merged Group. These events include but are not limited to acts of terrorism, a global health pandemic such as the current COVID-19 pandemic, an outbreak of international hostilities, fires, floods, earthquakes, labour strikes, civil wars, natural disasters, outbreaks of disease or other man-made or natural events or occurrences that can have an adverse effect on the demand for the Merged Group’s services and its ability to conduct business, or can cause termination or suspension of the Merged Group's projects with no reimbursement of incurred expenses or liabilities. The Merged Group has only a limited ability to insure against some of these risks.

Section 12 – Risk factors 111 Inability to secure adequate insurance As part of business operations, the Merged Group will maintain insurance both as a corporate risk management strategy and to satisfy the requirements of many of contracts. There can be no assurances that it can secure all necessary or appropriate insurance in the future, or that such insurance can be economically secured. Insurance is purchased from a number of providers, often in layered insurance or quota share arrangements. If any of the third-party insurers fail, abruptly cancel coverage or otherwise cannot satisfy their insurance requirements, the Merged Group’s overall risk exposure and operational expenses could be increased and business operations could be disrupted. Catastrophic events or other developments can also result in decreased coverage limits, more limited coverage, increased premium costs or deductibles. Changes in tax laws The Merged Group may be subject to various taxing regimes, including federal, state, local and foreign taxes such as income, sales and use, payroll, franchise, property, withholdings and other taxes. New tax laws and regulations and changes in existing tax laws and regulations or the interpretation are continuously being enacted or proposed. This could result in increased expenditure and cash payments for taxes by the Merged Group in the future, impacting on its operations, cash flows and financial conditions. Other risks Additional risks and uncertainties not currently known to GISI or Palladium may also have a material adverse effect on GISI, Palladium or the Merged Group and the information set out above does not purport to be, nor should it be construed as representing, an exhaustive list of the risks affecting GISI, Palladium or the Merged Group. 12.6 Risks if the Scheme does not proceed If the Scheme does not proceed and no other acceptable proposal is received, Palladium will continue to operate on a standalone basis and Palladium Shareholders will retain their Palladium Shares. Given the public nature of the Scheme, in the event that the Scheme does not proceed, there is a risk that GISI and Palladium could suffer reputational damage. Related to this, there is also a risk that GISI and Palladium’s personnel and/or counterparties experience a decline in morale as a result of the Scheme not being Implemented. The materialisation of any such risks could negatively impact Palladium and GISI’s short-term or long-term operating and financial performance. Palladium Shareholders will also remain exposed to the normal risks inherent in the Palladium business if the Scheme does not proceed. Further, Palladium will have incurred significant transaction costs in relation to the proposed Scheme even if it does not proceed. Under the Scheme Implementation Agreement, further costs may include the payment of a Palladium Break Fee to GISI if the Scheme does not proceed in certain circumstances. See Section 14.1 of this Scheme Booklet for further information on the Palladium Break Fee payable to GISI if certain specified events occur.

Section 13 – Foreign Shareholders 112 13 Foreign Shareholders Palladium has foreign shareholders located in the following countries: Brazil, Cambodia, Canada, Ghana, Guatemala, Kuwait, Netherlands, Nigeria, Saudi Arabia, United Arab Emirates, United Kingdom and United States. The following are disclaimers in connection with the Transaction which Foreign Shareholders should read carefully. 13.1 Disclaimers for Foreign Shareholders Brazil This Scheme Booklet has been prepared solely for Palladium Shareholders for their consideration and analysis of the Scheme. This Scheme Booklet should not be construed as a prospectus or offering document under Brazilian law. Palladium is not listed with any stock exchange, over-the-counter market or electronic system of securities trading in Brazil. The PGHI Shares and GISI Shares have not been, and will not be, registered with any securities exchange commission or other similar authority, including the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários). The PGHI Shares and GISI Shares may not be offered or sold in Brazil through any public offering. This Scheme Booklet is directed exclusively to Palladium Shareholders and may not be distributed to the general public in Brazil or disclosed in any manner whatsoever to any other person in Brazil. Failure to comply with this restriction could constitute a violation of applicable securities laws. Cambodia This Scheme Booklet has not been, and will not be, registered as a disclosure document under the Public Offering Rules and Listing Rules of the Securities and Exchange Regulator Commission of Cambodia (the SERC). No action has been taken in Cambodia to authorise or register this Scheme Booklet with the SERC or to permit the distribution of it in Cambodia. Accordingly, the PGHI Shares and GISI Shares have not been, and will not be, offered or sold in Cambodia other than as permitted under Cambodian law. This Scheme Booklet has been given to you on the basis that you are an existing holder of Palladium Shares. In the event that you are not, please return this document immediately. You may not forward or circulate this document to any other person in Cambodia. No advertisement, invitation or document relating to the PGHI Shares and GISI Shares have been, or will be, issued in Cambodia or elsewhere that is directed at, or the contents of which are likely to be accessed or read by, the public of Cambodia. The Scheme Booklet is being distributed in Cambodia solely to shareholders of Palladium for their consideration of the Scheme and on the condition that PGHI Shares and GISI Shares will not be offered or sold in circumstances that amount to an offer to the public in Cambodia. Canada The PGHI Shares and GISI Shares will be issued in reliance upon exemptions from the prospectus and registration requirements of the applicable Canadian securities law in each province and territory of Canada. No securities commission in Canada has reviewed or in any way passed upon this document or the merits of the Scheme. Financial information that may be contained in this document has been prepared in accordance with accounting standards which may differ in certain respects from those

Section 13 – Foreign Shareholders 113 accounting principles used in Canada. Prospective investors should conduct their own investigation and analysis and consult their own financial advisers. Unless specifically stated otherwise, all dollar amounts contained in this document are in U.S. Dollars. Palladium and its directors and officers are located outside of Canada and, as a result, it may not be possible for Canadian shareholders to effect service of process within Canada upon Palladium or its directors or officers. All or a substantial portion of the assets of Palladium and its directors and officers are located outside of Canada and, as a result, it may not be possible to satisfy a judgment against them in Canada or to enforce a judgment obtained in Canadian courts against them outside of Canada. Ghana This Scheme Booklet will be provided only to Palladium Shareholders for their consideration and analysis of the Scheme. This Scheme Booklet may not be distributed to any other person in Ghana. The Scheme Booklet has not been, and will not be registered with or approved by, the Securities and Exchange Commission of Ghana or any other regulator in Ghana. Guatemala This Scheme Booklet has been prepared solely for Palladium Shareholders for their consideration and analysis of the Scheme. The PGHI Shares and GISI Shares have not been, and will not be, registered with any securities exchange commission or other similar authority in Guatemala. The PGHI Shares and GISI Shares may not be offered or sold in Guatemala through any public offering. This Scheme Booklet is directed exclusively to Palladium Shareholders and may not be distributed to any other person in Guatemala. Failure to comply with this restriction could constitute a violation of applicable securities laws. Kuwait This Scheme Booklet does not constitute an offer or invitation to subscribe for or purchase any securities in Kuwait. The PGHI Shares and GISI Shares have not been licensed for offering in Kuwait by the Kuwait Capital Markets Authority. An offering of PGHI Shares and GISI Shares is, therefore, restricted in Kuwait. No private or public offering of PGHI Shares and GISI Shares is being made in Kuwait and no marketing or solicitation activities are being undertaken to market the PGHI Shares and GISI Shares in Kuwait. This Scheme Booklet is not intended to lead to the conclusion of any contract of whatsoever nature within Kuwait and no agreement relating to the sale of PGHI Shares and GISI Shares will be concluded in Kuwait. Netherlands This Scheme Booklet has not been, and will not be, registered with or approved by any securities regulator in the Netherlands or elsewhere in the European Union. Accordingly, this document may not be made available, nor may the PGHI Shares and GISI Shares be offered, in the Netherlands except in circumstances that do not require a prospectus under Article 1(4) of Regulation (EU) 2017/1129 of the European Parliament and the Council of the European Union (the Prospectus Regulation). In accordance with Article 1(4) of the Prospectus Regulation, an offer of the PGHI Shares and GISI Shares in the Netherlands is limited: to persons who are "qualified investors" (as defined in Article 2(e) of the Prospectus Regulation); to fewer than 150 natural or legal persons (other than qualified investors); or

Section 13 – Foreign Shareholders 114 in any other circumstance falling within Article 1(4) of the Prospectus Regulation. Nigeria This Scheme Booklet has not been, and will not be, registered with the Nigerian Securities and Exchange Commission under the Nigerian Investment and Securities Act No. 29 of 2007 (ISA) or the Rules and Regulations of the Nigerian SEC, 2013 (as amended) (the Nigerian SEC Rules). This Scheme Booklet is not a disclosure document, an offering circular or an invitation to the public within the meaning of the ISA or the Nigerian SEC Rules. Accordingly, this Scheme Booklet is not directed to, and the PGHI Shares and GISI Shares are not being offered to, any persons within Nigeria other than the selected persons to whom the Scheme Booklet has been addressed, who are existing Palladium Shareholders. Kingdom of Saudi Arabia Neither this Scheme Booklet nor the PGHI Shares and GISI Shares have been approved or passed on in any way by the Capital Market Authority or any other governmental authority in the Kingdom of Saudi Arabia, nor has Palladium received authorisation or licensing from the Capital Market Authority or any other governmental authority in the Kingdom of Saudi Arabia to market the Scheme or sell PGHI Shares and GISI Shares within the Kingdom of Saudi Arabia. This Scheme Booklet does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the Scheme may be rendered within the Kingdom of Saudi Arabia. United Arab Emirates Neither this Scheme Booklet nor the PGHI Shares and GISI Shares have been approved, disapproved or passed on in any way by the Emirates Securities and Commodities Authority (ESCA) or any other governmental authority in the United Arab Emirates. Neither PGHI, the Bidder, GISI nor Palladium has received authorisation or licensing from the ESCA or any other governmental authority in the United Arab Emirates to market or sell the PGHI Shares and GISI Shares within the United Arab Emirates. This Scheme Booklet does not constitute, and may not be used for the purpose of, an offer of securities in the United Arab Emirates (excluding the Dubai International Financial Centre). No services relating to the PGHI Shares and GISI Shares, including the receipt of applications, may be rendered within the United Arab Emirates. In the Abu Dhabi Global Market and the Dubai International Financial Centre, the PGHI Shares and GISI Shares may be offered, and this Scheme Booklet may be distributed, only to existing shareholders of Palladium as an "Exempt Scheme", as defined and in compliance with the market rules issued by the regulatory authorities in these financial zones. No regulatory authority has approved this Scheme Booklet nor taken any steps to verify the information set out in it. United Kingdom Neither this Scheme Booklet nor any other document relating to the Scheme has been delivered for approval to the Financial Conduct Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the FSMA, as amended) has been published or is intended to be published in respect of the PGHI Shares and GISI Shares. This Scheme Booklet does not constitute an offer of transferable securities to the public within the meaning of the UK Prospectus Regulation or the FSMA. Accordingly, this document does not constitute a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

Section 13 – Foreign Shareholders 115 Any invitation or inducement to engage in investment activity (within the meaning of section 21 FSMA) received in connection with the issue or sale of the PGHI Shares and GISI Shares has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) FSMA does not apply to Palladium. In the United Kingdom, this Scheme Booklet is being distributed only to, and is directed at, persons (i) who fall within Article 43 (members of certain bodies corporate) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005, or (ii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents. United States The PGHI Shares and GISI Shares have not been, and will not be, registered under the US Securities Act 1933 or the securities laws of any US state or other jurisdiction. Palladium, PGHI, the Bidder and GISI intend to rely on an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder. The PGHI Shares and GISI Shares are not being offered in any US state or other jurisdiction where it is not legally permitted to do so. This Scheme Booklet has not been filed with, or reviewed by, the US Securities and Exchange Commission or any state securities authority and none of them has passed upon or endorsed the merits of the Scheme or the accuracy, adequacy or completeness of this document. Any representation to the contrary is a criminal offence. Palladium Shareholders should note that the Scheme is made for the securities of an Australian company in accordance with the laws of Australia. The Scheme is subject to the disclosure requirements of Australia that are different from those of the United States. Any financial statements of Palladium included in the Scheme Booklet have been prepared in accordance with Australian accounting standards and may not be comparable to the financial statements of US companies. It may be difficult for you to enforce your rights and any claim you may have arising under US federal securities laws, since Palladium is incorporated in Australia and some of its officers and directors are residents of Australia. You may not be able to sue Palladium or its officers or directors in Australia for violations of the US securities laws. It may be difficult to compel Palladium and its affiliates to subject themselves to a US court’s judgment. You should be aware that Palladium may transact securities other than under the Scheme, such as in privately negotiated purchases. Any pro forma historical financial information included in this Scheme Booklet does not purport to be in compliance with Article 11 of the SEC’s Regulation S-X. Any pro forma adjustments made in arriving at the pro forma historical financial information included in this Scheme Booklet may not be permissible under the SEC’s rules and regulations on pro forma financial presentations. 13.2 Further disclosure regarding Foreign Shareholders No action has been taken to register or qualify the PGHI or GISI Shares or otherwise permit a public offer of such securities in any jurisdiction outside Australia. Based on the information available to Palladium, Palladium Shareholders whose addresses are shown in the Palladium Share Register on the Record Date for the Scheme as being in the following jurisdictions will be entitled to have PGHI Shares and GISI Shares issued to them under the Scheme subject to any qualifications set out above in respect of that jurisdiction: Australia;

Section 13 – Foreign Shareholders 116 Brazil; Cambodia, where the number of Palladium Shareholders is less than 30; Canada; Ghana; Guatemala, where the number of Palladium Shareholders is less than 35; Kuwait; Netherlands, where (i) the Palladium Shareholder is a "qualified investor” (as defined in Article 2(e) of the Prospectus Regulation) or (ii) the number of non-qualified investors is less than 150; Nigeria; Saudi Arabia; United Arab Emirates (excluding the financial zones); United Arab Emirates - Abu Dhabi Global Market and Dubai International Financial Centre, where the number of Palladium Shareholders is less than 50 in each financial zone; United Kingdom; United States; and any other person or jurisdiction in respect of which Palladium reasonably believes that it is not prohibited and not unduly onerous or impractical to issue PGHI or GISI Shares to a Palladium Shareholder with a Registered Address in such jurisdiction. Nominees, custodians and other Palladium Shareholders who hold Palladium Shares on behalf of a beneficial owner resident outside Australia, Brazil, Canada, Ghana, Nigeria, the United Arab Emirates (excluding its financial zones) and the United Kingdom may not forward this Scheme Booklet (or any accompanying document) to anyone outside these countries without the consent of Palladium.

Section 14 – Additional information 117 14 Additional information 14.1 Key terms of the Scheme Implementation Agreement Overview On 8 January 2022, GISI and Palladium entered into the Scheme Implementation Agreement to which PGHI acceded, and is now bound under, on 7 February 2022. On 31 January 2021, the Scheme Implementation Agreement was amended to allow for GISI to satisfy the condition precedent in clause 3.1(18) (incorporation of PGHI) by 7 February 2022 instead of 31 January 2022 (this Condition Precedent has since been removed in the restated Scheme Implementation Agreement). On 28 February 2022, the Scheme Implementation Agreement was amended to allow for GISI to satisfy the condition precedent in clause 3.1(10) (W&I Insurance Policy) by 31 March 2022 instead of 1 March 2022. On 16 March 2022, the Scheme Implementation Agreement was further amended and restated by Palladium, GISI, PGHI and the Bidder to reflect the amendments noted above, a further extension to allow for GISI to satisfy the condition precedent in clause 3.1(10) (W&I Insurance Policy) by 30 April 2022 instead of 31 March 2022 and other changes in relation to certain pre-Implementation steps within the GISI Group (Restated Scheme Implementation Agreement). On 4 April 2022, the Restated Scheme Implementation Agreement was further amended and restated by Palladium, GISI, PGHI and the Bidder to address the terms of the Minimum Hold Period Deed Poll and to allow for GISI to satisfy the condition precedent in clause 3.1(10) (W&I Insurance Policy) by 30 April 2022 instead of 15 April 2022. The key terms of the Scheme Implementation Agreement are summarised below. A copy of the Scheme Implementation Agreement (as amended and restated but excluding annexures) is included at Annexure B. Conditions Precedent Implementation of the Scheme Implementation Agreement is subject to the Conditions Precedent which must be satisfied or (where applicable) waived. For details of the Conditions Precedent, see Section 7.6 of this Scheme Booklet and clause 3.1 of the Scheme Implementation Agreement. Exclusivity arrangements The Scheme Implementation Agreement contains certain customary exclusivity arrangements in favour of GISI. In summary, Palladium has granted the following exclusivity rights in favour of GISI during the Exclusivity Period: No existing discussions – Palladium warrants to GISI, PGHI and the Bidder that, neither Palladium nor its Representatives have engaged in or are a party to discussions with any Third Party in respect of a Competing Proposal. No shop – Palladium and each of its Representatives must not directly or indirectly solicit, initiate, invite or otherwise encourage any enquiry, negotiation or discussion in relation to, or with a view to obtaining, any expression of interest, offer or proposal

Section 14 – Additional information 118 from any person in relation to a Competing Proposal or communicate to any person an intention to take such actions. No talk – subject to the fiduciary duty exception in clause 8.5 of the Scheme Implementation Agreement, Palladium and each of its Representatives must not directly or indirectly: o negotiate or enter into; or o participate in negotiations with any person regarding, a Competing Proposal or any agreement or arrangement that may be reasonably expected to lead to a Competing Proposal, even if that person’s Competing Proposal was not directly or indirectly solicited, initiated, invited or encouraged by Palladium or its Representatives or the person has publicly announced the Competing Proposal. No due diligence – subject to the fiduciary duty exception in clause 8.5 of the Scheme Implementation Agreement, Palladium and each of its Representatives must not make available to any Third Party, or permit any Third Party, to receive any non-public information relating to any member of the Palladium Group in connection with such Third Party formulating, developing, finalising or assisting in the formulation, development or finalisation of, a Competing Proposal. Notification of approaches – Palladium must notify GISI in writing within 2 Business Days if it or any of its Representatives, becomes aware of: o the receipt of a Competing Proposal; o any negotiations, discussions or other communications, or approach, in respect of any inquiry or proposal, in relation to, or that may reasonably be expected to lead to, any actual, proposed or potential Competing Proposal; or o the provision by Palladium or any of its Representatives of information relating to Palladium or any other member of the Palladium Group or any of their businesses or operations to any person in connection with or for the purposes of a current or future Competing Proposal, with such notice to include the identity of the relevant person making or proposing the Competing Proposal and the material terms. Matching right – Palladium will not enter into an agreement to undertake a Competing Proposal unless it has given GISI at least five Business Days to provide a matching or Superior Proposal to the terms of the Competing Proposal. The exclusivity arrangements are set out in clause 8 of the Scheme Implementation Agreement. Palladium Break Fee Palladium has agreed to pay GISI a break fee of USD$3,700,000 if certain specified events occur, including: Change of recommendation – at any time before the Scheme Meeting, any Palladium Director: o fails to make the recommendation or their statement that they will vote (or procure the voting) all Palladium Shares held by them in favour of the Scheme at the Scheme Meeting;

Section 14 – Additional information 119 o makes a public statement or a statement to Palladium Shareholders withdrawing or adversely changing or modifying their recommendation that Palladium Shareholders vote in favour of the Scheme at the Scheme Meeting or their statement that they will vote (or procure the voting) of all Palladium Shares held by them in favour of the Scheme at the Scheme Meeting; or o makes a public statement or a statement to Palladium Shareholders indicating they no longer support the Scheme or that they support another transaction (including a Competing Proposal), excluding any member of the Palladium Board who withdraws or adversely changes or modifies their recommendation): .. due to the Independent Expert concluding in the Independent Expert’s Report (or any update or variation to that report) that the Scheme is not in the best interests of Palladium Shareholders (except where the reason for that conclusion is as a result of a Competing Proposal having been announced or made public); or .. in circumstances where Palladium has terminated the Scheme Implementation Agreement for a material breach by GISI; Competing Proposal – a Competing Proposal is received by Palladium during the Exclusivity Period and, within 12 months of the End Date, the Third Party or its Associates completes the Competing Proposal or, acquires a Relevant Interest in at least 50% of Palladium Shares or acquires substantially all of the assets of Palladium; or GISI Termination – GISI, the Bidder or PGHI validly terminating the Scheme Implementation Agreement for a material breach by Palladium or, if at any time before the Delivery Time on the Second Court Date a majority of the Palladium Board publicly recommends a Competing Proposal that is a Superior Proposal provided that the Competing Proposal was not connected to a breach of Palladium’s obligations under clause 8 of the Scheme Implementation Agreement. No Palladium Break Fee is payable if the Scheme does not proceed solely as a result of the Requisite Majority of Palladium Shareholders failing to approve the Scheme at the Scheme Meeting by the Requisite Majority. The Palladium Break Fee arrangements are set out in clause 10 of the Scheme Implementation Agreement. GISI Break Fee GISI has agreed to pay Palladium a reverse break fee of USD$3,700,000 if certain specified events occur, including: Palladium Termination – Palladium validly terminating the Scheme Implementation Agreement for a material breach by the Bidder; or W&I Insurance Policy – GISI or the Bidder terminating the Scheme Implementation Agreement as a result of GISI failing to satisfy the Condition Precedent in clause 3.1(10) of the Scheme Implementation Agreement (obtaining a W&I Insurance Policy), except in circumstances where the failure to satisfy the Condition Precedent is due to a W&I Insurance Policy not being made available by a W&I Insurer. The GISI Break Fee arrangements are set out in clause 11 of the Scheme Implementation Agreement.

Section 14 – Additional information 120 Representations and warranties Each of Palladium, PGHI, the Bidder and GISI have given representations and warranties to the other which are customary for an agreement of this kind. These representations and warranties are set out in Schedule 1 (in the case of PGHI Warranties and Bidder Warranties), Schedule 2 (in the case of GISI Warranties) and Schedule 3 (in the case of Palladium Scheme Warranties) of the Scheme Implementation Agreement. Palladium has also given representations and warranties to the Bidder concerning the Palladium business which are customary for acquisitions generally. These Palladium Business Warranties are set out in Schedule 4 of the Scheme Implementation Agreement. Bidder does not have any termination right in respect of any breach by Palladium of the Palladium Business Warranties, or any recourse against Palladium or the Palladium Shareholders (except against Palladium in the case of fraud). Palladium is only providing the Palladium Business Warranties to facilitate GISI being able to obtain warranty and indemnity insurance, and GISI’s sole recourse is to the warranty and indemnity insurance that it proposes to take out (see details in Section 7.6 – Conditions Precedent). Termination rights In summary, each of Palladium and the Bidder may terminate the Scheme Implementation Agreement by written notice to the other party in any of the following circumstances: the other party has materially breached the Scheme Implementation Agreement and the party entitled to terminate has given written notice to the other party setting out the relevant circumstances and the other party has failed to remedy the breach within 10 Business Days; a Condition Precedent is not satisfied or capable of being waived; the Effective Date does not occur on or before the End Date; such termination is mutually agreed upon by the other party; at any time before the Delivery Time on the Second Court Date, a majority of the Palladium Board publicly recommends, in a statement to all Palladium Shareholders, a Competing Proposal that is a Superior Proposal; (for the Bidder only) if any Palladium Director: o fails to recommend or make their statement that they will vote (or procure the voting) of all Palladium Shares held by them in favour of the Scheme; or o changes, withdraws or modifies their recommendation or their statement that they will vote (or procure the voting) of all Palladium Shares held by them in favour of the Scheme; and (for Palladium only) if the Independent Expert concludes in the Independent Expert’s Report (or any update or variation to that report) that the Scheme is not in the best interests of Palladium Shareholders or adversely changes its previously given opinion in the Independent Expert’s Report (or any update or variation to that report) that the Scheme is in the best interests of Palladium Shareholders. The Scheme Implementation Agreement will automatically terminate if Palladium Shareholders do not pass the Scheme Resolution to approve the Scheme at the Scheme Meeting by the Requisite Majority. The termination rights are set out in clause 16 of the Scheme Implementation Agreement.

Section 14 – Additional information 121 End Date If the Effective Date does not occur on or before the End Date then the Scheme will lapse and each of Palladium, PGHI, the Bidder and GISI are released from any further obligation to take steps to Implement the Scheme. 14.2 Scheme Deed Poll PGHI, GISI and the Bidder entered into the Deed Poll on 16 March 2022 pursuant to which they have undertaken in favour of each Scheme Shareholder to procure that each Scheme Shareholder is provided the Scheme Consideration to which they are entitled under the Scheme, in accordance with the terms of the Scheme and subject to the Scheme becoming Effective. The Deed Poll may be relied upon by any Scheme Shareholder despite the fact that they are not a party to it and each Scheme Shareholder appoints Palladium as its agent to enforce their rights under the Deed Poll against PGHI, GISI and the Bidder. A copy of the executed Deed Poll is contained in Annexure D. 14.3 Deed of Covenant It is a Condition Precedent to the Scheme becoming Effective that each of the Restrained Parties enters into a Deed of Covenant before the Scheme Meeting Date under which they agreed to covenant in favour of GISI not to compete with the Palladium Group for a period of 2 years from the Implementation Date. This Condition Precedent has been satisfied (refer to Section 7.6 for further details). A copy of the Deed of Covenant is contained in Annexure E. 14.4 Benefits and agreements Payments in connection with retirement from office Other than as disclosed in this Scheme Booklet, there is no payment or other benefit that is proposed to be made or given to any Palladium Director or secretary or executive officer of Palladium (or any of its Related Bodies Corporate) as compensation for the loss of, or as consideration for or in connection with his or her retirement from office in Palladium or any of its Related Bodies Corporate. Agreements or arrangements connected with or conditional on the Scheme Other than as disclosed in this Scheme Booklet, there are no agreements or arrangements made between any Palladium Director and another person in connection with, or conditional on, the outcome of the Scheme other than in their capacity as a Palladium Shareholder. Benefits under the Scheme Other than as disclosed in this Scheme Booklet, no Palladium Director, secretary or executive officer of Palladium (or any of its Related Bodies Corporate) has agreed to receive, or is entitled to receive, any payment or benefit from the Bidder, PGHI or GISI which is conditional on, or is related to, the Scheme, other than in their capacity as a Palladium Shareholder. Interests of Palladium Directors in the Bidder, PGHI or GISI contracts Other than as disclosed in this Scheme Booklet, no Palladium Director has an interest in any contract entered into by the Bidder, PGHI or GISI.

Section 14 – Additional information 122 14.5 Transaction costs Palladium will incur external transaction costs in connection with the Scheme in the range of AUD$13.6 million to AUD$14.5 million in aggregate. Certain of these costs are conditional on the Scheme proceeding, and if the Scheme is Implemented these will effectively be borne by GISI who will have acquired Palladium from Implementation. If the Scheme is not Implemented, Palladium expects to pay an aggregate of approximately AUD$3.8 million to AUD$4.7 million in external transaction costs in connection with the Scheme. These transaction costs are primarily payable to Palladium financial, legal, tax and accounting advisors and the Independent Expert. These transaction costs do not include any Palladium Break Fee or GISI Break Fee which may be payable by Palladium or GISI (see Section 14.1 for information on the circumstances in which a break fee may be payable by Palladium or GISI). 14.6 Lodgement of Booklet The Scheme Booklet was given to ASIC on 17 March 2022 in accordance with section 411(2)(b) of the Corporations Act. ASIC takes no responsibility for the content of this Scheme Booklet. 14.7 Consents and Disclaimers The Bidder, PGHI and GISI have given, and not withdrawn before the registration of this Scheme Booklet with ASIC, their written consent to be named in this Scheme Booklet in the form and context in which they are so named and to the inclusion of the information attributed to each of them in this Scheme Booklet in the form and context in which such information is included in this Scheme Booklet. None of the Bidder, PGHI or GISI have caused or authorised the issue of this Scheme Booklet, and, other than any reference to its name and the aforementioned information, takes no responsibility for any other part of this Scheme Booklet other than the GISI Information. Ernst & Young Strategy and Transactions Limited (Australian Financial Services Licence No. 240585) (EY) has acted as Independent Expert in relation to producing an Independent Expert’s Report on the Scheme. EY has given, and not withdrawn before the registration of this Scheme Booklet with ASIC, its written consent to be named in this Scheme Booklet as Independent Expert in the form and context in which it is so named and to the inclusion of its Independent Expert’s Report contained in Annexure A. EY does not make or purport to make any statement in this Scheme Booklet or any statement on which a statement in this Scheme Booklet is based other than those statements set out in the Independent Expert’s Report contained in Annexure A. EY has not caused or authorised the issue of this Scheme Booklet, and, other than any reference to its name and the Independent Expert’s Report contained in Annexure A, takes no responsibility for any other part of this Scheme Booklet. Norton Rose Fulbright Australia, has acted as Australian legal adviser to Palladium (NRF). NRF has given, and not withdrawn before the registration of this Scheme Booklet with ASIC, its written consent to be named in this Scheme Booklet as legal advisor to Palladium in the form and context in which it is so named. NRF does not make or purport to make any statement in this Scheme Booklet or any statement on which a statement in this Scheme Booklet is based. NRF has not caused or authorised the issue of this Scheme Booklet, and, other than any reference to its name, takes no responsibility for any other part of this Scheme Booklet. UBS AG, Australia branch, has acted as financial adviser to Palladium (UBS). UBS has given, and not withdrawn before the registration of this Scheme Booklet with ASIC, its written consent to be named in this Scheme Booklet as financial advisor to Palladium in the form and context in which it is so named. UBS does not make or purport to make any statement in this Scheme Booklet or any statement on which a statement in this Scheme Booklet is based. UBS has not caused or authorised the issue of this Scheme Booklet. UBS, to the maximum extent permitted by law, expressly disclaims all liability in respect of, makes no representation regarding, and takes no responsibility for, any part of, or any statement in or omission from, the Scheme Booklet, other than the references to its name and services and any statements included in the Scheme Booklet in accordance with this consent. PricewaterhouseCoopers (PWC), has acted as taxation adviser to Palladium in relation to the Australian taxation implications of the Scheme. PWC has given, and not withdrawn before the

Section 14 – Additional information 123 registration of this Scheme Booklet with ASIC, its written consent to be named in this Scheme Booklet as taxation advisor to Palladium in the form and context in which it is so named and to the inclusion of the Australian income tax comments in Section 11. PWC does not make or purport to make any statement in this Scheme Booklet or any statement on which a statement in this Scheme Booklet is based other than statements relating to Australian income tax in Section 11. PWC has not caused or authorised the issue of this Scheme Booklet, and, other than any reference to its name and the Australian income tax comments in Section 11, takes no responsibility for any other part of this Scheme Booklet. 14.8 Foreign jurisdictions The distribution of this Scheme Booklet outside Australia may be restricted by law and persons who come into possession of it outside Australia should seek advice on and observe any such restrictions. Any failure to comply with such restrictions may contravene applicable securities laws. Palladium disclaims all liabilities to such persons who contravene these laws. Palladium Shareholders who are nominees, trustees or custodians are encouraged to seek independent advice as to how they should proceed. Foreign Shareholders should refer to Section 13. Except as otherwise stated in Section 13 no action has been taken to register or qualify this Scheme Booklet or any aspect of the Transaction in any jurisdiction outside of Australia. This Scheme Booklet has been prepared in accordance with the laws of Australia and the information contained in this Scheme Booklet may not be the same as that which would have been disclosed if this Scheme Booklet had been prepared in accordance with the laws and regulations of a jurisdiction outside of Australia. This Scheme Booklet does not constitute an offer in any place which, or to any person whom, it would not be lawful to make such an offer. 14.9 No other material information Except as disclosed elsewhere in this Scheme Booklet, so far as the Palladium Directors are aware, there is no other information that is material to the making of a decision by a Palladium Shareholder whether or not to vote in favour of the Scheme, being information known to any Palladium Director or official manager of Palladium or, director or official manager of any of Palladium’s Related Bodies Corporate, at the date of lodging this Scheme Booklet with ASIC for registration, which has not previously been disclosed to Palladium Shareholders. 14.10 No unacceptable circumstances The Palladium Directors believe that the Scheme does not involve any circumstances in relation to the affairs of Palladium that could reasonably be characterised as constituting ‘unacceptable circumstances’ for the purposes of section 657A of the Corporations Act. 14.11 Supplementary information Palladium will issue a supplementary document to this Scheme Booklet if it becomes aware of any of the following between the date of lodgement of this Scheme Booklet for registration by ASIC and the Effective Date: a material statement in this Scheme Booklet is materially false or misleading; a material omission from this Scheme Booklet; a significant change affecting a matter included in this Scheme Booklet; or a significant new matter has arisen and it would have been required to be included in this Scheme Booklet if it had arisen before the date of lodgement of this Scheme Booklet for registration by ASIC.

Section 14 – Additional information 124 The form which the supplementary document may take, and whether a copy will be made available to each Palladium Shareholder, will depend on the nature and timing of the new or changed circumstances.

Section 15 – Glossary 125 15 Glossary 15.1 Definitions Term Meaning AAS the Australian Accounting Standards. AASB the Australian Accounting Standards Board. ACCC the Australian Competition and Consumer Commission. Adviser in relation to an entity: a financier to the entity in connection with the Transaction; and a financial, corporate, legal, technical or other expert adviser or consultant, who provides advisory or consultancy services in a professional capacity in the ordinary course of its business and has been engaged in that capacity in connection with the Transaction by the entity. ASC the Accounting Standards Codification. ASC 805 the Accounting Standards Codification 805, Business Combinations. ASIC the Australian Securities and Investments Commission. Associate has the meaning given to that term in Division 2 of Part 1.2 of the Corporations Act as if section 12(1) of that Act included a reference to this Scheme Booklet and Palladium were the ‘designated body’. ATO Australian Taxation Office. AUD$, AU$ or A$ the Australian dollar, being the lawful currency of Australia. BEIS the Department of Business, Energy and Industrial Strategy of the United Kingdom. Bidder Palladium Global Corporation. Bidder Warranties the warranties set out in Part A of Schedule 1 of the Scheme Implementation Agreement. Blackout Period unless determined otherwise in the sole discretion of the GISI Board, the period of time in any calendar year that is forty-five (45) days prior to and one (1) day following the date on which the GISI Board adopts a new GISI Share valuation pursuant to a valuation conducted by the GISI Board. Body Corporate Representative Form the body corporate representative form, as set out in Annexure G. Bonus Unit a unit in Palladium’s Employee Variable Incentive Plan. Business Day a day that is not a Saturday, Sunday or any other day which is a public holiday or a bank holiday in Brisbane, Australia, Sydney, Australia or California, the United States of America. CAGR the compound annual growth rate. Cash Consideration an amount of USD$51.13 cash for each Scheme Share held by a Scheme Shareholder. CGT Capital Gains Tax.

Section 15 – Glossary 126 Term Meaning Competing Proposal any expression of interest, offer, proposal, transaction, agreement or arrangement which if entered into or completed in accordance with its terms would result in: a Third Party (either alone or together with one or more Third Parties) directly or indirectly: o acquiring Control of Palladium or any member of the Palladium Group which holds all or a substantial part of the business or assets of the Palladium Group; o acquiring an interest (including an economic interest by way of any equity swap, contract for difference or similar transaction or arrangement or a Relevant Interest) in at least 20% of the Palladium Shares; o acquiring, becoming the holder of or having a right to acquire or an economic interest in all or a substantial part of the business or assets of the Palladium Group; or o otherwise acquiring Control of or merging with Palladium or any other member or members of the Palladium Group holding a substantial part of the business or assets of the Palladium Group, whether by way of takeover bid, members’ or creditors’ scheme of arrangement, shareholder approved acquisition, capital reduction, buyback, sale or purchase of shares, other securities or assets, assignment of assets and liabilities, incorporated or unincorporated joint venture, dual listed company (or other synthetic merger), deed of company arrangement, any debt for equity arrangement or other transaction or arrangement; or the Transaction not being able to be Implemented on the basis set out in the Scheme Implementation Agreement. Condition Precedent each of the conditions set out in clause 3.1 of the Scheme Implementation Agreement. Construction Services the construction services platform of GISI. Control has the meaning given in section 50AA of the Corporations Act. Coronavirus severe acute respiratory syndrome coronavirus 2 (SARSCoV-2). Corporations Act the Corporations Act 2001 (Cth). Court the Federal Court of Australia. COVID-19 the disease caused by a new strain of Coronavirus, referred to as covid-19, declared a pandemic by the World Health Organisation on 11 March 2020 and any further variation or derivative of such a disease (whether or not such variation, or derivative results in a related epidemic). Deed of Covenant the deed poll to be executed by each Restrained Party substantially in the form of Annexure E under which that Restrained Party covenants in favour of GISI not to compete with the Palladium Group for a period of 2 years from the Implementation Date. Deed Poll the deed poll executed by PGHI, GISI and the Bidder on 16 March 2022 as set out in Annexure D under which PGHI, GISI and the Bidder covenant in favour of the Scheme Shareholders to perform their obligations under the Scheme. Delaware General Corporation Law Chapter 1 of Title 8 of the Delaware Code, which governs corporations incorporated in Delaware, United States.

Section 15 – Glossary 127 Term Meaning Delivery Time in relation to the Second Court Date, two hours before the commencement of the Second Court Hearing or if the commencement of the hearing is adjourned for any reason, the first day on which the adjourned application is heard. DFAT means Department of Foreign Affairs and Trade. DP Act Defense Production Act 1950 in the United States, as amended, and any implementing regulations thereof. E&C engineering and construction. EBITDA earnings before interest, tax, depreciation and amortisation. Effective the coming into effect, under subsection 411(10) of the Corporations Act, of the order of the Court made under paragraph 411(4)(b) of the Corporations Act in relation to the Scheme. Effective Date in relation to the Scheme, the date on which the Scheme becomes Effective. Employee Variable Incentive Plan Palladium’s employee variable incentive plan. Encumbrance a mortgage, charge, pledge, lien, security interest, title retention, preferential right, trust arrangement, contractual right of set-off, or any other security agreement or arrangement of any kind whatsoever in favour of any person, whether registered or unregistered, including any security interest, or any agreement or arrangement to create any of them or to allow any of them to exist and Encumber has a corresponding meaning. End Date 16 June 2022 (or such other date as agreed in writing between the Bidder and Palladium). ENR the Engineering News Record. ESG environmental, social and governance. Exchangeable Shares refers to the 627,988 common shares held on June 30, 2021 by the Canadian subsidiary of GISI and includes an exchange feature where GISI Shares can be exchanged at the option of the holder on a one-for-one basis. Exclusivity Period the period commencing on the date of the Scheme Implementation Agreement and ending on the earlier of: the End Date; the Effective Date; and the date that the Scheme Implementation Agreement is terminated in accordance with its terms. Existing GISI Shareholder a GISI Shareholder who holds any GISI Shares immediately prior to Implementation. FASB the Financial Accounting Standards Board. FATA the Foreign Acquisitions and Takeovers Act 1975 (Cth). FCA the Financial Conduct Authority in the United Kingdom. FCDO the United Kingdom Government Foreign, Commonwealth and Development Office. FIRB the Foreign Investment Review Board. First Court Date the first day on which the First Court Hearing is heard to order the convening of the Scheme Meeting under section 411(1) of the Corporations Act or, if the application is adjourned for any reason, the first day on which the adjourned application is heard.

Section 15 – Glossary 128 Term Meaning First Court Hearing the Court hearing on the First Court Date. Foreign Shareholders a Palladium Shareholder whose address in the Palladium Share Register as at the Record Date is a place outside Australia and its external territories. FSMA the Financial Services and Markets Act 2000 in the United Kingdom. GBP or £ the Great British Pound, being the lawful currency of the United Kingdom. GECS the Global Engineering and Consulting Services. GISI Global Infrastructure Solutions Inc. GISI Audited Financials the consolidated financial statements of GISI and its Subsidiaries, which comprise the consolidated balance sheets at 31 December 2021 and 2020, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years ended 31 December 2021. GISI Board the board of directors of GISI. GISI Break Fee USD$3,700,000. GISI Constituent Documents the constituent documents of GISI set out at Annexure H. GISI Group PGHI, the Bidder, GISI and their respective Related Bodies Corporate. GISI Information information regarding the GISI Group and the Merged Group, provided by or on behalf of the Bidder, PGHI or GISI to Palladium in writing for inclusion in this Scheme Booklet, including: the letter from GISI’s Chairman in Section 2; any information regarding the Merged Group (including but not limited to the information contained in Sections 10 and 12, other than any information regarding the Palladium Group contained in such sections regarding the Merged Group); any information about the Bidder, PGHI and GISI, other members of the GISI Group and the businesses of the GISI Group (including but not limited to the information contained in Section 9, Annexure H, Annexure I, Annexure J and Annexure K); and any other information required under the Corporations Act, Corporations Regulations or an ASIC Regulatory Guide to enable this Scheme Booklet to be prepared that Palladium and the Bidder agree is ‘GISI Information’ and that is identified in this Scheme Booklet as such. GISI Material Adverse Change has the meaning given in the Scheme Implementation Agreement. GISI Prescribed Occurrence has the meaning given in the Scheme Implementation Agreement. GISI Share one share of Class A common stock, par value USD$0.00001 per share in GISI. GISI Shareholder a holder of any GISI Share. GISI Stockholders Agreement the Amended and Restated Stockholders Agreement dated 3 December 2018 between GISI and the stockholders of GISI, as amended from time to time, as set out in Annexure H). GISI Warranties the warranties set out in Schedule 2 of the Scheme Implementation Agreement. Government Agency any (whether foreign or domestic) government or representative of a government or any governmental, semi-governmental, administrative, fiscal, regulatory or judicial body, department, commission, authority, tribunal, agency, competition authority or entity in any

Section 15 – Glossary 129 Term Meaning jurisdiction. It includes ASIC, ACCC, the Takeovers Panel, any Tax Authority, any minister, office, delegate, instrumentality, agency, board, authority or organisation of any government and any self-regulatory organisation established under statute or any financial market, whether in Australia or elsewhere. GST has the meaning given to that term in the GST Act. GST Act the A New Tax System (Goods and Services Tax) Act 1999 (Cth). HSR Act Hart-Scott-Rodino Antitrust Improvements Act 1976 (US). IFRS the International Financial Reporting Standards. IIJA the Infrastructure Investment and Jobs Act. Implement the provision of the Scheme Consideration to Scheme Shareholders and the transfer of all Palladium Shares to the Bidder pursuant to the Scheme. A reference to Implement, Implemented, Implementing, Implementation or Implementation of the Scheme has a corresponding meaning. Implementation Date the 5th Business Day following the Record Date, or such other date agreed in writing between the Bidder, GISI, PGHI and Palladium. Independent Expert Ernst & Young Strategy and Transactions Limited ACN 003 599 844 (Australian Financial Services Licence No. 240585). Independent Expert’s Report the report of the Independent Expert, as set out in Annexure A. ITAA 1936 the Income Tax Assessment Act 1936 (Cth). ITAA 1997 the Income Tax Assessment Act 1997 (Cth). JV Entities each of: Palladium Consulting India Private Ltd (Registration No. 125663); Palladium Group (Kuwait) Management Consulting WLL (Registration No. 380748; Palladium Limited (Registration No. 1010431197); and P2 Infrastructure Pty Ltd ACN 639 194 746. Key Consent Clients each of: the Commonwealth of Australia represented by the Department of Foreign Affairs and Trade; the United States Agency for International Development; and the UK Foreign, Commonwealth & Development Office (formerly known as the Department for International Development). Key Employees Each of: Christopher Hirst, Chief Executive Officer; Katy Topping, Chief Financial Officer; Jose Maria Ortiz, Impact, Investment & Business Growth; Christopher Lee, Strategy & Corporate Development; Maria Martinkov, Americas Managing Partner; Farley Cleghorn; Ruth Berg;

Section 15 – Glossary 130 Term Meaning Eduardo Tugendhat; Indira Kaur Ahluwalia; Sinead Magill, EMEA Managing Partner; Rhys Morris; Abdullah Alnabhan; Terry Green; Oiza Nicholson; Jabulani Nyenwa; Ron Erasmus, APAC Managing Partner; Nicola Follis; Alwyn Chilver; Richard Paulsen; Brad Richardson; Steven van Weede; Joan Cabezas; Christopher Nicholls; and Ricardo Michel. LiRo Group collectively refers to the GECS business and merger with LiRo Engineers Inc and affiliated entities. Merged Group the combination of the GISI Group and the Palladium Group, as comprised by GISI and its Subsidiaries following Implementation of the Scheme. Minimum Hold Period 12 months from the date of issue of the New GISI Shares and New PGHI Shares during which period the transfer of the New GISI Shares and New PGHI Shares is restricted. Minimum Hold Period Deed Poll the deed poll to be executed by Palladium as attorney for each Scheme Shareholder in substantially the same form set out in Annexure M. NSI Act National Security and Investment Act 2021 in the United Kingdom. New PGHI Shares PGHI Shares to be issued by PGHI under the Scheme. New GISI Shares GISI Shares to be issued by GISI under the Scheme. New PIC Shareholders each of: Kim Bredhauer; Christopher Hirst; Gillie Slater; Sinead Magill; Rhys Morris; Jose Maria Ortiz; Katy Topping; and Ron Erasmus.

Section 15 – Glossary 131 Term Meaning Notice of Scheme Meeting the notice of scheme meeting, as set out in Annexure F. NYSE the New York Stock Exchange. ODA has the meaning given to it in Section 8.1. Palladium Palladium Holdings Pty Ltd ACN 640 464 197. Palladium Board the board of directors of Palladium. Palladium Break Fee USD$3,700,000. Palladium Business Warranties the warranties set out in Schedule 4 of the Scheme Implementation Agreement. Palladium Directors the directors of Palladium, being, as at the date of this Scheme Booklet, the individuals listed in Section 8.7. Palladium Group Palladium and each of its Subsidiaries and, where applicable, includes the JV Entities. Palladium Information the information included in this Scheme Booklet, other than the GISI Information and the Independent Expert's Report that is included in or accompanies this Scheme Booklet or other report or opinion prepared by an external Adviser to the Bidder. Palladium Material Adverse Change has the meaning given in the Scheme Implementation Agreement. Palladium Prescribed Occurrence has the meaning given in the Scheme Implementation Agreement. Palladium Scheme Warranties the warranties set out in Schedule 3 of the Scheme Implementation Agreement. Palladium Share a fully paid ordinary share in the capital of Palladium. Palladium Share Register the register of shareholders of Palladium maintained by or on behalf of Palladium in accordance with section 168(1) of the Corporations Act. Palladium Shareholder each person who is registered in the Palladium Share Register as a holder of one or more Palladium Shares. Palladium Warranty the warranties set out in Schedule 3 of the Scheme Implementation Agreement. PGHI Palladium Global Holdings Inc. PGHI Board the board of directors of PGHI. PGHI Constituent Documents the constituent documents of PGHI set out at Annexure I. PGHI Holding Company Palladium Global Credit Inc. PGHI Share a share of common stock in PGHI. PGHI Shareholder a holder of any PGHI Share.

Section 15 – Glossary 132 Term Meaning PGHI Stockholders Agreement the Stockholders Agreement between PGHI and the stockholders of PGHI dated 7 February 2022, as amended from time to time, as set out in Annexure I. PGHI Warranties the warranties set out in Part B of Schedule 1 of the Scheme Implementation Agreement. PGHL Palladium Group Holdings Limited. PIC Palladium Impact Capital Limited. PIC Agreement the Share Transfer Agreement dated 1 April 2022 between PGHL, as seller, and each of the New PIC Shareholders, as buyers, relating to the sale of 100% of the shares in PIC and set out at Annexure L. PIC Transaction The transfer of 100% of the shares in PIC from PGHL to the New PIC Shareholders pursuant to the PIC Agreement. Proxy Form the proxy form for the Scheme Meeting which forms part of the Notice of Scheme Meeting. PRSU a performance restricted stock unit issued by GISI under its stock incentive plan. Record Date in respect of the Scheme, 7.00pm on 5th Business Day following the Effective Date or such other date (after the Effective Date) as Palladium and the Bidder agree. Registered Address in relation to a Scheme Shareholder, the address of that Scheme Shareholder shown in the Palladium Share Register as at the Record Date. Related Body Corporate of a person, means a related body corporate of that person under section 50 of the Corporations Act and includes any body corporate that would be a related body corporate if section 48(2) of the Corporations Act was omitted. Relevant Interest has the meaning given to that term in sections 608 and 609 of the Corporations Act. Representative in relation to an entity: a director, officer, member or employee of the entity; an Adviser of the entity; or a director, officer or employee of an Adviser of the entity. Requisite Majority in relation to the Scheme Resolution, a resolution passed by: a majority in number (more than 50%) of Palladium Shareholders present and voting at the Scheme Meeting (either in person or by proxy, attorney or, in the case of corporate Palladium Shareholders, corporate representative); and at least 75% of the total number of votes cast on the Scheme Resolution at the Scheme Meeting by Palladium Shareholders present and voting at the Scheme Meeting (either in person or by proxy, attorney or, in the case of corporate Palladium Shareholders, corporate representative). The Court has the discretion to waive the first of these two requirements, if it considers appropriate to do so. Restrained Parties each of: Christopher Hirst; Kim Robert Bredhauer; Darryn Purdy; and Jose Maria Ortiz Canela. Revolving Credit Facility the revolving line of credit of up to USD$250 million as set out in Section 9.10. RSU a restricted stock unit issued by GISI under its stock incentive plan.

Section 15 – Glossary 133 Term Meaning SCF the syndicated credit facility entered into by GISI as set out in Section 9.10. Scheme the proposed scheme of arrangement under Part 5.1 of the Corporations Act between Palladium and the Scheme Shareholders, as set out in Annexure C. Scheme Booklet this scheme booklet in relation the proposed acquisition of Palladium Shares by the Bidder. Scheme Consideration the consideration Scheme Shareholders will receive under the Scheme comprising of: the Cash Consideration; and the Scrip Consideration. Scheme Implementation Agreement the Scheme Implementation Agreement dated 8 January 2022 between GISI and Palladium relating to Implementation of the Scheme, as amended, substituted, replaced or restated from time to time (with the most recent restated version incorporating all the amendments as at the date of this Scheme Booklet and to which the Bidder and PGHI have been joined as parties, as set out at Annexure B (without annexures)). Scheme Meeting the meeting of Palladium Shareholders to be convened as ordered by the Court under section 411(1) of the Corporations Act to consider and vote on the Scheme and includes any meeting convened following any adjournment or postponement of that meeting. Scheme Meeting Date 6 May 2022. Scheme Meeting Record Date 4 May 2022. Scheme Resolution the resolution to be put to the Scheme Meeting to approve the Scheme. Scheme Share a Palladium Share held by a Scheme Shareholder as at the Record Date. Scheme Shares 100% of the Palladium Shares on issue as at the execution of the Scheme Implementation Agreement and Record Date, being 4,382,298 Palladium Shares. Scheme Shareholders a holder of one or more Palladium Shares at the Record Date. Scrip Consideration means: 1 New PGHI Share for each Scheme Share held by a Scheme Shareholder; and 0.4088 of a New GISI Share for each Scheme Share held by a Scheme Shareholder. Second Court Date the first day on which the Second Court Hearing is heard or, if the application is adjourned for any reason, the first day on which the adjourned application is heard, as set out in the indicative timetable in Section 3. Second Court Hearing the Court hearing on the Second Court Date. Senior Notes has the meaning given to it in Section 9.10. SoS the Secretary of State for Business, Energy and Industrial Strategy of the United Kingdom. STOBG the STO Building Group. Subsidiary has the same meaning given to that term in section 46 of the Corporations Act. Superior Proposal a bona fide Competing Proposal which the Palladium Board has determined, acting in good faith in order to satisfy what the Palladium Board reasonably considers to be its fiduciary or statutory duties, is reasonably capable of being valued and reasonably capable of being

Section 15 – Glossary 134 Term Meaning completed in accordance with its terms and would, if consummated substantially in accordance with its terms, result in a transaction which is more favourable to Palladium Shareholders as a whole than the Transaction, provided that any such determination may only be made by the Palladium Board after having received written advice from Palladium’s legal and financial advisers, taking into account all material legal, financial, regulatory and other aspects of the Competing Proposal, including, but not limited to, the type of consideration offered, the actual or implied premium of the purchase price, conditionality, funding, certainty, timing and the identity of the relevant Third Party. Takeovers Panel the Takeovers Panel constituted under the Australian Securities and Investments Commission Act 2001 (Cth). Tax all forms of taxes, duties, imposts, charges, withholdings, rates, levies, clawbacks or other governmental impositions of whatever nature and by whatever authority imposed, assessed or charged together with all costs, charges, interest, penalties, fines and other additional statutory charges incidental or related to the imposition, assessment or charge of those amounts. Tax Acts the ITAA 1936 and the ITAA 1997. Tax Authority Government Agency responsible for the imposition, collection or recovery of any Tax. Term Loans has the meaning given to it in Section 9.10. Third Party any person other than a member of the GISI Group or any Associate of a member of the GISI Group. Transaction the proposed acquisition by the Bidder in accordance with the terms and conditions of the Scheme Implementation Agreement, of the Scheme Shares through the Implementation of the Scheme; and all associated transactions and steps contemplated by the Scheme Implementation Agreement. U.S. or United States the United States of America. US GAAP the United States Generally Accepted Accounting Principles. USAID the United States Government United States Agency for International Development. USD, U.S. Dollar, USD$ or US$ the legal currency of the United States. W&I Insurance Policy any warranty and indemnity insurance policy issued to the Bidder insuring the Bidder, PGHI and GISI in respect of loss which either suffers or incurs in connection with breaches of some or all of the Palladium Warranties. W&I Insurer any insurer of the W&I Insurance Policy. 15.2 Interpretation In this Scheme Booklet, unless the context otherwise appears: words and phrases have the same meaning (if any) given to them in the Corporations Act, unless inconsistent with the meaning given in Section 15.1; words importing a gender include any gender; words importing the singular include the plural and vice versa;

Section 15 – Glossary 135 an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and vice versa; a reference to a Section or Annexure is a reference to a Section of and an Annexure to this Scheme Booklet as relevant; a reference to a statute, regulation, proclamation, ordinance or by law includes all statutes, regulations, proclamations, ordinances or by laws amending, consolidating or replacing it, whether passed by the same or another Government Agency with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by laws issued under that statute; headings and bold type are for convenience only and do not affect the interpretation of this Scheme Booklet; a reference to any time is, unless otherwise indicated, a reference to the time in Brisbane, Queensland, Australia; and a reference to writing includes facsimile transmissions.

Annexure B – Scheme Implementation Agreement 137 Annexure B – Scheme Implementation Agreement

GBL CC06 GL01 TL04 Universal document amendment 1 / 3 Agreement Amendment and Restatement Agreement Amendment and Restatement Particulars 1. Parties Company name Palladium Holdings Pty Ltd ACN 640 464 197 Address Level 7, 307 Queen Street, Brisbane QLD 4000, Australia Company Name Global Infrastructure Solutions Inc. Address 660 Newport Center Drive, Suite 940, Newport Beach, CA 92660 Company Name Palladium Global Holdings Inc. Address 660 Newport Center Drive, Suite 940, Newport Beach, CA 92660 Company Name Palladium Global Corporation Address 660 Newport Center Drive, Suite 940, Newport Beach, CA 92660 2. Agreement details Type of agreement Scheme Implementation Agreement Date of agreement 8 January 2022 Effective date of the first amendment 31 January 2022 Effective date of the second amendment 28 February 2022 Effective date of the third amendment 16 March 2022 3. Further amendment and restatement details Effective date of amendment 4 April 2022 Background A. On 8 January 2022, Palladium and GISI entered into the Agreement. B. On 7 February 2022, PGHI signed a Deed of Accession whereby PGHI acceded to the Amended Agreement. C. The Agreement was amended as described in Item 2 of this Agreement Amendment and Restatement Particulars (Amended Agreement). D. The Parties have agreed to further amend and restate the Amended Agreement as set out in this Agreement Amendment and Restatement (Restatement).

GBL CC06 GL01 TL04 Universal document amendment 2 / 3 General conditions 1. The terms in this Restatement have the same meaning as set out in the Amended Agreement. 2. With effect on and from the effective date of this Restatement, the Amended Agreement is amended and restated as set out in the Schedule and is to be read as a single integrated document incorporating the amendments effected by this Restatement. 3. Except as specifically amended by this Restatement, the provisions of the Amended Agreement remain in full force and effect. 4. This Restatement is properly executed if each party executes either this Restatement or an identical document. In the latter case, this Restatement will be binding when the separately executed documents are exchanged between the parties. Execution and Date Signed for Palladium: Name: Christopher Hirst Name: Kim Bredhauer Title/Role: Director Title/Role: Director Date: 2022 Date: 2022 Signed for GISI: Signed for PGHI: Name: Richard Newman, Jnr. Name: Deborah S. Butera Title/Role: President & CEO Title/Role: Corporate Secretary Date: 2022 Date: 2022 Signed for Bidder: Name: Richard C. Lee Title/Role: Director Date: 2022

GBL CC06 GL01 TL04 Universal document amendment 3 / 3 Schedule Amended and Restated Scheme Implementation Agreement

Dated Scheme Implementation Agreement Parties Palladium Holdings Pty Ltd ACN 640 464 197 Global Infrastructure Solutions Inc. Palladium Global Holdings Inc. Palladium Global Corporation Norton Rose Fulbright Australia Level 60, Martin Place, Sydney NSW 2000 Tel: +61 2 9330 8684 nortonrosefulbright.com Our ref: 4044143

DocuSign Envelope ID: B1521EA1-8D05-4329-A5A8-BD169256444F

Contents

1 Definitions and interpretation 2
2 Agreement to propose Scheme 22
3 Conditions Precedent 23
4 Scheme 30
5 Implementation of the Scheme 32
6 Recommendation, voting intention and announcements 39
7 Conduct of business 40
8 Exclusivity 43
9 Restriction on acquiring securities 46
10 Palladium Break Fee 46
11 Bidder Break Fee 49
12 Warranties 52
13 Limitation of liability 54
14 Releases and insurance 62
15 W&I Insurance 64
16 Termination 66
17 Bidder guarantee and indemnity 68
18 Confidentiality Deed 69
19 Communications 69
20 GST 71
21 General 72
Schedule 1 – Bidder Warranties and PGHI Warranties 75
Schedule 2 – GISI Warranties 79
Schedule 3 – Palladium Scheme Warranties 81
Schedule 4 – Palladium Business Warranties 84
Schedule 5 – Palladium and proposed Bidder capital details 102
Schedule 6 – Material Contracts 103
Schedule 7 – Business Intellectual Property 104
Schedule 8 - Calculation of Scheme Consideration 115

Annexure A – Scheme of Arrangement
Annexure B – Deed Poll
Annexure C – Deed of Covenant
Annexure D – Timetable
Annexure E – Key Employees

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DocuSign Envelope ID: B1521EA1-8D05-4329-A5A8-BD169256444F

Scheme Implementation Agreement dated

Parties

Palladium Holdings Pty Ltd ACN 640 464 197
of Level 7, 307 Queen Street, Brisbane QLD 4000
(**Palladium**)

Global Infrastructure Solutions Inc.
of 660 Newport Center Drive, Suite 940, Newport Beach, CA 92660
(**GISI**)

Palladium Global Holdings Inc.
of 660 Newport Center Drive, Suite 940, Newport Beach, CA 92660
(**PGHI**)

Palladium Global Corporation
of 660 Newport Center Drive, Suite 940, Newport Beach, CA 92660
(**Bidder**)

Introduction

A The parties have agreed that Bidder will acquire all of the Palladium Shares (being the Scheme Shares) by means of a scheme of arrangement under Part 5.1 of the Corporations Act between Palladium and its shareholders.

B Palladium has agreed to propose and implement the Scheme, and Bidder, GISI and PGHI have agreed to assist Palladium to propose and implement the Scheme on the terms of this Agreement.

C GISI agrees to guarantee to Palladium the obligations of Bidder under this Agreement. GISI is the ultimate parent company of Bidder.

It is agreed

1 Definitions and interpretation

1.1 Definitions

In this Agreement unless the context otherwise requires, the following words and expressions have meanings as follows:

(1) **ACCC** means the Australian Competition and Consumer Commission.

(2) **Accounts** means the audited consolidated financial statements of the Palladium Group for the financial year ended on the Accounts Date, included in the Palladium Data Room as folder 06.02.14.

(3) **Accounts Date** means 30 June 2021.

(4) **Accounting Standards** means:

(a) accounting standards in force under section 334 of the Corporations Act;

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_

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EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 3 © Norton Rose Fulbright Australia (b) interpretations approved by the Australian Accounting Standards Board; and (c) requirements of the Corporations Act relating to the preparation and contents of financial reports; (d) and, to the extent that any matter is not covered by these accounting standards, interpretations and requirements, means generally accepted accounting principles, policies, practices and procedures applied from time to time in Australia for companies similar to Palladium. (5) Adviser means, in relation to an entity: (a) a financier to the entity in connection with the Proposed Transaction; and (b) a financial, corporate, legal, technical or other expert adviser or consultant, who provides advisory or consultancy services in a professional capacity in the ordinary course of its business and has been engaged in that capacity in connection with the Proposed Transaction by the entity. (6) Agreed Announcement means the announcement in the form agreed between Palladium and GISI (all acting reasonably) subsequent to the signing of this Agreement and includes written communications to Palladium employees (in a form to be agreed between Palladium and GISI) in respect of the Proposed Transaction. (7) Agreement means this Scheme Implementation Agreement and any schedule or annexure to it. (8) ASIC means the Australian Securities and Investments Commission. (9) ASIC Regulatory Guide means any regulatory guides issued by ASIC in respect of the Corporations Act. (10) Associate has the meaning given to that term in Division 2 of Part 1.2 of the Corporations Act as if section 12(1) of that Act included a reference to this (11) Australian Consumer Law means the Australian Consumer Law set out in Schedule 2 of the Competition and Consumer Act 2010 (Cth). (12) Bidder Board means the board of directors of Bidder. (13) Bidder Break Fee means USD$3,700,000. (14) Bidder Data Room means the electronic data room hosted on the Firmex platform and established by GISI relation to GISI as at 8.00 am on the date two Business Days prior to the Execution Date, as included on a USB device delivered to Norton Rose Fulbright (acting on behalf of Palladium) prior to execution of this Agreement, an index for which has been initialled by the parties for the purposes of identification. (15) Bidder Deal Team means: (a) Rick Newman;

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 4 © Norton Rose Fulbright Australia (b) Jeff Kissel; (c) Rich Lee; (d) Deborah Butera; (e) Eric Chen; and (f) John Dionisio Jr. (16) Bidder Disclosure Materials means the documents and information contained in the Bidder Data Room, as at 5.00pm on the date 2 Business Days prior to the Execution Date; (17) Bidder Group means Bidder, GISI, PGHI and their respective Related Bodies Corporate. (18) Bidder Information means information regarding Bidder Group and the Merged Group, provided by or on behalf of Bidder to Palladium in writing for inclusion in the Scheme Booklet, including: (a) any letter from GISI s Chairman or CEO; (b) any information regarding the Merged Group (other than any information regarding the Palladium Group contained in the information regarding the Merged Group); (c) information about Bidder, GISI, other Bidder Group Members, the businesses of the Bidder Group, Bidder intentions for Palladium and employees, and funding for the Scheme; and (d) any other information required under the Corporations Act, Corporations Regulations or an ASIC Regulatory Guide to enable the Scheme Booklet to be prepared that Palladium and Bidder Bidder that is identified in the Scheme Booklet as such. (19) Bidder Party means any member of the Bidder Group or any officer, employee or Adviser of any member of the Bidder Group. (20) Bidder Warranties means the warranties set out in Part A of Schedule 1. (21) Bonus Unit means Employee Variable Incentive Plan. (22) Business Day means a day that is not a Saturday, Sunday or any other day which is a public holiday or a bank holiday in Brisbane, Australia, Sydney, Australia or California, the United States of America. (23) Business Intellectual Property means: (a) the Intellectual Property Rights set out in Schedule 7; and (b) the right to take action against third parties for infringement of those Intellectual Property Rights, whether occurring before or after the Execution Date.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 5 © Norton Rose Fulbright Australia (24) Cash Consideration means an amount of USD$51.13 cash for each Scheme Share held by a Scheme Shareholder. (25) Claim means a demand, claim, suit, action or proceeding, however arising and whether present, unascertained, immediate, future or contingent, including any claim for specific performance. (26) Communication has the meaning given to that term in clause 19.1(1). (27) Competing Proposal means any expression of interest, offer, proposal, transaction, agreement or arrangement which if entered into or completed in accordance with its terms would result in: (a) a Third Party (either alone or together with one or more Third Parties) directly or indirectly: (i) acquiring Control of Palladium or any Palladium Group Member which holds all or a substantial part of the business or assets of the Palladium Group; (ii) acquiring an interest (including an economic interest by way of any equity swap, contract for difference or similar transaction or arrangement or a Relevant Interest) in at least 20% of the Palladium Shares; (iii) acquiring, becoming the holder of or having a right to acquire or an economic interest in all or a substantial part of the business or assets of the Palladium Group; or (iv) otherwise acquiring Control of or merging with Palladium or any other member or members of the Palladium Group holding a substantial part of the business or assets of the Palladium Group, arrangement, shareholder approved acquisition, capital reduction, buy- back, sale or purchase of shares, other securities or assets, assignment of assets and liabilities, incorporated or unincorporated joint venture, dual- listed company (or other synthetic merger), deed of company arrangement, any debt for equity arrangement or other transaction or arrangement; or (b) the Proposed Transaction not being able to be implemented on the basis set out in this Agreement. (28) Condition Precedent mean a condition precedent set out at clause 3.1. (29) Confidentiality Deed means the confidentiality deed between GISI and Palladium dated on or about 24 September 2021. (30) Control has the meaning given to that term in section 50AA of the Corporations Act. (31) Corporations Act means the Corporations Act 2001 (Cth). (32) Court means any court of competent jurisdiction (as determined by Palladium, acting reasonably).

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 6 © Norton Rose Fulbright Australia (33) Coronavirus means severe acute respiratory syndrome coronavirus 2 (SARS- CoV-2). (34) COVID-19 means the disease caused by a new strain of Coronavirus, referred to as covid-19, declared a pandemic by the World Health Organisation on 11 March 2020 and any further variation or derivative of such a disease (whether or not such variation, or derivative results in a related epidemic). (35) Deed of Covenant means a deed poll to be executed by each Restrained Party substantially in the form of Annexure C to this Agreement (or in such other form agreed by the parties in writing) under which that Restrained Party covenants in favour of the Bidder not to compete with the Palladium Group for a period of 2 years from the Implementation Date. (36) Deed Poll means the deed poll to be executed by Bidder, PGHI and GISI substantially in the form of Annexure B to this Agreement (or in such other form agreed by the parties in writing or required by the Court) under which Bidder, PGHI and GISI covenant in favour of the Scheme Shareholders to perform their obligations under the Scheme. (37) Delivery Time means, in relation to the Second Court Date, two hours before the commencement of the Second Court Hearing or if the commencement of the hearing is adjourned for any reason, the first day on which the adjourned application is heard. (38) DFAT means the Department of Foreign Affairs and Trade in Australia. (39) Disclosure Letter means the disclosure letter dated on or prior to the Execution Date from Palladium to the Bidder setting out facts, matters or circumstances which are (or may be) inconsistent with the Palladium Warranties. (40) Duty means any stamp, transaction or registration duty or similar charge which is imposed by any Governmental Agency and includes any interest, fine, penalty, charge or other amount which is imposed in relation to that duty or charge. (41) EBITDA means earnings before interest, tax, depreciation and amortisation. (42) Effective means the coming into effect, pursuant to section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) of the Corporations Act in relation to the Scheme. (43) Effective Date in relation to the Scheme means the date on which the Scheme becomes Effective. (44) Employee Variable Incentive Plan incentive plan. (45) Encumbrance means a mortgage, charge, pledge, lien, security interest, title retention, preferential right, trust arrangement, contractual right of set-off, or any other security agreement or arrangement of any kind whatsoever in favour of any person, whether registered or unregistered, including any Security Interest, or any agreement or arrangement to create any of them or to allow any of them to exist and Encumber has a corresponding meaning. (46) End Date means 16 June 2022 (or such other date as agreed in writing between Bidder and Palladium).

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 7 © Norton Rose Fulbright Australia (47) Exclusivity Period means the period commencing on the Execution Date and ending on the earlier of: (a) the End Date; (b) the Effective Date; and (c) the date that this Agreement is terminated in accordance with its terms. (48) Execution Date means 8 January 2022; (49) Fairly Disclosed means, in relation to a matter, event of circumstance, disclosed in sufficient detail so as to enable a reasonable person to identify the nature and scope of the relevant matter, event or circumstance. (50) FATA means the Foreign Acquisitions and Takeovers Act 1975 (Cth). (51) FCA means the Financial Conduct Authority in the UK. (52) FCDO means the Foreign, Commonwealth and Development Office in the United Kingdom. (53) FIRB means the Foreign Investment Review Board. (54) FSMA means the Financial Services and Markets Act 2000 in the United Kingdom. (55) First Court Date means the first day on which the First Court Hearing is held or, if the application is adjourned for any reason, the first day on which the adjourned application or appeal is heard. (56) First Court Hearing means the Court hearing at which an application is made to the Court for orders under section 411(1) of the Corporations Act convening the Scheme Meeting is heard or, if the application is adjourned for any reason, the day on which the adjourned application is heard. (57) GISI Board means the board of directors of GISI. (58) GISI Share means one share of Class A Common Stock, par value USD$0.00001 per share in GISI. (59) GISI Stockholders Agreement means the Amended and Restated Stockholders Agreement dated 3 December 2018 between GISI and the stockholders of the GISI, as amended from time to time. (60) GISI Material Adverse Change means a matter, event or circumstance that occurs, is announced or becomes known to Palladium after the Execution Date which, either individually or when aggregated with all such events or circumstances that have occurred, has had the effect of, or is reasonably likely to have the effect of: (a) diminishing the consolidated net assets of Bidder Group by an amount of at least 20%; or (b) diminishing the consolidated EBITDA (excluding Bidder share of Palladium's consolidated EBITDA) by an amount of at least 20%

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 8 © Norton Rose Fulbright Australia the full financial year effect of any resulting EBITDA diminution must be applied), other than any event or circumstance: (c) occurring in the ordinary course of the Bidder (d) required to be done or procured by Bidder or GISI under, or which is otherwise specifically contemplated by, this Agreement or the Scheme; (e) that is Fairly Disclosed in the Bidder Disclosure Materials; (f) consented to in writing by Palladium; (g) comprising a change in any applicable law or a change in United States generally accepted accounting principles or the interpretation thereof; (h) relating to the COVID-19 global pandemic or any related pandemic or any pandemic arising from a mutation, variation or derivative of the COVID-19 virus; (i) relating to any material adverse change or disruption to existing financial markets or economic or business conditions of Australia, the United States of America or the United Kingdom, excluding any change or disruption which has a disproportionate effect on the Bidder Group as compared to other participants in the industries in which the Bidder Group operates; or (j) relating to a reduction in value of any local currency caused by fluctuations in foreign exchange markets. (61) GISI Prescribed Occurrence means the occurrence of any of the following: (a) GISI, PGHI or Bidder converting all or any of its shares into a larger or smaller number of shares; (b) GISI, PGHI or Bidder resolving to reduce its share capital in any way; (c) GISI, PGHI or Bidder entering into a share buy-back agreement; (d) GISI declaring, paying or distributing any dividend, bonus or other share of its profits or assets to its members, or returning or agreeing to return any capital to its members; (e) GISI or any of its Subsidiaries (including Bidder and PGHI) issuing shares, or granting an option over or a right to receive its shares, or agreeing to make such an issue or grant such an option other than as authorised by benefits programs (provided that any issue of shares to a Third Party must be at a price per GISI Share no less than USD$41.68 and, for the avoidance of doubt, Palladium acknowledges and agrees that an issue of shares pursuant to GISI's existing employee stock offering and benefit programs at or below USD$41.68 per GISI Share will not constitute a GISI Prescribed Occurrence); (f) GISI or any of its Subsidiaries issuing convertible securities or agreeing to issue securities or other instruments convertible into shares or debt

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 9 © Norton Rose Fulbright Australia securities in direct connection with the Proposed Transaction to a Third Party; (g) GISI or any of its Subsidiaries acquiring, or agreeing to acquire, an interest in a body corporate, trust, business or similar whether by way of statutory merger, acquisition or otherwise, provided, however, this subclause (g) shall apply only to the extent the entity to be acquired is a direct competitor of Palladium. In such case, business. GISI, in its sole discretion, will determine whether to proceed with the opportunity, and if it chooses to do so such acquisition will not be a Prescribed Occurrence. (h) GISI or any of its Subsidiaries disposing, or agreeing to dispose, of the whole, or substantially all, of the business or property of the Bidder Group; (i) an Insolvency Event occurs in relation to any Bidder Group Member; (j) GISI, PGHI or Bidder making any material change or amendment to its articles of association, stockholders agreement or bylaws; or (k) anything analogous events: anything analogous to those set out in any of paragraphs 1.1(61)(a) to 1.1(61)(j) above inclusive occurs under the laws of any foreign jurisdiction. provided that none of the above events will constitute a GISI Prescribed Occurrence where the event: (l) is required or permitted to be done or procured under this Agreement or the Scheme; (m) is a buy-back of shares, by GISI and is at a price per GISI Share no more than USD$41.68; (n) is an issue of shares by GISI to a Third Party (i.e., a person not being a current or prospective employee or consultant of the Bidder Group) at a price per GISI Share no less than USD$41.68; (o) is the payment of a dividend declared by GISI prior to the Execution Date being a dividend of USD$ 0.90 per share in cash and dividend equivalent units that will be paid on or before March 31, 2022) and which dividend (for the avoidance of doubt) shall not be classified as Indebtedness; (p) is the disposal of a non-core or loss-making asset, business, subsidiary or division; (q) is agreed to in writing by Palladium (such consent not to be unreasonably withheld, conditioned or delayed) or is a reasonably foreseeable consequence of any events agreed to in writing by Palladium; (r) is Fairly Disclosed in the Bidder Disclosure Materials; (s) is required by law, regulation, generally accepted accounting standards or principles, contract (to the extent such contract was entered into before the Execution Date or otherwise in accordance with this Agreement) or by an order of a court or by any Governmental Agency;

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 10 © Norton Rose Fulbright Australia (t) is within the actual knowledge of the Palladium Deal Team as at the Execution Date; (u) is an issuance of shares issuable upon settlement or vesting of instruments stock incentive plans; or (v) would have become known to Palladium had Palladium conducted searches prior to the Execution Date of Public Registers. (62) GISI Warranties means the warranties set out in Schedule 2. (63) Governmental Agency means any (whether foreign or domestic) government or representative of a government or any governmental, semi-governmental, administrative, fiscal, regulatory or judicial body, department, commission, authority, tribunal, agency, competition authority or entity in any jurisdiction. It includes ASIC, ACCC, the Takeovers Panel, any Tax Authority, any minister, office, delegate, instrumentality, agency, board, authority or organisation of any government and any self-regulatory organisation established under statute or any financial market, whether in Australia or elsewhere. (64) Headcount Test means the requirement under section 411(4)(a)(ii)(A) of the Corporations Act that the resolution to approve the Scheme at the Scheme Meeting is passed by a majority in number of Palladium Shareholders present and voting, either in person or by proxy. (65) Implementation Date means, with respect to the Scheme, the fifth Business Day following the Record Date (or such other date agreed between Bidder and Palladium). (66) Indebtedness means any indebtedness including by way of any (i) borrowings and other financial facilities (except for draw-downs on existing banking facilities or utilisation of existing securitisation programs), (ii) bill, bond, debenture, note or similar instrument, (iii) operating and finance leases, (iv) swap, hedge arrangement, option, futures contract, derivative or analogous transaction, (v) guarantee or indemnify the obligations of any person other than a Palladium Group Member, or (vi) agreement for the deferral of a payment in relation to the provision of services. (67) Independent Expert means the independent expert appointed by Palladium to opine on whether the Scheme is in the best interests of Palladium Shareholders and to prepare a report for inclusion in the Scheme Booklet in accordance with clause 5.1(1), the Corporations Act and ASIC policy and practice. (68) means the initial, and any subsequent or supplementary, report produced by the Independent Expert for inclusion in the Scheme Booklet which includes a statement by the Independent Expert on whether, in its opinion, the Scheme is in the best interests of Palladium Shareholders. (69) Insolvency Event means in relation to a person: (a) insolvency official: the appointment of a liquidator, provisional liquidator, administrator, statutory manager, controller, receiver, receiver and manager or other insolvency official (whether under an Australian law or a foreign law) to the person or to the whole or a substantial part of the

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 11 © Norton Rose Fulbright Australia property or assets of the person and the action is not stayed, withdrawn or dismissed within 14 days; (b) arrangements: the entry by the person into a compromise or arrangement with its creditors generally; (c) winding up: the calling of a meeting to consider a resolution to wind up the person (other than where the resolution is frivolous or cannot reasonably be considered to be likely to lead to the actual winding up of the person) or the making of an application or order for the winding up, deregistration or dissolution of the person other than where the application or order (as the case may be) is set aside or withdrawn within 14 days; (d) suspends payments: the person suspends or threatens to suspend payment of its debts as and when they become due or generally; (e) ceasing business: the person ceases or threatens to cease to carry on business; (f) insolvency: the person is or becomes unable to pay its debts when they fall due within the meaning of the Corporations Act or is otherwise presumed to be insolvent under the Corporations Act or under the legislation in the jurisdiction of incorporation of that person; (g) creditor protection: the person seeks or obtains protection from its creditors under any law; (h) deregistration: the person being deregistered as a company or otherwise dissolved; (i) deed of company arrangement: the person executing a deed of company arrangement; (j) assets: any attachment, distress, execution or other process is made or levied against any asset of the entity in excess of USD$50 million and is not withdrawn, stayed or dismissed within 14 days; (k) person as trustee or partner: the person incurs a liability while acting or purporting to act as trustee (or co-trustee) or general partner of a trust or partnership (including a limited partnership) and the person is not entitled to be fully indemnified against the liability out of trust or partnership assets because of one or more of the following: (i) a breach of trust or obligation as partner by the person; (ii) the person acting outside the scope of its powers as trustee or partner; (iii) right to be indemnified against the liability; (iv) the assets of the trust or partnership being insufficient to discharge the liability; or

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 12 © Norton Rose Fulbright Australia (l) analogous events: anything analogous to those set out in any of paragraphs (a) to (i) inclusive occurs in relation to the person under the laws of any foreign jurisdiction. (70) Intellectual Property Rights means any: (a) copyright, moral rights and related rights; (b) design, patent or trade mark rights; (c) trade, business, company or domain name; and (d) rights in know-how, inventions, processes, information and databases (whether in writing or recorded in any form); and (e) other proprietary, licence or personal rights arising from intellectual activity in the business, industrial, scientific or artistic fields, in any part of the world, in each case whether registered or unregistered and including all applications for, and renewals, extensions or revivals of such rights for their full terms. (71) JV Entity means each of: (a) Palladium Consulting India Private Ltd (Registration No. 125663); (b) Palladium Group (Kuwait) Management Consulting WLL (Registration No. 380748; (c) Palladium Limited (Registration No. 1010431197); and (d) P2 Infrastructure Pty Ltd ACN 639 194 746. (72) Key Consent Clients means each of: (a) the Commonwealth of Australia represented by the Department of Foreign Affairs and Trade; (b) the United States Agency for International Development; and (c) the UK Foreign, Commonwealth & Development Office (formerly known as the Department for International Development). (73) Key Employees means each of the individuals listed in Annexure E. (74) Locked Box Accounts means the unaudited consolidated balance sheet of the Palladium Group as at the Locked Box Date. (75) Locked Box Date means 30 September 2021. (76) Loss includes any damage, loss, cost (including legal costs on a solicitor and client basis), charge, liability, obligation, compensation, payment or expense of any kind and however arising (including as a result of any Claim), including penalties, fines and interest and including any that are prospective or contingent and any the amount of which for the time being is not ascertained or ascertainable;

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 13 © Norton Rose Fulbright Australia (77) Management Accounts means the unaudited consolidated management statements of the Palladium Group for the period commencing on 1 July 2020 and ending on 30 November, 2021. (78) Material Contracts means each of the contracts specified in Schedule 6. (79) Merged Group means the combination of the Bidder Group and the Palladium Group, as comprised by GISI and its Subsidiaries following implementation of the Scheme. (80) New GISI Share means a GISI Share, to be issued by GISI under the Scheme. (81) New PGHI Share means a PGHI Share, to be issued by PGHI under the Scheme. (82) Palladium Board means the board of directors of Palladium. (83) Palladium Break Fee means USD$3,700,000. (84) Palladium Business Warranties means the warranties set out in Schedule 4. (85) Palladium Data Room means the electronic data room hosted on the Ansarada platform and established by Palladium f enquiries in relation to Palladium as at 8.00 am on the date two Business Days prior to the Execution Date, as included on a USB delivered to Baker McKenzie (acting on behalf of Bidder) prior to execution of this Agreement, an index for which has been initialled by the parties for the purposes of identification. (86) Palladium Deal Team means: (a) Christopher Hirst; (b) Christopher Lee; (c) Katherine Topping; (d) Gillie Slater; and (e) Christopher Nicholls. (87) Palladium Directors means any person who is a director of Palladium (from time to time). (88) Palladium Disclosure Materials means: (a) the documents and information contained in the Data Room, as at 8.00am on the date 2 Business Days prior to the Execution Date; (b) the written responses or information disclosed from Palladium and its Authorised Persons to requests for information made by or on behalf of Bidder through the Data Room as at 8.00am on the date 2 Business Days prior to the Execution Date; and (c) the contents of the Disclosure Letter. (89) Palladium Group means Palladium and each of its Subsidiaries and, where applicable, includes the JV Entities.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 14 © Norton Rose Fulbright Australia (90) Palladium Group Member means a member of the Palladium Group. (91) Palladium Information means all information included in the Scheme Booklet, other than the Bidder Information and the Independent Expert's Report that is included in or accompanies the Scheme Booklet, any investigati report or other report or opinion prepared by an external advisor to Bidder. (92) Palladium Material Adverse Change means a matter, event or circumstance that occurs, is announced or becomes known to Bidder after the Execution Date which, either individually or when aggregated with all such events or circumstances that have occurred, has had the effect of, or is reasonably likely to have the effect of: (a) diminishing the consolidated net assets of the Palladium Group by an amount of at least 20%; or (b) diminishing the consolidated EBITDA by an amount of at least 20% against (and for this purpose, the full financial year effect of any resulting EBITDA diminution must be applied); or (c) cancellation or termination of such number of contracts with FCDO, DFAT or USAID that the contracted but unperformed portion of Palladium hard backlog is reduced by 33-1/3% or more, other than any event or circumstance: (d) occurring in the ordinary course of (e) required to be done or procured by Palladium under, or which is otherwise specifically contemplated by, this Agreement or the Scheme; (f) that is Fairly Disclosed in the Disclosure Letter; (g) consented to in writing by Bidder; (h) comprising a change in any applicable law, regulation or a change in Accounting Standards or the interpretation of Accounting Standards; (i) relating to the COVID-19 global pandemic or any related pandemic or any pandemic arising from a mutation, variation or derivative of the COVID-19 virus; (j) relating to any material adverse change or disruption to existing financial markets or economic or business conditions of Australia, the United States of America or the United Kingdom, excluding any change or disruption which has a disproportionate effect on the Palladium Group as compared to other participants in the industries in which the Palladium Group operates; or (k) relating to a reduction in value of any local currency caused by fluctuations in foreign exchange markets. (93) Palladium Party means any Palladium Group Member or any officer, employee or Adviser of any of them.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 15 © Norton Rose Fulbright Australia (94) Palladium Prescribed Occurrence means the occurrence of any of the following: (a) Palladium converting all or any of its shares into a larger or smaller number of shares or varying in any way the rights attaching to any of its shares (including the Scheme Shares); (b) Palladium resolving to reduce its share capital in any way; (c) Palladium: (i) entering into a share buy-back agreement; or (ii) resolving to approve the terms of a share buy-back agreement under the Corporations Act; (d) Palladium declaring, paying or distributing any dividend, bonus or other share of its profits or assets, or returning or agreeing to return any capital to its members, excluding a Permitted Distribution; (e) Palladium or any of its Subsidiaries issuing shares, or granting or extending an option over or a right to receive its shares to a person outside the Palladium Group, or agreeing to make such an issue or grant such an option or extension; (f) Palladium or any of its Subsidiaries issuing convertible securities or agreeing to issue securities or other instruments convertible into shares or debt securities to a person other than to another Palladium Group Member; (g) Palladium or any of its Subsidiaries acquiring, or agreeing to acquire, an interest in a body corporate, trust, business or similar whether by way of statutory merger, acquisition or otherwise; (h) Palladium or any of its Subsidiaries disposing, or agreeing to dispose, of the whole, or a part, of its business or property; (i) other than in the ordinary course of business, Palladium or any of its Subsidiaries creating, or agreeing to create, any Encumbrance over the whole, or a substantial part, of its business or property; (j) an Insolvency Event occurs in relation to any Palladium Group Member; or (k) Palladium or any of its Subsidiaries being admitted to a public securities exchange or causing their securities to be publicly traded; (l) Palladium or any of its Subsidiaries making any change or amendment to its constitution; provided that none of the above events will constitute a Palladium Prescribed Occurrence where the event: (m) is required or permitted to be done or procured under this Agreement or the Scheme (including a Permitted Distribution); (n) is Fairly Disclosed in the Disclosure Letter;

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 16 © Norton Rose Fulbright Australia (o) is agreed to in writing by Bidder (such consent not to be unreasonably withheld, conditioned or delayed) or is a reasonably foreseeable consequence of any events agreed to in writing by Bidder; or (p) is required by law, regulation, generally accepted accounting standards or principles, contract (to the extent such contract was entered into before the Execution Date or otherwise in accordance with this Agreement) or by an order of a court or by any Governmental Agency. (95) Palladium Scheme Warranties means the warranties set out in Schedule 3. (96) Palladium Share means a fully paid ordinary share in the capital of Palladium. (97) Palladium Share Register means the register of shareholders of Palladium maintained by or on behalf of Palladium in accordance with section 168(1) of the Corporations Act. (98) Palladium Shareholder means each person who is registered in the Palladium Share Register as a holder of one or more Palladium Shares. (99) Palladium Warranties means the Palladium Scheme Warranties and the Palladium Business Warranties given under clause 12.4. (100) Permitted Distribution means: (a) dividends of AUD$0.42 per Palladium Share paid or to be paid by Palladium to shareholders in respect of each of the quarters ending 30 September 2021, 31 December 2021 and 31 March 2022; (b) in accordance with the Employee Variable Incentive Plan: (i) distributions of: (A) cash bonuses or the issue of new Bonus Units; or (B) Bonus Unit dividends of AUD$0.42 per Bonus Unit, in respect of each of the quarters ending 30 September 2021, 31 December 2021 and 31 March 2022 in accordance with Employee Variable Incentive Plan and the budget disclosed in the Palladium Disclosure Materials; (ii) payments for the cashing out of Bonus Units in accordance with Employee Variable Incentive Plan; and provided in each case that any Permitted Distribution contemplated by (a) or (b) that is declared, paid or otherwise made (or proposed to be declared, paid or otherwise made) by Palladium after the Execution Date is consistent with its past practice in the 24-month period immediately preceding the Execution Date. (c) transaction bonuses or long term incentive payments to employees of Palladium disclosed in the Palladium Disclosure Materials. (101) PGCI means Palladium Global Credit Inc,

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 17 © Norton Rose Fulbright Australia (102) PGHI Share means a share of common stock in PGHI. (103) PGHI Stockholders Agreement means the Stockholders Agreement between PGHI and the stockholders of PGHI dated 7 February 2022, as amended from time to time. (104) PGHI Warranties means the warranties set out in Part B of Schedule 1. (105) PIC Transaction means the sale by Palladium Group Holdings Limited of all of the shares in Palladium Impact Capital Limited to Kim Robert Bredhauer, Christopher Leslie Hirst, Gillie Slater, Sinead Magill, Rhys Morris, Jose Maria Ortiz, Katy Topping and Ron Erasmus on the terms and conditions as agreed between the parties. (106) PPSA means the Personal Property Securities Act 2009 (Cth). (107) PPS Register means the register maintained under section 147 of the PPSA. (108) Property Lease has the meaning given to that term in paragraph 13.1 of Schedule 4. (109) Proposed Transaction means: (a) the proposed acquisition by Bidder in accordance with the terms and conditions of this Agreement, of the Scheme Shares through the implementation of the Scheme; and (b) all associated transactions and steps contemplated by this Agreement. (110) Public Registers means: (a) in respect of Australia: (i) the register maintained by ASIC under section 1274 of the Corporations Act; (ii) the PPS Register; (iii) the records of the High Court of Australia, the Federal Court of Australia and the Supreme Court of each Australian State and Territory; and (iv) records maintained by IP Australia; (b) in respect of the United States of America and the United Kingdom 1in which a Subsidiary or JV Entity is incorporated, equivalent registers or records to paragraphs (a)(i) to (iv) above. (111) Recommendation has the meaning given to that term in clause 6.1(1)(a). (112) Record Date means, in respect of the Scheme, 7.00pm on the fifth Business Day following the Effective Date or such other date (after the Effective Date) as Palladium and Bidder agree.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 18 © Norton Rose Fulbright Australia (113) Registered Address means, in relation to a Scheme Shareholder, the address of that Scheme Shareholder shown in the Palladium Share Register as at the Record Date. (114) Regulatory Approvals means an approval, consent or authorisation specified in a Regulatory Condition. (115) Regulatory Condition means the Condition Precedent set out in clause 3.1(1). (116) has the meaning given to that term in clause 5.1(7)(a). (117) Regulatory Review Period means the period from the date on which the rms that it does not intend to make any submissions at the First Court Hearing or otherwise object to the Scheme. (118) Related Body Corporate of a person, means a related body corporate of that person under section 50 of the Corporations Act and includes any body corporate that would be a related body corporate if section 48(2) of the Corporations Act was omitted. (119) Relevant Interest has the meaning given to that term in sections 608 and 609 of the Corporations Act. (120) Representative means, in relation to an entity: (a) a director, officer, member or employee of the entity; (b) an Adviser of the entity; or (c) a director, officer or employee of an Adviser of the entity. (121) Restrained Parties means each of: (a) Christopher Hirst; (b) Kim Robert Bredhauer; (c) Darryn Purdy; and (d) Jose Maria Ortiz Canela. (122) Scheme means the proposed scheme of arrangement under Part 5.1 of the Corporations Act between Palladium and the Scheme Shareholders in respect of the Scheme Shares, substantially in the form of Annexure A to this Agreement (or in such other form as agreed by Bidder, GISI and Palladium in writing) subject to any amendments or conditions made or required by the Court pursuant to section 411(6) of the Corporations Act to the extent they are approved in writing by Bidder, GISI and Palladium. (123) Scheme Booklet means the explanatory statement to be prepared by Palladium with respect to the Scheme to be approved by the Court, registered with ASIC and despatched to Palladium Shareholders in accordance with the terms of this Agreement.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 19 © Norton Rose Fulbright Australia (124) Scheme Consideration means the consideration Scheme Shareholders will receive under the Scheme comprising of: (a) the Cash Consideration; (b) plus the Scrip Consideration; calculated in accordance with Schedule 8 and to be paid pursuant to the Scheme. (125) Scheme Meeting means the meeting of Palladium Shareholders to be convened as ordered by the Court under section 411(1) of the Corporations Act to consider and vote on the Scheme and includes any meeting convened following any adjournment or postponement of that meeting. (126) Scheme Shares means 100% of the Palladium Shares on issue as at the execution of this Agreement and Record Date, being 4,382,298 Palladium Shares. (127) Scheme Shareholder means a holder of one or more Palladium Shares at the Record Date. (128) Scrip Consideration means (a) 1 New PGHI Share for each Scheme Share held by a Scheme Shareholder; and (b) 0.4088 of a New GISI Share for each Scheme Share held by a Scheme Shareholder; (129) Second Court Date the first day on which the Second Court Hearing is heard or, if the application is adjourned for any reason, the first day on which the adjourned application is heard. (130) Second Court Hearing means the Court hearing at which an application made to the Court for an order pursuant to section 411(4)(b) of the Corporations Act approving the Scheme is heard. (131) Security Interest has the meaning given to that term in section 12 of the Personal Property Securities Act 2009 (Cth). (132) Sensitive Information means information that is commercially sensitive or competitive (and includes customer contracts, past and future non-public pricing information, customer proposals, tenders, quotes, expressions of interest and contracts due for renewal, input costs and third-party contracts, product and service profit margins, board minutes, an entity's strategy plan and counterparty risk assessments and market analysis). (133) Share Splitting means a Palladium Shareholder splitting its holding of Palladium Shares into two or more parcels, or a number of affiliated persons acquiring a number of parcels in different names or other manipulative conduct resulting in an increased number of shareholders in Palladium. (134) Subsidiary has the meaning given to that term in section 46 of the Corporations Act. (135) Superior Proposal means a bona fide Competing Proposal which the Palladium Board has determined, acting in good faith in order to satisfy what the Palladium

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 20 © Norton Rose Fulbright Australia Board reasonably considers to be its fiduciary or statutory duties, is reasonably capable of being valued and reasonably capable of being completed in accordance with its terms and would, if consummated substantially in accordance with its terms, result in a transaction which is more favourable to Palladium Shareholders as a whole than the Proposed Transaction, provided that any such determination may only be made by the Palladium Board after having received written advice financial, regulatory and other aspects of the Competing Proposal, including, but not limited to, the type of consideration offered, the actual or implied premium of the purchase price, conditionality, funding, certainty, timing and the identity of the relevant Third Party. (136) Takeovers Panel means Takeovers Panel constituted under the Australian Securities and Investments Commission Act 2001 (Cth). (137) Tax means all forms of taxes, duties, imposts, charges, withholdings, rates, levies, clawbacks or other governmental impositions of whatever nature and by whatever authority imposed, assessed or charged together with all costs, charges, interest, penalties, fines and other additional statutory charges incidental or related to the imposition, assessment or charge of those amounts. (138) Tax Attribute means anything that would reduce the base on which Tax is assessed or the amount of Tax payable. (139) Tax Authority means any Governmental Agency responsible for the imposition, collection or recovery of any Tax. (140) Tax Claim means: (a) an assessment, deemed assessment or notice (including a notice of adjustment of loss), GST return, demand or other document issued, or action taken, by or on behalf of a Governmental Agency, whether before or after the Execution Date, as a result of which a Palladium Group Company is liable to make a payment for Tax; (b) a demand for, or a notice of an amount payable pursuant to an agreement entered into by a Palladium Group Company to indemnify another party with respect to Tax; or (c) in respect of Duty, any obligation to pay. (141) Tax Claim Loss means the amount that a Palladium Group Company is required to pay as a result of a Tax Claim or the value of any Tax Attributes that are lost and includes any Tax Loss. (142) Tax Law means any law relating to Tax applicable to the Palladium Group. (143) Tax Loss means all costs and expenses incurred in: (a) managing, disputing or contesting an inquiry, audit or review; (b) conducting any litigation, dispute process or similar action, (c) in relation to Tax or Duty, but does not include a Tax or Duty.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 21 © Norton Rose Fulbright Australia (144) Tax Warranties means the Palladium Warranties set out in paragraph 21 of Schedule 4. (145) Third Party means any person other than a member of the Bidder Group or any Associate of a member of the Bidder Group. (146) Third Party Interest means any: (a) Security Interest; (b) lease, licence, option, voting arrangement, notation, restriction; (c) interest under any agreement, equity or trust; (d) easement, restrictive covenant, caveat or similar restriction over property; or (e) other right, entitlement or interest of any nature, held by a Third Party. (147) Timetable means the indicative timetable in relation to the Proposed Transaction set out in Annexure D to this Agreement, subject to any amendments as the parties agree to in writing. (148) Title and Capacity Warranties means the warranties set out in paragraphs 1 and 2 of Schedule 3 and paragraphs 1 and 2 of Schedule 4. (149) USAID means the U.S. Agency for International Development. (150) W&I Insurance Costs means the insurance premium, insurance underwriting fee, , and all other costs associated with the insurance policy, the insurance broker and associated Taxes incurred by Bidder in procuring the W&I Insurance Policy. (151) W&I Insurance Policy means any warranty and indemnity insurance policy issued to Bidder insuring Bidder, PGHI and GISI in respect of Loss which either suffers or incurs in connection with breaches of some or all of the Palladium Warranties. (152) W&I Insurer means any insurer of the W&I Insurance Policy. 1.2 Interpretation In this Agreement, headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation of this Agreement. The following rules apply, unless the context requires otherwise. (1) Words importing the singular include the plural and vice versa. (2) Words importing a gender include any gender. (3) Other parts of speech and grammatical forms of a word or phrase defined in this Agreement have a corresponding meaning.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 22 © Norton Rose Fulbright Australia (4) A reference to a person includes any natural person, company, partnership, entity, joint venture, association, corporation or other body corporate and any Governmental Agency. (5) A reference to a clause, party, annexure, exhibit or schedule is a reference to a clause of, and a party, annexure, exhibit and schedule to, this Agreement and a reference to this Agreement includes any annexure, exhibit and schedule. (6) A reference to a statute, regulation, proclamation, ordinance or by-law includes all statues, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, whether passed by the same or another Governmental Agency with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute. (7) A reference to an agreement or document (including this Agreement, the Scheme and the Deed Poll) is to the agreement or document as amended, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document and includes the recitals, schedules and annexures and exhibits to that agreement or document. (8) A reference to a party to this Agreement or another agreement or document includes that party's successors, permitted substitutes and permitted assigns (and, (9) A reference to conduct includes an omission, statement or undertaking, whether or not in writing. (10) A reference to a 'public statement' includes any statement to a party's shareholders. (11) When the day on which something must be done is not a Business Day, that thing must be done on or by the following Business Day. (12) No provision of this Agreement will be construed adversely to a party solely on the ground that the party was responsible for the preparation of this Agreement or that provision. (13) eement and legally enforceable arrangement, whether or not in writing, and a reference to a notice, instrument and document of any kind. (14) A period of time dating from a given day or the day of an act or event, is to be calculated exclusive of that day. (15) The words "include", "including", "for example", "such as" and other similar words or expressions used when introducing an example do not limit the meaning of the words to which the example relates to or examples of a similar kind. (16) is to Australian currency. (17) A reference to "$" D is to United States of America currency. (18) A reference to time is a reference to the time in Brisbane, Australia.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 23 © Norton Rose Fulbright Australia 1.3 Best and reasonable endeavours Any provision of this Agreement which requires a party to use best endeavours or reasonable endeavours to procure that something is performed or occurs or does not occur does not include any obligation on a party to: (1) pay any money or provide any financial compensation, valuable consideration or any other incentive to or for the benefit of any person except for payment of any applicable fee for the lodgement or filing of any relevant application with any Governmental Agency; (2) do anything that is commercially onerous or unreasonable in the context of this Agreement; or (3) commence any legal action or proceeding against any person, except where that provision expressly specifies otherwise. 1.4 Consents or approvals If the doing of any act, matter or thing under this Agreement is dependent on the consent or approval of a party or is within the discretion of a party, the consent or approval may be given or the discretion may be exercised conditionally or unconditionally or withheld or delayed by the party in its absolute discretion unless expressly provided otherwise. 1.5 Knowledge, belief or awareness of Palladium (1) Certain statements made in this Agreement (including certain Palladium Warranties) are given and made by Palladium only on the basis of its knowledge, belief or awareness is limited to the actual knowledge, belief or awareness of the Palladium Deal Team as at the Execution Date. (2) The knowledge, belief or awareness of any person other than the persons identified in clause 1.5(1) will not be imputed to Palladium. (3) None of the persons identified in clause 1.5(1) will bear any personal liability in respect of the Palladium Warranties or otherwise under this Agreement, except where the person has engaged in wilful misconduct or fraud. 1.6 Where this Agreement makes reference to the Bidder, GISI must procure the compliance by Bidder of any obligation imposed on Bidder in accordance with this Agreement. 2 Agreement to propose Scheme 2.1 Palladium to propose Scheme Palladium agrees to propose and implement the Scheme on and subject to the terms and conditions of this Agreement. 2.2 Agreement to implement Scheme (1) The parties agree to implement the Scheme in accordance with the terms and conditions of this Agreement and the Timetable.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 24 © Norton Rose Fulbright Australia (2) Bidder, PGHI and GISI agree to comply with their obligations under this Agreement, the Scheme and the Deed Poll, and to assist Palladium to propose and implement the Scheme, on and subject to the terms and conditions of this Agreement. 3 Conditions Precedent 3.1 Conditions Precedent to the implementation of the Scheme The Scheme will not become Effective, and the obligations of Bidder, PGHI and GISI under clauses 4.3 to 4.5 (inclusive) will not become binding, unless each of the following Conditions Precedent is satisfied or waived in accordance with clause 3.2: (1) Regulatory approvals: (a) (FIRB) Before the Delivery Time on the Second Court Date, either: (i) the Treasurer of the Commonwealth of Australia (or his or her delegate) provides written notice that there are no objections under the FATA to the Proposed Transaction and that notice is either without conditions or on conditions that are acceptable to Bidder (acting reasonably); or (ii) the Treasurer of the Commonwealth of Australia (or his or her delegate) becomes precluded by the passage of time from making any order or decision under the FATA in respect of the Proposed Transaction. (b) (ASIC) before the Delivery Time on the Second Court Date, ASIC issues or provides such consents, approvals, exemptions, waivers, declarations or authorisations as are necessary, or which Palladium and Bidder agree (acting reasonably) are necessary or desirable, to implement the Scheme and no such consent, approval, exemption, waiver, declaration or authorisation has expired, been withdrawn or revoked before the Delivery Time on the Second Court Date. (c) (Foreign regulatory approvals) before the Delivery Time on the Second Court Date, Bidder and GISI obtain any approvals, exemptions, waivers, declarations or authorisations from any Governmental Agency outside Australia (Foreign Approvals) as are necessary in respect of the implementation of the Scheme, provided that: (i) the Foreign Approvals have been notified to Palladium by GISI by 21 January 2022; and (ii) the failure to obtain one or more Foreign Approvals would be likely to have a material adverse impact on Bidder or GISI, and each such Foreign Approval is on terms satisfactory to GISI (acting reasonably) and is not withdrawn, cancelled or revoked before the Delivery Time on the Second Court Date; (d) (FCA Approval) before the Delivery Time on the Second Court Date, any of the following occurs:

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 25 © Norton Rose Fulbright Australia (i) the FCA having given notice in writing in accordance with section 189(4) FSMA or, if applicable, 189(7) FSMA (such notice not having been withdrawn), that the FCA approves the acquisition of control by the Bidder, any parent undertaking of the Bidder and any other person who would become a controller of Palladium Impact Capital Limited in connection with the Scheme, (where for these purposes "controller" shall have the meaning ascribed to it in section 422 of FSMA and "control" shall be construed in accordance with the provisions of Part XII of FSMA, both when read together with the FSMA (Controllers) (Exemption) Order 2009); (ii) the assessment period (as defined in section 189(1) FSMA), as extended (including after the Execution Date), by any interruption period (as defined in section 190(2) FSMA), in respect of the section 178 notice (as defined in section 178(3) FSMA) having expired without the FCA giving notice under section 189(4) FSMA; (iii) subject to all necessary regulatory approvals being obtained and regulatory processes being complied with: (A) Palladium Impact Capital Limited is wound up or deregistered; (B) the shares in Palladium Impact Capital Limited are transferred to a person that is not a member of the Palladium Group; or (C) the licence issued by the FCA to Palladium Impact Capital Limited is cancelled; or (iv) Palladium completes the PIC Transaction. (2) No restraint adversely affecting implementation of the Scheme: no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or Governmental Agency preventing the acquisition of the Scheme Shares by Bidder or otherwise preventing implementation of the Scheme is in effect at the Delivery Time on the Second Court Date. (3) No GISI Prescribed Occurrence: no GISI Prescribed Occurrence occurs between the Execution Date and the Delivery Time on the Second Court Date. (4) No GISI Material Adverse Change: no GISI Material Adverse Change between the Execution Date and the Delivery Time on the Second Court Date. (5) Bidder, PGHI and GISI Warranties: at the Delivery Time on the Second Court Date: (a) each Bidder Warranty, PGHI Warranty and GISI Warranty is true and correct as at the time or times they are given or made; and (b) there being no breaches of the Bidder Warranties, PGHI Warranties or GISI Warranties at the time or times they are given or made which either alone or in the aggregate will have or are reasonably likely to have a material adverse effect.

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(6) **No Palladium Prescribed Occurrence**: no Palladium Prescribed Occurrence occurs between the Execution Date and the Delivery Time on the Second Court Date.

(7) **No Palladium Material Adverse Change**: no Palladium Material Adverse Change between the Execution Date and the Delivery Time on the Second Court Date.

(8) **Palladium Warranties**: at the Delivery Time on the Second Court Date, each Palladium Scheme Warranty is true and correct as at the time or times it is given or made.

(9) **No change of Recommendation**: between the Execution Date and the date of the Scheme Meeting, none of the Palladium Directors changing, qualifying or withdrawing their unanimous recommendation to Palladium Shareholders to vote in favour of the Scheme, unless such change, qualification or withdrawal is as a result of at the Court finding or expressing a view, at the First Court Hearing, that it would be inappropriate for the Palladium Directors to provide or to continue to maintain such Recommendation.

(10) **W&I Policy**: before 30 April 2022, Bidder having taken out a W&I Policy.

(11) **Deed of Covenant**: before the date of the Scheme Meeting, each Restrained Party having entered into a Deed of Covenant.

(12) **Key Employee Retention**: immediately before the Delivery Time on the Second Court Date:

(a) Christopher Hirst and Katherine Topping remain employed by the relevant Palladium Group Member and neither Palladium nor the relevant Palladium Group Member has given notice to terminate such employment; and

(b) 80% of the Key Employees (excluding Christopher Hirst and Katherine Topping) must remain employed by the relevant Palladium Group Member and neither Palladium nor the relevant Palladium Group Member has given notice to terminate such employment.

(13) **Expert opinion**: The Independent Expert concludes in the Independent Expert's Report that in its opinion the Scheme is in the best interests of Palladium Shareholders before the time when the Scheme Booklet is registered with ASIC.

(14) **Palladium Shareholder approval**: Palladium Shareholders approve the Scheme by the majorities required under section 411(4)(a)(ii) of the Corporations Act at the Scheme Meeting.

(15) **Court approval:** the Court approves the Scheme in accordance with section 411(4)(b) of the Corporations Act, including with any alterations made or required by the Court under section 411(6) of the Corporations Act as are acceptable to Palladium and Bidder (acting reasonably).

(16) **Key Consent Clients**: by the Second Court Date, Palladium obtains the written consent of the Key Consent Clients to the change of control of the Palladium Group under the Scheme.

(17) **Kuwait Operations**: by the Delivery Time on the Second Court Date, Palladium Group (Kuwait) Management Consulting WLL ownership has been restructured to comply with local law requirements to the reasonable satisfaction of Bidder.

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3.2 Benefit and waiver of Conditions Precedent

(1) The Conditions Precedent in clauses 3.1(1)(a)(FIRB Approval), 3.1(1)(b) (ASIC approval), 3.1(1)(d) (FCA approval) and 3.1(2) (No restraint impacting implementation) are for the benefit of Palladium and GISI and any breach or non-satisfaction of any of those Conditions Precedent may only be waived (if capable of waiver) by Palladium and GISI both giving their prior written consent.

(2) The Conditions Precedent in:

(a) Clauses 3.1(3) (No GISI Prescribed Occurrence), 3.1(4) (No GISI Material Adverse Change), 3.1(5) (Bidder, PGHI and GISI Warranties) and 3.1(13) (Independent Expert), are for the sole benefit of Palladium and any breach or non-satisfaction of such Conditions Precedent may only be waived by Palladium giving its written consent; and

(b) Clauses 3.1(14) (Palladium Shareholder approval) and 3.1(15) (Court approval), cannot be waived.

(3) All Conditions Precedent other than those specified in clauses 3.1(1)(a)(FIRB Approval), 3.1(1)(b) ASIC approval), 3.1(1)(d) (FCA approval), 3.1(2) (No restraint impacting implementation), 3.1(3) (No GISI Prescribed Occurrence), 3.1(13) (Independent Expert), 3.1(4) (No GISI Material Adverse Change), 3.1(14) (Palladium Shareholder approval) and 3.1(15) (Court approval) are for the sole benefit of GISI and any breach or non-satisfaction of any such Conditions Precedent may only be waived (if capable of waiver) by GISI giving its prior written consent.

(4) A party entitled to waive any breach or non-satisfaction of a Condition Precedent under this clause 3.2 may do so in its absolute discretion.

(5) If a waiver by a party of a Condition Precedent is itself expressed to be conditional and the other party accepts the conditions, the terms of the conditions apply accordingly. If the other party does not accept the conditions, the relevant Conditions Precedent has not been waived.

(6) Any waiver of any breach or non-satisfaction of a Condition Precedent by a party for whose benefit the Condition Precedent applies must take place on or prior to the Delivery Time on the Second Court Date.

(7) If a party waives the breach or non-satisfaction of a Condition Precedent, that waiver will not preclude it from suing the other party for any breach of this Agreement that resulted from the breach or non-satisfaction of the Condition Precedent or arising from the same events or circumstances which gave rise to the breach or non-satisfaction of the Condition Precedent.

(8) Waiver of a breach or non-satisfaction of one Condition Precedent due to certain events or circumstances does not constitute:

(a) a waiver of breach or non-satisfaction of any other Condition Precedent resulting from the same events or circumstances; or

(b) a waiver of breach or non-satisfaction of that Condition Precedent resulting from any other events or circumstances.

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EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 28 © Norton Rose Fulbright Australia 3.3 Obligations regarding satisfaction of Conditions Precedent (1) GISI must use its best endeavours to satisfy, or procure the satisfaction of, the Conditions Precedent in clauses 3.1(1)(a) (FIRB approval), 3.1(1)(c) (Foreign regulatory approvals), 3.1(1)(d) (FCA approval), 3.1(2) (No restraint impacting implementation), 3.1(3) (No GISI Prescribed Occurrence), 3.1(4) (No GISI Material Adverse Change), 3.1(5) (Bidder, PGHI and GISI Warranties) and (subject to Palladium's obligations under 15.2) and clause 3.1(10) (W&I Policy). (2) Palladium must use its best endeavours to satisfy, or procure the satisfaction of, the Conditions Precedent in all clauses other than those specified in clauses 3.1(1)(a) (FIRB approval), 3.1(1)(c) (Foreign regulatory approvals), 3.1(2) (No restraint impacting implementation), 3.1(6) (No Palladium Prescribed Occurrence), 3.1(7) (No Palladium Material Adverse Change) and 3.1(8) (Palladium Warranties). (3) The parties must use their respective best endeavours to satisfy, or procure the satisfaction of, the Condition Precedent in clause 3.1(1)(b). (4) Without limiting the parties obligations under clauses 3.3(1), 3.3(2) and 3.3(3), the parties must use their respective best endeavours (to the extent within their reasonable control) to ensure that: (a) each of the Conditions Precedent is satisfied as soon as reasonably practicable after the Execution Date and continues to be satisfied at all times until the last time it is required to be satisfied (as the case may require); and (b) no action is taken, or omitted to be taken, that will or is likely to hinder or prevent the satisfaction of any Condition Precedent being satisfied, except to the extent required by law. 3.4 Regulatory approvals Without prejudice to any other obligations of the parties under this Agreement each of Palladium, GISI and Bidder (as applicable) must: (1) promptly apply for all relevant Regulatory Approvals, providing a copy to the other party of all such applications, and take all steps it is responsible for as part of the approval process for the Scheme, including responding to requests for information at the earliest practicable time; (2) use best endeavours to consult with the other party in advance in relation to all material communications with any Governmental Agency relating to any Regulatory Approval and provide the other party with all information reasonably requested in connection with the application for any Regulatory Approval; and (3) provide the applicant for a Regulatory Approval with all assistance and information reasonably requested by the applicant in connection with the application for and obtaining the Regulatory Approval, provided that before providing any document or other information to Palladium pursuant to this clause 3.4, GISI and/or Bidder (as relevant) may redact any part of that document, or not disclose any part of that information, which contains or constitutes confidential, commercially sensitive or privileged information relating to the existing business or affairs of GISI or any member of the Bidder Group or any personal data relating to directors, officers or employees of the Bidder Group.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 29 © Norton Rose Fulbright Australia 3.5 Bidder capital structure GISI must ensure that: (1) the Bidder is incorporated as a wholly-owned subsidiary of PGHI, and remains a wholly-owned subsidiary of PGHI until implementation of the Scheme; and (2) the issued capital of PGHI reflects the position outlined in Part B of Schedule 5 immediately prior to implementation of the Scheme. 3.6 Notifications Each of Palladium and Bidder must: (1) keep the other promptly and reasonably informed of the steps it has taken and of its progress towards satisfaction of the Conditions Precedent; (2) promptly notify the other in writing if it becomes aware that any Condition Precedent has been satisfied, in which case the notifying party must also provide reasonable evidence that the Condition Precedent has been satisfied; and (3) promptly notify the other in writing of a failure to satisfy a Condition Precedent or of any fact or circumstance that results in, or is likely to result in, a Condition Precedent becoming incapable of being satisfied (having regard to the respective obligations of each party under clause 3.3). 3.7 Certificate (1) On the Second Court Date, each party must provide to the Court a certificate or such other evidence as the Court requests, confirming (in respect of matters within each of their respective knowledge) whether or not the Conditions Precedent (other than the Condition Precedent in clause 3.1(15)) have been satisfied or waived in accordance with the terms of this Agreement. (2) The giving of a certificate by a party under clause 3.7(1) will be conclusive evidence of the satisfaction or waiver of the Conditions Precedent referred to in the certificate. (3) Each party must provide to the other party a draft of the certificate to be provided under clause 3.7(1) by no later than 5.00pm on the day that is two Business Days prior to the Second Court Date, and must provide to the other party on the Second Court Date a copy of the final certificate or other evidence provided to the Court. 3.8 Scheme voted down because of Headcount Test (1) If the Condition Precedent in clause 3.1(14) is not satisfied by reason only of the non-satisfaction of the Headcount Test and after reasonable investigations have been undertaken Bidder or Palladium consider, acting reasonably, that Share Splitting or some abusive or improper conduct may have caused or materially contributed to the Headcount Test not having been satisfied then Palladium must: (a) apply for an order of the Court contemplated by section 411(4)(a)(ii)(A) of the Corporations Act to disregard the Headcount Test and seek Court approval of the Scheme under section 411(4)(b) of the Corporations Act, notwithstanding that the Headcount Test has not been satisfied; and

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 30 © Norton Rose Fulbright Australia (b) make such submissions to the Court and file such evidence as counsel engaged by Palladium to represent it in Court proceedings related to the Scheme, in consultation with Bidder, considers is reasonably required to persuade the Court to exercise its discretion under section 411(4)(a)(ii)(A) of the Corporations Act by making an order to disregard the Headcount Test. (2) If the Court agrees to exercise its discretion under section 411(4)(a)(ii)(A) of the Corporations Act to disregard the Headcount Test, the parties acknowledge that it will not be necessary to meet the Headcount Test in order to satisfy the Condition Precedent in clause 3.1(14). 3.9 Non-satisfaction of Conditions Precedent (1) If: (a) any of the Conditions Precedent are not satisfied or (where capable of waiver) waived by the date specified in this Agreement for its satisfaction (or an event occurs which would or does prevent a Condition Precedent being satisfied by the date specified in this Agreement); (b) a circumstance occurs with the result that a Condition Precedent is not capable of being satisfied and, if the Condition Precedent is able to be waived by a party under clause 3.2 the party does not waive the Condition Precedent within 5 Business Days after the occurrence of the circumstance; or (c) the Scheme does not become Effective by the End Date, then either GISI, Bidder or Palladium may by written notice to the other commence consultations (Consultation Notice) and they will consult in good faith with a view to determining whether: (d) the Scheme may proceed by way of an alternative method or approach; (e) to extend the relevant time or date for satisfaction of the relevant Condition Precedent; (f) to extend the End Date; or (g) to adjourn or change the date of the application to be made to the Court for an order under section 411(4)(b) of the Corporations Act approving the Scheme or adjourning that application (as applicable) to another date agreed by the parties. (2) Subject to clause 3.9(3), if a Condition Precedent becomes incapable of being satisfied before the End Date and Palladium, GISI and Bidder are unable to reach agreement under clause 3.9(1) within 10 Business Days of the date of the Consultation Notice (or, if earlier, by the Delivery Time on the Second Court Date), then unless the relevant Condition Precedent (where capable of waiver) is waived: (a) in relation to the Conditions Precedent in clauses 3.1(1)(a)(FIRB Approval).3.1(1)(b) (ASIC Approval), 3.1(2) (no restraint adversely impacting implementation of the Scheme), 3.1(14) (Shareholder approval) and 3.1(15) (Court approval), any of Palladium, Bidder or GISI may

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 31 © Norton Rose Fulbright Australia terminate this Agreement by giving the other notice without any liability to any party by reason of that termination alone; (b) in relation to the Condition Precedents in Clauses 3.1(3) (No GISI Prescribed Occurrence), 3.1(4) (No GISI Material Adverse Change), 3.1(5) (Bidder and GISI Warranties) and clause 3.1(13) (Independent Expert), Palladium may terminate this Agreement by giving Bidder notice without any liability to any party by reason of that termination alone; and (c) subject to clause 3.9(2)(a), in relation to all of the Conditions Precedent (other than those specified in paragraphs Clauses 3.1(3) (No GISI Prescribed Occurrence), 3.1(4) (No GISI Material Adverse Change), 3.1(5) (Bidder, PGHI and GISI Warranties), 3.1(13) (Independent Expert), 3.1(14) (Palladium Shareholder approval) and 3.1(15) (Court approval)), Bidder or GISI may terminate this Agreement by giving Palladium notice without any liability to any party by reason of that termination alone. (3) A party will not be entitled to terminate this Agreement under clause 3.9(2) if the relevant Condition Precedent has not been satisfied as a result of: (a) a breach of this Agreement by that party; or (b) a deliberate act or omission of that party which directly and materially prevents that Condition Precedent being satisfied. 3.10 Interpretation (1) A Regulatory Approval required to be obtained under clause 3.1 will be taken to have been obtained even though a condition has been attached to it, if it has been granted on terms acceptable to the party in receipt of the Regulatory Approval (acting reasonably). (2) A Condition Precedent will be incapable of satisfaction, or incapable of being satisfied if: (a) in the case of a Condition Precedent relating to a Regulatory Approval the relevant Governmental Agency makes or has made a final adverse determination in writing to the effect that it will not provide the Regulatory Approval; and (b) in all other cases there is an act, failure to act or occurrence that will prevent the Condition Precedent being satisfied by the End Date (and the breach or non-satisfaction that would otherwise have occurred has not already been waived in accordance with this Agreement). 4 Scheme 4.1 Outline of Scheme Subject to the terms and conditions of this Agreement, Palladium must propose the Scheme under which, subject to the Scheme becoming Effective, all of the Scheme Shares held by Scheme Shareholders will be transferred to Bidder and the Scheme Shareholders will be entitled to receive the Scheme Consideration for each Scheme Share held by them at the Record Date.

DocuSign Envelope ID: B1521EA1-8D05-4329-A5A8-BD169256444F

4.2 No amendment to the Scheme without consent

Palladium must not consent to any modification of, or amendment to, or the making or imposition by the Court of any condition in respect of, the Scheme without Bidder's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

4.3 Scheme Consideration

(1) The parties acknowledge that each Scheme Shareholder will be entitled to receive the Scheme Consideration set out in clause 1.1(124) in respect of each Palladium Share held by that Scheme Shareholder in accordance with the terms and conditions of this Agreement and the Scheme.

(2) GISI covenants in favour of Palladium (in its own right and separately as trustee or nominee for each of the Scheme Shareholders) that, if the Scheme becomes Effective, in consideration of the transfer to Bidder of each Scheme Share under the terms of the Scheme, GISI will procure that Bidder:

(a) accepts that transfer; and

(b) pays or procures the provision of the Scheme Consideration to each Scheme Shareholder,

in accordance with the Scheme.

4.4 Allotment and Issue of New PGHI Shares

Subject to the Scheme becoming Effective, Bidder must procure that PGHI allots and issues to or on behalf of the Scheme Shareholders the New PGHI Shares that comprise part of the Scheme Consideration in accordance with the Scheme. The parties acknowledge and agree that:

(1) the New PGHI Shares must be held by Scheme Shareholders for a minimum period of 12 months from the date of issue of the New PGHI Shares (**Minimum PGHI Shares Hold Period**);

(2) the PGHI Stockholders Agreement includes the terms under which the New PGHI Shares will, following the Minimum PGHI Shares Hold Period, be subject to the liquidity provisions of the PGHI Stockholders Agreement, including the opportunity to dispose of a maximum of one third of (1/3) of their respective holding in PGHI on the Implementation Date or such number of New PGHI Shares as is equal to an aggregate amount of USD$2 million, whichever is greater, in each calendar year; and

(3) the Scheme Shareholders will be deemed to have agreed under the Scheme that all New PGHI Shares will be subject to and governed by the PGHI Stockholders Agreement upon acceptance of the New PGHI Shares by Scheme Shareholders.

4.5 Allotment and Issue of New GISI Shares

Subject to the Scheme becoming Effective, Bidder must procure that GISI allots and issues to or on behalf of the Scheme Shareholders the New GISI Shares that comprise part of the Scheme Consideration in accordance with the Scheme. The parties acknowledge and agree that:

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_
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EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 33 © Norton Rose Fulbright Australia (1) the Scheme Shareholders, in the event the Scheme becomes Effective, will be deemed to have agreed under the Scheme that all New GISI Shares will be subject to and governed by the GISI Stockholders Agreement upon acceptance of the New GISI Shares by Scheme Shareholders; (2) each Scheme Shareholder, in the event the Scheme becomes Effective, will be deemed to have agreed upon acceptance of the New GISI Shares under the Scheme that it will not take any steps to request GISI to purchase the New GISI Shares held by it pursuant to clause 5.1 of the GISI Stockholder Agreement for a period of 12 months from the date of issue of the New GISI Shares (Minimum GISI Shares Hold Period), and Palladium must procure that such covenant be given by each Scheme Shareholder in the form of a duly executed deed poll upon the Scheme becoming Effective, provided that such mechanism is provided for in the Scheme on the Effective Date; and (3) the GISI Stockholders Agreement include the terms under which the New GISI Shares will following the Minimum GISI Shares Hold Period be subject to the liquidity provisions of the GISI Stockholders Agreement, including the opportunity to dispose of a maximum of one fifth of (1/5) of their respective holding in GISI on the Implementation Date or such number of New GISI Shares as is equal to an aggregate amount of USD$2 million, whichever is greater, in each calendar year. 4.6 Fractional entitlements Any fractional entitlement of a Scheme Shareholder to part of a New PGHI Share or a New GISI Share (as relevant) will be rounded down to the nearest whole number of New PGHI Shares or New GISI Shares (as relevant). 5 Implementation of the Scheme 5.1 Palladium's obligations Palladium must take all steps reasonably necessary to propose and (subject to all of the Conditions Precedent being satisfied or waived in accordance with their terms) implement the Scheme in accordance with the Timetable, including without limitation taking each of the following steps: (1) Independent Expert: promptly appoint and brief the Independent Expert and provide all assistance and information reasonably requested by the Independent practicable; (2) Scheme Booklet: prepare a Scheme Booklet which (excluding the Bidder (a) complies with all applicable Australian laws, applicable ASIC (b) Regulatory Guides and the terms and conditions of any ASIC relief or exemption, and which is not false, misleading or deceptive in any material respect (whether by omission or otherwise); and (c) includes the Scheme, the Deed Poll, the notice of the Scheme Meeting and proxy form and Stockholder Joinder Agreement;

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 34 © Norton Rose Fulbright Australia (3) Merged Group information: prepare and promptly share with Bidder any information regarding the Palladium Group that the parties reasonably require in order to prepare the information regarding the Merged Group for inclusion in the Scheme Booklet; (4) Palladium Directors' Recommendation: unless there has been a change of Recommendation permitted by clause 6.1(2), state in the Scheme Booklet (on the basis of statements made to Palladium by each Palladium Director that all Palladium Directors recommend to Palladium Shareholders that they vote in favour of the Scheme subject to the Independent Expert continuing to conclude that the Scheme is in the best interests of Palladium Shareholders and there being no Superior Proposal; (5) Palladium Directors' voting: unless there has been a change of Recommendation permitted by clause 6.1(2), use its reasonable endeavours to procure that: (a) each Palladium Director votes any Palladium Shares held or individually controlled by that Palladium Director in favour of the Scheme and any other resolution submitted to Palladium Shareholders for their approval in connection with the Scheme and, subject to that Palladium Director providing consent to do so, include a statement in the Scheme Booklet which reflects that voting intention; and (b) each Palladium Director that provides a voting intention in the Scheme Booklet does not change that voting intention; (6) Consult Bidder: (a) provide to Bidder successive drafts of the Scheme Booklet and the Independent Expert's Report so that Bidder has a reasonable opportunity to review and comment on those drafts, which review of the Independent (b) consult with Bidder in relation to the content of those drafts of the Scheme Booklet and consider in good faith, for the purpose of amending those drafts (as to content and presentation), reasonable comments from Bidder and its Representatives on those drafts, provided those comments are provided in a timely manner. (7) Lodgement of Regulator's Draft: (a) no later than 14 days before the First Court Date, provide an advanced draft of the Scheme Booklet ( ) to ASIC for its review for the purposes of section 411(2) of the Corporations Act and provide a copy to Bidder immediately thereafter; (b) keep Bidder reasonably informed of any material issues raised by ASIC in Bidder in good faith prior to taking any steps or actions to address those material issues (provided that, where those issues relate to Bidder Information, Palladium must not take any steps to address them without .. (8) Application for no appearance letter and section 411(17)(b) statement: apply to ASIC for the production of:

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 35 © Norton Rose Fulbright Australia (a) an indication of intent letter stating whether it intends to appear before the Court at the First Court Hearing to make submissions, or intervene to oppose the Scheme; and (b) a statement pursuant to section 411(17)(b) of the Corporations Act stating that ASIC has no objection to the Scheme; (9) Approval of Scheme Booklet: as soon as reasonably practicable after the of the Palladium Board is convened to consider and if thought fit, approve all of the contents of the Scheme Booklet as being in a form appropriate for despatch to the Palladium Shareholders, subject to approval of the Court; (10) : on receipt, provide Bidder with a copy of the final report received from the Independent Expert; (11) Court document consultation with Bidder: consult with Bidder in relation to the content of the documents required for the purpose of each Court hearing held, including for the purposes of section 411(1) and 411(4)(b) of the Corporations Act in relation to the Scheme (including originating process, affidavits, submissions and draft minutes of Court orders) and consider in good faith, for the purpose of amending drafts of those documents, reasonable comments from Bidder and its Representatives on those documents, provided those comments are provided in a timely manner; (12) Court application First Court Hearing: subject to the receipt of the approval under clause 5.1(8), lodge all documents with the Court and take all other reasonable steps to ensure that an application is heard by the Court for an order under section 411(1) of the Corporations Act directing Palladium to convene the Scheme Meeting; (13) Registration of explanatory statement: request ASIC to register the explanatory statement included in the Scheme Booklet in relation to the Scheme in accordance with section 412(6) of the Corporations Act; (14) Scheme Meeting: promptly convene the holding the Scheme Meeting (in accordance with any orders made by the Court); (15) Supplementary disclosure: if, after the date of despatch of the Scheme Booklet, Palladium becomes aware: (a) that information included in the Scheme Booklet is or has become misleading or deceptive in any material respect (whether by omission or otherwise); or (b) of information that is required to be disclosed to Palladium Shareholders under any applicable law but was not included in the Scheme Booklet, inform Palladium Shareholders of the information in an appropriate and timely manner, in accordance with all applicable legal and Court requirements and in consultation with Bidder including providing drafts and s. To the extent that any supplementary disclosure relates to (or constitutes) Bidder Information, it unreasonably withheld or delayed);

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 36 © Norton Rose Fulbright Australia (16) Proxy reports: Palladium must, upon reasonable request by the Bidder made prior to commencement of the Scheme Meeting, inform the Bidder of the total number of proxy votes received by Palladium in favour of, against, abstaining from voting or giving discretion to the proxy to vote on the Scheme; (17) Court approval application: subject to all Conditions Precedent, other than the Condition Precedent in clause 3.1(15), being satisfied or waived in accordance with this Agreement, apply to the Court (and to the extent necessary, re-apply) for orders in accordance with section 411(4)(b) of the Corporations Act approving the Scheme; (18) Certificate: at the Second Court Hearing provide to the Court the certificate referred to in clause 3.7; (19) Implementation of the Scheme: if the Court makes orders under section 411(4)(b) of the Corporations Act approving the Scheme: (a) lodge with ASIC an office copy of the order of the Court approving the Scheme under section 411(10) of the Corporations Act as soon as possible, and in any event by no later than 5.00pm on the first Business Day after the day on which the Court approves the Scheme, or such later time as Palladium and Bidder may agree in writing; (b) close the Palladium Share Register as at the Record Date to determine the identity of the Scheme Shareholders and their entitlements to the Scheme Consideration; and (c) subject to Bidder, PGHI and GISI complying with their obligations under clause 4.3 and the Deed Poll, promptly execute one or more proper instruments of transfer of and effect and register the transfer of the Scheme Shares to Bidder on the Implementation Date subject to and in accordance with the Scheme; and (20) Compliance with laws: do everything reasonably within its powers to ensure that the Scheme is effected in accordance with all laws and regulations applicable in relation to the Scheme. 5.2 Appeal process If the Court refuses to make any orders convening the Scheme Meeting or approving the Scheme, Palladium and Bidder must consult with each other in good faith as to whether to appeal the Court's decision. 5.3 Bidder obligations GISI and Bidder must take all steps reasonably necessary to implement the Scheme in accordance with the Timetable, including without limitation taking each of the following steps: (1) Regulatory Approvals: in relation to the Regulatory Approvals, lodge with any Governmental Agency within the relevant time periods all documentation and filings required by law to be so lodged by Bidder in relation to the Proposed Transaction; (2) Bidder Information:

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 37 © Norton Rose Fulbright Australia (a) prepare and as soon as reasonably practicable provide to Palladium, in a form appropriate for inclusion in the Scheme Booklet, a draft of the Bidder Information, including all information in relation to Bidder Group, the Scheme Consideration and all information the parties reasonably require to prepare the Merged Group information and any other information that is required to be included in the Scheme Booklet to comply with all applicable Australian laws, applicable ASIC Regulatory Guides and the terms and conditions of any ASIC relief or exemption, which information must without limiting the above: (i) not be false, misleading or deceptive in any material respect (whether by omission or otherwise) including in the form and context in which it appears in the Scheme Booklet; and (ii) be updated by all such further or new material information which may arise after the Scheme Booklet has been despatched until the date of the Scheme Meeting which is necessary to ensure that the Scheme Booklet continues to comply with all applicable Australian laws and applicable ASIC Regulatory Guides, including that it is not false, misleading or deceptive in any material respect (whether by omission or otherwise), in respect of the Bidder Group in accordance with clause 5.3(10). (3) Assistance with Scheme Booklet and Court documents: as soon as reasonably practicable provide all assistance and information reasonably requested by Palladium or its Representatives in connection with the preparation of the Scheme Booklet (including any supplementary disclosure to Palladium Shareholders) and any documents required to be filed with the Court in relation to the Scheme; (4) Independent Expert: as soon as reasonably practicable provide all assistance and information reasonably requested by the Independent Expert to enable the preparation of the Inde (5) Review of Scheme Booklet: as soon as reasonably practicable after delivery, review the drafts of the Scheme Booklet prepared by Palladium and provide comments on those drafts to Palladium promptly and in good faith; (6) Consultation with Palladium in relation to Bidder Information: consult with Palladium as to the content and presentation of the Bidder Information including: (a) providing drafts of the Bidder Information for the purpose of enabling Palladium to review and comment on that draft information; (b) taking all reasonable comments made by Palladium into account in good faith when producing a revised draft of the Bidder Information provided that those comments are provided in a timely manner; and (c) providing to Palladium a final draft of the Bidder Information within a lodged with ASIC in accordance with clause 5.1(7) to enable Palladium to date of its submission. (7) Approval of Regulator's Draft: as soon as reasonably practicable after finalisation of an advanced draft of the Regulator's Draft suitable for review by

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 38 © Norton Rose Fulbright Australia appropriate for provision to ASIC for review; (8) Approval of Scheme Booklet: as soon as reasonably practicable after the conclusion of the review by Information in the Scheme Booklet as being in a form appropriate for despatch to the Palladium Shareholders, subject to approval of the Court; (9) Consent to inclusion of Bidder Information: subject to clause 5.5, promptly after Palladium requests that it does so, confirm in writing to Palladium that it consents to the inclusion of the Bidder Information in the Scheme Booklet in the form and context in which the Bidder Information appears; (10) Update Bidder Information: if at any time after the despatch of the Scheme Booklet, Bidder becomes aware: (a) of new information which, were it known at the time of despatch, should have been included in any Bidder Information included in that version of the Scheme Booklet; or (b) that any part of the Bidder Information included in that version of the Scheme Booklet is false, misleading or deceptive in any material respect (whether by omission or otherwise), it must advise Palladium so that Palladium can determine whether supplementary disclosure to Palladium Shareholders is required in accordance with (and subject to the terms of) clause 5.1(15). (11) Representation: procure that Bidder is represented by counsel at the First Court Hearing and the Second Court Hearing, at which, through its counsel, GISI will undertake, and will procure that Bidder undertakes, (if requested by the Court) to do all such things and take all such steps within their power as may be necessary in order to ensure the satisfaction of their obligations under the Scheme and the Deed Poll, and, to the extent that leave of the Court is required for Bidder to be represented at those Court hearings, apply for that leave; (12) Certificate: at the Second Court Hearing provide to the Court the certificate referred to in clause 3.7; (13) Scheme Consideration: if the Scheme becomes Effective, pay or procure the payment or allotment of the Scheme Consideration in accordance with clause 4.3(2)(a) of this Agreement and the Deed Poll; (14) Share Transfer: if the Scheme becomes Effective, Bidder must accept a transfer of the Scheme Shares; (15) Deed Poll: no later than the Business Day prior to the First Court Date, execute the Deed Poll and procure that the Bidder and PGHI execute the Deed Poll, and deliver the fully executed Deed Poll to Palladium, and, if the Scheme becomes Effective, fully comply with the Deed Poll; (16) Reasonable assistance: use its reasonable endeavours to provide any assistance or information reasonably requested by Palladium to ensure that the Scheme is effected in accordance with all laws and regulations applicable in relation to the Scheme;

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 39 © Norton Rose Fulbright Australia (17) Compliance with laws: do everything reasonably within its powers to ensure that the Scheme is effected in accordance with all laws and regulations applicable in relation to the Scheme; and (18) No denigration: from the Execution Date Report is received, ensure that Bidder and its Representatives do not publicly (or otherwise to third parties) denigrate the Proposed Transaction or Palladium in any way (whether expressly or implied). 5.4 Verification (1) for review, Palladium must undertake reasonable verification processes in relation to the information included in the Scheme Booklet (other than the Bidder Information and the Independent r deceptive in any material respect and, once those processes have been completed, provide written confirmation to Bidder of the completion of such processes, and, in sufficient time for it to be lodged prior to the First Court Date, procure that an affidavit is sworn by a member of the Palladium Board regarding these processes. (2) reasonable verification processes in relation to the Bidder Information included in the Scheme Booklet to ensure that such information is not misleading or deceptive in any material respect and, once those processes have been completed, provide written confirmation to Palladium of the completion of such processes, and, in sufficient time for it to be lodged prior to the First Court Date, procure that an affidavit is sworn by a director of Bidder regarding these processes. 5.5 Dispute as to content of Scheme Booklet (1) If Bidder and Palladium disagree on the form or content of the Scheme Booklet, they must consult in good faith to try to settle an agreed form of the Scheme Booklet and use their reasonable endeavours to resolve the dispute within 2 Business Days. If agreement is not reached after reasonable consultation, then: (a) if the disagreement relates to the form or content of the Bidder Information contained in the Scheme Booklet, Palladium will, acting in good faith, make such amendments to final form or content as Bidder reasonably requires; and (b) if the disagreement relates to the form or content of the Palladium Information contained in the Scheme Booklet, Bidder will, acting in good faith, agree to such amendments to final form or content as Palladium reasonably requires. (2) Even if there is a dispute as to the form or content of the Scheme Booklet and the parties use this procedure, the parties will continue to perform their obligations under this Agreement. 5.6 Scheme Booklet responsibility statement The Scheme Booklet will contain a responsibility statement to the effect that: (1) Palladium has prepared, and is responsible for, the Palladium Information contained in the Scheme Booklet, and that Bidder and its directors and officers do

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 40 © Norton Rose Fulbright Australia not assume responsibility for the accuracy or completeness of the Palladium Information; (2) Bidder has prepared, and is responsible, for the Bidder Information contained in the Scheme Booklet, and that Palladium and its directors and officers do not assume responsibility for the accuracy or completeness of the Bidder Information; and (3) the Independent Expert has provided and is responsible for the Independent Expert's Report, and that: (a) Palladium and its directors and officers do not assume any responsibility for the accuracy or completeness of the Independent Expert's Report; and (b) Bidder and its directors and officers do not assume any responsibility for the accuracy or completeness of the Independent Expert's Report. 5.7 Reconstitution of the Palladium Board (1) On the Implementation Date, but subject to Bidder having provided the Scheme Consideration in accordance with clause 5.3(13), Palladium must: (a) cause the appointment to the Palladium Board of such number of persons as nominated by Bidder, subject to those persons having provided a consent to act as directors; and (b) procure that such of the directors as notified by Bidder (other than those appointed pursuant to clause 5.7(1)(a)) resign from the Palladium Board, with such written notice of resignation to confirm that the outgoing director has no outstanding Claim against the Palladium Group. (2) After the Implementation Date, the parties must: (a) cooperate in good faith and use reasonable endeavours to cause, as soon as reasonably practicable after the Implementation Date, the appointment to the boards of each Subsidiary of Palladium of such number of persons as nominated by Bidder, subject to those persons having provided a consent to act as directors of the relevant companies and subject to any applicable foreign regulatory requirements; and (b) procure that such of the directors as notified by Bidder (other than, in each case, those appointed pursuant to clause 5.7(2)(a)) resign from the boards of each Subsidiary of Palladium subject to any applicable foreign regulatory requirements, with such written notice of resignation to confirm that the outgoing director has no outstanding Claim against the Palladium Group. 5.8 Cancellation of existing PGHI Shares On the Implementation Date, subject to Bidder having accepted a transfer of the Scheme Shares in accordance with clause 5.3(14), GISI must procure the cancellation of the one PGHI Share held by Jeff Kissel, and one of the PGHI Shares held by PGCI so that the issued capital structure of PGHI immediately after implementation of the Scheme is as set out in Part C of Schedule 5.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 41 © Norton Rose Fulbright Australia 6 Recommendation, voting intention and announcements 6.1 Recommendation and voting intention (1) Palladium must use its best endeavours to procure that: (a) each Palladium Director will recommend that Palladium Shareholders vote in favour of the Scheme, in the absence of the circumstances set out in clause 6.1(2) (Recommendation); and (b) each Palladium Director will vote in favour of the Scheme in respect of all Palladium Shares which that Palladium Director individually controls, in the absence of the circumstances set out in clause 6.2. (2) Bidder acknowledges that a Palladium Director may withdraw, revise, revoke or qualify, or make any public statement inconsistent with, the Recommendation or voting intention in paragraph 6.1(1)(b) where: (a) a Superior Proposal is made and Palladium has complied with its obligations under clause 8 and all of Bidder's rights under that clause have been exhausted; (b) (either in its initial report or any subsequent update of its report) that the Scheme is not, or is no longer, in the best interests of Palladium Shareholders; or (c) in the case of the Recommendation to be given by a Palladium Director: (i) at the First Court Hearing, the Court finds or expresses a view that it would be inappropriate for the Palladium Director to provide or to continue to maintain such Recommendation; or (ii) after receiving written legal advice, Palladium reasonably determines that the relevant Palladium Director is reasonably likely to breach his statutory or fiduciary duties if he or she provides, or continues to maintain, such Recommendation. (3) Palladium represents and warrants to Bidder that, as at the Execution Date, as far as Palladium is aware, no Palladium Director has an interest in the Scheme that renders it inappropriate for him or her to make or maintain his or her Recommendation or voting intention in paragraph 6.1(1)(b). 6.2 Public announcements (1) Immediately after the execution of this Agreement, Palladium or Bidder must issue the Agreed Announcement. Subject always to the qualifications and limitations in this clause 6, the Agreed Announcement must include the Recommendation and voting intention in paragraph 6.1(1)(b). (2) Any further public announcements by Palladium or Bidder in relation to, or in connection with, the Scheme or any other transaction related to this Agreement or the Scheme may only be made in a form approved by each party in writing (acting reasonably) subject to where a party is required by applicable law, the requirements of any credit agreement, bond indenture or similar financial instrument, insurance contract or policy, or change of control provision of any

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 42 © Norton Rose Fulbright Australia material contract or any other applicable financial market regulation to make any announcement or to make any disclosure in relation to, or in connection with, the Proposed Transaction or any other transaction the subject of this Agreement or the Scheme. (3) Where a party is required by applicable law or any other applicable financial market regulation to make any announcement or to make any disclosure in relation to, or in connection with, the Proposed Transaction or any other transaction the subject of this Agreement or the Scheme, it may do so but must use all reasonable endeavours, to the extent practicable and lawful, to consult with the other party before making the relevant disclosure and must give the other as much notice as is reasonably practicable. (4) The parties must use all reasonable endeavours to issue agreed statements in respect of any termination of this Agreement and, to that end but without limitation, clauses 6.2(1) and 6.2(3) apply to any such statements or disclosures. 7 Conduct of business 7.1 Conduct of Palladium business Subject to clause 7.2, from the Execution Date (or in respect of clauses 7.1(7)(g) and 7.1(7)(h), from the date the relevant materials were uploaded for disclosure to the Bidder Group in the Palladium Data Room) up to and including the earlier of the date that this Agreement is terminated and the Implementation Date, Palladium must and must procure that each Palladium Group Member: (1) conducts its business and its operations in the ordinary and usual course and substantially consistent (subject to any applicable laws, regulations and licence conditions) with the manner in which each such business and operation is conducted in the 12 months prior to the Execution Date; (2) use reasonable endeavours to preserve its current business organisation and the value of its business and assets, the services of its current officers and employees and its current relationship with third parties (including Governmental Agencies, customers, suppliers, licensors, licensees, joint venturers, consultants and others having business dealings with it); (3) to the extent required by the terms of a Property Lease or Material Contract (including where failure to do so would give the landlord or counterparty any right), seek the written consent of the landlord or counterparty to the change of control of the Palladium Group under the Scheme; (4) insurance policies are subject to termination upon change of control, Palladium obtains runoff insurance; (5) conducts its businesses and operations substantially in accordance with all applicable laws and regulations; (6) where reasonably requested consult with Bidder and provide written updates in a timely manner as to the progress of its business and operations, in the form of the ; and (7) not, and procure that each Palladium Group Member does not without Bidder approval in writing (which approval must not be unreasonably withheld or delayed):

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 43 © Norton Rose Fulbright Australia (a) permit any Palladium Prescribed Occurrence or (so far as in its power) a Palladium Material Adverse Change to occur; (b) incur any additional Indebtedness, other than incurring trade creditors in the usual and ordinary course of business and consistent with past practice; (c) acquire, agree to acquire, dispose of, or agree to dispose of, any entity, business or assets (other than assets acquired or disposed of in the ordinary course of business), where the value of such entity, business or assets exceeds USD$5.0 million (either individually or, in the case of related businesses or classes of assets or a series of relate transactions, collectively); (d) settle or offer to settle any legal proceedings, claim, investigation, arbitration or other like proceeding where the settlement amount exceeds USD$2.5 million, other than any customer credits in the ordinary course of business; (e) adopt new benefits plans or significantly increase benefits thereunder; or (f) materially changing accounting, tax or reporting practices unless required by IFRS; (g) enter into a binding contract, arrangement or understanding with Mr Bradley Richardson in respect of the term sheet relating to Palladium Infrastructure that was entered into by Mr Bradley Richardson or otherwise, pursuant to which Mr Bradley Richardson is issued, or granted an option or right to receive, Palladium Shares or any other securities issued by Palladium or any of its subsidiaries (other than securities in Palladium Infrastructure Pty Ltd); or (h) enter into any binding contract, arrangement or understanding with DAS Group DMCC (Consultant) amending the terms and conditions of, or otherwise extending the term of, the Consultant Agreement dated 25 May 2021 between the Dubai branch of Palladium International Pty Ltd (Palladium Dubai) and the Consultant, unless the terms of the contract, arrangement or understanding include a termination of any rights for the Consultant to receive or acquire Palladium Shares or any other securities issued by Palladium or any of its subsidiaries. 7.2 Permitted activities The obligations of Palladium under clause 7.1 do not apply in respect of any matter to the extent: (1) required to be done or procured by Palladium under, or which is otherwise specifically contemplated by, this Agreement or the Scheme; (2) that was Fairly Disclosed in the Palladium Disclosure Materials (other than, for the avoidance of doubt, in respect of the matters set out in clauses (g) and (h)); (3) required by law or by an order of a court or a Governmental Agency; (4) required to implement the PIC Transaction;

DocuSign Envelope ID: B1521EA1-8D05-4329-A5A8-BD169256444F

(5) that the Palladium Board acting in good faith reasonably considers is necessary in order to satisfy their statutory or fiduciary duties provided the matter was not present or reasonably foreseeable as at the Execution Date and Palladium first provides Bidder with reasonable details and consults in good faith with bidder in relation to the act to be done (or not done) in reliance on this clause; or

(6) the undertaking of which Bidder has approved in writing (which approval must not be unreasonably withheld or delayed).

7.3 Foreign Securities Law Advice

(1) Subject to clause 7.3(2) Palladium must use its reasonable endeavours to obtain, by no later than 5.00pm on 15 January 2022, a reliance letter in favour of GISI from Rimon Law in a form acceptable to GISI (acting reasonably) permitting the Bidder Group to rely on the legal advice obtained by Palladium in respect of foreign securities law issues arising connection with the issue of the New GISI Shares and New PGHI Shares to the Scheme Shareholders as part of the Scheme Consideration.

(2) Palladium is not obliged to pay any amount or issue any demands to Rimon Law in connection with Palladium seeking to procure the reliance letter under clause 7.3(1).

7.4 Access by Bidder to people and Palladium Information

(1) Between the Execution Date and the earlier of the Implementation Date and the date this Agreement is terminated in accordance with its terms, Palladium will provide Bidder and its Representatives with reasonable access to Palladium, its Representatives and documents, records, and other information (subject to any existing confidentiality obligations owed to third parties or applicable privacy laws) which Bidder reasonably requires for the purposes of implementing the Scheme (including for the avoidance of doubt overseeing payment of the Scheme Consideration by Palladium to Scheme Shareholders), ensuring that the Permitted Distributions are declared and paid in compliance with this Agreement and all applicable laws and preparing for carrying on the business of Palladium Group following implementation of the Scheme.

(2) The obligations of Palladium under clause 7.4(1) do not require Palladium to:

(a) do anything which would cause undue disruption to the operation of its business in the ordinary course;

(b) require a Palladium Group Member to take any action that would reasonably be expected to conflict with or violate the entity's constituent documents or any law;

(c) require a Palladium Group Member to take any action that would breach an obligation to any person (including any confidentiality obligations);

(d) provide information to Bidder concerning the Palladium directors' and management's consideration of the Scheme; or

(e) provide any confidential or privileged information where the provision of such information is reasonably likely to cause prejudice to the commercial or legal interests of the Palladium Group taken as a whole, or would be

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EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 45 © Norton Rose Fulbright Australia reasonably likely to jeopardise any attorney-client, work product or other legal privilege. (3) Bidder acknowledges and agrees that it is bound by confidentiality obligations under the Confidentiality Deed in respect of any information received under clause 7.4. (4) Nothing in this Agreement will oblige Palladium, to the extent the parties are competitors, to provide any Sensitive Information to Bidder. 7.5 Access to Key Consent Clients In order to facilitate the obtaining of the consents of the Key Consent Clients, Palladium and the Bidder agree to cooperate as follows: (1) Palladium must use reasonable endeavours to: (a) initiate contact with all Key Consent Clients; (b) make Representatives available to meet with the Key Consent Clients to address issues arising in relation to the Scheme or the consents required under 3.1(16); (c) invite a reasonable number of Representatives of Bidder to be involved in material discussions with any such Key Consent Client; (d) comply with any reasonable requirements of any Key Consent Client as a condition of it giving the consents required under 3.1(16); and (e) consult with Bidder in good faith in relation to the matters referred to in this clause 7.5 (including the form and content of any consent). (2) Bidder must make a reasonable number of its Representatives available for discussions contemplated under clause 7.5(1)(c). 7.6 Access to Bidder Information Between the Execution Date and the earlier of the Implementation Date and the date this Agreement is terminated in accordance with its terms, Bidder must ensure that Bidder and Bidder Group respond to any reasonable requests from Palladium and its Representatives (including in response to requests for information from Governmental Agencies) for information concerning the Bidder Group and its business and operations for the purposes of implementing the Scheme and preparing for carrying on the business of Palladium Group from the Implementation Date provided that clauses 7.4(2), 7.4(3) and 7.4(4) apply to Bidder with the necessary modifications.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 46 © Norton Rose Fulbright Australia 8 Exclusivity 8.1 No existing discussion Palladium warrants to GISI, PGHI and/or Bidder that, as at the Execution Date, neither it nor any of its Representatives is currently in negotiations or discussions with any Third Party in respect of any Competing Proposal. 8.2 No shop During the Exclusivity Period, Palladium must ensure that neither it nor any of its Representatives, directly or indirectly, solicits, initiates, invites or otherwise encourages any enquiries, negotiations or discussions in relation to, or with a view to obtaining, any expression of interest, offer or proposal from any person in relation to a Competing Proposal, or communicate to any person an intention to do any of the foregoing. 8.3 No talk Subject to clause 8.5, during the Exclusivity Period, Palladium must ensure that neither it nor any of its Representatives directly or indirectly: (1) negotiates or enters into; or (2) participates in negotiations or any person regarding, a Competing Proposal or any agreement, understanding or arrangement that may be Proposal was not directly or indirectly solicited, invited, encouraged or initiated by Palladium or any of its Representatives or the person has publicly announced the Competing Proposal. 8.4 No due diligence Subject to clause 8.5, during the Exclusivity Period, Palladium must ensure that neither it nor any of its Representatives make available to any Third Party, or permit any Third Party, to receive any non-public information relating to any Palladium Group Member in connection with such Third Party formulating, developing, finalising or assisting in the formulation, development or finalisation of, a Competing Proposal. 8.5 Exceptions The restrictions and obligations in clause 8.3 and 8.4 will not apply to the extent that they would restrict Palladium, a Palladium Director or Representative of Palladium from taking any action with respect to a bona fide offer or proposal in writing for a Competing Proposal which the Palladium Directors have first determined, in good faith, is a Superior Proposal if compliance with those clauses would, in the opinion of the Palladium Directors, formed in good faith after receiving written legal advice from its external legal advisers, constitute, or would be reasonably likely to constitute, a breach of any of the fiduciary or statutory duties of the Palladium Directors, provided that the bona fide offer or proposal for a Competing Proposal was not directly or indirectly brought about by, or facilitated by, a breach of clause 8.2. 8.6 Notification by Palladium During the Exclusivity Period, Palladium must notify GISI within 2 Business Days if it or any of its Representatives becomes aware of:

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 47 © Norton Rose Fulbright Australia (1) the receipt of a Competing Proposal; (2) negotiations, discussions or other communications, or approach, in respect of any inquiry, expression of interest, offer, proposal or discussion in relation to, or that may reasonably be expected to lead to, any actual, proposed or potential Competing Proposal; (3) the provision by Palladium or any of its Representatives of information relating to Palladium or any other Palladium Group Member or any of their businesses or operations to any person in connection with or for the purposes of a current or future Competing Proposal, which notice must include the identity of the relevant person making or proposing the relevant actual, proposed or potential Competing Proposal and the material terms of the Competing Proposal. 8.7 Matching Right (1) Without limiting any other provision of this Agreement, Palladium must: (a) not, and must procure that each Palladium Group Member does not, enter into an agreement in relation to a Competing Proposal; and (b) use its reasonable endeavours to procure that none of the Palladium Directors publicly recommend, support or endorse a Competing Proposal or make any public statement to the effect that they may do so at a future point, unless: (c) the Palladium Directors have determined in accordance with clause 8.5 that the Competing Proposal is a Superior Proposal; (d) Palladium has provided GISI with the identity of the relevant person making the Competing Proposal and the material terms and conditions of the Competing Proposal; (e) Palladium has given GISI not less than 5 Business Days after the provision of the information in clause 8.7(1)(d) to provide a matching or superior proposal to the terms of the Competing Proposal; and (f) GISI has not provided a matching or superior proposal to the terms of the Competing Proposal to the Palladium Board by the expiry of the 5 Business Day period referred to in clause 8.7(1)(e). (2) If Palladium gives GISI notice in writing under clause 8.7(1), GISI will have the right, but not the obligation, at any time prior to the expiry of the 5 Business Day period referred to in clause 8.7(1)(e), to propose to Palladium amendments to the terms and conditions of the Proposed Transaction including but not limited to increasing the amount of consideration offered under the Proposed Transaction (Counter Proposal) and, if GISI does so, then the Palladium Directors must review the Counter Proposal in good faith and if the Palladium Directors, acting reasonably and in good faith, determine that the Counter Proposal would provide a matching or superior outcome for Palladium Shareholders as a whole compared with the Competing Proposal, taking into account all of the material terms and conditions of the Counter Proposal (Matching or Superior Proposal), then:

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 48 © Norton Rose Fulbright Australia (a) Palladium and GISI must use their reasonable endeavours to agree the amendments to this Agreement, the Scheme and the Deed Poll (as applicable) that are reasonably necessary to reflect the Counter Proposal and to implement the Counter Proposal, in each case as soon as reasonably practicable; and (b) Palladium must use its best endeavours to procure that each Palladium Director continues to recommend the Proposed Transaction (as modified by the Counter Proposal) to Palladium Shareholders. (3) If the Palladium Directors determine that a Counter Proposal is not a Matching or Superior Proposal, then Palladium must: (a) give GISI written notice as to why it does not consider the Counter Proposal to be an equally Matching or Superior Proposal; and (b) allow GISI 3 Business Days from the time of the notice in clause 8.7(3)(a) to amend the Counter Proposal (and the 5 Business Day period referred to in clause 8.7(1)(e) will be extended by such 3 Business Days). 8.8 Normal provision of information Nothing in this clause 8 prevents a party from: (1) providing information to its Representatives; (2) providing information to any Governmental Agency; (3) providing information to its auditors, customers, financiers, joint venturers and suppliers acting in that capacity in the ordinary course of business; (4) engaging with its shareholders (in their capacity as a shareholder), in the ordinary course and consistent with past practice, provided such engagement does not relate to the party soliciting, inviting, encouraging or initiating an actual, proposed or potential Competing Proposal; (5) providing information required to be provided by law, including to satisfy its disclosure obligations under the Corporations Act; or (6) making presentations to brokers, portfolio investors, analysts and other Third Parties in the ordinary course of its business. 9 Restriction on acquiring securities Until the End Date, (other than as a result of the transfer of shares by Palladium to Bidder under the Scheme) GISI must procure that the Bidder Group does not (and must ensure that their Related Bodies Corporate and Associates do not) acquire or offer to acquire, any securities or property or any right or option to acquire any securities or property of Palladium unless it has received the prior written consent of Palladium.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 49 © Norton Rose Fulbright Australia 10 Palladium Break Fee 10.1 Background Palladium, GISI, PGHI and Bidder acknowledge and agree, for the purposes of this clause 10 as follows: (1) GISI, PGHI and Bidder have required the inclusion of clause 10.3, in the absence of which neither would not have entered into this Agreement. (2) Palladium and the Palladium Directors believe that the Scheme will provide significant benefits to Palladium and Palladium Shareholders, and that it is reasonable and appropriate that Palladium agrees to the inclusion of clause 10.4, in order to secure GISI's, PGHI's and the Bidder's execution of this Agreement. 10.2 Acknowledgment (1) Palladium acknowledges that, if GISI, PGHI and Bidder enters into this Agreement and the Scheme does not become Effective, GISI, PGHI and/or Bidder will have incurred significant costs and losses, including significant opportunity costs. (2) Palladium acknowledges and agrees that the costs and losses actually incurred by the Bidder Group will be of such nature that they cannot accurately be ascertained, but that the Palladium Break Fee is a genuine and reasonable pre-estimate of the costs and losses that would actually be suffered by the Bidder Group in such circumstances, and that the Palladium Break Fee has been calculated to reimburse the Bidder Group for such costs and losses. (3) Palladium represents and warrants that: (a) it has received legal advice on this Agreement and the operation of this clause 10; and (b) it considers this clause 10 to be fair and reasonable and that it is appropriate to agree to the terms in this 10 in order to secure the significant benefits to it (and Palladium Shareholders) resulting from the Scheme. 10.3 Basis of Palladium Break Fee The amount payable by Palladium pursuant to clause 10.4 is an amount to compensate GISI, PGHI and/or Bidder for the following: (1) fees for legal, financial and other advisory costs relating to the Proposed Transaction; (2) costs associated with the time spent by GISI's, PGHI's and/or the directors, management and other personnel relating to the Proposed Transaction; (3) reasonable opportunity costs incurred in undertaking the transactions contemplated by this Agreement or not engaging in alternative transactions or other strategic initiatives, including reputational costs of the Bidder Group being associated with a failed transaction and its resulting loss of market position or credibility;

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 50 © Norton Rose Fulbright Australia (4) any and all losses incurred by the Bidder Group in connection with the Proposed Transaction and any breach of this Deed, including any breach of a Palladium Warranty; and (5) any other reasonable out-of-pocket expenses relating to the Proposed Transaction. 10.4 Payment of Palladium Break Fee Subject to this clause 10, Palladium agrees to pay the Palladium Break Fee to GISI, PGHI and/or the Bidder without set-off or withholding if the Scheme does not proceed because: (1) Change of Recommendation: at any time before the Scheme Meeting, any Palladium Director: (a) fails to make the Recommendation or their statement that they will vote (or procure the voting) of all Palladium Shares held by them in favour of the Scheme at the Scheme Meeting; (b) makes a public statement or a statement to Palladium Shareholders withdrawing or adversely changing or modifying their Recommendation that Palladium Shareholders vote in favour of the Scheme at the Scheme Meeting or their statement that they will vote (or procure the voting) of all Palladium Shares held by them in favour of the Scheme at the Scheme Meeting; or (c) makes a public statement or a statement to Palladium Shareholders indicating they no longer support the Scheme or that they support another transaction (including a Competing Proposal), excluding any member of the Palladium Board who withdraws or adversely changes or modifies their Recommendation: (d) Report (or any update or variation to that report) that the Scheme is not in the best interests of Palladium Shareholders (except in circumstances where the Independent Expert reaches that conclusion or makes that change as a result of a Competing Proposal having been announced or made public) or (e) in circumstances where Palladium has terminated this Agreement in accordance with clause 16.1; or (2) Competing Proposal: a Competing Proposal is received by Palladium during the Exclusivity Period and, within 12 months following the End Date, the Third Party proposing the Competing Proposal or any Associate of that Third Party: (a) implements or consummates a Competing Proposal; or (b) without limiting clause 10.4(2)(a), acquires a Relevant Interest in at least 50% of Palladium Shares or acquires substantially all of the assets of Palladium; or (3) Termination by Bidder: Bidder, PGHI and/or GISI validly terminates this Agreement in accordance with clauses 16.1 or 16.4.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 51 © Norton Rose Fulbright Australia 10.5 No amount payable if Scheme becomes Effective Notwithstanding the occurrence of any event in clause 10.4: (1) if the Scheme becomes Effective: (a) no Palladium Break Fee is payable by Palladium under clause 10.4; and (b) if any Palladium Break Fee has been paid by Palladium under clause 10.4 it must be refunded by Bidder within 2 Business Days after the Scheme becomes Effective. (2) Palladium can only ever be liable to pay the Palladium Break Fee once. 10.6 Demand for, and timing of, payment of Palladium Break Fee (1) If the Palladium Break Fee is payable under clause 10.4, Palladium must pay the Palladium Break Fee to GISI, PGHI or the Bidder without withholding or set off within 10 Business Days of receipt of a demand from GISI, PGHI or the Bidder (respectively). (2) A demand from GISI, PGHI or the Bidder for payment of the Palladium Break Fee must: (a) be in writing; (b) be made after the occurrence of the event giving rise to the obligation on the part of Palladium to pay the Palladium Break Fee; (c) state the circumstances giving rise to the obligation on the part of Palladium to pay the Palladium Break Fee; and (d) nominate an account in the name of GISI, PGHI or the Bidder (as the case may be) into which Palladium must pay the Palladium Break Fee. 10.7 Reduction in amount payable (1) The Palladium Break Fee is to be reduced by an amount equal to the amount which is recovered by GISI, PGHI and/or the Bidder as a result of any claim against Palladium pursuant to any other remedies available to GISI, PGHI and/or Bidder under this Agreement. (2) Where the Palladium Break Fee has already been paid, Bidder, PGHI or GISI must refund an amount to Palladium equal to the amount which is recovered by the Bidder, PGHI or GISI (respectively) as a result of any claim against Palladium pursuant to any other remedies available to the Bidder, PGHI or GISI under this Agreement. 10.8 Compliance with law If it is finally determined following the exhaustion of all reasonable avenues of appeal to the Takeovers Panel or a Court that all or any part of the Palladium Break Fee payable under clause 10.4: (1) is, or if performed would be, unlawful;

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 52 © Norton Rose Fulbright Australia (2) involves a breach of duty by any Palladium Director; or (3) constitutes unacceptable circumstances within the meaning of the Corporations Act, Palladium Break Fee payable under clause 10.4 does not apply and if Bidder, PGHI and/or GISI has received any such part of the payment due under clause 10.4 it must refund it within 5 Business Days of such final determination. The parties must not make or cause to be made, any application to the Takeovers Panel or Court for or in relation to such a determination. 11 Bidder Break Fee 11.1 Background GISI and Palladium acknowledge and agree, for the purposes of this clause 11 as follows: (1) Palladium has required the inclusion of clause 11.3, in the absence of which it would not have entered into this Agreement. (2) GISI and the GISI Board believe that the Scheme will provide significant benefits to the Bidder Group, and that it is reasonable and appropriate that GISI agrees to the inclusion of clause 11.4, in order to secure Palladium's execution of this Agreement. 11.2 Acknowledgment (1) GISI acknowledges that, if Palladium enters into this Agreement and the Scheme does not become Effective, Palladium will have incurred significant costs and losses, including significant opportunity costs. (2) GISI acknowledges and agrees that the costs and losses actually incurred by the Palladium Group will be of such nature that they cannot accurately be ascertained, but that the Bidder Break Fee is a genuine and reasonable pre-estimate of the costs and losses that would actually be suffered by the Palladium Group in such circumstances, and that the Bidder Break Fee has been calculated to reimburse the Palladium Group for such costs and losses. (3) GISI represents and warrants that: (a) it has received legal advice on this Agreement and the operation of this clause 11; and (b) it considers this clause 11 to be fair and reasonable and that it is appropriate to agree to the terms in this clause 11 in order to secure the significant benefits to it resulting from the Scheme. 11.3 Basis of Bidder Break Fee The amount payable by GISI pursuant to clause 11 is an amount to compensate Palladium for the following: (1) fees for legal, financial and other advisory costs relating to the Proposed Transaction;

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 53 © Norton Rose Fulbright Australia (2) other personnel relating to the Proposed Transaction; (3) reasonable opportunity costs incurred in undertaking the transactions contemplated by this Agreement or not engaging in alternative transactions or other strategic initiatives, including reputational costs of Palladium being associated with a failed transaction and its resulting loss of market position or credibility; (4) any and all losses incurred by the Palladium Group in connection with the Proposed Transaction and any breach of this Deed, including any breach of a Bidder Warranty, PGHI Warranty or GISI Warranty; and (5) any other reasonable out-of-pocket expenses relating to the Proposed Transaction. 11.4 Payment of Bidder Break Fee Subject to this clause 11, GISI agrees to pay the Bidder Break Fee to Palladium without set-off or withholding if the Scheme does not proceed because: (1) Palladium validly terminates this Agreement in accordance with clause 16.1; or (2) Bidder or GISI terminates this Agreement in accordance with clause 3.9(2) as a result of a failure to satisfy the Condition Precedent in clause 3.1(10) (W&I Policy) except in circumstances where the failure to satisfy the Condition Precedent is due to a W&I Insurance Policy not being made available by a W&I Insurer. 11.5 No amount payable if Scheme becomes Effective Notwithstanding the occurrence of any event in clause 11.4: (1) if the Scheme becomes Effective: (a) no Bidder Break Fee is payable by GISI, PGHI or Bidder under clause 11.4; and (b) if any Bidder Break Fee has been paid by GISI under clause 11.4 it must be refunded by Palladium within 2 Business Days after the Scheme becomes Effective. (2) GISI can only ever be liable to pay the Bidder Break Fee once and, for the avoidance of doubt, neither Bidder nor PGHI is liable to pay the Bidder Break Fee. 11.6 Demand for, and timing of, payment of Bidder Break Fee (1) If the Bidder Break Fee is payable under clause 11.4, GISI must pay the Bidder Break Fee to Palladium without withholding or set off within 20 Business Days of receipt of a demand from Palladium. (2) A demand from Palladium for payment of the Bidder Break Fee must: (a) be in writing; (b) be made after the occurrence of the event giving rise to the obligation on the part of GISI to pay the Bidder Break Fee;

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 54 © Norton Rose Fulbright Australia (c) state the circumstances giving rise to the obligation on the part of GISI to pay the Bidder Break Fee; and (d) nominate an account in the name of Palladium into which GISI must pay the Bidder Break Fee. 11.7 Reduction in amount payable (1) The Bidder Break Fee is to be reduced by an amount equal to the amount which is recovered by Palladium as a result of any claim against Bidder, PGHI or GISI pursuant to any other remedies available to Palladium under this Agreement. (2) Where the Bidder Break Fee has already been paid, Palladium must refund an amount to GISI equal to the amount which is recovered by Palladium as a result of any claim against Bidder, PGHI or GISI pursuant to any other remedies available to Palladium under this Agreement. 11.8 Compliance with law If it is finally determined following the exhaustion of all reasonable avenues of appeal to the Takeovers Panel or a Court that all or any part of the Bidder Break Fee payable under clause 11.4: (1) is, or if performed would be, unlawful; (2) involves a breach of duty by the Bidder Board or GISI Board; or (3) constitutes unacceptable circumstances within the meaning of the Corporations Act, then GISI Break Fee payable under clause does not apply and if Palladium has received any such part of the payment due under clause 11.4 it must refund it within 5 Business Days of such final determination. The parties must not make or cause to be made, any application to the Takeovers Panel or Court for or in relation to such a determination. 12 Warranties 12.1 Bidder Warranties GISI represents and trustee for each of the Palladium Parties) that each of the Bidder Warranties is true and correct as at the date of incorporation of Bidder and at the Delivery Time on the Second Court Date (except that where any statement is expressed to be made only at a particular date it is given only at that date). 12.2 PGHI Warranties PGHI represents and trustee for each of the Palladium Parties) that each of the PGHI Warranties is true and correct as at the Execution Date and at the Delivery Time on the Second Court Date (except that where any statement is expressed to be made only at a particular date it is given only at that date).

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 55 © Norton Rose Fulbright Australia 12.3 GISI Warranties GISI represents and trustee for each of the Palladium Parties) that each of the GISI Warranties is true and correct as at the Execution Date and at the Delivery Time on the Second Court Date (except that where any statement is expressed to be made only at a particular date it is given only at that date). 12.4 Palladium Warranties Subject to clause 13.4, Palladium represents and warrants to Bidder, PGHI and GISI that each of the Palladium Warranties is true and correct as at the Execution Date, as at the Delivery Time on the Second Court Date and, in respect of the Palladium Business Warranties only, the Implementation Date (except that where any statement is expressed to be made only at a particular date it is given only at that date). 12.5 No termination (1) Any breach of the representations and warranties provided by GISI, PGHI, Bidder or Palladium under this clause 12 after, or which is discovered after, the Scheme becomes Effective may only give rise to a claim in damages and cannot result in a termination of this Agreement. (2) Subject to clause 12.5(3), GISI, PGHI and Bidder each acknowledge that its sole remedy for a breach of any Palladium Business Warranty other than those warranties set out in section 2 of Schedule 4 of this Agreement, whether discovered before or after the Scheme becomes Effective, is damages and that it is not entitled to terminate or rescind this Agreement for a breach of any Palladium Business Warranty. (3) The parties acknowledge and agree that GISI is entitled to terminate this Agreement at any time up to the Effective Date in circumstances where there has been a breach of the Palladium Business Warranties set out in section 2 of Schedule 4 of this Agreement that has not been remedied before the Effective Date, in which circumstances (for the avoidance of doubt) none of GISI, PGHI or Bidder has any liability to pay the Bidder Break Fee to Palladium. 12.6 Notifications Without limiting clause 13.10, each party will promptly advise the other in writing if it becomes aware of any fact, matter or circumstance which constitutes or may constitute a breach of any of the representations or warranties given by it under this clause 12. 12.7 Survival of representations Subject to clause 14.2, the representations and warranties provided by each party under this clause 12 (other than the Palladium Business Warranties): (1) are severable; (2) will survive the termination of this Agreement; and (3) are given with the intent that liability under them will not be confined to breaches of them discovered prior to the date of termination of this Agreement.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 56 © Norton Rose Fulbright Australia 12.8 Palladium indemnity Subject to clauses 13 and 15: (1) Palladium acknowledges and agrees that in entering into this agreement GISI, PGHI and the Bidder have relied on the Palladium Warranties. (2) Palladium indemnifies the each of GISI, PGHI and Bidder (on their own behalf and separately as trustee for each of the Bidder Parties) against any claim, action, damage, loss, liability, cost, expense or payment that Bidder or any of the other Bidder Parties suffers, incurs or is liable for by reason of any breach of any of the Palladium Scheme Warranties. (3) Palladium indemnifies each of GISI, PGHI and the Bidder against any claim, action, damage, loss, liability, cost, expense or payment that GISI, PGHI and/or the Bidder (as relevant) suffers, incurs or is liable for by reason of any breach of any of the Palladium Business Warranties. 12.9 Tax indemnity Palladium indemnifies each of GISI, PGHI and Bidder for themselves and as trustee for each Palladium Group Company against a Tax Claim Loss in respect of: (1) any period occurring up to the Implementation Date; (2) an act, transaction or event or omission occurring up to the Implementation Date or document entered into up to the Implementation Date; or (3) supplies, acquisitions or importations made up to the Implementation Date. 12.10 Survival of indemnities Each indemnity in this Agreement (including in clause 12.8 and clause 12.9): (1) is severable; (2) is a continuing obligation; (3) constitutes a separate and independent obligation of the party giving the indemnity from any other obligations of that party under this Agreement; and (4) survives the termination of this Agreement. 13 Limitation of liability 13.1 Exclusion of liability To the maximum extent permitted by law: (1) all terms, conditions, warranties and statements (whether express, implied, written, oral, collateral, statutory or otherwise) in connection with the transactions contemplated by this Agreement which are not expressly set out in this Agreement are excluded and, to the extent they cannot be excluded, each party disclaims all liability that it may have in relation to them; and

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 57 © Norton Rose Fulbright Australia (2) each party must not make any Claim under or in connection with this Agreement unless it is based solely on and limited to the express provisions of this Agreement. 13.2 Statutory claims To the maximum extent permitted by law: (1) Bidder agrees not to make and irrevocably waives all rights that it may have to make any Claim against any Palladium Party or their personnel, whether in respect of the Palladium Warranties or otherwise; and (2) Palladium agrees not to make and irrevocably waives all rights that it may have to make any Claim against any Bidder Party or their respective personnel, whether in respect of the GISI Warranties, Bidder Warranties, PGHI Warranties or otherwise, under: (3) Part 7.10 of the Corporations Act; (4) the Australian Securities and Investments Commission Act 2001 (Cth) in connection with a breach of section 12DA of that Act; or (5) section 18 of the Australian Consumer Law; or (6) any similar provision of any legislation in any relevant jurisdiction or any other applicable laws, in connection with the transactions contemplated by this Agreement. 13.3 Bidder acknowledgements Bidder acknowledges and agrees that: (1) the Bidder Group has detailed knowledge and extensive experience about financial and business matters so as to be capable of evaluating the merits and risks of entering into this Agreement and acquiring the Scheme Shares and that, having conducted its own evaluation of the merits and risks of entering into this Agreement and acquiring the Scheme Shares, it understands the consequences of doing so (including the potential loss which may result from doing so); (2) the Bidder Group has received independent professional advice (including legal, accounting, tax and financial advice) concerning this Agreement and the transactions contemplated by this Agreement and has satisfied itself about anything arising from that advice; (3) the Bidder Group has competently and diligently carried out with the assistance of its advisers, in accordance with a process that it designed and implemented with the assistance of its advisers, investigations concerning, and has examined and acquainted itself concerning: (a) the contents, truth and accuracy, and sufficiency of the Palladium Disclosure Materials; (b) all information which is relevant to the merits and risks (including all contingencies and other circumstances) of entering into this Agreement and acquiring the Scheme Shares; and

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 58 © Norton Rose Fulbright Australia (c) all amounts payable by the parties under this Agreement; and has satisfied itself about anything arising from that investigation; (4) in entering into this Agreement and acquiring the Scheme Shares, the Bidder Group is relying on its own evaluation, advice and investigations; (5) except as expressly set out in this Agreement, no Palladium party or any person acting on behalf of or associated with the Palladium Group, including any personnel of the Palladium Group, is responsible to Bidder for and Bidder has not relied on any statement or representation made, any advice, opinion, warranty, undertaking, promise, estimate, projection or forecast given or any conduct of any kind engaged in, in relation to the Scheme Shares, Palladium, any Subsidiary, the Palladium Disclosure Materials or this Agreement; (6) without limiting clause 13.3(5), no Palladium Party or any person acting on behalf of or associated with the Palladium Group, including any personnel of the Palladium Group, is responsible to Bidder for and Bidder has not relied on any statement or representation made, any advice, opinion, warranty, undertaking, promise, estimate, projection or forecast given or any conduct of any kind engaged in, in relation to: (a) any economic, fiscal or other interpretations or evaluations by the Palladium Group, the Group, any person acting on behalf of or associated with the Palladium Group or the Group or any other person; (b) future matters, including future costs, prices, revenues or profits; (c) the result of reviews by the ACCC or any other Governmental Agency or any policies or procedures which they adopt; and (7) without limiting clause 13.3(5) or clause 13.3(6), and except for Palladium Warranties, no statement or representation, no advice, opinion, warranty, undertaking, promise, estimate, projection or forecast and no conduct: (a) has induced or influenced Bidder, PGHI or GISI to enter into this Agreement or agree to any or all of its provisions; (b) has been relied on in any way by Bidder, PGHI or GISI; (c) has been warranted to Bidder, PGHI or GISI as being true or accurate; or (d) has been taken into account by Bidder, PGHI or GISI as being important to GISI provisions. 13.4 Palladium acknowledgements Pallidum acknowledges and agrees that: (1) it and the Pallidum Deal Team have detailed knowledge and extensive experience about financial and business matters so as to be capable of evaluating the merits and risks of entering into this Agreement and the issue of the New GISI Shares and New PGHI Shares to Scheme Shareholders and that, having conducted its own evaluation of the merits and risks of entering into this Agreement and the issue of the New GISI Shares and PGHI Shares to Scheme Shareholders, it

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 59 © Norton Rose Fulbright Australia understands the consequences of doing so (including the potential loss which may result from such action); (2) Palladium has received independent professional advice (including legal, accounting, tax and financial advice) concerning this Agreement and the transactions contemplated by this Agreement and has satisfied itself about anything arising from that advice; (3) Palladium has competently and diligently carried out with the assistance of its advisers, in accordance with a process that it designed and implemented with the assistance of its advisers, investigations concerning, and has examined and acquainted itself concerning: (a) the contents, truth and accuracy, and sufficiency of the Bidder Disclosure Materials; (b) all information which is relevant to the merits and risks (including all contingencies and other circumstances) of entering into this Agreement and the issue of the New GISI Shares and New PGHI Shares; and (c) all amounts payable by the parties under this Agreement; and has satisfied itself about anything arising from that investigation; (4) in entering into this Agreement, Palladium is relying on its own evaluation, advice and investigations; (5) except as expressly set out in this Agreement, no Bidder Party or any person acting on behalf of or associated with the Bidder Group, including any personnel of the Bidder Group, is responsible to Palladium for and Palladium has not relied on any statement or representation made, any advice, opinion, warranty, undertaking, promise, estimate, projection or forecast given or any conduct of any kind engaged in, in relation to GISI, PGHI, Bidder, the issue of the New GISI Shares and New PGHI Shares, the Bidder Disclosure Materials or this Agreement; (6) without limiting clause 13.3(5), no Bidder Party or any person acting on behalf of or associated with the Bidder Group, including any personnel of the Bidder Group, is responsible to Palladium for and Palladium has not relied on any statement or representation made, any advice, opinion, warranty, undertaking, promise, estimate, projection or forecast given or any conduct of any kind engaged in, in relation to: (a) any economic, fiscal or other interpretations or evaluations by the Bidder Group, any person acting on behalf of or associated with the Bidder Group or any other person; (b) future matters, including future costs, prices, revenues or profits; (c) the result of reviews by the ACCC or any other Governmental Agency or any policies or procedures which they adopt; and (7) without limiting clause 13.3(5) or clause 13.3(6), and except for GISI Warranties, PGHI Warranties and Bidder Warranties, no statement or representation, no advice, opinion, warranty, undertaking, promise, estimate, projection or forecast and no conduct:

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 60 © Norton Rose Fulbright Australia (a) has induced or influenced Palladium to enter into this Agreement or agree to any or all of its provisions; (b) has been relied on in any way by Palladium; (c) has been warranted to Palladium as being true or accurate; or (d) has been taken into account by Palladium as being important to its decision to enter into this Agreement or agree to any or all of its provisions. 13.5 Known or disclosed liabilities (1) Palladium and Palladium Deal Team has no liability for any breach of a Palladium Warranty to the extent that the facts, matters and circumstances giving rise to the breach: (a) are disclosed in this Agreement; (b) are Fairly Disclosed in the Palladium Disclosure Materials; (c) were within the knowledge of the Bidder Deal Team as at the Execution Date; (d) would have been Fairly Disclosed to GISI had GISI conducted searches prior to 5.00pm on the date being 5 Business Days prior to the Execution Date of the Public Registers in respect of Palladium, any of its Subsidiaries or the Joint Ventures; or (e) are required or permitted to be done or procured by Palladium or its Subsidiaries pursuant to this Agreement or the Scheme. 13.6 Claim thresholds Palladium is not liable for any breach of any Palladium Warranty: (1) unless the amount of the Claim in respect of the breach exceeds USD$377,500; and (2) until the total of all amounts of all Claims in respect of breaches that would, but for this clause 13.6(2), be payable under clause 13.6(1), exceeds USD$3,775,000. 13.7 Maximum liability amount Palladium (1) The maximum aggregate liability of Palladium under or in connection with this Agreement, including in respect of any breach of this Agreement or claim for breach of a Palladium Warranty, will be the amount of the Palladium Break Fee. (2) A payment by Palladium of the Palladium Break Fee in accordance with clause 10.4 represents the sole and absolute liability of Palladium to Bidder under or in connection with this Agreement and no further damages, fees, expenses or reimbursements of any kind will be payable by Palladium to Bidder in connection with this Agreement. (3) The amount of the Palladium Break Fee payable to Bidder under clause 10.4 shall be reduced by the amount of any loss or damage recovered by Bidder in relation to a breach of any other clause of this Agreement.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 61 © Norton Rose Fulbright Australia (4) This clause 13.7 does not limit the liability of Palladium under or in connection with this Agreement in respect of any fraud of Palladium. 13.8 Maximum liability amount Bidder (1) The maximum aggregate liability of Bidder, PGHI and GISI under or in connection with this Agreement, including in respect of any breach of this Agreement or claim for breach of a Bidder Warranty, a PGHI Warranty or a GISI Warranty, will be the amount of the Bidder Break Fee. (2) A payment by Bidder, PGHI and/or GISI of the Bidder Break Fee in accordance with clause 10 represents the sole and absolute liability of Bidder, PGHI and GISI to Palladium under or in connection with this Agreement and no further damages, fees, expenses or reimbursements of any kind will be payable by Bidder, PGHI and/or GISI to Palladium in connection with this Agreement. (3) The amount of the Bidder Break Fee payable to Palladium under clause 11 shall be reduced by the amount of any loss or damage recovered by Bidder, PGHI and/or GISI in relation to a breach of any other clause of this Agreement. (4) This clause 13.8 does not limit the liability of Bidder, PGHI or GISI under or in connection with this Agreement in respect of any fraud of Bidder, PGHI or GISI respectively. 13.9 Time limits (1) Despite any other provision of this Agreement, Palladium is not liable for any breach of any Palladium Warranty unless: (a) in the case of the Palladium Warranties (excluding the Title and Capacity Warranties and the Tax Warranties), GISI, PGHI or Bidder notifies Palladium of the Claim in accordance with clause 13.10 within 3 years after the Implementation Date; (b) in the case of the Title and Capacity Warranties and the Tax Warranties, GISI, PGHI or Bidder notifies Palladium of the Claim in accordance with clause 13.10 within 7 years after the Implementation Date; and (c) within 6 months after Palladium has received the notice, the Claim has been: (i) admitted or satisfied by Palladium; (ii) withdrawn by GISI, PGHI or Bidder; (iii) settled between (i) Palladium and (ii) GISI, PGHI or Bidder; or (iv) referred to a court of competent jurisdiction by GISI, PGHI or Bidder properly issuing and validly serving legal proceedings against Palladium in relation to the claim. Otherwise, the claim will be taken to be waived or withdrawn and will be barred and unenforceable.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 62 © Norton Rose Fulbright Australia (2) Despite any other provision of this Agreement, none of GISI, PGHI or Bidder is liable for any breach of any GISI Warranty, PGHI Warranty or Bidder Warranty unless: (a) Palladium notifies GISI, PGHI and/or Bidder (as the case may be) in writing of the Claim (and which notice must be promptly provided by Palladium and contain full details, including details of the facts, matters and circumstances giving rise to the Claim, the nature of the Claim, an estimate of the Loss suffered in connection with the Claim (to the extent it is reasonably able to do so) within 6 months after the date of termination of this Agreement; and (b) within 6 months after GISI, PGHI and/or Bidder has received the written notice from Palladium, the Claim has been: (i) admitted or satisfied by GISI, PGHI and/or Bidder (as the case may be); (ii) withdrawn by Palladium; (iii) settled between (i) Palladium and (ii) GISI, PGHI or Bidder; or (iv) referred to a court of competent jurisdiction by Palladium properly issuing and validly serving legal proceedings against GISI, PGHI and/or Bidder (as the case may be) in relation to the claim. Otherwise, the claim will be taken to be waived or withdrawn and will be barred and unenforceable. 13.10 Procedures for dealing with Claims (1) If GISI, PGHI or Bidder becomes aware of anything which constitutes or could (whether alone or with anything else) constitute a Claim by any person other than Palladium against any member of Bidder Group which, if satisfied, would give rise to a breach of any Palladium Warranty, GISI, PGHI and/or Bidder must do each of the following: (a) promptly notify Palladium, giving Palladium full details, including details of the facts, matters and circumstances giving rise to the Claim, the nature of the Claim, an estimate of the Loss suffered in connection with the Claim (to the extent it is reasonably able to do so) and any additional information reasonably requested by Palladium; (b) until it notifies Palladium in accordance with clause 13.10(1)(a), ensure that each member of Bidder Group (including GISI, PGHI or Bidder themselves) acts in good faith and with due diligence in relation to the Claim and takes reasonable steps to mitigate Loss suffered in connection with the Claim; (c) ensure that no member of Bidder Group (including GISI, PGHI or Bidder themselves) makes any admission of liability or reaches any agreement, compromise or settlement with any person in relation to the Claim without first consulting with and obtaining the approval of Palladium; (d) subject to clause 13.10(3), ensure that each member of Bidder Group (including GISI, PGHI or Bidder themselves) gives Palladium and its Personnel reasonable access to all information and documents (including

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 63 © Norton Rose Fulbright Australia books and records) relating to the facts, matters and circumstances giving rise to the Claim within the custody, power, possession or control of Bidder (e) expense, ensure that each member of Bidder Group (including GISI, PGHI or Bidder themselves) takes all action in good faith and with due diligence that Palladium (acting reasonably and in consultation with Bidder) directs to avoid or mitigate Loss suffered in connection with the Claim and to defend or appeal any adjudication of the Claim, including negotiations and legal proceedings in the name of the Group; (f) if at any time after notice is given in accordance with clause 13.10(1)(a) Palladium by notice to GISI, PGHI and/or Bidder (as relevant) makes an irrevocable election to assume conduct of the defence of the Claim: (i) ensure that each member of Bidder Group (including GISI, PGHI or Bidder themselves) allows Palladium to take over all negotiations and legal proceedings in relation to the Claim and to settle or compromise the Claim; and (ii) ensure that each member of Bidder Group (including Bidder Guarantor or Bidder themselves) gives Palladium and its Personnel reasonable access to all employees and officers of the Group to provide all assistance, including witness statements and other evidence, as Palladium may reasonably require to avoid or mitigate Loss suffered in connection with the Claim and to defend or appeal any adjudication of the Claim, in which event, Palladium: (iii) must give GISI, PGHI and/or Bidder (as relevant) such information in relation to the Claim as they may reasonably request, and keep GISI, PGHI and/or Bidder informed in relation to the conduct of negotiations and legal proceedings in relation to the Claim; and (iv) indemnifies each member of Bidder Group against all Loss arising from or connected with any action taken by, or omitted to be taken by, any Palladium Group Member or any of their Personnel, or any member of Bidder Group, or any of their Personnel, under clause 13.10(1); and (g) not do anything which compromises or prejudices the rights of Palladium under this clause 13.10(1). (2) Palladium is not liable to Bidder, PGHI or GISI for a breach of any Palladium Warranty to the extent that Bidder, PGHI and/or GISI (as relevant) does not comply with its obligations under clause 13.10(1). (3) In complying with clause 13.10, Bidder, PGHI and/or GISI is not required to do anything which would, in its reasonable opinion, waive any privilege or breach any obligations (including obligations of confidentiality) that Bidder or any member of the Bidder Group owes to any Third Party or under any law.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 64 © Norton Rose Fulbright Australia 13.11 Other limitations on Palladium Despite any other provision of this Agreement, Palladium is not liable for any breach of any Palladium Warranty: (1) to the extent that the breach has arisen out of or the Loss suffered has increased as a result of any act or omission after the Implementation Date by or on behalf of any member of the Bidder Group; (2) to the extent that the breach has arisen out of or the Loss suffered has increased as a result of any act or omission by or on behalf of Palladium: (a) (b) that is required or permitted by any provision of this Agreement or pursuant to the Scheme; or (c) at the request, or with the agreement, of Bidder; (3) to the extent that the breach has been remedied or the Loss suffered has been mitigated; (4) to the extent that the breach would not have arisen or the Loss would not have been suffered but for any restructure or change in ownership of any member of the Bidder Group or any change in the accounting policies of any member of the Bidder Group after the Scheme becomes Effective; (5) to the extent that the breach would not have arisen or the Loss would not have been suffered but for any breach of this Agreement by Bidder; (6) to the extent that the breach has arisen out of or the Loss suffered has increased as a result of: (a) a new law, or a change in the law (including its interpretation), taking effect after the Execution Date; (b) a new rule or decision being made by any Governmental Agency, or a change in any rule or decision of any Governmental Agency, after the Execution Date; or (c) a new administrative practice or policy being introduced by any Governmental Agency, or a change in any administrative practice or policy of any Governmental Agency, after the Execution Date; including any law, rule, decision, practice or policy, or any change in any law, rule, decision, practice or policy, which takes effect retrospectively; (7) to the extent that any Tax for which any member of the Bidder Group is now accountable or liable to be assessed is actually reduced or extinguished as a result of the fact, matter or circumstance giving rise to the Loss; and (8) to the extent that any member of the Bidder Group is entitled to claim an indemnity against or otherwise recover from and has recovered from a person other than Palladium in respect of any Loss flowing from the breach or by reason of any fact, matter or circumstance giving rise to the breach, whether by way of contract,

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 65 © Norton Rose Fulbright Australia indemnity or otherwise, or would have been entitled to do so had the Bidder Group maintained in force insurance policies that existed at the Implementation Date. 13.12 Exclusion of consequential loss No party is liable in connection with this Agreement for any indirect, consequential or economic loss or loss of profits, however arising, whether or not that loss was in the reasonable contemplation of the parties when this Agreement was entered into. 13.13 Calculation of Loss In calculating the Loss of Bidder for a breach of any Palladium Warranty, account must be taken of the amount by which any Tax for which the Bidder Group is now or in the future accountable or liable to be assessed is reduced or extinguished as a result of the fact, matter or circumstance giving rise to the Loss. 13.14 Mitigation of loss (1) Bidder must take reasonable action to mitigate any Loss suffered as a result of a breach of any Palladium Warranty. (2) Palladium must take reasonable action to mitigate any Loss suffered as a result of a breach of any GISI Warranty, PGHI Warranty and/or Bidder Warranty. 13.15 Recovery under other rights and reimbursement (1) If after Palladium has made any payment to Bidder for any breach of any Palladium Warranty: (a) any member of Bidder Group becomes entitled to claim an indemnity against or otherwise recover from a person other than Palladium in respect of any Loss flowing from the breach or by reason of any fact, matter or circumstance giving rise to the breach, Bidder must enforce that claim or otherwise pursue that recovery against that other person; and (b) any member of Bidder Group receives any benefit or credit (including by recovering an indemnity against or otherwise recovering from a person other than Palladium, in respect of any Loss flowing from the breach or by reason of any fact, matter or circumstance giving rise to the breach), Bidder must immediately repay to Palladium an amount corresponding to the amount of the payment or (if less) the amount of the benefit or credit; and (c) the payment by Bidder under this provision is by way of, and has effect as, a pro rata increase in the purchase price for each Share. 13.16 Double recovery No party will be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity (including, for the avoidance doubt, in the case of Palladium under the Guarantee and Indemnity in clause 17 of this Agreement) more than once for the same loss, damage, Liability or breach of this Agreement.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 66 © Norton Rose Fulbright Australia 13.17 Reduction and refund of Scheme Consideration Any amount (whether by way of damages or otherwise) received by the Bidder Group as compensation for any breach by Palladium of any Palladium Warranty will be treated as a reduction and refund of the Scheme Consideration (noting that this clause does not prejudice clauses 14.2 or 15). 14 Releases and insurance 14.1 Release of Bidder Parties (1) To the maximum extent permitted by law, Palladium releases its rights against, and agrees with GISI that it will not make a Claim against, any Bidder Party in connection with: (a) any breach of any representations, covenants and warranties of Bidder or any member of the Bidder Group in this Agreement; or (b) any disclosures made by any Bidder Party containing any statement which is false or misleading whether in content or by omission, whether current or future, known or unknown, arising at common law, in equity, under statute or otherwise, except where the relevant Bidder Party has not acted in good faith or has engaged in wilful misconduct or fraud. (2) This clause 14.1 is subject to any restriction contained in the Corporations Act and will be read down accordingly. (3) GISI receives and holds the benefit of this clause 14.1 as trustee for each of the Bidder Parties to the extent it relates to them. 14.2 Release of Palladium Parties (1) To the maximum extent permitted by law but subject to clause 15.7, GISI, PGHI and Bidder release their rights against, and agree with Palladium that GISI, PGHI and Bidder will not make a Claim against, any Palladium Party in connection with: (a) any breach of any representations, covenants and warranties of Palladium or any Palladium Group Member in this Agreement; or (b) any disclosures made by any Palladium Party containing any statement which is false or misleading whether in content or by omissions, whether current or future, known or unknown, arising at common law, in equity, under statute or otherwise, except where the relevant Palladium Party has engaged in wilful misconduct or fraud. (2) This clause 14.2 is subject to any restriction contained in the Corporations Act and will be read down accordingly. (3) Palladium receives and holds the benefit of this clause 14.2 as trustee for each of the Palladium Parties to the extent it relates to them.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 67 © Norton Rose Fulbright Australia 14.3 Deeds of access, indemnity and insurance (1) Subject to the Scheme becoming Effective and having been implemented, Bidder undertakes in favour of Palladium and each Palladium Party that it will: (a) for a period of 7 years from the Implementation Date, ensure that the constitutions of Palladium and each other entity within the Palladium Group as at the Execution Date continue to contain such rules as are contained in those constitutions as at the Execution Date that provide for each company to indemnify each of its directors and officers against any liability incurred by that person in his or her capacity as a director or officer of the company; and (b) procure that Palladium and each other entity within the Palladium Group as at the Execution Date complies with any deeds of indemnity, access and insurance made by them in favour of their respective directors and officers as at the Execution Date and, without limiting the foregoing, not take any runoff insurance cover taken out prior to the Implementation Date. (2) This clause 14.3 is subject to any restriction contained in the Corporations Act and will be read down accordingly. (3) Palladium receives and holds the benefit of this clause 14.3 as trustee for each Palladium Director and each other officer of Palladium. (4) Notwithstanding any other provision of this Agreement, Palladium shall, prior to the Implementation Date, enter into a run-off insurance policy in respect of any of the Palladium Parties for a 7 year period (or longer if GISI agrees, acting reasonably), and that any actions to facilitate that insurance or in connection therewith will not be an Prescribed Occurrence or breach any provision of this Agreement. 15 W&I Insurance 15.1 No recourse Despite anything to the contrary in this Agreement, each of Bidder, PGHI and GISI: (1) acknowledges and agrees that it will not proceed and does not have any Claim, remedy or right to proceed, whether at law or in equity, against any of the Palladium Parties in relation to the Palladium Warranties; (2) waives and releases each of the Palladium Parties to the maximum extent permitted by law from any and all liability whatsoever in respect of any loss, damage, cost, expense, injury or harm which Bidder suffers or incurs in relation to the Palladium Warranties, except: (3) to the extent required to permit a Claim under the W&I Insurance Policy (if any), and then only on the basis that Palladium and each Palladium Party will have no liability whatsoever for such Claim; or (4) as set out on clause 15.7.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 68 © Norton Rose Fulbright Australia 15.2 Cooperation by Palladium in taking out W&I Policy Palladium agrees that it will cooperate with Bidder and provide all reasonable assistance requested by Bidder in connection with the purchase of a W&I Policy, including: (1) responding in writing to any written queries from Bidder in relation to the W&I Policy to address queries from the insurance broker or any proposed W&I Insurer, provided that Bidder has first considered those queries and responded to them to the extent it reasonably is able to; and (2) providing access to the Palladium Data Room to the insurance broker, any proposed W&I Insurer, or any of their respective Advisers. 15.3 W&I Insurance Policy (1) Bidder and GISI undertake to Palladium that Bidder and GISI will: (a) prior to 30 April 2022, take out the W&I Insurance Policy, and provide Palladium with a copy of the W&I Insurance Policy and any no claims declaration provided to the W&I Insurer; and (b) procure the payment of the W&I Insurance Costs by the due date for payment (subject to Palladium providing it with a contribution for half of that amount); and (c) procure the satisfaction of each condition to the W&I Insurer's obligations under the W&I Insurance Policy. (2) Each of Bidder and GISI acknowledges and agrees that Palladium has entered into and will complete this Agreement in reliance on this clause 15, including the undertakings in clause 15.3(1). (3) Each of Bidder and GISI must ensure that any W&I Insurance Policy includes terms to the effect that: (a) the W&I Insurer underwrites the W&I Insurance Policy on the basis that the 15: (i) do not prevent, restrict or limit the right of Bidder or GISI (as insured) or any other person to whom the W&I Insurance Policy extends protection to recover and claim upon the W&I Insurance Policy; and (ii) are to be ignored in the determination of whether or not the W&I Insurance Policy responds to the relevant claim and when calculating the amounts due and payable under the W&I Insurance Policy; (b) except as set out in clause 15.7, the W&I Insurer irrevocably waives its rights to bring any Claim against any Palladium Party by way of subrogation, claim for contribution or otherwise; and (c) the W&I Insurer acknowledges and agrees that each Palladium Party is entitled to directly enforce such waivers directly, and plead such waiver in bar to any subrogated action, claim in contribution or exercise of assigned rights which may be brought against it in any jurisdiction, and that in

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 69 © Norton Rose Fulbright Australia respect of the waivers, each of Bidder and GISI contracts in its own right and as an agent of each Palladium Party. 15.4 Status of W&I Insurance Policy Each of Bidder and GISI acknowledges and agrees that clause 15.1 has full force and effect: (1) whether or not Bidder complies with this clause 15, including by not taking out the W&I Insurance Policy (2) regardless of whether the W&I Insurance Policy lapses, is or becomes void, or is voided or rescinded; (3) irrespective of the validity and enforceability of the W&I Insurance Policy, its terms and conditions and whether or not it responds to a claim or to any loss, damage, cost, expense, injury or harm which Bidder suffers or incurs; and (4) notwithstanding that Bidder or GISI, or anyone else to whom the W&I Insurance Policy extends protection is, or may be unable for any reason to pursue or obtain a recovery under the W&I Insurance Policy, including due to any exclusion or qualification under the W&I Insurance Policy, invalidity (including if the W&I Insurance Policy is invalid due to the insolvency, breach or default of any person), creditworthiness or otherwise. 15.5 (1) Each of Bidder and GISI covenants in favour of each Palladium Party that, prior to the Scheme becoming Effective, it will: (a) not do anything that causes any right of the insured under the W&I Insurance Policy not to have full force and effect upon its terms; (b) not novate or assign its rights under the W&I Insurance Policy other than where permitted by the terms of the W&I Insurance Policy; and (c) comply with the terms of the W&I Insurance Policy relating to deliverables required to satisfy conditions in the W&I Insurance Policy. (2) Each of Bidder and GISI must, promptly, on receipt from the W&I Insurer, provide to Palladium a copy of the stamped and executed W&I Insurance Policy manuscript, schedule and appendices and a copy of the associated no claims declarations that had been provided on behalf of Bidder and GISI to the W&I Insurer (W&I Documents). 15.6 Palladium to keep W&I Documents confidential Palladium must keep the terms of the W&I Documents confidential in accordance with the Confidentiality Deed. 15.7 Fraud (1) In the case of fraud by Palladium or any of its officers or employees (Fraudulent Party), each of Bidder, PGHI and GISI is not prevented from making a Claim against that Fraudulent Party to the extent and in respect of those rights of

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 70 © Norton Rose Fulbright Australia recovery arising out of or relating to the fraud of that Fraudulent Party or its officers or employees. (2) For the purposes of any Claim under clause 15.7(1) (Fraud Claim), no statements made nor any information or knowledge possessed by a Fraudulent Party, nor act, error or omission of that Fraudulent Party is to be imputed to any other person. (3) No Fraud Claim may be made against any person other than the relevant Fraudulent Party who has engaged in the conduct that is subject of the Fraud Claim. 16 Termination 16.1 Termination for material breach This Agreement may be terminated at any time prior to the Delivery Time on the Second Court Date by either Bidder or Palladium if: (1) the other party is in material breach of any of its obligations under this Agreement taken in the context of the Scheme as a whole; (2) the non-defaulting party has given notice to the defaulting party specifying the relevant circumstances giving rise to the breach and, if the breach is capable of remedy, requesting that the defaulting party remedy the breach; and (3) if the breach is capable of remedy, it has not been remedied within ten Business Days (or any shorter period ending at 5.00pm on the last Business Day before the Second Court Date) from the date a notice under clause 16.1(2) is given. 16.2 Failure of Conditions Precedent This Agreement may be terminated by either Bidder or Palladium in accordance with and pursuant to clause 3.9(2). 16.3 Palladium Board change of Recommendation This Agreement may be terminated by Bidder if any Palladium Director: (1) fails to make the Recommendation or their statement that they will vote (or procure the voting) of all Palladium Shares held by them in favour of the Scheme at the Scheme Meeting; or (2) has changed, withdrawn or modified their Recommendation or their statement that they will vote (or procure the voting) of all Palladium Shares held by them in favour of the Scheme at the Scheme Meeting other than as permitted under clause 6.1(2). 16.4 Recommendation or implementation of a Competing Proposal This Agreement may be terminated by any party if, at any time before the Delivery Time on the Second Court Date, a majority of the Palladium Board publicly recommends, in a statement to all Palladium Shareholders, a Competing Proposal that is a Superior Proposal obligations under clause 8.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 71 © Norton Rose Fulbright Australia 16.5 Independent Expert This Agreement may be terminated by Palladium if the Independent Expert concludes in heme is not in the best interests of Palladium Shareholders, or adversely changes its previously that the Scheme is in the best interests of Palladium Shareholders. 16.6 Termination by mutual agreement This Agreement may be terminated if agreed to in writing by each of the parties. 16.7 Automatic termination Without limiting any other term of this Agreement, this Agreement will terminate automatically if, at the Scheme Meeting, Palladium Shareholders do not pass the resolution to approve the Scheme in accordance with the requirements of section 411(4)(a)(ii) of the Corporations Act. 16.8 Effect of termination (1) Subject to clause 16.8(2), if this Agreement is terminated under clause 16.1, 16.2, 16.3, 16.4, 16.5, 16.6 or pursuant to clause 16.7, this Agreement will become void and have no force and effect, without any liability or obligation on the part of any party, other than in relation to any rights and obligations that accrued under this Agreement prior to termination. (2) Clauses 1 (Definitions and interpretation), 6.2 (Public announcements), 12.7 (Survival of Representations), 12.10 (Survival of indemnities), 10 (Palladium Break Fee), 11 (Bidder Break Fee), 13 (Liability), 14 (Releases and insurance), 16 (Termination), 17 (Confidentiality Deed), 19 (Communications), 20 (GST) and 21 (General) survive termination of this Agreement. 16.9 Remedies (1) The parties acknowledge that damages may not be a sufficient remedy for breach of this Agreement. Specific performance, injunctive relief or any other remedies which would otherwise be available in equity or law are available as a remedy for a breach or threatened breach of this Agreement by any party, notwithstanding the ability of the other party to terminate this Agreement or seek damages for such a breach or threatened breach, and notwithstanding any payment of the Palladium Break Fee or Bidder Break Fee. (2) Neither party (Restrained Party) will be considered to be in breach of this Agreement and no party may make a claim against the Restrained Party for breach of this Agreement, in circumstances where the Restrained Party is prevented by an order of a court of competent jurisdiction from performing an obligation under this Agreement. 17 Bidder guarantee and indemnity 17.1 Guarantee and indemnity

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 72 © Norton Rose Fulbright Australia (1) GISI guarantees to Palladium that Bidder (once incorporated) will promptly and tions under or in connection with this Agreement. (2) or if for any other reason the guarantee in clause 17.1 is not effective, GISI agrees, by way of indemnity and principal obligation, to pay to Palladium the amount which would have been payable by GISI to Palladium under the guarantee in clause 17.1 had the guarantee been effective and Bidder been bound. (3) GISI acknowledges that it has not been induced to enter into this Agreement by virtue of any representation by or on behalf of Palladium (other than as set out in this Agreement), but acts entirely on its own responsibility. 17.2 Extent of guarantee and indemnity (1) GISI remains liable under this clause 17 even if: (a) Bidder: (i) enters into any composition or scheme or deed of arrangement with creditors; or (ii) enters into receivership, administration or liquidation or is wound up or dissolved; (b) Palladium cannot for any reason enforce this Agreement against Bidder; (c) Palladium, for any reason, has not exercised or does not exercise all or any one (i) against Bidder; or (ii) respecting any other security or surety against which Palladium may claim to satisfy any liability of Bidder; (d) Palladium grants any time or other indulgence or concession to Bidder; (e) Palladium compounds, compromises, releases, abandons, waives, varies, waives or varies or assigns any provision of this Agreement (despite the liability of GISI being increased); (f) GISI becomes a bankrupt or is otherwise incapacitated; or (g) (whether because it is a preference or for any other reason) Palladium must pay back or otherwise lose the benefit of, to the extent of the repayment or benefit so lost. (2) Until Palladium has received in full all money to which this clause 17 applies: (a) this clause 17 continues to bind GISI; (b) GISI is not entitled to prove in the liquidation of Bidder in competition with Palladium; and

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 73 © Norton Rose Fulbright Australia (c) GISI is not entitled to claim the benefit of any security which Palladium may hold. 18 Confidentiality Deed 18.1 Confidentiality Deed Each party acknowledges and agrees that it continues to be bound by the Confidentiality Deed after the Execution Date. 18.2 Survival of obligations The rights and obligations of the parties to the Confidentiality Deed survive termination (for whatever reason) of this Agreement. 19 Communications 19.1 Form (1) Unless this Agreement expressly states otherwise, all notices, demands, certificates, consents, approvals waivers or other communications under or in connection with this Agreement (each, a Communication) must be in writing and in English. (2) A Communication to a party must be addressed to the address of the party shown below or as otherwise notified in writing by that party from time to time: Bidder, PGHI or GISI Global Infrastructure Solutions Inc. 660 Newport Center Drive, Suite 940 Newport Beach, CA 92660 Attention: Rick Newman and Deborah Butera, Esq. Email: ricknewman@gisi.com and dbutera@gisi.com Copy to: Baker & McKenzie Tower One - International Towers Sydney Level 46, 100 Barangaroo Avenue Sydney NSW 2000 Attention: Steven Glanz Email: steven.glanz@bakermckenzie.com Palladium Palladium Holdings Pty Ltd Level 7, 307 Queen Street, Brisbane QLD 4000 Attention: Christopher Hirst and Gillie Slater Email: Chris.Hirst@thepalladiumgroup.com and

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 74 © Norton Rose Fulbright Australia Gillie.Slater@thepalladiumgroup.com Copy to: Norton Rose Fulbright Australia Level 21, 111 Eagle Street, Brisbane, Australia Attention: Marshall Bromwich Email: marshall.bromwich@nortonrosefulbright.com 19.2 Method A Communication must be personally delivered or posted by prepaid registered post to the address, or sent by email to the email address, of the recipient, in accordance with clause 19.1. 19.3 Effective time Communications take effect from the time they are received or taken to be received under clause 19.4 (unless a later time is specified in the Communication). 19.4 Deemed receipt A Communication will be deemed to be received: (1) (if sent by prepaid registered post to a domestic address) on the third Business Day after the date of posting; (2) (if sent by prepaid registered post to an international address) on the fifth Business Day after the date of posting by airmail; (3) (if delivered by hand) on delivery; and (4) (if sent by email) unless the party sending the email knows or reasonably ought to suspect that the email and any attached communication were not delivered, 4 hours after the email was sent, but if the Communication would be taken to be received on a day that is not a Business Day or after 5.00pm (local time in the place of receipt), it is taken to be received at 9.00am (local time in the place of receipt) on the next Business Day. 20 GST 20.1 Definitions For the purposes of this clause 20: (1) GST means GST as defined in A New Tax System (Goods and Services Tax) Act 1999 (Cth) as amended (GST Act) or any replacement or other relevant legislation and regulations; (2) words or expressions used in this clause 20 which have a particular meaning in the GST law (as defined in the GST Act, and also including any applicable legislative determinations and Australian Taxation Office public rulings) have the same meaning, unless the context otherwise requires;

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 75 © Norton Rose Fulbright Australia (3) any reference to GST payable by a party includes any corresponding GST payable by the representative member of any GST group of which that party is a member; (4) any reference to an input tax credit entitlement by a party includes any corresponding input tax credit entitlement by the representative member of any GST group of which that party is a member; and (5) if the GST law treats part of a supply as a separate supply for the purpose of determining whether GST is payable on that part of the supply or for the purpose of determining the tax period to which that part of the supply is attributable, such part of the supply is to be treated as a separate supply. 20.2 GST exclusive Unless expressly included, the consideration for any supply under or in connection with this Agreement does not include GST. 20.3 Payment of GST (1) To the extent that any supply made by a party to another party (Recipient) under or in connection with this Agreement is a taxable supply and a tax invoice has been provided to the Recipient, the Recipient must pay, in addition to the consideration to be provided under this Agreement for that supply (unless it expressly includes GST) an amount equal to the amount of that consideration (or its GST exclusive market value) multiplied by the rate at which GST is imposed in respect of the supply. (2) The amount of GST payable in accordance with this clause 20 will be paid at the same time and in the same manner as the consideration otherwise payable for the supply is provided. 20.4 Adjustment events If an adjustment event arises for a supply made in connection with this Agreement, the applicable GST amount must be recalculated to reflect that adjustment. The supplier or the recipient (as the case may be) agrees to make any payments necessary to reflect the adjustment and the supplier agrees to issue an adjustment note. 20.5 Reimbursements Any payment, indemnity, reimbursement or similar obligation that is required to be made in connection with this Agreement which is calculated by reference to an amount paid by another party must be reduced by the amount of any input tax credits which the other party (or the representative member of ay GST group of which the other party is a member) is entitled. If the reduced payment is consideration for a taxable supply, clause 20.3 will apply to the reduced payment. 21 General 21.1 Amendments This Agreement, or a right, power or remedy created under it, may only be varied by a document in writing signed by or on behalf of each of the parties.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 76 © Norton Rose Fulbright Australia 21.2 Assignment A party cannot assign, novate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. 21.3 Discretion in exercising rights A party may exercise a right or remedy in any way it considers appropriate, unless this Agreement expressly states otherwise. 21.4 Partial exercise of rights Unless this Agreement expressly states otherwise, if a party does not exercise a right, power or remedy in connection with this Agreement fully or at a given time they may still exercise it later. 21.5 Remedies cumulative The rights and remedies provided in this Agreement are in addition to other rights and remedies given by law independently of this Agreement. 21.6 Conflict of interest The parties' rights and remedies under this Agreement may be exercised even if it involves a conflict of duty or a party has a personal interest in their exercise. 21.7 Stamp duties Bidder agrees to pay all Duties (if any) and any fines, penalties and interest payable and assessed by legislation or by any revenue office in respect of this Agreement or the Scheme or the steps to be taken under or contemplated by or related to this Agreement or the Scheme. 21.8 Expenses Except as otherwise provided in this Agreement, each party will pay its own costs and expenses in connection with the negotiation, preparation, execution, and performance (as applicable) of this Agreement, the Scheme, the Deed Poll, the Scheme Booklet, and any other related documentation and the proposed, attempted or actual implementation of this Agreement and the Scheme. 21.9 Further steps Each party agrees, at its own expense, to promptly do all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that party) required by law or reasonably requested by another party (such as obtaining consents, signing and producing documents and getting documents completed and signed): (1) to bind the party and any other person intended to be bound under this Agreement; or (2) to give effect to this Agreement.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 77 © Norton Rose Fulbright Australia 21.10 Governing law (1) This Agreement is governed by and will be construed according to the laws of Queensland. (2) Each party irrevocably submits to the non-exclusive jurisdiction of the courts of Queensland, Australia and courts of appeal from them. 21.11 Waiver (1) Failure to exercise or enforce or a delay in exercising or enforcing or the partial exercise or enforcement of any right, power or remedy provided by law or under this Agreement by any party will not in any way preclude, or operate as a waiver of, any exercise or enforcement, or further exercise or enforcement of that or any other right, power or remedy provided by law or under this Agreement. (2) Any waiver or consent given by any party under this Agreement will only be effective and binding on that party if it is given or confirmed in writing by that party. (3) No waiver of a breach of any term of this Agreement will operate as a waiver of another breach of that term or of a breach of any other term of this Agreement. 21.12 No liability for loss A party is not liable for loss caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising a right or remedy under this Agreement. 21.13 Counterparts This Agreement may be executed in any number of counterparts and by the parties on separate counterparts. Each counterpart constitutes the agreement of each party who has executed and delivered that counterpart. 21.14 Electronic execution A party to this Agreement may sign this document electronically and bind itself accordingly. 21.15 Entire agreement To the extent permitted by law, in relation to the subject matter of this Agreement, this Agreement and the Confidentiality Deed: (1) embodies the entire understanding of the parties and constitutes the entire terms agreed upon between the parties; and (2) supersedes any prior agreement (whether or not in writing) between the parties. 21.16 No representation or reliance (1) Each party acknowledges that no party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this Agreement, except for representations or inducements expressly set out or acknowledged in this Agreement. (2) Each party acknowledges and confirms that it does not enter into this Agreement in reliance on any representation or other inducement by or on behalf of any other

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 78 © Norton Rose Fulbright Australia party, except for any representation or inducement expressly set out or acknowledged in this Agreement. 21.17 No merger The rights and obligations of the parties will not merge on completion of any transaction under this Agreement. They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing any transaction.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 79 © Norton Rose Fulbright Australia Schedule 1 Bidder Warranties and PGHI Warranties Part A - Bidder Warranties Clause 1.1(20) 1 Status and capacity 1.1 Bidder will, on incorporation, be a validly existing corporation registered under the laws of its place of incorporation. 1.2 On the Implementation Date, all of the shares in Bidder will be legally and beneficially owned directly by PGHI. 1.3 Bidder will have conducted no operations or undertaken any activities, other than as are necessary to implement the Proposed Transaction. 1.4 Bidder will not incur Indebtedness in connection with the Proposed Transaction. 1.5 The execution and delivery of this Agreement by Bidder has been properly authorised by all necessary corporate action and it has full corporate power and lawful authority to execute and deliver this Agreement and to perform or cause to be performed its obligations under this Agreement. 1.6 Agreement constitutes legal, valid and binding obligations on Bidder and execution and performance of this Agreement will not result in a breach of or default under: (1) its constitution or equivalent constituent documents of Bidder or any of its Subsidiaries; or (2) any agreement or deed or any writ, order or injunction, rule or regulation to which Bidder or any of its Subsidiaries is a party or to which they are bound (except for such breaches or defaults as would not have a material adverse effect on the consolidated financial position of Bidder). 1.7 Neither Bidder nor any other member of Bidder Group is the subject of an Insolvency Event nor has any regulatory action of any nature of which it is aware been taken that would prevent or restrict its ability to satisfy its obligations under this Agreement. 2 Approvals 2.1 No approval from any Governmental Agency is required to be obtained by Bidder in order to execute and perform this Agreement, other than the Regulatory Approvals. 2.2 Except as expressly set out in this Agreement, Bidder does not require approval from any of its security holders, or from any security holders of any other Bidder Group Member, to execute, deliver or perform this Agreement. 3 Bidder Information 3.1 The Bidder Information provided to Palladium for inclusion in the Scheme Booklet will: (1) be provided in good faith and on the understanding that Palladium and its directors will rely on that information for the purposes of considering and approving the

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 80 © Norton Rose Fulbright Australia Scheme Booklet before it is despatched, and proposing and implementing the Scheme; (2) not contain any material statement which is misleading or deceptive nor contain any material omission having regard to applicable disclosure requirements; and (3) comply in all material respects with the requirements of all applicable Australian laws and regulations, the applicable ASIC Regulatory Guides and the terms and conditions of any ASIC relief or exemption. 3.2 Bidder will provide Palladium with all such further or new information of which it becomes aware that arises after the Scheme Booklet has been despatched until the date of the Scheme Meeting where that is necessary to ensure that the Bidder Information is not misleading or deceptive in any material respect (including by way of omission) and that the Scheme Booklet continues to comply with the requirements of all applicable Australian laws, the applicable ASIC Regulatory Guides and the terms and conditions of any ASIC relief or exemption. 3.3 All information provided by or on behalf of Bidder to the Independent Expert to enable the completed will be provided in good faith and on the understanding that the Independent Expert will rely on that information for the purposes of preparing Report. 4 Capital structure 4.1 There are no other Bidder options, performance rights, shares, warrants, convertible notes, instruments or other securities (or offers or agreements to issue any of the foregoing) which are still outstanding and may convert into shares in the Bidder. 4.2 Bidder is not under any obligation to issue or grant, and no person has any right to call for the issue or grant of, any Bidder options, performance rights, shares, warrants, convertible notes, instruments or other securities (or offers or agreements to issue any of the foregoing). 5 Access to capital 5.1 On and from incorporation, Bidder has a reasonable basis to expect that it will, by the Implementation Date, have available to it sufficient cash amounts (whether from internal cash resources or external funding arrangements including debt and equity financing or a Cash Consideration in accordance with its obligations under this Agreement, the Scheme and the Deed Poll. 5.2 Subject to satisfaction of all Conditions Precedent (other than conditions relating to the approval of the Court and other conditions within the control of Bidder) before the Delivery Time on the Second Court Date, Bidder will have available to it on an unconditional basis sufficient cash amounts (whether from internal cash resources or external funding arrangements including debt and equity financing or a combination of both) to satisfy Cash Consideration in accordance with its obligations under this Agreement, the Scheme and the Deed Poll. 5.3 Bidder will have available to it on the Implementation Date sufficient cash amounts (whether from internal cash resources or external funding (including debt and equity Cash Consideration in accordance with its obligations under this Agreement, the Scheme and the Deed Poll.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 81 © Norton Rose Fulbright Australia 6 Information 6.1 The Bidder Disclosure Materials have been prepared by GISI in good faith and with reasonable care and, as far GISI is aware, the information contained in the Bidder Disclosure Materials is not, when considered as a whole, materially misleading or deceptive at the date such information was provided. 6.2 Bidder has not knowingly withheld from the Bidder Disclosure Materials anything of which Bidder is aware and which might reasonably affect the willingness of Palladium to enter into and complete the transactions contemplated by this Agreement. Part B - PGHI Warranties Clause 1.1(102) 7 Status and capacity 7.1 PGHI is a validly existing corporation registered under the laws of its place of incorporation. 7.2 PGHI is established by GISI initially to acquire all of the Palladium Shares under the Scheme and thereafter to conduct such activities as the board of directors of PGHI may determine from time to time. 7.3 On the Implementation Date, all of the shares in PGCI will be legally and beneficially owned by GISI. 7.4 Subject to clause 5.8, on the Implementation Date and immediately after implementation of the Scheme, all of the shares in PGHI will be legally and beneficially owned by PGCI or a Scheme Shareholder. 7.5 PGHI will have conducted no operations or undertaken any activities, other than as are necessary to implement the Proposed Transaction and issue the New PGHI Shares to the Scheme Shareholders. 7.6 PGHI will not incur Indebtedness in connection with the Proposed Transaction. 7.7 No person other than the (i) Scheme Shareholders entitled to be issued with New PGHI Shares on and from the Implementation Date and (ii) acquisitions by GISI from Scheme Shareholders, will have any right to be issued or transferred any shares in PGHI until 12 months from the Implementation Date. 7.8 The execution and delivery of this Agreement by PGHI has been properly authorised by all necessary corporate action and it has full corporate power and lawful authority to execute and deliver this Agreement and to perform or cause to be performed its obligations under this Agreement. 7.9 Agreement constitutes legal, valid and binding obligations on PGHI and execution and performance of this Agreement will not result in a breach of or default under: (1) its constitution or equivalent constituent documents of PGHI or any of its Subsidiaries; or (2) any agreement or deed or any writ, order or injunction, rule or regulation to which PGHI or any of its Subsidiaries is a party or to which they are bound (except for

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 82 © Norton Rose Fulbright Australia such breaches or defaults as would not have a material adverse effect on the consolidated financial position of PGHI). 7.10 Neither PGHI nor any other member of Bidder Group is the subject of an Insolvency Event nor has any regulatory action of any nature of which it is aware been taken that would prevent or restrict its ability to satisfy its obligations under this Agreement. 8 Approvals 8.1 No approval from any Governmental Agency is required to be obtained by PGHI in order to execute and perform this Agreement, other than the Regulatory Approvals. 8.2 Except as expressly set out in this Agreement, PGHI does not require approval from any of its security holders, or from any security holders of any other Bidder Group Member, to execute, deliver or perform this Agreement. 9 Capital structure 9.1 The issued capital of PGHI immediately prior to implementation of the Scheme will reflect the number of PGHI Shares set out at Part B of Schedule 5. 9.2 There are no other PGHI options, performance rights, shares, warrants, convertible notes, instruments or other securities (or offers or agreements to issue any of the foregoing) which are still outstanding and may convert into PGHI Shares other than as set out in Part B of Schedule 5. 9.3 PGHI is not under any obligation to issue or grant, and no person has any right to call for the issue or grant of, any PGHI options, performance rights, shares, warrants, convertible notes, instruments or other securities (or offers or agreements to issue any of the foregoing) (other than granting the New PGHI Shares to the Scheme Shareholders under the Scheme). 9.4 On and from Implementation, the New PGHI Shares issued to the Scheme Shareholders will in aggregate represent approximately 20% of the issued capital of the PGHI from Implementation as set out at Part C of Schedule 5. 10 New PGHI Shares 10.1 The New PGHI Shares will, on issue: (1) be validly issued in accordance with clauses 4.3 and 4.6 and the terms of the Scheme; (2) be fully paid and free from any Encumbrances, rights of pre-emption or other third- party interests; (3) will rank equally in all respects, including for future dividends, with all existing PGHI Shares; and (4) will entitle the holder to participate in and receive any dividends or distribution of capital and any other entitlements accruing in respect of New PGHI Shares on and from the Implementation Date.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 83 © Norton Rose Fulbright Australia Schedule 2 GISI Warranties Clause 1.1(62) 1 Status and capacity 1.1 GISI is a validly existing corporation registered under the laws of its place of incorporation. 1.2 The execution and delivery of this Agreement by GISI has been properly authorised by all necessary corporate action and GISI has full corporate power and lawful authority to execute and deliver this Agreement and to perform or cause to be performed its obligations under this Agreement. 1.3 Subject to laws generally affecting creditors Agreement constitutes legal, valid and binding obligations on GISI and execution and performance of this Agreement will not result in a breach of or default under: (1) GISI s constitution or equivalent constituent documents; or (2) any a writ, order or injunction, rule or regulation to which GISI is a party or to which it is bound (except for such breaches or defaults as would not have a material adverse effect on the consolidated financial position of GISI), and GISI is not otherwise bound by any agreement or deed that would prevent Bidder from execution or performance of this Agreement. 1.4 Neither GISI nor any other member of Bidder Group is the subject of an Insolvency Event nor has any regulatory action of any nature of which it is aware been taken that would prevent or restrict GISI 1.5 GISI is not entering into this Agreement as trustee of any trust or settlement. 2 Approvals 2.1 No approval from any Governmental Agency is required to be obtained by GISI in order to execute and perform this Agreement except as otherwise provided in this Agreement 2.2 Except as expressly set out in this Agreement, it does not require approval from any of its equity security holders, or from any equity security holders of any other Bidder Group Member, to execute, deliver or perform this Agreement, including to issue the New GISI Shares. 3 Bidder Group Interests As at the Execution Date, no Palladium Shares are held by or on behalf of any Bidder Group Member, and no Bidder Group Member otherwise has a Relevant Interest in Palladium Shares. 4 Capital structure 4.1 The issued capital of GISI as at the Execution Date is 28,482,431.025391 GISI Shares (including GISI Shares held in treasury) and 627,988 exchangeable shares.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 84 © Norton Rose Fulbright Australia 5 New GISI Shares 5.1 The New GISI Shares will, on issue: (1) be validly issued in accordance with clause 4.3 and 4.6 and the terms of the Scheme; (2) be fully paid and free from any Encumbrances, rights of pre-emption or other third- party interests (except as set out in the GISI Stockholders Agreement); (3) will rank equally in all respects, including for future dividends, with all existing GISI Shares; and (4) will entitle the holder to participate in and receive any dividends or distribution of capital and any other entitlements accruing in respect of New GISI Shares on and from the Implementation Date.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 85 © Norton Rose Fulbright Australia Schedule 3 Palladium Scheme Warranties Clause 1.1(95) 1 Status and capacity 1.1 Palladium is a validly existing corporation registered under the laws of its place of incorporation. 1.2 The execution and delivery of this Agreement by Palladium has been properly authorised by all necessary corporate action. 1.3 Palladium has full corporate power and lawful authority to execute and deliver this Agreement and to perform or cause to be performed its obligations under this Agreement. 1.4 Subject to laws generally aff Agreement constitutes legal, valid and binding obligations on it and execution and performance of this Agreement do not and will not conflict with or result in a breach of or default under: (1) Palladium's constitution; or (2) any agreement or deed or any writ, order or injunction, rule or regulation to which Palladium or any of its Subsidiaries is a party or to which they are bound (except for such breaches or defaults as would not have a material adverse effect on the consolidated financial position of Palladium). 1.5 Neither Palladium nor any Palladium Group Member is the subject of an Insolvency Event nor has any regulatory action of any nature of which it is aware been taken that would prevent or restrict its ability to satisfy its obligations under this Agreement. 2 Palladium share capital 2.1 The issued capital of Palladium as at the Execution Date is set out at Part A of Schedule 5, and there are no other options, performance rights, shares, warrants, convertible notes, instruments or other securities (or offers or agreements to issue any of the foregoing) which are still outstanding and may convert into Palladium Shares other than as set out in Part A of Schedule 5 and neither Palladium nor any of its Subsidiaries are under any obligation to issue or grant, and no person has any right to call for the issue or grant of, any Palladium options, performance rights, shares, warrants, convertible notes, instruments or other securities (or offers or agreements to issue any of the foregoing) notwithstanding anything to the contrary in the Palladium Disclosure Materials. 3 Palladium Information 3.1 As at the First Court Date, the date of despatch of the Scheme Booklet, the date of the Scheme Meeting and the Second Court Date: (1) the Palladium Information has been prepared and included in the Scheme Booklet in good faith and on the understanding that Bidder and its directors will rely on that information for the purposes of considering and approving the Bidder Information in the Scheme Booklet before it is despatched, approving the entry into the Deed Poll under clause 5.3(15) and implementing the Scheme; (2) not contain any material statement which is misleading or deceptive nor contain any material omission having regard to applicable disclosure requirements; and

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 86 © Norton Rose Fulbright Australia (3) comply in all material respects with the requirements of all applicable Australian laws and regulations, the applicable ASIC Regulatory Guides and the terms and conditions of any ASIC relief or exemption. 3.2 All information provided by Palladium to the Bidder or the Independent Expert has been and will be provided in good faith and on the understanding that the Bidder Board and GISI Board will rely on such information for the purposes of entering into this Agreement, considering and approving the Scheme Booklet and the Independent Expert will rely on 3.3 Palladium has collated and prepared all of its Palladium Disclosure Materials in good faith and, as far as Palladium is aware, its Palladium Disclosure Materials have been collated and prepared with all reasonable care and skill and it is not aware of any material misleading or deceptive factual statement in any of the Palladium Disclosure Materials on the date they were provided or made available to Bidder or its Representatives. 4 Specific compliance matters 4.1 In this clause 4: (1) Sanctions means those economic and financial sanctions and trade embargoes imposed, administered or enforced from time to time by: (a) the Australian government, including those arising under the Charter of the United Nations Act 1945 (Cth), the Autonomous Sanctions Act 2011 (Cth), anti-money laundering laws or administered by the Department of Foreign Affairs and Trade or AUSTRAC; (b) the European Union and implemented by its member States; (c) the United Nations Security Council; (d) of the United Kingdom; or (e) the U.S. government, including those administered by the U.S. Treasury, Office of Foreign Assets Control; (2) Sanctioned Person means any person or entity listed on any Sanctions-related list of designated or blocked persons, any person resident in or entity organised under the Laws of a country or territory that is the subject of comprehensive Sanctions or from a Sanctioned Country, or any person or entity majority-owned or controlled by or acting on behalf of any of the foregoing; and (3) Sanctioned Country means any country or region that is currently or was in the last five years the subject or target of a comprehensive embargo including without limitation to Cuba, Iran, North Korea, Sudan, Syria and the Crimea region. 4.2 So far as Palladium is aware, no member of the Palladium Group or past or present director, officer, employee or agent or other person acting on behalf of any member of the Palladium Group is currently or has in the past 5 years been directly or indirectly: (1) engaged in any activity that would violate any privacy or data protection laws, labour laws, anti-money laundering laws, anti-bribery laws or anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act, and the Australian laws implemented pursuant to the OECD Anti-

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 87 © Norton Rose Fulbright Australia Bribery Convention, in each case in any jurisdiction (such laws, the Relevant Laws), including having: (a) offered, promised or provided a benefit to another with the intention to induce a person to act improperly, illegally or in breach of trust or reward a person for acting improperly, illegally or in breach of trust; (b) participated in any form of corruption, bribery or collusion involving illegal or dishonest behaviour; (c) given or authorized or agreed to give, offered, promised, provided, solicited, requested or accepted kickbacks, bribes, secret commissions or facilitation payments, or unlawful rebates or discounts; or (d) given or authorized or agreed to give, offered, promised or made an unlawful contribution or any money or thing of value to a politician, political cause or public official of any kind, including any Officer or employee of any Government Agency or any person, nor provided any benefit that is, or may be deemed to be, illegal under any Relevant Laws. (2) a Sanctioned Person, organized, resident, or located in a Sanctioned Country, engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate Sanctions Laws or Ex-Im Laws, or in violation of Sanctions Laws, Ex-Im Laws, or U.S. anti-boycott laws (such laws, the Trade Control Laws); (3) the subject of any allegation, investigation, notice, inquiry or proceeding regarding any offence or alleged offence or wrongdoing under any Relevant Laws or Trade Control Laws, and so far as Palladium is aware: (a) no such allegation, investigation, inquiry or proceeding has been threatened or is pending; and (b) there are no facts, matters or circumstances which are reasonably likely to give rise to any such allegation, investigation, notice, inquiry or proceeding; or (4) the subject of any voluntary or involuntary disclosure to a Government Agency, regarding any offence or alleged offence or wrongdoing under any Relevant Laws or Trade Control Laws, and so far as Palladium is aware: (a) no such voluntary of involuntary disclosure is to a Government Agency pending; and (b) there are no facts, matters or circumstances which are reasonably likely to give rise to any such voluntary or involuntary disclosure to a Government Agency. 5 Capital gains tax withholding 5.1 Palladium warrants that, as at the Execution Date and at all times until and including the Implementation Date, the Scheme Shares are not indirect Australian real property interests as defined in section 995-1 of the Income Tax Assessment Act 1997.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 88 © Norton Rose Fulbright Australia Schedule 4 Palladium Business Warranties Clause 1.1(84) 1 Each member of Palladium Group: (1) is duly incorporated under the laws of the place of its incorporation; (2) has the power to own its assets and carry on its business as it is being carried on at the Execution Date and on the Implementation Date; (3) is duly registered and authorised to do business in those jurisdictions that, by the nature of its business and assets, makes registration or authorisation necessary; and (4) has conducted its business in compliance with its constitution or other constituent documents; (5) has never been or agreed to become the legal or beneficial owner of any share, debenture, note or other interest of or in another corporation other than a Palladium Group Member; (6) has not agreed to become a member of any partnership, joint venture, consortium or other unincorporated associated other than the JV Entities. 2 Title 2.1 The Palladium Share Register contains true and complete details of all of the issued capital of Palladium. 2.2 Palladium is under no obligation, whether or not subject to any condition, to: (1) issue, allot, create, sell, transfer or otherwise dispose of any share or other securities; or (2) grant any warrant, option or right of first refusal or offer in respect of any shares or other securities. 2.3 Each Palladium Shareholder is the legal and beneficial owner of the Palladium Shares registered in its name in the Palladium Share Register and has complete power and right to sell the Palladium Shares. 2.4 The Bidder will acquire the full legal and beneficial ownership of the Palladium Shares free and clear of all Encumbrances, rights of pre-emption or other third-party interests subject to registration of Bidder in the Palladium Share Register. 2.5 All Palladium Shares are fully paid and no money is owing in respect of them. 3 Dividends 3.1 All dividends or other distributions of profit by each Palladium Group Member at any time have been made in compliance with all laws.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 89 © Norton Rose Fulbright Australia 4 No impediment 4.1 The entry into and performance of the Scheme does not result in: (1) a Security Interest or restriction of any kind being created or imposed on any Palladium Group Member; (2) the loss of any right, licence, grant, subsidy or privilege enjoyed by any Palladium Group Member; (3) any person having a right to terminate or amend (whether or not subject to any other terms or conditions) any contract or commitment with or rights of any Palladium Group Member; (4) an obligation of any Palladium Group Member being accelerated (whether or not subject to any other terms or conditions); or (5) a requirement that a Palladium Group Member adopt terms in a contract which are less favourable to the Palladium Group Member than the current terms. 5 Palladium Group 5.1 The structure diagram in Palladium Data Room document 04.04.05 (Structure Diagram): (1) lists all Palladium Group Members; and (2) the details included in the Structure Diagram are true and accurate in all material respects, as at the Execution Date. 5.2 No Palladium Group Member holds shares, options, units, securities or interests in, or is a member of, any company, trust, partnership, incorporated or unincorporated joint venture or association, or other entity (other than an entity identified in the Structure Diagram, including the JV Entities). 5.3 A Palladium Group Member is the registered holder and beneficial owner of the specified interest in each JV Entity identified in the Structure Diagram. No such Palladium Group Member is in default under the relevant JV Agreement nor is Palladium aware of anything having occurred which constitutes an event of default or might give any other member of such JV Entity a termination or similar right. 5.4 Each Palladium Group Member and (so far as Palladium is aware) JV Entity: (1) is duly incorporated and validly existing under the laws of the place of its incorporation (whether of Australia or another jurisdiction); (2) has the power to own its assets and carry on its business as it is being carried on at the Execution Date; (3) is duly registered and authorised to do business in those jurisdictions which, by the nature of its business and assets, makes registration or authorisation necessary; (4) is not in breach of any authorisation, or the revocation, suspension, cancellation, non-renewal or material variation of any authorisation;

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 90 © Norton Rose Fulbright Australia (5) has conducted its business in compliance with the constitution or other constituent documents of that Palladium Group Member and JV Entity; and (6) is not the subject of an Insolvency Event and there are no circumstances known to Palladium to justify the Palladium Group Member and JV Entity being the subject of an Insolvency Event. 6 Accounts 6.1 The Accounts have been prepared: (1) in accordance with all applicable laws, including the Accounting Standards; and (2) in the manner described in the notes to them; (3) on a consistent basis and in accordance with the previous three years practice; (4) to give a true and fair view of the financial position of the Palladium Group as at the Accounts Date and of its performance for the financial period ended on the Accounts Date; (5) to the extent required by the Accounting Standards: (a) to disclose, fully quantify and make full provision or reserve for all liabilities of the Palladium Group, including leave entitlements payable to Employees; and (b) to make full provision for all established, deferred, contingent or disputed liabilities (whether liquidated or unliquidated); (6) are not affected by any unusual, abnormal, extraordinary or non-recurring items, or any other factor that would make the financial position shown in the Accounts misleading in a material respect (including by omission) other than those items specifically disclosed in the Accounts. 6.2 Since the Accounts Date until the Execution Date: (1) the business of the Palladium Group has been conducted in all material respects in the ordinary and usual course of business; (2) no matter has arisen which, if the matter had arisen or become known on or before the Accounts Date, would have materially changed any amount in the Accounts; (3) no Prescribed Occurrence has occurred; (4) the Palladium Group has taken all reasonable steps to preserve the business, assets and the goodwill of each member of Palladium Group, including preserving all current business relationships and has not: (a) amalgamated, merged or consolidated any Palladium Group with any other entity; (b) issued any Securities in the Palladium Group;

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 91 © Norton Rose Fulbright Australia (c) created any Third Party Interests over, sold, transferred, leased or otherwise disposed of any asset other than creations or disposals in the ordinary course of the business and for less than USD$5 million; (d) agreed to or committed to any capital expenditure exceeding USD$1 million for any single item of USD$5 million in aggregate for all items; (e) not purchased, leased or otherwise acquired any individual asset, or agreed to do so with a value of more than USD$1 million; (f) instituted significant changes in management; (g) passed any resolution of members whether in a general meeting or otherwise; (h) distributed or returned any capital to its members, paid or declared any dividend to its members or undergone any capital reorganisation or change in capital structure; (i) varied or terminated any of the Material Contracts; or (j) repaid any shareholder loans or advances. 7 Locked Box Accounts 7.1 The Locked Box Accounts: (1) have been prepared with reasonable care and skill and in good faith; and (2) show with reasonable accuracy, and do not misstate the financial position of the Palladium Group as at the Locked Box Date in any material respect nor are they misleading (including by omission). 8 Management Accounts 8.1 Taking into account that they are not audited or prepared on a statutory basis, the Management Accounts: (1) have been prepared with reasonable care and skill and in good faith; (2) show with reasonable accuracy, and do not misstate: (a) the financial position and state of affairs of the Palladium Group as at the date to which they have been prepared; and (b) the financial performance of the Palladium Group for the period in respect of which they have been prepared. 9 Material Contracts and other arrangements 9.1 The Material Contracts have been Fairly Disclosed in the Palladium Disclosure Materials and the copies are current, accurate and complete. 9.2 The Palladium Group has not knowingly withheld any information which would be material to the assessment of the nature or the amount of risk undertaken by a prudent participant in the Scheme.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 92 © Norton Rose Fulbright Australia 9.3 Each Material Contract is valid, binding and enforceable upon and against the parties to the Material Contract. 9.4 Palladium is in compliance with the Material Contracts in all material respects. 9.5 As at the Execution Date: (1) no party to any Material Contract has given any written notice terminating or intending to terminate any Material Contract; (2) no party to any Material Contract has given any written notice of a dispute or claim relating to any Material Contract; and (3) so far as Palladium is aware, there are no facts, matters or circumstances which may result in such a notice being given. 9.6 No Palladium Group Member is in default under any Material Contract binding on it or its assets nor has anything occurred which is or would with the giving of notice or the lapse of time constitute an event of default, prepayment event or similar event or give another party a termination right or right to accelerate any right or obligation under any such document. 9.7 The Palladium Disclosure Materials include examples of the terms of trade and other customer contracts used by the Palladium Group and all examples so provided are representative of the contracts actually used in the conduct of Pal 9.8 So far as Palladium is aware, the Palladium Disclosure Materials contain a complete copy of each Material Contract under which a member of the Palladium Group is required to give notice to, or to obtain consent or approval from, a third party, in connection with this Agreement or the transactions contemplated by it (including in respect of the change in control of Palladium resulting from the implementation of the Scheme). 9.9 No Palladium Group Member has entered into a Material Contract that contains a non- compete undertaking in favour of any Third Party that materially restricts the Palladium 9.10 Apart from the Material Contracts, no Palladium Group Member is a party to (or has agreed to enter into) any written contract, obligation or arrangement which could reasonably be considered material to the Palladium Group, or: (1) is of an unusual or abnormal nature, or outside the ordinary course of trading; (2) gives any party an option to acquire or dispose of any asset or permits or requires another person to do so; (3) restricts the freedom of the Palladium Group Member to carry on the whole or any part of its business in such manner as it thinks fit; or (4) is dependent on the guarantee or covenant of or security provided by any person other than another Palladium Group Member. 9.11 No Palladium Group Member is a party to any written agreement or arrangement that could reasonably be considered material to the Palladium Group that: (1) (2) was not entered into in the ordinary course of business; or

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 93 © Norton Rose Fulbright Australia (3) other than as Fairly Disclosed, contains a non-compete undertaking or exclusivity restriction. 10 Regulatory compliance 10.1 The Palladium Disclosure Materials include copies of all certificates, registrations, permits and licences held by a Palladium Group Member which are necessary for carrying on its operations as at the Execution Date (collectively Permits). 10.2 So far as Palladium is aware the Permits constitute all material certificates, registrations, permits and licences necessary for carrying on its operations as at the Execution Date. 10.3 The Permits are valid and in good standing. 10.4 The Palladium Group is not as, at the Execution Date, in default in any material respect under the terms of any material Permit. 10.5 So far as Palladium is aware, the Palladium Group has at all times conducted its business in all material respects in accordance with applicable laws and regulations. 11 Financing arrangements 11.1 The Palladium Disclosure Materials Fairly Disclose all: (1) agreements or arrangements entered into by any Palladium Group Member for the borrowing of money or the incurrence of any debt or other financial accommodation or Indebtedness (whether contingent or otherwise), or the granting of Encumbrances or security; (2) guarantees, letters of comfort, indemnities or other commitments of financial support which have been given or issued in favour of any third party in respect of any Indebtedness incurred by any Palladium Group Member; (3) bank guarantees, letters of credit, trade instruments or similar credit support which have been issued in respect of, or at the request of, any Palladium Group Member or any arrangements related thereto (including cash-backing); (4) debentures, bonds, notes or similar debt instruments issued by any Palladium Group Member (whether by one instrument or by all of the instruments in a series). 11.2 No Palladium Group Member has given any guarantee of any other person's obligations or liabilities or indemnified any person against the acts or omissions of any person. 11.3 There are no loans, guarantees, material undertakings, material commitments on capital account or unusual liabilities given, made or incurred by or on behalf of any Palladium Group Member. 12 Environment 12.1 In this clause 12: (1) Environment means the physical factors of the surrounds of human beings including the land, waters, atmosphere, climate, sound, odours, tastes, the biological factors of animals and plants, the social factors of aesthetics, and includes ecosystems.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 94 © Norton Rose Fulbright Australia (2) Environmental Law means any statute or common law relating to the Environment including any law relating to land use, planning, heritage, coastal protection, water catchments, pollution of air or waters, soil or groundwater contamination, chemicals, waste, use of hazardous or dangerous goods or substances, building regulations, public and occupational health and safety, noxious trades, or any other aspect of protection of the Environment or person or property. 12.2 So far as Palladium is aware, there are no facts, matters or circumstance which are reasonably likely to give rise to any liability on the part of any Palladium Group Member under or in respect of any law or regulation concerning or relating to the protecting of the environment (including air, water, land, flora, fauna, ecosystems and man). 12.3 No Palladium Group Member has received notice under or in respect of any Environmental Law (including notice of any actual or alleged breach of any Environmental Law), nor is the Palladium Group aware of any facts, matters or circumstances which may result in such a notice being given. 12.4 The Palladium Group has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability of any other person relating to Environmental Laws. 13 Properties 13.1 The Palladium Disclosure Materials Fairly Disclose each material parcel of real property which is leased, licenced or occupied by a Palladium Group Member (Leased Properties) and copies of all agreements or other documents pursuant to which a Palladium Group Company leases, licences or occupies a Leased Property (the Property Leases). 13.2 No Palladium Group Member has any interest in material land (including freehold property) or is a party to any agreement or arrangement in relation to the occupation, lease licence or use of any material real property other than the interests in the Leased Properties. 13.3 Each of the Property Lease is valid, binding, enforceable and subsisting, and (where necessary to be binding and enforceable against successors in title) registered or otherwise the subject of a registered caveat. 13.4 The Palladium Group has exclusive occupation and the right of quiet enjoyment of the Leased Properties. 13.5 The Palladium Group has not granted to any person, other than a member of the Palladium Group, any sublease, tenancy or right of occupation in respect of the Properties and the current occupation and use of the Property does not contravene any law. 13.6 None of the Properties is subject to any restrictive covenant or exception or reservation which may adversely affect its use in the manner in which it is presently used in the Palladium Groups' business. 13.7 As at the Execution Date, no Palladium Group Member: (1) is in material breach of, or material default under, or would be in default but for the requirements of notice or lapse of time under any of the Property Leases and Palladium is not aware of any grounds of termination, rescission, avoidance or repudiation with respect to the Property Leases; (2) is in dispute with any person in relation to the Leased Properties;

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 95 © Norton Rose Fulbright Australia (3) has received notice in respect of any actual, alleged or potential breach of any Property Leases or the termination or intended termination of any Property Lease; (4) has received any notice to vacate or notice to quit from any third party pursuant to the Property Leases; (5) has received any notice in respect of the compulsory acquisition or resumption of any of the Properties; (6) has received any notice requiring material work to be done or expenditure to be made in respect of any of the Properties; (7) has received any notice in respect of any contemplated, pending or threatened condemnation or change to the planning, zoning or other ordinances in respect of any of the Properties; (8) has received any orders, directions, notices or proposals from any Governmental Agency affecting, or in respect of any of the Properties or the uses thereof, nor is Palladium aware of any facts, matters or circumstances which may result in any such notice, order, direction or proposal being given; and (9) is overdue in the payment of rent, fees, rates and other amounts payable in respect of the Properties (including under the Property Leases). 13.8 So far as Palladium is aware: (1) there are no material disputes, Claims or actions relating to any of the Properties or the use thereof; (2) Palladium has not received written notice confirming an intention on the part of any counterparty to a Property Lease to: (a) terminate the Property Lease; (b) not renew or extend the Property Lease at expiry or only renew or extend the Property Lease at expiry on terms materially more favourable to such counterparty than the current terms; or (c) seek to increase the rent, fees, rates or other amounts payable by the relevant member(s) of the Palladium Group under the Property Lease (whether at expiry of the Property Lease or otherwise). 14 Assets 14.1 The Palladium Group owns, or has the right to use, all of the assets that are reasonably necessary for the carrying on of the businesses and operations of the Palladium Group as such businesses and operations are carried on as at the Execution Date. 14.2 All material assets of the Palladium Group: (1) are fully paid for and reasonable repair and working order, fair wear and tear excepted. (2) are either the absolute property of a Palladium Group Member free and clear of all Encumbrances, or used by a Palladium Group Member under a contract under which it is entitled to use the assets;

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 96 © Norton Rose Fulbright Australia (3) are not the subject of a Security Interest which has been perfected by the secured party possessing or controlling the personal property; (4) are in the possession, or under the control, of a Palladium Group Member; (5) are not the subject of any agreements or arrangements to dispose or not to dispose or that otherwise restrict their use or disposal; and (6) are not the subject of any lease or hire purchase agreement or agreement for purchase on deferred terms, other than in the ordinary course of business. 14.3 No Palladium Group Member has received any written notice, order or direction from any Governmental Agency or third party in respect of any of its assets that are material to the operation of its business or the use of such assets, nor is Palladium aware of any facts, matters or circumstances which may result in such a notice being given. 15 Intellectual Property 15.1 The Palladium Disclosure Materials Fairly Disclose reasonable particulars of all Business Intellectual Property and the Business Intellectual Property is all the Intellectual Property owned or used by the Palladium Group that is material to the operation of its business. 15.2 In respect of the Business Intellectual Property that is owned by a Palladium Group Member, so far as Palladium is aware, such Business Intellectual Property is valid, subsisting and enforceable, and free and clear of all Encumbrances. 15.3 So far as Palladium is aware, the use of the Business Intellectual Property by or on behalf of the Palladium Group does not breach or infringe any Intellectual Property Rights of any third party where such breach or infringement or material risk of breach or infringement will, or is reasonably likely to, have a material adverse effect on the operational or financial performance of the Palladium Group (taken as a whole). 15.4 No Palladium Group Member has disclosed to any person any confidential information except in the ordinary course of the business and subject to any agreement under which the recipient is obliged to maintain the confidentiality of the information and is restrained from using it other than for the purpose for which it was disclosed by Palladium Group Member. Copies of all such agreements have been Fairly Disclosed in the Palladium Data Room. 15.5 No written Claim has been made by any person and is ongoing which alleges that: (1) the operations of the Palladium Group including the use of Intellectual Property and Proprietary Information which any Palladium Group owns or is authorised to use, infringe or misuse or are likely to infringe or misuse the Intellectual Property or Proprietary Information of any person, or which otherwise disputes the right of any Palladium Group Member to use the Intellectual Property or Proprietary Information owned or used by it; or (2) any person is infringing or misusing or is likely to infringe or misuse any Intellectual Property or Proprietary Information relating to the Group or the Business, or which otherwise disputes the right of any person to use such Intellectual Property or Proprietary Information, and, to the Palladium Group's knowledge, there are no matters that could give rise to any such Claim. For the purposes of this paragraph 15.5, Proprietary Information means all

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 97 © Norton Rose Fulbright Australia information held in any form or medium whatsoever which is of a confidential nature and not in the public domain, including know-how and trade secrets. 16 Information Technology, data and privacy 16.1 In this clause 16, System has the meaning given to the operations and businesses of information technology and telecommunications inclusive of hardware, and software owned or validly licensed. 16.2 The data, records and information technology and telecommunications systems, hardware and software owned or used by the Palladium Group (collectively, the Systems and provided that a reference to any System includes any separate part of that System) are either owned by or validly licensed to, a member of Palladium. 16.3 All reasonable precautions have been taken to preserve the security and integrity of the Systems and the data and information stored on them, and, so far as Palladium is aware, there has been no unauthorised access to the Systems or any of the data or information stored on them. 16.4 No action is necessary to enable Systems to continue to be used by the Palladium Group to the same extent and in the same manner as they are used as at the Execution Date 16.5 No member of the Palladium Group is in breach of any agreement under which a member of the Palladium Group is licensed to use Systems where such breach may result in any member of the Palladium Group ceasing to be entitled to use those Systems. 16.6 So far as Palladium is aware, the Systems are capable of being used for the functions and purposes for which it was designed and/or for which it is currently utilised by the Palladium Group. 16.7 The Palladium Group has Fairly Disclosed the procedures it has in place to ensure the security of the Systems and data stored on them, including an effective firewall, encryption software, properly administered and run password protection, virus checking software and procedures for taking and storing back-up copies of the software and all data stored on the Systems. 17 Employees 17.1 In this clause 17: (1) Employment Law means any law relating to the work, health, safety of employees in the course of their employment, industrial laws, anti-discrimination laws as well as any industrial agreements and awards; (2) Employee means an employee of the Palladium Group; (3) Superannuation Guarantee Charge means a charge levied against an employer for failing to make the minimum level of contribution to superannuation funds on behalf of its employees prescribed by the Superannuation Guarantee Administration Act 1992 (Cth); and (4) Work Safety Authority means a Regulatory Authority with responsibility for the investigation and enforcement of work health and safety legislation. 17.2 The Palladium Disclosure Materials Fairly Discloses details of the period of service, salary, accrued leave, participation (if any) in an applicable incentive arrangement, applicable

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 98 © Norton Rose Fulbright Australia allowances, for each employee of the Palladium Group (Employee) as at the relevant dates specified in such disclosure. 17.3 So far as Palladium is aware: (1) each Palladium Group Member has complied in all material respects with its obligations under any law relating to Employees, any employment contract and any applicable industrial agreements and awards in respect of each of their respective Employees; and (2) each person who provides consulting or management services to members of the Palladium Group is a true contractor and Palladium is not aware of any grounds on which such person could successfully claim to be an employee. 17.4 No member of the Palladium Group has given a written commitment to increase or supplement the wages, salaries, incentives, annual leave and leave loading, long service leave, benefits of any Employee beyond the amounts and entitlements specified in the Disclosure Material, where such commitments would in aggregate have a material financial impact on Palladium. 17.5 Each member of the Palladium Group complies in all material respects with its obligations under the relevant Employment Law, industrial agreements and awards, and with all codes of conduct and practice relevant to conditions of service and to the relations between it and Employees employed by it. 17.6 Each member of the Palladium Group has kept accurate records in all material respects regarding the service of its Employees and, in respect of each member of the Palladium Group incorporated in Australia, such records meet such member of the Palladium record keeping obligations under the Fair Work Act 2009 (Cth) (if any) in all material respects. 17.7 No Palladium Group Member is a party to any collective bargaining agreement, workplace agreement or other contract with a trade union or industrial organisation, labour union, labour organisation, works council, group of employees or individual employees in respect of Employees and their employment. 17.8 During the 3 year period prior to the Execution Date, the Palladium Group has not been involved in any industrial dispute or other dispute with any employee organisation or union or association (including union organization attempts) to which any group of Employees or an individual Employee is in any way connected or affiliated, no dispute of this type has been threatened and as far as Palladium is aware there are no facts or circumstances that may give rise to any dispute of this type. 17.9 No Palladium Group Member has been prosecuted by a Governmental Agency in connection with its engagement of its employees. So far as Palladium is aware, no investigation or prosecution of this nature is pending, threatened or anticipated. 17.10 As at 24 February 2022, there were 56,417 Bonus Units issued in accordance with the Employee Variable Incentive Plan and no Employee has or will have the right to receive any further Bonus Units (except in accordance with the Employee Variable Incentive Plan as disclosed in the Palladium Disclosure Materials). 17.11 The Employee Variable Incentive Plan rules are current and complied with and have not been varied with respect to any participating Employee. No Palladium Employee is, or may become, entitled to any bonus, compensation, payment or other benefit:

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 99 © Norton Rose Fulbright Australia (1) in connection with this agreement or the transactions contemplated hereby; or (2) which is triggered by a change of control of Palladium, or by the termination or cessation of that Palladium relevant member of the Palladium Group. 17.12 Other than as Fairly Disclosed in the Palladium Disclosure Materials, no Palladium Group Member operates or has adopted, or has resolved or agreed to operate or adopt, any incentive plan in which Employees participate or may participate. 17.13 Details of all material current and unresolved incidents, investigations or Claims relating to health and safety issues which have occurred, been made or carried out before the Execution Date and affecting any Palladium Group Member or any Employees have been Fairly Disclosed in the Palladium Disclosure Materials. 17.14 The Palladium Group Members have complied with all their obligations to make superannuation or pension contributions which they are required to make on behalf of Employees. 17.15 The prescribed minimum level of superannuation support for each Employee based in Australia has been provided by each member of the Palladium Group so as not to incur a Superannuation Guarantee Charge liability. 17.16 So far as Palladium is aware, there are no overdue contributions due on the part of any member of the Palladium Group or any Employee that are outstanding and unpaid. 17.17 Provisions have been made by each member of the Palladium Group for any outstanding and unpaid benefits currently due to an Employee or his or her dependants or beneficiaries. 17.18 No member of the Palladium Group contributes to any defined benefit fund in respect of the Employees and no member of the Palladium Group is liable to contribute in respect of any defined benefit fund. 17.19 Each member of the Palladium Group: (1) has not been subject to a Work Safety Authority inspection in the last 3 years; (2) has not received any notice, prosecution, prohibition or other Claim from any Governmental Agency in relation to the employment by the Palladium Group of the employees of a Palladium Group member; (3) has not at any time received an improvement notice or prohibition notice from a Work Safety Authority in respect of work health and safety; and (4) is not currently subject to an investigation or prosecution by a Work Safety Authority and, so far as Palladium is aware, no facts, matters or circumstances exist which may give rise to any such investigation or prosecution; (5) where required by law, has workers' compensation insurance in place, and has paid its workers' compensation insurance up to date; and (6) so far as Palladium is aware, is not the subject of any current workers' compensation claim that is not covered by insurance.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 100 © Norton Rose Fulbright Australia 17.20 So far as Palladium is aware, no independent contractor engaged by a member of the Palladium Group (nor any of the personnel of an independent contractor) has asserted in writing that the independent contractor is an employee of any member of the Palladium Group (or is or was entitled to be treated as one) at law. 17.21 Except as would not result in any material losses for any member of the Palladium Group, each member of the Palladium Group has paid all wages, salaries, bonuses, commissions, wage premiums, fees, expense reimbursement, severance, and other compensation that have become due and payable to its employees, consultants, independent contractors, and other individual service providers pursuant to any law, contract, or policy. 17.22 No Employee is or may become entitled to any bonus, compensation, payment or other benefit in connection with this Agreement or the transaction contemplated hereby. 18 Compliance and proceedings 18.1 So far as Palladium is aware, each Palladium Group Member has conducted business at all times in material compliance with, and the ordinary conduct of the business as at Execution Date, with all applicable laws (whether of Australia or another jurisdiction). 18.2 No written Claim has been made by any person alleging that any Palladium Group Member has breached or has any liability under any applicable law. To Palladium's knowledge, there are no matters that could give rise to any such Claim. 18.3 To Palladium's knowledge there is no official investigation or inquiry in relation to any Palladium Group Member or business that is material to the operations of the Palladium Group. 18.4 The Palladium Group's accounting systems with respect to any Contract related to the Business between the Palladium Group and any Governmental Agency or any prime contractor to any Governmental Agency or any contractor, wholly or partially funded by, directly or indirectly or through any Governmental Agency are in compliance in all material respects with all governmental regulations and requirements. 19 Litigation and disputes 19.1 Other than the matters disclosed in the Palladium Disclosure Materials, no litigation, prosecution, arbitration, mediation, or other proceedings (including any investigation by a Governmental Agency) relating to the Palladium Group has been commenced in the 3 years prior to the Execution Date that is still outstanding and that will, or is reasonably likely to have, a material adverse effect on the operational or financial performance, or the reputation of the Palladium Group taken as a whole (Material Proceedings). 19.2 So far as Palladium is aware: (1) no Material Proceedings are pending or threatened against a Palladium Group Member and Palladium is not aware of any facts, matters or circumstances that may give rise to a Material Proceeding; and (2) no Palladium Group Member is subject to any outstanding or unsatisfied settlement, judgment, decree, award, order or other decisions of any court, quasi- judicial body or Governmental Agency. 19.3 There are no unsatisfied or outstanding judgments, awards, orders, decrees, Claims or demands against any Palladium Group Member.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 101 © Norton Rose Fulbright Australia 20 Insurances 20.1 The Palladium Disclosure Materials disclose reasonable details of the insurance policies effected and in force as at the Execution Date for the benefit of the Palladium Group (Insurance Policies). 20.2 As at the Execution Date, Palladium is not aware of anything which would lead to any of the Insurance Policies being voided, repudiated or denied. 20.3 So far as Palladium is aware, the Palladium Group has at all times maintained, with a reputable and duly authorised insurer, all insurances required by law or contract: (1) of the types, and with limits of indemnity, reasonably necessary having regard to the nature of the business and assets, including public risk and product liability insurance, insurance for the actions of, and injury to employees, and insurance for all of the assets which are of an insurable nature; and (2) against all risks normally insured against by persons carrying on the same type of business as the business conducted by the Palladium Group, each which are subject to excesses and deductibles. 20.4 As at the Execution Date, other than as set out in the Palladium Disclosure Materials: (1) there are no outstanding claims made by a Palladium Group Member or any person on its behalf under any Insurance Policy previously taken out by or for the benefit of any Palladium Group Member; (2) so far as Palladium is aware, there are no threatened or pending claims under any Insurance Policy and there are no facts, matters or circumstances which could give rise to an entitlement to make a claim under any Insurance Policy. 20.5 The members of Palladium Group have notified insurers of all relevant claims, facts, matters and circumstance as required by the notification provisions under each Insurance. 20.6 Other than insurance claims in the ordinary course of the business (the aggregate amount of which does not exceed USD$5 million), there is no Claim outstanding under an insurance policy and no matters that could give rise to any such Claim. 21 Tax 21.1 Any Tax due and payable by the Palladium Group for all periods up to the Accounts Date has been paid to the relevant Tax Authority or a provision or reserve for such Tax has been included in the Accounts. 21.2 Each Palladium Group Member has complied with all obligations imposed on them by any Tax Law or as requested by any Tax Authority. 21.3 Each Palladium Group Member has maintained proper and adequate records to enable it to comply with its obligations to: (1) prepare and submit any applications, information, notices, computations, returns and payments required in respect of any Tax Law; (2) prepare any accounts necessary for compliance with any Tax Law; and

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 102 © Norton Rose Fulbright Australia (3) retain necessary records as required by any Tax Law. 21.4 Each Palladium Group Member has up to the Implementation Date submitted any necessary applications, information, notices, computations and returns required by Tax Law to the relevant Tax Authority in respect of any Tax relating to the Palladium Group. 21.5 So far as Palladium is aware, any information, notice, computation and return that has been submitted by any Palladium Group Member to a Tax Authority: (1) discloses all facts required to be disclosed under any Tax Law; and (2) is not misleading. 21.6 Palladium is not aware of any current, pending or threatened Tax or Duty audit, reviews or investigation relating to any member of the Palladium Group. 21.7 There are no disputes between any member of the Palladium Group and any Governmental Agency in respect of any Tax or Duty. 21.8 No member of the Palladium Group will have a franking or imputation account deficit immediately at or any time after the Implementation Date as a result of any act, transaction or omission relating to periods prior to the Implementation Date. No act or omission of any member of Palladium before the Implementation Date will cause any member of Palladium to be liable for franking tax or a similar Tax at or after the Implementation Date. 21.9 There will not be any franking debit to the franking account of any member of Palladium that relates to a transaction or arrangement entered into before the Implementation Date. 21.10 No member of Palladium has ever (i) had any taxable presence outside the country in which it is a tax resident or (ii) received notice that it may be subject to Tax in a jurisdiction where it does not currently file tax returns or pay Tax. 21.11 No debt owed by any member of the Palladium Group has been, or has been agreed to be, released, waived, forgiven or otherwise extinguished in circumstances which would have attracted any Tax or the operation of the debt forgiveness rules or limited recourse debt rules under the Tax Law. 21.12 No member of the Palladium Group has entered into or been a party to any transaction which contravenes any anti-avoidance or integrity provisions of any Tax Law. 21.13 Any ruling, determination or election requested, received or made by any member of Palladium in respect of Tax or Duty: (1) has been Fairly Disclosed in the Palladium Disclosure Materials; and (2) has at all times been complied with in all material respects by that member of the Palladium Group. 21.14 No agreement extending the period for assessment or collection of any Tax or Duty of any member of the Palladium Group has been executed or filed with any Governmental Agency. 21.15 All registrations required to be maintained by any member of the Palladium Group with any Governmental Agency in relation to Tax or Duty are and have at all times been maintained by that member of the Palladium Group.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 103 © Norton Rose Fulbright Australia 21.16 Each member of the Palladium Group has at all relevant times appointed a public officer where required under the applicable Tax Laws. 21.17 No member of the Palladium Group has entered into or been a party to an arrangement, agreement or indemnity whereby it is liable to reimburse or indemnify another party in respect of Tax or Duty, other than pursuant to customary gross up clauses, and no member of the Palladium Group has any liability for Taxes of another person as a transferee or successor. 21.18 No member of the Palladium Group has a tainted share capital account or a share capital account that is taken to be tainted under any Tax Law and no member of the Palladium Group has taken any action, up to the Implementation Date, that would cause such account, nor has an election been made at any time up to and including the account. 21.19 No member of the Palladium Group has made any election or made any choice under Division 230 of the ITAA 1997. 21.20 No member of the Palladium Group has been in breach of the benchmark franking percentage rules. 21.21 No tax attributes of the Palladium Group as at the implementation of the Scheme are subject to any losses, limitations or restrictions due to prior changes in the control or ownership of the Palladium Group. 21.22 No member of the Palladium Group is a party to any document, instrument, contract, agreement, deed or transaction in respect of which it is or will become liable to pay GST in circumstances where such member of the Palladium Group has no express entitlement to increase the consideration payable under the document, instrument, contract, agreement, deed or transaction or otherwise seek reimbursement so that such member of the Palladium Group retains the amount it would have retained but for the imposition of GST. 21.23 Each member of the Palladium Group: (1) that is required to be registered for GST under the GST Law is so registered; (2) has complied in all respects with the GST Law; (3) is not in default of any obligation to make or lodge any payment or GST return or notification under the GST Law; and (4) has adequate systems established for it to ensure it complies with the GST Law; and (5) where it has the right to require another party to any such agreement or arrangement to pay to it an amount on account of GST, has enforced that right. 21.24 The members of the Palladium Group have only been members (if at all) of the Palladium GST Group. 21.25 No member of the Palladium Group: (1) has paid any amount on account of, or in respect of, GST to any entity which it was not contractually required to pay; and

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 104 © Norton Rose Fulbright Australia (2) is, and has never been, a member (including a joint venture operator) of a GST joint venture. 21.26 All documents, instruments, contracts, agreements, deeds or transactions which are liable to Duty, or necessary to establish the title of each member of the Palladium Group to an asset, have had Duty paid in full in accordance with all applicable Tax Laws, and there is no requirement to upstamp on account of an interim assessment. 21.27 No event has occurred, or will occur, as a result of anything provided for in this deed, or as a result of this deed itself, as a result of which any Duty from which a member of the Palladium Group may have obtained an exemption or other relief prior to the date of this deed may become payable on any document, instrument, contract, agreement, deed or transaction. 21.28 All Tax and Duty that have become due and payable by a Palladium Group Member has been paid on or before the due date for such payment and all assessment of Tax or Duty on a Palladium Group Member due for payment has been paid and no Palladium Group Member is in arrears in respect of any assessed Taxes, Duties, levies or imposts for any period up to and including the Implementation Date 21.29 Each Palladium Group Member has complied with all applicable legislation, including Tax Laws and any agreement binding on it, in respect of those contractors. 21.30 At the Execution Date, each Palladium Group Member: (1) has not lodged a private ruling request; (2) is aware of any proposed amendments to any [Tax Return]; or (3) has made any agreement with or undertaking to any Governmental Agency in respect of any matter related to Tax or Duty. 21.31 No Palladium Group Member has received any monetary COVID-19 related government support initiatives. 21.32 All assessable income derived by the Palladium Group in each year of income has been disclosed in the income Tax returns filed and all deductions claimed in each of those returns were allowable deductions in the relevant year of income. 22 Information 22.1 The Palladium Disclosure Materials have been prepared by Palladium in good faith and with reasonable care and, as far as the Palladium is aware, the information contained in the Palladium Disclosure Materials is not, when considered as a whole, misleading or deceptive. 22.2 Palladium has not knowingly withheld from the Palladium Disclosure Materials anything of which Palladium is aware and which might reasonably affect the willingness of Bidder to enter into and complete the transactions contemplated by this Agreement. 23 Specific compliance matters 23.1 So far as Palladium is aware, no member of the Palladium Group or past or present director, officer, employee or agent or other person acting on behalf of any member of the Palladium Group is currently or has in the past 5 years been directly or indirectly:

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 105 © Norton Rose Fulbright Australia (1) engaged in any activity that would violate any anti-money laundering laws, anti- bribery laws or anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act, and the Australian laws implemented pursuant to the OECD Anti-Bribery Convention, in each case in any jurisdiction (such laws, the Relevant Laws), including having: (a) offered, promised or provided a benefit to another with the intention to induce a person to act improperly, illegally or in breach of trust or reward a person for acting improperly, illegally or in breach of trust; (b) participated in any form of corruption, bribery or collusion involving illegal or dishonest behaviour; (c) given or authorized or agreed to give, offered, promised, provided, solicited, requested or accepted kickbacks, bribes, secret commissions or facilitation payments, or unlawful rebates or discounts; or (d) given or authorized or agreed to give, offered, promised or made an unlawful contribution or any money or thing of value to a politician, political cause or public official of any kind, including any Officer or employee of any Governmental Agency or any person, nor provided any benefit that is, or may be deemed to be, illegal under any Relevant Laws. (2) the subject of any allegation, investigation, notice, inquiry or proceeding regarding any offence or alleged offence or wrongdoing under any Relevant Laws, and so far as Palladium is aware: (a) no such allegation, investigation, inquiry or proceeding has been threatened or is pending; and (b) there are no facts, matters or circumstances which are reasonably likely to give rise to any such allegation, investigation, notice, inquiry or proceeding; or (3) the subject of any voluntary or involuntary disclosure to a Governmental Agency, regarding any offence or alleged offence or wrongdoing under any Relevant Laws, and so far as Palladium is aware: (a) no such voluntary of involuntary disclosure is to a Governmental Agency pending; and (b) there are no facts, matters or circumstances which are reasonably likely to give rise to any such voluntary or involuntary disclosure to a Governmental Agency.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 106 © Norton Rose Fulbright Australia Schedule 5 Palladium and proposed Bidder capital details Part A Palladium Security Total number on issue Palladium Shares 4,382,298 Other securities on issue in Palladium Nil Obligations on Palladium to issue Palladium Shares and/or other securities in Palladium to a Third Party None. Part B PGHI Issued Capital Immediately Prior to Implementation of the Scheme Security Total number PGHI Shares issued to PGCI 17,529,193 PGHI Share issued to Jeff Kissel 1 Total issued capital 17,529,194 Part C PGHI Issued Capital Immediately after Implementation of the Scheme Security Total number New PGHI Shares issued to the Scheme Shareholders under the Scheme 4,382,298 PGHI Shares held by PGCI 17,529,192 Total issued capital 21,911,490

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Schedule 6 – Material Contracts

1. Catalyze - USAID
2. HP+ - USAID
3. IHP Nigeria - USAID
4. Data.Fi - USAID
5. Lafiya - FCDO
6. Challenge Fund Youth Employment – Dutch Ministry Foreign Affairs
7. HSOT/HEROS - FCDO
8. EXPAND - USAID
9. IFSLU/P4F - FCDO
10. CEO Guatemala - USAID
11. AIP – PRISMA2 - DFAT
12. Market Dev Facility Phase 2 - DFAT

13 Restart UK (client FedCap)

14. Mali HSS (client: USAID)
15. Egypt Trade (client: USAID)
16. UGANDA HSS (client: USAID)
17. KENYA IM (client: USAID)
18. E4 IDIQ (client: USAID)

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DocuSign Envelope ID: B1521EA1-8D05-4329-A5A8-BD169256444F

Schedule 7 – Business Intellectual Property

1 Trade marks

1.1 Palladium Enterprises Limited

Jurisdiction	TM No.	Trade Mark	Status	Priority date	Class/es	Owner
Argentina	App: 3411993 Reg: 2766497	BALANCED SCORECARD PORTAL	Registered	22 May 2015	35	Palladium Enterprises Limited
Argentina	App: 2029273 Reg: 2766496	BALANCED SCORECARD PORTAL	Registered	11 Dec 2003	41	Palladium Enterprises Limited
Argentina	App: 2029277 Reg: 2766494	BSC ONLINE	Registered	11 Dec 2003	41	Palladium Enterprises Limited
Argentina	App: 6898076 Reg: 2766495	BSC ONLINE	Registered	07 Jun 2006	35	Palladium Enterprises Limited
Argentina	App: 22029275 Reg: 2766500	BSC PORTAL	Registered	11 Dec 2003	41	Palladium Enterprises Limited
Argentina	App: 2029270 Reg: 2766501	BSC PORTAL	Registered	11 Dec 2003	35	Palladium Enterprises Limited
Argentina	App: 2029271 Reg: 2766498	STRATEGY-TO-RESULTS	Registered	11 Dec 2003	41	Palladium Enterprises Limited
Argentina	App: 2029272 Reg: 2766499	STRATEGY-TO-RESULTS	Registered	11 Dec 2003	35	Palladium Enterprises Limited
Australia	1256236	BALANCED SCORECARD HALL OF FAME	Registered	11 Aug 2008	35	Palladium Enterprises Limited
Australia	1417517	KAPLAN & NORTON	Registered	31 Mar 2011	35	Palladium Enterprises Limited
Australia	1076581	PALLADIUM	Registered	17 Jun 2005	35	Palladium Enterprises Limited
Australia	1763337	PALLADIUM	Registered	13 Nov 2015	35, 36, 39, 41, 43	Palladium Enterprises Limited

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EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 109 © Norton Rose Fulbright Australia Jurisdiction TM No. Trade Mark Status Priority date Class/es Owner Australia 1767378 Registered 13 Nov 2015 35, 36, 39, 41, 43 Palladium Enterprises Limited Australia 1808342 REALISATION OF IMPACT Registered 12 Sept 2016 35, 36, 39, 41, 43, 45 Palladium Enterprises Limited Brazil 827689861 PALLADIUM Registered 21 Dec 2010 35 Palladium Enterprises Limited Canada App: 1256236 Reg: TMA588947 BALANCED SCORECARD COLLABORATIVE Registered 1 Mar 2001 35 Palladium Enterprises Limited Canada App: 1406856 Reg: TMA805918 BALANCED SCORECARD HALL OF FAME Registered 11 Aug 2008 41 Palladium Enterprises Limited Canada App: 1194538 Reg: TMA686018 BSC PORTAL Registered 29 Oct 2003 35 Palladium Enterprises Limited Canada App: 1441709 Reg: TMA771225 KAPLAN & NORTON Registered 16 Jun 2009 35 Palladium Enterprises Limited Canada 686686 PALLADIUM Registered 27 Apr 2007 35 Palladium Enterprises Limited China (People's Republic) 6894114 BALANCED SCORECARD HALL OF FAME Registered 14 Sept 2012 35 Palladium Enterprises Limited Colombia 312243 PALLADIUM Registered 30 Aug 2005 35 Palladium Enterprises Limited Costa Rica App: 2005- 0006503 Reg: 162344 PALLADIUM Registered 30 Aug 2005 35 Palladium Enterprises Limited European Union (Community) App: 1256236 Reg: 007156656 BALANCED SCORECARD HALL OF FAME Registered 11 Aug 2008 16, 35, 36 Palladium Enterprises Limited European Union (Community) App: 008370603 Reg: 8370603 KAPLAN & NORTON Registered 17 Jun 2009 16, 35 Palladium Enterprises Limited

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 110 © Norton Rose Fulbright Australia Jurisdiction TM No. Trade Mark Status Priority date Class/es Owner European Union (Community) 1295057 PALLADIUM Opposed 13 Nov 2015 35, 36, 39, 41, 43 Palladium Enterprises Limited European Union (Community) 4490017 PALLADIUM Registered 14 Jun 2005 35 Palladium Enterprises Limited European Union (Community) 1296428 Opposed 13 Nov 2015 36, 39, 41 Palladium Enterprises Limited European Union (Community) 14818744 REALISATION OF IMPACT Registered 19 Nov 2015 35, 36, 39, 41, 43, 45 Palladium Enterprises Limited Guatemala App: 2005-6145 Reg: 152891 PALLADIUM Registered 22 Aug 2015 35 Palladium Enterprises Limited India 1370546 PALLADIUM Registered 12 Jul 2005 35 Palladium Enterprises Limited International registration 1292918 FUTURES GROUP Registered 11 Jun 2015 35, 36, 41, 44 Palladium Enterprises Limited International registration 1292919 Registered 11 Jun 2015 35, 36, 41, 44 Palladium Enterprises Limited International registration 1295057 PALLADIUM Registered 13 Nov 2015 35, 36, 39, 41, 43 Palladium Enterprises Limited International registration 859434A PALLADIUM Registered 17 Jun 2005 35 Palladium Enterprises Limited International registration 859434B PALLADIUM Registered 17 Jun 2005 35 Palladium Enterprises Limited

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 111 © Norton Rose Fulbright Australia Jurisdiction TM No. Trade Mark Status Priority date Class/es Owner International registration 1296428 Registered 13 Nov 2015 36, 39 Palladium Enterprises Limited International registration 1318323 REALISATION OF IMPACT Registered 12 Sept 2016 35, 36, 39, 41, 43, 45 Palladium Enterprises Limited Korea, Republic of App: 41-2008- 0025735 Reg: 41- 0193796 PALLADIUM Registered 29 Sept 2008 35 Palladium Enterprises Limited Malaysia 05010566 PALLADIUM Registered 30 Jun 2005 35 Palladium Enterprises Limited Mexico App: 41-2008 0025735 Reg: 932242 PALLADIUM Registered 7 Sept 2005 35 Palladium Enterprises Limited Mexico App: 634039 Reg: 860748 STRATEGY-TO-RESULTS Registered 15 Dec 2003 35 Palladium Enterprises Limited Mexico App: 634040 Reg: 828692 STRATEGY-TO-RESULTS Registered 15 Dec 2003 41 Palladium Enterprises Limited New Zealand 794176 BALANCED SCORECARD HALL OF FAME Registered 11 Aug 2008 35 Palladium Enterprises Limited New Zealand 796737 PALLADIUM Registered 26 Sept 2008 35 Palladium Enterprises Limited Norway 859434A PALLADIUM Registered 17 Jun 2005 35 Palladium Enterprises Limited Panama 144947 PALLADIUM Registered 30 Aug 2005 35 Palladium Enterprises Limited Paraguay App: 2005- 19011 Reg: 446991 PALLADIUM Registered 1 Jul 2005 35 Palladium Enterprises Limited Russian Federation 859434A PALLADIUM Registered 17 Jun 2005 35 Palladium Enterprises Limited

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 112 © Norton Rose Fulbright Australia Jurisdiction TM No. Trade Mark Status Priority date Class/es Owner South Africa 2009/02274 PALLADIUM Registered 2 Oct 2009 35 Palladium Enterprises Limited South Africa 2005/12431 PALLADIUM Registered 23 Jun 2005 35 Palladium Enterprises Limited Switzerland 859434A PALLADIUM Registered 17 Jun 2005 35 Palladium Enterprises Limited Taiwan App: 094031769 Reg: 1196977 PALLADIUM Registered 1 Jul 2005 35 Palladium Enterprises Limited United Arab Emirates App: 127929 Reg: 150066 PALLADIUM Registered 7 Apr 2009 35 Palladium Enterprises Limited United Kingdom App: 1256236 Reg: 00907156656 BALANCED SCORECARD HALL OF FAME Registered 11 Aug 2008 16, 35, 36 Palladium Enterprises Limited United Kingdom UK00908370603 KAPLAN & NORTON Registered 17 Jun 2009 16, 35 Palladium Enterprises Limited United Kingdom UK00904490017 PALLADIUM Registered 14 Jun 2005 35 Palladium Enterprises Limited United Kingdom 3117107 PALLADIUM Registered 9 Jul 2015 35, 36, 39, 41, 43 Palladium Enterprises Limited United Kingdom 3117112 Registered 9 Jul 2015 35, 36, 39, 41, 43 Palladium Enterprises Limited United Kingdom UK00914818744 REALISATION OF IMPACT Registered 19 Nov 2015 35, 36, 39, 41, 43, 45 Palladium Enterprises Limited United Kingdom 801292919 Registered 15 Dec 2014 35, 44 Palladium Enterprises Limited United Kingdom 801292918 FUTURES GROUP Registered 15 Dec 2014 35, 41 Palladium Enterprises Limited United States of America App: 76137997 Reg: 2637639 BALANCED SCORECARD COLLABORATIVE Registered 29 Sept 2000 35, 41 Palladium Group Inc

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ 113 © Norton Rose Fulbright Australia Jurisdiction TM No. Trade Mark Status Priority date Class/es Owner United States of America App: 77394741 Reg: 3710919 BALANCED SCORECARD HALL OF FAME Registered 12 Feb 2008 35 Palladium Enterprises Limited United States of America App: 77394755 Reg: 3707388 BALANCED SCORECARD HALL OF FAME FOR EXECUTING STRATEGY Registered 12 Feb 2008 41 Palladium Enterprises Limited United States of America App: 79185811 Reg: 5293352 PALLADIUM Registered 13 Nov 2015 35, 39, 41 Palladium Enterprises Limited United States of America App: 78581787 Reg: 3669416 PALLADIUM Registered 7 Mar 2005 35 Palladium Enterprises Limited United States of America App: 87/486475 Reg: 5997449 PALLADIUM Registered 13 Jun 2017 36, 37 Palladium Enterprises Limited United States of America App: 79186362 Reg: 5388733 Registered 13 Nov 2015 35, 39, 41, 43 Palladium Enterprises Limited United States of America App: 87602924 Reg: 6147844 Registered 11 Sept 2017 36, 37 Palladium Enterprises Limited United States of America App: 79195856 Reg: 5225483 REALISATION OF IMPACT Registered 12 Sept 2016 35, 36, 39, 41, 43, 45 Palladium Enterprises Limited

DocuSign Envelope ID: B1521EA1-8D05-4329-A5A8-BD169256444F

Jurisdiction	TM No.	Trade Mark	Status	Priority date	Class/es	Owner
United States of America	5052242		Registered	15 Dec 2014	35, 36, 41, 44	Palladium Enterprises Limited
United States of America	5052241	FUTURES GROUP	Registered	15 Dec 2014	35, 36, 41, 44	Palladium Enterprises Limited
Venezuela	App: 2005-019619 Reg: S-031939	PALLADIUM	Registered	6 Sept 2005	35	Palladium Enterprises Limited
Vietnam	App: 4-2005-11465 Reg: 85262	PALLADIUM	Registered	6 Sept 2005	35	Palladium Enterprises Limited

1.2 GRM International Pty Ltd

Jurisdiction	TM No.	Trade Mark	Status	Priority date	Class/es	Owner
Australia	1657832	GRM FUTURES	Registered	12 Nov 2014	35, 36, 41, 44	GRM International Pty Ltd
Australia	1657830	GRM INTERNATIONAL	Registered	12 Nov 2014	35, 36, 41, 44	GRM International Pty Ltd
Australia	1657854		Registered	12 Nov 2014	35, 36, 41, 44	GRM International Pty Ltd
EU	1263694	GRM INTERNATIONAL	Registered	05 Dec 2014	35, 36, 41, 44	GRM International Pty Ltd
EU	1263374		Registered	05 Dec 2014	35, 36, 41, 44	GRM International Pty Ltd
International	1263694	GRM INTERNATIONAL	Registered	05 Dec 2014	35, 36, 41, 44	GRM International Pty Ltd

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DocuSign Envelope ID: B1521EA1-8D05-4329-A5A8-BD169256444F

Jurisdiction	TM No.	Trade Mark	Status	Priority date	Class/es	Owner
(designating USA and EU)						
International (designating USA and EU)	1263374		Registered	05 Dec 2014	35, 36, 41, 44	GRM International Pty Ltd
UK	UK00801263694	GRM INTERNATIONAL	Registered	05 Dec 2014	35, 36, 41, 44	GRM International Pty Ltd
UK	UK00801263374		Registered	05 Dec 2014	35, 36, 41, 44	GRM International Pty Ltd
USA	App: 79172026 Reg: 5010107	GRM INTERNATIONAL	Registered	05 Dec 2014	35, 36, 41, 44	GRM International Pty Ltd
USA	App: 79171854 Reg: 5000632		Registered	05 Dec 2014	35, 36, 41, 44	GRM International Pty Ltd

1.3 Enclude Holding B.V.

Jurisdiction	TM No.	Trade Mark	Status	Priority date	Class/es	Owner
International Registration Designating Switzerland, India and the United States	1187283	ENCLUDE	Registered	11 September 2013	35, 36	Enclude Holding B.V.
International Registration Designating Switzerland, India and the United States	1184962		Registered	11 September 2013	35, 36	Enclude Holding B.V.

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DocuSign Envelope ID: B1521EA1-8D05-4329-A5A8-BD169256444F

Jurisdiction	TM No.	Trade Mark	Status	Priority date	Class/es	Owner
Note: Renewal not made for the US mark September 2021						
European Union (EUTM)	012052593	ENCLUDE	Registered	08 August 2013	35, 36	Enclude Holding B.V.
European Union (EUTM)	012052643		Registered	08 August 2013	35, 36	Enclude Holding B.V.
United Kingdom	UK00003005956	ENCLUDE Enclude	Registered	14 May 2013	36	Enclude Holding B.V.
United Kingdom	UK00003005957	TRINNOVATE	Registered	14 May 2013	36	Enclude Holding B.V.
United Kingdom	UK00912052593	ENCLUDE	Registered	08 August 2013	35, 36	Enclude Holding B.V.
United Kingdom	UK00912052643		-	-	35, 36	Enclude Holding B.V.
Pakistan	344706		-	-	36	Enclude Holding B.V.
Pakistan	344707	ENCLUDE	-	-	36	Enclude Holding B.V.

2 Domain names

2.1 Managed domains

subaiassemblies.pk
thebpp.com.au
lamisplus.com
lamisplus.net
lamisplus.org
lamisplus.info
lamisplus.co
Perucacao.org
australiaawards.org
pacificsecondaryscholarships.com.au
policyproject.com
australiaawardsafrica.org
partnerships4forests.org
partnershipsforforests.org
palladium.group
hdif-tz.org
p2-infrastructure.com
p2-infrastructure.com.au

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pathways.ph
vljp.com.au
vapjp.com
businesspartnershipsplatform.com.au
carana.com
australiaawardstimorleste.org
propelhealth.org
idlgroup.co.uk
theidlgroup.co.uk
grmfutures.com
theidlgroup.com
propcommaikarfi.org
hatappr.org
hatcard.org
fpfinancingroadmap.org
cfye.nl
palladiumimpact.eu
letsmakeitpossible.eu
letsmakeitpossible.com
nomis-ng.org
nomis-ng.com
nomis-ng.info
nomis-ng.net
letsmakeitpossible.com.au
isfmw.com
letsmakeitpossible.net
letsmakeitpossible.org
letsmakeitpossible.co.uk
mnch2.com
ENCLUDE.ORG
thepalladiumgroup.co.ke
thebpp.com.au
palladiumimpact.ae
palladiumimpact.co.uk
palladiumimpact.com
palladiumimpact.net
palladiumimpact.org
theimpactprogramme.org.uk
channelresearch.com
thepalladiumgroup.co.za
thepalladiumgroup.com.af
thepalladiumgroup.us
thepalladiumgroup.sg
besu.com.au
iaen.org
thepalladiumgroup.co.id
palladiumstrategy.com
ecp-perlnigeria.net
arc-perlnigeria.net
grminternational.com
grminternational.org
thepaladiumgroup.com.ng
palladium.global
apccap.com
australiaawardstl.org
aqep.com.au
wearepalladium.com
wearepalladium.info
wearepalladium.net
wearepalladium.org
grmfuturesgroup.com
climatewise.com.au
cswashfund.org
cswashfund.com
thepalladiumgroup.com
kyeemafoundation.org
populationmalawi.org
herosuk.com
springaccelerator.com
springaccelerator.info
springaccelerator.net
springaccelerator.org
hsot.org
palladiumimpactcapital.com
palladiumimpactinvestment.com
palladiumimpactcapital.com
palladiumimpactinvestment.com
ceomis.org
perlnigeria.net
thepalladiumgroup.com.pk
thepalladiumgroup.com.bd
kimdatabase.com
partnerships4forests.co.uk
partnerships4forests.com
partnerships4forests.info
partnerships4forests.net

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partnershipsforforests.co.uk
partnershipsforforests.com
partnershipsforforests.info
partnershipsforforests.net
isfmalawi.com
mentari.info
palladiumimpact.com.au
thepalladiumgroup.ae
thepalladiumgroup.com.ph
thepalladiumgroup.eu
letsmakeitpossible.ae
thepalladiumgroup.co.tz
thepalladiumgroup.com.my
driversofchange.net
hklogistics.com.au
hklogistics.com.au
revere.eco
ihp-nigeria.com
healthpolicyplus.com
palladiumpims.com
palladiumtesting.com
thepalladiumgroup.com
futuresgroup.com
ENCLUDECAPITAL.COM
SBKSBI.COM
SHOREBANKINTERNATIONAL.COM
ENCLUDESOLUTIONS.COM
healthpolicyproject.com
channelresearch.co.uk

2.2 Office365 domains

3icambodia.org
7e4059.msamer01.cloud-voice.io
7e4059.msapac01.cloud-voice.io
7e4059.msemea01.cloud-voice.io
achievemis.org
adsafrica.org
aip-arisa.or.id
aip-prisma.or.id
aip-rural.or.id
aip-safira.or.id
aip-tirta.or.id
americas.thepalladiumgroup.com
apac.thepalladiumgroup.com
apccap.com
apclimatepartnership.com.au
aqep.com.au
arisa.or.id
australiaawardsafrica.org
australiaawardstl.org
besu.com.au
businesspartnershipsplatform.com.au
cfye.nl
channelresearch.com
climatewise.com.au
ecp-perlnigeria.net
emea.thepalladiumgroup.com
encludecapital.com
encludesolutions.com
ep-pom.com
fpfinancingroadmap.org
ftfagdiv.com
futuresgroup.com
grmfutures.com
grmfutures.onmicrosoft.com
grmfuturesgroup.com
grminternational.com
hdif-tz.org
herosuk.com
hivdata4decisionmaking.org
hklogistics.com.au
hsot.org
ihp-nigeria.com
inovasi.or.id
Integrated apps
isfmalawi.com
isfmw.com
kimdatabase.com
kyeemafoundation.org
lafiya-nigeria.com
letsmakeitpossible.com

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mail.thepalladiumgroup.com
mentari.info
mnch2.com
mobilisingfordevelopment.com
mobilizingfordevelopment.com
nutecmdmis.com
p2infrastructure.com.au
pacificlabourfacility.com.au
pacificsecondaryscholarships.com.au
palladiumgroup.onmicrosoft.com
palladiumstrategy.com
palladiumtest.com
Partner relationships
partnershipsforforests.com
pathways.ph
PeruCacao.org
populationmalawi.org
prisma.or.id
propcommaikarfi.org
revere.eco
safira.or.id
subaiassemblies.pk
tass.or.id
thebpp.com.au
theidlgroup.com
theimpactprogramme.org.uk
thepalladiumgroup.co.tz
thepalladiumgroup.com
tirta.or.id
uhss.co.ug
ukpact.co.uk
vapjp.com
vljp.com.au
westafricafoodmarkets.org

3 Business names

Nil.

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ Annexure A
© Norton Rose Fulbright Australia

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ Annexure A © Norton Rose Fulbright Australia Schedule 8 - Calculation of Scheme Consideration Scheme Consideration Summary USD Total Amount USD Per Share Amount Approximate % of Scheme Consideration Scheme Shares (on issue at the date of SIA) 4,382,298 Total Consideration $ 377,500,000 $ 86.14 Permitted dividends* 4,075,537 $ 0.93 Scheme Consideration $ 373,415,613 $ 85.21 100% Comprised of: Cash Consideration $ 224,066,897 $ 51.13 60% Value of New GISI Shares** $ 74,674,358 $ 17.04 20% Value of New PGHI Shares*** $ 74,674,358 $ 17.04 20% Notes: * Permitted dividends of AUD$0.42, or USD$0.31, per share as of 30 September 2021, 31 December 2021 and 31 March 2022 ** The number of New GISI Shares will be 0.4088 share for each Scheme Share *** The number of New PGHI Shares will be one share for each Scheme share

EXECUTION VERSION - Project Marvel - Second Amended and Restated Scheme Implementation Agreement - EXECUTION VERSION(301201881_3)_ Annexure A © Norton Rose Fulbright Australia Executed as an agreement on the date shown on the first page of this Agreement Executed by Palladium Holdings Pty Ltd ACN 640 464 197 in accordance with section 127 of the Corporations Act 2001 (Cth): Director/company secretary Director Name of director/company secretary (BLOCK LETTERS) Name of director (BLOCK LETTERS) Executed by Global Infrastructure Solutions, Inc. Authorised signatory Name of authorised signatory (BLOCK LETTERS) Executed by Palladium Global Holdings Inc. Authorised signatory Name of authorised signatory (BLOCK LETTERS) Executed by Palladium Global Corporation Authorised signatory Name of authorised signatory (BLOCK LETTERS)

Annexure C – Scheme 138 Annexure C – Scheme

APAC-#119673240-v2 © Norton Rose Fulbright Australia 1 Scheme of Arrangement Parties Palladium Holdings Pty Ltd ACN 640 464 197 Scheme Shareholders John Elliott Norton Rose Fulbright Australia Level 60, Martin Place, Sydney NSW 2000 Tel: +61 2 9330 8684 nortonrosefulbright.com Our ref: 4044143

APAC-#119673240-v2 © Norton Rose Fulbright Australia Contents 1 Definitions and interpretation...................................................................................... 1 1.1 Definitions ..................................................................................................... 1 1.2 Interpretation ................................................................................................. 4 1.3 Business Day ................................................................................................ 5 2 Preliminary ................................................................................................................ 5 2.1 Palladium ...................................................................................................... 5 2.2 Bidder, PGHI and GISI .................................................................................. 5 2.3 If Scheme becomes Effective ........................................................................ 5 2.4 Scheme Implementation Agreement .............................................................. 5 2.5 Deed Poll ...................................................................................................... 5 3 Conditions precedent ................................................................................................. 6 3.1 Conditions precedent to Scheme ................................................................... 6 3.2 Conditions precedent and operation of clause 5 ............................................. 6 3.3 Certificate in relation to conditions precedent ................................................. 6 4 Scheme ..................................................................................................................... 7 4.1 Effective Date ................................................................................................ 7 4.2 Termination and End Date ............................................................................. 7 5 Implementation of Scheme ........................................................................................ 7 5.1 Lodgement of Court orders with ASIC ............................................................ 7 5.2 Transfer and registration of Palladium Shares ................................................ 7 5.3 Title to and rights in Palladium Shares ........................................................... 8 5.4 Scheme Shareholders’ agreements ............................................................... 8 5.5 Warranty by Scheme Shareholders ............................................................... 8 5.6 Transfer free of Encumbrances ...................................................................... 8 5.7 Appointment of Bidder as sole proxy .............................................................. 8 6 Scheme Consideration ............................................................................................... 9 6.1 Entitlement to Scheme Consideration ............................................................ 9 6.2 Provision of Scheme Consideration ............................................................... 9 6.3 Joint holders ................................................................................................ 10 6.4 Fractional entitlements and shareholding splitting or division........................ 11 6.5 Unclaimed monies ....................................................................................... 11 6.6 Orders of a court or Government Agency ..................................................... 12 6.7 Status of New PGHI Shares and New GISI Shares ...................................... 12 7 Dealings in Scheme Shares ..................................................................................... 12 7.1 Determination of Scheme Shareholders ....................................................... 12 7.2 Share Register ............................................................................................ 13 7.3 No disposals after Record Date ................................................................... 13 7.4 Maintenance of Share Register .................................................................... 13 7.5 Effect of certificates and holding statements ................................................ 13 7.6 Details of Scheme Shareholders .................................................................. 13 8 General ................................................................................................................... 13 8.1 Power of attorney ........................................................................................ 13 8.2 Variations, alterations and conditions ........................................................... 14 8.3 Further action by Palladium ......................................................................... 14

APAC-#119673240-v2 © Norton Rose Fulbright Australia 8.4 Authority and acknowledgement .................................................................. 14 8.5 No liability when acting in good faith ............................................................ 14 8.6 Enforcement of Deed Poll ............................................................................ 14 8.7 Stamp duty and registration fees ................................................................. 14 8.8 Notices ........................................................................................................ 15 8.9 Governing law and jurisdiction ..................................................................... 15

APAC-#119673240-v2 © Norton Rose Fulbright Australia 1 Scheme of Arrangement under Part 5.1 of the Corporations Act 2001 (Cth). Parties Palladium Holdings Pty Ltd ACN 640 464 197 of Level 7, 307 Queen Street, Brisbane QLD 4000 (Palladium) Each person registered as a holder of fully paid ordinary shares in Palladium as at the Record Date (Scheme Shareholders) It is agreed 1 Definitions and interpretation 1.1 Definitions In this Scheme: (1) ASIC means the Australian Securities and Investments Commission. (2) Bidder means Palladium Global Corporation. (3) Business Day means a day that is not a Saturday, Sunday or any other day which is a public holiday or a bank holiday in Brisbane, Australia, Sydney, Australia or California, the United States of America. (4) Cash Consideration means the amount of USD$51.13 cash for each Scheme Share held by a Scheme Shareholder. (5) Corporations Act means the Corporations Act 2001 (Cth). (6) Court means the Federal Court of Australia. (7) Deed Poll means the deed poll dated 16 March 2022 executed by Bidder, PGHI and GISI substantially in the form of Annexure B of the Scheme Implementation Agreement or as otherwise agreed by Palladium, Bidder, PGHI and GISI under which Bidder, PGHI and GISI covenant in favour of each Scheme Shareholder to perform their obligations under this Scheme. (8) Delivery Time means, in relation to the Second Court Date, two hours before the commencement of the Second Court Hearing of if the commencement of the hearing is adjourned for any reason, the first day on which the adjourned application is heard. (9) Effective means the coming into effect under section 411(10) of the Corporations Act of the order of the Court made under section 411(4)(b) of the Corporations Act in relation to this Scheme. (10) Effective Date means the date on which the Scheme becomes Effective. (11) Encumbrance means a mortgage, charge, pledge, lien, security interest, title retention, preferential right, trust arrangement, contractual right of set-off, or any other security agreement or arrangement of any kind whatsoever in favour of any person, whether registered or unregistered, including any Security Interest, or any

APAC-#119673240-v2 © Norton Rose Fulbright Australia 2 agreement or arrangement to create any of them or to allow any of them to exist and Encumber has a corresponding meaning. (12) End Date means 16 June 2022 or such other date as agreed in writing between Bidder and Palladium. (13) GISI means Global Infrastructure Solutions Inc. (14) GISI Share means a share of Class A common stock, par value USD$0.00001 per share in GISI. (15) GISI Stockholders Agreement means the Amended and Restated Stockholders Agreement dated 3 December 2018 between GISI and its stockholders as amended from time to time, as set out in Annexure H of the Scheme Booklet. (16) Government Agency means any government or representative of a government or any governmental, semi-governmental, administrative, fiscal, regulatory or judicial body, department, commission, authority, tribunal, agency, competition authority or entity in any jurisdiction. It includes ASIC, ACCC, the Takeovers Panel, any Tax Authority, any minister, office, delegate, instrumentality, agency, board, authority or organisation of any government and any self-regulatory organisation established under statute or any financial market, whether in Australia or elsewhere. (17) Implementation Date means, with respect to the Scheme, the fifth Business Day following the Record Date (or such other date agreed between Bidder and Palladium). (18) New GISI Shares mean GISI Shares to be issued by GISI under the Scheme. (19) New PGHI Shares means PGHI Shares to be issued by the PGHI under the Scheme. (20) Palladium Share means a fully paid ordinary share in the capital of Palladium. (21) Palladium Share Register means the register of members of Palladium maintained by or on behalf of Palladium in accordance with section 168(1) of the Corporations Act. (22) Palladium Shareholder means each person who is registered in the Palladium Share Register as the holder of Palladium Shares. (23) PGHI means Palladium Global Holdings Inc. (24) PGHI Share means one share of common stock in PGHI. (25) PGHI Stockholders Agreement means the Stockholders Agreement between PGHI and the stockholders of PGHI dated 7 February 2022 as amended from time to time, as set out in Annexure I of the Scheme Booklet. (26) Record Date means, in respect of the Scheme, 7.00pm on the fifth Business Day following the Effective Date or such other date (after the Effective Date) as Palladium and Bidder agree. (27) Registered Address means, in relation to a Palladium Shareholder, the address shown in the Palladium Share Register.

APAC-#119673240-v2 © Norton Rose Fulbright Australia 3 (28) Scheme means this scheme of arrangement between Palladium and the Scheme Shareholders under which all of the Scheme Shares will be transferred to Bidder under Part 5.1 of the Corporations Act as described in clause 6 of this Scheme, in consideration for the Scheme Consideration, subject to any amendments or conditions made or required by the Court pursuant to section 411(6) of the Corporations Act to the extent they are approved in writing by Palladium and Bidder in accordance with clause 8.2 of this Scheme. (29) Scheme Booklet means the scheme booklet, including the explanatory statement required by sub-section 412(1) of the Corporations Act, for the Scheme. (30) Scheme Consideration means: (a) the Cash Consideration; (b) plus the Scrip Consideration; to be paid pursuant to the Scheme. (31) Scheme Implementation Agreement means the Scheme Implementation Agreement dated 8 January 2022 between GISI and Palladium relating to Implementation of the Scheme, as amended, substituted, replaced or restated from time to time (with the most recent restated version incorporating all the amendments as at the date of the Scheme Booklet and to which the Bidder and PGHI have been joined as parties, as set out (without annexures) at Annexure B of the Scheme Booklet). (32) Scheme Meeting means the meeting of Palladium Shareholders to be convened as ordered by the Court under section 411(1) of the Corporations Act to consider and vote on the Scheme and includes any meeting convened following any adjournment or postponement of that meeting. (33) Scheme Share means a Palladium Share on issue as at the Record Date. (34) Scheme Share Transfer means, for each Scheme Shareholder, a duly completed and executed proper instrument of transfer of the Scheme Shares held by that Scheme Shareholder for the purposes of section 1071B of the Corporations Act, which may be a master transfer of all Scheme Shares. (35) Scheme Shareholders means a holder of one or more Palladium Shares at the Record Date. (36) Scrip Consideration means the scrip consideration to be provided by PGHI and GISI (as relevant) to each Scheme Shareholder for the transfer to Bidder of the Scheme Shares as follows: (a) 1 New PGHI Share for each Scheme Share held by a Scheme Shareholder; and (b) 0.4088 of a New GISI Share for each Scheme Share held by a Scheme Shareholder. (37) Second Court Date means the first day on which an application made to the Court for an order under section 411(4)(b) of the Corporations Act approving the Scheme is heard or, if the application is adjourned or subject to appeal for any reason, the day on which the adjourned application is heard.

APAC-#119673240-v2 © Norton Rose Fulbright Australia 4 (38) Second Court Hearing means the Court hearing at which an application made to the Court for an order pursuant to section 411(4)(b) of the Corporations Act approving the Scheme is heard. (39) Security Interest has the meaning given to that term in section 12 of the Personal Property Securities Act 2009 (Cth). (40) Trust Account means the United States dollar denominated trust account operated by or on behalf of Palladium to hold the Cash Consideration on trust for the purpose of paying the Cash Consideration to the Scheme Shareholders in accordance with clause 6.1 of this Scheme. 1.2 Interpretation In this Scheme, headings are for convenience only and do not affect interpretation and, unless the context requires otherwise: (1) words importing the singular include the plural and vice versa; (2) words importing a gender include any gender; (3) other parts of speech and grammatical forms of a word or phrase defined in this Scheme have a corresponding meaning; (4) a reference to a person includes any natural person, company, partnership, entity, joint venture, association, corporation or other body corporate and any Governmental Agency; (5) a reference to a clause, party, attachment, exhibit or schedule is a reference to a clause of, and a party, attachment, exhibit and schedule to this Scheme, and a reference to this Scheme includes any attachment, exhibit and schedule; (6) a reference to a statute, regulation, proclamation, ordinance or by law includes all statutes, regulations, proclamations, ordinances or by laws amending, consolidating or replacing it, whether passed by the same or another Government Agency with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by laws issued under that statute; (7) a reference to any document (including this Scheme) is to that document as varied, novated, ratified or replaced from time to time; (8) the word “includes” in any form is not a word of limitation; (9) a reference to "$" or “USD$” is to United States of America currency. (10) a reference to any time is, unless otherwise indicated, a reference to the time in Brisbane, Queensland, Australia; (11) a period of time dating from a given day or the day of an act or event, is to be calculated exclusive of that day; (12) a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later; and (13) a reference to “associate”, “control” (by an entity of another entity), “officer”, “related body corporate”, “subsidiary”, “relevant interest” or “voting power” is to that term as defined in the Corporations Act.

APAC-#119673240-v2 © Norton Rose Fulbright Australia 5 1.3 Business Day Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day. 2 Preliminary 2.1 Palladium (1) Palladium is a proprietary company limited by shares, incorporated in Australia. (2) As at the date of the Scheme Implementation Agreement, there were on issue 4,382,298 Palladium Shares. 2.2 Bidder, PGHI and GISI (1) Bidder is a limited liability company incorporated in Delaware, United States. (2) PGHI is a limited liability company incorporated in Delaware, United States. (3) GISI is a limited liability company incorporated in Delaware, United States. 2.3 If Scheme becomes Effective If this Scheme becomes Effective: (1) in consideration of the transfer of each Scheme Share to Bidder, Bidder, PGHI and GISI will pay (or procure the payment of) the Cash Consideration to Palladium on behalf of each Scheme Shareholder and issue (or procure the issue of) the Scrip Consideration to the Palladium Shareholders in accordance with the terms of this Scheme; (2) all Scheme Shares, together with all rights and entitlements attaching to the Scheme Shares at the Implementation Date, will be transferred to Bidder on the Implementation Date; and (3) Palladium will enter the name of Bidder in the Palladium Share Register as the holder of all Scheme Shares transferred to Bidder in accordance with the terms of this Scheme. 2.4 Scheme Implementation Agreement (1) Palladium, Bidder, GISI and PGHI have executed the Scheme Implementation Agreement pursuant to which: (a) Palladium has agreed to propose this Scheme to Palladium Shareholders; and (b) Palladium, Bidder, PGHI and GISI have agreed to take certain steps to implement the terms of this Scheme. 2.5 Deed Poll This Scheme attributes actions to Bidder, PGHI and GISI but does not itself impose an obligation on them to perform those actions. Bidder, PGHI and GISI have executed the Deed Poll for the purpose of covenanting in favour of the Scheme Shareholders to, subject to the Scheme becoming Effective, perform (or procure the performance of) the actions attributed to them under this Scheme, including to pay (or procure the payment of) the

APAC-#119673240-v2 © Norton Rose Fulbright Australia 6 Cash Consideration to Palladium on behalf of each Scheme Shareholder and issue (or procure the issue of) the Scrip Consideration to the Palladium Shareholders. 3 Conditions precedent 3.1 Conditions precedent to Scheme This Scheme is conditional on, and will not become Effective until, the satisfaction of each of the following conditions precedent: (1) all of the conditions precedent in clause 3.1 of the Scheme Implementation Agreement having been satisfied or waived (other than the condition precedent relating to Court approval of this Scheme) in accordance with the terms of the Scheme Implementation Agreement by the Delivery Time on the Second Court Date; (2) neither the Deed Poll nor the Scheme Implementation Agreement have been terminated in accordance with their terms before the Delivery Time on the Second Court Date; (3) the Court having approved this Scheme, with or without any modification or condition, pursuant to section 411(4)(b) of the Corporations Act, (and if applicable, Palladium and Bidder having accepted in writing any modification or condition made or required by the Court in relation to this Scheme under section 411(6) of the Corporations Act (such acceptance not to be unreasonably withheld or delayed)); (4) such other conditions made or required by the Court under section 411(6) of the Corporations Act in relation to this Scheme and agreed to in writing by Palladium and Bidder having been satisfied or waived; and (5) the coming into effect, pursuant to section 411(10) of the Corporations Act, of the orders of the Court made under section 411(4)(b) of the Corporations Act (and, if applicable, section 411(6) of the Corporations Act) in relation to this Scheme. 3.2 Conditions precedent and operation of clause 5 The satisfaction of each condition of clause 3.1 of this Scheme is a condition precedent to the operation of clauses 5, 6 and 7 of this Scheme. 3.3 Certificate in relation to conditions precedent (1) Each of Palladium and Bidder must provide to the Court at the Second Court Hearing a certificate, executed as a deed, or such other evidence as the Court requests, confirming (in respect of matters within their knowledge) whether or not the conditions precedent set out in clause 3.1(1) and 3.1(2) have been satisfied or waived as at the Delivery Time on the Second Court Date. (2) The certificates referred to in clause 3.3(1) will, in the absence of manifest error, constitute conclusive evidence of whether the conditions precedent set out in clause 3.1(1) and 3.1(2) have been satisfied or waived as at the Delivery Time on the Second Court Date.

APAC-#119673240-v2 © Norton Rose Fulbright Australia 7 4 Scheme 4.1 Effective Date Subject to clause 4.2, this Scheme will come into effect pursuant to section 411(10) of the Corporations Act on and from the Effective Date. 4.2 Termination and End Date Without limiting any rights under the Scheme Implementation Agreement, if: (1) the Scheme Implementation Agreement or the Deed Poll is terminated in accordance with its terms before the Scheme becomes Effective; or (2) the Effective Date does not occur on or before the End Date, then the Scheme will lapse and each of Bidder, PGHI, GISI and Palladium are released from any further obligation to take steps to implement the Scheme. 5 Implementation of Scheme 5.1 Lodgement of Court orders with ASIC If the conditions precedent set out in clause 3.1 of this Scheme (other than the condition precedent in clause 3.1(5) of this Scheme) have been satisfied or waived, Palladium must lodge with ASIC in accordance with section 411(10) of the Corporations Act an office copy of the Court order approving this Scheme as soon as possible, and in any event by no later than 5.00pm on the first Business Day after the day on which the Court approves this Scheme. 5.2 Transfer and registration of Palladium Shares On the Implementation Date, but subject to the provision of the Scheme Consideration for the Scheme Shares in accordance with clauses 6.2(1) and 6.2(2) of this Scheme and Bidder having provided Palladium with written confirmation thereof: (1) the Scheme Shares, together with all rights and entitlements attaching to the Scheme Shares as at the Implementation Date, will be transferred to Bidder without the need for any further act by any Scheme Shareholder (other than acts performed by Palladium as attorney and agent for Scheme Shareholders under clause 8.1 of this Scheme) by: (a) Palladium delivering to Bidder a duly completed and executed Scheme Share Transfer executed on behalf of the Scheme Shareholders to transfer all the Scheme Shares to Bidder; and (b) Bidder duly executing the Scheme Share Transfer, attending to the stamping of the Scheme Share Transfer (if required) and delivering it to Palladium for registration; and (2) as soon as practicable after receipt of the duly executed Scheme Share Transfer, but subject to the stamping of the Scheme Share Transfer (if required), Palladium must enter, or procure the entry of, the name of Bidder in the Palladium Share Register as the holder of all Scheme Shares transferred to Bidder in accordance with the terms of this Scheme.

APAC-#119673240-v2 © Norton Rose Fulbright Australia 8 5.3 Title to and rights in Palladium Shares Subject to the provision of the Scheme Consideration for the Scheme Shares as contemplated by clause 6 of this Scheme, on and from the Implementation Date, Bidder will be beneficially entitled to the Scheme Shares to be transferred to it under the Scheme, pending registration by Palladium of Bidder in the Palladium Share Register as the holder of the Scheme Shares. 5.4 Scheme Shareholders’ agreements Under this Scheme, each Scheme Shareholder agrees to the transfer of their Scheme Shares, together with all rights and entitlements attaching to those Scheme Shares, in accordance with the terms of this Scheme. 5.5 Warranty by Scheme Shareholders Each Scheme Shareholder warrants to Bidder, and is deemed to have authorised Palladium to warrant to Bidder as agent and attorney for the Scheme Shareholder by virtue of this clause 5.5, that: (1) all their Scheme Shares (including any rights and entitlements attaching to those Scheme Shares) transferred to Bidder under the Scheme will, as at the date of the transfer, be fully paid and free from all Encumbrances; and (2) they have full power and capacity to sell and to transfer their Scheme Shares (including any rights and entitlements attaching to those Scheme Shares) to Bidder under the Scheme. 5.6 Transfer free of Encumbrances To the extent permitted by law, all Palladium Shares (including any rights and entitlements attaching to those Scheme Shares) which are transferred to Bidder under this Scheme will, at the date of the transfer of them to Bidder, vest in Bidder free from all Encumbrances and interests of third parties of any kind, whether legal or otherwise, and free from any restrictions on transfer of any kind not referred to in this Scheme. 5.7 Appointment of Bidder as sole proxy (1) Subject to the provision of the Scheme Consideration for the Scheme Shares as contemplated by clause 6.1 of this Scheme, on and from the Implementation Date until Palladium registers Bidder as the holder of all of the Palladium Shares in the Palladium Share Register, each Scheme Shareholder: (a) without the need for any further act by that Scheme Shareholder, irrevocably appoints Palladium as attorney and agent (and directs Palladium in such capacity) to appoint Bidder and each of its directors from time to time (jointly and each of them individually) as its sole proxy and where applicable, corporate representative to: attend shareholders’ meetings, exercise the votes attaching to Palladium Shares registered in its name and sign any shareholders resolution, and no Scheme Shareholder may itself attend or vote at any of those meetings or sign any resolutions, whether in person, by proxy or by corporate representative (other than pursuant to this clause 5.7(1)(a)); and (b) must take all other actions in the capacity of the registered holder of Palladium Shares as Bidder reasonably directs; and (c) acknowledges and agrees that in exercising the powers referred to in clause 5.7(1)(a), Bidder and any director, officer or agent nominated under

APAC-#119673240-v2 © Norton Rose Fulbright Australia 9 clause 5.7(1)(a) may act in the best interests of Bidder as the intended registered holder of the Scheme Shares. (2) Palladium undertakes in favour of each Scheme Shareholder that it will appoint Bidder and each of its directors from time to time (jointly and each of them individually) as that Scheme Shareholder’s proxy or, where applicable, corporate representative in accordance with clause 5.7(1)(a) of this Scheme. 6 Scheme Consideration 6.1 Entitlement to Scheme Consideration On the Implementation Date, in consideration for the transfer to Bidder of the Scheme Shares, each Scheme Shareholder will be entitled to receive the Scheme Consideration in respect of each of their Scheme Shares in accordance with clause 6 of this Scheme. 6.2 Provision of Scheme Consideration (1) With respect to the Cash Consideration: (a) Bidder, PGHI and GISI must (pursuant to their obligations under the Deed Poll), by no later than the Business Day before the Implementation Date, deposit (or procure the deposit) in cleared funds the aggregate amount of the Cash Consideration payable to all Scheme Shareholders into the Trust Account; and (b) On the Implementation Date, subject to receipt of the Cash Consideration from or on behalf of Bidder, PGHI and GISI in accordance with clause 6.2(1)(a) of this Scheme, Palladium must pay or procure the payment from the Trust Account to each Scheme Shareholder an amount equal to the Cash Consideration for each Scheme Share transferred to Bidder on the Implementation Date by that Scheme Shareholder, which obligation must be satisfied by Palladium (in its absolute discretion): (i) where a Scheme Shareholder has, before the Record Date, given Palladium written notice to companysecretary@thepalladiumgroup.com of a bank account to receive the Cash Consideration, paying, or procuring the payment of, the relevant amount in United States currency by electronic means in accordance with that notice; or (ii) where a Scheme Shareholder has not given a notice referred to in clause 6.2(1)(b)(i), but has made an election in accordance with the requirements of the Palladium Share Register to receive dividend payments from Palladium by electronic funds transfer to a bank account nominated by the Scheme Shareholder, paying, or procuring the payment of, the relevant amount in United States currency by electronic means in accordance with that election; or (iii) where a Scheme Shareholder has not given written notice or made an election referred to in clauses 6.2(1)(b)(i) or 6.2(1)(b)(ii) respectively, dispatching, or procuring the dispatch of, a cheque drawn on a bank authorised to carry on business in Australia in United States currency for the relevant amount to the Scheme Shareholder by pre-paid ordinary post (or, if the address of the Scheme Shareholder in the Palladium Share Register is outside Australia, by pre-paid airmail post) to their Registered Address as at the Record Date, such cheque being drawn in the name of the

APAC-#119673240-v2 © Norton Rose Fulbright Australia 10 Scheme Shareholder (or in the case of joint holders, in accordance with clause 6.3). (2) With respect to the Scrip Consideration: (a) PGHI and GISI must (pursuant to their obligations under the Deed Poll), by no later than the Implementation Date: (i) issue the New PGHI Shares to the Scheme Shareholders and procure that the name and address of each Scheme Shareholder is entered in the PGHI share register in respect of the New PGHI issued to Scheme Shareholders under this Scheme; and (ii) issue the New GISI Shares to the Scheme Shareholders and procure that the name and address of each Scheme Shareholder is entered in the GISI share register in respect of the New GISI Shares issued to Scheme Shareholders under this Scheme. (b) PGHI and GISI (as applicable) shall procure that on or before the date that is 2 Business Days after the Implementation Date (or such other date after the Implementation Date as Bidder, PGHI, GISI and Palladium agree to in writing): (i) a statement of account (or equivalent document) is sent to the Registered Address of each Scheme Shareholder representing the number of New PGHI Shares issued to the Scheme Shareholder pursuant to this Scheme; and (ii) a statement of account (or equivalent document) is sent to the Registered Address of each Scheme Shareholder representing the number of New GISI Shares issued to the Scheme Shareholder pursuant to this Scheme. (3) To the extent that, following satisfaction of Palladium’s obligations under clause 6.2(1), there is any surplus in the amount held by Palladium in the Trust Account, that surplus must be paid by Palladium to Bidder. 6.3 Joint holders In the case of Scheme Shares held in joint names: (1) subject to clause 6.2(1)(b), the Cash Consideration is payable to the joint holders and any cheque required to be sent under this Scheme will be made payable to the joint holders and sent to either, at the sole discretion of Palladium, the holder whose name appears first in the Palladium Share Register as at the Record Date or to the joint holders; (2) the New PGHI Shares to be issued under this Scheme must be issued to and registered in the names of the joint holders; (3) the New GISI Shares to be issued under this Scheme must be issued to and registered in the names of the joint holders; and (4) any other document required to be sent under this Scheme, will be forwarded to either, at the sole discretion of Palladium, the holder whose name appears first in the Palladium Share Register as at the Record Date or to the joint holders.

APAC-#119673240-v2 © Norton Rose Fulbright Australia 11 6.4 Fractional entitlements and shareholding splitting or division (1) Where the calculation of the Scrip Consideration to be issued to a particular Scheme Shareholder would result in the Scheme Shareholder becoming entitled to a fraction of a New GISI Share, the fractional entitlement will be rounded down to the nearest whole number of New GISI Shares. (2) If PGHI or GISI is of the opinion, formed reasonably, that several Scheme Shareholders, each of which holds a holding of Palladium Shares which results in a fractional entitlement to New PGHI Shares or New GISI Shares (as relevant) have, before the Scheme Record Date, been party to a shareholding splitting or division in an attempt to obtain an advantage by reference to the rounding provided for in the calculation of each Scheme Shareholder’s entitlement to the Scrip Consideration, PGHI or GISI may direct that Palladium give notice to those Scheme Shareholders: (a) setting out the names and Registered Addresses of all of them; (b) stating that opinion; and (c) attributing to one of them specifically identified in the notice the Palladium Shares held by all of them, and, after the notice has been so given, the Scheme Shareholder specifically identified in the notice shall, for the purposes of this Scheme, be taken to hold all those Palladium Shares and each of the other Scheme Shareholders whose names are set out in the notice shall, for the purposes of this Scheme, be taken to hold no Palladium Shares. 6.5 Unclaimed monies (1) The Unclaimed Money Act 1995 (NSW) will apply in relation to any Cash Consideration which becomes “unclaimed money” (as defined in section 7 of the Unclaimed Money Act 1995 (NSW)). (2) Palladium may cancel a cheque issued under this clause 6 if the cheque: (a) is returned to Palladium; or (b) has not been presented for payment within 6 months after the date on which the cheque was sent. (3) During the period of one year commencing on the Implementation Date, on request in writing from a Scheme Shareholder to Palladium (which request may not be made until the date which is 20 Business Days after the Implementation Date), Palladium must reissue a cheque that was previously cancelled under this clause 6.5. (4) Any interest or other benefit accruing from any unclaimed Cash Consideration will be to the benefit of GISI. (5) Subject to Palladium complying with its obligations under clause 6.5(3), Palladium is discharged from liability to any Scheme Shareholder in respect of any unclaimed Cash Consideration.

APAC-#119673240-v2 © Norton Rose Fulbright Australia 12 6.6 Orders of a court or Government Agency In the case of notice having been given to Palladium of an order or direction made by a court of competent jurisdiction or by a Government Agency: (1) which requires consideration to be provided to a third party (either through payment of a sum or the issuance of a security) in respect of Scheme Shares held by a particular Scheme Shareholder, which would otherwise be payable or required to be issued to that Scheme Shareholder in accordance with clause 6.2 of this Scheme, then Palladium shall procure that provision of that consideration is made in accordance with that order; or (2) which would prevent Palladium from providing consideration to any particular Scheme Shareholder in accordance with clause 6.2 of this Scheme, or such payment or issuance is otherwise prohibited by applicable law: (a) Palladium will be entitled to retain an amount, in United States dollars, equal to the number of Scheme Shares held by that Scheme Shareholder multiplied by the Cash Consideration; and (b) PGHI or GISI (as applicable) will be entitled (or as directed by Palladium) not to issue, or to issue to a trustee or nominee, such number of New PGHI Shares or New GISI Shares (as applicable) as that Scheme Shareholder would otherwise be entitled to under clause 6.2(2), until such time as provision of the Scheme Consideration in accordance with clause 6 of this Scheme is permitted by that (or another) order or direction or otherwise by law. 6.7 Status of New PGHI Shares and New GISI Shares Subject to this Scheme becoming Effective: (1) PGHI must issue the New PGHI Shares required to be issued by it under this Scheme on terms such that each such New PGHI Shares will rank equally in all respects with each existing PGHI Share; (2) GISI must issue the New GISI Shares required to be issued by it under this Scheme on terms such that each such New GISI Share will rank equally in all respects with each existing GISI Share; (3) PGHI must ensure that each such New PGHI Share is duly and validly issued in accordance with all applicable laws and PGHI’s constituent document, fully paid and free from any Encumbrance; and (4) GISI must ensure that each such New GISI Share is duly and validly issued in accordance with all applicable laws and GISI’s constituent document, fully paid and free from any Encumbrance. 7 Dealings in Scheme Shares 7.1 Determination of Scheme Shareholders To establish the identity of the Scheme Shareholders, dealings in Scheme Shares will only be recognised by Palladium if registrable transmission applications or transfers in registrable form in respect of those dealings are received on or before the Record Date at the place where the Palladium Share Register is kept, and Palladium must not accept for registration, nor recognise for any purpose (except a transfer to Bidder pursuant to this

APAC-#119673240-v2 © Norton Rose Fulbright Australia 13 Scheme and any subsequent transfer by Bidder or its successors in title), any transfer or transmission application or other request received after such times, or received prior to such times but not in registrable or actionable form, as appropriate. 7.2 Share Register Palladium must register any registrable transmission applications or transfers of the Scheme Shares received in accordance with clause 7.1 of this Scheme on or before the Record Date. 7.3 No disposals after Record Date If this Scheme becomes Effective, a Scheme Shareholder (and any person claiming through that holder) must not dispose of, or purport or agree to dispose of, any Scheme Shares or any interest in them after the Record Date otherwise than pursuant to the Scheme, and any attempt to do so will have no effect and Palladium shall be entitled to disregard any such disposal, purported disposal or agreement. 7.4 Maintenance of Share Register For the purpose of determining entitlements to the Scheme Consideration, Palladium will maintain the Palladium Share Register in accordance with the provisions of this clause 7 until the Scheme Consideration has been provided to the Scheme Shareholders and Bidder has been entered in the Palladium Share Register as the holder of all the Scheme Shares. The Palladium Share Register in this form will solely determine entitlements to the Scheme Consideration. 7.5 Effect of certificates and holding statements Subject to provision of the Scheme Consideration and registration of the transfer to Bidder contemplated in clauses 5.2 and 6.1 of this Scheme, any certificates or statements of holding in respect of Scheme Shares will cease to have effect after the Record Date as documents of title in respect of those Scheme Shares (other than certificates or statements of holding in favour of Bidder and its successors in title). After the Record Date, each entry current on the Palladium Share Register as at the Record Date (other than entries in respect of Bidder or its successors in title) will cease to have effect except as evidence of entitlement to the Scheme Consideration. 7.6 Details of Scheme Shareholders Within 3 Business Days after the Record Date and in any event at least 2 Business Days before the Implementation Date, Palladium will ensure that details of the names, Registered Addresses and holdings of Scheme Shares for each Scheme Shareholder, as shown in the Palladium Share Register at the Record Date, are available to Bidder, PGHI and GISI in such form as Bidder, PGHI or GISI reasonably requires. 8 General 8.1 Power of attorney Each Scheme Shareholder, without the need for any further act by any Scheme Shareholder, irrevocably appoints Palladium and each of its directors and secretaries (jointly and each of them individually) as its attorney and agent for the purpose of: (1) executing any document necessary or expedient to give full effect to this Scheme including the Scheme Share Transfer; (2) enforcing the Deed Poll against Bidder, PGHI and GISI; and

APAC-#119673240-v2 © Norton Rose Fulbright Australia 14 (3) executing a deed poll under which each Scheme Shareholder covenants in favour of GISI that it will not take any steps to request GISI to purchase any of its New GISI Shares pursuant to section 5.1 of the GISI Stockholders Agreement, including by submitting a put notice, prior to the date that is one year after the issue of the New GISI Shares, and Palladium accepts such appointment. 8.2 Variations, alterations and conditions Palladium may, with the consent of Bidder, PGHI and GISI (which cannot be unreasonably withheld), by its counsel or solicitor consent on behalf of all persons concerned to any variations, alterations or conditions to this Scheme which the Court thinks fit to impose and each Scheme Shareholder agrees to any such variations, alterations or conditions which Palladium has consented to. 8.3 Further action by Palladium Palladium will execute all documents and do all things (on its own behalf and on behalf of each Scheme Shareholder) necessary or expedient to implement, and perform its obligations under, this Scheme. 8.4 Authority and acknowledgement Each of the Scheme Shareholders: (1) irrevocably consents to Palladium doing all things necessary or expedient for or incidental to the implementation of this Scheme, whether on behalf of the Scheme Shareholders or otherwise; (2) acknowledges that this Scheme binds Palladium and all Scheme Shareholders (including those who do not attend the Scheme Meeting or do not vote at that meeting or vote against the Scheme at the Scheme Meeting) and, to the extent of any inconsistency and to the extent permitted by law, overrides the constitution of Palladium; and (3) agrees to become a member of PGHI and to be bound by the terms of its constituent documents, and to become a party to the PGHI Stockholders Agreement; and (4) agrees to become a member of GISI and to be bound by the terms of its constituent documents, and to become a party to the GISI Stockholders Agreement. 8.5 No liability when acting in good faith Neither Palladium, Bidder, PGHI, GISI, nor any of their respective officers, will be liable for anything done or omitted to be done in the performance of this Scheme in good faith. 8.6 Enforcement of Deed Poll Palladium undertakes in favour of each Scheme Shareholder to enforce the Deed Poll against Bidder, PGHI and GISI on behalf of and as agent and attorney for the Scheme Shareholders. 8.7 Stamp duty and registration fees GISI will:

APAC-#119673240-v2 © Norton Rose Fulbright Australia 15 (1) pay all stamp duties, registration fees and similar taxes payable or assessed as being payable in connection with this Scheme or the Deed Poll (including any fees, fines, penalties and interest in connection with those amounts); and (2) indemnify each Scheme Shareholder against any liability incurred by the Scheme Shareholder arising from its failure to comply with clause 8.7(1). 8.8 Notices (1) If a notice, transfer, transmission application, direction or other communication referred to in this Scheme is sent by post to Palladium, it will not be taken to be received in the ordinary course of post or on a date and time other than the date and time (if any) on which it is actually received at Palladium’s registered office. (2) The accidental omission to give notice of the Scheme Meeting or the non-receipt of such a notice by any Palladium Shareholder shall not, unless so ordered by the Court, invalidate the Scheme Meeting or the proceedings of the Scheme Meeting. 8.9 Governing law and jurisdiction (1) This Scheme is governed by the law in force in Queensland. (2) Each party irrevocably and unconditionally: (a) submits to the non-exclusive jurisdiction of the courts of that place; and (b) waives, without limitation, any claim or objection based on absence of jurisdiction or inconvenient forum.

Annexure D – Deed Poll 139 Annexure D – Deed Poll

EXECUTION VERSION Dated Deed Poll Parties Palladium Global Corporation Palladium Global Holdings Inc. Global Infrastructure Solutions Inc. In favour of Scheme Shareholders John Elliott Norton Rose Fulbright Australia Level 60, Martin Place, Sydney NSW 2000 Tel: +61 2 9330 8684 nortonrosefulbright.com Our ref: 4044143

APAC-#119673282-v2 © Norton Rose Fulbright Australia Contents 1 Definitions and interpretation .......................................................................................... 1 1.1 Definitions .......................................................................................................... 1 1.2 Interpretation ...................................................................................................... 1 1.3 Nature of deed poll ............................................................................................ 1 2 Conditions precedent and termination ............................................................................ 2 2.1 Conditions precedent ......................................................................................... 2 2.2 Termination ........................................................................................................ 2 2.3 Consequences of termination ............................................................................ 2 3 Scheme obligations ........................................................................................................ 2 4 Representations and warranties ..................................................................................... 2 5 Continuing Obligations ................................................................................................... 3 6 Communications ............................................................................................................. 3 6.1 Form ................................................................................................................... 3 6.2 Method ............................................................................................................... 4 6.3 Effective time ..................................................................................................... 4 6.4 Deemed receipt ................................................................................................. 4 7 General ........................................................................................................................... 4 7.1 Stamp duty ......................................................................................................... 4 7.2 Waiver ................................................................................................................ 4 7.3 Variation ............................................................................................................. 5 7.4 Remedies cumulative ........................................................................................ 5 7.5 Assignment ........................................................................................................ 5 7.6 Further assurances ............................................................................................ 5 7.7 Governing law and jurisdiction ........................................................................... 5

APAC-#119673282-v2 © Norton Rose Fulbright Australia 1 This Deed Poll is made on Parties Palladium Global Corporation of 660 Newport Center Drive, Suite 940, Newport Beach, CA 92660 (Bidder) Palladium Global Holdings Inc. of 660 Newport Center Drive, Suite 940, Newport Beach, CA 92660 (PGHI) Global Infrastructure Solutions Inc. of 660 Newport Center Drive, Suite 940, Newport Beach, CA 92660 (GISI) In favour of: Each person registered as a holder of fully paid ordinary shares in Palladium as at the Record Date (Scheme Shareholders). Introduction A Palladium Holdings Pty Ltd ACN 640 464 197 of Level 7, 307 Queen Street, Brisbane QLD 4000 (Palladium) and GISI have entered into a Scheme Implementation Agreement dated 8 January 2022 (as amended, substituted, replaced or restated from time to time, and with the most recent restated version joining Bidder and PGHI as parties) (Scheme Implementation Agreement), pursuant to which, subject to the satisfaction or waiver of certain conditions precedent, Bidder has agreed to acquire all of the Scheme Shares held by Scheme Shareholders under the Scheme in return for the Bidder providing (or procuring the provision of) the Scheme Consideration to Scheme Shareholders. B In accordance with the Scheme Implementation Agreement, Bidder, PGHI and GISI are entering into this deed poll for the purpose of covenanting in favour of Scheme Shareholders to perform their obligations in relation to the Scheme. It is agreed 1 Definitions and interpretation 1.1 Definitions Capitalised terms used in this deed poll that are not defined have the same meaning as given to those terms in the Scheme Implementation Agreement, unless the context requires otherwise. 1.2 Interpretation The provisions of clause 1.2 of the Scheme Implementation Agreement form part of this deed poll as if set out in full in this deed poll but with references to ‘this Agreement’ substituted with references to ‘this deed poll’. 1.3 Nature of deed poll Bidder, PGHI and GISI acknowledge and agree that:

APAC-#119673282-v2 © Norton Rose Fulbright Australia 2 (1) this deed poll may be relied on and enforced by any Scheme Shareholder in accordance with its terms even though the Scheme Shareholders are not party to this deed poll; and (2) under the Scheme, each Scheme Shareholder irrevocably appoints Palladium and each of its directors, officers and secretaries (jointly and each of them severally) as its agent and attorney to enforce this deed poll against Bidder, PGHI and GISI. 2 Conditions precedent and termination 2.1 Conditions precedent Bidder, PGHI and GISI’s obligations under clause 3 are subject to the Scheme becoming Effective. 2.2 Termination Bidder, PGHI and GISI’s obligations under this deed poll will automatically terminate and the terms of this deed poll will be of no further force or effect if: (1) the Scheme has not become Effective on or before the End Date or any later date as the Court, with the consent of the parties, may order; or (2) the Scheme Implementation Agreement is terminated in accordance with its terms, unless Bidder, PGHI, GISI and Palladium agree (and, if required, approved by the Court). 2.3 Consequences of termination If this deed poll is terminated under clause 2.2, then, in addition and without prejudice to any other rights, powers or remedies available to Scheme Shareholders: (1) Bidder, PGHI and GISI are released from their obligations to further perform this deed poll except those obligations contained in clause 7.1; and (2) each Scheme Shareholder retains the rights, powers or remedies they have against Bidder, PGHI and GISI in respect of any breach of this deed poll which occurs before it is terminated. 3 Scheme obligations Subject to clause 2, each of Bidder, PGHI and GISI undertakes in favour of each Scheme Shareholder to: (1) provide, or procure the provision of the Scheme Consideration, to all Scheme Shareholders; and (2) perform the actions attributed to it under, and otherwise comply with its obligations in, the Scheme as if it was a party to the Scheme, in each case subject to and in accordance with the terms of the Scheme. 4 Representations and warranties Each of Bidder, PGHI and GISI represents and warrants that:

APAC-#119673282-v2 © Norton Rose Fulbright Australia 3 (1) it is a corporation duly incorporated and validly existing under the laws of its place of incorporation; (2) it has the power to enter into and perform its obligations under this deed poll and to carry out the transactions contemplated by this deed poll; (3) it has taken all necessary corporate action to authorise its entry into and performance of this deed poll and to carry out the transactions contemplated by this deed poll; (4) this deed poll is valid and binding upon it and enforceable against it in accordance with its terms; (5) this deed poll does not conflict with, or result in the breach of or default under, any provision of its constitutive document, or any writ, order or injunction, judgment, law, rule or regulation to which it is a party or subject or by which it is bound; and (6) it is solvent and no resolutions have been passed nor has any other step been taken or legal action or proceedings commenced or threatened against it for its winding up or dissolution or for the appointment of a liquidator, receiver, administrator or similar officer over any or all of its assets. 5 Continuing Obligations Subject to clause 7.3, this deed poll is irrevocable and, subject to clause 2, remains in full force and effect until the earlier of: (1) Bidder, PGHI and GISI having fully performed their obligations under this deed poll; or (2) termination of this deed poll under clause 2.2. 6 Communications 6.1 Form (1) Unless this deed poll expressly states otherwise, all notices, demands, certificates, consents, approvals, waivers or other communications made or given under or in connection with this deed poll (each, a Communication) must be in writing and in English. (2) A Communication to a party to this deed poll must be addressed to the address of the party shown below or as otherwise notified in writing by that party from time to time: Bidder, PGHI and GISI 660 Newport Center Drive, Suite 940 Newport Beach, CA 92660 Attention: Rick Newman and Deborah Butera, Esq. Email: ricknewman@gisi.com and dbutera@gisi.com Copy to: Baker McKenzie Tower One - International Towers Sydney Level 46, 100 Barangaroo Avenue Sydney NSW 2000 Attention: Steven Glanz Email: steven.glanz@bakermckenzie.com

APAC-#119673282-v2 © Norton Rose Fulbright Australia 4 6.2 Method A Communication must be personally delivered or posted by prepaid registered post to the address, or sent by email to the email address, of the recipient, set out in clause 6.1(2). 6.3 Effective time Communications take effect from the time they are received or taken to be received under clause 6.4 (unless a later time is specified in the Communication). 6.4 Deemed receipt A Communication will be deemed to be received: (1) (if sent by prepaid registered post to a domestic address) on the third Business Day after the date of posting; (2) (if sent by prepaid registered post to an international address) on the fifth Business Day after the date of posting by airmail; (3) (if delivered by hand) on delivery; and (4) (if sent by email) unless the party sending the email knows or reasonably ought to suspect that the email and any attached communication were not delivered, 4 hours after the email was sent, but if the Communication would be taken to be received on a day that is not a Business Day or after 5.00pm (local time in the place of receipt), it is taken to be received at 9.00am (local time in the place of receipt) on the next Business Day. 7 General 7.1 Stamp duty Bidder must: (1) pay or procure the payment of all stamp duty, registration fees and similar taxes payable or assessed as being payable on or in connection with this deed poll, the performance of this deed poll, or any instruments entered into under this deed poll and in respect of a transaction effected by or made under the Scheme and this deed poll (including any fees, fines, penalties and interest in connection with any of those amounts); and (2) indemnify on demand each Scheme Shareholder against any liability arising from failure to comply with clause 7.1(1). 7.2 Waiver (1) A waiver of any right arising from a breach of this deed poll or of any right, power, authority, discretion or remedy arising upon default under this deed poll must be in writing and signed by the party giving the waiver. (2) A failure or delay in exercise, or partial exercise, of: (a) a right arising from a breach of this deed poll; or (b) a right, power, authority, discretion or remedy created or arising upon default under this deed poll,

APAC-#119673282-v2 © Norton Rose Fulbright Australia 5 does not result in a waiver of that right, power, authority, discretion or remedy. (3) A party is not entitled to rely on a delay in the exercise or non-exercise of a right, power, authority, discretion or remedy arising from a breach of this deed poll or on a default under this deed poll as constituting a waiver of that right, power, authority, discretion or remedy. (4) A party may not rely on any conduct of another party as a defence to exercise of a right, power, authority, discretion or remedy by that other party. 7.3 Variation A provision of this deed poll or any right created under it may not be varied, altered or otherwise amended unless: (1) if before the First Court Date, the variation is agreed to by Palladium, Bidder, PGHI and GISI in writing; and (2) if on or after the First Court Date, the variation is agreed to by Palladium, Bidder, PGHI and GISI in writing and the Court indicates that the variation, alteration or amendment would not itself preclude approval of the Scheme, in which event Bidder, PGHI and GISI must enter into a further deed poll in favour of the Scheme Shareholders giving effect to the variation, alteration or amendment. 7.4 Remedies cumulative The rights, powers and remedies of Bidder, PGHI, GISI and the Scheme Shareholders under this deed poll are cumulative and are in addition to, and do not exclude any, other rights, powers and remedies given by law independently of this deed poll. 7.5 Assignment The rights and obligations of Bidder, PGHI, GISI and each Scheme Shareholder under this deed poll are personal and must not be assigned, encumbered or otherwise dealt with at law or in equity and no person may attempt or purport to do so without the prior written consent of Bidder, PGHI, GISI and Palladium. 7.6 Further assurances Bidder, PGHI and GISI must execute all deeds and other documents and do all things (on their own behalf or on behalf of each Scheme Shareholder) necessary or expedient to give full effect to this deed poll and the transactions contemplated by it. 7.7 Governing law and jurisdiction This deed poll is governed by the law in force in Queensland, Australia. Bidder, PGHI and GISI irrevocably and unconditionally submit to the non-exclusive jurisdiction of the courts of that place.

APAC-#119673282-v2 © Norton Rose Fulbright Australia 6 Executed as a deed poll and delivered on the date shown on the first page. Executed by Palladium Global Corporation: Authorised signatory Name of authorised signatory (BLOCK LETTERS) Executed by Palladium Global Holdings Inc.: Authorised signatory Name of authorised signatory (BLOCK LETTERS) Executed by Global Infrastructure Solutions, Inc. Authorised signatory Name of authorised signatory (BLOCK LETTERS) DEBORAH BUTERA, Corporate Secretary RICK NEWMAN, President JEFFREY M. KISSEL, CFO

APAC-#119673282-v2 © Norton Rose Fulbright Australia 7

Annexure E – Deed of Covenant 140 Annexure E – Deed of Covenant

410629086-v1\AP_DMS 1 Title Deed Poll Date Parties Global Infrastructure Solutions Inc of 660 Newport Center Drive, Suite 940, Newport Beach, CA 92660 (the Purchaser) and [Insert shareholder details] of [insert shareholder address] (Shareholder) Recitals A The Purchaser is acquiring a controlling stake in Palladium Holdings Pty Ltd (Palladium) by an entity that the Purchase controls acquiring fully paid ordinary shares in Palladium, effected by way of a scheme of arrangement (Proposed Transaction). B With effect from implementation of the Proposed Transaction, the Shareholder agrees to not compete with the Purchaser on and subject to the terms of this deed. C The Shareholder also agrees to abide by the confidentiality provisions in this deed. Operative provisions 1. Definitions 1.1 In this Deed Poll: Business means the business carried on by the Palladium Group. Completion Date means the implementation date of the Proposed Transaction. Deed Poll means this deed poll. Group Confidential Information means any information held in any form or medium whatsoever received or obtained by the Shareholder or its representatives in respect of any Palladium Group company, including all past, current and prospective financial, accounting, software, trading, marketing, technical and business information (including marketing and business strategies and methods of operation), trade secrets, know-how, products, prices, costs and details of contractual arrangements with employees, competitors, customers or suppliers or other specialised information or proprietary matters and in each case includes any information derived or generated from that information, such as analyses, studies and compilations and, for the avoidance of any doubt, includes Group Sensitive Information. JV Entities means each of: Palladium Consulting India Private Ltd (Registration No. 125663);

Palladium Group (Kuwait) Management Consulting WLL (Registration No. 380748; Palladium Limited (Registration No. 1010431197); and P2 Infrastructure Pty Ltd ACN 639 194 746 Palladium means Palladium Holdings Pty Ltd. Palladium Group means Palladium and each of its Subsidiaries and, where applicable, includes the JV Entities. Proposed Transaction has the meaning given to that term in the recitals section of this Deed Poll. Purchaser means Global Infrastructure Solutions Inc. Restraint Area means: (a) Australia and the Specified Countries; or if that area is held to be unenforceable; (b) Australia; or if that area is held to be unenforceable; (c) the States of Queensland and New South Wales and the Australian Capital Territory; or if that area is held to be unenforceable; (d) the metropolitan areas of Brisbane, Sydney and Canberra; or if that area is held to be unenforceable; (e) Brisbane. Restraint Period means: (a) two year from the Completion Date, or if that period is held to be unenforceable; (b) one year from the Completion Date. Group Sensitive Information means Palladium Group information that is commercially sensitive or competitive and includes customer contracts, past and future non-public pricing information, customer proposals, tenders, quotes, expressions of interest and contracts due for renewal, input costs and third-party contracts, product and service profit margins, board minutes, a Group entity's strategy plans and counterparty risk assessments, market analysis and identity, skills and compensation of employees, consultants and independent contractors. Shareholder has the meaning given to that term in the parties section of this Deed Poll. Specified Countries means: (a) the following countries - Solomon Islands, Cambodia, People's Republic of Bangladesh, Federative Republic of Brazil, Burkina Faso, Republic of Colombia, Jamaica, Republic of Kenya, Netherlands, Lebanese Republic, Republic of Malawi, United Republic of Tanzania, Republic of Uganda, Republic of Fiji, Republic of Guatemala, Hashemite Kingdom of Jordan, Republic of Liberia, Madagascar, Republic of Mali, Democratic Socialist Republic of Sri Lanka, Nigeria, Myanmar, Islamic Republic of Pakistan, Papua New Guinea, Senegal, Spain, Republic of South Africa, Republic of Indonesia,

410629086-v1\AP_DMS 3 Republic of Zimbabwe, United Kingdom, United States, United Arab Emirates, Kingdom of Saudi Arabia, Ghana, Nepal, Philippines, Tajikistan and Peru, being the countries in which the Palladium Group is operating at the Completion Date; (b) the above countries and any other country in which the Palladium Group subsequently begins operating. Subsidiary has the meaning given to that term in section 46 of the Corporations Act. 2. Obligations of non-compete and non-solicit Restraints 2.1 The Shareholder undertakes to Palladium (for its benefit and as trustee for each Palladium Group company) that it will not, directly or indirectly, whether solely or jointly with any other person, and whether as principal, agent, director, officer, employee, shareholder, partner, joint venturer, adviser, consultant or otherwise: (a) for the Restraint Period, and within the Restraint Area, carry on or be engaged or involved in, or prepare to carry on or be engaged or involved in, any trade, business or undertaking which is the same as, substantially similar to, or competes (in any material respect) with the Business; (b) for the Restraint Period, and within the Restraint Area, canvass, solicit or entice away from the Palladium Group any person who was, as at the Completion Date, or at any time during the period of 12 months prior to that date, a customer, client or business partner of the Palladium Group; (c) for the Restraint Period, and within the Restraint Area, employ, solicit, entice away from the Palladium Group any person who was, as at the Completion Date, or at any time during the period of 12 months prior to that date, an officer, manager, consultant or employee of any Palladium Group company, whether or not that person would commit a breach of contract by reason of leaving that Palladium Group company; (d) for the Restraint Period, and without limiting clauses 2.1(b) and 2.1(c), otherwise interfere with the relationship between any of the Palladium Group companies and their respective customers, clients, business partners, officers, employees and consultants; (e) at any time, use or register a name or trade mark which includes substantially all of any business name, trade mark or the name of any Palladium Group company or any confusingly similar word or words, in such a way as to be capable of, or likely to be confused with, any business name, trade mark or name of any Palladium Group company; or (f) attempt, counsel, procure or otherwise assist any person to do any of the acts referred to in this clause 2.1 (during the period that such act is itself prohibited under the relevant preceding subparagraph of this clause).

Restraints fair and reasonable 2.2 The Shareholder acknowledges that: (a) the covenants given in clause 2.1 are material to the Purchaser's decision to enter into this Deed Poll; (b) it has had access to Palladium Group Confidential Information which is material to the Business; (c) it has sought legal and taxation advice in respect of the restraints in clause 2.1 and it agrees that the restraints contained in clause 2.1 are: (i) fair and reasonable regarding the subject matter, area and duration recognising the markets in which the Business operates and the geographic spread of the Palladium Group's customer and client base; and (ii) reasonably required by the Purchaser to protect its legitimate interests, including the business, financial and proprietary interests of the Palladium Group (including Group Confidential Information); (d) damages are not an adequate remedy if a person breaches any of the restraints in clause 2.1; and (e) the Purchaser may apply for equitable relief (including the remedies of specific performance and injunctive relief) if: (i) a person breaches or threatens to breach any restraint in clause 2.1; or (ii) it reasonably believes that a person is likely to breach any restraint; and no party may oppose the granting of such relief. Additional acknowledgements and agreements 2.3 The Shareholder also acknowledges and agrees that: (a) the covenants imposed on it in this Deed Poll are separate and independent covenants which apply concurrently, and are not intended to limit the operation, interpretation or severability of each other; (b) each covenant has effect as if it consists of separate provisions, each resulting from combining the following: (i) each geographic area in the definition of Restraint Area; and (ii) each time period in the definition of Restraint Period; (c) if any of those separate covenants is invalid or otherwise unenforceable for any reason, the invalidity or unenforceability of that covenant will not affect the validity or enforceability of any of the other separate covenants or other combinations of those covenants; and (d) the benefit of all the covenants given and acknowledgments made by the Shareholder in this Deed Poll are conferred on the Purchaser and all Palladium Group companies and may be enforced by any or all of them.

410629086-v1\AP_DMS 5 Further, the Purchaser holds all such covenants and acknowledgments on trust for each Palladium Group company. 2.4 Nothing in this clause 2 prevents the Shareholder from: (a) being a holder for the purposes of investment only of marketable securities quoted on a recognised stock exchange; (b) soliciting, engaging or hiring a person whom: (i) responds to a public employment advertisement of general circulation (whether posted on a public internet site or in a magazine, newspaper or other publication); or (ii) has been terminated by the Palladium Group prior to the commencement of employment discussions between such person and the Shareholder; or (c) reasonable involvement in any professional or educational activity or body. 2.5 The Purchaser may require the Shareholder to provide evidence confirming to its satisfaction that the Shareholder is not in breach of its obligations in this Deed Poll. 3. Confidentiality 3.1 The Shareholder must keep confidential and must not use or disclose any Group Confidential Information except in the following circumstances: (a) where the Purchaser has given its prior written consent; (b) in the proper course of the Shareholder performing any functions or duties (in any capacity) for the benefit of any member of the Group; or (c) where required by law. 3.2 Group Confidential Information does not include information which has become readily available in the public domain otherwise than as a result of a breach of this deed. 4. General provisions Further assurances 4.1 The Shareholder must, at its own expense, whenever reasonably requested by the Purchaser, promptly do, or arrange for others to do, everything reasonably necessary or desirable to give full effect to this Deed Poll. 4.2 This Deed Poll may not be revoked or otherwise modified without the prior written consent of the Purchaser. Governing law and jurisdiction 4.3 This Deed Poll is governed by the laws of the State of Queensland, Australia and the parties irrevocably submit to the non-exclusive jurisdiction of the courts of that State.

Severance 4.4 If any provision or part of any provision of this Deed Poll is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, then such provision or part provision will be deemed eliminated from this Deed Poll or modified to the extent necessary to make the remainder of that provision enforceable.

7 Execution Executed as a Deed Poll. Signed by Global Infrastructure Solutions Inc Authorised signatory Name of authorised signatory (BLOCK LETTERS) #Execution block 1 – Witness# Signed sealed and delivered by #name of shareholder # in the presence of: Signature of witness Name of witness (BLOCK LETTERS) Address of witness #Execution block 2 – No Witness# Signed sealed and delivered by #name of shareholder #:

Annexure F – Notice of Scheme Meeting 141 Annexure F – Notice of Scheme Meeting Notice of Scheme Meeting Notice of Court Ordered Meeting of Palladium Shareholders Notice is given that, by an order of the Federal Court of Australia (Court), Sydney made on 6 April 2022, pursuant to Section 411 (1) of the Corporations Act 2001 (Cth) (Corporations Act), a meeting of the shareholders of Palladium Holdings Pty Ltd ACN 640 464 197 (Company) will be held at: Address Date Time Level 7, 307 Queen Street Brisbane, Australia 6 May 2022 10:00am (Brisbane, Queensland AEST) The Court has directed that Kim Bredhauer or failing him Vanessa Wallace act as Chair of the Scheme Meeting and has directed the Chair to report the result of the Scheme Meeting to the Court. Purpose of Scheme Meeting The Scheme Meeting will be held for the following purpose: To consider and, if thought fit, to agree (with or without modification) to the Scheme proposed to be made between Palladium and the Palladium Shareholders. A copy of the Scheme and the explanatory statement required by Section 412 of the Corporations Act in relation to the Scheme are contained in the Scheme Booklet of which this Notice forms part. Scheme Resolution Capitalised terms in the Scheme Resolution have the same meaning as in the Scheme Booklet. Palladium Shareholders will be asked to consider and, if thought fit to pass with or without modification, the following resolution: “That in accordance with the provisions of section 411 of the Corporations Act 2001 (Cth). the scheme of arrangement proposed between Palladium Holdings Pty Ltd ACN 640 464 197 (Palladium) and the holders of the Palladium’s fully paid ordinary shares as contained in and more particularly described in the Scheme Booklet of which the notice convening this meeting forms part, is approved (with or without modification as approved by the Federal Court of Australia).” Dated: 6 April 2022 Katherine Topping Company Secretary Palladium Holdings Pty Ltd

Annexure F – Notice of Scheme Meeting 142 Explanatory Notes Explanatory Notes for the Items of Business to be considered at the Scheme Meeting General The Notice of Scheme Meeting, including the Scheme Resolution, should be read in conjunction with the Scheme Booklet of which this notice forms part. Terms used in this Notice of Scheme Meeting, unless otherwise defined, have the same meaning as set out in the Glossary in Section 15 of the Scheme Booklet. A copy of the Scheme is contained in Annexure C to the Scheme Booklet. Required voting majorities In accordance with section 411(4)(a) of the Corporations Act, in order to become Effective, the Scheme requires the approval of Palladium Shareholders by’ the Requisite Majority as set out below: approval by more than 50% of Palladium Shareholders present and voting at the Scheme Meeting in person or by proxy, attorney or body corporate representative, unless the Court orders otherwise; and approval by at least 75% of the total number of votes cast on the Scheme Resolution at the Scheme Meeting by Palladium Shareholders. Voting at the Scheme Meeting will be by poll rather than by show of hands. Exercise your vote Each Palladium Shareholder may vote by attending the Scheme Meeting in person or by proxy, by attorney or, in the case of a corporate Palladium Shareholder, by corporate representative. Voting in person To vote in person at the Scheme Meeting, you must attend the Scheme Meeting. A Palladium Shareholder who wishes to attend and vote at the Scheme Meeting in person will be admitted to that meeting and given a voting card upon disclosure of their name and address at the point of entry to that meeting. Voting by proxy Any Palladium Shareholder entitled to attend and vote at the Scheme Meeting is entitled to appoint a proxy to attend and vote instead of that shareholder. A Palladium Shareholder who is entitled to cast 2 or more votes may appoint 2 proxies and may specify the proportion or number of votes each proxy is appointed to exercise. If no proportion or number is specified, each proxy may exercise half of the shareholder’s votes. Proxy Forms, and any power of attorney (or authority) under which the Proxy Form is signed, must be hand delivered to Palladium’s registered office, mailed to Palladium’s postal address, or emailed to the email address specified below and received at least 48 hours prior to the time of the Scheme Meeting. Palladium (hand deliveries): Level 7, 307 Queen Street, Brisbane QLD 4000, Australia Palladium postal address: GPO Box 445, Brisbane QLD4000, Australia Email for lodgement: companysecretary@thepalladiumgroup.com

Annexure F – Notice of Scheme Meeting 143 The Proxy Form has been enclosed with the Notice of Scheme Meeting at Annexure F. Please read all instructions carefully before completing the Proxy Form. Please see the instructions below in relation to the completion of the Proxy Form. Voting by attorney Your attorney may attend a meeting at which you are entitled to attend and vote, and vote on your behalf. If you wish to vote by attorney at the Scheme Meeting, you must, if you have not already presented an appropriate power of attorney to Palladium for notation, deliver the original or certified copy of the power of attorney by email, post or by hand delivery so that it is received before the meeting commences. The power of attorney must be hand delivered to Palladium’s registered office, mailed to Palladium’s postal address, or emailed to the email address as specified above and received before the Scheme Meeting commences. Voting by body corporate representative A corporation that is a Palladium Shareholder must appoint a person to act as its representative to vote at a meeting (if it does not wish to vote by proxy or attorney). The appointment must comply with the Corporations Act. An authorised body corporate representative will be admitted to that meeting upon providing written evidence of their appointment including any authority under which it is signed, their name and address and the identity of their appointer. The Body Corporate Representative Form has been enclosed at Annexure G. Please read all instructions carefully before completing the form. The Body Corporate Representative Form must be hand delivered to Palladium’s registered office, mailed to Palladium’s postal address, or emailed to the email address as specified above not later than and received before the Scheme Meeting commences. Voting entitlement If you are a Palladium Shareholder and are registered at 7:00pm (AEST) on 4 May 2022, you will be entitled to attend and vote at the Scheme Meeting. Court approval If the Scheme is approved by the Requisite Majority and all other Conditions Precedent are satisfied or (where applicable) waived, Palladium will apply to the Court for orders approving the Scheme at the Second Court Hearing. The Court has broad discretion as to whether or not to approve the Scheme under section 411(4)(b) of the Corporations Act. The Court has a discretion under section 411(4)(a)(ii)(A) of the Corporations Act to approve the Scheme if it is approved by at least 75% of the votes cast on the Scheme Resolution but not by a majority in number of Palladium Shareholders present and voting at the Scheme Meeting. Recommendation The Palladium Board unanimously recommends that Palladium Shareholders vote in favour of the Scheme Resolution. Completion of a Proxy Form Directing a proxy how to vote If you would like to direct your proxy how to vote, place a mark in one of the boxes for the resolution. If you mark both boxes on a resolution, your vote on that resolution will be invalid. If you do not mark a box your proxy may vote how they choose.

Annexure F – Notice of Scheme Meeting 144 Signing Instructions The Proxy Form must be signed to be effective. Individual: Where the holding is in one name, the Palladium Shareholder must sign. Joint Holding: Where the holding is in more than one name, all of the Palladium Shareholders must sign. Companies: Where the company has a sole Director, who is also the Sole Company Secretary, the Proxy Form must be signed by that person. If the company (pursuant to section 204A of the Corporations Act 2001) does not have a Company Secretary, a Sole Director can also sign alone. Otherwise the Proxy Form must be signed by a Director jointly with either another Director or a Company Secretary. Please sign in the appropriate place to indicate the office held. Delete titles as applicable.

Annexure F – Notice of Scheme Meeting 145 Lodge your proxy By Mail: Att: Company Secretary. Scheme Meeting Palladium Holdings Pty Ltd GPO Box 449: Brisbane OLD 4000, Australia By hand delivery: Att: Company Secretary, Scheme Meeting Palladium Holdings Pty Ltd Level 7, 307 Queen Street, Brisbane QLD 4000. Australia By email: companysecretary@thepalladiumgroup.com Palladium Holdings Pty Ltd ACN 640 464 197 Proxy Form for Scheme Meeting Proxies, and any power of attorney (or other authority) under which the Proxy Form is signed, must be delivered to Palladium’s registered office, mailed to Palladium's postal address, or emailed to Palladium’s email address (these details are specified in the Notice of Scheme Meeting) and received at least 48 hours prior to the time of the Scheme Meeting. I / We are a Palladium Shareholder /s of Palladium Holdings Pty Ltd and being entitled to attend and vote at the Scheme Meeting to be held at 10:00am (Brisbane, Queensland AEST) on 6 May 2022 appoint: OR or, if no person indicated above, the Chair of the Scheme Meeting, to act as my/our proxy to attend on my/our behalf and to vote in accordance with the directions on this proxy form, or if no directions have been given, as he or she sees fit, at the Scheme Meeting of Palladium Holdings Pty Ltd to be held at 10:00am (Brisbane, Queensland AEST) on 6 May 2022 at Level 7, 307 Queen Street, Brisbane. Australia, and at any adjournment of that meeting. Voting directions to your Proxy Please mark to indicate your directions Resolution: Scheme Resolution □ FOR □ AGAINST □ ABSTAIN* *lf you mark the Abstain box for a particular item, you are directing your proxy NOT to vote on your behalf on a show of hands or on a poll and your votes will not be counted in computing the required majority on a poll Please note 1) All your securities will be voted in accordance with your direction unless you indicate a proportion of voting rights on any item by inserting the percentage or number of securities you wish to vote. 2) If the Chair of the Scheme Meeting is appointed as your proxy (or becomes your proxy by default including if your named proxy does not attend the meeting), the Chair of the Scheme Meeting intends to vote all available proxies in favour of the Scheme Resolution (to the extent those proxies are undirected). This is in accordance with the recommendations of the Palladium Board. Signature of Palladium Shareholder (s) Shareholder 1 (Individual) Joint Shareholder 2 (Individual) Joint Shareholder 3 (Individual) Sole Director and Sole Company Secretary Director/Company Secretary (Delete one) Director Date: / / The Chair of the Meeting (name of Proxy / Corporate Representative) (name of Member/s) (address of Member/s)

Annexure G – Body Corporate Representative Form 146 Annexure G – Body Corporate Representative Form

Annexure G – Body Corporate Representative Form 147 APPOINTMENT OF BODY CORPORATE REPRESENTATIVE Section 250D of the Corporations Act 2001 (Cth) Pursuant to Section 250D of the Corporations Act 2001 (Cth) Name of company: __________________________________________________________________ ACN: __________________________________________________________________ (Shareholder), being a shareholder of Palladium Holdings Pty Ltd ACN 640 464 197 (Company), certifies that the Shareholder has appointed Full name of representative: __________________________________________________________ to be its representative and to exercise all or any of the powers the Shareholder may exercise at the Company's Scheme Meeting proposed to be held on 6 May 2022 (and at any adjournment of such meeting). The above appointment is a standing appointment which remains valid and effectual until revoked by notice in writing from the Shareholder to the Company. Dated / / Executed by ACN in accordance with section 127 of the Corporations Act 2001 (Cth): *Director/*Company secretary Director Name of *Director/*Company secretary (BLOCK LETTERS) Name of Director (BLOCK LETTERS) * please delete as appropriate

Annexure H – GISI Constituent Documents and GISI Stockholders Agreement 148 Annexure H – GISI Constituent Documents and GISI Stockholders Agreement Part A - Certificate of Incorporation Part B - By-law Part C - GISI Stockholders Agreement

Delaware The First State Page 1 5963153 8100 Authentication: 204007588 SR# 20187914411 Date: 12-03-18 You may verify this certificate online at corp.delaware.gov/authver.shtml I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “GLOBAL INFRASTRUCTURE SOLUTIONS INC.”, FILED IN THIS OFFICE ON THE THIRD DAY OF DECEMBER, A.D. 2018, AT 8:07 O`CLOCK A.M. A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

OMM_US:75229188 AMENDED AND RESTATED BYLAWS OF GLOBAL INFRASTRUCTURE SOLUTIONS INC., a Delaware corporation

TABLE OF CONTENTS Page i ARTICLE I. OFFICES .................................................................................................................. 1 Section 1. Registered Office ....................................................................................... 1 Section 2. Principal Office .......................................................................................... 1 Section 3. Other Offices .............................................................................................. 1 ARTICLE II. MEETINGS OF STOCKHOLDERS ...................................................................... 1 Section 1. Annual Meeting ......................................................................................... 1 Section 2. Notice of Annual Meeting ......................................................................... 1 Section 3. Voting List ................................................................................................. 1 Section 4. Special Meetings ........................................................................................ 2 Section 5. Notice of Special Meetings ........................................................................ 2 Section 6. Scope of Business at Special Meeting ....................................................... 2 Section 7. Quorum ...................................................................................................... 2 Section 8. Qualifications to Vote ................................................................................ 2 Section 9. Record Date ............................................................................................... 2 Section 10. Action at Meetings ..................................................................................... 3 Section 11. Voting and Proxies ..................................................................................... 3 Section 12. Action by Stockholders Without a Meeting ............................................... 3 Section 13. Meeting by Remote Communication ......................................................... 4 Section 14. Nominations for Board of Directors .......................................................... 4 Section 15. Conduct of Meeting ................................................................................... 5 ARTICLE III. DIRECTORS ......................................................................................................... 6 Section 1. Powers ........................................................................................................ 6 Section 2. Number; Election; Tenure and Qualification ............................................. 6 Section 3. Vacancies and Newly Created Directorships ............................................. 6 Section 4. Location of Meetings ................................................................................. 6 Section 5. Meeting of Newly Elected Board of Directors .......................................... 6 Section 6. Regular Meetings ....................................................................................... 7 Section 7. Special Meetings ........................................................................................ 7 Section 8. Quorum and Action at Meetings ................................................................ 7 Section 9. Action Without a Meeting ......................................................................... 7 Section 10. Telephonic Meeting ................................................................................... 7 Section 11. Committees ................................................................................................ 8 Section 12. Committee Authority ................................................................................. 8 Section 13. Committee Minutes .................................................................................... 8 Section 14. Directors’ Compensation ........................................................................... 8 Section 15. Resignation ................................................................................................ 8 Section 16. Removal ..................................................................................................... 8 ARTICLE IV. NOTICES............................................................................................................... 9 Section 1. Notice to Stockholders ............................................................................... 9 Section 2. Waiver ........................................................................................................ 9

TABLE OF CONTENTS (continued) Page ii ARTICLE V. OFFICERS .............................................................................................................. 9 Section 1. Appointment .............................................................................................. 9 Section 2. Election ...................................................................................................... 9 Section 3. Appointment of Other Agents .................................................................... 9 Section 4. Compensation .......................................................................................... 10 Section 5. Tenure ...................................................................................................... 10 Section 6. Chairman of the Board and Vice-Chairman of the Board ....................... 10 Section 7. Chief Executive Officer ........................................................................... 10 Section 8. President ................................................................................................... 10 Section 9. Chief Operating Officer ........................................................................... 11 Section 10. Vice-President .......................................................................................... 11 Section 11. Secretary .................................................................................................. 11 Section 12. Assistant Secretary ................................................................................... 11 Section 13. Treasurer .................................................................................................. 11 Section 14. Assistant Treasurer................................................................................... 12 ARTICLE VI. CAPITAL STOCK .............................................................................................. 12 Section 1. Certificates ............................................................................................... 12 Section 2. Class or Series .......................................................................................... 12 Section 3. Signature .................................................................................................. 12 Section 4. Lost Certificates ....................................................................................... 13 Section 5. Registered Stockholders........................................................................... 13 ARTICLE VII. GENERAL PROVISIONS ................................................................................. 13 Section 1. Dividends ................................................................................................. 13 Section 2. Checks ...................................................................................................... 13 Section 3. Fiscal Year ............................................................................................... 13 Section 4. Seal ........................................................................................................... 13 Section 5. Loans ........................................................................................................ 14 Section 6. Execution of Corporate Instruments ........................................................ 14 ARTICLE VIII. REPRESENTATION OF SHARES OF OTHER CORPORATIONS ............. 14 ARTICLE IX. INDEMNIFICATION ......................................................................................... 15 Section 1. Scope ........................................................................................................ 15 Section 2. Advancing Expenses ................................................................................ 15 Section 3. Liability Offset ......................................................................................... 15 Section 4. Continuing Obligation ............................................................................. 15 Section 5. Nonexclusive............................................................................................ 15 Section 6. Other Persons ........................................................................................... 16 Section 7. Definitions................................................................................................ 16 ARTICLE X. AMENDMENTS................................................................................................... 16 ARTICLE XI. STOCKHOLDER AGREEMENT ...................................................................... 16

AMENDED AND RESTATED BYLAWS OF GLOBAL INFRASTRUCTURE SOLUTIONS INC., a Delaware corporation ARTICLE I. OFFICES Section 1. Registered Office. The registered office of Global Infrastructure Solutions Inc. (hereinafter called the “Corporation”) shall be at such place in the State of Delaware as shall be designated by the Board of Directors (the “Board”). Section 2. Principal Office. The principal office for the transaction of the business of the Corporation shall be at such place as may be established by the Board. The Board is granted full power and authority to change said principal office from one location to another. Section 3. Other Offices. The Corporation may also have an office or offices at such other places, either within or without the State of Delaware, as the Board may from time to time designate or the business of the Corporation may require. ARTICLE II. MEETINGS OF STOCKHOLDERS Section 1. Annual Meeting. An annual meeting of the stockholders for the election of directors shall be held at such place, if any, either within or without the State of Delaware, as shall be designated on an annual basis by the Board and stated in the notice of the meeting. Meetings of stockholders for any other purpose may be held at such time and place, if any, either within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof. Any other proper business may be transacted at the annual meeting. Section 2. Notice of Annual Meeting. Written notice of the annual meeting stating the place, if any, date and hour of the meeting and the means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting. Section 3. Voting List. The officer who has charge of the stock ledger of the Corporation shall prepare and make, or cause a third party to prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is

2 present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Section 4. Special Meetings. Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed in the Corporation’s Certificate of Incorporation (as amended or restated from time to time, the “Certificate of Incorporation”) or by statute, may be called at any time by: (i) the Board, (ii) the Chairman of the Board, (iii) the Chief Executive Officer or (iv) one or more stockholders owning of record, on the date the notice described in Section 5 of this Article II is received by the Secretary of the Corporation, twenty-five percent (25%) or more of the entire capital stock of the Corporation issued and outstanding and entitled to vote. Section 5. Notice of Special Meetings. As soon as reasonably practicable after receipt of a request as provided in Section 4 of this Article II, written notice of a special meeting, stating the place, if any, date (which shall be not less than ten nor more than sixty days from the date of the notice) and hour of the special meeting, the means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such special meeting, and the purpose or purposes for which the special meeting is called, shall be given to each stockholder entitled to vote at such special meeting. Section 6. Scope of Business at Special Meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. Section 7. Quorum. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting or the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting as provided in Section 5 of this Article II. Section 8. Qualifications to Vote. The stockholders of record on the books of the Corporation at the close of business on the record date as determined by the Board and only such stockholders shall be entitled to vote at any meeting of stockholders or any adjournment thereof. Section 9. Record Date. The Board may fix a record date for the determination of the stockholders entitled to notice of or to vote at any stockholders’ meeting and at any adjournment thereof, or to express consent to corporate action in writing without a meeting, or to receive payment of any dividend or other distribution or allotment of any rights, or entitled to

3 exercise any rights in respect of any change, conversion or exchange of capital stock or for the purpose of any other lawful action. The record date shall not be more than sixty nor less than ten days before the date of such meeting, and not more than sixty days prior to any other action. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting. Section 10. Action at Meetings. When a quorum is present at any meeting, the vote of the holders of a majority of the shares of stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by express provision of applicable law or of the Certificate of Incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question. Section 11. Voting and Proxies. Unless otherwise provided in the Certificate of Incorporation, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period. Each proxy shall be revocable unless expressly provided therein to be irrevocable and unless it is coupled with an interest sufficient in law to support an irrevocable power. Section 12. Action by Stockholders Without a Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware (by hand or by certified or registered mail, return receipt requested), to its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; provided, however, that action by written consent to elect directors, if less than unanimous, shall be in lieu of holding an annual meeting only if all the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation by delivery to its registered office in the State of Delaware (by hand or by certified or registered mail, return receipt requested), to its principal place of business, or to an officer or agent of the

4 Corporation having custody of the book in which proceedings or meetings of stockholders are recorded. An electronic transmission consenting to an action to be taken and transmitted by a stockholder or by a person authorized to act for a stockholder, shall be deemed to be written, signed and dated for the purposes of this Section 12, provided that such electronic transmission sets forth or is delivered with information from which the Corporation can determine (i) that the electronic transmission was transmitted by the stockholder or by a person authorized to act for the stockholder and (ii) the date on which such stockholder or authorized person transmitted such electronic transmission. The date on which such electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to its registered office in Delaware (by hand or by certified or registered mail, return receipt requested), to its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Notwithstanding the foregoing limitations on delivery, consents given by electronic transmission may be otherwise delivered to the principal place of business of the Corporation or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded, to the extent and in the manner in which the Board may from time to time determine. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing. Section 13. Meeting by Remote Communication. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders not physically present at a meeting of stockholders may, by means of remote communication participate in a meeting of stockholders and be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at such meeting by means of remote communication is a stockholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders a reasonable opportunity to participate in such meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of such meeting substantially concurrently with such proceedings, and (iii) if any stockholder votes or takes other action at such meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation. Section 14. Nominations for Board of Directors. Nominations for election to the Board must be made by the Board or by any stockholder of any outstanding class of capital stock entitled to vote for the election of directors. Nominations, other than those made by the Board, must be preceded by notification in writing in fact received by the Secretary of the Corporation not less than sixty (60) days prior to any meeting of stockholders called for the election of directors. Such notification shall contain the written consent of each proposed nominee to serve as a director if so elected and the following information as to each proposed nominee and as to

5 each person, acting alone or in conjunction with one or more other persons as a partnership, limited partnership, syndicate or other group who participates or is expected to participate in making such nomination or in organizing, directing or financing such nomination or solicitation of proxies to vote for the nominee: (a) the name, age, residence, address, and business address of each proposed nominee and of each such person; (b) the principal occupation or employment, the name, type of business, and address of the Corporation or other organization in which such employment is carried on of each proposed nominee and of each such person; (c) the amount of stock of the Corporation owned beneficially, either directly or indirectly, by each proposed nominee and each such person; and (d) a description of any arrangement or understanding of each proposed nominee and of each such person with each other or any other person regarding future employment or any future transaction to which the Corporation will or may be a party. (e) The presiding officer of the meeting shall have the authority to determine and declare to the meeting that a nomination not preceded by notification made in accordance with the foregoing procedure shall be disregarded. Section 15. Conduct of Meeting. The Chairman of the Board shall preside as Chairman at all meetings of the stockholders. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the Chairman. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the Chairman of the meeting shall have the right and authority to convene and (for any or no reason) to postpone, recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or the Chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The Chairman of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the Chairman of the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if the Chairman should so determine, the Chairman shall so declare to the

6 meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. The Chairman shall conduct each such meeting in a businesslike and fair manner, but shall not be obligated to follow any technical, formal, or parliamentary rules or principles of procedure, unless and to the extent determined otherwise by the Board. The Chairman’s rulings on procedural matters shall be conclusive and binding on all stockholders. ARTICLE III. DIRECTORS Section 1. Powers. The business of the Corporation shall be managed by or under the direction of its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by applicable law or by the Certificate of Incorporation or by these Amended and Restated Bylaws (as may be further amended, restated, modified or supplemented from time to time, these “Bylaws”) directed or required to be exercised or done by the stockholders. Section 2. Number; Election; Tenure and Qualification. Unless otherwise provided in the Certificate of Incorporation, the number of directors which shall constitute the whole board shall be fixed from time to time by resolution of the Board or by the action of a majority of the Stockholders. With the exception of the first Board of Directors, which shall be elected by the incorporator, and except as provided in the Corporation’s Certificate of Incorporation or in Section 3 of this Article III, the directors shall be elected at the annual meeting of the stockholders by a majority vote of the shares entitled to vote and represented in person or by proxy and each director elected shall hold office until his or her successor is elected and qualified unless he or she shall resign, become disqualified, disabled, or otherwise removed. Directors need not be stockholders. Section 3. Vacancies and Newly Created Directorships. Unless otherwise provided in the Certificate of Incorporation, vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. The directors so chosen shall serve until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by applicable law. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office. Section 4. Location of Meetings. The Board of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. Section 5. Meeting of Newly Elected Board of Directors. The first meeting of each newly elected Board of Directors shall be held immediately following the annual meeting of stockholders and no notice of such meeting shall be necessary to the newly elected directors in

7 order legally to constitute the meeting, provided a quorum shall be present. In the event such meeting is not held at such time, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board, or as shall be specified in a written waiver signed by all of the directors. Section 6. Regular Meetings. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board; provided that any director who is absent when such a determination is made shall be given notice of such location. Section 7. Special Meetings. Special meetings of the Board for any purpose or purposes may be called at any time by the Chairman of the Board, the Chief Executive Officer, or the Secretary or by any two directors. Special meetings of the Board shall be held upon not less than four days’ written notice or not less than 48 hours' notice given personally or by telephone, or sent by facsimile, electronic mail or other electronic transmission addressed to each director to the extent and in the manner permitted by applicable law. Any such notice shall be addressed or delivered to each director at such director's address as is shown upon the records of the corporation or as may have been given to the corporation by the director for the purposes of notice or, if such address is not shown on such records or is not readily ascertainable, at the place in which the meetings of the directors are regularly held. Notice by mail shall be deemed to have been given at the time a written notice is deposited in the United States mails, postage prepaid. Any other written notice shall be deemed to have been given at the time it is personally delivered to the recipient or is delivered to a common carrier for transmission, or actually transmitted by the person giving the notice by electronic transmission, to the recipient. Oral notice shall be deemed to have been given at the time it is communicated, in person or by telephone or wireless, to the recipient or to a person at the office of the recipient who the person giving the notice has reason to believe will promptly communicate it to the recipient. Section 8. Quorum and Action at Meetings. At all meetings of the Board, a majority of the directors then in office shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation. If a quorum shall not be present at any meeting of the Board, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Section 9. Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in accordance with applicable law. Section 10. Telephonic Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board, or any committee designated by the

8 Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting. Section 11. Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Each committee shall have such name as may be determined from time to time by resolution adopted by the Board.Committee Authority. Subject to the limitations of applicable law, any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it. Section 13. Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the Board when required to do so by the Board. Section 14. Directors’ Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings. Section 15. Resignation. Any director or officer of the Corporation may resign at any time. Each such resignation shall be made in writing or by electronic transmission and shall take effect at the time specified therein, or, if no time is specified, at the time of its receipt by either the Board, the Chief Executive Officer, the President or the Secretary. The acceptance of a resignation shall not be necessary to make it effective unless expressly so provided in the resignation. Section 16. Removal. Unless otherwise restricted by the Certificate of Incorporation, these Bylaws or applicable law, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.

9 ARTICLE IV. NOTICES Section 1. Notice to Stockholders. Whenever, under the provisions of applicable statutes or of the Certificate of Incorporation or of these Bylaws, notice is required to be given to any stockholder, it shall not be construed to mean personal notice, but such notice may be given (i) by electronic transmission when such stockholder has consented to the delivery of notice in such form, and such notice shall be deemed to be given when directed to the proper facsimile number, electronic mail address or other proper electronic destination or (ii) in writing, by mail, addressed to such stockholder, at his or her address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall in the absence of fraud, be prima facie evidence of the facts stated therein. Section 2. Waiver. Whenever any notice is required to be given under the provisions of the statutes or of the Certificate of Incorporation or of these Bylaws, a written waiver thereof, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. The written or electronic waiver need not specify the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Attendance at the meeting is not a waiver of any right to object to the consideration of matters required by the Delaware General Corporation Law to be included in the notice of the meeting but not so included, if such objection is expressly made at the meeting. ARTICLE V. OFFICERS Section 1. Appointment. The officers of the Corporation shall be appointed by the Board and shall include a Chief Executive Officer, a President, a Secretary, a Treasurer or Chief Financial Officer and such other officers with such other titles as the Board shall determine. The Board may elect from among its members a Chairman or Chairmen of the Board and a Vice Chairman of the Board. The Board may also choose one or more Vice-Presidents, Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these Bylaws otherwise provide. Section 2. Election. The Board at its first meeting after each annual meeting of stockholders shall elect a Chief Executive Officer, a President, a Secretary, a Treasurer or Chief Financial Officer and such other officers with such other titles as the Board shall determine. Section 3. Appointment of Other Agents. The Board may appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall

10 exercise such powers and perform such duties as shall be determined from time to time by the Board. Section 4. Compensation. The salaries of all officers of the Corporation shall be fixed by the Board or a committee thereof. The salaries of agents of the Corporation shall, unless fixed by the Board, be fixed by the Chief Executive Officer, President or any Vice- President of the Corporation. Section 5. Tenure. The officers of the Corporation shall hold office until their removal, resignation, death, or successors are chosen and qualify. Any officer elected or appointed by the Board may be removed at any time by the affirmative vote of a majority of the directors of the Board. Any vacancy occurring in any office of the Corporation shall be filled by the Board. Section 6. Chairman of the Board and Vice-Chairman of the Board. The Chairman of the Board, if any, shall preside at all meetings of the Board and of the stockholders at which the Chairman shall be present. The Chairman shall have and may exercise such powers as are, from time to time, assigned to the Chairman by the Board and as may be provided by law. In the absence of the Chairman of the Board, the Vice Chairman of the Board, if any, shall preside at all meetings of the Board and of the stockholders at which the Vice Chairman shall be present. The Vice Chairman shall have and may exercise such powers as are, from time to time, assigned to such person by the Board and as may be provided by law. Section 7. Chief Executive Officer. The Chief Executive officer shall have general and active management, supervision, direction, and control of the business of the Corporation. He or she shall assist in the management of the Corporation, and in the absence or disability of or upon the delegation by the Chairman of the Board, he or she shall preside at all meetings of stockholders and of the Board. He or she shall report from time to time to the Board all matters within his or her knowledge which the interest of the Corporation may require to be brought to the attention of the Board. The Chief Executive Officer shall have the general powers and duties of supervision and management usually vested in the office of president of a corporation and shall exercise such powers and perform such duties as generally pertain or are necessarily incidental to his or her office and shall have such other powers and perform such other duties as may be specifically assigned to him or her from time to time by the Board. Section 8. President. Subject to such powers, if any, as may be given by the Board to the Chief Executive Officer, if there is such an officer, the President shall have supervising authority over and may exercise general executive powers concerning all of the operations and business of the Corporation, with the authority from time to time to delegate to other officers such executive and other powers and duties as he or she may deem advisable. The President shall also perform such duties as may be specifically assigned to him or her from time to time by the Board or the Chief Executive Officer. If there be no Chief Executive Officer, or in his or her absence, the President shall preside at all meetings of the stockholders and of the Board, unless the Board appoints another person who need not be a stockholder, officer or director of the Corporation, to preside at a meeting of stockholders.

11 Section 9. Chief Operating Officer. Subject to such powers, if any, as may be given by the Board to the Chief Executive Officer and President, if there is such an officer, the Chief Operating Officer shall have supervising authority over day-to-day business, affairs and operations, under the supervision of the Chief Executive Officer and the President, and shall have all such other authority as is incident to such office. The Chief Operating Officer shall also perform such duties as may be specifically assigned to him or her from time to time by the Board, the Chief Executive Officer or the President. Section 10. Vice-President. In the absence of the President or in the event of the President’s inability or refusal to act, the Vice-President, if any (or in the event there be more than one Vice-President, the Vice-Presidents in the order designated by the Board, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President. The Vice-President shall perform such other duties and have such other powers as the Board may from time to time prescribe. Section 11. Secretary. The Secretary shall attend all meetings of the Board and all meetings of the stockholders and record all the proceedings of the meetings of the Corporation and of the Board in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board, Chief Executive Officer or President, under whose supervision the Secretary shall be subject. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or an Assistant Secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the Secretary’s signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by such officer’s signature. Section 12. Assistant Secretary. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board (or if there be no such determination, then in the order of their election) shall, in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe. Section 13. Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board, President or Chief Executive Officer, taking proper vouchers for such disbursements, and shall render to the President, Chief Executive Officer and the Board, at its regular meetings, or when the Board so requires, an account of all such transactions as Treasurer and of the financial condition of the Corporation. If required by the Board, the Treasurer shall give the Corporation a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the Board for the faithful performance of the duties of the Treasurer’s office and

12 for the restoration to the Corporation, in case of the Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the possession or under the control of the Treasurer that belongs to the Corporation. Section 14. Assistant Treasurer. The Assistant Treasurer, or if there be more than one, the Assistant Treasurers in the order determined by the Board (or if there be no such determination, then in the order of their election) shall, in the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board may from time to time prescribe. ARTICLE VI. CAPITAL STOCK Section 1. Certificates. The shares of the Corporation shall be represented by a certificate, unless and until the Board adopts a resolution permitting shares to be uncertificated. Certificates shall be signed by, or in the name of the Corporation by, (a) the Chairman of the Board, the Vice-Chairman of the Board, the Chief Executive Officer, the President or a Vice- President, and (b) the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, certifying the number of shares owned by such stockholder in the Corporation. Certificates may be issued for partly paid shares and in such case upon the face or back of the certificates issued to represent any such partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be specified. Section 2. Class or Series. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in Section 202 of the General Corporation Law of the State of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the Delaware Corporation Law or a statement that the Corporation will furnish without charge, to each stockholder who so requests, the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Section 3. Signature. Any of or all of the signatures on a certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or

13 registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. Section 4. Lost Certificates. The Board may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or such owner’s legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed. Section 5. Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware. ARTICLE VII. GENERAL PROVISIONS Section 1. Dividends. Dividends upon the capital stock of the Corporation, subject to the applicable provisions, if any, of the Certificate of Incorporation, may be declared by the Board at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property or in shares of capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purposes as the Board shall think conducive to the interest of the Corporation, and the Board may modify or abolish any such reserve in the manner in which it was created. Section 2. Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board may from time to time designate. Section 3. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board. Section 4. Seal. The Board may adopt a corporate seal having inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

14 Section 5. Loans. The Board of the Corporation may, without stockholder approval, authorize loans to, or guaranty obligations of, or otherwise assist, including, without limitation, the adoption of employee benefit plans under which loans and guarantees may be made, any officer or other employee of the Corporation or of its subsidiary, including any officer or employee who is a director of the Corporation or its subsidiary, whenever, in the judgment of the Board, such loan, guaranty or assistance may reasonably be expected to benefit the Corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the Board shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Section 6. Execution of Corporate Instruments. (a) The Board may in its discretion determine the method and designate the signatory officer or officers, or other person or persons, to execute any corporate instrument or document, or to sign the corporate name without limitation, except where otherwise provided by law, and such execution or signature shall be binding upon the Corporation. (b) Unless otherwise specifically determined by the Board or otherwise required by law, formal contracts of the Corporation, promissory notes, deeds of trust, mortgages and other evidences of indebtedness of the Corporation, and other corporate instruments, and certificates of shares of stock owned by the Corporation, shall be executed, signed or endorsed by the Chairman of the Board (if there be such an officer appointed) or by the President; such documents may also be executed by any Vice-President and by the Secretary or Treasurer or any assistant secretary or assistant treasurer. All other instruments and documents requiring the corporate signature may be executed as aforesaid or in such other manner as may be directed by the Board. (c) All checks and drafts drawn on banks or other depositaries on funds to the credit of the Corporation or in special accounts of the Corporation shall be signed by such person or persons as the Board shall authorize so to do. (d) Execution of any corporate instrument may be effected in such form, either manual, facsimile or electronic signature, as may be authorized by the Board. ARTICLE VIII. REPRESENTATION OF SHARES OF OTHER CORPORATIONS Any and all securities of any other entity standing in the name of the Corporation shall be voted, and all rights incident thereto shall be represented and exercised on behalf of the Corporation, as follows: (i) as the Board may determine from time to time, or (ii) in the absence of such determination, by the Chairman of the Board, or (iii) if the Chairman of the Board shall not vote or otherwise act with respect to the securities, by the President. The foregoing authority may be exercised either by any such officer in person or by any other person authorized so to do by proxy or power of attorney duly executed by said officer.

15 ARTICLE IX. INDEMNIFICATION Section 1. Scope. The Corporation may, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as that Section may be amended and supplemented from time to time, indemnify any director, officer, employee or agent of the Corporation, against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement and/or other matters referred to in or covered by that Section, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Section 2. Advancing Expenses. Expenses (including attorneys’ fees) incurred by a present or former director or officer of the Corporation in defending a civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation (or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized by relevant provisions of the General Corporation Law of the State of Delaware; provided, however, the Corporation shall not be required to advance such expenses to a director or officer (i) who commences any action, suit or proceeding as a plaintiff unless such advance is specifically approved by a majority of the Board, or (ii) who is a party to an action, suit or proceeding brought by the Corporation and approved by a majority of the Board which alleges willful misappropriation of corporate assets by such director, disclosure of confidential information in violation of such director’s fiduciary or contractual obligations to the Corporation, or any other willful and deliberate breach in bad faith of such director’s duty to the Corporation or its stockholders. Section 3. Liability Offset. The Corporation’s obligation to provide indemnification under this Article IX shall be offset to the extent the indemnified party is indemnified by any other source including, but not limited to, any applicable insurance coverage under a policy maintained by the Corporation, the indemnified party or any other person. Section 4. Continuing Obligation. The provisions of this Article IX shall be deemed to be a contract between the Corporation and each director of the Corporation who serves in such capacity at any time while this bylaw is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. Section 5. Nonexclusive. The indemnification and advancement of expenses provided for in this Article IX shall (i) not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action

16 in another capacity while holding such office, (ii) continue as to a person who has ceased to be a director and (iii) inure to the benefit of the heirs, executors and administrators of such a person. Section 6. Other Persons. In addition to the indemnification rights of directors, officers, employees, or agents of the Corporation, the Board in its discretion shall have the power on behalf of the Corporation to indemnify any other person made a party to any action, suit or proceeding who the Corporation may indemnify under Section 145 of the General Corporation Law of the State of Delaware. Section 7. Definitions. The phrases and terms set forth in this Article IX shall be given the same meaning as the identical terms and phrases are given in Section 145 of the General Corporation Law of the State of Delaware, as that Section may be amended and supplemented from time to time. ARTICLE X. AMENDMENTS Except as otherwise provided in the Certificate of Incorporation, these Bylaws may be altered, amended or repealed, or new Bylaws may be adopted by the holders of a majority of the outstanding voting shares or by the Board when such power is conferred upon the Board by the Certificate of Incorporation at any regular meeting of the stockholders or of the Board or at any special meeting of the stockholders or of the Board if notice of such alteration, amendment, repeal, or adoption of new Bylaws be contained in the notice of such special meeting. If the power to adopt, amend, or repeal Bylaws is conferred upon the Board by the Certificate of Incorporation, it shall not divest or limit the power of the stockholders to adopt, amend, or repeal Bylaws. ARTICLE XI. STOCKHOLDER AGREEMENT For so long as the Stockholder Agreement, dated January 1, 2017, shall be in effect, the Corporation, the Board and the stockholders shall be subject to the terms of the Stockholder Agreement. Capital stock of the Corporation may not be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of except in compliance with applicable law and the provisions of the Stockholder Agreement. [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

16

AMENDED AND RESTATED STOCKHOLDER AGREEMENT dated as of December 3, 2018 by and among GLOBAL INFRASTRUCTURE SOLUTIONS INC. and THE STOCKHOLDERS BOUND HERETO As amended at the 2020 Annual Meeting of the Stockholders As amended at the 2021 Annual Meeting of the Stockholders As amended at the 2022 Annual Meeting of the Stockholders

TABLE OF CONTENTS

		Page(s)
ARTICLE 1 CERTAIN DEFINED TERMS		1
ARTICLE 2 GOVERNANCE		11
Section 2.1	Board of Directors	11
Section 2.2	Removal of Directors; Vacancies	11
Section 2.3	Board Observer Rights	11
Section 2.4	Agreement to Vote	12
Section 2.5	Stockholder Supermajority Approval Required	12
Section 2.6	Stockholder Approval Required	12
ARTICLE 3 INSPECTION RIGHTS; REPORTING OBLIGATIONS		12
Section 3.1	Inspection Rights	12
Section 3.2	Reporting Obligations	13
Section 3.3	Board Information	13
Section 3.4	Suspension of Information Rights	13
Section 3.5	Confidentiality	13
ARTICLE 4 RESTRICTIONS ON TRANSFER		14
Section 4.1	General Restrictions on Transfer	14
Section 4.2	Improper Transfer or Encumbrance	14
Section 4.3	Compliance with Securities Laws	14
Section 4.4	Transferees to Execute Agreement	14
Section 4.5	Drag-Along Rights	15
ARTICLE 5 LIQUIDITY		16
Section 5.1	Annual FMV Put Option	16
Section 5.2	Retained Shares	17
Section 5.3	Fair Market Value Determination	17
ARTICLE 6 CALL RIGHTS OF THE CORPORATION		17
Section 6.1	Call Right	17
Section 6.2	Fair Market Value Determinations	17
ARTICLE 7 PROVISIONS REGARDING REPURCHASES OF CORPORATION SECURITIES		18
Section 7.1	General Limitation	18
Section 7.2	Status of Shares to be Purchased by the Corporation; Form of Payment	18
ARTICLE 8 OTHER AGREEMENTS		19
Section 8.1	Covenant Regarding Equity Issuances	19
Section 8.2	Public Announcements	20
ARTICLE 9 REGISTRATION RIGHTS		20
Section 9.1	Registration Rights	20

i

ii TABLE OF CONTENTS (continued) Page(s) ARTICLE 10 TERMINATION OF AGREEMENT ................................................................................. 20 Section 10.1 Events of Termination ........................................................................................ 20 Section 10.2 Transfer of All Securities .................................................................................... 20 ARTICLE 11 MISCELLANEOUS PROVISIONS ................................................................................... 21 Section 11.1 Counterparts ........................................................................................................ 21 Section 11.2 Binding Agreement ............................................................................................. 21 Section 11.3 Headings ............................................................................................................. 21 Section 11.4 Other Interpretive Matters .................................................................................. 21 Section 11.5 Singular and Plural .............................................................................................. 21 Section 11.6 Fees and Expenses .............................................................................................. 21 Section 11.7 Severability ......................................................................................................... 21 Section 11.8 Amendments and Waivers .................................................................................. 21 Section 11.9 Notices ................................................................................................................ 22 Section 11.10 Renewals ............................................................................................................. 22 Section 11.11 Entire Agreement ................................................................................................ 22 Section 11.12 Legend ................................................................................................................ 22 Section 11.13 Additional Parties ............................................................................................... 23 Section 11.14 No Third Party Beneficiaries .............................................................................. 23 Section 11.15 Governing Law ................................................................................................... 23 Section 11.16 Restrictions on Other Agreements ...................................................................... 23 Section 11.17 Submission to Jurisdiction .................................................................................. 23 Section 11.18 Waiver of Jury Trial ............................................................................................ 24 Section 11.19 Stock Splits, Stock Dividends, Etc ..................................................................... 24 Section 11.20 Effectiveness ....................................................................................................... 24 Section 11.21 No Presumption Against Drafting Party ............................................................. 24 Section 11.22 Equitable Remedies ............................................................................................ 24 Section 11.23 Enabling Provision .............................................................................................. 25 Section 11.24 Spousal Consents ................................................................................................ 25 Section 11.25 Further Assurances ............................................................................................. 25 Exhibits and Schedules Exhibit A Registration Rights Exhibit B Form of Joinder Agreement Exhibit C Form of Spousal Consent and Proxy ***

AMENDED AND RESTATED STOCKHOLDER AGREEMENT THIS AMENDED AND RESTATED STOCKHOLDER AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of March 31, 2022 (the “Effective Date”), by and among Global Infrastructure Solutions Inc., a Delaware corporation (the “Corporation”), each holder of shares the Corporation’s capital stock or securities convertible into shares of the Corporation’s capital stock, in each case as reflected on the Corporation’s books and records, as of the Effective Date (the “Initial Stockholders”) and each Person who becomes a party to this Agreement by executing a Joinder Agreement as a result of becoming a Beneficial Owner of Corporation Securities in accordance with the provisions of this Agreement (each such Person, along with each of the Initial Stockholders, a “Stockholder”). This Agreement amends and restated in its entirety the Stockholders Agreement, dated as of January 1, 2017 (as amended prior to the date hereof, the “Original Agreement”); provided, however, that, notwithstanding such amendment and restatement, each Stockholder party to the Original Agreement will continue to be party to this Agreement. RECITALS WHEREAS, the Corporation is presently authorized to issue 100,000,000 shares of Class A Common Stock, par value $0.00001 per share (the “Class A Common Stock”). WHEREAS, the Stockholders and the Corporation entered into the Original Agreement. WHEREAS, the Stockholders and the Corporation desire to enter into this Agreement to amend and restate the Original Agreement as hereinafter set forth for the purposes, among others, of (i) assuring continuity in the management and ownership of the Corporation and (ii) limiting the manner and terms by which Corporation Securities may be transferred. NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto, and of the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties for themselves, their heirs, executors, administrators, successors and assigns, do hereby covenant and agree as follows: ARTICLE 1 CERTAIN DEFINED TERMS As used in this Agreement, the following terms will have the meanings set forth below: “Above Threshold Amount” has the meaning set forth in Section 5.1. “Advice” has the meaning set forth in Section 1.17(b) of Exhibit A. “Affiliate” means, with respect to any Person, (i) who is an individual, the Immediate Family of such Person, (ii) who is a trust, the beneficiaries of such trust, and (iii) any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person, including any general partner, managing member, officer or director of such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or otherwise, and will be construed in accordance with the rules promulgated under the Securities Act. “Agreement” has the meaning set forth in the preamble hereto.

2 “Amended and Restated Bylaws” means the Corporation’s Amended and Restated Bylaws as of December 16, 2016, as amended pursuant to the provisions hereof. “Beneficially Own” (and related terms such as “beneficial ownership” and “beneficial owner”) has the meaning given to such term in Rule 13d-3 under the Exchange Act, and any Person’s beneficial ownership of securities will be calculated in accordance with the provisions of such Rule. “Blackout Period” means, unless determined otherwise in the sole discretion of the Board of Directors, the period of time in any calendar year that is forty-five (45) days prior to and one (1) day following the date on which the Board of Directors adopts a new share valuation pursuant to a valuation conducted by the Board of Directors. “Board Observer” has the meaning set forth in Section 2.3. “Board of Directors” means the Board of Directors of the Corporation or, if the context requires, of a Subsidiary. “Business” means the business of the Corporation and its Subsidiaries. “Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close. “Bylaws” means the Amended and Restated Bylaws of the Corporation, as amended. “Cash Redemption Amount” has the meaning set forth in Section 5.1. “Cause” with respect to any Employee Stockholder, has the meaning assigned to such term in any employment agreement between the Corporation or any of its Subsidiaries and such Employee Stockholder or, if no such employment agreement exists, means (i) such Employee Stockholder’s conviction of a felony or the entering by such Employee Stockholder of a plea of guilty or nolo contendere with respect to a charged felony or any lesser crime a material element of which is fraud under federal or state law, (ii) willful or reckless misappropriation of material funds of the Corporation or its Subsidiaries or willful or reckless misappropriation of material property of the Corporation or its Subsidiaries by such Employee Stockholder, or the commission of fraud (meaning, intentional deception by such Employee Stockholder made for material personal gain or to materially damage the Corporation or its Subsidiaries) by such Employee Stockholder, (iii) any intentional public act of malfeasance by such Employee Stockholder which has the effect of causing, or that is reasonably likely to cause, material damage to the reputation of the Corporation, its Subsidiaries or their respective business prospects, (iv) such Employee Stockholder’s intentional failure or intentional refusal to perform his/her material job duties (other than as the result of sickness, illness or injury), (v) such Employee Stockholder’s gross insubordination (meaning, such Employee Stockholder’s deliberate refusal to comply with the lawful instructions of those to whom such Employee Stockholder reports, but excluding such Employee Stockholder’s refusal to perform any action, or refusal to fail to take action, which would be unethical or illegal in such Employee Stockholder’s good faith determination), or (vi) willful misconduct by such Employee Stockholder. “Chair” has the meaning set forth in Section 2.1(b). “Class A Common Stock” has the meaning set forth in the recitals hereto. “Class B Exchange” means that certain transaction whereby all shares of the Corporation’s then- outstanding Class B Stock were exchanged for shares of Class A Common Stock.

3 “Competitive Act” means serving, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, stockholder, officer, director, investor, lender, financier or broker, or in any other individual or representative capacity, engaging or participating or planning or preparing to engage or participate in the Business other than through the Corporation or a Subsidiary or assisting any Person in engaging or participating or planning or preparing to engage or participate in the Business other than through the Corporation or a Subsidiary (the “Prohibited Activities”); provided, however, none of the following will be a Competitive Act: (i) engagement by a Stockholder’s Affiliate in the Prohibited Activities if such Affiliate is not provided with any confidential information relating to the Corporation, any Subsidiary or the Business and is not involved in managing the Stockholder’s investment in the Corporation; (ii) acquiring, investing in or holding direct or indirect ownership of securities of any publicly- held Person engaged in the Prohibited Activities, so long as such securities represent not more than five percent (5%) of the outstanding voting power or equity securities of such Person or (iii) any Competitive Act that has been disclosed to, and approved by, the Board of Directors. “Corporation” has the meaning set forth in the preamble hereto. “Corporation Registration” means an event described in Section 1.4(a)(i) or 1.4(a)(ii) of Exhibit A to this Agreement. “Corporation Securities” means collectively, Class A Common Stock and any other equity securities of the Corporation, including any securities convertible into or exchangeable for Class A Common Stock or other equity securities of the Corporation or any other rights (preemptive or otherwise), warrants, options, calls or contracts of any character to acquire any of the foregoing from the issuer or holder thereof. “Debt Instrument” means any loan agreement, credit agreement, promissory note, note purchase agreement, capital lease, guarantee or other agreement or instrument of indebtedness of the Corporation or any Subsidiary (or refinancing thereof on substantially similar terms) or the terms and conditions of any preferred stock or other securities issued by the Corporation that are senior in priority to Class A Stock; but will not include (i) any trade indebtedness or accounts payable incurred by the Corporation or any Subsidiary in the ordinary course of business or any agreements regarding payment of the same, (ii) any indebtedness of the Corporation or any Subsidiary to Stockholders or former Stockholders of the Corporation or any Subsidiary with respect to purchase options or redemption rights set forth in this Agreement or otherwise, or (iii) any indebtedness of the Corporation or any Subsidiary to Stockholders or former Stockholders of the Corporation or any Subsidiary under any stock appreciation rights, deferred compensation or restricted stock unit plan or similar plan. “Demand Notice” has the meaning set forth in Section 1.1(a) of Exhibit A hereto. “Demand Request” means, at any time six (6) months following the IPO of the Corporation, if any, a written request to the Corporation from a Significant Holder that the Corporation file a registration statement under the Securities Act covering the registration of the sale of at least fifty percent (50%) of the Registrable Securities of such Significant Holder and having an anticipated aggregate gross offering price (before Selling Expenses and any other expenses) of at least thirty million dollars ($30,000,000); provided, however, that a Demand Request may not request the registration of Registrable Securities pursuant to SEC Rule 415. “Designated Seller” has the meaning set forth in Section 4.5(a). “Director(s)” has the meaning set forth in Section 2.1(a).

4 “Dissolution Event” means any voluntary or involuntary liquidation, dissolution or winding up of the business and affairs of the Corporation. “Drag-Along Nominee” has the meaning set forth in Section 4.5(c). “Drag-Along Sale” has the meaning set forth in Section 4.5(a). “Dragging Stockholders” has the meaning set forth in Section 4.5(a). “Effective Date” has the meaning set forth in the preamble hereto. “Equity Purchase Participants” has the meaning set forth in Section 8.1(a). “Equity Purchase Right” has the meaning set forth in Section 8.1(a). “Equity Purchase Shares” has the meaning set forth in Section 8.1(a). “Employee Stockholder” means (i) any Stockholder who is an individual that is an employee of the Corporation or a Subsidiary or (ii) any Stockholder which is a trust, an individual retirement account, custodian, 401(k) custodian, or custodian of an estate or retirement planning entity that has a beneficiary who is an individual that is an employee of the Corporation or a Subsidiary; provided, however, that a Stockholder will not be an Employee Stockholder solely as a result of serving as a Director of the Corporation or a Subsidiary. “Estate” means and includes the executors or administrators of a deceased Stockholder, and any and all Persons who may claim any interest in the Stockholder’s property under such deceased Stockholder’s will or by virtue of any laws of descent and distribution. “Excess Shares” has the meaning set forth in Section 6.3. “Exchange Act” means the Exchange Act of 1934 and the rules and regulations promulgated thereunder. “Exempt Securities” means (a) Corporation Securities issued in connection with an underwritten public offering, (b) Corporation Securities issued in exchange for the securities or assets of another Person as a party to an acquisition of a business as a going concern, (c) Corporation Securities issued or sold to parties that are (i) strategic partners in connection with a commercial relationship with the Corporation unless such Corporation Securities are purchased by such strategic partner with cash or (ii) providing the Corporation with equipment leases, real property leases, loans, credit lines, guarantees of indebtedness, cash price reductions or similar transactions under arrangements approved by the Board of Directors, (d) Corporation Securities issued (i) upon the conversion or exercise of Corporation Securities outstanding as of the date hereof or (ii) upon the conversion of Corporation Securities or the exchange of Corporation Securities (e) Corporation Securities issued under the Incentive Plan or any other equity compensation plan maintained by the Corporation for the benefit of employees of the Corporation or of any Subsidiary, (f) Corporation Securities sold to employees of the Corporation or of any Subsidiary or issued to placement agents, financial advisors or investment bankers as compensation for services performed on behalf of the Corporation, (g) Corporation Securities issued on, or prior to, August 31, 2018 or (h) Corporation Securities issued in connection with the Class B Exchange. “Exercising Participant” means, with respect to Section 8.1, an Equity Purchase Participant that exercises its option to purchase its Pro Rata Portion of the Equity Purchase Shares.

5 “Fair Market Value” means, with respect to any particular Corporation Securities as of any date of determination, the then fair market value of such Corporation Securities, as determined by the Corporation’s independent financial advisor or investment bank and approved by the Board of Directors consistent with prior practice. “Fiscal Year” means for any year the 12-month period commencing on January 1 and ending on December 31. “Fully Diluted Basis” means the determination of the percentage ownership of a particular type of Corporation Securities based on the number of all outstanding Corporation Securities of such type as if all securities eligible for conversion into or that are exercisable or exchangeable for such class of Corporation Securities had been converted or exercised (excluding any shares of Incentive Stock that may be issued under the Incentive Plan or any similar plan if such shares have not and, after giving effect to the event being measured, will not be, vested). “GAAP” means generally accepted accounting principles in the United States, as in effect from time to time. “Grace Period” has the meaning set forth in Section 1.3(a) of Exhibit A hereto. “Holder” means any Stockholder who Beneficially Owns Registrable Securities. “Immediate Family” means with respect to a Person, (i) such Person’s parents, siblings, current spouse and the lineal or adopted descendants of such Person or of such Person’s current spouse and (ii) a trust, 401(k) plan, individual retirement account or estate or retirement planning entity, all the beneficiaries of which consist of such Person and/or the Persons described in clause (i). “Incentive Plan” means any equity incentive or equity purchase plans of the Corporation approved by the Stockholders, as the same may be amended from time to time. “Incentive Stock” means any shares of Corporation Securities acquired by a Stockholder pursuant to the Incentive Plan, whether as a result of the grant of restricted stock, including any shares of Corporation Securities issued as a result of such securities, whether by way of stock split, dividend or otherwise. Corporation Securities will continue to be “Incentive Stock” while owned by a Stockholder’s successors and permitted assigns, other than (i) the Corporation, (ii) the purchaser in a Sale Transaction or (iii) a transferee in a Public Sale. For avoidance of doubt, Corporation Securities received by a Stockholder under such Stockholder’s Subscription Agreement are not Incentive Stock. “Indemnified Party” has the meaning set forth in Section 1.9(c) of Exhibit A hereto. “Indemnifying Party” has the meaning set forth in Section 1.9(c) of Exhibit A hereto. “Independent Director means, as of any date of determination, a Director (i) who is not a current employee, or the Immediate Family of a current employee, of a Person that the Corporation has made payments to, or received payments from, for property or services in an amount which, in any of the prior three (3) fiscal years, exceeds the greater of (a) two million dollars ($2,000,000) or (b) two percent (2%) of such Person’s consolidated gross revenues and (ii) who (a) is not a current partner or employee of a firm that is the Corporation's internal or external auditor, (b) is not the Immediate Family of a current partner of such firm or a current employee of such firm who personally works on the Corporation’s audit, (c) is not, and is not the Immediate Family of, a person who within the last three years was a partner or employee of such firm who personally worked on the Corporation’s audit within that time.

6 “Initial Stockholder” has the meaning set forth in the preamble hereto. “Installment Payment Agreement” means an agreement between the Corporation and a Stockholder who has submitted a Put Notice pursuant to Article 5 pursuant to which the Corporation will purchase the Corporation Securities subject to the Installment Payment Agreement by paying to such Stockholder the Fair Market Value of such Corporation Securities in five (5) equal annual installments beginning on the first anniversary of the effective date of the corresponding Put Notice as determined in Section 5.1. The Fair Market Value for each installment payment (i.e., tranche) shall be determined on a tranche by tranche basis using the most recent share valuation at the time such tranche is paid. “IPO” means the first underwritten public offering of Class A Common Stock pursuant to a registration statement filed under the Securities Act; provided that following such offering, shares of Class A Common Stock are listed on a United States national securities exchange or quoted on a United States automated securities quotation system. “Issuance Notice” has the meaning set forth in Section 8.1(b). “JMD” means the founding Vice-Chair of the Corporation, John M. Dionisio, an individual. “Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit B hereto. “Joining Party” has the meaning set forth in Exhibit B hereto. “Liquidity Event” means a Sale Transaction or IPO. “Losses” has the meaning set forth in Section 1.9(a) of Exhibit A hereto. “Measurement Date” means January 1, 2017. “New Securities” means, collectively, Corporation Securities, whether or not currently authorized, as well as rights, options, or warrants to purchase such Corporation Securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such Corporation Securities, other than Exempt Securities. “Non-Purchasing Stockholder” has the meaning set forth in Section 8.1(d). “Original Agreement” has the meaning set forth in the preamble hereto. “Original Cost” means the purchase price paid by the applicable Stockholder for Corporation Securities or any predecessor securities that were converted into or exchanged for Corporation Securities. “Other Holders” has the meaning set forth in Section 1.4(b) of Exhibit A hereto. “Owned Securities” means, with respect to any Stockholder as of any date of determination, any Corporation Securities Beneficially Owned or owned of record by such Stockholder. “Ownership Percentage” means, with respect to any Stockholder as of any date of determination, the percentage obtained by dividing (i) the total number of Corporation Securities held by such Stockholder (on a Fully Diluted Basis) by (ii) the total number of Corporation Securities issued by the Corporation (on a Fully Diluted Basis), in each case, as of such date of determination.

7 “Permitted Transfer” means a Transfer of Corporation Securities by a Stockholder (i) to a Permitted Transferee that executes a Joinder Agreement and agrees to be bound by the terms of this Agreement, (ii) to the Corporation pursuant to Section 5.1, or (iii) to the Corporation pursuant to the exercise of an RSU Award. “Permitted Transferee” means, with respect to any Stockholder, (i) any Affiliate of such Stockholder, (ii) a donee of Corporation Securities that is a member of such Stockholder’s Immediate Family or any trust, 401(k) plan, individual retirement account or estate or retirement planning entity for the benefit of such Stockholder or such Stockholder’s Immediate Family, (iii) a transferee of Corporation Securities who receives such Corporation Securities by will or the laws of descent and distribution, or (iv) a transferee of Corporation Securities who receives such Corporation Securities by operation of law; provided, however, that, in each case of (i), (ii) and (iii), a transferee must qualify as an “accredited investor” as defined under Rule 501 of the Securities Act to be a “Permitted Transferee” pursuant to this Agreement. “Person” means any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock corporation, trust, joint venture, unincorporated organization or governmental entity or department, agency or political subdivision thereof, or any other entity. “Piggyback Notice” has the meaning set forth in Section 1.4(a) of Exhibit A hereto. “Piggyback Offering” has the meaning set forth in Section 1.4(a) of Exhibit A hereto. “Prior Stockholders” has the meaning set forth in Exhibit B hereto. “Pro Rata Portion” means, with respect to any Stockholder as of any date of determination, the percentage determined by dividing (i) the number of shares of Class A Common Stock held by such Stockholder by (ii) the total number of shares of Class A Common Stock then outstanding. “Promissory Note” means a promissory note issued by the Corporation in favor of a Stockholder (i) payable quarterly in equal principal payments over a period of five (5) years beginning on the last day of the first full quarter after the effective date of the corresponding Put Notice as determined in Section 5.1; (ii) bearing interest at an annual fixed rate determined on the date of issuance equal to the sum of (a) the applicable federal rate plus (b) two percent (2%) on all unpaid amounts (including accrued but unpaid interest); (iii) secured by Corporation Securities that were the subject of the purchase for which the Promissory Note is given; and (iv) subordinated to any and all indebtedness for borrowed money of the Corporation (whether to any Stockholder, any Affiliate of a Stockholder or any other Person). “Proposed Transfer” means any Transfer of any Corporation Securities (or any interest therein) proposed by any Stockholder. “Proposed Transferee” means any Person to whom a Stockholder proposes to make a Proposed Transfer. “Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus. “Public Sale” means any sale pursuant to an underwritten registered public offering under the Securities Act or any sale pursuant to Rule 144 promulgated under the Securities Act.

8 “Put Notice” means a written notice of a Stockholder of such Stockholder’s request to have the Corporation redeem pursuant to Section 5.1 the number of shares of Corporation Securities set forth in such notice, along with the Stockholder’s requested form of consideration for such shares. “Registrable Securities” means all shares of Class A Common Stock Beneficially Owned by the Stockholders, including any Class A Common Stock issued as a split, stock dividend or similar distribution or event with respect to, in exchange for, or in replacement of, any Class A Common Stock. Any Registrable Securities will cease to be such upon the earlier to occur of: (i) the date such Registrable Securities have been disposed of pursuant to an effective Registration Statement, (ii) the date on which such Registrable Securities are distributed to the public pursuant to SEC Rule 144 (or any similar provision then in effect) under the Securities Act, or (iii) the date on which such Registrable Securities may be sold in accordance with SEC Rule 144 (or any similar provision then in effect) without regard to any volume or manner of sale restrictions. “Registrable Securities then Outstanding” means the number of shares of Class A Common Stock outstanding that are Registrable Securities. “Registration Statement” means any one or more registration statements of the Corporation, which may include a Shelf Registration Statement, filed under the Securities Act that covers the sale of any of the Registrable Securities pursuant to the provisions of this Agreement. “RGN” means the founding Chair of the Corporation, Richard G. Newman, an individual, and his Immediate Family. Corporation Securities Beneficially Owned by RGN will be aggregated together and deemed held by one Stockholder. “RSU Award” means an award granted by the Corporation to acquire a number of shares of Class A Common Stock issued by the Corporation under the Incentive Plan. “S-3 Request” means, at any time six (6) months following the IPO of the Corporation, if any, when the Corporation is eligible to use a Form S-3 Registration Statement, a written request to the Corporation from a Significant Holder that the Corporation file a registration statement on Form S-3 covering the sale of at least fifty percent (50%) of the Registrable Securities of such Significant Holder and having an anticipated gross aggregate offering price, before Selling Expenses and any other expenses, of at least thirty million dollars ($30,000,000). If the Corporation has filed a Shelf Registration Statement covering the sale of Registrable Securities, whether pursuant to an S-3 Request or otherwise, an S-3 Request will also mean a written request of the Corporation from a Significant Holder to facilitate a “takedown” of Registrable Securities in the form of an underwritten offering using such Shelf Registration Statement; provided that the number of shares included in such “takedown” will equal at least fifty percent (50%) of the Registrable Securities of such Significant Holder and having an anticipated aggregate gross offering price, before Selling Expenses and any other expenses, of at least thirty million dollars ($30,000,000). “Sale Transaction” means a transaction or a series of related transactions involving (i) the sale of more than fifty percent (50%) of the assets (based on their fair market value) of the Corporation and its Subsidiaries taken as a whole; or (ii) any consolidation, merger or recapitalization of the Corporation pursuant to which Corporation Securities having voting rights would be converted into cash, securities and/or other property, in each case other than any such transaction in which holders of Corporation Securities having voting rights immediately before the transaction, in the aggregate, have (or upon conversion, exercise or similar action would have) more than fifty percent (50%) of the voting power of all issued and outstanding securities of the surviving corporation after the transaction; or (iii) any sale to a Third Party Investor of Corporation Securities having voting rights representing more than fifty percent

9 (50%) of the votes eligible to be cast by the Stockholders in the election of members of the Board of Directors. “SEC” means the Securities and Exchange Commission or any successor agency of the federal government serving a similar function. “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule. “SEC Rule 415” means Rule 415 promulgated by the SEC under to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule. “Second Amended and Restated Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Corporation filed with Delaware Secretary of State on December 3, 2018, and any subsequent amendment or restatement of such Certificate of Incorporation. “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. “Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Corporation as provided in Section 1.7 of Exhibit A. “Selling Holder Counsel” has the meaning set forth in Section 1.7 of Exhibit A hereto. “Shares” means shares of Corporation Securities. “Shelf Registration Statement” means a Registration Statement on Form S-3 filed with the SEC in accordance with the Securities Act for the offer and sale of Registrable Securities by Holders on a continuous or delayed basis pursuant to SEC Rule 415. “Significant Corporation Securities Holder” means, as of any date of determination, a Stockholder that Beneficially Owns one hundred thousand (100,000) or more shares of Corporation Securities (as adjusted for any stock dividends, combination or splits with respect to such Corporation Securities). “Significant Holder” means a Holder that Beneficially Owns ten percent (10%) or more of the total amount of all Registrable Securities then Outstanding. “Stockholder” has the meaning set forth in the preamble. Corporation Securities Beneficially Owned by a Stockholder and the Immediate Family of such Stockholder will be aggregated together and deemed held by one Stockholder. “Stockholder Action” means, with respect to any matter, (i) a meeting of the Stockholders duly called and held for the purpose of considering and voting upon such matter or (ii) a written consent of the Stockholders made in accordance with applicable law for the purpose of approving such matter.

10 “Stockholder Approval” means the written approval of, or the affirmative vote by, holders of greater than fifty percent (50.00%) of the outstanding Class A Common Stock, voting together as a single class. “Stockholder Agreement” has the meaning set forth in Exhibit B hereto. “Stockholder Supermajority Approval” means the written approval of, or the affirmative vote by, holders of at least sixty six and two thirds percent (66.67%) of the outstanding Class A Common Stock, voting together as a single class. “Subscription Agreement” means each of the Subscription Agreements to purchase Shares entered into between the Corporation and a Stockholder. “Subsidiary” means any entity (other than the Corporation) in an unbroken chain of entities beginning with the Corporation, if each of the entities other than the last entity in the unbroken chain owns equity possessing fifty percent (50%) or more of the total combined voting power of all equity in one of the other entities in such chain. An entity that attains the status of a Subsidiary on a date after the execution of this Agreement will be considered a Subsidiary commencing as of such date. “Third Party Investor” means a Person who is not a Stockholder or Affiliate of a Stockholder and who acquires or makes an investment in the Corporation (including through the acquisition of Corporation Securities from one or more Stockholders or their Affiliates) or the Subsidiaries. “Transfer” means, with respect to any Corporation Securities, any sale, assignment, transfer, alienation, conveyance, gift, bequest by will or under intestacy laws, pledge, lien, hypothecation, encumbrance or other disposition, with or without consideration and whether voluntarily or involuntarily by operation of law, of all or part of such Corporation Securities, or of any beneficial interest therein, now or hereafter owned by a Stockholder. “Transferee” has the meaning set forth in Section 4.1(a). “Underwritten offering” means an offering in which Registrable Securities of the Corporation are sold to or through one or more underwriters (as defined in Section 2(a)(11) of the Securities Act) for resale to the public. “Unforeseeable Emergency” means, with respect to any Stockholder as determined by the Board of Directors on a case-by-case basis in its sole discretion, (i) a severe financial hardship to such Stockholder resulting from (a) an illness or accident to, or death of, such Stockholder or their Immediate Family or (b) the loss of such Stockholder’s property due to a casualty, or (ii) a hardship to such Stockholder from extraordinary and unforeseeable circumstances arising as a result of events beyond such Stockholder’s control. “Unpurchased Shares” has the meaning set forth in Section 8.1(d).

11 ARTICLE 2 GOVERNANCE Section 2.1 Board of Directors. (a) The authorized number of members of the Board of Directors (each individually, a “Director” and, collectively, the “Directors”) will be determined, and the Directors will be elected to the Board of Directors, pursuant to the Bylaws of the Corporation. (b) A majority of the Directors will select from among the Directors a chairperson (the “Chair”), who will preside over meetings of the Board of Directors. (c) At all times, at least three (3) of the members of the Board of Directors will be Independent Directors. The Audit and Compensation Organization Committee of the Board of Directors will be comprised entirely of Independent Directors. (d) At any time when either (i) Richard G. Newman or (ii) Stewart A. Resnick or his designee is not a Director, each Stockholder that Beneficially Owns, as of the Measurement Date, an amount of Corporation Securities having an Original Cost of thirty million dollars ($30,000,000) or more in the aggregate will be entitled, in its sole discretion, to designate one (1) Director and request the removal from the Board of Directors, with or without cause, of such Director. If any Stockholder loses its right to designate one (1) Director pursuant to this Section 2.1(d), such Stockholder will cause such Director to resign from the Board of Directors. If such designated Director fails for any reason to resign as required by the preceding sentence, the Stockholders, including the Stockholder that originally designated such Director, will take all necessary or desirable actions to remove such Director. The Board of Directors will have the right to fill the vacancy on the Board of Directors created by the resignation or removal of such Director until the time of the next Stockholder Action for the election of Directors. Notwithstanding the preceding sentence, if a Director designated by a Stockholder ceases to serve, and the Stockholder that originally designated such Director pursuant to this Section 2.1(d) has not lost its right to designate one (1) Director, such Stockholder will have the right to designate a replacement. Section 2.2 Removal of Directors; Vacancies. A majority of the Directors will have the right to fill one or more vacancies on the Board of Directors resulting from (i) the resignation or removal of a Director(s) or (ii) any increase in the authorized number of Directors, and in each case the Directors so chosen will serve until the time of the next Stockholder Action for the election of Directors and until their successors are duly elected. Section 2.3 Board Observer Rights. Each Stockholder that Beneficially Owned, as of the Measurement Date, and continues to own, 899,000 or more shares of Corporation Securities (as adjusted for any stock dividends, combination or splits with respect to such Corporation Securities) will be entitled to designate, in its sole discretion, one individual, reasonably acceptable to the majority of the Board of Directors, as an observer to the Board of Directors (each a “Board Observer”) by notice to the Corporation (and such Board Observer will also be subject to removal or replacement for no reason or any reason whatsoever by the Stockholder who designated such Board Observer by notice to the Corporation). Each Board Observer will be entitled (i) to be given notice by the Secretary of the Corporation of any meeting of the Board of Directors or any committee thereof at the same time and in the same manner as the Directors, (ii) to be present at any such meetings of the Board of Directors or any committee thereof (provided, that the absence of any Board Observer from any meeting of the Board of Directors or any committee thereof will not affect the validity of any action taken thereat), (iii) to receive copies of all minutes of meetings of the Board of Directors or any committee thereof and written consents in lieu of such meetings at the same time as such materials are delivered to Directors and (iv) to receive copies of all written materials and other

12 information distributed to the Board of Directors or any committee thereof at the time such materials are given to the Directors. Notwithstanding the foregoing, the Board of Directors may, in its sole discretion, take all reasonable actions to maintain the integrity of attorney-client privileged communications, including, if necessary, limiting or prohibiting the Board Observer’s attendance at all or any portion of meetings of the Board of Directors where attorney-client privileged communications will be discussed or (ii) restrict the Board Observer’s access to attorney-client privileged communications. The Board Observer may not attend or receive any materials relating to any (i) “executive session” of the Board of Directors or (ii) any meeting where the Board of Directors has determined, in its sole discretion, that such Board Observer has a conflict of interest. The Corporation will pay the reasonable out-of-pocket costs and expenses incurred by each Board Observer consistent with the Corporation’s travel policy then in effect in connection with attending the meetings of the Board of Directors or any committee thereof. The right of a Stockholder to designate a Board Observer set forth in this Section 2.3 will terminate immediately upon such Stockholder Beneficially Owning, as of any date after the Measurement Date, less than 899,000 shares of Corporation Securities (as adjusted for any stock dividends, combination or splits with respect to such Corporation Securities). Section 2.4 Agreement to Vote. Each of the Stockholders will vote their shares of Corporation Securities (and the Corporation agrees to vote, and to cause each of its Subsidiaries to vote, shares of voting stock in its direct Subsidiaries) to cause the provisions of this Article 2 to be complied with. Section 2.5 Stockholder Supermajority Approval Required. Notwithstanding any provisions of this Agreement to the contrary, and subject to any additional requirements provided hereunder, the Corporation will not, directly or indirectly, by amendment, merger, consolidation or otherwise, take any of the following actions without obtaining Stockholder Supermajority Approval, and any such act or transaction entered into without Stockholder Supermajority Approval will be null and void ab initio and of no force or effect: (a) amend, alter or repeal any provision of the Corporation’s Second Amended and Restated Certificate of Incorporation (other than pursuant to a certificate of correction filed with the Delaware Secretary of State in accordance with Section 103 of the Delaware General Corporation Law, as amended); (b) effect a Dissolution Event by the Corporation or any of the Subsidiaries, or consent to the occurrence of a Dissolution Event by the Corporation or any of the Subsidiaries; (c) effect a Liquidity Event, or consent to the occurrence of a Liquidity Event; (d) any amendment of Section 8.1 of this Agreement; and (e) enter into any contract, arrangement, understanding or other similar agreement with respect to any of the foregoing paragraphs (a) through (d). Section 2.6 Stockholder Approval Required. Notwithstanding any provisions of this Agreement to the contrary, and subject to any additional requirements provided hereunder, the Corporation will not amend, alter or repeal any provision of the Corporation’s Amended and Restated Bylaws without obtaining Stockholder Approval. ARTICLE 3 INSPECTION RIGHTS; REPORTING OBLIGATIONS Section 3.1 Inspection Rights. Each Stockholder and its authorized representatives will be provided access at all reasonable times to examine the books (including minutes of the Board of Directors and records of Stockholder Actions) and records of the Corporation. Such access will be provided upon

13 reasonable advance notice and at reasonable times and subject to such requirements as may be imposed by the Board of Directors to preserve confidentiality, maintain the integrity of attorney-client privileged communications, and to minimize interference with the ordinary course of conduct of the Business. Section 3.2 Reporting Obligations. Each Significant Corporation Securities Holder may request from the Corporation a copy of the Corporation’s then-available financial statements for the most recent Fiscal Year completed prior to the date of such request and any interim period in the current Fiscal Year completed prior to the date of such request, in each case prepared in accordance with GAAP, and the Corporation will use reasonable efforts to comply with any such request within (10) Business Days of the date the Corporation receives such request. Section 3.3 Board Information. Each Stockholder that Beneficially Owned, as of the Measurement Date, and continues to own, 899,000 or more shares of Corporation Securities (as adjusted for any stock dividends, combination or splits with respect to such Corporation Securities) may receive from the Corporation, upon reasonable advance request to the Corporation from such Stockholder, and subject to such requirements as may be imposed by the Board of Directors to preserve confidentiality and maintain the integrity of attorney-client privileged communications, copies of all written materials and other information distributed to the Board of Directors. The right of a Stockholder to Board information set forth in this Section 3.3 will terminate immediately upon such Stockholder Beneficially Owning, as of any date after the Measurement Date, less than 899,000 shares of Corporation Securities (as adjusted for any stock dividends, combination or splits with respect to such Corporation Securities). Section 3.4 Suspension of Information Rights. Notwithstanding anything else in Sections 3.2 and 3.3 to the contrary, the Corporation may cease providing the information set forth in Sections 3.2 and 3.3 during the period starting with the date ninety (90) days before the Corporation’s good-faith estimate of the date of filing of a registration statement with the SEC if the Corporation reasonably concludes that it must do so to comply with the SEC’s rules and regulations applicable to such registration statement and related offering; provided, that the Corporation’s obligations under Sections 3.2 and 3.3 will be reinstated at such time as the Corporation is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective. Section 3.5 Confidentiality. Each Stockholder agrees that such Stockholder will keep confidential and will not disclose, divulge or use for any purpose (other than to manage its investment in the Corporation) any confidential information obtained from the Corporation pursuant to the terms of this Agreement (including notice of the Corporation’s intention to file a registration statement), unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.5 by such Stockholder), (ii) is or has been independently developed or conceived by the Stockholder without use of the Corporation’s confidential information, or (iii) is or has been made known or disclosed to the Stockholder by a third party without a breach of any obligation of confidentiality such third party may have to the Corporation; provided, however, that a Stockholder may disclose confidential information (i) to its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with managing its investment in the Corporation; (ii) after advance written notice to the Corporation, to any prospective purchaser (other than a Person that directly or indirectly competes with the Corporation in the Business) of any Registrable Securities from such Stockholder, if such prospective purchaser agrees to be bound by the provisions of this Section 3.5; (iii) to any existing or prospective Affiliate, partner, member, stockholder or wholly-owned subsidiary of such Stockholder in the ordinary course of business, provided that such Stockholder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Stockholder promptly notifies the Corporation of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

14 ARTICLE 4 RESTRICTIONS ON TRANSFER Section 4.1 General Restrictions on Transfer. (a) Except for Permitted Transfers or in connection with a Drag-Along Sale, each Stockholder will not, directly or indirectly, Transfer to another Person (a “Transferee”) any of such Stockholder’s Owned Securities without the prior written consent of the Corporation. Section 4.2 Improper Transfer or Encumbrance. The Corporation will not transfer upon its books any Corporation Securities to any Person to the extent such Proposed Transfer is in violation of this Agreement, and any Proposed Transfer in violation of this Agreement will be null and void ab initio and of no effect. Each Stockholder consents to the Corporation making a notation in its records and giving instructions to any transfer agent of Corporation Securities in order to implement the restrictions set forth in this Article 4. In the case of a Transfer or attempted Transfer by a Stockholder of any Corporation Securities or other interest in the Corporation contrary to the provisions of this Agreement, such Stockholder engaging or attempting to engage in such Transfer will indemnify and hold harmless the Corporation and each of the other Stockholders from all Losses that such indemnified Persons may incur (including incremental tax liability and lawyers’ fees and expenses) in enforcing the provisions of this Agreement. Section 4.3 Compliance with Securities Laws. Each Stockholder will comply in all respects with the provisions of this Section 4.3. Prior to any Proposed Transfer, unless there is in effect a registration statement under the Securities Act relating to the Proposed Transfer, the proposing Stockholder will give written notice to the Corporation of the Stockholder’s intention to effect such Transfer. Each such notice will describe the manner and circumstances of the Proposed Transfer in sufficient detail and, if reasonably requested by the Corporation, will be accompanied, at such Stockholder’s sole expense, by either (i) a written opinion of legal counsel who will, and whose legal opinion will, be reasonably satisfactory to the Corporation, addressed to the Corporation, to the effect that the Proposed Transfer may be effected without registration under the Securities Act, (ii) a “no action” letter from the SEC to the effect that the Proposed Transfer without registration under the Securities Act will not result in a recommendation by the staff of the SEC that action be taken with respect thereto or (iii) any other evidence reasonably satisfactory to counsel to the Corporation to the effect that the Proposed Transfer may be effected without registration under the Securities Act, whereupon the Stockholder of such Corporation Securities will be entitled, subject to the other provisions hereof, to Transfer such Corporation Securities in accordance with the terms of the notice given by the Stockholder to the Corporation. Each Stockholder acknowledges that the Corporation may request from such Stockholder as much additional information as the Corporation may deem necessary to enable the Corporation to determine the Stockholder’s or the Proposed Transferee’s compliance with applicable regulatory requirements or tax status and with anti-money laundering, anti-terrorist and asset control laws or to satisfy regulatory, tax or similar requirements in connection with any Proposed Transfer and the Stockholder will promptly provide (or cause the Proposed Transferee to provide) such information as may be reasonably requested. Each Stockholder consents to the disclosure to U.S. regulators and law enforcement authorities by the Corporation and its representatives of such information about the Stockholder as the Corporation reasonably deem necessary or appropriate to comply with the applicable U.S. anti-money laundering, anti-terrorist and asset control laws, and as a condition to any Proposed Transfer, will require the Proposed Transferee to consent to such disclosure. Section 4.4 Transferees to Execute Agreement. Each Stockholder will not, during the term of this Agreement, directly or indirectly, make any Transfer (including Permitted Transfers to Permitted Transferees) of all or any portion of Corporation Securities Beneficially Owned by such Stockholder unless, prior to the consummation of any such Transfer, the Proposed Transferee, if not already a Stockholder

15 executes and delivers a Joinder Agreement. Upon the execution and delivery by such Proposed Transferee of a Joinder Agreement and compliance with other provisions of the Agreement with respect to such Transfer, such Proposed Transferee will be deemed a “Stockholder” and will have the rights and be subject to the obligations of a Stockholder under this Agreement with respect to Corporation Securities owned by such Proposed Transferee. Section 4.5 Drag-Along Rights. (a) If Stockholders with a collective Ownership Percentage of sixty six and two thirds percent (66.67%) or more (the “Dragging Stockholders”) determine to accept an offer from one or more Third Party Investors to effectuate a Sale Transaction, or determine to vote in favor of a Sale Transaction, and such Sale Transaction is conditioned upon the acquisition from, or approval by, the Stockholders, each Stockholder will (i) sell all of its Corporation Securities pursuant to such offer to purchase (a “Drag-Along Sale”) and (ii) as a stockholder of the Corporation, vote its shares of voting Corporation Securities in favor of any such Sale Transaction. All Stockholders in such Drag-Along Sale will (i) be subject to the same terms and conditions of sale and will otherwise be treated in accordance with the Second Amended and Restated Certificate of Incorporation and (ii) execute such documents and take such actions as may be reasonably required by the Stockholders, if any, to effect the Drag-Along Sale. (b) If such Sale Transaction is structured as a merger or consolidation of the Corporation, each Stockholder will, and hereby does, waive any dissenter’s rights, appraisal rights or similar rights in connection with such merger or consolidation. All Stockholders and the Corporation will take all necessary and desirable actions in connection with the consummation of such Sale Transaction, including the execution of such agreements and such instruments and other actions reasonably necessary (i) to provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating thereto, (ii) to effect the allocation and distribution of the aggregate consideration as required under this Agreement and (iii) to pay fees and expenses incurred in connection with such Sale Transaction; provided that no Stockholder will be required to incur indemnification obligations in connection with such Sale Transaction other than (x) pro rata obligations with respect to representations, warranties and agreements of or regarding the Corporation (which, in the case of representations and warranties, in no event will exceed the sales proceeds received by such holder) or (y) obligations in connection with representations, warranties and indemnification in respect of title of such Stockholder to its Corporation Securities and other matters related to the legality of such transfer by such Stockholder. The Stockholders and the Corporation will not be required to comply with, and will have no rights under, Sections 4.1, Article 5 or Article 9 in connection with any such Sale Transaction under this Section 4.5. (c) Each Stockholder and the Corporation hereby grants an irrevocable proxy and power of attorney (coupled with an interest) to a nominee designated by the Dragging Stockholders (which may be a Dragging Stockholder) (the “Drag-Along Nominee”) to take all necessary actions, including voting in accordance with this Agreement, and execute and deliver all documents reasonably deemed necessary and appropriate by the Drag-Along Nominee to effect the consummation of the Sale Transaction under this Section 4.5, and the Stockholders hereby indemnify, defend and hold the Drag-Along Nominee harmless (severally in accordance with their pro rata share of the consideration received in any such Sale Transaction (and not jointly and severally) against all liability, loss or damage, together with all reasonable costs and expenses (including reasonable legal fees and expenses), relating to or arising from its exercise of the proxy and power of attorney hereby, except to the extent that such action or inaction of the Drag-Along Nominee will have been held by a court of competent jurisdiction to constitute bad faith or willful misconduct. (d) In connection with any Sale Transaction under this Section 4.5, the Corporation will provide each Stockholder with written notice of any such sale or Sale Transaction at least twenty (20) Business Days prior to the consummation thereof.

16 ARTICLE 5 LIQUIDITY Section 5.1 FMV Put Option. (a) Subject to the limitations provided herein, each Stockholder may elect to have the Corporation purchase all or a portion of such Stockholder’s Class A Common Stock at its Fair Market Value (as determined pursuant to Section 5.3), on the terms and conditions set forth in this Agreement, by submitting to the Corporation a Put Notice. The effective date of any Put Notice received by the Corporation shall be the date the Corporation receives the Put Notice, unless the Put Notice is received during a Blackout Period, in which case the effective date of the Put Notice shall be the Business Day following the termination of a Blackout Period. Within ninety (90) days of receiving a valid Put Notice (or, in the case of Put Notices received during a Blackout Period, the effective date of such Put Notice), the Corporation will, subject to the limitations in this Article 5 and Article 7, repurchase the shares of Class A Common Stock referenced therein by delivering to such Stockholder: (a) cash for the Fair Market Value of the shares of Class A Common Stock referenced in such Put Notice up to an amount that, when taken together with the total amount of all prior repurchases of Class A Common Stock in such calendar year paid to such stockholder (the total amount requested before any limitation, the “Requested Aggregate Repurchase Amount”), does not exceed the greater of $2,000,000 and twenty percent (20%) of the aggregate amount of Common Securities held by such Stockholder (the “Cash Redemption Amount”), and (b) with respect to shares of Class A Common Stock in such Put Notice that cause the Requested Aggregate Repurchase Amount to exceed the Cash Redemption Amount (the “Above Threshold Redemption Amount”), the Corporation may, but is not obligated to, repurchase all or any portion of the Above Threshold Redemption Amount in cash. If the Corporation elects not to pay the full Above Threshold Redemption Amount in cash, it shall pay such portion of the Above Threshold Redemption Amount not paid in cash in the preferred form of a Promissory Note, an Installment Payment Agreement, or a combination thereof specified in such Stockholder’s Put Notice, or if such Put Notice does not specify a preferred form of non-cash consideration, then, at the sole discretion of the Corporation, a Promissory Note, an Installment Payment Agreement, or a combination thereof; provided, however, that if the form of non-cash consideration to be paid for any Above Threshold Redemption Amount was not specified in such Stockholder’s Put Notice and the Corporation communicates to such Stockholder that it intends to satisfy its obligations pursuant to this Section 5.1 with respect to the Above Threshold Redemption Amount by delivering a Promissory Note or an Installment Payment Agreement or combination thereof, such Stockholder may, within ten (10) Business Days, either (i) withdraw in writing the Put Notice solely with respect to the Above Threshold Redemption Amount, or (ii) modify such Put Notice in writing. Within any calendar quarterly period, the Corporation shall satisfy its obligations with respect to any Above Threshold Redemption Amount that it has elected not to pay in cash in the same manner for all Stockholders who have submitted a Put Notice and not specified their preferred form of non-cash consideration for any Above Threshold Redemption Amounts not to be paid in cash within that quarterly period. Notwithstanding the foregoing, any Stockholder who receives shares of Class A Common Stock upon vesting and settlement of an equity award granted after December 31, 2020 under the Corporation’s stock incentive plan, as amended from time to time, may not tender any such shares for repurchase under this Article 5 until such shares have been held by such Stockholder for at least one hundred eighty-one (181) days after vesting and settlement of such equity award. (b) As soon as practicable after a share valuation has been completed, the Corporation will communicate such new share valuation to all Stockholders. Any Stockholder who submitted a Put Notice to the Corporation during the Blackout Period shall have ten (10) Business Days following the announcement of a new share valuation by the Corporation to rescind or modify such Put Notice in writing. If the Corporation does not receive a written rescission or modification of such Put Notice within the ten (10) Business Day period, the original Put Notice submitted by the Stockholder shall be deemed as reaffirmed as of the date following the end of the Blackout Period.

17 (c) Upon thirty (30) days prior written notice to all Stockholders, the Board of Directors may, in its sole discretion, (i) establish specific windows of time during which Put Notices may be submitted by any Stockholder and (ii) adjust the parameters of the “Blackout Period” as defined herein. Section 5.2 Retained Shares. Any shares of Class A Common Stock not purchased by the Corporation pursuant to this Article 5 will remain subject to this Agreement. Section 5.3 Fair Market Value Determination. For purposes of this Article 5, the Fair Market Value of the Class A Common Stock will be determined in accordance with the most recent share valuation that has been conducted by the Board of Directors from time to time within a twelve-month period. ARTICLE 6 CALL RIGHTS OF THE CORPORATION Section 6.1 Call Right. In the event that (A) an Employee Stockholder or its Affiliates (i) conducts a Competitive Act or (ii) is terminated for Cause, then any or all Corporation Securities Beneficially Owned by such Stockholder and its Permitted Transferees, whether now owned or subsequently acquired, may be repurchased by the Corporation or (B) a Stockholder Transfers or is required to Transfer Corporation Securities Beneficially Owned by such Stockholder by operation of law, by will or under the laws of descent and distribution, then any or all Corporation Securities Transferred or required to be Transferred by operation of law, by will or under the laws of descent and distribution may be repurchased by the Corporation, in each case of clauses (A) and (B), on the terms and conditions set forth in this Agreement, by delivering to such Stockholder or its Permitted Transferees, as applicable, at the Corporation’s sole discretion, (a) cash or (b) a Promissory Note for the Fair Market Value of such Corporation Securities. To exercise its option set forth in this Section 6.1, the Corporation will deliver a written notice to such Stockholder or its Permitted Transferee, as applicable, setting forth the amount of Corporation Securities to be purchased, the applicable purchase price thereof, and the date on which such purchase is to be consummated, which date will be not less than fifteen (15) days or more than thirty (30) days after the date of such notice. Such right may be exercised by the Corporation with respect to (A) a Employee Stockholder at any time within one (1) year of the date that (i) the Board of Directors obtains knowledge of such Subsidiary Employee Stockholder or its Affiliates conducting a Competitive Act or (ii) such Employee Stockholder or its Affiliates is terminated for Cause and (B) a Stockholder Transferring Corporation Securities by operation of law, by will or under the laws of descent and distribution at any time within one (1) year of the date that the Board of Directors obtains knowledge of such Transfer or attempted Transfer. Section 6.2 Fair Market Value Determinations. For purposes of this Article 6, the Fair Market Value of such Corporation Securities will be determined as follows: if the Corporation delivers notice to such Stockholder or its Permitted Transferees that it intends to exercise its rights under this Article 6 with respect to such Stockholder’s or its Permitted Transferee’s Corporation Securities (a) between May 1 and October 31, the Fair Market Value of the Class A Common Stock as of the June valuation will apply and (b) between November 1 and April 30, the Fair Market Value of the Class A Common Stock as of the December valuation will apply. Section 6.3 Tax Compliance Call Right. If a Stockholder or its Affiliates holds an amount of Corporation Securities that the Corporation determines, in its sole discretion, may put the Corporation at risk of becoming subject to or in violation of the anti-churning rules of IRS Section 197, then any or all Corporation Securities Beneficially Owned by such Stockholder and its Affiliates in excess of the amount thereof that the Board of Directors determines, in its sole discretion, may be retained by such Stockholder and its Affiliates without causing the Corporation to potentially be subject to or in violation of the anti- churning rules of IRS Section 197 (such excess, the “Excess Shares”), may be repurchased by the Corporation, on the terms and conditions set forth in this Agreement, by the Corporation delivering to such Stockholder, its Affiliates, or its Permitted Transferees, as applicable, at the Corporation’s sole discretion,

18 (a) cash or (b) a Promissory Note for the Fair Market Value of the Excess Shares. To exercise its option set forth in this Section 6.3, the Corporation will deliver a written notice to such Stockholder setting forth the amount of the Excess Shares to be purchased, the applicable purchase price of the Excess Shares, and the date on which the purchase of the Excess Shares is to be consummated, which date will be not less than fifteen (15) days or more than thirty (30) days after the date of such notice. The option set forth in this Section 6.3 may be exercised by the Corporation with respect to a Stockholder at any time, and upon exercise of such option by the Corporation with respect to any Stockholder, such Stockholder will immediately comply with the obligations imposed on it with respect to such exercise and cooperate fully with the Corporation to consummate the purchase by the Corporation of the Excess Shares contemplated by such exercise. ARTICLE 7 PROVISIONS REGARDING REPURCHASES OF CORPORATION SECURITIES Section 7.1 General Limitation. The Corporation’s purchase rights or obligations, as applicable, pursuant to Sections 5.1 or 6.1, will be suspended at any time when such purchase by the Corporation is prohibited pursuant to then applicable limitations on the repurchase by the Corporation of Corporation Securities under (i) any law, including the Delaware General Corporation Law, or (ii) any Debt Instrument. Such purchase right or obligation will be reinstated at such time as allowed in accordance with (i) and (ii) hereof. Section 7.2 Status of Shares to be Purchased by the Corporation; Form of Payment (a) Upon exercise by the Corporation of its purchase rights or obligations, as applicable, pursuant to Sections 5.1 or 6.1, the Corporation Securities to be purchased by the Corporation will immediately cease to represent any rights in the Corporation, other than the right to receive payment from the Corporation hereunder. (b) Upon consummation of a sale made in accordance with Sections 5.1 or 6.1 where the Corporation elects or is obligated to make such purchase in cash, the Corporation will deliver payment to the Stockholder in cash for the Corporation Securities being purchased, unless performance by the Corporation is suspended under Section 7.1. If performance by payment in cash does become so suspended under Section 7.1, then the Corporation will deliver, at the Corporation’s sole discretion and unless prohibited by Section 7.1, (1) a Promissory Note for the suspended amount and will make payment thereunder to the extent consistent with Section 7.1 until payment is made in full, and will accelerate payment to the extent permitted under Section 7.1, or (2) an Installment Payment Agreement. At such time as redemption is permitted (i) under the Debt Instruments described in Section 7.1 and (ii) without violation of law, the Corporation will make payment of any suspended payment obligation (whether in cash, by issuance of Promissory Notes or an Installment Payment Agreement as required hereby). (c) Upon any sale to the Corporation hereunder, the Stockholder will deliver the certificates evidencing Corporation Securities being sold, duly endorsed for transfer, free and clear of any lien or encumbrance, with all required federal and state documentary stamps and transfer taxes prepaid or provided for against payment made in full in cash or by the delivery of a Promissory Note or an Installment Payment Agreement as provided herein. Upon full payment therefor, any Corporation Securities purchased by the Corporation pursuant to pursuant to Sections 5.1 or 6.1, will be retired and will have the status of authorized but unissued capital stock.

19 ARTICLE 8 OTHER AGREEMENTS Section 8.1 Covenant Regarding Equity Issuances (a) The Corporation hereby grants to each Stockholder (the “Equity Purchase Participants”) the right to purchase its Pro Rata Portion of all or any part of New Securities that the Corporation may, from time to time, propose to sell or issue (the “Equity Purchase Right”). The number and type of New Securities which the Equity Purchase Participants may purchase pursuant to this Section 8.1(a) will be referred to as the “Equity Purchase Shares.” The Equity Purchase Right provided in this Section 8.1(a) will apply at the time of issuance of any right, warrant or option or convertible or exchangeable security and not to the conversion or exchange pursuant to its terms or exercise thereof. (b) The Corporation will give written notice of a proposed issuance or sale described in Section 8.1(a) to the Equity Purchase Participants within five (5) Business Days following any meeting of the Board of Directors at which any such issuance or sale is approved and at least fifteen (15) Business Days prior to the proposed issuance or sale. Such notice (the “Issuance Notice”) will set forth the material terms and conditions of such proposed transaction, including the name of any proposed purchaser(s), the proposed manner of disposition, the number or amount and description of the New Securities proposed to be issued, the proposed issuance date and the proposed purchase price per New Security, including a description of any non-cash consideration sufficiently detailed to permit the determination of the Fair Market Value thereof. Such notice will also be accompanied by any written offer from the prospective purchaser to purchase such New Securities. (c) At any time during the 15-day period following the receipt of an Issuance Notice, the Equity Purchase Participants will have the right to irrevocably elect to purchase their Pro Rata Portion of the number of the Equity Purchase Shares at the purchase price set forth in the Issuance Notice (provided, that in the event any portion of the purchase price per share to be paid by the proposed purchaser is to be paid in non-cash consideration, the value of any such noncash consideration per Equity Purchase Share will be the Fair Market Value thereof) and upon the other terms and conditions specified in the Issuance Notice by delivering a written notice to the Corporation. Except as provided in the following sentence, such purchase will be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice. The closing of any purchase by any Exercising Participant may be extended beyond the closing of the transaction described in the Issuance Notice to the extent necessary to (i) obtain required governmental approvals and other required approvals, and the Corporation and such Equity Purchase Participant will use their respective commercially reasonable efforts to obtain such approvals and (ii) permit the Equity Purchase Participants or their Affiliates to complete their internal capital call process; provided, that the extension pursuant to this clause (ii) will not exceed thirty (30) days. (d) If any Equity Purchase Participant fails to exercise its right hereunder to purchase its full Pro Rata Portion of New Securities (a “Non-Purchasing Stockholder”), within five (5) Business Days of the expiration of the 15-day period described in Section 8.1(c), the Corporation will provide each Exercising Participant with written notice of the number of New Securities that remain available to purchase (the “Unpurchased Shares”). Each Exercising Participant may purchase all or any part of the Unpurchased Shares by giving written notice to the Corporation within five (5) Business Days from the date that the Corporation provides written notice of the amount of New Securities as to which such Non-Purchasing Stockholders have failed to exercise their Equity Purchase Rights hereunder; provided, that in the event there are two or more such Exercising Participants elect to exercise the last-mentioned option for a total number of Unpurchased Shares in excess of the number available, the remaining Shares available for purchase under this Section 8.1(d) will be allocated among such Exercising Participant pro rata based on the number of New Securities such Exercising Participant elected to purchase pursuant to Section 8.1(c).

20 (e) If any Equity Purchase Participants or Exercising Participants fail to exercise fully their Equity Purchase Rights within the periods described above and after expiration of the 5-day period for exercise of the overallotment provisions pursuant to Section 8.1(d), the Corporation will be free to complete the proposed issuance or sale of the New Securities described in the Issuance Notice with respect to which Equity Purchase Participants and Exercising Participant failed to exercise the option set forth in this Section 8.1 on terms no less favorable to the Corporation than those set forth in the Issuance Notice (except that the amount of securities to be issued or sold by the Corporation may be reduced); provided, that (i) such issuance or sale is closed within ninety (90) days after the expiration of the 10-day period described in Section 8.1(d) and (ii) the price at which the New Securities are issued must be equal to or higher than the purchase price described in the Issuance Notice. Such periods within which such issuance or sale must be closed will be extended to the extent necessary to obtain required governmental approvals and other required approvals and the Corporation will use its commercially reasonable efforts to obtain such approvals. In the event that the Corporation has not sold such New Securities within said 90-day period, the Corporation will not thereafter issue or sell any New Securities, without first again offering such securities to each Significant Corporation Securities Holder in the manner provided in this Section 8.1. (f) Convenience Sale. Notwithstanding the foregoing, the Corporation may offer and sell to third parties New Securities subject to the Equity Purchase Rights without first offering such New Securities to the Equity Purchase Participants so long as the Equity Purchase Participants are given the opportunity to purchase their Pro Rata Portion of such New Securities within forty-five (45) days after the close of such sale. Section 8.2 Public Announcements. No Stockholder may issue a press release or other public statement with respect to this Agreement or the transactions contemplated hereby, except to the extent disclosure may be required by applicable law or any listing agreement of any Stockholder (or any Affiliate thereof). ARTICLE 9 REGISTRATION RIGHTS Section 9.1 Registration Rights. Upon a Demand Request, S-3 Request or Corporation Registration, the provisions of Exhibit A hereto will apply. ARTICLE 10 TERMINATION OF AGREEMENT Section 10.1 Events of Termination. Other than with respect to Article 9 of this Agreement, which termination of rights under Article 9 will be governed by the provisions of Exhibit A, this Agreement will automatically terminate upon the happening of any of the following events: (a) the Stockholder Supermajority Approval of the termination of this Agreement; or (b) a Dissolution Event. Section 10.2 Transfer of All Securities. Other than with respect to the transfer of rights granted by Article 9 of this Agreement, which transferability of registration rights will be governed by the provisions of Exhibit A, upon the Transfer by any Stockholder, executor or other entity of all Corporation Securities owned or held by such Stockholder and, upon payment of any consideration to which such Stockholder is entitled, such Stockholder will have no further rights or privileges under this Agreement or otherwise be entitled to the benefits hereof; provided, however, such Transfer will not relieve such Stockholder, such Stockholder’s executor or such Stockholder’s successors or assigns from liability

21 hereunder in the event of a breach by such Stockholder of such Stockholder’s duties hereunder prior to such Transfer. ARTICLE 11 MISCELLANEOUS PROVISIONS Section 11.1 Counterparts. This Agreement may be executed in two or more counterparts, each of which will serve as an original of the party executing the same, but all of which will constitute but one and the same Agreement. Section 11.2 Binding Agreement. This Agreement will be binding upon the parties hereto, their heirs, administrators, executors, successors and assigns, and the parties hereto do covenant and agree that they themselves and their heirs, executors, administrators, successors and assigns will execute any and all instruments, releases, assignments, and consents that may be required of them in accordance with the provisions of this Agreement. Section 11.3 Headings. All headings set forth in this Agreement are intended for convenience only and will not control or affect the meaning, construction or effect of this Agreement or of any of the provisions hereof. Section 11.4 Other Interpretive Matters. For purposes of this Agreement, (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded, and if the last day of such period is a non-Business Day, the period in question ends on the next succeeding Business Day, (ii) unless the context otherwise requires, all references in this Agreement to any “Article,” “Section,” “Schedule” or “Exhibit” are to the corresponding Article, Section, Schedule or Exhibit of this Agreement, and (iii) the word “including,” or any variation thereof, means “including, without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it. Section 11.5 Singular and Plural. As used herein, the singular will include the plural, the plural will include the singular and any use of the male or female gender will include the other gender, all wherever the same will be applicable and when the context will admit or require. Section 11.6 Fees and Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with, or related to, this Agreement and the transactions contemplated hereby will be paid by the party incurring such fees or expenses. Should any litigation or arbitration be commenced (including any proceedings in a bankruptcy court) between or among the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, the parties in such proceeding will bear their own attorneys’ fees and court costs incurred by reason of such litigation or arbitration. Section 11.7 Severability. The determination by a court of competent jurisdiction that any particular provision of this Agreement is unenforceable or invalid will not affect the enforceability of or invalidate the other provisions hereof, and this Agreement will be construed in all respects as if such invalid or unenforceable provisions had never been part hereof and were omitted here from. Upon such a determination, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

22 Section 11.8 Amendments and Waivers. Other than with respect to (a) administrative matters (as described below) and (b) amendments and waivers to Article 9 of this Agreement, which amendments and waivers will be governed by the terms of Exhibit A, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) with and only with Stockholder Supermajority Approval. Notwithstanding the foregoing, this Agreement may (a) be amended with respect to any administrative matter by the Board of Directors without the consent of Stockholders. “Administrative matters” are matters that do not materially affect the economic, voting or other substantive rights of Stockholders; and (b) not be amended or terminated and the observance of any term hereof may not be waived with respect to any Stockholder without the written consent of such Stockholder, unless such amendment, termination, or waiver applies to all Stockholders in the same fashion. The Corporation will give prompt notice of any amendment or termination hereof or waiver hereunder of the type described in the preceding sentence to any party hereto that did not consent in writing to such amendment, termination or waiver. Any amendment, termination or waiver effected in accordance with this Section 11.8, including, without limitation, with respect to any restrictions on transfer contained herein, will be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such term, condition or provision. Section 11.9 Notices. All notices and other communications delivered hereunder will be given in writing and will deemed duly delivered (i) on the date of delivery if delivered personally or, if electronically, upon written confirmation of receipt by facsimile, e-mail or otherwise, (ii) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next- day courier service or (iii) on the earlier of confirmed receipt or the fifth Business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices and other communications to (i) a Stockholder will be addressed to such Stockholder’s address shown in the stock records of the Corporation and (ii) the Corporation will be addressed to the Corporation’s Secretary at the address of the Corporation’s headquarters, with a copy to (a) O’Melveny & Myers LLP, 400 South Hope Street, Los Angeles, California 90071, John A. Laco, Esq. Section 11.10 Renewals. Reference to this Agreement herein will include any amendment or renewal hereof. Section 11.11 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof, provided that all agreements with respect to Corporation Securities, including the Subscription Agreement, will continue to be in full force and effect in accordance with their terms. Section 11.12 Legend. During the term of this Agreement, in addition to any other legend which may be required by applicable law, each certificate or instrument representing Corporation Securities subject to this Agreement will bear the following legends on its face, or upon the reverse side thereof, appropriately completed, which legends will likewise be endorsed upon all stock certificates representing shares of the Corporation’s capital stock that will hereafter be issued and that are subject to this Agreement: “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY JURISDICTION. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, ASSIGNED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (I) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH

23 SECURITIES THAT IS EFFECTIVE UNDER THE ACT OR APPLICABLE STATE SECURITIES LAW, OR (II) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE ACT, OR APPLICABLE STATE SECURITIES LAW, PROVIDED THAT, AN OPINION OF COUNSEL WILL BE FURNISHED TO THE ISSUER (IF REQUESTED BY THE ISSUER), IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE ACT AND/OR APPLICABLE STATE SECURITIES LAW. “IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER COMPLIES WITH THE PROVISIONS OF THE STOCKHOLDERS’ AGREEMENT DATED AS OF JANUARY 1, 2017 (AS THE SAME MAY BE AMENDED FROM TIME TO TIME, THE “STOCKHOLDER AGREEMENT”), A COPY OF WHICH IS ON FILE AND MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE ISSUER. NO TRANSFER OF THE SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH STOCKHOLDER AGREEMENT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO OTHER RIGHTS AND OBLIGATIONS, INCLUDING VOTING AGREEMENTS, AS SET FORTH IN THE STOCKHOLDER AGREEMENT.” Section 11.13 Additional Parties. Upon execution of a Joinder Agreement, and without need for an amendment hereto, any such future holder of Corporation Securities will become a party to, and be bound by the terms of, this Agreement and will be deemed a “Stockholder” for all purposes of this Agreement. Section 11.14 No Third Party Beneficiaries. Except for Persons entitled to indemnification under Section 1.9 of Exhibit A, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any Person, other than the parties hereto, and their successors and permitted assigns, any right or remedies under or by reason of this Agreement. Section 11.15 Governing Law. This Agreement and all disputes or controversies arising out of, or relating to, this Agreement or the transactions contemplated hereby will be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws or any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Section 11.16 Restrictions on Other Agreements. Following the Effective Date, no Stockholder or any of its, her or his Permitted Transferees will enter into or agree to be bound by any agreements or arrangements of any kind with any Person with respect to any Corporation Securities in violation of this Agreement. Section 11.17 Submission to Jurisdiction. The parties hereto hereby irrevocably submit to the jurisdiction of the Court of Chancery of the State of Delaware if it has subject matter jurisdiction, and otherwise to the courts of the State of Delaware sitting in New Castle County over any action or proceeding arising out of or relating to this Agreement, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such courts. Each of the parties hereto irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the

24 courts in Delaware as described in this Agreement for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in the State of Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in the State of Delaware as described in this Agreement. Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 11.9 and waives any argument that such services is insufficient. Section 11.18 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION 11.18 HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Section 11.19 Stock Splits, Stock Dividends, Etc. In the event of any issuance of shares of the Corporation’s voting securities hereafter to any of the parties hereto (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such shares will become subject to this Agreement and will be endorsed with the legend set forth in Section 11.12. Section 11.20 Effectiveness. This Agreement will be and become effective in general as of the date of the execution hereof by the Corporation and the Initial Stockholders. It will be effective as to each subsequent signatory upon its signature hereto. Section 11.21 No Presumption Against Drafting Party. Each of the parties hereto acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. Section 11.22 Equitable Remedies. Recognizing that Corporation Securities are unique and that the remedy at law for any breach or threatened breach by a party hereto of the covenants and conditions set forth herein would be inadequate, and further recognizing that any such breach or threatened breach would cause immediate, irreparable and permanent damage to the parties, the extent of which would be impossible or difficult to ascertain, the parties hereto agree that in the event of any such breach or threatened breach, and in addition to any and all remedies at law or otherwise provided herein, any party hereto may specifically enforce the terms of this Agreement and may seek temporary and/or permanent injunctive relief (including a mandatory injunction) without the necessity of proving actual damage or the lack of an

SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDER AGREEMENT adequate remedy at law and, to the extent permissible under applicable rules of provision and statutes, a temporary injunction may be granted immediately upon the commencement of any suit hereunder regardless of whether the breaching party or parties have actually received notice thereof. Each of the parties hereto further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief. Such remedy will be cumulative and not exclusive, and will be in addition to any other remedy or remedies available to the parties. Section 11.23 Enabling Provision. The provisions of this Agreement will be binding upon all holders of Corporation Securities issued subsequent hereto and will be binding upon all subsequent holders of Corporation Securities whether now or hereafter issued and outstanding. The Corporation will, upon further issuance or Transfer of any Corporation Securities (including as a result of the exercise of any option agreements), require the holder(s) of such newly issued or Transferred Corporation Securities to enter into a Joinder Agreement, and will include the restrictive legends set forth in Section 11.12 upon any such newly issued or Transferred Corporation Securities, and each such new holder(s) will be deemed a “Stockholder” for all purposes of this Agreement. Section 11.24 Spousal Consents. If such Stockholder is an individual, such Stockholder’s spouse as of the date of effectiveness, if any, has executed a Spousal Consent and Proxy in the form attached hereto as Exhibit C. Section 11.25 Further Assurances. Each of the parties hereto will execute all such further instruments and documents and take all such further action as any other party hereto may reasonably require in order to effectuate the terms and purposes of this Agreement. IN WITNESS WHEREOF, the parties have caused this Stockholder Agreement to be executed, by their duly authorized officers or agents where applicable, as of the same day and year first above written. GLOBAL INFRASTRUCTURE SOLUTIONS INC. By: Name: Richard G. Newman Title: Chairman

EXHIBIT A REGISTRATION RIGHTS Section 1.1 Demand Registration. (a) A Significant Holder may submit a Demand Request to the Corporation, so long as such Demand Request specifies (i) the then-current name and address of such Holder, (ii) the aggregate number of Registrable Securities requested to be registered by such Holder, (iii) the total number of Registrable Securities then Beneficially Owned by such Holder and (iv) the intended means of distribution; provided, however, that no Demand Request may request the registration of Registrable Securities pursuant to SEC Rule 415. If the Corporation receives such a Demand Request from a Significant Holder, then the Corporation will, within ten (10) days of the Corporation’s receipt of the Demand Request, give written notice of such request (a “Demand Notice”) to all Holders (other than the Significant Holder that initiated the Demand Request) and will, subject to the limitations of this Exhibit A, use its commercially reasonable efforts to effect, as soon as reasonably practicable, the registration under the Securities Act of the Registrable Securities that the Holders request to be registered, but in any event within one hundred and eighty (180) days of the mailing of the Demand Notice by the Corporation. (b) If the Significant Holder initiating a Demand Request pursuant to this Section 1.1 intends to distribute the Registrable Securities covered by its Demand Request by means of an underwritten offering, the Significant Holder will so advise the Corporation as a part of its Demand Request, and the Corporation will include such information in the Demand Notice. The underwriter(s) will be selected by the Corporation. In such event, the right of any Holder to include its Registrable Securities in such registration will be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering to the extent provided in this Agreement. All Holders proposing to distribute their Registrable Securities through such underwritten offering must enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwritten offering. Notwithstanding any other provision of this Section 1.1, if the underwriter(s) advise(s) the Corporation in writing that marketing factors require a limitation of the number of Registrable Securities to be sold in the underwritten offering, then the Corporation will so advise all Holders of Registrable Securities participating in such underwritten offering, and the number of Registrable Securities that may be included in the underwritten offering will be allocated: (i) first, up to all Registrable Securities of the Significant Holder initiating the Demand Request requested to be included therein; (ii) second, up to the full amount of securities proposed to be included in the underwritten offering by the Corporation; and (iii) third, up to the full amount of Registrable Securities requested to be included in such underwritten offering by the Holders (other than the Significant Holder initiating the Demand Request) entitled to participate therein, allocated pro rata among such Holders on the basis of the amount of Registrable Securities requested to be included therein by each such Holder. (c) The Corporation will not be obligated to effect, or to take any action to effect, any registration of Registrable Securities pursuant to this Section 1.1: (i) during any Grace Period in accordance with Section 1.3; (ii) if the Registrable Securities requested to be registered are already covered by an existing and effective Registration Statement and such Registration Statement may be utilized for the offering and sale of the Registrable Securities requested to be registered; (iii) after the Corporation has effected one (1) registration pursuant to Section 1.1(a) and such registration has been declared or ordered effective;

(iv) during the period starting with the date sixty (60) days prior to the Corporation’s good faith estimate of the date of filing of, and ending on the date one hundred and eighty (180) days after the effective date of, a Registration Statement (other than on Form S-8) filed by the Corporation; (v) if the Significant Holder proposes to dispose of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.2; or (vi) in any particular jurisdiction in which the Corporation would be required to execute a general consent to service of process in effecting such registration, unless the Corporation is already subject to service in such jurisdiction and except as may be required under the Securities Act. (d) The Significant Holder making a Demand Request may, at any time prior to the effective date of the Registration Statement relating to such registration, revoke its request for the Corporation to effect the registration of all or part of such Holder’s Registrable Securities by providing a written notice to the Corporation. If, pursuant to the preceding sentence, the entire Demand Request is revoked, then, at the option of the Significant Holder who revokes such request, either (i) such Holder will reimburse the Corporation for all of its reasonable and documented out-of-pocket expenses incurred in the preparation, filing and processing of the Registration Statement, and as a result, such requested registration will not count as a permitted Demand Request hereunder or (ii) the requested registration that has been revoked will be deemed to have been effected for purposes of Section 1.1(c)(iii). Section 1.2 Form S-3 Registration. (a) A Significant Holder may submit an S-3 Request to the Corporation, so long as such S-3 Request specifies (i) the then-current name and address of such Holder, (ii) the aggregate number of Registrable Securities requested to be registered by such Holder, (iii) the total number of Registrable Securities then Beneficially Owned by such Holder and (iv) the intended means of distribution. For avoidance of doubt, an S-3 Request may request either (x) the filing of a Shelf Registration Statement for the offering of Registrable Securities pursuant to SEC Rule 415, (y) the “takedown” of Class A Common Stock registered for sale under a Shelf Registration Statement, or (z) an immediate offering upon the effectiveness of the Registration Statement on Form S-3. If the Corporation receives such an S-3 Request from a Significant Holder, then the Corporation will, within ten (10) days of the Corporation’s receipt of the S-3 Request, give a Demand Notice to all Holders (other than the Significant Holder that initiated the S-3 Request) and will, subject to the limitation of this Exhibit A, use its commercially reasonable efforts to effect, as soon as reasonably practicable, the registration under the Securities Act of the Registrable Securities that the Holders request to be registered, but in any event within ninety (90) days of the mailing of the Demand Notice by the Corporation. (b) If the Significant Holder initiating the S-3 Request pursuant to this Section 1.2 intends to distribute the Registrable Securities covered by its S-3 Request by means of an underwritten offering or a Shelf Registration Statement, it will so advise the Corporation as a part of its S-3 Request, and the Corporation will include such information in the Demand Notice. Any underwriter(s) will be selected by the Corporation. In the event of an underwritten offering (including as part of a “takedown” from a Shelf Registration Statement), the right of any Holder to include its Registrable Securities in such registration will be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering to the extent provided in this Agreement. All Holders proposing to distribute their Registrable Securities through such underwritten offering must enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwritten offering. Notwithstanding any other provision of this Section 1.2, if the underwriter(s) advise(s) the Corporation in writing that marketing factors require a limitation of the number of Registrable

Securities to be sold in the underwritten offering, then the Corporation will so advise all Holders of Registrable Securities participating in such underwritten offering, and the number of Registrable Securities that may be included in the underwriting will be allocated: (i) first, up to all Registrable Securities of the Significant Holder initiating the S-3 Request requested to be included therein; (ii) second, up to the full amount of securities proposed to be included in the underwritten offering by the Corporation; and (iii) third, up to the full amount of Registrable Securities requested to be included in such underwritten offering by the Holders (other than the Significant Holder initiating the S-3 Request) entitled to participate therein, allocated pro rata among such Holders on the basis of the amount of Registrable Securities requested to be included therein by each such Holder. (c) The Corporation will not be obligated to effect, or to take any action to effect, any registration, or any “takedown” from any registration, pursuant to this Section 1.2: (i) during any Grace Period in accordance with Section 1.3; (ii) if the Registrable Securities requested to be registered are already covered by an existing and effective Registration Statement and such Registration Statement may be utilized for the offering and sale of the Registrable Securities requested to be registered; (iii) after the Corporation has effected three (3) registrations and/or “takedowns” from a Shelf Registration Statement pursuant to Section 1.2(a) and such registrations have been declared or ordered effective; (iv) during the period starting with the date sixty (60) days prior to the Corporation’s good faith estimate of the date of filing of, and ending on the date ninety (90) days after the effective date of, a registration statement (other than on Form S-8) filed by the Corporation; (v) if the Corporation has effected a registration or a “takedown” under a Shelf Registration Statement pursuant to Section 1.2(a) within the 9-month period immediately preceding the date of such S-3 Request; or (vi) in any particular jurisdiction in which the Corporation would be required to execute a general consent to service of process in effecting such registration, unless the Corporation is already subject to service in such jurisdiction and except as may be required under the Securities Act. (d) The Significant Holder making an S-3 Request may, at any time prior to the effective date of the Registration Statement relating to such registration, revoke its request for the Corporation to effect the registration of all or part of such Holder’s Registrable Securities by providing a written notice to the Corporation. If, pursuant to the preceding sentence, the entire S-3 Request is revoked, then, at the option of the Significant Holder who revokes such request, either (i) such Holder will reimburse the Corporation for all of its reasonable and documented out-of-pocket expenses incurred in the preparation, filing and processing of the Registration Statement and as a result, such requested registration will not count as a permitted S-3 Request hereunder or (ii) the requested registration that has been revoked will be deemed to have been effected for purposes of Section 1.2(c)(iii). Section 1.3 Suspension or Postponement during Grace Period. (a) Notwithstanding anything to the contrary herein, the Corporation will be entitled to postpone the filing or effectiveness of, or, at any time after a Registration Statement has been declared effective, suspend the use of, a Registration Statement (including the Prospectus included therein) if in the good faith judgment of the Board of Directors, such registration, offering or use would reasonably be expected to materially affect in an adverse manner or materially interfere with any bona fide material financing of the Corporation or any material transaction under consideration by the Corporation or would require the disclosure of information that has not been, and is not otherwise required to be, disclosed to the public and the premature disclosure of which the Corporation has a bona fide business purpose for preserving as confidential (the period of a postponement or suspension as described herein, a “Grace Period”); provided, that in the event such Registration Statement relates to a Demand Request or S-3 Request, the Significant Holder initiating such Demand Request or S-3 Request will be entitled to withdraw the Demand Request or S-3 Request and, if such request is withdrawn, it will not count as a permitted Demand Request or S-3 Request hereunder and the Corporation will pay all registration expenses in connection with such registration. (b) The Corporation will promptly (i) notify the Holders in writing of the existence of the event or material non-public information giving rise to a Grace Period (provided that the Corporation will not disclose the content of such material non-public information to any Holder, without the express consent of such Holder) or the need to file a post-effective amendment, as applicable, and the date on which such Grace Period will begin and (ii) notify the Holders in writing of the date on which the Grace Period ends. (c) The aggregate of any one Grace Period, or of all Grace Periods in total during any three hundred sixty-five (365) day period, will not exceed an aggregate of one hundred twenty (120) days. For purposes of determining the length of a Grace Period, the Grace Period will be deemed to begin on and include the date the Holders receive the notice referred to in clause (b)(i) of this Section 1.3 and will end on and include the later of the date the Holders receive the notice referred to in clause (b)(ii) of this Section 1.3 and the date referred to in such notice. Section 1.4 Piggyback Registration. (a) If at any time, and from time to time, when Registrable Securities are not already covered by an existing and effective Registration Statement, the Corporation proposes to— (i) file a Registration Statement under the Securities Act with respect to an underwritten offering of Class A Common Stock of the Corporation (other than with respect to a Registration Statement (i) on Form S-8 or any successor form thereto, (ii) on Form S-4 or any successor form thereto, (iii) another form not available for registering the Registrable Securities for sale to the public or (iv) a Registration Statement filed pursuant to Rule 415), whether or not for its own account; or (ii) conduct an underwritten offering constituting a “takedown” of Class A Common Stock registered under a Shelf Registration Statement previously filed by the Corporation; the Corporation will give written notice (the “Piggyback Notice”) of such proposed filing or underwritten offering to the Holders at least ten (10) Business Days before the anticipated filing date. Such notice will include the number of shares of Class A Common Stock proposed to be registered or offered, the proposed date of filing of such registration statement or the conduct of such underwritten offering, any proposed means of distribution, any proposed managing underwriter and a good faith estimate by the Corporation of the proposed maximum offering price as such price is proposed to appear on the facing page of such registration statement, and will offer the Holders the opportunity to register such amount of Registrable Securities as each Holder may request on the same terms and conditions as the registration of the Class A Common Stock by the Corporation (a “Piggyback Offering”). Subject to Section 1.4(b), the Corporation will include in each Piggyback Offering all Registrable Securities for which the Corporation has received written requests for inclusion within five (5) Business Days after the date the Piggyback Notice is given; provided, however, that in the case of the filing of a registration statement, such Registrable Securities are not otherwise registered pursuant to an existing and effective Registration Statement under this Agreement; and provided further that, in the case of an underwritten offering in the form of a “takedown” under a shelf registration statement, such Registrable Securities are covered by an existing and effective Shelf Registration Statement that may be utilized for the offering and sale of the Registrable Securities requested to be offered. (b) The Corporation will cause the underwriter(s) of the proposed offering to permit the Holders that have requested Registrable Securities to be included in the Piggyback Offering to include all such Registrable Securities on the same terms and conditions as the Class A Common Stock offered by the Corporation. Notwithstanding the foregoing, if the underwriter(s) advise(s) the Corporation in writing that marketing factors require a limitation of the number of Registrable Securities to be sold in the underwritten offering, then the Corporation will so advise all Holders of Registrable Securities participating in such underwritten offering, and the number of Registrable Securities that may be included in the underwritten offering will be allocated: (A) if such Piggyback Offering is an underwritten primary offering by the Corporation for its own account, the Corporation will include in such Piggyback Offering: (i) first, up to all securities proposed to be included in the offering by the Corporation; (ii) second, up to the full amount of Registrable Securities requested to be included in such Piggyback Offering by the Holders; and (iii) third, up to the full amount of securities requested to be included in such Piggyback Offering by all other stockholders entitled to participate in such offering (“Other Holders”); (B) if such Piggyback Offering is an underwritten secondary offering for the account of Other Holders exercising “demand” rights, the Corporation will include in such registration: (i) first, go to all securities of the Other Holder exercising “demand” rights requested to be included therein; (ii) second, up to the full amount of securities proposed to be included in the registration by the Corporation; and (C) third, up to the full amount of securities requested to be included in such Piggyback Offering by the Holders and any Other Holders entitled to participate therein, allocated pro rata among such Holders and Other Holders on the basis of the amount of securities requested to be included therein by each such Holder or Other Holder; such that, in each case, the total amount of securities to be included in such Piggyback Offering is the full amount that, in the view of such managing underwriter, can be sold without adversely affecting the success of such Piggyback Offering. (c) If at any time after giving the Piggyback Notice and prior to the time sales of securities are confirmed pursuant to the Piggyback Offering, or in the case the Corporation determines for any reason not to register the Piggyback Offering, the Corporation may, at its election, give notice of its determination to all Holders, and in the case of such a determination, will be relieved of its obligation to register any Registrable Securities in connection with the abandoned Piggyback Offering, without prejudice. (d) Any Holder of Registrable Securities requesting to be included in a Piggyback Offering may withdraw its request for inclusion by giving written notice to the Corporation, at least three (3) Business Days prior to the anticipated Effective Date of the Registration Statement filed in connection with such Piggyback Offering, or in the case of a Piggyback Offering constituting a “takedown” off of a shelf registration statement, at least three (3) Business Days prior to the anticipated date of the filing by the Corporation under Rule 424 of a supplemental prospectus (which will be the preliminary supplemental prospectus, if one is used in the “takedown”) with respect to such offering, of its intention to withdraw from that registration; provided, however, that (i) the Holder’s request be made in writing and (ii) the withdrawal will be irrevocable and, after making the withdrawal, a Holder will no longer have any right to include its Registrable Securities in that Piggyback Offering. Section 1.5 Obligations of the Corporation. Whenever required under this Exhibit A to effect the registration of any Registrable Securities, the Corporation will, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective. The Corporation may satisfy its obligations under this Section 1.5(a) by amending (to the extent permitted by applicable law) any Registration Statement previously filed by the Corporation under the Securities Act, so that such amended Registration Statement will permit the distribution (in accordance with the intended methods of distribution specified as aforesaid) of all of the Registrable Securities for which a demand for registration has been properly made under this Exhibit A. If the Corporation so amends a previously filed registration statement, it will be deemed to have effected a registration for purposes of this Exhibit A; provided that the date such registration statement is amended pursuant to this Section 1.5(a) will be the “the first day of effectiveness” of such Registration Statement for purposes of determining the period during which the Registration Statement is required to be maintained effective in accordance with this Section 1.5. The Corporation will use its reasonable efforts to keep a Registration Statement that has become effective as contemplated by this Section 1.5 continuously effective, and not subject to any stop order, injunction or other similar order or requirement of the Commission: (A) in the case of a Registration Statement other than a Shelf Registration Statement, until all Registrable Securities registered thereunder have been sold pursuant to such Registration Statement, but in no event later than ninety (90) days from the effective date of such Registration Statement; and (B) in the case of a Shelf Registration Statement, until the earlier of (x) two (2) years following the effective date of the Shelf Registration Statement; and (y) the date that all the Registrable Securities covered by such Shelf Registration Statement will cease to be Registrable Securities; provided, however, that in the event of any stop order, injunction or other similar order or requirement of the SEC relating to any Shelf Registration Statement, if any Registrable Securities covered by such Shelf Registration Statement remain unsold, the period during which such Shelf Registration Statement will be required to remain effective will be extended by the number of days during which such stop order, injunction or similar order or requirement is in effect; (b) prepare and file with the SEC such amendments and supplements to such Registration Statement, and the Prospectus used in connection with such Registration Statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all Registrable Securities covered by such Registration Statement; (c) furnish to the selling Holders such number of copies of a Prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate the disposition of their Registrable Securities; (d) use its commercially reasonable efforts to register and qualify the securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as will be reasonably requested by the selling Holders; provided, that the Corporation will not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Corporation is already subject to service in such jurisdiction and except as may be required by the Securities Act; (e) in the event of any underwritten offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering; (f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such Registration Statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on the Class A Common Stock is then listed; (g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders any underwriter(s) participating in any disposition pursuant to such Registration Statement, and any attorney or accountant or other agent retained by any such underwriter(s) or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Corporation, and cause the Corporation’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith; (i) notify each selling Holder, promptly after the Corporation receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any prospectus forming a part of such Registration Statement has been filed; (j) after such Registration Statement becomes effective, notify each selling Holder of any request by the SEC that the Corporation amend or supplement such Registration Statement or Prospectus; and (k) notify each Holder of Registrable Securities included in such Registration Statement at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made and for which the Corporation chooses to suspend the use of the Registration Statement and Prospectus in accordance with the terms of this Agreement, and, at the written request of any such Holder, promptly prepare and furnish to it a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such Prospectus, as supplemented or amended, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made. Section 1.6 Furnish Information. It will be a condition precedent to the obligations of the Corporation to take any action pursuant to this Exhibit A with respect to the Registrable Securities of any selling Holder that such Holder will furnish to the Corporation such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities. Section 1.7 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to this Exhibit A, including all registration, filing and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Corporation; and the reasonable and documented fees and disbursements of one counsel for the selling Holders (the “Selling Holder Counsel”), will be borne and paid by the Corporation; provided, however, that the Corporation will not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.1 and Section 1.2 if the registration request is subsequently withdrawn at the request of the Significant Holder (in which case such Significant Holder will bear such expenses), unless the Significant Holder agrees to forfeit its right to one registration pursuant to Section 1.1(c)(ii) or Section 1.(c)(iii), as applicable. All Selling Expenses relating to Registrable Securities registered pursuant to this Exhibit A will be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

Section 1.8 Delay of Registration. No Holder will have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Exhibit A. Section 1.9 Indemnification. (a) Indemnification by the Corporation. The Corporation will indemnify, defend and hold harmless each selling Holder, the officers and directors of each of them and each Person who controls any such selling Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and investigation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), to which any of them may become subject, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus or (ii) any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that (A) such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding such Holder furnished in writing to the Corporation by such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was provided by such Holder expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto, or (B) in the case of an occurrence of an event of the type specified in Section 1.5(k), related to the use by a Holder of an outdated or defective Prospectus after the Corporation has notified such Holder in writing that the Prospectus is outdated or defective, but only if and to the extent that following the Corporation’s notice to such Holder the misstatement or omission giving rise to such Loss would have been corrected. Such indemnity will remain in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party (as defined in Section 1.9(c)), will survive the Transfer of the Registrable Securities by the Holders, and will be in addition to any liability which the Corporation may otherwise have. (b) Indemnification by Holders. Each Holder will, severally and not jointly, indemnify and hold harmless the Corporation, its respective directors and officers and each Person who controls the Corporation (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading (i) to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding such Holder furnished in writing to the Corporation by such Holder expressly for use therein or (ii) to the extent, but only to the extent, that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was provided by such Holder expressly for use in a Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto or (iii) in the case of an occurrence of an event of the type specified in Section 1.5(k), to the extent, but only to the extent, related to the use by such Holder of an outdated or defective Prospectus after the Corporation has notified such Holder in writing that the Prospectus is outdated or defective, but only if and to the extent that following the Corporation’s notice to such Holder the misstatement or omission giving rise to such Loss would have been corrected. In no event will the liability of any selling Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation. Such indemnity will remain in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party (as defined in Section 1.9(c)), will survive the transfer of the Registrable Securities by the Holders, and will be in addition to any liability which the Holder may otherwise have. (c) Conduct of Indemnification Proceedings. If any Proceeding will be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party will promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party will have the right to assume the defense thereof, including the employment of counsel and the payment of all reasonable fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice will not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that such failure will have materially and adversely prejudiced the Indemnifying Party. An Indemnified Party will have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party will have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party will have been advised by counsel that in the reasonable judgment of such counsel a conflict of interest exists if the same counsel were to represent such Indemnified Party and the Indemnifying Party; provided, that the Indemnifying Party will not be liable for the reasonable and documented fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties. The Indemnifying Party will not be liable for any settlement of any such Proceeding effected without its written consent, which consent will not be unreasonably withheld, delayed or conditioned. No Indemnifying Party will, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding. Subject to the terms of this Agreement, all reasonable and documented fees and expenses of the Indemnified Party (including reasonable and documented fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section 1.9(c)) will be paid to the Indemnified Party, as incurred, with reasonable promptness after receipt of written notice thereof to the Indemnifying Party; provided, that the Indemnified Party will promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is finally judicially determined to not be entitled to indemnification hereunder. The failure to deliver written notice to the Indemnifying Party within a reasonable time of the commencement of any such action will not relieve such Indemnifying Party of any liability to the Indemnified Party under this Section 1.9, except to the extent that the Indemnifying Party is materially and adversely prejudiced in its ability to defend such action. (d) Contribution. If a claim for indemnification under this Section 1.9 is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless for any Losses, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, will contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party will be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 1.9(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 1.9(d), no Holder will be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by such Holder from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with any underwritten offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement will control. Section 1.10 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144, the Corporation will at all times after the effective date of the Registration Statement filed by the Corporation for the IPO: (a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144; (b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Corporation under the Securities Act and the Exchange Act; and (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Corporation that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Corporation for the IPO); (ii) a copy of the most recent annual or quarterly report of the Corporation and such other reports and documents so filed by the Corporation; and (iii) such other information as may be reasonably requested in availing any Holder of SEC Rule 144. Section 1.11 Limitations on Subsequent Registration Rights. From and after the Effective Date, the Corporation will not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of Class A Common Stock that would allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such Class A Common Stock in any such registration only to the extent that the inclusion of such Class A Common Stock will not reduce the number of the Registrable Securities of the Holders that are included; provided, however, that this limitation will not apply to any Person that becomes a party to this Agreement after the Effective Date. Section 1.12 Agreement to Lock-Up. In connection with any underwritten offering of equity securities of the Corporation, if requested by the managing underwriter in such underwritten offering, each Holder hereby agrees to enter into a “lock-up agreement” containing terms that are customary at the time such agreement is entered into for offerings of similar size and type. For purposes of the forgoing, the term “lock-up agreement” refers to an agreement by the undersigned thereto not to effect for a specified period of time any sale or distribution (other than in connection with the underwritten offering for which such lock-up agreement is being requested and other customary exceptions), including, without limitation, any sale pursuant to SEC Rule 144, of any Registrable Securities, any other equity securities of the Corporation or any securities convertible into or exchangeable or exercisable for any equity securities of the Corporation, without the prior consent of the managing underwriter. Section 1.13 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 1.1, Section 1.2 and Section 1.3 will terminate upon the earliest to occur of: (i) the occurrence of a Dissolution Event; (ii) the closing of a Sale Transaction; and (iii) with respect to each Holder, as soon as such Holder no longer Beneficially Owns any Registrable Securities. Section 1.14 Transfer of Registration Rights. Any Holder may freely assign its rights hereunder on a pro rata basis in connection with any Transfer of Registrable Securities to any transferee or assignee; provided that all of the following additional conditions are satisfied: (a) such Transfer occurs either (i) at a time when there is not an effective Registration Statement that includes the Registrable Securities to be transferred or (ii) at a time when there is an effective Registration Statement that includes the Registrable Securities to be transferred but such Registration Statement has been suspended by the Corporation pursuant to a Grace Period, (b) such transferee, after giving effect to such Transfer, will own at least five percent (5%) of the outstanding shares of Class A Common Stock on a fully diluted basis, (c) such Transfer is effected in accordance with applicable securities laws; (d) such transferee or assignee agrees in writing to become subject to the terms of Exhibit A to this Agreement; and (e) the Corporation is given written notice by such Holder of such Transfer, stating the name and address of the transferee or assignee and identifying the Registrable Securities with respect to which such rights are being transferred or assigned; and further provided, that (i) any rights assigned hereunder will apply only in respect of the Registrable Securities that are Transferred and not in respect of any other securities that the transferee or assignee may hold and (ii) any Registrable Securities that are Transferred may cease to constitute Registrable Securities following such Transfer in accordance with the terms of this Agreement. Section 1.15 Number of Registrable Securities Outstanding. In order to determine the number of Registrable Securities outstanding at any time, upon the written request of the Corporation to the Holders, each Holder will promptly inform the Corporation in writing of the number of Registrable Securities that such Holder Beneficially Owns, and the Corporation may conclusively rely upon the information provided by such Holder for the purpose of determining the number of Registrable Securities under this Agreement. Section 1.16 Confidentiality. Pursuant to Section 3.5 of the Agreement, each Holder agrees to maintain the confidentiality of any confidential information received from or otherwise made available by the Corporation to such Holder in connection with the Corporation’s obligations pursuant to this Agreement. Section 1.17 Miscellaneous. (a) Compliance. Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it (unless an exemption therefrom is available) in connection with sales of Registrable Securities pursuant to any Registration Statement and will sell the Registrable Securities only in accordance with a method of distribution described in each Registration Statement.

(b) Discontinued Disposition. By its acquisition of Registrable Securities, each Holder agrees that, upon receipt of a notice from the Corporation of the occurrence of a Grace Period or any event of the kind described in Section 1.5(k), such Holder will forthwith discontinue disposition of such Registrable Securities under a Registration Statement until it is advised in writing (the “Advice”) by the Corporation that the use of the applicable Prospectus (as it may have been supplemented or amended) may be resumed. The Corporation may provide appropriate stop orders to enforce the provisions of this paragraph. (c) Amendments and Waivers. The provisions of this Exhibit A, including the provisions of this sentence, may not be amended, modified or supplemented, or waived unless the same will be in writing and signed by (i) the Corporation and Holders holding at least a majority of then outstanding Registrable Securities; provided, however, that any party may give a waiver as to itself; provided further that no amendment, modification, supplement, or waiver that disproportionately and adversely affects, alters, or changes the interests of any Holder will be effective against such Holder without the prior written consent of such Holder; and provided further that the waiver of any provision with respect to any Registration Statement or offering may be given by Holders holding at least a majority of the then outstanding Registrable Securities entitled to participate in such offering or, if such offering will have been commenced, having elected to participate in such offering. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of certain Holders and that does not directly or indirectly affect the rights of other Holders may be given by Holders of a majority of the Registrable Securities to which such waiver or consent relates; provided, however, that the provisions of this sentence may not be amended, modified, or supplemented except in accordance with the provisions of the immediately preceding sentence. No waiver of any terms or conditions of this Agreement will operate as a waiver of any other breach of such terms and conditions or any other term or condition, nor will any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. No written waiver hereunder, unless it by its own terms explicitly provides to the contrary, will be construed to effect a continuing waiver of the provisions being waived and no such waiver in any instance will constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision. The failure of any party to enforce any provision of this Exhibit A will not be construed as a waiver of such provision and will not affect the right of such party thereafter to enforce each provision of this Exhibit A in accordance with its terms. (d) Other Provisions. For the avoidance of doubt, the provisions of Article 11 of the Agreement apply to this Exhibit A. ***

EXHIBIT B FORM OF JOINDER AGREEMENT THIS JOINDER AGREEMENT (this “Agreement”), dated as of [ ], is entered into by and between Global Infrastructure Solutions Inc., a Delaware corporation (the “Corporation”), and [ ] (“Joining Party”). All defined terms not otherwise defined herein have the meanings ascribed to such terms in the Stockholder Agreement (as hereinafter defined). RECITALS WHEREAS, the Corporation and certain other stockholders (the “Prior Stockholders”) are parties to an Amended and Restated Stockholder Agreement, dated December 3, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Stockholder Agreement”), pursuant to which the Corporation granted the Prior Stockholders certain rights; WHEREAS, in accordance with the terms of the Stockholder Agreement, upon the Transfer of any Corporation Securities, the transferee must join the Stockholder Agreement as a party thereto; WHEREAS, [Joining Party has purchased] [[ ] has transferred to Joining Party] Corporation Securities pursuant to [ ]; and WHEREAS, Joining Party desires to be bound by and enjoy the benefits of the Stockholder Agreement. NOW, THEREFORE, for good and valuable consideration, receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows: 1. Joining Party acknowledges receipt of a copy of the Stockholder Agreement and, after review and examination thereof, agrees to be bound by the restrictions and agreements contained therein in the capacity of a Stockholder. 2. Joining Party represents and warrants to the Corporation and each Prior Stockholder that the representatives and warranties set forth in Section 2.2 of the Stockholder Agreement are true as of the date hereof. 3. The Corporation hereby (a) accepts Joining Party’s agreement to be bound by the Stockholder Agreement, (b) agrees that the Stockholder Agreement is hereby amended to include Joining Party as a party thereto and (c) agrees that Joining Party will have all rights provided to Stockholders under the Stockholder Agreement. ***

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed by their respective authorized officers as of the day and year first above written. GLOBAL INFRASTRUCTURE SOLUTIONS INC. By: Name: Title: [JOINING PARTY] By: Name: Title:

EXHIBIT C FORM OF SPOUSAL CONSENT AND PROXY The undersigned, being the spouse of [ ], party as a Stockholder to that certain Amended and Restated Stockholder Agreement, dated as of December 3, 2018 , by and among Global Infrastructure Solutions Inc., the stockholders party thereto and each Person who becomes a party thereto from time to time (as amended, supplemented or otherwise modified from time to time), hereby executes this Spousal Consent and Proxy for the purpose of consenting to the foregoing Agreement and binding any community property interest or marital property interest that he or she may have in any of Corporation Securities. By execution hereof, the undersigned represents and warrants that he or she has read the foregoing Agreement and consents to its terms. Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Agreement. Date: , By: Name:

Annexure I – PGHI Constituent Documents and PGHI Stockholders Agreement 149 Annexure I – PGHI Constituent Documents and PGHI Stockholders Agreement Part A - Certificate of Incorporation Part B - Certificate of Amendment of Certificate of Incorporation Part C - By-law Part D - PGHI Stockholders Agreement

Delaware The First State Page 1 6545059 8100 Authentication: 202932107 SR# 20221034369 Date: 03-16-22 You may verify this certificate online at corp.delaware.gov/authver.shtml I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “PALLADIUM GLOBAL HOLDINGS INC.”, FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF MARCH, A.D. 2022, AT 5:18 O`CLOCK P.M.

1 OMM_US:80422194.3 BYLAWS OF PALLADIUM GLOBAL HOLDINGS INC., a Delaware corporation ARTICLE I. OFFICES Section 1. Registered Office. The registered office shall be at the office of United Agent Group Inc., 3411 Silverside Road, Tatnall Building #104, Wilmington, Delaware 19810. Section 2. Other Offices. The corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require. ARTICLE II. MEETINGS OF STOCKHOLDERS Section 1. Annual Meeting. An annual meeting of the stockholders for the election of directors shall be held at such place, if any, either within or without the State of Delaware, as shall be designated on an annual basis by the Board of Directors and stated in the notice of the meeting. Meetings of stockholders for any other purpose may be held at such time and place, if any, either within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof. Any other proper business may be transacted at the annual meeting. Section 2. Notice of Annual Meeting. Written notice of the annual meeting stating the place, if any, date and hour of the meeting and the means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting. Section 3. Voting List. The officer who has charge of the stock ledger of the corporation shall prepare and make, or cause a third party to prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Section 4. Special Meetings. Special meetings of the stockholders of the corporation, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, shall be called by the Chief Executive Officer, President or Secretary at the request in writing of a majority of the members of the Board of Directors or holders of at least ten percent of the total voting power of all outstanding shares of stock of the corporation then entitled to vote, and may not be called absent such a request. Such request shall state the purpose or purposes of the proposed meeting. Section 5. Notice of Special Meetings. As soon as reasonably practicable after receipt of a request as provided in Section 4 of this Article II, written notice of a special meeting, stating the place, if any, date (which shall be not less than ten nor more than sixty days from the date of the notice) and hour of the special meeting, the means

2 OMM_US:80422194.3 of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such special meeting, and the purpose or purposes for which the special meeting is called, shall be given to each stockholder entitled to vote at such special meeting. Section 6. Scope of Business at Special Meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. Section 7. Quorum. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting or the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting as provided in Section 5 of this Article II. Section 8. Qualifications to Vote. The stockholders of record on the books of the corporation at the close of business on the record date as determined by the Board of Directors and only such stockholders shall be entitled to vote at any meeting of stockholders or any adjournment thereof. Section 9. Record Date. The Board of Directors may fix a record date for the determination of the stockholders entitled to notice of or to vote at any stockholders’ meeting and at any adjournment thereof, or to express consent to corporate action in writing without a meeting, or to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action. The record date shall not be more than sixty nor less than ten days before the date of such meeting, and not more than sixty days prior to any other action. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting. Section 10. Action at Meetings. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of applicable law or of the Certificate of Incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question. Section 11. Voting and Proxies. Unless otherwise provided in the Certificate of Incorporation, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period. Each proxy shall be revocable unless expressly provided therein to be irrevocable and unless it is coupled with an interest sufficient in law to support an irrevocable power. Section 12. Action by Stockholders Without a Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the State of Delaware (by hand or by certified or registered mail, return receipt requested), to its principal place of business, or to an officer or agent of the

3 OMM_US:80422194.3 corporation having custody of the book in which proceedings of meetings of stockholders are recorded; provided, however, that action by written consent to elect directors, if less than unanimous, shall be in lieu of holding an annual meeting only if all the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the corporation by delivery to its registered office in the State of Delaware (by hand or by certified or registered mail, return receipt requested), to its principal place of business or to an officer or agent of the corporation having custody of the book in which proceedings or meetings of stockholders are recorded. An electronic transmission consenting to an action to be taken and transmitted by a stockholder or by a person authorized to act for a stockholder, shall be deemed to be written, signed and dated for the purposes of this Section 12, provided that such electronic transmission sets forth or is delivered with information from which the corporation can determine (i) that the electronic transmission was transmitted by the stockholder or by a person authorized to act for the stockholder and (ii) the date on which such stockholder or authorized person transmitted such electronic transmission. The date on which such electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to its registered office in Delaware (by hand or by certified or registered mail, return receipt requested), to its principal place of business or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Notwithstanding the foregoing limitations on delivery, consents given by electronic transmission may be otherwise delivered to the principal place of business of the corporation or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner in which the Board of Directors may from time to time determine. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing. Section 13. Meeting by Remote Communication. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders not physically present at a meeting of stockholders may, by means of remote communication participate in a meeting of stockholders and be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at such meeting by means of remote communication is a stockholder; (ii) the corporation shall implement reasonable measures to provide such stockholders a reasonable opportunity to participate in such meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of such meeting substantially concurrently with such proceedings; and (iii) if any stockholder votes or takes other action at such meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation. ARTICLE III. DIRECTORS Section 1. Powers. The business of the corporation shall be managed by or under the direction of its Board of Directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by applicable law or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders. Section 2. Number; Election; Tenure and Qualification. The number of directors that shall constitute the whole board shall be fixed from time to time by resolution of the Board of Directors or by the stockholders at an annual meeting of the stockholders (unless the directors are elected by written consent in lieu of an annual meeting as provided in Article II, Section 12). With the exception of the first Board of Directors, which shall be elected by the incorporator, and except as provided in the corporation’s Certificate of Incorporation or in Section 3 of this Article III, the directors shall be elected at the annual meeting of the stockholders by a plurality vote of the shares represented

4 OMM_US:80422194.3 in person or by proxy and each director elected shall hold office until his or her successor is elected and qualified unless he or she shall resign, become disqualified, disabled or otherwise removed. Directors need not be stockholders. Section 3. Vacancies and Newly Created Directorships. Unless otherwise provided in the Certificate of Incorporation, vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. The directors so chosen shall serve until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by applicable law. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office. Section 4. Location of Meetings. The Board of Directors of the corporation may hold meetings, both regular and special, either within or without the State of Delaware. Section 5. Meeting of Newly Elected Board of Directors. The first meeting of each newly elected Board of Directors shall be held immediately following the annual meeting of stockholders and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present. In the event such meeting is not held at such time, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver signed by all of the directors. Section 6. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of such location. Section 7. Special Meetings. Special meetings of the Board of Directors may be called by the Chief Executive Officer or President on two days’ notice to each director by mail, overnight courier service, electronic mail or facsimile; special meetings shall be called by the Chief Executive Officer, President or Secretary in a like manner and on like notice on the written request of two directors unless the Board of Directors consists of only one director, in which case special meetings shall be called by the Chief Executive Officer, President or Secretary in a like manner and on like notice on the written request of the sole director. Notice may be waived in accordance with Section 229 of the Delaware General Corporation Law. Section 8. Quorum and Action at Meetings. At all meetings of the Board of Directors, a majority of the directors then in office shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Section 9. Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Section 10. Telephonic Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar

5 OMM_US:80422194.3 communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting. Section 11. Committees. The Board of Directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Section 12. Committee Authority. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to (a) approving, adopting or recommending to the stockholders any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval or (b) adopting, amending or repealing any Bylaw of the corporation. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Section 13. Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required to do so by the Board of Directors. Section 14. Directors’ Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings. Section 15. Resignation. Any director or officer of the corporation may resign at any time. Each such resignation shall be made in writing or by electronic transmission and shall take effect at the time specified therein, or, if no time is specified, at the time of its receipt by either the Board of Directors, the Chief Executive Officer, the President or the Secretary. The acceptance of a resignation shall not be necessary to make it effective unless expressly so provided in the resignation. Section 16. Removal. Unless otherwise restricted by the Certificate of Incorporation, these Bylaws or applicable law, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors. ARTICLE IV. NOTICES Section 1. Notice to Directors and Stockholders. Whenever, under the provisions of the statutes or of the Certificate of Incorporation or of these Bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given (i) by electronic transmission when such director or stockholder has consented to the delivery of notice in such form, and such notice shall be deemed to be given when directed to the proper facsimile number, electronic mail address or other proper electronic destination or (ii) in writing, by mail, addressed to such director or stockholder, at his or her address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the corporation that the notice has been given shall in the absence of fraud, be prima facie evidence of the facts stated therein. Notice to directors may also be given by telephone (with confirmation of receipt).

6 OMM_US:80422194.3 Section 2. Waiver. Whenever any notice is required to be given under the provisions of the statutes or of the Certificate of Incorporation or of these Bylaws, a written waiver thereof, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. The written or electronic waiver need not specify the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Attendance at the meeting is not a waiver of any right to object to the consideration of matters required by the Delaware General Corporation Law to be included in the notice of the meeting but not so included, if such objection is expressly made at the meeting. ARTICLE V. OFFICERS Section 1. Enumeration. The officers of the corporation shall be chosen by the Board of Directors and shall include a Chief Executive Officer and/or a President, a Secretary, a Treasurer or Chief Financial Officer and such other officers with such other titles as the Board of Directors shall determine. The Board of Directors may elect from among its members a Chairman or Chairmen of the Board and a Vice Chairman of the Board. The Board of Directors may also choose one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these Bylaws otherwise provide. Section 2. Election. The Board of Directors at its first meeting after each annual meeting of stockholders shall elect a Chief Executive Officer and/or a President, a Secretary, a Treasurer or Chief Financial Officer and such other officers with such other titles as the Board of Directors shall determine. Section 3. Appointment of Other Agents. The Board of Directors may appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. Section 4. Compensation. The salaries of all officers of the corporation shall be fixed by the Board of Directors or a committee thereof. The salaries of agents of the corporation shall, unless fixed by the Board of Directors, be fixed by the Chief Executive Officer, President or any Vice President of the corporation. Section 5. Tenure. The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the directors of the Board of Directors. Any vacancy occurring in any office of the corporation shall be filled by the Board of Directors. Section 6. Chairman of the Board and Vice Chairman of the Board. The Chairman of the Board, if any, shall preside at all meetings of the Board of Directors and of the stockholders at which the Chairman shall be present. The Chairman shall have and may exercise such powers as are, from time to time, assigned to the Chairman by the Board of Directors and as may be provided by law. In the absence of the Chairman of the Board, the Vice Chairman of the Board, if any, shall preside at all meetings of the Board of Directors and of the stockholders at which the Vice Chairman shall be present. The Vice Chairman shall have and may exercise such powers as are, from time to time, assigned to such person by the Board of Directors and as may be provided by law. Section 7. Chief Executive Officer; President. The President shall be the Chief Executive Officer of the corporation unless such title is assigned to another officer of the corporation. In the absence of a Chairman and Vice Chairman of the Board, the President or the Chief Executive Officer shall preside as the chairman of meetings of the stockholders and the Board of Directors; and the President and/or the Chief Executive Officer shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President and/or the Chief Executive Officer or any Vice President shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the corporation.

7 OMM_US:80422194.3 Section 8. Vice President. In the absence of the President or in the event of the President’s inability or refusal to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President. The Vice President shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe. Section 9. Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the corporation and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, Chief Executive Officer or President, under whose supervision the Secretary shall be subject. The Secretary shall have custody of the corporate seal of the corporation and the Secretary, or an Assistant Secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the Secretary’s signature or by the signature of such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by such officer’s signature. Section 10. Assistant Secretary. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe. Section 11. Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the corporation as may be ordered by the Board of Directors, President or Chief Executive Officer, taking proper vouchers for such disbursements, and shall render to the President, Chief Executive Officer and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all such transactions as Treasurer and of the financial condition of the corporation. If required by the Board of Directors, the Treasurer shall give the corporation a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the Treasurer’s office and for the restoration to the corporation, in case of the Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the possession or under the control of the Treasurer that belongs to the corporation. Section 12. Assistant Treasurer. The Assistant Treasurer, or if there be more than one, the Assistant Treasurers in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe. ARTICLE VI. CAPITAL STOCK Section 1. Certificates. The shares of the corporation shall be represented by a certificate, unless and until the Board of Directors adopts a resolution permitting shares to be uncertificated. Certificates shall be signed by, or in the name of the corporation by, (a) the Chairman of the Board, the Vice-Chairman of the Board, the Chief Executive Officer, the President or a Vice-President, and (b) the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, certifying the number of shares owned by such stockholder in the corporation. Certificates may be issued for partly paid shares and in such case upon the face or back of the certificates issued to represent any such partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be specified.

8 OMM_US:80422194.3 Section 2. Class or Series. If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in Section 202 of the Delaware General Corporation Law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the Delaware General Corporation Law or a statement that the corporation will furnish without charge, to each stockholder who so requests, the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Section 3. Signature. Any of or all of the signatures on a certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. Section 4. Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or such owner’s legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed. Section 5. Record Date. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting. Section 6. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware. ARTICLE VII. GENERAL PROVISIONS Section 1. Dividends. Dividends upon the capital stock of the corporation, subject to the applicable provisions, if any, of the Certificate of Incorporation, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property or in shares of capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for

9 OMM_US:80422194.3 repairing or maintaining any property of the corporation, or for such other purposes as the Board of Directors shall think conducive to the interest of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created. Section 2. Checks. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate. Section 3. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors. Section 4. Seal. The Board of Directors may adopt a corporate seal having inscribed thereon the name of the corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise. Section 5. Loans. The Board of Directors of the corporation may, without stockholder approval, authorize loans to, or guaranty obligations of, or otherwise assist, including, without limitation, the adoption of employee benefit plans under which loans and guarantees may be made, any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the Board of Directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. ARTICLE VIII. INDEMNIFICATION Section 1. Scope. The corporation may, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as that Section may be amended and supplemented from time to time, indemnify any director, officer, employee or agent of the corporation, against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement and/or other matters referred to, in or covered by, that Section, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Section 2. Advancing Expenses. Expenses (including attorneys’ fees) incurred by a present or former director or officer of the corporation in defending a civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized by relevant provisions of the Delaware General Corporation Law; provided, however, the corporation shall not be required to advance such expenses to a director (i) who commences any action, suit or proceeding as a plaintiff unless such advance is specifically approved by a majority of the Board of Directors or (ii) who is a party to an action, suit or proceeding brought by the corporation and approved by a majority of the Board of Directors that alleges willful misappropriation of corporate assets by such director, disclosure of confidential information in violation of such director’s fiduciary or contractual obligations to the corporation or any other willful and deliberate breach in bad faith of such director’s duty to the corporation or its stockholders. Section 3. Liability Offset. The corporation’s obligation to provide indemnification under this Article VIII shall be offset to the extent the indemnified party is indemnified by any other source including, but not limited to, any applicable insurance coverage under a policy maintained by the corporation, the indemnified party or any other person.

10 OMM_US:80422194.3 Section 4. Continuing Obligation. The provisions of this Article VIII shall be deemed to be a contract between the corporation and each director of the corporation who serves in such capacity at any time while this bylaw is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. Section 5. Nonexclusive. The indemnification and advancement of expenses provided for in this Article VIII shall (i) not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, (ii) continue as to a person who has ceased to be a director and (iii) inure to the benefit of the heirs, executors and administrators of such a person. Section 6. Other Persons. In addition to the indemnification rights of directors, officers, employees, or agents of the corporation, the Board of Directors in its discretion shall have the power on behalf of the corporation to indemnify any other person made a party to any action, suit or proceeding who the corporation may indemnify under Section 145 of the Delaware General Corporation Law. Section 7. Definitions. The phrases and terms set forth in this Article VIII shall be given the same meaning as the identical terms and phrases are given in Section 145 of the Delaware General Corporation Law, as that Section may be amended and supplemented from time to time. ARTICLE IX. AMENDMENTS Except as otherwise provided in the Certificate of Incorporation, these Bylaws may be altered, amended or repealed, or new Bylaws may be adopted, by the holders of a majority of the outstanding voting shares or by the Board of Directors, when such power is conferred upon the Board of Directors by the Certificate of Incorporation, at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of such special meeting. If the power to adopt, amend or repeal Bylaws is conferred upon the Board of Directors by the Certificate of Incorporation, it shall not divest or limit the power of the stockholders to adopt, amend or repeal Bylaws. [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

OMM_US:80422194.3 CERTIFICATE OF SECRETARY OF PALLADIUM GLOBAL HOLDINGS INC., a Delaware corporation The undersigned certifies: 1. That the undersigned is the duly elected and acting Secretary of Palladium Global Holdings Inc., a Delaware corporation (the “Corporation”); and 2. That the foregoing Bylaws constitute the Bylaws of the Corporation as duly adopted by the Action by Written Consent of the Board of Directors of the Corporation, dated as of February 7, 2022. IN WITNESS WHEREOF, I have hereunto subscribed my name as of this 7th day of February 2022. Deborah S. Butera Secretary

__________________________________________________________________ STOCKHOLDERS AGREEMENT dated as of February 7, 2022 by and among PALLADIUM GLOBAL HOLDINGS INC. and THE STOCKHOLDERS BOUND HERETO __________________________________________________________________

TABLE OF CONTENTS Page(s) i ARTICLE 1 CERTAIN DEFINED TERMS ............................................................................................... 1 ARTICLE 2 RESTRICTIONS ON TRANSFER ........................................................................................ 8 Section 2.1 General Restrictions on Transfer. ......................................................................... 8 Section 2.2 Improper Transfer or Encumbrance ...................................................................... 8 Section 2.3 Compliance with Securities Laws ......................................................................... 8 Section 2.4 Transferees to Execute Agreement ....................................................................... 9 Section 2.5 Drag-Along Rights ................................................................................................ 9 Section 2.6 Tag-Along Rights ............................................................................................... 10 ARTICLE 3 LIQUIDITY .......................................................................................................................... 12 Section 3.1 Annual FMV Put Option ..................................................................................... 12 Section 3.2 Retained Shares................................................................................................... 13 Section 3.3 Fair Market Value Determination ....................................................................... 13 ARTICLE 4 CALL RIGHT OF THE CORPORATION ........................................................................... 13 Section 4.1 Call Right ............................................................................................................ 13 Section 4.2 Fair Market Value Determinations ..................................................................... 14 Section 4.3 Tax Compliance Call Right ................................................................................ 14 ARTICLE 5 PROVISIONS REGARDING REPURCHASES OF CORPORATION SECURITIES ................................................................................................................... 14 Section 5.1 General Limitation .............................................................................................. 14 Section 5.2 Status of Shares to be Purchased by the Corporation; Form of Payment ........... 15 ARTICLE 6 OTHER AGREEMENTS ...................................................................................................... 15 Section 6.1 Covenant Regarding Equity Issuances ................................................................ 15 Section 6.2 Public Announcements ....................................................................................... 17 ARTICLE 7 TERMINATION OF AGREEMENT ................................................................................... 17 Section 7.1 Events of Termination ........................................................................................ 17 Section 7.2 Transfer of All Securities .................................................................................... 17 ARTICLE 8 MISCELLANEOUS PROVISIONS ..................................................................................... 17 Section 8.1 Counterparts ........................................................................................................ 17 Section 8.2 Binding Agreement ............................................................................................. 17 Section 8.3 Headings ............................................................................................................. 17 Section 8.4 Other Interpretive Matters .................................................................................. 17 Section 8.5 Singular and Plural.............................................................................................. 18 Section 8.6 Fees and Expenses .............................................................................................. 18 Section 8.7 Severability ......................................................................................................... 18 Section 8.8 Amendments and Waivers .................................................................................. 18 Section 8.9 Notices ................................................................................................................ 18 Section 8.10 Renewals ............................................................................................................. 18 Section 8.11 Entire Agreement ................................................................................................ 19

TABLE OF CONTENTS (continued) Page(s) ii Section 8.12 Legend ................................................................................................................ 19 Section 8.13 Additional Parties ............................................................................................... 19 Section 8.14 No Third Party Beneficiaries .............................................................................. 19 Section 8.15 Governing Law ................................................................................................... 19 Section 8.16 Restrictions on Other Agreements ...................................................................... 20 Section 8.17 Submission to Jurisdiction .................................................................................. 20 Section 8.18 Waiver of Jury Trial ............................................................................................ 20 Section 8.19 Stock Splits, Stock Dividends, Etc ..................................................................... 20 Section 8.20 Effectiveness ....................................................................................................... 21 Section 8.21 No Presumption Against Drafting Party ............................................................. 21 Section 8.22 Equitable Remedies ............................................................................................ 21 Section 8.23 Enabling Provision .............................................................................................. 21 Section 8.24 Spousal Consents ................................................................................................ 21 Section 8.25 Further Assurances ............................................................................................. 21 Exhibits and Schedules Exhibit A Form of Joinder Agreement Exhibit B Form of Spousal Consent and Proxy ***

STOCKHOLDERS AGREEMENT THIS STOCKHOLDERS AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of February 7, 2022 (the “Effective Date”), by and among Palladium Global Holdings Inc., a Delaware corporation (the “Corporation”), Palladium Global Credit Inc., a Delaware corporation (“PGCI”), each Rollover Stockholder (as defined below) and each Person who becomes a party to this Agreement by executing a Joinder Agreement as a result of becoming a Beneficial Owner of Corporation Securities in accordance with the provisions of this Agreement. RECITALS WHEREAS, the Corporation is presently authorized to issue 10,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”). WHEREAS, the Stockholders and the Corporation desire to enter into this Agreement to set forth for the purposes, among others, of limiting the manner and terms by which Corporation Securities may be transferred. NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto, and of the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties for themselves, their heirs, executors, administrators, successors and assigns, do hereby covenant and agree as follows: ARTICLE 1 CERTAIN DEFINED TERMS As used in this Agreement, the following terms will have the meanings set forth below: “Above Threshold Post-Rollover Redemption Amount” has the meaning set forth in Section 3.1(a). “Above Threshold Rollover Redemption Amount” has the meaning set forth in Section 3.1(a). “Affiliate” means, with respect to any Person, (i) who is an individual, the Immediate Family of such Person, (ii) who is a trust, the beneficiaries of such trust, and (iii) any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person, including any general partner, managing member, officer or director of such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or otherwise, and will be construed in accordance with the rules promulgated under the Securities Act. “Agreement” has the meaning set forth in the preamble hereto. “Anniversary Date” means the date that is one year after the initial issuance date of Common Stock issued by the Corporation to Rollover Stockholders as consideration for Scheme Shares (as defined in the Scheme Implementation Agreement) pursuant to the Scheme Implementation Agreement. “Beneficially Own” (and related terms such as “beneficial ownership” and “beneficial owner”) has the meaning given to such term in Rule 13d-3 under the Exchange Act, and any Person’s beneficial ownership of securities will be calculated in accordance with the provisions of such Rule.

2 “Blackout Period” means, unless determined otherwise in the sole discretion of the Board of Directors, the period of time in any calendar year that is forty-five (45) days prior to and one (1) day following the date on which the Board of Directors adopts a new share valuation pursuant to a valuation conducted by the Board of Directors. . “Board of Directors” means the Board of Directors of the Corporation or as otherwise specified. “Business” means the business of the Corporation and its subsidiaries. “Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close. “Cause” with respect to any Employee Stockholder, has the meaning assigned to such term in any employment agreement between GISI or any of its subsidiaries and such Employee Stockholder or, if no such employment agreement exists, means (i) such Employee Stockholder’s conviction of a felony or the entering by such Employee Stockholder of a plea of guilty or nolo contendere with respect to a charged felony or any lesser crime a material element of which is fraud under federal or state law, (ii) willful or reckless misappropriation of material funds of GISI or its subsidiaries or willful or reckless misappropriation of material property of the GISI or its subsidiaries by such Employee Stockholder, or the commission of fraud (meaning, intentional deception by such Employee Stockholder made for material personal gain or to materially damage GISI or its subsidiaries) by such Employee Stockholder, (iii) any intentional public act of malfeasance by such Employee Stockholder which has the effect of causing, or that is reasonably likely to cause, material damage to the reputation of the GISI, any of its subsidiaries or their respective business prospects, (iv) such Employee Stockholder’s intentional failure or intentional refusal to perform his/her material job duties (other than as the result of sickness, illness or injury), (v) such Employee Stockholder’s gross insubordination (meaning, such Employee Stockholder’s deliberate refusal to comply with the lawful instructions of those to whom such Employee Stockholder reports, but excluding such Employee Stockholder’s refusal to perform any action, or refusal to fail to take action, which would be unethical or illegal in such Employee Stockholder’s good faith determination), or (vi) willful misconduct by such Employee Stockholder. “Certificate of Incorporation” means the Certificate of Incorporation of the Corporation filed with the Delaware Secretary of State on February 7, 2022, and any subsequent amendment or restatement of such Certificate of Incorporation. “Common Stock” has the meaning set forth in the recitals hereto. “Competitive Act” means serving, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, stockholder, officer, director, investor, lender, financier or broker, or in any other individual or representative capacity, engaging or participating or planning or preparing to engage or participate in the Business other than through the Corporation or a subsidiary of the Corporation or assisting any Person in engaging or participating or planning or preparing to engage or participate in the Business other than through GISI or a subsidiary of GISI (the “Prohibited Activities”); provided, however, none of the following will be a Competitive Act: (i) engagement by a Rollover Stockholder’s Affiliate in the Prohibited Activities if such Affiliate is not provided with any confidential information relating to the Corporation or a subsidiary of the Corporation or the Business and is not involved in managing the Rollover Stockholder’s investment in the Corporation; (ii) acquiring, investing in or holding direct or indirect ownership of securities of any publicly-held Person engaged in the Prohibited Activities, so long as such securities represent not more than five percent (5%) of the outstanding voting power or equity securities of such Person or (iii) any Competitive Act that has been disclosed to, and approved by, the Board of Directors of the Corporation.

3 “Corporation” has the meaning set forth in the preamble hereto. “Corporation Securities” means collectively, Common Stock and any other equity securities of the Corporation, including any securities convertible into or exchangeable for Common Stock or other equity securities of the Corporation or any other rights (preemptive or otherwise), warrants, options, calls or contracts of any character to acquire any of the foregoing from the issuer or holder thereof. “Debt Instrument” means any loan agreement, credit agreement, promissory note, note purchase agreement, capital lease, guarantee or other agreement or instrument of indebtedness of GISI or any of its subsidiaries, including the Corporation, (or refinancing thereof on substantially similar terms) or the terms and conditions of any preferred stock or other securities issued by the Corporation that are senior in priority to Common Stock or issued by GISI; but will not include (i) any trade indebtedness or accounts payable incurred by the GISI or any of its subsidiaries in the ordinary course of business or any agreements regarding payment of the same, (ii) any indebtedness of GISI or any of its subsidiaries to Rollover Stockholders or former Rollover Stockholders of the Corporation with respect to purchase options or redemption rights set forth in this Agreement or otherwise, or (iii) any indebtedness of GISI or any of its subsidiaries to Rollover Stockholders or former Rollover Stockholders under any stock appreciation rights, deferred compensation or restricted stock unit plan or similar plan. “Dissolution Event” means any voluntary or involuntary liquidation, dissolution or winding up of the business and affairs of the Corporation. “Drag-Along Nominee” has the meaning set forth in Section 2.5(c). “Drag-Along Sale” has the meaning set forth in Section 2.5(a). “Effective Date” has the meaning set forth in the preamble hereto. “Employee Stockholder” means (i) any Stockholder (other than PGCI) who is an individual that is an employee of GISI or a subsidiary of GISI, or (ii) any Stockholder (other than PGCI) which is a trust that has a beneficiary who is an individual that is an employee of GISI or a subsidiary of GISI. “Equity Purchase Participants” has the meaning set forth in Section 6.1(a). “Equity Purchase Right” has the meaning set forth in Section 6.1(a). “Equity Purchase Shares” has the meaning set forth in Section 6.1(a). “Estate” means and includes the executors or administrators of a deceased Stockholder, and any and all Persons who may claim any interest in the Stockholder’s property under such deceased Stockholder’s will or by virtue of any laws of descent and distribution. “Excess Shares” has the meaning set forth in Section 6.3. “Exchange Act” means the Exchange Act of 1934 and the rules and regulations promulgated thereunder. “Exempt Securities” means (a) Corporation Securities issued in connection with an underwritten public offering, (b) Corporation Securities issued in exchange for the securities or assets of another Person as a party to an acquisition of a business as a going concern, (c) Corporation Securities issued or sold to parties that are (i) strategic partners in connection with a commercial relationship with the Corporation

4 unless such Corporation Securities are purchased by such strategic partner with cash or (ii) providing the Corporation with equipment leases, real property leases, loans, credit lines, guarantees of indebtedness, cash price reductions or similar transactions under arrangements approved by the Board of Directors, (d) Corporation Securities issued (i) upon the conversion or exercise of Corporation Securities outstanding as of the date hereof or (ii) upon the conversion of Corporation Securities or the exchange of Corporation Securities (e) Corporation Securities issued under the Incentive Plan or any other equity compensation plan maintained by the Corporation for the benefit of employees of the Corporation or of any Subsidiary, (f) Corporation Securities sold to employees of the Corporation or of any Subsidiary or issued to placement agents, financial advisors or investment bankers as compensation for services performed on behalf of the Corporation, or (g) Corporation Securities issued on, or prior to, the Anniversary Date. “Exercising Participant” means, with respect to Section 6.1, an Equity Purchase Participant that exercises its option to purchase its Pro Rata Portion of the Equity Purchase Shares. “Fair Market Value” means, with respect to any particular Corporation Securities as of any date of determination, the then fair market value of such Corporation Securities, as determined by the Corporation’s Board of Directors consistent with prior practice. “Fully Diluted Basis” means the determination of the percentage ownership of a particular type of Corporation Securities based on the number of all outstanding Corporation Securities of such type as if all securities eligible for conversion into or that are exercisable or exchangeable for such class of Corporation Securities had been converted or exercised (excluding any shares of Incentive Stock that may be issued under the Incentive Plan or any similar plan if such shares have not and, after giving effect to the event being measured, will not be, vested). “GISI” means Global Infrastructure Solutions, Inc, a Delaware corporation, and any successors or assigns. “Immediate Family” means with respect to a Person, (i) such Person’s parents, siblings, current spouse and the lineal or adopted descendants of such Person or of such Person’s current spouse and (ii) a trust or estate planning entity, all the beneficiaries of which consist of such Person and/or the Persons described in clause (i). “Implementation Date” has the meaning ascribed to it in the Scheme Implementation Agreement. “Incentive Plan” means any equity incentive or equity purchase plans of the Corporation approved by the Stockholders, as the same may be amended from time to time. “Incentive Stock” means any shares of Corporation Securities acquired by a Rollover Stockholder pursuant to the Incentive Plan, whether as a result of the grant of restricted stock, including any shares of Corporation Securities issued as a result of such securities, whether by way of stock split, dividend or otherwise. Corporation Securities will continue to be “Incentive Stock” while owned by a Rollover Stockholder’s successors and permitted assigns, other than (i) the Corporation, (ii) the purchaser in a Sale Transaction or (iii) a transferee in a Public Sale. “Installment Payment Agreement” means an agreement between the Corporation and a Rollover Stockholder who has submitted a Put Notice pursuant to Article 3 pursuant to which the Corporation will purchase the Corporation Securities subject to the Installment Payment Agreement by paying to such Stockholder the Fair Market Value of such Corporation Securities in five (5) equal annual installments beginning on the first anniversary of the effective date of the corresponding Put Notice as determined in

5 Section 3.1. The Fair Market Value for each installment payment (i.e., tranche) shall be determined on a tranche by tranche basis using the most recent share valuation at the time such tranche is paid. “Issuance Notice” has the meaning set forth in Section 6.1(b). “Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit B hereto. “Joining Party” has the meaning set forth in Exhibit B hereto. “New Securities” means, collectively, Corporation Securities, whether or not currently authorized, as well as rights, options, or warrants to purchase such Corporation Securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such Corporation Securities, other than Exempt Securities. “Non-Purchasing Stockholder” has the meaning set forth in Section 6.1(d). “Owned Securities” means, with respect to any Stockholder as of any date of determination, any Corporation Securities Beneficially Owned or owned of record by such Stockholder. “Ownership Percentage” means, with respect to any Stockholder as of any date of determination, the percentage obtained by dividing (i) the total number of Corporation Securities Beneficially Owned by such Stockholder (on a Fully Diluted Basis) by (ii) the total number of Corporation Securities issued by the Corporation (on a Fully Diluted Basis), in each case, as of such date of determination. “Permitted Transfer” means a Transfer of Corporation Securities by a Stockholder (i) to a Permitted Transferee that executes a Joinder Agreement and agrees to be bound by the terms of this Agreement, or (ii) to the Corporation pursuant to Section 3.1. “Permitted Transferee” means, (A) with respect to any Rollover Stockholder or its subsequent Permitted Transferees, (i) any Affiliate of such Stockholder, (ii) a donee of Corporation Securities that is a member of such Stockholder’s Immediate Family or any trust for the benefit of such Stockholder‘s Immediate Family or (iii) a transferee of Corporation Securities who receives such Corporation Securities by will or the laws of descent and distribution; and (B) with respect to PGCI or its subsequent Permitted Transferees, any Transferee. “Person” means any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock corporation, trust, joint venture, unincorporated organization or governmental entity or department, agency or political subdivision thereof, or any other entity. “PGCI” means Palladium Global Credit Inc., a Delaware corporation, and any of its successors, assigns or Transferees. “Post-Rollover Shares” means any shares of Common Stock acquired by a Rollover Stockholder after the Implementation Date. “Post-Rollover Requested Aggregate Repurchase Amount” has the meaning set forth in Section 3.1(a). “Post-Rollover Cash Redemption Amount” has the meaning set forth in Section 3.1(a). “Prior Stockholder” has the meaning set forth in Exhibit B hereto.

6 “Pro Rata Portion” means, with respect to any Stockholder as of any date of determination, the percentage determined by dividing (i) the number of shares of Common Stock held by such Stockholder by (ii) the total number of shares of Common Stock then outstanding. “Promissory Note” means a promissory note issued by the Corporation in favor of a Stockholder (i) payable quarterly in equal principal payments over a period of (A) with respect to any Rollover Shares referenced in the Put Notice, three (3) years, or (B) with respect to any Post-Rollover Shares referenced in the Put Notice, five (5) years, beginning on the last day of the first full quarter after the effective date of the corresponding Put Notice as determined in Section 3.1; (ii) bearing interest at an annual fixed rate determined on the date of issuance equal to the sum of (a) the applicable federal rate plus (b) two percent (2%) on all unpaid amounts (including accrued but unpaid interest); (iii) secured by Corporation Securities that were the subject of the purchase for which the Promissory Note is given; and (iv) subordinated to any and all indebtedness for borrowed money of the Corporation (whether to any Stockholder, any Affiliate of a Stockholder or any other Person). “Proposed Transfer” means any Transfer of any Corporation Securities (or any interest therein) proposed by any Stockholder. “Proposed Transferee” means any Person to whom a Stockholder proposes to make a Proposed Transfer. “Public Sale” means any sale pursuant to an underwritten registered public offering under the Securities Act or any sale pursuant to Rule 144 promulgated under the Securities Act. “Put Notice” means a written notice of a Stockholder of such Stockholder’s request to have the Corporation redeem pursuant to Section 3.1 the number of shares of Corporation Securities set forth in such notice, along with the Stockholder’s requested form of consideration for such shares. “Rollover Cash Redemption Amount” has the meaning set forth in Section 3.1(a). “Rollover Requested Aggregate Repurchase Amount” has the meaning set forth in Section 3.1(a). “Rollover Shares” means the shares of Common Stock issued by the Corporation on the Implementation Date (as defined in the Scheme Implementation Agreement) to the Rollover Stockholders. “Rollover Stockholder” means each holder of Corporation Securities who received shares of Common Stock as consideration for Scheme Shares (as defined in the Scheme Implementation Agreement) pursuant to the Scheme Implementation Agreement, and any Permitted Transferee of such holder. “Rollover Stockholder Majority Approval” means the written approval of, or the affirmative vote by, Rollover Stockholders who Beneficially Own more than fifty percent (50.0%) of the outstanding Common Stock Beneficially Owned by all Rollover Stockholders at the date of determination. “Sale Notice” has the meaning set forth in Section 2.6(a). “Sale Transaction” means a transaction or a series of related transactions involving (i) the sale of more than fifty percent (50%) of the assets (based on their fair market value) of the Corporation and its Subsidiaries taken as a whole; or (ii) any consolidation, merger or recapitalization of the Corporation pursuant to which Corporation Securities having voting rights would be converted into cash, securities and/or other property, in each case other than any such transaction in which holders of Corporation Securities having voting rights immediately before the transaction, in the aggregate, have (or upon

7 conversion, exercise or similar action would have) more than fifty percent (50%) of the voting power of all issued and outstanding securities of the surviving corporation after the transaction; or (iii) any sale to a Third Party Investor of Corporation Securities having voting rights representing more than fifty percent (50%) of the votes eligible to be cast by the Stockholders in the election of members of the Board of Directors. “Scheme Implementation Agreement” means that certain Scheme Implementation Agreement by and between Palladium Holdings Pty Ltd and Global Infrastructure Solutions Inc. dated January 8, 2022. “SEC” means the Securities and Exchange Commission or any successor agency of the federal government serving a similar function. “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. “Shares” means shares of Corporation Securities. “Stockholders” means, collectively, the Rollover Stockholders, PGCI, any Permitted Transferees and each Person who subsequently becomes a party to this Agreement by executing a Joinder Agreement. Corporation Securities Beneficially Owned by a Stockholder and the Immediate Family of such Stockholder will be aggregated together and deemed held by one Stockholder. “Stockholder Agreement” has the meaning set forth in Exhibit A hereto. “Subsidiary” means any entity (other than the Corporation) in an unbroken chain of entities beginning with the Corporation, if each of the entities other than the last entity in the unbroken chain owns equity possessing fifty percent (50%) or more of the total combined voting power of all equity in one of the other entities in such chain. An entity that attains the status of a Subsidiary on a date after the execution of this Agreement will be considered a Subsidiary commencing as of such date. “Third Party Investor” means a Person who is not a Stockholder or Affiliate of a Stockholder and who acquires or makes an investment in the Corporation (including through the acquisition of Corporation Securities from one or more Stockholders or their Affiliates) or the Subsidiaries. “Transfer” means, with respect to any Corporation Securities, any sale, assignment, transfer, alienation, conveyance, gift, bequest by will or under intestacy laws, pledge, lien, hypothecation, encumbrance or other disposition, with or without consideration and whether voluntarily or involuntarily by operation of law, of all or part of such Corporation Securities, or of any beneficial interest therein, now or hereafter owned by a Stockholder. “Transferee” has the meaning set forth in Section 2.1(a). “Tag-Along Notice” has the meaning set forth in Section 2.6(c). “Tag-Along Period” has the meaning set forth in Section 2.6(c). “Tag-Along Sale” has the meaning set forth in Section 2.6(a). “Tag-Along Stockholders” has the meaning set forth in Section 2.6(a). “Unpurchased Shares” has the meaning set forth in Section 6.1(d).

8 ARTICLE 2 RESTRICTIONS ON TRANSFER Section 2.1 General Restrictions on Transfer. Except for Permitted Transfers or in connection with a Drag-Along Sale, each Rollover Stockholder will not, directly or indirectly, Transfer to another Person (a “Transferee”) any of such Rollover Stockholder’s Owned Securities without the prior written consent of the Board of Directors. For avoidance of doubt, PGCI may Transfer PGCI’s Owned Securities at any time to any Transferee, subject to the provisions of Section 2.5 and Section 2.6 of this Agreement. Section 2.2 Improper Transfer or Encumbrance. The Corporation will not transfer upon its books any Corporation Securities to any Person to the extent such Proposed Transfer is in violation of this Agreement, and any Proposed Transfer in violation of this Agreement will be null and void ab initio and of no effect. Each Stockholder consents to the Corporation making a notation in its records and giving instructions to any transfer agent of Corporation Securities in order to implement the restrictions set forth in this Article 2. In the case of a Transfer or attempted Transfer by a Rollover Stockholder of any Corporation Securities or other interest in the Corporation contrary to the provisions of this Agreement, such Rollover Stockholder engaging or attempting to engage in such Transfer will indemnify and hold harmless the Corporation and each of the other Stockholders from all Losses that such indemnified Persons may incur (including incremental tax liability and lawyers’ fees and expenses) in enforcing the provisions of this Agreement. Section 2.3 Compliance with Securities Laws. Each Rollover Stockholder will comply in all respects with the provisions of this Section 2.3. Prior to any Proposed Transfer, unless there is in effect a registration statement under the Securities Act relating to the Proposed Transfer, the proposing Rollover Stockholder will give written notice to the Corporation of the Rollover Stockholder’s intention to effect such Transfer. Each such notice will describe the manner and circumstances of the Proposed Transfer in sufficient detail and, if reasonably requested by the Corporation, will be accompanied, at such Rollover Stockholder’s sole expense, by either (i) a written opinion of legal counsel who will, and whose legal opinion will, be reasonably satisfactory to the Corporation, addressed to the Corporation, to the effect that the Proposed Transfer may be effected without registration under the Securities Act, (ii) a “no action” letter from the SEC to the effect that the Proposed Transfer without registration under the Securities Act will not result in a recommendation by the staff of the SEC that action be taken with respect thereto or (iii) any other evidence reasonably satisfactory to counsel to the Corporation to the effect that the Proposed Transfer may be effected without registration under the Securities Act, whereupon the Rollover Stockholder of such Corporation Securities will be entitled, subject to the other provisions hereof, to Transfer such Corporation Securities in accordance with the terms of the notice given by the Rollover Stockholder to the Corporation. Each Rollover Stockholder acknowledges that the Corporation may request from such Rollover Stockholder as much additional information as the Corporation may deem necessary to enable the Corporation to determine the Rollover Stockholder’s or the Proposed Transferee’s compliance with applicable regulatory requirements or tax status and with anti-money laundering, anti-terrorist and asset control laws or to satisfy regulatory, tax or similar requirements in connection with any Proposed Transfer and the Rollover Stockholder will promptly provide (or cause the Proposed Transferee to provide) such information as may be reasonably requested. Each Rollover Stockholder consents to the disclosure to U.S. regulators and law enforcement authorities by the Corporation and its representatives of such information about the Rollover Stockholder as the Corporation reasonably deem necessary or appropriate to comply with the applicable U.S. anti-money laundering, anti-terrorist and asset control laws, and as a condition to any Proposed Transfer, will require the Proposed Transferee to consent to such disclosure.

9 Section 2.4 Transferees to Execute Agreement. Each Stockholder will not, during the term of this Agreement, directly or indirectly, make any Transfer (including Permitted Transfers to Permitted Transferees) of all or any portion of Corporation Securities Beneficially Owned by such Stockholder unless, prior to the consummation of any such Transfer, the Proposed Transferee, if not already a Stockholder executes and delivers a Joinder Agreement. Upon the execution and delivery by such Proposed Transferee of a Joinder Agreement and compliance with other provisions of the Agreement with respect to such Transfer, such Proposed Transferee will be deemed a “Stockholder” and will have the rights and be subject to the obligations of a Stockholder under this Agreement with respect to Corporation Securities owned by such Proposed Transferee. Section 2.5 Drag-Along Rights. (a) If PGCI owns Corporations Securities with a collective Ownership Percentage of more than sixty six and two-thirds percent (66.67%) and PGCI determines to accept an offer from one or more Third Party Investors to effectuate a Sale Transaction, or determine to vote in favor of a Sale Transaction, and such Sale Transaction is conditioned upon the acquisition from, or approval by, the Stockholders, each Stockholder will (i) sell all of its Corporation Securities pursuant to such offer to purchase (a “Drag-Along Sale”) and (ii) as a Stockholder of the Corporation, vote its shares of voting Corporation Securities in favor of any such Sale Transaction. Subject to Section 2.5(b), all Rollover Stockholders in such Drag-Along Sale will (i) be subject to the same terms and conditions of sale and will otherwise be treated in accordance with the Certificate of Incorporation and (ii) execute such documents and take such actions as may be reasonably required by the Rollover Stockholders, if any, to effect the Drag-Along Sale. (b) If PGCI intends to effect a Drag-Along Sale within 3 years of the Implementation Date, the Rollover Stockholders must be provided with an option to accept consideration only in cash, and must not be required to accept any other form of consideration without prior agreement. (c) If such Sale Transaction is structured as a merger or consolidation of the Corporation, each Stockholder will, and hereby does, waive any dissenter’s rights, appraisal rights or similar rights in connection with such merger or consolidation, to the extent permitted by law and conditional on PGCI acting in good faith. All Stockholders and the Corporation will take all necessary and desirable actions in connection with the consummation of such Sale Transaction, including the execution of such agreements and such instruments and other actions reasonably necessary (i) to provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating thereto, (ii) to effect the allocation and distribution of the aggregate consideration as required under this Agreement and (iii) to pay fees and expenses incurred in connection with such Sale Transaction; provided that no Stockholder will be required to incur indemnification obligations in connection with such Sale Transaction other than (x) pro rata obligations with respect to representations, warranties and agreements of or regarding the Corporation (which, in the case of representations and warranties, in no event will exceed the sales proceeds received by such holder) or (y) obligations in connection with representations, warranties and indemnification in respect of title of such Stockholder to its Corporation Securities and other matters related to the legality of such transfer by such Stockholder. The Stockholders and the Corporation will not be required to comply with, and will have no rights under, Sections 2.1 or Article 4 or in connection with any such Sale Transaction under this Section 2.5. (d) Each Rollover Stockholder and the Corporation hereby grants an irrevocable proxy and power of attorney (coupled with an interest) to a nominee designated by PGCI (which may be PGCI) (the “Drag-Along Nominee”) to take all necessary actions, including voting in accordance with this Agreement, and execute and deliver all documents reasonably deemed necessary and appropriate by the Drag-Along Nominee to effect the consummation of the Sale Transaction under this Section 2.5, and the Rollover Stockholders hereby indemnify, defend and hold the Drag-Along Nominee harmless (severally in

10 accordance with their pro rata share of the consideration received in any such Sale Transaction (and not jointly and severally) against all liability, loss or damage, together with all reasonable costs and expenses (including reasonable legal fees and expenses), relating to or arising from its exercise of the proxy and power of attorney hereby, except to the extent that such action or inaction of the Drag-Along Nominee will have been held by a court of competent jurisdiction to constitute fraud, bad faith or willful misconduct. PCGI hereby indemnifies, defends and holds harmless each Rollover Stockholder and the Corporation harmless against all liability, loss or damage, together with all reasonable costs and expenses (including reasonable legal fees and expenses), relating to or arising from any action or inaction of the Drag-Along Nominee having been held by a court of competent jurisdiction to constitute fraud, bad faith or willful misconduct. (e) In connection with any Sale Transaction under this Section 2.5, the Corporation will provide each Rollover Stockholder with written notice of any such sale or Sale Transaction at least twenty (20) Business Days prior to the consummation thereof and shall describe in reasonable detail: (i) the number of shares of Common Stock to be sold by PGCI; (ii) the name of the Third Party Investors; (iii) the per share purchase price and the other material terms and conditions of the Sale Transaction, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; (iv) the proposed date, time and location of the closing of the Sale Transaction; and (v) a copy of any agreement executed in connection therewith. Section 2.6 Tag-Along Rights. (a) If PGCI owns Corporations Securities with a collective Ownership Percentage of more than fifty percent (50%) and PGCI proposes to sell to one or more Proposed Transferees and PGCI cannot or has not elected to exercise its drag-along rights set forth in Section 2.5, each other Stockholder (each, a “Tag-Along Stockholder”) shall be permitted to participate in such sale (a “Tag-Along Sale”) on the terms and conditions set forth in this Section 2.6. (b) Prior to the consummation of the sale described in Section 2.6(a), PGCI shall deliver to the Corporation and each other Stockholder a written notice (a “Sale Notice”) of the proposed sale subject to this Section 2.6 no more than ten (10) Business Days after the execution and delivery by all the parties thereto of the definitive agreement entered into with respect to the Tag-Along Sale and, in any event, no later than twenty (20) Business Days prior to the closing date of the Tag-Along Sale. The Tag-Along Notice shall make reference to the Tag-Along Stockholders’ rights hereunder and shall describe in reasonable detail: (i) the number of shares of Common Stock to be sold by PGCI; (ii) the name of the Proposed Transferee; (iii) the per share purchase price and the other material terms and conditions of the sale, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof;

11 (iv) the proposed date, time and location of the closing of the sale; and (v) a copy of any form of agreement proposed to be executed in connection therewith. (c) Shares to be Sold. (i) In order to exercise its right to participate in a sale of Common Stock by PGCI subject to this Section 2.6, a Tag-Along Stockholder shall deliver to PGCI and the Corporation a written notice (a “Tag-Along Notice”) stating its election to do so and specifying the number of shares of Common Stock to be sold by it no later than five (5) Business Days after receipt of the Sale Notice (the “Tag-Along Period”). The offer of each Tag-Along Stockholder set forth in a Tag-Along Notice shall be irrevocable, and, to the extent such offer is accepted, such Tag-Along Stockholder shall be bound and obligated to sell in the proposed sale on the terms and conditions set forth in this Section 2.6. Each Tag-Along Stockholder shall have the right to sell in a sale subject to this Section 2.6 the number of shares of Common Stock equal to the product obtained by multiplying (x) the number of shares of Common Stock held by the Tag-Along Stockholder by (y) a fraction (A) the numerator of which is equal to the number of shares of Common Stock PGCI proposes to sell or transfer to the Proposed Transferee and (B) the denominator of which is equal to the number of shares of Common Stock then owned by PGCI. (ii) PGCI shall use its commercially reasonable efforts to include in the proposed sale to the Proposed Transferee all of the shares of Common Stock that the Tag-Along Stockholders have requested to have included pursuant to the applicable Tag-Along Notices, it being understood that the Proposed Transferee shall not be required to purchase shares of Common Stock in excess of the number set forth in the Sale Notice. In the event the Proposed Transferee elects to purchase less than all of the shares of Common Stock sought to be sold by the Tag-Along Stockholders, the number of shares to be sold to the Proposed Transferee by PGCI and each Tag-Along Stockholder shall be reduced so that each such Stockholder is entitled to sell its Pro Rata Portion of the number of shares of Common Stock the Proposed Transferee elects to purchase (which in no event may be less than the number of shares of Common Stock set forth in the Sale Notice). (iii) Each Tag-Along Stockholder who does not deliver a Tag-Along Notice in compliance with clause (i) above shall be deemed to have waived all of such Tag-Along Stockholder’s rights to participate in such sale, and PGCI shall (subject to (x) the rights of any participating Tag-Along Stockholder and (y) Section 2.6(g) below) thereafter be free to sell to the Proposed Transferee its shares of Common Stock at a per share price that is no greater than the per share price set forth in the Sale Notice and on other same terms and conditions which are not materially more favorable to PGCI than those set forth in the Sale Notice, without any further obligation to the non-accepting Tag-Along Stockholders. (d) Each Stockholder participating in a sale pursuant to this Section 2.6 shall receive the same consideration per share after deduction of such Stockholder’s proportionate share of the related expenses in accordance with Section 2.6(f) below. Each Stockholder shall take all actions as may be reasonably necessary to consummate the Tag-Along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by PGCI . (e) Each Tag-Along Stockholder shall make or provide the same representations, warranties, covenants, indemnities and agreements as PGCI makes or provides in connection with the Tag-Along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to PGCI , the Tag-Along Stockholder shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants and indemnities shall be made by PGCI and each other Tag-Along Stockholder

12 severally and not jointly and any indemnification obligation in respect of breaches of representations and warranties that do not relate to such Tag-Along Stockholder shall be in an amount not to exceed the aggregate proceeds received by such Tag-Along Stockholder in connection with any sale consummated pursuant to this Section 2.6. (f) The fees and expenses of PGCI incurred in connection with a sale under this Section 2.6 and for the benefit of all participating Tag-Along Stockholders (it being understood that costs incurred by or on behalf of PGCI for its sole benefit will not be considered to be for the benefit of all Stockholders), to the extent not paid or reimbursed by the Proposed Transferee, shall be shared by all the participating Tag- Along Stockholders on a pro rata basis, based on the consideration received by each Stockholder; provided, that no Tag-Along Stockholder shall be obligated to make any out-of-pocket expenditure prior to the consummation of the transaction consummated pursuant to this Section 2.6. (g) PGCI shall have ninety (90) days following the expiration of the Tag-Along Period in which to sell the shares of Common Stock described in the Sale Notice, on terms not more favorable to PGCI than those set forth in the Sale Notice (which such ninety (90) day period may be extended for a reasonable time not to exceed one hundred twenty (120) days to the extent reasonably necessary to obtain any regulatory approvals). If at the end of such period PGCI has not completed such sale, PGCI may not then effect a sale of Common Stock subject to this Section 2.6 without again fully complying with the provisions of this Section 2.6. ARTICLE 3 LIQUIDITY Section 3.1 Put Option. (a) At any time on or after the Anniversary Date, subject to the limitations provided herein, each Rollover Stockholder may elect to have the Corporation purchase all or a portion of such Rollover Stockholder’s Common Stock at its Fair Market Value (as determined pursuant to Section 3.3), on the terms and conditions set forth in this Agreement, by submitting to the Corporation a Put Notice, which Put Notice may not be submitted until after the Anniversary Date. The effective date of any Put Notice received by the Corporation shall be the date the Corporation receives the Put Notice, unless the Put Notice is received during a Blackout Period, in which case the effective date of the Put Notice shall be the Business Day following the termination of a Blackout Period. Within ninety (90) days of receiving a valid Put Notice (or, in the case of Put Notices received during a Blackout Period, the effective date of such Put Notice), the Corporation will, subject to the limitations in this Article 3 and Article 4, repurchase the shares of Common Stock referenced therein by delivering to such Stockholder: (a) cash for the Fair Market Value of the shares of Common Stock referenced in such Put Notice up to an amount, (A) with respect to any Rollover Shares referenced in the Put Notice, that, when taken together with the total amount of all prior repurchases of Rollover Shares in the same calendar year repurchased from such Rollover Stockholder (the total amount requested before any limitation, the “Rollover Requested Aggregate Repurchase Amount”), (i) does not exceed the greater of (x) one third (1/3) of the total Rollover Shares received by such Rollover Stockholder on the Implementation Date (as defined in the Scheme Implementation Agreement) and (y) such number of Rollover Shares as is equal to an aggregate Fair Market Value of USD$2,000,000 held by such Rollover Stockholder (the “Rollover Cash Redemption Amount”), or (B) with respect to any Post-Rollover Shares referenced in the Put Notice, that, when taken together with the total amount of all prior repurchases of Post-Rollover Shares in the same calendar year repurchased from such Rollover Stockholder (the total amount requested before any limitation, the “Post-Rollover Requested Aggregate Repurchase Amount”), (i) does not exceed the greater of (x) twenty percent (20%) of the aggregate amount of Common Stock held by such Rollover Stockholder and (y) such number of Post-Rollover Shares as is equal to an aggregate Fair Market Value of USD$2,000,000 held by such Rollover Stockholder (the “Post-Rollover Cash Redemption

13 Amount”) and (b) with respect to shares of Common Stock in such Put Notice that cause the Rollover Requested Aggregate Repurchase Amount to exceed the Rollover Cash Redemption Amount (the “Above Threshold Rollover Redemption Amount”) or the Post-Rollover Requested Aggregate Repurchase Amount to exceed the Post-Rollover Cash Redemption Amount (the “Above Threshold Post-Rollover Redemption Amount”), the Corporation may, but is not obligated to, repurchase all or any portion of the Above Threshold Rollover Redemption Amount or Above Threshold Post-Rollover Redemption Amount in cash. If the Corporation elects not to pay the full Above Threshold Rollover Redemption Amount or Above Threshold Post-Rollover Redemption Amount in cash, it shall pay such portion of the Above Threshold Rollover Redemption Amount or Above Threshold Post-Rollover Redemption Amount not paid in cash in the preferred form of a Promissory Note, an Installment Payment Agreement, or a combination thereof specified in such Rollover Stockholder’s Put Notice, or if such Put Notice does not specify a preferred form of non-cash consideration, then, at the sole discretion of the Corporation, a Promissory Note, an Installment Payment Agreement, or a combination thereof; provided, however, that if the form of non-cash consideration to be paid for any Above Threshold Rollover Redemption Amount or Above Threshold Post- Rollover Redemption Amount was not specified in such Stockholder’s Put Notice and the Corporation communicates to such Stockholder that it intends to satisfy its obligations pursuant to this Section 3.1 with respect to the Above Threshold Rollover Redemption Amount or Above Threshold Post-Rollover Redemption Amount by delivering a Promissory Note or an Installment Payment Agreement or combination thereof, such Stockholder may, within ten (10) Business Days, either (i) withdraw in writing the Put Notice solely with respect to the Above Threshold Rollover Redemption Amount or Above Threshold Post-Rollover Redemption Amount, or (ii) modify such Put Notice in writing. Within any calendar quarterly period, the Corporation shall satisfy its obligations with respect to any Above Threshold Rollover Redemption Amount or Above Threshold Post-Rollover Redemption Amount that it has elected not to pay in cash in the same manner for all Rollover Stockholders who have submitted a Put Notice and not specified their preferred form of non-cash consideration for any Above Threshold Redemption Amounts not to be paid in cash within that quarterly period. Notwithstanding the foregoing, any Rollover Stockholder who receives shares of Common Stock upon vesting and settlement of an equity award granted after the Implementation Date (as defined in the Scheme Implementation Agreement) under the Corporation’s stock incentive plan, as amended from time to time, may not tender any such shares for repurchase under this Article 3 until such shares have been held by such Rollover Stockholder for at least one hundred eighty-one (181) days after vesting and settlement of such equity award. (b) As soon as practicable after a share valuation has been completed, the Corporation will communicate such new share valuation to all Stockholders. Any Rollover Stockholder who submitted a Put Notice to the Corporation during the Blackout Period shall have ten (10) Business Days following the announcement of a new share valuation by the Corporation to rescind or modify such Put Notice in writing. If the Corporation does not receive a written rescission or modification of such Put Notice within the ten (10) Business Day period, the original Put Notice submitted by the Rollover Stockholder shall be deemed as reaffirmed as of the date following the end of the Blackout Period. (c) Upon thirty (30) days prior written notice to all Rollover Stockholders, the Board of Directors may, in its sole discretion, (i) establish specific windows of time during which Put Notices may be submitted by any Stockholder and (ii) adjust the parameters of the “Blackout Period” as defined herein. Section 3.2 Retained Shares. Any shares of Common Stock not purchased by the Corporation pursuant to this Article 3 will remain subject to this Agreement. Section 3.3 Fair Market Value Determination. For purposes of this Article 3, the Fair Market Value of the Common Stock will be determined in accordance with the most recent share valuation that has been conducted by the Board of Directors in accordance with the By-Laws from time to time within a twelve-month period.

14 ARTICLE 4 CALL RIGHTS OF THE CORPORATION Section 4.1 Call Right. In the event that an Employee Stockholder or its Affiliate (i) conducts a Competitive Act or (ii) is terminated for Cause, then any or all Corporation Securities owned by such Employee Stockholder or its Permitted Transferees, whether now owned or subsequently acquired, may be repurchased by the Corporation, on the terms and conditions set forth in this Agreement, by delivering to such Employee Stockholder or its Permitted Transferees, as applicable, at the Corporation’s sole discretion, (a) cash or (b) a Promissory Note for the Fair Market Value of such Corporation Securities. To exercise its option set forth in this Section 4.1, the Corporation will deliver a written notice to such Employee Stockholder setting forth the amount of Corporation Securities to be purchased, the applicable purchase price thereof, and the date on which such purchase is to be consummated, which date will be not less than fifteen (15) days or more than thirty (30) days after the date of such notice. Such right may be exercised by the Corporation with respect to an Employee Stockholder at any time within one (1) year of the date that (i) the Board of Directors of GISI obtains knowledge of such Employee Stockholder or its Affiliates conducting a Competitive Act or (ii) such Employee Stockholder or its Affiliates is terminated for Cause. Section 4.2 Fair Market Value Determinations. For purposes of this Article 4, the Fair Market Value of an Employee Stockholder’s or its Permitted Transferee’s Corporation Securities will be determined as follows: if the Corporation delivers notice to such Employee Stockholder or its Permitted Transferees that it intends to exercise its rights under this Article 4 with respect to such Employee Stockholder’s or its Permitted Transferee’s Corporation Securities (a) between May 1 and October 31, the Fair Market Value of the Class A Common Stock as of the June valuation date will apply and (b) between November 1 and April 30, the Fair Market Value of the Class A Common Stock as of the December valuation date will apply. Section 4.3 Tax Compliance Call Right. If a Rollover Stockholder or its Affiliates holds an amount of Corporation Securities that the Corporation determines, in its sole discretion, may put the Corporation at risk of becoming subject to or in violation of the anti-churning rules of IRS Section 197, then any or all Corporation Securities Beneficially Owned by such Stockholder and its Affiliates in excess of the amount thereof that the Board of Directors determines, in its sole discretion, may be retained by such Rollover Stockholder and its Affiliates without causing the Corporation to potentially be subject to or in violation of the anti-churning rules of IRS Section 197 (such excess, the “Excess Shares”), may be repurchased by the Corporation, on the terms and conditions set forth in this Agreement, by the Corporation delivering to such Rollover Stockholder, its Affiliates, or its Permitted Transferees, as applicable, at the Corporation’s sole discretion, (a) cash or (b) a Promissory Note for the Fair Market Value of the Excess Shares. To exercise its option set forth in this Section 4.3, the Corporation will deliver a written notice to such Rollover Stockholder setting forth the amount of the Excess Shares to be purchased, the applicable purchase price of the Excess Shares, and the date on which the purchase of the Excess Shares is to be consummated, which date will be not less than fifteen (15) days or more than thirty (30) days after the date of such notice. The option set forth in this Section 4.3 may be exercised by the Corporation with respect to a Rollover Stockholder at any time, and upon exercise of such option by the Corporation with respect to any Rollover Stockholder, such Rollover Stockholder will immediately comply with the obligations imposed on it with respect to such exercise and cooperate fully with the Corporation to consummate the purchase by the Corporation of the Excess Shares contemplated by such exercise.

15 ARTICLE 5 PROVISIONS REGARDING REPURCHASES OF CORPORATION SECURITIES Section 5.1 General Limitation. The Corporation’s purchase rights or obligations, as applicable, pursuant to Sections 3.1 or 4.1, will be suspended at any time when such purchase by the Corporation is prohibited pursuant to then applicable limitations on the repurchase by the Corporation of Corporation Securities under (i) any law, including the Delaware General Corporation Law, or (ii) any Debt Instrument. Such purchase right or obligation will be reinstated at such time as allowed in accordance with (i) and (ii) hereof. Section 5.2 Status of Shares to be Purchased by the Corporation; Form of Payment (a) Upon exercise by the Corporation of its purchase rights or obligations, as applicable, pursuant to Sections 3.1 or 4.1, the Corporation Securities to be purchased by the Corporation will immediately cease to represent any rights in the Corporation, other than the right to receive payment from the Corporation hereunder. (b) Upon consummation of a sale made in accordance with Sections 3.1 or 4.1 where the Corporation elects or is obligated to make such purchase in cash, the Corporation will deliver payment to the Rollover Stockholder in cash for the Corporation Securities being purchased, unless performance by the Corporation is suspended under Section 5.1. If performance by payment in cash does become so suspended under Section 5.1, then the Corporation will deliver, at the Corporation’s sole discretion and unless prohibited by Section 5.1, (1) a Promissory Note for the suspended amount and will make payment thereunder to the extent consistent with Section 5.1 until payment is made in full, and will accelerate payment to the extent permitted under Section 5.1, or (2) an Installment Payment Agreement. At such time as redemption is permitted (i) under the Debt Instruments described in Section 5.1 and (ii) without violation of law, the Corporation will make payment of any suspended payment obligation (whether in cash, by issuance of Promissory Notes or an Installment Payment Agreement as required hereby). (c) Upon any sale to the Corporation hereunder, the Rollover Stockholder will deliver the certificates evidencing Corporation Securities being sold, duly endorsed for transfer, free and clear of any lien or encumbrance, with all required federal and state documentary stamps and transfer taxes prepaid or provided for against payment made in full in cash or by the delivery of a Promissory Note or an Installment Payment Agreement as provided herein. Upon full payment therefor, any Corporation Securities purchased by the Corporation pursuant to pursuant to Sections 3.1 or 4.1, will be retired and will have the status of authorized but unissued capital stock. ARTICLE 6 OTHER AGREEMENTS Section 6.1 Covenant Regarding Equity Issuances (a) The Corporation hereby grants to each Stockholder (the “Equity Purchase Participants”) the right to purchase its Pro Rata Portion of all or any part of New Securities that the Corporation may, from time to time, propose to sell or issue (the “Equity Purchase Right”). The number and type of New Securities which the Equity Purchase Participants may purchase pursuant to this Section 6.1(a) will be referred to as the “Equity Purchase Shares.” The Equity Purchase Right provided in this Section 6.1(a) will apply at the time of issuance of any right, warrant or option or convertible or exchangeable security and not to the conversion or exchange pursuant to its terms or exercise thereof.

16 (b) The Corporation will give written notice of a proposed issuance or sale described in Section 6.1(a) to the Equity Purchase Participants within five (5) Business Days following any meeting of the Board of Directors at which any such issuance or sale is approved and at least fifteen (15) Business Days prior to the proposed issuance or sale. Such notice (the “Issuance Notice”) will set forth the material terms and conditions of such proposed transaction, including the name of any proposed purchaser(s), the proposed manner of disposition, the number or amount and description of the New Securities proposed to be issued, the proposed issuance date and the proposed purchase price per New Security, including a description of any non-cash consideration sufficiently detailed to permit the determination of the Fair Market Value thereof. Such notice will also be accompanied by any written offer from the prospective purchaser to purchase such New Securities. (c) At any time during the 15-day period following the receipt of an Issuance Notice, the Equity Purchase Participants will have the right to irrevocably elect to purchase their Pro Rata Portion of the number of the Equity Purchase Shares at the purchase price set forth in the Issuance Notice (provided, that in the event any portion of the purchase price per share to be paid by the proposed purchaser is to be paid in non-cash consideration, the value of any such non-cash consideration per Equity Purchase Share will be the Fair Market Value thereof) and upon the other terms and conditions specified in the Issuance Notice by delivering a written notice to the Corporation. Except as provided in the following sentence, such purchase will be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice. The closing of any purchase by any Exercising Participant may be extended beyond the closing of the transaction described in the Issuance Notice to the extent necessary to (i) obtain required governmental approvals and other required approvals, and the Corporation and such Equity Purchase Participant will use their respective commercially reasonable efforts to obtain such approvals and (ii) permit the Equity Purchase Participants or their Affiliates to complete their internal capital call process; provided, that the extension pursuant to this clause (ii) will not exceed thirty (30) days. (d) If any Equity Purchase Participant fails to exercise its right hereunder to purchase its full Pro Rata Portion of New Securities (a “Non-Purchasing Stockholder”), within five (5) Business Days of the expiration of the 15-day period described in Section 6.1(c), the Corporation will provide each Exercising Participant with written notice of the number of New Securities that remain available to purchase (the “Unpurchased Shares”). Each Exercising Participant may purchase all or any part of the Unpurchased Shares by giving written notice to the Corporation within five (5) Business Days from the date that the Corporation provides written notice of the amount of New Securities as to which such Non-Purchasing Stockholders have failed to exercise their Equity Purchase Rights hereunder; provided, that in the event there are two or more such Exercising Participants elect to exercise the last-mentioned option for a total number of Unpurchased Shares in excess of the number available, the remaining Shares available for purchase under this Section 6.1(d) will be allocated among such Exercising Participant pro rata based on the number of New Securities such Exercising Participant elected to purchase pursuant to Section 6.1(c). (e) If any Equity Purchase Participants or Exercising Participants fail to exercise fully their Equity Purchase Rights within the periods described above and after expiration of the 5-day period for exercise of the overallotment provisions pursuant to Section 6.1(d), the Corporation will be free to complete the proposed issuance or sale of the New Securities described in the Issuance Notice with respect to which Equity Purchase Participants and Exercising Participant failed to exercise the option set forth in this Section 6.1 on terms no less favorable to the Corporation than those set forth in the Issuance Notice (except that the amount of securities to be issued or sold by the Corporation may be reduced); provided, that (i) such issuance or sale is closed within ninety (90) days after the expiration of the 10-day period described in Section 6.1(d) and (ii) the price at which the New Securities are issued must be equal to or higher than the purchase price described in the Issuance Notice. Such periods within which such issuance or sale must be closed will be extended to the extent necessary to obtain required governmental approvals and other required approvals and the Corporation will use its commercially reasonable efforts to obtain such

17 approvals. In the event that the Corporation has not sold such New Securities within said 90-day period, the Corporation will not thereafter issue or sell any New Securities, without first again offering such securities to each Significant Corporation Securities Holder in the manner provided in this Section 6.1. (f) Convenience Sale. Notwithstanding the foregoing, the Corporation may offer and sell to third parties New Securities subject to the Equity Purchase Rights without first offering such New Securities to the Equity Purchase Participants so long as the Equity Purchase Participants are given the opportunity to purchase their Pro Rata Portion of such New Securities within forty-five (45) days after the close of such sale. Section 6.2 Public Announcements. No Stockholder may issue a press release or other public statement with respect to this Agreement or the transactions contemplated hereby, except to the extent disclosure may be required by applicable law. ARTICLE 7 TERMINATION OF AGREEMENT Section 7.1 Events of Termination. This Agreement will automatically terminate upon the happening of any of the following events: (a) The mutual agreement of the Corporation and a majority of the Common Stock Beneficially Owned by all Stockholders; or (b) a Dissolution Event. Section 7.2 Transfer of All Securities. Upon the Transfer by any Stockholder, executor or other entity of all Corporation Securities owned or held by such Stockholder and, upon payment of any consideration to which such Stockholder is entitled, such Stockholder will have no further rights or privileges under this Agreement or otherwise be entitled to the benefits hereof; provided, however, such Transfer will not relieve such Stockholder, such Stockholder’s executor or such Stockholder’s successors or assigns from liability hereunder in the event of a breach by such Stockholder of such Stockholder’s duties hereunder prior to such Transfer. ARTICLE 8 MISCELLANEOUS PROVISIONS Section 8.1 Counterparts. This Agreement may be executed in two or more counterparts, each of which will serve as an original of the party executing the same, but all of which will constitute but one and the same Agreement. Section 8.2 Binding Agreement. This Agreement will be binding upon the parties hereto, their heirs, administrators, executors, successors and assigns, and the parties hereto do covenant and agree that they themselves and their heirs, executors, administrators, successors and assigns will execute any and all instruments, releases, assignments, and consents that may be required of them in accordance with the provisions of this Agreement. Section 8.3 Headings. All headings set forth in this Agreement are intended for convenience only and will not control or affect the meaning, construction or effect of this Agreement or of any of the provisions hereof.

18 Section 8.4 Other Interpretive Matters. For purposes of this Agreement, (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded, and if the last day of such period is a non-Business Day, the period in question ends on the next succeeding Business Day, (ii) unless the context otherwise requires, all references in this Agreement to any “Article,” “Section,” “Schedule” or “Exhibit” are to the corresponding Article, Section, Schedule or Exhibit of this Agreement, and (iii) the word “including,” or any variation thereof, means “including, without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it. Section 8.5 Singular and Plural. As used herein, the singular will include the plural, the plural will include the singular and any use of the male or female gender will include the other gender, all wherever the same will be applicable and when the context will admit or require. Section 8.6 Fees and Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with, or related to, this Agreement and the transactions contemplated hereby will be paid by the party incurring such fees or expenses. Should any litigation or arbitration be commenced (including any proceedings in a bankruptcy court) between or among the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, the parties in such proceeding will bear their own attorneys’ fees and court costs incurred by reason of such litigation or arbitration. Section 8.7 Severability. The determination by a court of competent jurisdiction that any particular provision of this Agreement is unenforceable or invalid will not affect the enforceability of or invalidate the other provisions hereof, and this Agreement will be construed in all respects as if such invalid or unenforceable provisions had never been part hereof and were omitted here from. Upon such a determination, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Section 8.8 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) with and only with the written consent of each of (i) the Rollover Stockholders holding a majority of the Common Stock Beneficially Owned by all Rollover Stockholders at such time, (ii) the Corporation, and (iii) PGCI. Notwithstanding the foregoing, this Agreement may (a) be amended with respect to any administrative matter by the Board of Directors without the consent of Rollover Stockholders. “Administrative matters” are matters that do not materially affect the economic, voting or other substantive rights of Stockholders; and (b) not be amended or terminated and the observance of any term hereof may not be waived with respect to any Stockholder without the written consent of such Stockholder, unless such amendment, termination, or waiver applies to all Stockholders in the same fashion. The Corporation will give prompt notice of any amendment or termination hereof or waiver hereunder of the type described in the preceding sentence to any party hereto that did not consent in writing to such amendment, termination or waiver. Any amendment, termination or waiver effected in accordance with this Section 8.8, including, without limitation, with respect to any restrictions on transfer contained herein, will be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such term, condition or provision. Section 8.9 Notices. All notices and other communications delivered hereunder will be given in writing and will deemed duly delivered (i) on the date of delivery if delivered personally or, if electronically, upon written confirmation of receipt by facsimile, e-mail or otherwise, (ii) on the first

19 Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next- day courier service, (iii) on the earlier of confirmed receipt or the fifth Business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid from within a country to an address in the same country or (iv) the earlier of confirmed receipt or the tenth Business day following the date of mailing if delivered by registered or certified airmail, return receipt requested, postage prepaid from a country to an address in another country. All notices and other communications to (i) a Stockholder will be addressed to such Stockholder’s address shown in the stock records of the Corporation and (ii) the Corporation will be addressed to the Corporation’s Secretary at the address of the Corporation’s headquarters, with a copy to O’Melveny & Myers LLP, 400 South Hope Street, Los Angeles, California 90071, John-Paul Motley, Esq. Section 8.10 Renewals. Reference to this Agreement herein will include any amendment or renewal hereof. Section 8.11 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof. Section 8.12 Legend. During the term of this Agreement, in addition to any other legend which may be required by applicable law, each certificate or instrument representing Corporation Securities subject to this Agreement will bear the following legends on its face, or upon the reverse side thereof, appropriately completed, which legends will likewise be endorsed upon all stock certificates representing shares of the Corporation’s capital stock that will hereafter be issued and that are subject to this Agreement: “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY JURISDICTION. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, ASSIGNED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (I) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES THAT IS EFFECTIVE UNDER THE ACT OR APPLICABLE STATE SECURITIES LAW, OR (II) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE ACT, OR APPLICABLE STATE SECURITIES LAW, PROVIDED THAT, AN OPINION OF COUNSEL WILL BE FURNISHED TO THE ISSUER (IF REQUESTED BY THE ISSUER), IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE ACT AND/OR APPLICABLE STATE SECURITIES LAW. “IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER COMPLIES WITH THE PROVISIONS OF THE STOCKHOLDERS’ AGREEMENT DATED AS OF FEBRUARY 7, 2022 (AS THE SAME MAY BE AMENDED FROM TIME TO TIME, THE “STOCKHOLDER AGREEMENT”), A COPY OF WHICH IS ON FILE AND MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE ISSUER. NO TRANSFER OF THE SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH STOCKHOLDER AGREEMENT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO OTHER RIGHTS AND OBLIGATIONS,

20 INCLUDING VOTING AGREEMENTS, AS SET FORTH IN THE STOCKHOLDER AGREEMENT.” Section 8.13 Additional Parties. Upon execution of a Joinder Agreement, and without need for an amendment hereto, any such future holder of Corporation Securities will become a party to, and be bound by the terms of, this Agreement and will be deemed a “Stockholder” for all purposes of this Agreement. Section 8.14 No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any Person, other than the parties hereto, and their successors and permitted assigns, any right or remedies under or by reason of this Agreement. Section 8.15 Governing Law. This Agreement and all disputes or controversies arising out of, or relating to, this Agreement or the transactions contemplated hereby will be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws or any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Section 8.16 Restrictions on Other Agreements. Following the Effective Date, no Stockholder or any of its, her or his Permitted Transferees will enter into or agree to be bound by any agreements or arrangements of any kind with any Person with respect to any Corporation Securities in violation of this Agreement. Section 8.17 Submission to Jurisdiction. The parties hereto hereby irrevocably submit to the jurisdiction of the Court of Chancery of the State of Delaware if it has subject matter jurisdiction, and otherwise to the courts of the State of Delaware sitting in New Castle County over any action or proceeding arising out of or relating to this Agreement, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such courts. Each of the parties hereto irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described in this Agreement for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in the State of Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in the State of Delaware as described in this Agreement. Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 8.9 and waives any argument that such services is insufficient. Section 8.18 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND

21 STATUTORY CLAIMS. THIS SECTION 8.18 HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Section 8.19 Stock Splits, Stock Dividends, Etc. In the event of any issuance of shares of the Corporation’s voting securities hereafter to any of the parties hereto (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such shares will become subject to this Agreement and will be endorsed with the legend set forth in Section 8.12. Section 8.20 Effectiveness. This Agreement will be and become effective in general as of the date of the execution hereof by the Corporation, PGCI and the Rollover Stockholders. It will be effective as to each subsequent signatory upon its signature hereto. Section 8.21 No Presumption Against Drafting Party. Each of the parties hereto acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. Section 8.22 Equitable Remedies. Recognizing that Corporation Securities are unique and that the remedy at law for any breach or threatened breach by a party hereto of the covenants and conditions set forth herein would be inadequate, and further recognizing that any such breach or threatened breach would cause immediate, irreparable and permanent damage to the parties, the extent of which would be impossible or difficult to ascertain, the parties hereto agree that in the event of any such breach or threatened breach, and in addition to any and all remedies at law or otherwise provided herein, any party hereto may specifically enforce the terms of this Agreement and may seek temporary and/or permanent injunctive relief (including a mandatory injunction) without the necessity of proving actual damage or the lack of an adequate remedy at law and, to the extent permissible under applicable rules of provision and statutes, a temporary injunction may be granted immediately upon the commencement of any suit hereunder regardless of whether the breaching party or parties have actually received notice thereof. Each of the parties hereto further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief. Such remedy will be cumulative and not exclusive, and will be in addition to any other remedy or remedies available to the parties. Section 8.23 Enabling Provision. The provisions of this Agreement will be binding upon all holders of Corporation Securities issued subsequent hereto and will be binding upon all subsequent holders of Corporation Securities whether now or hereafter issued and outstanding. The Corporation will, upon further issuance or Transfer of any Corporation Securities (including as a result of the exercise of any option agreements), require the holder(s) of such newly issued or Transferred Corporation Securities to enter into a Joinder Agreement, and will include the restrictive legends set forth in Section 8.12 upon any such newly issued or Transferred Corporation Securities, and each such new holder(s) will be deemed a “Stockholder” for all purposes of this Agreement. Section 8.24 Spousal Consents. If such Stockholder is an individual, such Stockholder’s spouse as of the date of effectiveness, if any, has executed a Spousal Consent and Proxy in the form attached hereto as Exhibit B.

22 Section 8.25 Further Assurances. Each of the parties hereto will execute all such further instruments and documents and take all such further action as any other party hereto may reasonably require in order to effectuate the terms and purposes of this Agreement. Section 8.26 Nominee Directors. For so long as the Rollover Stockholders hold at least ten percent (10%) of the issued Common Stock of the Corporation, the Rollover Stockholders are entitled to appoint one director of the Corporation (Nominee Director). The Rollover Stockholders are also entitled to remove and, if they so choose, to replace that Nominee Director, by giving notice to the Corporation accompanied by any document required under the By-Laws to be signed by the Nominee Director. A notice of appointment, removal or replacement of a Nominee Director must be accompanied by evidence of the support of Rollover Stockholders holding at least fifty percent (50%) of the Rollover Shares. If the Rollover Stockholders cease to collectively hold at least ten percent (10%) of the issued Common Stock of the Corporation, the Nominee Director may be removed by the Board of Directors at any time. GISI acknowledges and agrees that a Nominee Director may, to the maximum extent permitted by law, have regard to and represent the interests of the Rollover Stockholders in performing its duties or exercising any power, right or discretion as a Director, subject at all times to the Director’s fiduciary duties generally.

SIGNATURE PAGE TO STOCKHOLDER AGREEMENT IN WITNESS WHEREOF, the parties have caused this Stockholder Agreement to be executed, by their duly authorized officers or agents where applicable, as of the same day and year first above written. THE CORPORATION: PALLADIUM GLOBAL HOLDINGS INC. By: Name: Deborah S. Butera Title: Secretary PGCI: PALLADIUM GLOBAL CREDIT INC. By: Name: Jeffrey M. Kissel Title: President

EXHIBIT A FORM OF JOINDER AGREEMENT THIS JOINDER AGREEMENT (this “Agreement”), dated as of [_____], is entered into by and between Palladium Global Holdings Inc., a Delaware corporation (the “Corporation”), and [_____] (“Joining Party”). All defined terms not otherwise defined herein have the meanings ascribed to such terms in the Stockholder Agreement (as hereinafter defined). RECITALS WHEREAS, the Corporation and certain other stockholders (the “Prior Stockholders”) are parties to a Stockholder Agreement, dated February 7, 2022 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Stockholder Agreement”), pursuant to which the Corporation granted the Prior Stockholders certain rights; WHEREAS, in accordance with the terms of the Stockholder Agreement, upon the Transfer of any Corporation Securities, the transferee must join the Stockholder Agreement as a party thereto; WHEREAS, [Joining Party has purchased] [[____] has transferred to Joining Party] Corporation Securities pursuant to [_____]; and WHEREAS, Joining Party desires to be bound by and enjoy the benefits of the Stockholder Agreement. NOW, THEREFORE, for good and valuable consideration, receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows: 1. Joining Party acknowledges receipt of a copy of the Stockholder Agreement and, after review and examination thereof, agrees to be bound by the restrictions and agreements contained therein in the capacity of a Stockholder. 2. Joining Party represents and warrants to the Corporation and each Prior Stockholder that the representatives and warranties set forth in Section 2.2 of the Stockholder Agreement are true as of the date hereof. 3. The Corporation hereby (a) accepts Joining Party’s agreement to be bound by the Stockholder Agreement, (b) agrees that the Stockholder Agreement is hereby amended to include Joining Party as a party thereto and (c) agrees that Joining Party will have all rights provided to Stockholders under the Stockholder Agreement. ***

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed by their respective authorized officers as of the day and year first above written. PALLADIUM GLOBAL HOLDINGS INC. By: Name: Title: [JOINING PARTY] By: Name: Title:

EXHIBIT B FORM OF SPOUSAL CONSENT AND PROXY The undersigned, being the spouse of [_____], party as a Stockholder to that certain Stockholder Agreement, dated as of February 7, 2022, by and among Palladium Global Holdings Inc., the stockholders party thereto and each Person who becomes a party thereto from time to time (as amended, supplemented or otherwise modified from time to time), hereby executes this Spousal Consent and Proxy for the purpose of consenting to the foregoing Agreement and binding any community property interest or marital property interest that he or she may have in any of Corporation Securities. By execution hereof, the undersigned represents and warrants that he or she has read the foregoing Agreement and consents to its terms. Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Agreement. Date: _________, _____ By: Name:

Annexure J – Merged Group corporate governance summary 150 Annexure J – Merged Group corporate governance summary Issue GISI position PGHI position Powers of the board GISI's by laws grant the GISI Board the power to manage or direct GISI's business and affairs, and to exercise all the powers of the corporation, except as otherwise provided by the Delaware General Corporation Law or in the certificate of incorporation. At any meeting of the GISI Board, all matters shall be determined by the vote of a majority of the directors present in person or telephonically. Action may also be taken by the GISI Board without a meeting if all members thereof consent thereto in writing or by electronic transmission. Same position as GISI. Directors’ duties Under Delaware law, the directors of GISI have fiduciary obligations, including the duty of care and the duty of loyalty. The duty of care requires directors to inform themselves of all reasonably available material information before making business decisions on behalf of GISI and to act with requisite care in discharging their duties to GISI. The duty of loyalty requires directors to act in good faith and in GISI's best interests. Same position as GISI. Appointing directors Directors must generally be elected by stockholders. The Board may appoint directors to fill vacant Board seats, subject to an obligation to seek re-election at the next annual or special meeting of stockholders at which directors are elected Directors are generally required to seek re- election by stockholders annually. GISI can, however, adopt “classified board” with directors divided into classes (usually three classes), with only one class elected each year (usually for a three year term). Plurality vote standard (i.e. candidates with most votes will be elected, even if not supported by a majority of those voting) is default standard under Delaware General Corporation Law. GISI may adopt majority vote requirement. Directors are elected at the annual meeting of the stockholders by a plurality vote of the shares represented in person or by proxy and each director holds their office until his or her successor is elected and qualified unless they resign, become disqualified disabled or otherwise removed. Removing directors The Delaware General Corporation Law provides that, subject to the rights of the holders of any series of preferred stock, directors may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock, or of a single class, entitled to vote generally in the election of directors, voting together as a single class. Unless otherwise restricted by the certificate of incorporation, any director or the entire PGHI Board may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors. Directors’ remuneration GISI's by laws provide that the Board has the authority to fix the compensation of directors and that the directors may be paid a fixed sum or salary for their services which include attendance at meetings. No payment shall preclude any director from serving the GISI in Unless otherwise restricted by the certificate of incorporation or by the PGHI by laws, the PGHI Board has the authority to fix the compensation of directors. The directors may be paid expenses, a fixed sum or stated salary for their attendance at each

Annexure J – Merged Group corporate governance summary 151 Issue GISI position PGHI position any other capacity and receiving compensation. Members of special or standing committees may be allowed compensation for attending committee meetings. meeting of the PGHI Board. No payment will preclude any director from serving PGHI in any other capacity and receiving compensation. Members of special or standing committees may be compensated for attending committee meetings. Directors' indemnities/insurance Restrictions apply to indemnities, releases and insurance In particular, the Delaware General Corporation Law provides that a corporation may indemnify a person who is made a party to any third party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement reasonably incurred by him in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the officer or director:(1) acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and (2) in a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In addition to the indemnification rights of directors, officers, employees, or agents of the corporation, the PGHI Board in its discretion shall have the power on behalf of the corporation to indemnify any other person made a party to any action, suit or proceeding who the corporation may indemnify under Section 145 of the Delaware General Corporation Law. Related party dealings Under the Delaware General Corporation Law, related party transactions may generally be approved by the disinterested directors after full disclosure. The PGHI Board may, without stockholder approval, authorise loans to, or guaranty obligations of, or otherwise assist, the adoption of employee benefit plans under which loans and guarantees may be made to, any officer or other employee of the corporation or of its Subsidiary, including any officer or employee who is a director of the corporation or its Subsidiary whilst exercising judgment that it is reasonably expected to benefit PGHI. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the PGHI Board shall approve, including, a pledge of PGHI Shares. Insider trading SEC rules prohibit insider trading. Compliance with securities laws Each rollover stockholder consents to the disclosure to U.S. regulators and law enforcement authorities by PGHI and its representatives of such information about the rollover stockholder as reasonably deemed necessary or appropriate to comply with the applicable U.S. anti-money laundering, anti-terrorist and asset control laws. In addition, as a condition to any proposed transfer, consent for such disclosure is

Annexure J – Merged Group corporate governance summary 152 Issue GISI position PGHI position required from the proposed transferee. Actions requiring shareholder approval Under the Delaware General Corporation Law, stockholder approval requirements apply to: amendments to the certificate of incorporation, including amendments to authorise additional shares; sales of all or substantially all of the corporation’s assets; and dissolution and liquidation transactions. Stockholder approval is required for: termination of the stockholders agreement; dissolution of the corporation; and amendments and waivers to the stockholders agreement.

Annexure K – Rights and liabilities attaching to PGHI Shares and GISI Shares

Annexure K – Rights and liabilities attaching to PGHI Shares and GISI Shares

The below sets out rights and liabilities attaching to PGHI Shares and GISI Shares under Delaware law and as set out in the PGHI Constituent Documents and the GISI Constituent Documents (and in GISI's case in respect of the Minimum Hold Period, the Minimum Hold Period Deed Poll) and the respective stockholders agreements of PGHI and GISI. The table also sets out the rights and liabilities attaching to Palladium Shares to provide a comparison of some of the main differences between those rights and liabilities and those that attach to the PGHI Shares and Palladium Shares.

The comparison is provided in summary form only and is not an exhaustive statement of all relevant laws, rules and regulations. It is intended as a general guide only and should be read in conjunction with the entirety of this Scheme Booklet. Shareholders should consult their financial, legal, taxation or other professional advisor if they have any queries or require further information.

Issue	Rights of holders of GISI Shares	Rights of holders of PGHI Shares	Rights of Palladium Shares
Share capital	100 million Class A shares of common stock and 50 million non-common stock shares authorised to be issued	25 million shares of common stock authorised to be issued	Australian law does not contain any concept of authorised capital or par value per share. The number and issue price of shares is set by the Palladium Board at the time of each issue.
Issue of new shares / stock	If all the stock authorised in GISI's certificate of incorporation has not been issued, then the GISI Board may issue GISI Shares in such manner, for such consideration and on such terms as the GISI Board may determine, without stockholder approval, not exceeding the number of authorised stock.	Same position as GISI Shares.	The Palladium Board is generally free to authorise the issue of additional securities. There are some restrictions under the Corporations Act with respect to the issuance of securities under certain circumstances, such as to related parties (including Directors), unless an exception applies.
Transfer of shares / stock	Transfer of stock is restricted under the GISI Stockholders Agreement and GISI Shares can be sold only to GISI after the Minimum Hold Period (being 12 months from the date of issue of the New GISI Shares) under the put option right (as described under Section 10.6), except for transfers to permitted transferees which include transfers to affiliates, to a member of such stockholders immediate family and in accordance with wills, trusts and similar instruments, or in connection with a drag-along sale, or otherwise called by GISI based on the call right of GISI described below. In addition, a transferee must qualify as an "accredited investor" to be a "permitted transferee" in case of any transfer to affiliates, to members of a transferor's immediate family and in accordance with wills, trusts, 401(k) plan, individual retirement account or	Transfer of stock is restricted under the PGHI Stockholders Agreement and PGHI Shares can be sold only to PGHI after the Minimum Hold Period (being 12 months from the date of issue of the New PGHI Shares) under the put option right (as described under Section 10.6), except for transfers to permitted transferees which include transfers to affiliates, to a member of such stockholders immediate family and in accordance with wills, trusts and similar instruments, or otherwise called by PGHI under based on the call right of PGHI described below.	A Palladium Shareholder must not transfer its shares except (i) to other existing shareholders, (ii) to the trustee of an employee share scheme trust (ESS Trustee) or (iii) with the prior written approval of the Palladium Board. In addition, before a transfer becomes effective, (a) the transferor must repay in full all loans from a Palladium Group company unless the Directors otherwise agree, and (b) if the transfer of shares required the approval of any relevant authority, then the transfer is conditional on the approval of that relevant authority. Palladium Shareholders are also subject to pre-emptive rights, tag rights and drag along rights on transfers - see below bullet for further details. In addition, the Palladium Board must refuse to register a transfer of Shares if: • the Corporations Act or any shareholders agreement forbids the registration; or • subject to section 259C of the Corporations Act, registration of the transfer would result in a

153

Annexure K – Rights and liabilities attaching to PGHI Shares and GISI Shares 154 Issue Rights of holders of GISI Shares Rights of holders of PGHI Shares Rights of Palladium Shares estate or retirement planning entity. Prior to any proposed transfer, GISI Shareholders must give written notice to GISI describing the proposed transfer and, if requested by GISI, provide evidence (at the expense of the GISI Shareholder) that the proposed transfer can be effected without registration under the Securities Act. transfer to a Subsidiary of the company. Buy-back of shares / stock The Delaware General Corporation Law will generally permit GISI to purchase or redeem stock out of funds legally available for that purpose without obtaining stockholder approval, provided that: the capital of GISI is not impaired; such purchase or redemption would not cause the capital of GISI to become impaired; the purchase price does not exceed the price at which the GISI Shares are redeemable at the option of GISI; and immediately following any such redemption, GISI shall have outstanding one or more GISI Shares of one or more classes or series of stock, which stock shall have full voting powers. Please also refer to 'call right' below in relation to a call right of GISI to buy-back GISI Shares. Same position as GISI Shares. The Corporations Act allows a company to buy back its shares through a specific buy-back procedure, provided that: the buy-back does not materially prejudice the company's ability to pay its creditors; and the company follows the procedure set out in the Corporations Act. The procedure, which may require shareholder approval, depends on the type of buy-back and quantity of shares subject to the buy-back. Under the constitution of Palladium, if (i) there is a change in control of a shareholder; or (ii) a shareholder (or any of its related entities or relatives) ceases to be a director or an employee of a Palladium Group company and such shareholder group together holds less than 1% of shares on issue; or (iii) if a shareholder (or any of its related entities or relatives) is not a director or an employee of the Palladium Group company, such shareholder group together holds less than 1% of the shares on issue and the Palladium Board decides that their shares should be sold, the Company is deemed to have given a Sale Notice which notifies the Company's intention to buy-back all shares held by the shareholder group or require those shares to be transferred to an ESS Trustee, unless such shares are transferred to other existing shareholders within 6 months after the sale notice. Call rights In accordance with the GISI Stockholders Agreement, any securities held by a Subsidiary employee or affiliate who conducts a competitive act or is terminated for cause may be repurchased by GISI on the terms and conditions set forth in the GISI Stockholders Agreement. This is applicable to In accordance with the PGHI Stockholders Agreement, any securities held by a Subsidiary employee or affiliate who conducts a competitive act or is terminated for cause may be repurchased by PGHI on the terms and conditions set forth in the If a shareholder becomes insolvent, or breaches the constitution in any material aspect, or commits a breach that can be remedied but doesn’t do so in 5 business days, or it becomes a Bad Leaver (which is a shareholder who solicits the employees and customers of the Company in a way detrimental to the company, or ceases to be a directors or employee

Annexure K – Rights and liabilities attaching to PGHI Shares and GISI Shares 155 Issue Rights of holders of GISI Shares Rights of holders of PGHI Shares Rights of Palladium Shares securities now owned or subsequently acquired. In addition, GISI can repurchase the securities at their sole discretion as cash or as a promissory note for fair market value. In addition, for any transfers by a GISI shareholder that is required by operation of law, by will or under the laws of descent and distribution, GISI will also have a right to repurchase those shares at fair market value. PGHI Stockholders Agreement. This is applicable to securities now owned or subsequently acquired. In addition, PGHI can repurchase the securities at their sole discretion as cash or as a promissory note for fair market value. of the Company due to grounds such as gross negligence, intentional misconducts or criminal offences), an Event of Default would occur in relation to that shareholder, and the Directors could force the buy-back or transfer to ESS Trustee of the shares held by the default shareholder at a discounted price (up to 50%). Liquidity (Put option) After the expiration of the Minimum Hold Period (being 12 months from the date of issue of the New GISI Shares), and subject to the limitations below, GISI Shareholders may compel GISI to purchase all or a portion of their Class A common stock at their Fair Market Value, on the terms and conditions set out in the GISI Stockholders Agreement, by submitting a Put Notice to GISI. Within 90 days of receiving a value Put Notice, GISI will repurchase the shares with cash, provided that the total amount, when taken together with the amount of all the GISI Shareholder’s repurchases in that calendar year, does not exceed the greater of $2,000,000 and 20% of the aggregate amount of shares held by the GISI Shareholder. GISI may, at its discretion, purchase shares exceeding that threshold in cash or via Promissory Note, Instalment Agreement or a combination of both. The liquidity position is similar to GISI Shares. Additionally, for PGHI Shares received under the Scheme, the total amount able to be sold (when taken together with the total amount sold by the stockholder in the same calendar year) must not exceed the greater of: 1/3 of the total PGHI Shares received by the Scheme Shareholder on Implementation of the Scheme; and an aggregate value of USD$2,000,000. For any PGHI Shares not acquired under the Scheme, the same position as GISI Shares applies. Not subject to such rights. Palladium Shareholders acknowledge and agree that the Palladium Shares are illiquid. Drag Along Rights In accordance with the GISI Stockholders Agreement, GISI Shares are subject to “drag along rights”, which provides that, subject to certain limitations, if GISI Shareholders of at least 66 and 2/3% or more of the outstanding GISI Shares accept an offer from one or more third party investors as part of a sale transaction or determine to vote in favour of a sale transaction, and such sale is conditioned on the acquisition from or approval by the GISI Shareholders, each GISI Same position as GISI Shares except that if PGHI intends to effect a Drag- Along Sale within 3 years of Implementation, the Scheme Shareholders must be given an option to accept consideration only in cash, and must not be required to accept any other form of consideration without agreement. If any one or more shareholders holding between them at least 75% of all shares wants to dispose of its shares to an unrelated bona fide third party offeror on arms' length terms, they may give written notice (drag along notice) to the other shareholders to require those shareholders to sell their shares on the same terms.

Annexure K – Rights and liabilities attaching to PGHI Shares and GISI Shares 156 Issue Rights of holders of GISI Shares Rights of holders of PGHI Shares Rights of Palladium Shares Shareholder will be required to sell all of its securities and vote in favour of the sale transaction. All GISI Shareholders will be subject to the sale transaction on the same terms and conditions. In addition, for any sale transaction structured as a merger or consolidation, each stockholder waives any dissenter’s rights, appraisal rights or similar rights and will be required to take all necessary and desirable actions to consummate the sale transaction. Tag Along Rights Not applicable. In the PGHI Stockholders Agreement, if PGHI Holding Company owns a collective ownership percentage of more than 50% PGHI and PGHI Holding Company proposes to sell to one or more proposed transferees and cannot or has not elected to exercise its drag along right, each other stockholder shall be permitted to participate in such sale. If any one or more shareholders holding between them at least 51% of all shares wants to dispose of a proportion of their respective shares to an unrelated bona fide third party offeror on arms' length terms, they must give written invitation to tag along to the other shareholders and the other shareholders will have rights to sell together with the selling shareholder. Pre- emptive Rights Under the GISI Stockholders Agreement, each stockholder has the right to purchase their pro rata portion of all or any part of new securities that GISI may from time to time propose to sell or issue (excluding 'exempted securities' which includes, but is not limited to, securities issued as consideration as an acquisition, securities issued under any employee incentive plans and securities sold to sold to employees or issued to any advisers as compensation for services performed on behalf of the company). GISI will give written notice of the proposed issuance or sale within 5 Business Days following any meeting of the Board of Directors at which such issuance or sale is approved and at least 15 days prior to the issuance or sale. Any time during the 15 day period following the notice, each GISI Shareholder has the right to irrevocably elect to purchase their pro rata portion of the number of equity purchase shares at the purchase price set Same position as GISI Shares. If a shareholder receives a bona fide offer from a non-related non- shareholder third party to buy its shares, the shareholder must give Company a transfer notice setting out the terms of such offer and the identity of the offeror. The Directors have 10 Business Days from the transfer notice to determine whether to buy-back or to ask the shareholder to transfer to ESS Trustee at the offer price, or to transfer some offer shares to other existing shareholders at a price no higher than the offer price. If no determination is made, or not all the shares are required to be transferred based on the directors' determination, the shareholder can transfer all or any remaining shares to the third party.

Annexure K – Rights and liabilities attaching to PGHI Shares and GISI Shares 157 Issue Rights of holders of GISI Shares Rights of holders of PGHI Shares Rights of Palladium Shares forth in the notice. If the GISI Shareholder fails to exercise their equity purchase within the specified periods, GISI is free to complete the proposed issuance or sale on terms no less favourable to GISI than those set out in the notice. This is provided that the issuance or sale is closed within 90 days after the 10 day expiration period and the price of the new securities are equal or higher than the purchase price described. In the event GISI has not sold the new securities within 90 days, GISI will not issue or sell any new securities without first offering the securities to each significant securities holder. A significant securities holder is any GISI Shareholder that beneficially owns 100,000 or more shares in GISI. Notwithstanding the pre-emptive rights offered, GISI may offer to sell the new securities to a third party without first offering the new securities to the GISI Shareholders so long as the GISI Shareholders are given the opportunity to purchase their pro rata of new securities within 45 days after the close of such sale. Variation of class rights Under the Delaware General Corporation Law, any amendment to GISI's certificate of incorporation requires approval by a majority of the holders of the outstanding shares of a particular class if that amendment would: increase or decrease the aggregate number of authorised stock of that class; increase or decrease the par value of the stock of that class; or alter or change the powers, preferences or special rights of the stock of that class so as to affect them adversely. If an amendment would alter or change the powers, preferences or special rights of one more series of any class so as to adversely affect that series without adversely affecting the Same position as GISI Shares. The rights attaching to a class of shares may only be varied (subject to the terms of issue of shares of that class and sections 246B to 246E of the Corporations Act) by a special resolution passed at a general meeting of the holders of the issued shares in the affected class or with the consent in writing of the holders of 75% of the issued shares of that class. The Corporations Act provides that the shareholders with at least 10% of the votes in the affected class may apply to the Court (within a limited time frame) to have the variation, cancellation or modification set aside. Subject to the shares' terms of issue, the rights attached to a class of shares are not deemed varied by the issue of further shares of that class.

Annexure K – Rights and liabilities attaching to PGHI Shares and GISI Shares 158 Issue Rights of holders of GISI Shares Rights of holders of PGHI Shares Rights of Palladium Shares entire class, then only the shares of the series so affected shall be considered a separate class and entitled to such separate class approval of the proposed amendment. Under the Delaware General Corporation Law, amendments to GISI's certificate of incorporation also generally require: a GISI Board resolution recommending the amendment; and approval of a majority of GISI Shareholders entitled to vote and a majority of the outstanding stock of each class entitled to vote. Except as otherwise provided in the certificate of incorporation, GISI by laws may be altered, amended or repealed, or new bylaws may be adopted by the holders of a majority of the outstanding voting shares or by the Board when such power is conferred upon the Board by the certificate of incorporation at any regular meeting of the GISI Shareholders or of the GISI Board or at any special meeting of the GISI Shareholders or of the GISI Board if notice is provided with the notice of such special meeting. Further, GISI may issue one or more classes of stock or one or more series of stock within any class thereof. If GISI is authorised to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the corporation shall issue to represent such class or series of stock, except as otherwise provided in Section 202 of the Delaware General Corporation Law. GISI shall issue a statement that it will furnish without charge to

Annexure K – Rights and liabilities attaching to PGHI Shares and GISI Shares 159 Issue Rights of holders of GISI Shares Rights of holders of PGHI Shares Rights of Palladium Shares each stockholder who requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. General meetings The Delaware General Corporation Law requires GISI to have an annual stockholders’ meeting to elect directors, unless directors are elected by written consent in lieu of an annual meeting. GISI's bylaws provide that an action required for any purpose or permitted to be taken by GISI Shareholders can be effected at a duly called annual or special meeting of GISI Shareholders or without a meeting by the written consent of the stockholders so required for purposes of effecting such action(s).. Under the Delaware General Corporation Law, a director or stockholder of GISI may petition the Court of Chancery of Delaware for an order compelling the holding of an annual meeting if: no annual meeting has been held, or no action by written consent to elect directors in lieu of an annual meeting has been taken, for a period of 30 days after the date designated for the annual meeting; or no date for an annual meeting has been designated for a period of 13 months after the latest to occur of GISI's organisation, the last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting. Same position as GISI. Not required to hold an annual general meeting. Actions requiring shareholder approval require a resolution to be passed by the shareholders holding the requisite majority of voting shares at a shareholders' meeting or approved by all shareholders by way of a written resolution. Notice of meeting The Delaware General Corporation Law and GISI's bylaws provide that notice of a stockholders’ meeting be delivered not less than 10 days nor more than 60 days before the date of the meeting to each GISI Shareholder entitled to vote at such meeting, except as otherwise provided in GISI's Same position as GISI Shares. A notice of a general meeting of a Palladium must be given to the company’s shareholders at least 21 days before the date of the proposed meeting. Notice of the meeting must also be given to each Director and to any auditor of the company

Annexure K – Rights and liabilities attaching to PGHI Shares and GISI Shares 160 Issue Rights of holders of GISI Shares Rights of holders of PGHI Shares Rights of Palladium Shares bylaws, certificate of incorporation or as required by the Delaware General Corporation Law. Voting GISI's certificate of incorporation provides that each GISI Shareholder is entitled to one vote per GISI Share. Same position as GISI Shares. Subject to any voting restrictions under the constitution and the Corporations Act, each shareholder is entitled to one each Share entitles the holder at any general meeting of the company's shareholders (whether in person or by proxy, attorney or corporate representative) to one vote on a show of hands and one vote per share on a poll. Dividends Under Delaware General Corporation Law, the GISI Board is permitted to declare and pay dividends to GISI Shareholders either: out of GISI's surplus, which is defined to be the net assets less statutory capital; or if no surplus exists, then out of the net profits for the fiscal year in which the dividend is declared and / or the preceding fiscal year, provided that the capital of GISI is not less than the aggregate amount of the capital represented by GISI's outstanding stock of all classes having a preference on distribution of assets. GISI Shareholders are entitled to receive dividends when and as declared by the GISI Board out of funds legally available for that purpose. Further, dividends may be declared by the GISI Board at any regular or special meeting. Dividends may be paid in cash, in property or in securities of the same or another corporation, subject to the provisions of the certificate of incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the board of directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalising dividends, or for repairing or maintaining any property of the corporation, or Same position as GISI Shares. The Board has power to declare and pay dividends to Shareholders from time to time in its sole discretion, subject to the limitations under the Corporations Act. The Corporations Act states that a company must not pay a dividend unless: the company's assets exceed its liabilities immediately before the dividend is declared and the excess is sufficient for the payment of the dividend; the payment of the dividend is fair and reasonable to its shareholders as a whole; and the payment of the dividend does not materially prejudice the company's ability to pay its creditors.

Annexure K – Rights and liabilities attaching to PGHI Shares and GISI Shares 161 Issue Rights of holders of GISI Shares Rights of holders of PGHI Shares Rights of Palladium Shares for such other purposes as the board of directors shall think conducive to the interest of the corporation, and the board of directors may modify or abolish any such reserve in the manner in which it was created. Winding-up The Delaware General Corporation Law permits the GISI Board to authorise the dissolution of GISI if: a majority of the directors in office adopt a resolution to approve dissolution at a board meeting called for that purpose; holders of a majority of GISI Shareholders entitled to vote on the matter adopt a resolution to approve dissolution at a GISI Shareholders’ meeting called for that purpose; and a certificate of dissolution is filed with the Delaware Secretary of State. The Delaware General Corporation Law also permits GISI Shareholders to authorise the dissolution of GISI without GISI Board action if: all of the GISI Shareholders entitled to vote on the matter provide written consent to dissolution; and a certificate of dissolution is filed with the Delaware Secretary of State Same position as GISI Shares. Palladium can be wound up voluntarily by its shareholders. The directors must give a statutory declaration of solvency for such a winding up. This procedure is therefore instigated by a solvent company. A shareholders’ voluntary winding up is started by the shareholders passing a special resolution. If the directors do not give a statutory declaration of solvency, a creditors’ voluntary winding up can commence by the shareholders passing a special resolution. This procedure is therefore instigated by an insolvent company. Any surplus after payment of debts and interest will go to shareholders according to the rights attached to their shares. As with unsecured creditors, they would be paid out of free assets or any funds available from charged assets following payment of all prior claims (i.e. fixed charge holders, preferential creditors and floating charge holders). Inspection rights GISI Shareholders and their authorised representatives have rights of access at all reasonable times to examine the books (including minutes of the Board of Directors and records of Stockholder Actions) and records of GISI. None provided in the PGHI Constituent Documents. Limited stockholder inspection rights may be available upon demonstration of a proper purpose pursuant to Delaware general corporate law. Unless authorised by the Directors or the company in general meeting of the Corporations Act, a Palladium Shareholder is not entitle to inspect the Company books. Shareholders do not have an automatic right of access to a company’s books. However, a shareholder may apply to the Court under the Corporations Act for an order authorising inspection of the company’s books. The Court may make such an order if it is satisfied that the applicant is acting in good faith and the inspection is for a proper purpose.

Annexure L – PIC Agreement 162 Annexure L – PIC Agreement

1 Palladium Group Holdings Limited as Seller and Kim Robert Bredhauer, Christopher Leslie Hirst, Gillie Slater, Sinead Magill, Rhys Morris, Jose Maria Ortiz, Katy Topping and Ron Erasmus as Buyers and Palladium Impact Capital Limited Share Transfer Agreement

2 Table of contents 1. Construction .................................................................................................................. 3 2. Share Transfer ............................................................................................................... 5 3. Consideration ................................................................................................................ 5 4. Formalities and Registration .......................................................................................... 6 5. Representations and Warranties .................................................................................... 6 6. Obligations of the Seller from the Effective Date ............................................................ 6 7. Obligations of the Buyers from the Effective Date .......................................................... 6 8. Indemnity ....................................................................................................................... 6 9. Dividends and Compensation ........................................................................................ 6 10. FCA Condition ............................................................................................................... 7 11. Re-transfer of Shares .................................................................................................... 7 12. Power of attorney........................................................................................................... 7 13. General .......................................................................................................................... 8 14. No Waiver ...................................................................................................................... 8 15. Amendments ................................................................................................................. 8 16. Assignment .................................................................................................................... 8 17. Severability .................................................................................................................... 8 18. Confidentiality ................................................................................................................ 8 19. Counterparts .................................................................................................................. 9 20. Governing Law .............................................................................................................. 9

3 THIS SHARE TRANSFER AGREEMENT is made on [1 April] 2022 BETWEEN (1) Palladium Group Holdings Limited of 100 Bunhill Row, London EC1Y 8ND Seller AND (2) Kim Robert Bredhauer, Christopher Leslie Hirst, Gillie Slater, Sinead Magill, Rhys Morris, Jose Maria Ortiz, Katy Topping and Ron Erasmus (individually and collectively the Buyer AND ALSO Palladium Impact Capital Limited of 100 Bunhill Row, London EC1Y 8ND (the ), Party Parties . (3) RECITALS (A) The Seller is the owner of eight thousand five hundred (8,500) ordinary shares in the Company, each having a nominal value of one hundred United States dollars (USD 100) . (B) The Parties now wish to agree the terms of transfer of the Shares, subject to the terms and conditions set forth herein. THE PARTIES HEREBY AGREE AS FOLLOWS: 1. Construction 1.1 Definitions As used in this Agreement, the following terms have the following meanings: Affiliate First Person ) a) another person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the First Person, whereby the control indirectly, of fifty percent (50%) plus one (1) share or more of the voting equity share capital of the First Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the First Person, whether through the ownership of voting securities or general partnership or managing Shareholder interests, by contract or otherwise. Without limiting the generality of the foregoing, a person shall be deemed to control the First Person of which it owns, directly or indirectly, a majority of the ownership or voting interests; or b) a partner (for physical person) or an officer, director or employee of the First Person (or an Affiliate thereof). Agreement ; 1 April

4 Business Day means a day, except a Saturday or Sunday, on which banks are generally open for non-automated business in the United Kingdom; Companies Act 2006; means Steven van Weede, Charles Middleton and Kim Bredhauer; Disputes criminal, regulatory or administrative action, claim, proceeding, suit, investigation or any form of alternative dispute resolution or any other proceeding or hearing whatsoever; Effective Date is Agreement has been executed by all parties; Encumbrances hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing in favour of a third party; means receipt of the FCA Consent on or before the Long Stop Date; means approval from the UK Financial Conduct Authority to the change of control brought about by the proposed purchase of the shares in Palladium Holdings Pty Ltd by Palladium Global Holdings Inc. (an indirect subsidiary of Global Infrastructure Solutions Inc.); Insolvency Proceedings -up, administration or dissolution including, without limitation, any procedure or proceeding in relation to an entity becoming bankrupt, insolvency, voluntary or judicial liquidation, composition with creditors, moratorium or reprieve from payment, controlled management, general settlement with creditors, reorganisation or any other similar proceedings affecting the rights of creditors generally under the laws of England and Wales, and will be construed so as to include any equivalent or analogous liquidation or reorganisation proceedings; Legal Reservations standard legal opinion on the agreements of the nature of the Material Contracts; means 31 December 2022; Shares the eight thousand five hundred (8,500) shares issued by the Company and owned by the Seller; Signing Date ; 1.2 References In this Agreement: (a) any reference to an agreement is to be construed as a reference to such agreement as it may be amended, supplemented, modified or extended from time to time, whether before or after the date hereof; (b) a reference to a person is, where relevant, deemed to be a reference to or to include their respective successors, permitted assignees or transferees, as appropriate;

5 (c) a reference to a law or regulation or any provisions thereof is to be construed as a reference to such law, regulation or provisions as it may be amended or re-enacted from time to time, whether before or after the date hereof; and (d) words importing the singular shall include the plural and vice versa; words importing a masculine gender also include the feminine gender and words importing persons or shareholders also include corporations, partnerships, associations and any other organised groups of persons whether incorporated or not. 1.3 Clause headings Clause headings are for ease of reference only. 2. Share Transfer The Seller shall transfer the Shares to each individual Buyer with effect as of the Effective Date and in the numbers listed below: NAME OF BUYER NUMBER OF SHARES PERCENTAGE OF SHARES Kim Robert Bredhauer 2465 29 Christopher Leslie Hirst 1615 19 Gillie Slater 765 9 Sinead Magill 765 9 Rhys Morris 765 9 Jose Maria Ortiz 765 9 Katy Topping 680 8 Ron Erasmus 680 8 Each Buyer shall pay his or her share of the Consideration to the Seller in cleared funds on the Effective Date. There will be no change in the terms of service of the Company Directors. 3. Consideration The consideration for the acquisition of the Shares shall be GBP 66.134 per share (the Consideration . The Seller agrees to defer payment of the Consideration until the Long Stop Date provided that the requirement to pay the Consideration shall cease and be forgiven in consideration of the Shares being re-transferred to the Seller as contemplated by clause 11 of this Agreement. If the FCA Condition is not fulfilled and the Company is liquidated as set out in Schedule 2, the requirement for the Buyers to pay the Consideration shall cease and be forgiven in consideration of the transfer of the business of the Company in accordance with item 1a of Schedule 2 ("Business Transfer") to the Seller or any of its Affiliates (including GISI) nominated by the Seller ("Seller Nominee") and the payment by the Buyers of any proceeds received from the liquidation of the Company to the Seller in accordance with item 1b of Schedule 2. For the avoidance of doubt, in consideration as set out above, the requirement to pay the Consideration shall cease and be forgiven on the earlier of the date an election is made to liquidate the Company and 31 December 2022. It is agreed and understood by the Parties that the Seller is entitled to elect to require the Company and the Buyers to dissolve or wind up the Company at any time at its sole and absolute discretion in accordance with the steps set out in Schedule 2. The Company and the Buyers undertake to implement such election and will take any actions required to dissolve or

6 wind up the Company in the manner directed by the Seller. In consideration of (i) the Business Transfer to the Seller or a Seller Nominee, and (ii) the payment by the Buyers of any proceeds received from the liquidation of the Company (but without limiting the Buyers' obligations under item 1b of Schedule 2, the requirement for the Buyers to pay the Consideration shall cease and be forgiven from the time that the Seller makes the election to dissolve or wind up the Company (or on the Long Stop Date, whichever occurs first). 4. Formalities and Registration The Seller shall prepare all necessary stock transfer forms and other documentation required to enable the transfer of the Shares to take place and shall provide signed copies of such stock transfer forms to the Buyer on the Effective Date subject to the Consideration being paid by the Buyers to the Seller. The Parties hereby instruct and grant powers to any director of the Company, acting individually and with full power of substitution, to register each Buyer as holder of the Shares in the share register of the Company under Clause 2 as of the Effective Date. As of the Effective Date, the Shares shall be transferred to the Buyer with all rights and obligations attaching thereto, except those rights reserved to Seller herein, including the right to elect to proceed with liquidation of the Company. There shall be no rights to dividends or other distribution rights. 5. Representations and Warranties In consideration of the Buyer agreeing to purchase the Shares under this Agreement, the Seller warrants to the Buyer that it has full beneficial and legal ownership of the Shares to be transferred by Seller, which are validly issued, fully paid up, free of all pledges, liens, Encumbrances and any other restriction of any kind. 6. Obligations of the Seller from the Effective Date As from the Effective Date, the Seller shall provide to the Company and its directors the resources and services listed in Schedule 1 with the intent to enable the Company to continue its existing business. 7. Obligations of the Buyers from the Effective Date The Buyer shall (a) not take any steps to interfere with the continuing business of the Company; and (b) not transfer any of its Shares in the Company save in accordance with Clause 11 or Schedule 2. 8. Indemnity The Seller agrees to indemnify and keep indemnified each Buyer from and against against any claim, action, damage, loss, liability, cost, expense or payment that any Buyer suffers, incurs or is liable for as a result of the Buyer being a shareholder of the Company (save for where the Buyer commits fraud or there is wilful gross misconduct). 9. Dividends and Compensation It is agreed and understood that the Company shall pay no dividends whatsoever to the Buyer.

7 10. FCA Condition The Seller shall use all reasonable endeavours to ensure that the Company, Palladium Global and Global Infrastructure Solutions Inc. take all reasonable steps to obtain the FCA Consent before the Long Stop Date. The Company shall keep the Buyer informed about progress in fulfilling the FCA Condition and, within 2 Business Days of receipt of the FCA Consent by GISI, the Company shall inform the Buyer Fulfilment D If the FCA Condition is not fulfilled by the Long Stop Date, the provisions of Schedule 2 apply. 11. Re-transfer of Shares Immediately after the Fulfilment Date, the Seller will prepare stock transfer forms for the transfer of the Shares from the Buyers to the Seller. The purchase price for the Shares will be the forgiveness of the Consideration ) as contemplated in clause 3 of this Agreement, and the Buyer will execute the stock transfer forms and deliver them to the Seller in exchange for the forgiveness of the Consideration by the Seller. Each Buyer warrants that, subject to the transfer of Shares from the Seller to Buyers under this Agreement, he or she will have full beneficial and legal ownership of the Shares to be re- transferred to Seller under this clause. The Shares will be fully paid up, free of all pledges, liens, Encumbrances or any other restriction of any kind. Such re-transfer of the Shares shall be completed within 10 Business Days of the Fulfilment Date. The obligations referred to in Clauses 4, 6 and 7 shall cease from the date of the re-transfer of the Shares to the Seller. 12. Power of attorney Each of the Buyers: (a) in consideration for the mutual promises in this Agreement, irrevocably appoints GISI as their attorney to complete and execute (under hand or under seal) such documents for and on their behalf as the attorney or attorneys (in their discretion) think necessary or desirable to give effect to any of the transactions or carry out any other matters contemplated by clause 11 in the attorney's discretion but only if that Buyer is in default of its obligations under any such clause; (b) for the avoidance of doubt, the power under sub-clause 12(a) above shall not grant GISI the right to exercise any voting rights attaching to the shares in Palladium Impact Capital Limited prior to completion of the transactions contemplated under clause 11; (c) declares that all acts and things done by the attorney in exercising powers under the power of attorney granted will be as good and valid as if they had been done by the Buyer and agrees to ratify and confirm whatever the attorney or attorneys lawfully do, or cause to be done, under the appointment; (d) agrees to indemnify the attorney against all claims, demands, costs, charges, expenses, outgoings, losses and liabilities arising in any way in connection with the lawful exercise of all or any of the powers and authorities under that appointment;

8 (e) without prejudice to the other provisions of this clause 12, agrees to deliver to GISI on demand any power of attorney, instrument of transfer or other document as GISI may require for the purposes of any of the transactions contemplated by clause 11; and (f) the exercise of the power of attorney in this clause 12 is conditional upon satisfaction of the FCA Condition. 13. General Neither party to this Agreement will be liable under this Agreement in respect of any indirect or consequential loss of profit, loss of business, loss of contract, or other indirect or consequential losses incurred by the other parties. 14. No Waiver No failure or delay of a Party to exercise any right or remedy under this Agreement shall be considered, or operate as, a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. 15. Amendments This Agreement may only be amended or supplemented by a written agreement signed by the Parties. 16. Assignment No Party may assign any of its rights under this Agreement without the written consent of the other Parties. 17. Severability If a provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected and any invalid provision shall be deemed to be severable from this Agreement. Each Party agrees in such case to use their best efforts to negotiate in good faith a legally valid and economically equivalent replacement provision. 18. Confidentiality The Parties shall keep confidential and not disclose to any third party the contents of this Agreement and any confidential information regarding the other Party disclosed to it in connection with this Agreement or its performance (other than information which is in the public domain) without the prior written approval of the other Parties which shall not be unreasonably withheld or delayed. Each Party may disclose such matters or information without such approval if required to do so by applicable law, court or governmental order or stock exchange regulation. Each Party may disclose the terms of this Agreement or the other confidential information:

9 (a) to its employees, officers, representatives or advisers, who need to know such under this Agreement, provided that the Party ensures that its employees, officers, representatives or advisers to whom it discloses the terms of this Agreement or the clause 18; and (b) as may be required by law, a court of competent jurisdiction or any governmental authority or any competent supervisory authority. perform its obligations under or in connection with this Agreement. 19. Counterparts This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which, when executed and delivered, shall constitute an original, but all the counterparts shall together constitute one and the same instrument. 20. Governing Law This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

10 Schedule 1 Resources and Services to be provided to the Company 1. Working capital, as determined by the Company in its reasonable discretion, to enable the Company to continue to fund its existing activities and contract obligations (the Company agrees that the directors' compensation should remain unchanged for the purpose of such determination); 2. Insurances as required by the Jurisdiction and existing contract arrangements; 3. Inclusion in the global insurance cover provided from time to time for PHPL and its Affiliates to the extent such insurance is available; 4. Use of PHPL systems subject to all PHPL policies and procedures; 5. Services of the staff of PHPL and its Affiliates to enable the Company to continue its current activities and contract obligations; 6. Any other assistance reasonably requested by the Company to enable the Company to continue its current activities and contract obligations including complying with its FCA licence.

11 Schedule 2 Steps to be taken if FCA Condition is not fulfilled or the Seller elects to liquidate 1. If the FCA Condition is not fulfilled or the Seller elects to liquidate as detailed in this Agreement, it is agreed by the Parties that they will take immediate steps to, if required, cancel the FCA licence of the Company, and then, a. for the consideration equal to the Consideration transfer the business of the Company to the Seller or a Seller Nominee, including: i. transferring all of its assets and the benefit of all the contracts to which the Company is a party; and ii. terminating all of its employees and encouraging their acceptance of such offers of employment as may be made by the Seller or Seller Nominee; and b. liquidate and wind up the Company, and the Buyers will forthwith pay all proceeds received from the liquidation to the Seller; .. 2. PGHI will be responsible for all costs relating to the Liquidation Plan. 3. As part of the Liquidation Plan and in consideration of the steps 1a and 1b above, (and so immediately upon the earlier of the Long Stop Date or the the time that the Seller makes the election to dissolve or wind up the Company), the Consideration due to Sellers from Buyers shall be forgiven (without limiting the obligation of the Buyers to make the payment referred to in item 1b of this Schedule). The indemnity in clause 8 shall continue to apply. [signature page follows]

12 The Parties have executed this Agreement in counterparts on the date first above written. Signed on behalf of PALLADIUM GROUP HOLDINGS LIMITED Christopher Hirst Director

13 Signed on behalf of PALLADIUM IMPACT CAPITAL LIMITED Kim Bredhauer Director

14 Signed by KIM ROBERT BREDHAUER

15 Signed by CHRISTOPHER LESLIE HIRST

16 Signed by GILLIE SLATER

17 Signed by SINEAD MAGILL

18 Signed by RHYS MORRIS

19 Signed by JOSE MARIA ORTIZ

20 Signed by KATY TOPPING

21 Signed by RON ERASMUS

Annexure M - Minimum Hold Period Deed Poll 163 Annexure M – Minimum Hold Period Deed Poll

Baker & McKenzie ABN 32 266 778 912 Tower One - International Towers Sydney Level 46, 100 Barangaroo Avenue Barangaroo NSW 2000 Australia www.bakermckenzie.com 413166203-v1\AP_DMS BM Draft Deed Poll By each Scheme Shareholder in favour of Global Infrastructure Solutions Inc.

413166203-v1\AP_DMS i Deed Poll Table of contents 1. Definitions and interpretation 1 2. Nature of Deed Poll 1 3. Minimum Hold Period 2 4. Governing law and jurisdiction 2

413166203-v1\AP_DMS 1 Deed Poll Title Deed Poll Date 2022 By Each person registered as a holder of fully paid ordinary shares in Palladium as at the Record Date (Scheme Shareholders). in favour of Global Infrastructure Solutions Inc. of 660 Newport Center Drive, Suite 940, Newport Beach, CA 92660 (GISI) Recitals A GISI and Palladium Holdings Pty Ltd ACN 640 464 197 of Level 7, 307 Queen Street, Brisbane QLD 4000 (Palladium) are parties (among others) to an amended and restated Scheme Implementation Agreement dated 4 April 2022 (Scheme Implementation Agreement). B Each Scheme Shareholder is entering into this Deed Poll for the purpose of covenanting in favour of GISI, upon the Scheme becoming Effective, that it will not exercise the put option in connection with the New GISI Shares pursuant to the GISI Stockholders Agreement for a period of 12 months from the date of issue of New GISI Shares. Operative provisions 1. Definitions and interpretation Definitions 1.1 Words and phrases defined in the Scheme Implementation Agreement have the same meanings in this Deed Poll unless the context requires otherwise, and: Deed Poll means this deed poll. Interpretation 1.2 Clause 1.2 of the Scheme Implementation Agreement applies to the interpretation of this Deed Poll except that references to "this Agreement" in that clause are to be read as references to "this Deed Poll". 2. Nature of Deed Poll 2.1 Each Scheme Shareholder acknowledges that: (a) this Deed Poll may be relied on and enforced by GISI in accordance with its terms, even though GISI is not a party to it; and (b) under the Scheme, each Scheme Shareholder irrevocably appoints Palladium and each of the directors and secretaries of Palladium (jointly and each of them individually) as its agent and attorney to execute this Deed Poll in favour of GISI.

413166203-v1\AP_DMS 2 Deed Poll 3. Minimum Hold Period 3.1 Each Scheme Shareholder undertakes to GISI that it will not take any steps to request GISI to purchase any of its New GISI Shares pursuant to section 5.1 of the GISI Stockholders Agreement, including by submitting a put notice, prior to the date that is one year after the issue of the New GISI Shares. 4. Governing law and jurisdiction 4.1 This Deed Poll is governed by the laws of Queensland. 4.2 Each Scheme Shareholder irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Queensland.

413166203-v1\AP_DMS 3 Deed Poll Execution Executed as a deed poll. Signed, Sealed and Delivered by each Scheme Shareholder by its attorney Palladium Holdings Pty Ltd ACN 640 464 197 under power of attorney in the presence of: Signature of witness Signature of authorised officer Name of witness (please print) Name and title of authorised officer (please print)

Corporate Directory 164 Corporate Directory Palladium Holdings Pty Limited Level 7 307 Queen Street Brisbane QLD 4000 Australian Legal Adviser Norton Rose Fulbright Australia Level 21, ONE ONE ONE, 111 Eagle Street, Brisbane QLD 4000 Independent Expert Ernst & Young Strategy and Transactions Limited Level 34 200 George Street Sydney NSW 2000 Financial Advisor UBS AG, Australia branch Level 16, Chifley Tower 2 Chifley Square Sydney NSW 2000 Australian Tax Advisor PricewaterhouseCoopers Level 23 480 Queen Street Brisbane QLD 4000